Exhibit 99.1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 20-F

(Mark One)

☒	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended ______________

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report ________

Commission file number ____________

RedHill Biopharma Ltd.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel
(Jurisdiction of incorporation or organization)

21 Ha’arba’a Street, Tel Aviv 64739, Israel
(Address of principal executive offices)

Ori Shilo, Deputy Chief Executive Officer Finance and Operations
21 Ha’arba’a Street, Tel Aviv 64739, Israel
Tel: 972-3-541-3131; Fax: 972-3-541-3144

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of class		Name of each exchange on which registered
American Depositary Shares, each representing one Ordinary Share (1)		Nasdaq Capital Market

Ordinary Shares, par value NIS 0.01 per share	(2)	Nasdaq Capital Market

(1)	Evidenced by American Depositary Receipts.
(2)	Not for trading, but only in connection with the listing of the American Depositary Shares.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

(Title of Class)

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report: N/A

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☐  No  ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934.

Yes ☐   No  ☐

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

☐ Yes ☒ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐

International Financing Reporting Standards as issued by the International Accounting

Standards Board ☒

Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.

Item 17 ☐ Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐   No  ☐

i

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar”, “US$” or “$” refer to U.S. dollars, the lawful currency of the U.S. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this Registration Statement into U.S. dollars using exchange rates in effect at the date of the transactions.

________________________________

FORWARD-LOOKING STATEMENTS

Some of the statements under the sections entitled “Item 3. Key Information — Risk Factors,” “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects” and elsewhere in this Registration Statement may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would”, and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, the sections of this Registration Statement on Form 20-F entitled “Item 4. Information on the Company” contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials, and other therapeutic candidate development efforts;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization, and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business and therapeutic candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues capital requirements and our needs for additional financing;

•	competitive companies, technologies and our industry; and

•	statements as to the impact of the political and security situation in Israel on our business.

ii

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

A.	Directors and Senior Management

The following table lists the members of our board of directors. The business address for all directors is 21 Ha’arba’a Street, Tel Aviv 64739, Israel.

Name	Position(s)

Dror Ben-Asher	Chief Executive Officer and Chairman of the Board of Directors

Ori Shilo	Deputy Chief Executive Officer Finance and Operations, Director

Shmuel Cabilly, Ph.D.	Director

Eric Swenden	Director

Kenneth Reed, M.D.	Director

Dan Suesskind	Director

Ofer Tsimchi	External Director

Aliza Rotbard	External Director

The following table lists our executive officers. The business address for all of these executives is 21 Ha’arba’a Street, Tel Aviv 64739, Israel.

Name	Position(s)

Dror Ben-Asher	Chief Executive Officer and Chairman of the Board of Directors

Ori Shilo	Deputy Chief Executive Officer Finance and Operations, Director

Reza Fathi, Ph.D.	Senior Vice President Research and Development

Gilead Raday	Vice President Corporate and Product Development

Adi Frish	Vice President Business Development and Licensing

Uri Hananel Aharon	Chief Accounting Officer

Guy Goldberg	Chief Business Officer

B.	Advisors

Not applicable

C.	Auditors

Our auditor since September 2010 has been Kesselman & Kesselman Certified Public Accountants (Isr), a member of PricewaterhouseCoopers International Limited, or Kesselman, an independent registered public accounting firm. Kesselman audited our financial statements as of December 31, 2011 and 2010, and for the three years ended December 31, 2011. The address of Kesselman & Kesselman is 25 HaMered Street, Tel Aviv 68125, Israel.

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ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A.	Selected Financial Data

The following table sets forth our selected financial data, which is derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. We have derived the selected financial data as of December 31, 2010 and 2011, and for the period from August 3, 2009 (date of incorporation) through December 31, 2009 and for the years ended December 31, 2010 and 2011, and the selected financial data as of June 30, 2012, and for the six-month periods ended June 30, 2011 and 2012, from our audited financial statements and unaudited financial statements, respectively, included elsewhere in this Registration Statement on Form 20-F. You should read this selected financial data in conjunction with, and it is qualified in its entirety by, our historical financial information and other information provided in this Registration Statement including “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes appearing elsewhere in this Registration Statement on Form 20-F. The unaudited selected financial data were prepared on a basis consistent with our audited financial statements and include, in the opinion of our management, all adjustments necessary for the fair presentation of the financial information contained in those statements.

	Year ended December 31		Period from August 3, to December 31, 2009	Six months ended June 30
	2011	2010		2012	2011
	(U.S. dollars in thousands, except share and per share data) (audited)			(U.S. dollars in thousands, except share and per share data) (unaudited)
Statement of Comprehensive Loss
Revenues	23	-	-	9	9
Research and development expenses	(5,414)	(736)	(86)	(3,828)	(2,019)
General and administrative expenses	(2,482)	(518)	(43)	(1,180)	(1,188)
Other income (expenses)	-	(479)	28	-	-
Operating Loss	(7,873)	(1,733)	(101)	(4,999)	(3,198)
Financial income	570	65	2	123	1,146
Financial expenses	(8,200)	(876)	(6)	(131)	(8,102)
Financial expenses – net	(7,630)	(811)	(4)	(8)	(6,956)
Loss and Comprehensive Loss	(15,503)	(2,544)	(105)	(5,007)	(10,154)
Loss Per Ordinary Share – basic and diluted (in U.S. dollars)	(0.32)	(0.27)	(0.01)	(0.10)	(0.23)
Number of Ordinary Shares used in computing Loss Per Ordinary Share	48,087,362	9,600,000	8,896,000	52,359,090	43,831,966

2

	As of December 31		As of June 30
	2011	2010	2012
	(U.S. dollars in thousands) (audited)		(U.S. dollars in thousands) (unaudited)
Balance Sheet Data:
Cash and Short term Investments	18,647	9,152	14,809
Working capital	18,223	9,161	14,235
Total assets	20,186	10,510	16,583
Total liabilities	1,399	12,104	1,757
Accumulated deficit	(15,209)	(2,569)	(19,197)
Equity	18,787	(1,594)	14,826

B.	Capitalization and Indebtedness

The following table sets forth our capitalization as of June 30, 2012. This table should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included elsewhere in this Registration Statement on Form 20-F.

As of June 30, 2012
( (U.S. dollars in thousands) (unaudited)
Current Liabilities:
Accounts payable and accruals:	809
Non-Current Liabilities:
Royalty obligations to investors	948
Equity:
Ordinary shares	142
Warrants	2,686
Additional paid-in capital	31,195
Accumulated deficit	(19,197)
Total Equity	14,826
Liabilities and equity	16,583

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

You should carefully consider the risks we describe below, in addition to the other information set forth elsewhere in this Registration Statement on Form 20-F, including our consolidated financial statements and the related notes beginning on page F-1, before deciding to invest in our ordinary shares or our American Depositary Shares. These material risks could adversely impact our results of operations, possibly causing the trading price of our ordinary shares and American Depositary Shares to decline, and you could lose all or part of your investment.

3

Risks Related to Our Financial Condition and Capital Requirements

We are a clinical development stage biopharmaceutical company with a history of operating losses. We expect to incur additional losses in the future and may never be profitable.

We are a clinical development stage biopharmaceutical company. Since our incorporation in 2009, we have been focused on acquiring and in-licensing therapeutic products and performing research and development. All of our therapeutic candidates are in the clinical development stage, and none has been approved for marketing or is being marketed or commercialized. Many, if not all, of our therapeutic candidates require additional clinical trials before we can obtain the regulatory approvals in order to initiate commercial sales. We have incurred losses since inception, principally as a result of research and development and general administrative expenses in support of our operations. We experienced net losses of approximately $5 million in the first six months of 2012, net losses of approximately $15.5 million in 2011, and net losses of approximately $2.5 million in 2010. As of June 30, 2012, we had an accumulated deficit of approximately $19 million. We may incur significant additional losses as we continue to focus our resources on prioritizing, selecting and advancing our therapeutic candidates. Our ability to generate revenue and achieve profitability depends mainly upon our ability, alone or with others, to successfully develop our therapeutic candidates, obtain the required regulatory approvals in various territories and then commercialize our therapeutic candidates. We may be unable to achieve any or all of these goals with regard to our therapeutic candidates. As a result, we may never be profitable or achieve significant and/or sustained revenues.

Our limited operating history makes it difficult to evaluate our business and prospects.

We have a limited operating history and our operations to date have been limited primarily to acquiring and in-licensing therapeutic candidates, research and development, raising capital and recruiting scientific and management personnel and third party partners. We have not yet demonstrated an ability to commercialize or obtain regulatory approval for any of our therapeutic candidates. Consequently, any predictions about our future performance may not be accurate, and you may not be able to fully assess our ability to complete development and/or commercialize our therapeutic candidates, obtain regulatory approvals, or achieve market acceptance or favorable pricing for our therapeutic candidates.

Our current working capital is not sufficient to complete our research and development with respect to all of our therapeutic candidates. We will need to raise additional capital to achieve our strategic objectives of acquiring, developing and commercializing therapeutic candidates, and our failure to raise sufficient capital would significantly impair our ability to fund our operations, develop our therapeutic candidates, attract development and/or commercial partners and retain key personnel.

We have funded our operations primarily through public and private offerings of our securities. We plan to fund our future operations through commercialization and out-licensing of our therapeutic candidates and raising additional capital. As of June 30, 2012, we had cash and short term investments of approximately $14.8 million. This amount is not sufficient to complete the research and development of all of our therapeutic candidates.

Our business presently generates an insignificant amount of revenues, and given that we plan to continue expending substantial funds in research and development, including clinical trials, we will need to raise additional capital in the future through either debt or equity financing or pursuant to development or commercialization agreements with third parties with respect to particular therapeutic candidates. However, we cannot be certain that we will be able to raise capital on commercially reasonable terms or at all, or that our actual cash requirements will not be greater than anticipated. We may have difficulty raising needed capital or securing a development or commercialization partner in the future as a result of, among other factors, our lack of revenues from commercialization of the therapeutic candidates, as well as the inherent business risks associated with our company and present and future market conditions. In addition, global and local economic conditions may make it more difficult for us to raise needed capital or secure a development or commercialization partner in the future and may impact our liquidity. If we are unable to obtain future financing, we may be forced to delay, reduce the scope of, or eliminate one or more of our research, development or commercialization programs related to our therapeutic candidates, any of which may have material adverse effect on our business, financial condition and results of operations. Moreover, to the extent we are able to raise capital through the issuance of debt or equity securities, it could result in substantial dilution to existing stockholders.

4

Our long term capital requirements are subject to numerous risks.

Our long term capital requirements are expected to depend on many potential factors, including, among others:

•	the number of therapeutic candidates in development;

•	the regulatory path of each of our therapeutic candidates;

•	our ability to successfully commercialize our therapeutic candidates, including securing commercialization agreements with third parties and favorable pricing and market share;

•	the progress, success and cost of our clinical trials and research and development programs;

•	the costs, timing and outcome of regulatory review and obtaining regulatory approval of our therapeutic candidates and addressing regulatory and other issues that may arise post-approval;

•	the costs of enforcing our issued patents and defending intellectual property-related claims;

•	the costs of developing sales, marketing and distribution channels; and

•	our consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

Risks Related to Our Business and Regulatory Matters

If we and/or our commercialization partners are unable to obtain U.S. Food and Drug Administration and/or other foreign regulatory authority approval for our therapeutic candidates, we and/or our commercialization partners will be unable to commercialize our therapeutic candidates.

To date, we have not marketed, distributed or sold any therapeutic candidate or other product. Currently, we have six therapeutic candidates in clinical development, “RHB-101” for the treatment of hypertension, heart failure and left ventricular dysfunction; “RHB-102” for the prevention of radiotherapy induced nausea and vomiting; “RHB-103” for the treatment of acute migraine headaches; “RHB-104” for the treatment of Crohn’s disease; “RHB-105” for the treatment of Helicobacter pylori infection, a major cause of peptic ulcer disease, including strains that are resistant to existing treatments and cause inflammatory diseases of the gastrointestinal system (gastric ulcer type); and “RHB-106” for bowel preparation prior to abdominal procedures such as surgery or colonoscopy. Our therapeutic candidates are subject to extensive governmental laws, regulations and guidelines relating to development, clinical trials, manufacturing and commercialization of drugs. We may not be able to obtain marketing approval for any of our therapeutic candidates in a timely manner or at all.

Any material delay in obtaining, or the failure to obtain, required regulatory approvals will increase our costs and materially and adversely affect our ability to generate future revenues. Any regulatory approval to market a therapeutic candidate may be subject to limitations on the indicated uses for marketing the therapeutic candidate or may impose restrictive conditions of use, including cautionary information, thereby limiting the size of the market for the therapeutic candidate. We also are, and will be, subject to numerous regulatory requirements from both the U.S. Food and Drug Administration and foreign state agencies that govern the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. Moreover, approval by one regulatory authority does not ensure approval by other regulatory authorities in separate jurisdictions. Each jurisdiction may have different approval processes and may impose additional testing requirements for our therapeutic candidates than other jurisdictions. Additionally, the U.S. Food and Drug Administration or other foreign regulatory bodies may change their approval policies or adopt new laws, regulations or guidelines in a manner that delays or impairs our ability to obtain the necessary regulatory approvals to commercialize our therapeutic candidates.

Clinical trials may involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We and/or commercialization partners will not be able to commercialize our therapeutic candidates without completing such trials.

We have limited experience in conducting and managing the clinical trials that are required to commence commercial sales of our therapeutic candidates. Clinical trials are expensive, complex, can take many years and have uncertain outcomes. We cannot predict whether we, independently or through third parties, will encounter problems with any of the completed, ongoing or planned clinical trials that will cause delays, including suspension of the clinical trial, or delay of data analysis or release of the final report. The clinical trials of our therapeutic candidates may take significantly longer to complete than is estimated. Failure can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future therapeutic candidates.

5

In connection with the clinical trials for our therapeutic candidates and other therapeutic candidates that we may seek to develop in the future, either on our own or through licensing or partnering agreements, we face various risks, including but not limited to:

•	delays in securing clinical investigators or trial sites for the clinical trials;
•	delays in receiving import or other government approvals to ensure appropriate drug supply;

•	delays in obtaining institutional review board and other regulatory approvals to commence a clinical trial;

•	negative or inconclusive results from clinical trials;

•	the U.S. Food and Drug Administration or other foreign regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical studies;

•	an inability to monitor patients adequately during or after treatment;

•	problems with investigator or patient compliance with the trial protocols;

•	a therapeutic candidate may not prove safe or efficacious; there may be unexpected or even serious adverse events and side effects from the use of a therapeutic product;

•	the results with respect to any therapeutic candidate may not confirm the positive results from earlier preclinical studies or clinical trials;

•	the results may not meet the level of statistical significance required by the U.S. Food and Drug Administration or other foreign regulatory authorities;

•	the results will justify only limited and/or restrictive uses, including the inclusion of warnings and contraindications, which could significantly limit the marketability and profitability of the therapeutic candidate;

•	the clinical trials may be delayed or not completed due to the failure to recruit suitable candidates or if there is a lower rate of suitable candidates than anticipated or if there is a delay in recruiting suitable candidates; and
•	changes to the current regulatory requirements related to clinical trials which can delay, hinder or lead to unexpected costs in connection with our receiving the applicable regulatory approvals.

A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. As such, despite the results reported in earlier clinical trials of our therapeutic candidates, we do not know whether any Phase II/III or other clinical trials we may conduct will demonstrate adequate efficacy and safety sufficient to obtain regulatory approval to market our therapeutic candidates. If any of the clinical trials of any therapeutic candidate do not produce favorable results, our ability to obtain regulatory approval for the therapeutic candidate may be adversely impacted, which will have a material adverse effect on our business, financial condition and results of operations.

If we do not establish collaborations for our therapeutic candidates or otherwise raise substantial additional capital, we will likely need to alter our development and any commercialization plans.

Our drug development programs and the potential commercialization of our therapeutic candidates will require additional cash to fund expenses. As such, our strategy includes selectively partnering or collaborating with multiple pharmaceutical and biotechnology companies to assist us in furthering development and potential commercialization of our therapeutic candidates, in some or all jurisdictions. Although we are currently aware of numerous potential third party partners for the development or commercialization of our therapeutic candidates, we may not be successful in entering into new collaborations with third parties on acceptable terms, or at all. In addition, if we fail to negotiate and maintain suitable development and/or commercialization agreements, we may have to limit the size or scope of our activities or we may have to delay one or more of our development or commercialization programs. Any failure to enter into development or commercialization agreements with respect to the development, marketing and commercialization of any therapeutic candidate or failure to develop, market and commercialize such therapeutic candidate independently will have an adverse effect on our business, financial condition and results of operation.

6

Any collaborative arrangements that we establish may not be successful or we may otherwise not realize the anticipated benefits from these collaborations. We do not control third parties with whom we have or may have collaborative arrangements, and we rely on them to achieve results which may be significant to us. In addition, any future collaboration arrangements may place the development and commercialization of our therapeutic candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Each of our collaborative arrangements requires us to rely on external consultants, advisors, and experts for assistance in several key functions, including clinical development, manufacturing, regulatory, market research, and intellectual property. We do not control these third parties, but we rely on them to achieve results which may be significant to us. Relying upon collaborative arrangements to develop and commercialize our therapeutic candidates subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators may devote to our therapeutic candidates;

•	should a collaborator fail to comply with applicable laws, rules, or regulations when performing services for us, we could be held liable for such violations;

•	our collaborators may experience financial difficulties or changes in business focus;

•	our collaborators partners may fail to secure adequate commercial supplies of our therapeutic candidates upon marketing approval, if at all;

•	our collaborators partners may have a shortage of qualified personnel;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	under certain circumstances, a collaborator could move forward with a competing therapeutic candidate developed either independently or in collaboration with others, including our competitors; and

•	collaborative arrangements are often terminated or allowed to expire, which could delay the development and may increase the cost of developing our therapeutic candidates.

If any of these scenarios materialize, they could have adverse effect on our business, financial condition or results of operations.

We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including, but not limited to, failing to meet established deadlines for the completion of such clinical trials.

We do not have the ability to independently conduct clinical trials for our product candidates, and we rely on third parties, such as contract research organizations, medical institutions, contract laboratories, development and commercialization partners, clinical investigators and independent study monitors to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. Although we have, in the ordinary course of business, entered into agreements with these third parties, we continue to be responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the U.S. Food and Drug Administration requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. To date, we believe our contract research organizations and other similar entities with which we are working have performed well. However, if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe that there are a number of other third-party contractors we could engage to continue these activities, it may result in a delay of the affected trial and additional costs. Accordingly, we may be delayed in obtaining regulatory approvals for our therapeutic candidates and may be delayed in our efforts to successfully commercialize our therapeutic candidates for targeted diseases.

In addition, our ability to bring our therapeutic candidates to market depends on the quality and integrity of data that we present to regulatory authorities in order to obtain marketing authorizations. Although we attempt to audit and control the quality of third party data, we cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated.

7

If third parties do not manufacture our therapeutic candidates in sufficient quantities, in the required timeframe, and at an acceptable cost, clinical development and commercialization of our therapeutic candidates would be delayed.

We do not currently own or operate manufacturing facilities, and we rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our therapeutic candidates. Our reliance on third parties includes our reliance on them for quality assurance related to regulatory compliance. Our current and anticipated future reliance upon others for the manufacture of our therapeutic candidates may adversely affect our future profit margins, if any, and our ability to develop therapeutic candidates and commercialize any therapeutic candidates on a timely and competitive basis.

We rely on third-party vendors for the manufacture and packaging of our materials including manufacturing of the active pharmaceutical ingredients (APIs), additional ingredients, and our finished goods. If contract manufacturers that we are currently utilizing to meet our supply needs or any future such therapeutic candidates prove incapable or unwilling to meet our supply needs, we could experience a delay in conducting additional clinical trials of our therapeutic candidates, resulting in increased costs associated with locating a new manufacturer and lost time. In addition, we may not be able to maintain or renew our existing or any other third-party manufacturing arrangements on acceptable terms, if at all. If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them.

For many, if not all of our APIs we have only a single source of supply. As a result, we can provide no assurances that supply sources will not be interrupted from time to time. Changing API suppliers or finding and qualifying new API suppliers can be costly and take a significant amount of time. Many APIs require significant lead time to manufacture. There can also be challenges in maintaining similar quality or technical standards from one manufacturing batch to the next.

If we are not able to find stable, reliable supplies of our materials, including APIs, additional ingredients, and the finished goods, we may not be able to produce enough supplies of our therapeutic candidates, which could affect our business, financial condition or results of operation.

Although we believe there are a number of potential replacements for the manufacturers of our finished goods, as our manufacturing processes are not manufacturer specific, we may incur added costs and delays in identifying and qualifying any such replacements because the U.S. Food and Drug Administration must approve any replacement manufacturer prior to manufacturing our therapeutic candidates. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our finished goods after receipt of U.S. Food and Drug Administration approval.

We anticipate continued reliance on third-party manufacturers if we are successful in obtaining marketing approval from the U.S. Food and Drug Administration and other regulatory agencies for any of our therapeutic candidates.

To date, our therapeutic candidates have been manufactured in relatively small quantities for preclinical testing and clinical trials by third-party manufacturers. If the U.S. Food and Drug Administration or other regulatory agencies approve any of our therapeutic candidates for commercial sale, we expect that we would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved therapeutic candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any of our approved therapeutic candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the U.S. Food and Drug Administration must review and approve. If they are unable to successfully increase the manufacturing capacity for a therapeutic candidate, or we are unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

8

We and our third-party manufacturers are, and will be, subject to regulations of the U.S. Food and Drug Administration and other foreign regulatory authorities.

We and our contract manufacturers are, and will be, required to adhere to laws, regulations and guidelines of the U.S. Food and Drug Administration or other foreign regulatory authorities setting forth current good manufacturing practices. These laws, regulations and guidelines cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our therapeutic candidates. We and our manufacturers may not be able to comply with applicable laws, regulations and guidelines. We and our manufacturers are and will be subject to unannounced inspections by the U.S. Food and Drug Administration, state regulators and similar foreign regulatory authorities outside the U.S. Our failure, or the failure of our third party manufacturers, to comply with applicable laws, regulations and guidelines could result in the imposition of sanctions on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our therapeutic candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of our therapeutic candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect regulatory approval and supplies of our therapeutic candidates, and materially and adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approvals, our therapeutic candidates will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and applicable foreign laws, regulations and guidelines, we could lose those approvals, and our business would be seriously harmed.

Even if our therapeutic candidates receive regulatory approval, we or our commercialization partners, as applicable, will be subject to ongoing reporting obligations, including pharmacovigiliance, and the therapeutic candidates and the manufacturing operations will be subject to continuing regulatory review, including inspections by the U.S. Food and Drug Administration or other foreign regulatory authorities. The results of this ongoing review may result in the withdrawal of a therapeutic candidate from the market, the interruption of the manufacturing operations and/or the imposition of labeling and/or marketing limitations. Since many more patients are exposed to drugs following their marketing approval, serious but infrequent adverse reactions that were not observed in clinical trials may be observed during the commercial marketing of the therapeutic candidate. In addition, the manufacturer and the manufacturing facilities that we or our commercialization partners use to produce any therapeutic candidate will be subject to periodic review and inspection by the U.S. Food and Drug Administration and other foreign regulatory authorities. Later discovery of previously unknown problems with any therapeutic candidate, manufacturer or manufacturing process, or failure to comply with rules and regulatory requirements, may result in actions such as:

•	restrictions on such therapeutic candidate, manufacturer or manufacturing process;
•	warning letters from the U.S. Food and Drug Administration or other foreign regulatory authorities;
•	withdrawal of the therapeutic candidate from the market;
•	suspension or withdrawal of regulatory approvals;
•	refusal to approve pending applications or supplements to approved applications that we or our commercialization partners submit;
•	voluntary or mandatory recall;
•	fines;
•	refusal to permit the import or export of our therapeutic candidates;
•	product seizure or detentions;
•	injunctions or the imposition of civil or criminal penalties;
•	adverse publicity; or
•	if we, or our commercialization partners, suppliers, third party contractors or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, we or our commercialization partners may lose marketing approval for any of our therapeutic candidates if any of our therapeutic candidates are approved, resulting in decreased or lost revenue from milestones, product sales or royalties.

Modifications to our therapeutic candidates, or to any other therapeutic candidates that we may develop in the future, may require new regulatory clearances or approvals or may require us or our development and/or commercialization partners, as applicable, to recall or cease marketing these therapeutic candidates until clearances are obtained.

Modifications to our therapeutic candidates, after they have been approved for marketing, if at all, or to any other pharmaceutical product or medical device that we may develop in the future, may require new regulatory clearance or approvals, and, if necessitated by a problem with a marketed product, may result in the recall or suspension of marketing of the previously approved and marketed product until clearances or approvals of the modified product are obtained. The U.S. Food and Drug Administration and other foreign regulatory authorities require pharmaceutical products and device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine in conformity with applicable laws, regulations and guidelines that a modification may be implemented without pre-clearance by the U.S. Food and Drug Administration or other foreign regulatory authorities; however, the U.S. Food and Drug Administration or other foreign regulatory authorities can review a manufacturer’s decision and may disagree. The U.S. Food and Drug Administration or other foreign regulatory authorities may also on their own initiative determine that a new clearance or approval is required. If the U.S. Food and Drug Administration or other foreign regulatory authorities require new clearances or approvals of any pharmaceutical product for which we or our development and/or commercialization partners previously received marketing approval, we or our development and/or commercialization partners may be required to recall such therapeutic candidate and to stop marketing the therapeutic candidate as modified, which could require us or our development and/or commercialization partners to redesign the therapeutic candidate and cause a material adverse effect on our business, financial condition and results of operations.

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We depend on our ability to identify and in-license therapeutic candidates to achieve commercial success.

Our six therapeutic candidates were all acquired by us or licensed to us by third parties. We evaluate internally and with external consultants each therapeutic candidate. However, there can be no assurance as to our ability accurately or consistently select therapeutic candidates that have the highest likelihood to achieve commercial success.

If we cannot meet requirements under our acquisition or in-license agreements, we could lose the rights to our therapeutic candidates, which could have a material adverse effect on our business.

We acquired our rights to three of our therapeutic candidates, RHB-104, RHB-105 and RHB-106, from a third party pursuant to an asset and purchase agreement. In addition, we in-license our rights to three other therapeutic candidates, RHB-101, RHB-102, and RHB-103 pursuant to license agreements in which we received exclusive worldwide perpetual licenses to certain patent rights and know-how related to these therapeutic candidates. These agreements require us to make payments and satisfy various performance obligations in order to maintain our rights and licenses with respect to these products. If we do not meet our obligations under these agreements, we could lose the rights to our therapeutic candidates which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to renew or renegotiate our in-licensing agreements on acceptable terms or at all or enforce our rights thereunder, leading us to lose our exclusive commercialization rights.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under these agreements in a timely manner, we could lose the rights to our therapeutic candidates which could have a material adverse effect on our business, financial condition and results of operations.

Our business could suffer if we are unable to attract and retain key employees and consultants.

The loss of the services of members of senior management, other key personnel or consultants could delay or otherwise adversely impact the successful completion of our planned clinical trials or the commercialization of our therapeutic candidates or otherwise affect our ability to manage our company effectively and to carry out our business plan. We do not maintain key-man life insurance. Although we have entered into employment or consultancy agreements with all of the members of our senior management team, members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in the pharmaceutical industry. There can be no assurance that we will be able to continue to retain and attract such personnel.

Our growth and success also depend on our ability to attract and retain additional highly qualified scientific, technical, business development, marketing, managerial and finance personnel. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to liability from their former employers. In addition, if we elect to independently commercialize any therapeutic candidate, we will need to expand our marketing and sales capabilities. While we attempt to provide competitive compensation packages to attract and retain key personnel, many of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees on acceptable terms, we may not be able to develop and commercialize competitive therapeutic candidates. Further, any failure to effectively integrate new personnel could prevent us from successfully growing our company.

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We face several risks associated with international business.

We operate our business in multiple international jurisdictions. Such operations could be affected by changes in foreign exchange rates, capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, trade regulations and procedures and actions affecting approval, production, pricing, and marketing of, reimbursement for and access to, our products, as well as by political unrest, unstable governments and legal systems and inter-governmental disputes. Any of these changes could adversely affect our business.

Risks Related to Our Industry

Even if our therapeutic candidates receive regulatory approval or do not require regulatory approval, they may not become commercially viable products.

Even if our therapeutic candidates are approved for commercialization, they may not become commercially viable products. For example, if we or our commercialization partners receive regulatory approval to market a therapeutic candidate, approval may be subject to limitations on the indicated uses or subject to labeling or marketing restrictions which could materially and adversely affect the marketability and profitability of the therapeutic candidate. In addition, a new therapeutic candidate may appear promising at an early stage of development or after clinical trials but never reach the market, or it may reach the market but not result in sufficient product sales, if any. A therapeutic candidate may not result in commercial success for various reasons, including:

•	difficulty in large-scale manufacturing, including yield and quality;
•	low market acceptance by physicians, healthcare payors, patients and the medical community as a result of lower demonstrated clinical safety or efficacy compared to other products, prevalence and severity of adverse side effects, or other potential disadvantages relative to alternative treatment methods;

•	insufficient or unfavorable levels of reimbursement from government or third-party payors, such as insurance companies, health maintenance organizations and other health plan administrators;

•	infringement on proprietary rights of others for which we or our commercialization partners have not received licenses;

•	incompatibility with other therapeutic products;

•	other potential advantages of alternative treatment methods and competitive forces that may make it more difficult for us to penetrate a particular market segment;

•	ineffective marketing and distribution support;

•	lack of significant competitive advantages over existing products on the market;

•	lack of cost-effectiveness; or

•	timing of market introduction of competitive products.

Physicians, various other health care providers, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our approved therapeutic candidates. If we are unable, either on our own or through third parties, to manufacture, commercialize and market our proposed formulations or therapeutic candidates when planned, or develop commercially viable therapeutic candidates, we may not achieve any market acceptance or generate revenue.

The market for our therapeutic candidates is rapidly changing and competitive, and new drug delivery mechanisms, drug delivery technologies, new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industry is highly competitive, and we face significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address the indications for which we are currently developing therapeutic candidates or for which we may develop therapeutic candidates in the future. There are various other companies that currently market and/or are in the process of developing products that address all of the indications or diseases treated by our therapeutic candidates. For information regarding our competition, see Item 4. “Information on the Company – B. Business Overview – Our Therapeutic Candidates.”

New drug delivery mechanisms, drug delivery technologies, new drugs and new treatments that have been developed or that are in the process of being developed by others may render our therapeutic candidates noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our therapeutic candidates. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities, human resources and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

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The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our formulations or therapeutic candidates, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medication or drug delivery technologies. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our therapeutic candidates to receive widespread acceptance if commercialized.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the U.S.

In 2010, the U.S. Congress adopted important legislation regarding health insurance, the provision of health care, and conditions to reimbursement for healthcare services provided to Medicare and Medicaid patients. Under the new legislation, substantial changes are going to be made to the current system for paying for healthcare in the U.S., including changes made in order to extend medical benefits to those who currently lack insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services and drugs. Such legislation is one of the most comprehensive and significant reforms ever experienced by the U.S. in the health care field and is expected to have meaningful ramifications on tens of millions of citizens in the U.S. Such legislation is expected to impact the scope of health care insurance, the insurance refunds from the insurance companies and possibly also the costs of medical products. At this stage, we are unable to estimate the extent of the direct and/or indirect impact of the new legislation on us.

These structural changes could entail modifications to the existing system of private payors and government programs (Medicare, Medicaid and State Children’s Health Insurance Program), creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the U.S. could impact the reimbursement for prescribed drugs and biopharmaceuticals, such as those we and our development and/or commercialization partners are currently developing. If reimbursement for our approved therapeutic candidates, if any, is substantially reduced in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the U.S. federal government, which may force significant additional changes to the healthcare system in the U.S. Much of the funding for expanded healthcare coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care. Cost of care could be reduced by decreasing the level of reimbursement for medical services or products (including those biopharmaceuticals currently being developed by us or our development and/or commercialization partners), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for, any therapeutic candidate for which we receive marketing approval in the future could have a materially adverse effect on our financial performance.

Several states and private entities mounted legal challenges to the healthcare reform legislation. That litigation culminated in a decision from the U.S. Supreme Court on July 26, 2012 that generally upheld the healthcare reform legislation as constitutional. However, the Supreme Court held that the legislation improperly required the States to expand their Medicaid programs to cover more individuals. As a result, the States now have a choice as to whether they will expand the numbers of individuals covered by their respective State Medicaid programs. Some States have already indicated that they will not expand their Medicaid programs and will develop other cost saving and coverage measures to provide care to currently uninsured residents. Many of these efforts to date have included the institution of Medicaid managed care programs. The manner in which these cost saving measures are implemented could have a materially adverse effect on our financial performance.

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If third-party payors do not adequately reimburse customers for any of our therapeutic candidates that are approved for marketing, they might not be purchased or used, and our revenues and profits will not develop or increase.

Our revenues and profits will depend heavily upon the availability of adequate reimbursement for the use of our approved therapeutic candidates, if any, from governmental or other third-party payors, both in the U.S. and in foreign markets. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that the use of an approved therapeutic candidate is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and
•	neither experimental nor investigational.

Obtaining reimbursement approval for a therapeutic candidate from each government or other third-party payor is a time-consuming and costly process that could require us or our development and/or commercialization partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our therapeutic candidates to each payor. Even when a payor determines that a therapeutic candidate is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the U.S. Food and Drug Administration or other foreign regulatory authorities. Reimbursement rates may vary according to the use of the therapeutic candidate and the clinical setting in which it used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare, Medicaid or other data used to calculate these rates.

In the U.S., there have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for our therapeutic candidates in the U.S. We believe that legislation that reduces reimbursement for our therapeutic candidates could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our therapeutic candidates, if approved. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our therapeutic candidates, if approved. At this stage, we are unable to estimate the extent of the direct and/or indirect impact of any such federal and state proposals.

Further, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and both the Centers for Medicare and Medicaid Services and other third-party payors may have sufficient market power to demand significant price reductions.

We could be exposed to significant drug product liability claims which could be time consuming and costly to defend, divert management attention and adversely impact our ability to obtain and maintain insurance coverage.

The testing, manufacture, marketing and sale of our therapeutic candidates involve an inherent risk that product liability claims will be asserted against us. All of our clinical trials have been, and all of our proposed clinical trials are anticipated to be conducted by third parties. We currently have a product liability policy that includes coverage for our clinical trials. Should we decide to seek additional insurance against such risks before our product sales commence, there is a risk that such insurance will be unavailable to us, or if it can be obtained at such time, that it will be available at an unaffordable cost. Even if we obtain insurance, it may prove inadequate to cover claims and/or litigation costs, especially in the case of wrongful death claims. Product liability claims or other claims related to our therapeutic candidates, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products and therapeutic candidates. A product liability claim could also significantly harm our reputation and delay market acceptance of our therapeutic candidates.

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Global economic conditions may make it more difficult for us to commercialize our therapeutic candidates

The biopharmaceutical industry, like other industries and businesses, continues to face the effects of the challenging economic environment. Patients experiencing the effects of the challenging economic environment, including high unemployment levels and increases in co-pays, may switch to generic products, delay treatments, skip doses or use less effective treatments to reduce their costs. Challenging economic conditions in the U.S. have increased the number of patients in the Medicaid program, under which sales of pharmaceuticals are subject to substantial rebates and, in many states, to formulary restrictions limiting access to brand-name drugs. In addition, in Europe and in a number of emerging markets there are government-mandated reductions in prices for certain biopharmaceutical products, as well as government-imposed access restrictions in certain countries. All of the aforesaid may make it more difficult for us to commercialize our therapeutic candidates.

Our business involves risks related to handling regulated substances which could severely affect our ability to conduct research and development of our therapeutic candidates.

In connection with our or our development and/or commercialization partners’ research and clinical development activities, as well as the manufacture of materials and therapeutic candidates, we and our development and/or commercialization partners are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. We and our development and/or commercialization partners may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and clinical development, as well as the activities of our manufacturing and commercialization partners, both now and in the future, may involve the controlled use of hazardous materials, including but not limited to certain hazardous chemicals. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could exceed our resources.

Risks Related to Intellectual Property

We may be unable to adequately protect or enforce our rights to intellectual property, causing us to lose valuable rights. Loss of patent rights may lead us to lose market share and anticipated profits.

Our success depends, in part, on our ability, and the ability of our commercialization partners to obtain patent protection for our therapeutic candidates, maintain the confidentiality of our trade secrets and know how, operate without infringing on the proprietary rights of others and prevent others from infringing our proprietary rights.

We try to protect our proprietary position by, among other things, filing U.S., European, and other patent applications related to our therapeutic candidates, inventions and improvements that may be important to the continuing development of our therapeutic candidates.

Because the patent position of pharmaceutical companies involves complex legal and factual questions, we cannot predict the validity and enforceability of patents with certainty. Our issued patents and the issued patents of our commercialization partners may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties or could be circumvented. Our competitors may also independently develop drug delivery technologies or products similar to ours or design around or otherwise circumvent patents issued to, or licensed by, us. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, those we may file in the future or those we may license from third parties may not result in patents being issued. If these patents are issued, they may not provide us with proprietary protection or competitive advantages. The degree of future protection to be afforded by our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

Patent rights are territorial; thus, the patent protection we do have will only extend to those countries in which we have issued patents. Even so, the laws of certain countries do not protect our intellectual property rights to the same extent as do the laws of the U.S. and the European Union. Competitors may successfully challenge our patents, produce similar drugs or products that do not infringe our patents, or produce drugs in countries where we have not applied for patent protection or that do not respect our patents. Furthermore, it is not possible to know the scope of claims that will be allowed in published applications and it is also not possible to know which claims of granted patents, if any, will be deemed enforceable in a court of law.

After the completion of development and registration of our patents, third parties may still act to manufacture and/or market our therapeutic candidates in infringement of our patent protected rights. Such manufacture and/or market of our therapeutic candidates in infringement of our patent protected rights is likely to cause us damage and lead to a reduction in the prices of our therapeutic candidates, thereby reducing our anticipated profits.

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In addition, due to the extensive time needed to develop, test and obtain regulatory approval for our therapeutic candidates, any patents that protect our therapeutic candidate may expire early during commercialization. This may reduce or eliminate any market advantages that such patents may give us. Following patent expiration, we may face increased competition through the entry of generic products into the market and a subsequent decline in market share and profits.

If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

In addition to filing patents, we generally try to protect our trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to it, such as our development and/or commercialization partners, employees, contractors and consultants. We also enter into agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees, advisors, research collaborators, contractors and consultants while we employ or engage them. However, these agreements can be difficult and costly to enforce or may not provide adequate remedies. Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose our confidential information, or our competitors might learn of the information in some other way. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage we may have over any such competitor.

To the extent that any of our employees, advisors, research collaborators, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises with respect to any proprietary right, enforcement of our rights can be costly and unpredictable and a court may determine that the right belongs to a third party.

Legal proceedings or third-party claims of intellectual property infringement and other challenges may require us to spend substantial time and money and could prevent us from developing or commercializing our therapeutic candidates.

The development, manufacture, use, offer for sale, sale or importation of our therapeutic candidates may infringe on the claims of third-party patents or other intellectual property rights. The nature of claims contained in unpublished patent filings around the world is unknown to us and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty, or other mechanisms. We may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned at other employers. The cost to us of any intellectual property litigation or other infringement proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may also absorb significant management time. Consequently, we are unable to guarantee that we will be able to manufacture, use, offer for sale, sell or import our therapeutic candidates in the event of an infringement action.

In the event of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be non-exclusive, which could potentially limit our competitive advantage. Ultimately, we could be prevented from commercializing a therapeutic candidate or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement or other claims, we are unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm our business significantly.

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We may be subject to other patent-related litigation or proceedings that could be costly to defend and uncertain in their outcome.

In addition to infringement claims against us, we may in the future become a party to other patent litigation or proceedings before regulatory agencies, including interference or re-examination proceedings filed with the U.S. Patent and Trademark Office or opposition proceedings in other foreign patent offices regarding intellectual property rights with respect to our therapeutic candidates, as well as other disputes regarding intellectual property rights with development and/or commercialization partners, or others with whom we have contractual or other business relationships. Post-issuance oppositions are not uncommon and we, our development and/or commercialization partners will be required to defend these opposition procedures as a matter of course. Opposition procedures may be costly, and there is a risk that we may not prevail.

Risks Related to our Ordinary Shares and American Depositary Shares

We may be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2012 or in any subsequent year which may have negative tax consequences for U.S. investors.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Thus, because PFIC status depends upon the composition of our income and assets and the market value of our assets from time to time, there can be no assurance that we will not be considered a PFIC for 2012 or for any future taxable year. In addition, because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ordinary shares may result in our becoming a PFIC. If we are treated as a PFIC for any taxable year during which a U.S. investor held our ordinary shares or American Depositary Shares, certain adverse U.S. federal income tax consequences could apply to the U.S. investor. See “Item 10. Additional Information – E. Taxation – Foreign Exchange Regulations – Passive Foreign Investment Companies.”

The market price of our ordinary shares is, and the market price of our American Depositary Shares will be, subject to fluctuation, which could result in substantial losses by our investors.

The stock market in general and the market price of our ordinary shares on the Tel Aviv Stock Exchange in particular, is subject to fluctuation, and changes in our share price may be unrelated to our operating performance. The market price of our ordinary shares on the Tel Aviv Stock Exchange has fluctuated in the past, and we expect it will continue to do so. It is likely that the market price of our American Depositary Shares will likewise be subject to wide fluctuations. The market price of our ordinary shares and American Depositary Shares are and will be subject to a number of factors, including:

•	announcements of technological innovations or new therapeutic candidates by us or others;
•	announcements by us of significant acquisitions, strategic partnerships, in-licensing, out-licensing, joint ventures or capital commitments;
•	expiration or terminations of licenses, research contracts or other development or commercialization agreements;
•	public concern as to the safety of drugs we, our development or commercialization partners or others develop;
•	the volatility of market prices for shares of biotechnology companies generally;
•	success or failure of research and development projects;
•	departure of key personnel;
•	developments concerning intellectual property rights or regulatory approvals;
•	variations in our and our competitors’ results of operations;
•	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares or American Depositary Shares are covered by analysts;
•	changes in government regulations or patent decision;
•	developments by our development and/or commercialization partners; and
•	general market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and result in substantial losses by our investors.

Additionally, market prices for securities of biotechnology and pharmaceutical companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful.

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Future sales of our ordinary shares or American Depositary Shares could reduce the market price of our ordinary shares and American Depositary Shares.

All of our outstanding ordinary shares are registered and available for sale in Israel. In addition, as of August 31, 2012, we had outstanding 7,151,150 tradable Series 1 warrants to purchase an aggregate of 7,151,150 ordinary shares, 3,180,861 non-tradable warrants to purchase an aggregate of 3,180,861 ordinary shares and 12,015,000 options to purchase 12,015,000 ordinary shares under our 2010 Stock Option Plan. See “Item 6. Directors, Senior Management and Employees – E. Share Ownership – Stock Option Plans.” Substantial sales of our ordinary shares or American Depositary Shares, or the perception that such sales may occur in the future, including sales of shares issuable upon the exercise of options and warrants, may cause the market price of our ordinary shares or American Depositary Shares to decline. Moreover, the issuance of shares underlying our options and warrants will also have a dilutive effect on our shareholders, which could further reduce the price of our ordinary shares and American Depositary Shares on their respective exchanges.

Our ordinary shares and our American Depositary Shares will be traded on different markets and this may result in price variations.

Our ordinary shares have been traded on the Tel Aviv Stock Exchange since February 2011, and we have applied to have our American Depositary Shares listed on The Nasdaq Capital Market. Trading in our securities on these markets will take place in different currencies (U.S. dollars on The Nasdaq Capital Market and New Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Israel). The trading prices of our securities on these two markets may differ due to these and other factors. Any decrease in the price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

Our American Depositary Shares have no prior trading history in the U.S., and an active market may not develop, which may limit the ability of our investors to sell our American Depositary Shares in the U.S.

There is no public market for our American Depositary Shares or ordinary shares in the U.S. Although we have applied to have our American Depositary Shares listed on The Nasdaq Capital Market, an active trading market for our American Depositary Shares may never develop or may not be sustained if one develops. If an active market for our American Depositary Shares does not develop, it may be difficult to sell your American Depositary Shares.

We will incur significant additional increased costs as a result of the listing of our American Depositary Shares on The Nasdaq Capital Market, and our management will be required to devote substantial time to new compliance initiatives as well as to compliance with ongoing U.S. and Israeli reporting requirements.

As a public company in the U.S., we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with reporting requirements of the Securities and Exchange Commission and the Nasdaq Marketplace Rules. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Furthermore, until such time as our shareholders may vote to approve our transition from Israeli securities law reporting requirements to U.S. requirements, we will also be required to comply fully with both Israeli and U.S. requirements. The need to comply with both U.S. and Israeli reporting and other securities law requirements will also add to our legal and financial compliance costs and require devotion of additional management resources to reporting and compliance efforts.

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As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable Securities and Exchange Commission and Nasdaq Stock Market requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Marketplace Rules for domestic issuers. For instance, we may follow home country practice in Israel with regard to, among other things, composition of the board of directors, director nomination procedure and quorum at shareholders’ meetings. In addition, we will follow our home country law, instead of the Nasdaq Marketplace Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. We will evaluate the extent to which we will avail ourselves of the exemptions available to foreign private issuers in connection with the actual listing of our American Depositary Shares for trading on The Nasdaq Capital Market. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq Capital Market may provide less protection than is accorded to investors under the Marketplace Rules of The Nasdaq Stock Market applicable to domestic issuers.

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the U.S. Securities Exchange Act of 1934, as amended, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act of 1934, as amended. In addition, we will not be required under the U.S. Securities Exchange Act of 1934, as amended, to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as domestic companies whose securities are registered under the U.S. Securities Exchange Act of 1934, as amended.

As a result of becoming a U.S. Securities and Exchange Commission registrant, we will be obligated to develop and maintain proper and effective internal controls over financial reporting. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our ordinary shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, depending on the market value of our shares held by the public, our independent registered public accounting firm will be required to issue an opinion on management's assessment of those matters, which will be tested in connection with the filing of our second annual report on Form 20-F after this Registration Statement on Form 20-F is declared effective.

We have not completed the challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common shares to decline.

Because we are becoming a reporting company under the Securities Exchange Act of 1934, as amended, by means of filing this Form 20-F, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we do not intend to become a reporting company by conducting an underwritten initial public offering, we do not expect security analysts of major brokerage firms to provide coverage of our company in the near future. In addition, major investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an initial public offering. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our American Depositary Shares.

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We currently do not anticipate paying cash dividends, and accordingly, shareholders must rely on the appreciation in our American Depositary Shares for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in our American Depositary Shares will depend upon any future appreciation in their value. There is no guarantee that our American Depositary Shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

Holders of American Depositary Shares must act through the depositary to exercise their rights as shareholders of our company.

Holders of our American Depositary Shares do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for the American Depositary Shares. Under Israeli law, the minimum notice period required to convene a shareholders meeting is no less than 35 or 21 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of our American Depositary Shares may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of our American Depositary Shares or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of our American Depositary Shares in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their American Depositary Shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our American Depositary Shares may not be able to exercise their right to vote and they may lack recourse if their American Depositary Shares are not voted as they requested. In addition, in the capacity as an American Depositary Share holder, they will not be able to call a shareholders’ meeting.

The depositary for our American Depositary Shares will give us a discretionary proxy to vote our ordinary shares underlying American Depositary Shares if a holder of our American Depositary Shares does not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect their interests.

Under the deposit agreement for the American Depositary Shares, the depositary will give us a discretionary proxy to vote our ordinary shares underlying American Depositary Shares at shareholders’ meetings if a holder of our American Depositary Shares does not vote, unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;
•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or
•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that a holder of our American Depositary Shares cannot prevent our ordinary shares underlying such American Depositary Shares from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

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Risks Related to our Operations in Israel

We conduct our operations in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel and its region.

We are incorporated under the laws of the State of Israel, our principle offices are located in central Israel and some of our officers, employees and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. During the winter of 2008, Israel was engaged in an armed conflict with Hamas, a militia group and political party operating in the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, and negatively affected business conditions in Israel. Recent political uprisings and civil resistance demonstrations in various countries in the Middle East, including Egypt and Syria, are affecting the political stability of those countries. It is not clear how this instability, or the Arab Spring in general, will develop and how it will affect the political and security situation in the Middle East. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised concerns regarding security in the region and the potential for armed conflict. In addition, it is widely believed that Iran, which has previously threatened to attack Israel, has been stepping up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent, which could affect the Israeli economy generally and us in particular. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations. For example, any major escalation in hostilities in the region could result in a portion of our employees being called up to perform military duty for an extended period of time. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business and trade activity with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations may be disrupted as a result of the obligation of management or personnel to perform military service.

Many of our male employees in Israel, including members of our senior management, perform up to one month, and in some cases more, of annual military reserve duty until they reach the age of 45 or older and, in the event of a military conflict, may be called to active duty. There have also been periods of significant call-ups of military reservists, and it is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees. Such disruption could materially adversely affect our business, financial condition and results of operations.

Because a certain portion of our expenses is incurred in currencies other than the U.S. dollar, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the U.S. dollar. Most of the royalty payments from our agreements with our development and/or commercialization partners are payable in U.S. dollars, and we expect our revenues from future licensing agreements to be denominated mainly in U.S. dollars or in Euros. We pay a substantial portion of our expenses in U.S. dollars; however, a portion of our expenses, related to salaries of the employees in Israel and payment to part of the service providers in Israel and other territories, are paid in NIS and in other currencies. In addition, a portion of our financial assets is held in NIS and in other currencies. As a result, we are exposed to the currency fluctuation risks. For example, if the NIS strengthens against the U.S. dollar, our reported expenses in U.S. dollars may be higher than anticipated. In addition, if the NIS weakens against the U.S. dollar, the U.S. dollar value of our financial assets held in NIS will decline.

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Provisions of our 2010 Stock Option Plan and Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Our 2010 Stock Option Plan provides that all options granted by us prior the completion of our initial public offering and options granted subject to completion of our initial public offering will be fully accelerated upon a "takeover" of the Company. A "takeover" is defined in our 2010 Stock Option Plan as an event in which any person, entity or group that was not an "interested party", as defined in the Israeli Securities Law – 1968, on the date of the initial public offering of our securities, shall become a "controlling shareholder". A “controlling shareholder” for these purposes means a controlling shareholder as defined in the Israel Securities Law, 1968, or any person, entity or group becoming a holder, as defined in the Israel Securities Law, 1968, of 25% or more of our voting rights. See “Item 6. Directors, Senior Management and Employees – E. Share Ownership – Stock Option Plan” for a description of interested parties under the Israeli Securities Law – 1968.

The Israeli Companies Law, 1999, or the Israeli Companies Law, regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, the Israeli Companies Law provides that certain purchases of securities of a public company are subject to tender offer rules. As a general rule, the Israeli Companies Law prohibits any acquisition of shares in a public company that would result in the purchaser holding 25% or more, or more than 45% of the voting power in the company, if there is no other person holding 25% or more, or more than 45% of the voting power in a company, respectively, without conducting a special tender offer. The Israeli Companies Law further provides that a purchase of shares or voting rights of a public company or a class of shares of a public company, which will result in the purchaser’s holding 90% or more of the company’s shares or class of shares, is prohibited unless the purchaser conducts a full tender offer for all of the company’s shares or class of shares. The purchaser will be allowed to purchase all of the company’s shares or class of shares (including those shares held by shareholders who did not respond to the offer), if either (i) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class. The shareholders, including those who indicated their acceptance of the tender offer (except if otherwise detailed in the tender offer document), may, at any time within 6 months following the completion of the tender offer, petition the court to alter the consideration for the acquisition. At the request of an offeree of a full tender offer which was accepted, the court may determine that the consideration for the shares purchased under the tender offer was lower than their fair value and compel the offeror to pay to the offerees the fair value of the shares. Such application to the court may be filed as a class action.

In addition, the Israeli Companies Law provides for certain limitations on a shareholder that holds more than 90% of the company’s shares, or class of shares.

Furthermore, Israeli tax considerations may, in certain circumstances, make potential transactions unappealing to us or to some of our shareholders. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders. See “Item 10. Additional Information — B. Memorandum and Articles of Association.”

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It may be difficult to enforce a U.S. judgment against us and our officers and directors named in this Registration Statement on Form 20-F in Israel or the U.S., or to serve process on our officers and directors.

We are incorporated in Israel. Most of our executive officers and directors listed in this Registration Statement on Form 20-F reside outside of the U.S., and all of our assets and most of the assets of our executive officers and directors are located outside of the U.S. Therefore, a judgment obtained against us or most of our executive officers and our directors in the U.S., including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the U.S. and may not be enforced by an Israeli court. It may also be difficult for you to affect service of process on these persons in the U.S. or to assert U.S. securities law claims in original actions instituted in Israel.

Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law. The rights and responsibilities of the holders of our ordinary shares are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

ITEM 4.	INFORMATION ON THE COMPANY

A.	History and Development of the Company

Our legal and commercial name is RedHill Biopharma Ltd. The company was incorporated on August 3, 2009 and was registered as a private company limited by shares under the laws of the State of Israel. Our principal executive offices are located at 21 Ha’arba’a Street, Tel Aviv, Israel and our telephone number is 972-3-541-3131.

In February 2011, we completed our initial public offering in Israel, pursuant to which we issued 14,302,300 ordinary shares, and 7,151,150 tradable Series 1 Warrants to purchase 7,151,150 ordinary shares for aggregate gross proceeds of approximately $14 million. Our ordinary shares are traded on the Tel Aviv Stock Exchange under the symbol “RDHL” and our Series 1 Warrants are traded on the Tel Aviv Stock Exchange under the symbol “RDHL.W1.”

Our capital expenditures for the years ended December 31, 2011, 2010 and 2009 were $139,000, $8,000 and $0, respectively. Our current capital expenditures involve equipment and leasehold improvements.

B.	Business Overview

We are a biopharmaceutical company focused on the development of therapeutic candidates acquired through asset purchases or in-licensing. In particular, we acquire or in-license and develop patent-protected new formulations and combinations of existing drugs in advanced stages of development.

Depending on the specific development program, our therapeutic candidates are designed to provide improvements over existing drugs by improving their safety profile, reducing side effects, lowering the number of administrations, using a more convenient administration form, providing a cost advantage and/or exhibiting greater efficacy. Where applicable, we intend to seek U.S. Food and Drug Administration approval for the commercialization of certain of our therapeutic candidates through the alternative Section 505(b)(2) regulatory path under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and in corresponding regulatory paths in other foreign jurisdictions [conformed with Item 5 language]. Our current pipeline consists of six late clinical development therapeutic candidates, two of which have completed bioequivalence clinical trials subject to review and approval by the U.S. Food and Drug Administration and, in some cases, regulatory authorities in other countries.

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We generate our pipeline of therapeutic candidates by identifying, rigorously validating and in-licensing or acquiring products that are consistent with our products strategy and that we believe exhibit a relatively high probability of therapeutic and commercial success. Our therapeutic candidates have not yet been approved for marketing and, to date, there have been no meaningful sales. Upon and subject to receipt of the requisite approvals, we intend to commercialize our therapeutic candidates through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis. We may also evaluate, on a case by case basis, co-development and similar arrangements and the commercialization of our therapeutic candidates independently.

Our Strategy

Our goal is to become a significant player in the development of pharmaceuticals that represent improvements, enhancements or innovative uses of existing drugs.

Key elements of our strategy are to:

•	identify and acquire rights to products from companies in the pharmaceutical field, which have encountered cash flow or operational problems or that decide to divest one or more of their products for various reasons. We identify such opportunities through our broad network of contacts and other sources in the pharmaceutical field.

•	produce enhancements of existing pharmaceutical products, including broadening their range of indications or launching innovative and advantageous pharmaceutical products based on existing products. Because there is a large knowledge base regarding existing products, the preclinical, clinical and regulatory requirements needed to obtain marketing approval for enhanced formulations are relatively well defined. In particular, clinical study designs, inclusion criteria and endpoints previously accepted by regulators may sometimes be re-used. In addition to reducing costs and time to market, we believe that targeting therapeutics with proven safety and efficacy provides us a better prospect of clinical success.

•	acquire and develop products that are intended to treat pronounced clinical needs, have patent protection, and have target markets totaling tens of millions to billions of dollars.

•	acquire and develop products based on different technologies designed to reduce our dependency on any specific product technology.

•	capitalize on the U.S. Food and Drug Administration’s 505(b)(2) regulatory pathway to obtain more timely and efficient approval of our formulations of previously approved products, when applicable. Under the 505(b)(2) process, we are able to seek U.S. Food and Drug Administration approval of a new dosage form, strength, route of administration, formulation, dosage regimen, or indication of a pharmaceutical product that has previously been approved by the U.S. Food and Drug Administration. This enables us to partially rely on the U.S. Food and Drug Administration’s findings of safety and/or efficacy for previously approved drugs, thus avoiding the duplication of costly and time consuming preclinical and various human studies. See “Government Regulations and Funding - Section 505(b)(2) New Drug Applications.”

•	cooperate with third parties to both develop and commercialize therapeutic candidates in order to share costs and leverage the expertise of others.

Our six current clinical stage therapeutic candidates include “RHB-101”, “RHB-102”, “RHB-103”, “RHB-104”, “RHB-105” and “RHB-106”, each of which are described below.

Our Therapeutic Candidates

RHB–101

RHB-101 is intended for the treatment of hypertension, heart failure and left ventricular dysfunction (following myocardial infraction) by means of controlled release of an active ingredient known as carvedilol, which is designed to be administered to patients on a once-daily basis. Carvedilol is a nonselective β-adrenergic blocking agent with α1-blocking activity providing its clinical effect through two different mechanisms. β-adrenergic blockade slows the heart rate and promotes its effect by decreasing the work or output of the heart. α1 adrenergic blockade is effected within the vascular system and lowers blood pressure. We believe that our once-daily RHB-101 is an improvement over existing generic carvedilol-containing drugs, which are administered several times per day.

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RHB-101 is based on a patented technology for the controlled release of drugs administered orally. The technology is based on a drug-release polymer system built of an external envelope that is consumed at a slow rate, and an internal matrix that breaks down on contact with the fluids of the gastrointestinal system, releasing the drug at a constant rate according to the drug’s exposed geometric surface.

We acquired the rights to RHB-101 under a November 18, 2009 agreement with Egalet a/s, pursuant to which we received a worldwide, exclusive and perpetual license to certain patent rights related to RHB-101. See “– Acquisition and License Agreements – License Agreement for RHB-101.”

Competition and Market

The pharmaceutical market targeted by RHB-101 has over 200 million users worldwide according to a 2012 report by Scrip Intelligence. According to the 2007 annual report of GlaxoSmithKline, generic products have entered this market since 2007. In 2011, the target worldwide market of RHB-101 reached a total value in excess of $500 million according to sales market data integrated from a 2012 report by Scrip Intelligence, the 2011 annual report of GlaxoSmithKline and European 2011 sales data for carvedilol from IMS Health, a provider of information for the health care industry. At present, the market can be divided into two parts:

The first part of the market includes generic drugs based on the immediate release of the generic active ingredient known as carvedilol (such as Coreg® produced by GlaxoSmithKline). These drugs are administered to patients twice a day, due to their relatively short active span, as opposed to the once daily administration of RHB-101. Administration once per day instead of several times per day has the potential to be a significant advantage, including improved compliance, especially for the elderly who commonly take a relatively large number of drugs over long periods of time.

The second part of the market is based on a patented drug known under the trade name of Coreg CR® (produced by GlaxoSmithKline). This drug is an improvement over the generic Coreg® drug, having a longer duration of action and being administered once per day. One of the potential advantages of RHB-101 over Coreg CR® is that RHB-101 is expected to be priced below the current price of Coreg CR®.

In 2011, sales of Coreg CR® in the U.S. reached approximately $240 million according to the 2011 annual report of GlaxoSmithKline. Coreg CR® is not marketed in Europe. The European market of immediate release carvedilol in 2011 was in excess of $200 million according to IMS Health. In 2010, the sale of generic immediate release of carvedilol reached $273 million in the U.S. alone according to data published by IMS Health. Consolidating sales data for both segments of the market indicate that the worldwide target market of RHB-101 is in excess of $500 million.

To the best of our knowledge, although the U.S. patent on Coreg CR® is expected to expire in 2023, generic competitors of Coreg CR® may reach the market immediately. In particular, in 2008 Mutual Pharmaceutical Company Inc. submitted an application in the U.S. for approval of a generic version of this drug and reached an agreement with GlaxoSmithKline, pursuant to which GlaxoSmithKline agreed, after several rounds of court hearings, not to sue Mutual Pharmaceutical Company Inc. Entry of generic drugs competing with Coreg CR® may cause a significant decrease in the price of Coreg CR®, thereby reducing the current price differential between this drug and the segment of generic carvedilol-containing drugs.

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Clinical Development

We are currently reassessing RHB-101’s development strategy, including its regulatory path, for the possible obtainment of marketing approvals in the U.S. pursuant to the 505(b)(2) regulatory path and in Europe, based on a number of clinical trials previously conducted by us and Egalet a/s. In addition, we are currently searching for a strategic partner to jointly develop RHB-101.

The following chart summarizes the clinical trial history and status of RHB-101:

Clinical trial name	Development phase of the clinical trial	Purpose of the clinical trial	Clinical trial site	Planned number of subjects of the trial	Number of subjects	Nature and status of the trial	Schedule	Total clinical development cost (estimate)	Total accrued cost

CL-EG- 01	Phase I	Pharmacokinetic (PK) comparison of once-daily administration of the product in 25 mg concentration against carvedilol, and the impact of food on the product’s absorption in the human body	Shandon Clinic, Ireland	30	30	The trial was performed and indicated that food does not have any impact on the absorption of the product	Ended in 2004	-	-

CL-EG- 02	Phase I	PK comparison of repeat product administration in 25 mg concentration against carvedilol	Shandon Clinic, Ireland	30	30	The trial was performed and indicated that there is PK similarity between the products	Ended in 2004	-	-

CL-EG- 04	Phase I	PK comparison of once-daily administration of two different product formulations in a concentration of 50 mg against carvedilol	Shandon Clinic, Ireland	12	12	The trial was performed and indicated that one of the formulations is pharmacokinetically preferable	Ended in 2007	-	-

CL-EG- 09	Phase I	PK comparison of once-daily administration of two different formulations of the product in a concentration of 12.5 mg against carvedilol	Shandon Clinic, Ireland	14	14	The trial was performed and indicated that one of the formulations is pharmacokinetically preferable	Ended in 2007	-	-

PLT-11	Pilot	Feasibility check of PK comparison of the product with Coreg CR®	RA Chem Pharma India	36	36	The trial was performed and provided initial and partial information on potential comparison with Coreg CR®	Ended in 2011	Approx. $60,000	Approx. $60,000

To be determined	We are examining a relevant regulatory strategy	Under examination	To be determined	To be determined	-	Under examination	Under examination	Under examination

We cannot predict with certainty our development costs and they may be subject to changes. See “Item 3. Key Information – D. Risk Factors – Risk Related to Our Financial Condition and Capital Requirements.”

RHB-102

RHB-102 is a once-daily controlled release oral formulation of ondansetron, a leading member of the family of 5HT-3 serotonin receptor inhibitors. It is intended to prevent radiotherapy-induced nausea and vomiting.

RHB-102 utilizes a technology called CDT® that uses salts to provide a controlled release of ondansetron. The CDT® platform enables controlled release drug design (i.e., measured rate of introduction of active drug) at a relatively low manufacturing cost.

We acquired the rights to RHB-102 under a May 2, 2010 agreement with SCOLR Pharma Inc., pursuant to which we received a worldwide, exclusive and perpetual license to various patent rights and know-how related to RHB-102. See “– Acquisition and License Agreements – License Agreement for RHB-102.”

Competition and Market

Nausea and vomiting prevention (anti-emetic) treatments account for a large market share of oncology-support treatments. In 2010, the worldwide market for treatments for prevention of chemotherapy-induced nausea and vomiting exceeded $2 billion. Of this market, 5-HT3 serotonin receptor inhibitors are estimated at approximately $1 billion in 2010 (RHB-102 belongs to this family of inhibitors) according to BCC Research, a leading market intelligence and information resource.

To the best of our knowledge, the main competitors of RHB-102 are other 5-HT3 serotonin receptor inhibitors. This class of medication is derived from the active ingredient ondansetron (such as the generic drug marketed in the U.S. under the trade name Zofran®, produced by GlaxoSmithKline). Additional first-generation generic drugs from the same family contain the active ingredient granisetron (marketed in the U.S. under the name Kytril®, produced by Hoffman-La Roche Ltd.) or the active ingredient dolasetron (marketed in the U.S. under the name of Anzemet®, produced by Sanofi-Aventis Groupe). In addition, a second-generation drug containing the active ingredient palonosetron is still under patent and marketed in the U.S. under the name Aloxi, by Eisai Pharmaceuticals Inc., or Eisai.

Zofran® is a leading 5HT-3 serotonin receptor inhibitor drug, reaching worldwide sales of approximately $400 million in 2011 according to integration of data from IMS Health and the 2011 annual report of GlaxoSmithKline. This drug contains the active ingredient ondansetron and became generic in December 2006. The drug is available in oral tablet and intravenous (IV) formulations. The price of the drug varies broadly and reaches up to $85 for a single chemotherapy treatment.

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Granisteron and dolasetron are additional first-generation generic drugs from the same family of 5HT-3 serotonin receptor inhibitors. Although there are no significant differences in the mechanisms of action between them and ondansetron, sales of ondansetron products exceed those of granisteron and dolasetron. The generic drugs containing these active ingredients are available both orally and intravenously and by transdermal patch. The price of the Kytril® and Anzemet® drugs varies roughly between $100 and $180 for each chemotherapy treatment. Their relatively high cost is one of the reasons that ondansetron-based drugs are more widely used.

Aloxi® is a second-generation drug from the same family of inhibitors. To the best of our knowledge, it is currently administered only intravenously (IV). It has longer duration of action in the body and is the only drug in this family that was approved for use with an indication of nausea and vomiting prevention for more than 24 hours from the chemotherapy treatment (delayed onset). This means that the drug continues to be effective from the time of its administration for more than the ensuing 24 hours. The price of this drug is significantly higher than Zofran® and is estimated at approximately $400 per treatment. To the best of our knowledge, an oral version of this drug was approved in August 2008 in the U.S., but is not currently marketed.

The potential advantages of RHB-102 compared to Zofran® are significant. RHB-102 is anticipated to prevent radio-therapy induced nausea and vomiting over a time window of approximately 24 hours. This effectiveness period is a significantly longer than the effective time of Zofran® 8mg, which is indicated to be administered several times a day. This is potentially advantageous for cancer patients undergoing radiation treatments who prefer to avoid the need to take additional drugs (tablets) during the day after the treatment, when they may suffer attacks of nausea and vomiting.

The potential advantages of RHB-102 compared to Aloxi®, the only drug that has a relatively long-term effect (beyond 24 hours, as stated above), is the delivery method and price. Aloxi® is a drug that is delivered intravenously (IV) and costs approximately $400 per dose. RHB-102 is planned to be delivered orally, in tablet form. Oral administration is expected to allow self-administration, thereby reducing health care professional work load, significantly lowering its cost as opposed to currently available alternatives and enables patients to take the drug independently. To the best of our knowledge, there are several plans to develop new products in the area of nausea and vomiting prevention, including the development of a product that directly competes with RHB-102, for controlled release of ondansetron, based on a different technology of controlled release, by the Eurand N.V. (which merged with Axcan Pharma, and changed its name after the merger to Aptalis Pharma Inc.). To the best of our knowledge, this product completed Phase II trials.

Clinical Development

In April 2012, we completed a comparative bioavailability trial. The clinical trial assessed the bioequivalence of RHB-102 (24mg) administered once, to Zofran® 8mg tablet administered three times, over a 24 hour period. The final results of the study, which we received in June 2012, showed that one dose of RHB-102 (24mg) is bioequivalent to Zofran® 8mg tablet administered three times over a 24 hour period, in accordance with U.S. Food and Drug Administration defined criteria for bioequivalence, indicating that the efficacy and safety of the two pharmaceutical products would be expected to be similar.

In order to carry out clinical trials for RHB-102, in November 2011 we entered into an agreement with our Canadian service provider which entered into a back-to-back agreement with Algorithme Pharma Inc., a Canadian clinical research organization specializing in the performance of clinical trials. Algorithme Pharma Inc. performed the clinical trials described above for RHB-102 from February to April 2012. See “– Master Service Agreement with 7810962 Canada Inc.”

In light of the positive results of the clinical trial, we intend to approach the U.S. Food and Drug Administration to request a Type B meeting by the end of 2012 in order to discuss the U.S. marketing approval pathway.

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The following chart summarizes the clinical trial history and status of RHB-102:

Clinical trial name	Development phase of the clinical trial	Purpose of the clinical trial	Clinical trial site	Planned number of subjects of the trial	Number of subjects	Nature and status of the trial	Schedule	Total clinical development cost (estimate)	Accrued cost

Biovail 838332783283	Phase I	PK test of three different formulations of the product in a concentration of 24 mg compared to Zofran 8 mg administered 3 times per day	Biovail Contact Research, Canada	30	30	The trial was performed and indicated that one of the formulations is suitable for continuing the development process	Ended in 2007	-	-

ODO-P1-494	Comparative Bioavailablity	Comparison between once-daily administration of several formulations of RHB-102 to administration of Zofran® 8mg three times per day, 8 hours apart	Algorithme Pharma, Canada	26	26	Successfully completed the study in compliance with the trial’s bioequivalence and safety objectives, meeting is objectives of bioequivalence as defined by U.S. Food and Drug Administration	Ended in Q2 2012	Approx. $2 million	Approx. $1 million

We cannot predict with certainty our development costs and they may be subject to changes. See “Item 3. Key Information – D. Risk Factors – Risk Related to Our Financial Condition and Capital Requirements.”

RHB-103

RHB-103 is an oral thin film formulation of rizatriptan intended for the treatment of acute migraine headaches. Migraine is a neurovascular disorder (related to nerves and blood vessels) characterized by recurrent headaches in one side or both sides of the head. In general, migraine headaches are accompanied by nausea and increased sensitivity to light and sound. Migraines are generally treated through the usage of triptans, a class of molecules that narrow (constrict) blood vessels in the brain in order to relieve swelling and other migraine symptoms. Examples of triptans include sumitriptan, zolmitriptan and rizatriptan, the basis of RHB-103. RHB-103 rapidly dissolves in the mouth.

The product is based on a patented technology called “VersaFilmTM.” This technology allows the production of thin film strips that dissolve rapidly in the mouth, allowing the drug to be absorbed through the oral mucosa and into the bloodstream. The proprietary VersaFilmTM technology is a novel, non-mucoadhesive, fast dissolving oral dosage form.

The VersaFilmTM platform offers potential advantages that include fast absorption of the drug and the convenience of use compared to conventional tablets.

We acquired the rights to RHB-103 under an August 26, 2010 joint development and commercialization agreement with IntelGenx Corp., pursuant to which we received a worldwide, exclusive and perpetual license to various patent rights and know-how related to RHB-103. See “– License Agreement for RHB-103” for more information regarding this agreement.

Competition and Market

To the best of our knowledge, the main marketing competitors of RHB-103 are oral drugs from the triptan family, such as rizatriptan from Merck and Co., Inc., which is marketed in the U.S. under the name of Maxalt®, and sumatriptan, produced by GlaxoSmithKline and marketed in the U.S. as Imitrex® and in generic form since 2006. The target market for RHB-103 is the triptan market, which was estimated at approximately $2.1 billion worldwide in 2011 according to a 2011 report by Business Insights.

According to the 2011 annual report of Merck and Co., Inc., the direct sales of Maxalt® worldwide in 2011 accounted for $639 million. According to an article in the journal Current Pain and Headache Reports 2004 by Dr. David W. Dodick et. al., Rizatriptan (Maxalt®) is considered one of the oral triptans with the highest effectiveness among the triptan family. According to HTA (Health Technology Assessment), the price of one 10 mg tablet is approximately $37. The U.S. patent of Maxalt® is expected to expire in the U.S. in December 2012. It should be noted that, to the best of our knowledge, and based on investigations performed by us, we are prevented from marketing RHB-103 in the U.S. until December 2012, due to the validity of the existing patent of Merck & Co. Inc.

Sumatriptan is the only generic triptan competitor on the market. While its price is generally lower than the rizatriptan based drugs on the market, it ranks lower than these drugs in terms of effectiveness

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We believe that RHB-103 will compare favorably to the other triptan drugs due to the fact that it is delivered through oral dissolution, rather than through conventional tablets. This feature should be especially appealing to pediatric and geriatric populations that often struggle with swallowing capsules with water.

In April 2012, we and IntelGenx, Corp. completed a bioequivalence clinical trial in Canada, subject to the U.S. Food and Drug Administration review and approval, in order to examine the pharmacokinetic equivalence between the soluble film of RHB-103 and rizatriptan of Merck & Co. Inc. (Maxalt MLT®), using 26 volunteers. The final results of the clinical trial, which we received in August 2012, demonstrated that RHB-103 met its specified endpoints and the U.S. Food and Drug Administration criteria in all parameters for bioequivalence with rizatriptan of Merck & Co. Inc. (Maxalt MLT®).

Based on this clinical trial, we and IntelGenx Corp. are preparing to file an NDA with the U.S. Food and Drug Administration for U.S. marketing approval under the 505(b)(2) regulatory path.

The following chart summarizes the clinical trial history status of RHB-103:

Clinical trial name	Development phase of the clinical trial	Purpose of the clinical trial	Clinical trial site	Planned number of subjects of the trial	Number of subjects	Nature and status of the trial	Schedule	Total clinical development cost (estimate)	Accrued cost

PLT—008-09	Phase I	PK comparison with a parallel product	RA Chem Pharma, India	10	10	The trial was performed and indicated similarity between the PK profile of the product and the profile of the reference product	Ended in 2009	-	-

RZA-P9-688	Comparative Bioequivalence	PK comparison with Maxalt MLT®	Algorithme Pharma, Canada	26	26	Successfully completed the study demonstrating bioequivalence as defined by U.S. Food and Drug Administration	Q2 2012	Approx. $1 million	Approx.$800,000

We cannot predict with certainty our development costs and they may be subject to changes. See “Item 3. Key Information – D. Risk Factors – Risk Related to Our Financial Condition and Capital Requirements.”

RHB-104

RHB-104 is intended for the treatment of Crohn’s disease which is a serious inflammatory disease of the gastrointestinal system that may cause abdominal pain, severe and bloody diarrhea, malnutrition and potential life-threatening complications.

RHB-104 is a patented combination of clarithromycin, clofazimine and rifabutin, three generic antibiotic ingredients, in a single capsule and was developed to treat Mycobacterium avium paratuberculosis, or MAP, infections in Crohn’s disease. According to a 2007 article in The Lancet Infectious Diseases by Dr. Martin Feller et. al., which contains a meta-analysis of 18 published scientific and clinical studies, Crohn’s disease patients are seven times more likely than non-Crohn’s patients to have a MAP infection.

To date, Crohn’s disease has been considered to be an autoimmune disease, but the exact pathological mechanism is unclear. According to Dr. Robert Greenstein’s article published in The Lancet Infectious Diseases in 2003, the hypothesis that Crohn’s disease is caused by an interaction between MAP bacteria and the immune systems of individuals having a predisposition to the pathological inflammatory reaction is supported by increasing evidence. This hypothesis is further supported by an increasing number of scientific and clinical studies published in peer reviewed journals since a National Institute of Allergy and Infectious Diseases conference in 1998 that focused on MAP in Crohn’s disease.

In 2011, we obtained U.S. Food and Drug Administration “Orphan Drug” status for RHB-104 for the treatment of Crohn’s disease in the pediatric population. See – “Government Regulations and Funding Orphan Drug Designation.”

The formulation for RHB-104 is presently complete and manufacturing of the all-in-one capsules for our clinical trials and NDA submission is currently in process. Stability testing is currently in progress.

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We acquired the rights to RHB-104, RHB-105 and RHB-106 pursuant to an asset purchase agreement with Giaconda Limited, a publicly traded Australian company. See “Acquisition and License Agreements – Acquisition of RHB-104, RHB-105 and RHB-106.”

In recent years, a technology enabling the identification of the presence of MAP bacteria in patients was developed and patented by Professor Saleh Naser of the University of Central Florida in Orlando. On September 15, 2011, we entered into an agreement with the University of Central Florida Research Foundation, Inc., pursuant to which we acquired the exclusive rights in this patented diagnostic test. See “– Acquisition and License Agreements – License Agreement related to RHB-104.”

On February 12, 2012, we entered into an agreement with Quest Diagnostics Ltd. to develop a commercial diagnostic test for detecting the presence of MAP bacteria in the blood based upon the rights we acquired from University of Central Florida Research Foundation, Inc. We intend to use this test in connection with our planned RHB–104 clinical trials and future commercial applications of RHB-104.

Market

According to the website of the Crohn’s and Colitis Foundation of America (CCFA), an estimated 1.4 million people suffer from Crohn’s disease worldwide with 700,000 in the U.S. alone. The number of sufferers is growing at a rate of at least 1% each year. The disease is now considered to be the second most common chronic inflammatory disorder after rheumatoid arthritis. According to Dr. Andrew Yu in an article published in Current Medical Research Opinions in 2008, the total direct medical cost of Crohn’s disease in the U.S. was estimated to be $7.8 billion to $11.2 billion in 2006. Including indirect costs, the total economic burden of Crohn’s disease was estimated to be $10.9 billion to $15.5 billion.

The MAP bacterium is suspected of being a major factor in causing the inflammatory symptoms of Crohn’s disease patients. According to a study by Professor Saleh Naser et. al. in 2004 in The Lancet Infectious Diseases, approximately 40-50% of Crohn’s disease patients have been found to be infected with these bacteria. These patients represent our target market. EvaluatePharma, a source for commercial analysis of the pharmaceutical and biotech sector, estimates the market for diagnosis and drug treatment of Crohn’s disease to have been approximately $3 billion worldwide in 2011 and estimates the worldwide market for diagnosis and drug treatment of Crohn’s disease to reach $5 billion by 2016.

Competition

Unlike other drugs on the market for the treatment of Crohn’s disease which are immunosuppressive agents, RHB-104 is intended to directly address the suspected cause of the disease, MAP infection. To the best of our knowledge, there is no other drug approved for marketing that treats infections of MAP bacteria in Crohn’s disease patients.

Currently available drugs on the market for the treatment of Crohn’s disease offer only symptomatic relief, the effects of which are largely temporary and accompanied by numerous adverse effects. A report of these side effects is shown in the following chart published by Dr. Carol Nacy et. al. in a report from the American Academy of Microbiology that was published in June 2007.

Drug Family	Example of Drug from the Family	Effect	Common Side Effects

Corticosteroids	Prednisone	Relatively good effectiveness, for some patients only.	Headaches, swinging moods, muscle and bone weakness, heart failure, diabetes and risk of infections.

Immunomodulatory drugs	6-Mercaptopurine Methotrexate	High effectiveness, but only for a certain time and for some patients.	Suppresses the immune system causing risks of infection or even cancer, negative side effects on the liver, kidneys and blood.

Biological agents –Anti-TNF-α drugs. The TNF (Tumor Necrosis Factor) is a component of the immune system.	Remicade, (Infliximab) Humira	Administered intravenously (IV) every 2-8 weeks. Effective for some patients (30-40%). Effectiveness decreases over time.	Suppresses a central component of the immune system. Risk of infectious diseases, cancer and damage to the nervous system.

We may also be exposed to potentially competitive products which may be under development to treat Crohn’s disease, including Sequella’s CM Analog, an innovative cellular therapy with stem cells by Hospital Clinic in Barcelona, Spain, which is still in the formulation stage, and new anti-TNFα therapies which may be under development to treat Crohn’s disease.

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Clinical Development

We are currently preparing two clinical trials, one in the U.S. and one Europe, before submitting applications for marketing approval for RHB-104 from the U.S. Food and Drug Administration through the 505(b)(2) regulatory path. These trials, based on the analysis and data of a Phase III trial conducted in Australia, are designed as a Phase III trial for Crohn’s disease patients in North America and Israel, and a Phase III trial for Crohn’s disease in six countries in Europe. In the Phase III clinical trial in Australia, sponsored by Pharmacia and published by Professor Warwick Selby in 2007 in the medical journal, Gastroenterology, the main objective of the trial was the ratio of patients with recurrent symptoms of the disease in the 12th, 24th and 36th month of disease, out of the patients whose condition had improved after 16 weeks of treatment. The main secondary objective was the rate of patients whose clinical condition improved within the first 16 weeks. Although the study did not meet the main trial objective of showing a difference in relapse rate with long-term treatment, there was a statistically significant difference between the treatment groups in the percentage of subjects in remission at week 16. Professor Marcel Behr and Professor James Hanley from McGill University published a re-analysis of the study in The Lancet Infectious Diseases in June 2008 based on the intent-to-treat (ITT) principle and found that there was a significant statistical advantage for the active therapy over the placebo throughout the period of administration that disappeared once the active therapy was discontinued.

The trial of RHB-104 in North America and Israel will be led by Professor David Y. Graham, MD, from Baylor College of Medicine, Houston, Texas, U.S., while the clinical trial of RHB 104 in Europe will be led by Professor Colm O’Morain, MD, of Meath and Adelaide Hospital, Dublin, Ireland.

We are also currently examining the possibility of carrying out clinical trials on pediatric patients that suffer from Crohn’s disease, a population for which RHB-104 received “Orphan Drug” status in 2011. Upon the successful completion of these trials, we intend to apply for regulatory approval of a pediatric indication of RHB-104.

On April 28, 2011, we entered into an agreement, with our Canadian service provider which entered into a back-to-back agreement with Uman Pharma, Inc., a Canadian drug manufacturer, to manufacture and supply RHB-104 for our clinical trials. See " – Manufacturing Agreement Related to RHB-104."

In June 2011, we entered into an agreement with our Canadian service provider, which entered into a back-to-back agreement with PharmaNet Canada Inc. for the provision of clinical trial services for the RHB-104 adult studies in North America and Europe. In March 2012, our Canadian service provider entered into another agreement with PharmaNet Canada Inc. for the provision of clinical trial services for a pediatric trial of RHB-104. We have not yet set a date for starting the pediatric clinical trial, nor have we applied for U.S. Food and Drug Administration approval to undertake this trial. See “– Master Service Agreements with Canadian service provider” and see also " – Clinical Services Agreement related to RHB-104."

We are currently in discussions with the U.S. Food and Drug Administration for approval to conduct the North American trial based upon an Investigative New Drug (IND) approved by the U.S. Food and Drug Administration in July 2007. Approximately 240 Crohn’s disease subjects are expected to participate in the clinical trial in North America and Israel. Half of the patients will receive RHB-104 and half will receive a placebo drug over a period of approximately six months to determine efficacy, followed by an additional follow-up period of approximately six months to confirm safety. A further Clinical Trial Application (CTA) will be submitted in Europe once the FDA approves the update to the IND.

We are also exploring, through preliminary research, the potential impact of treatment with RHB-104 in other indications.

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The following chart summarizes the clinical trial history and status of RHB-104:

Clinical trial name	Development phase of the clinical trial	Purpose of the clinical trial	Clinical trial site	Planned number of subjects of the trial	Number. of subjects	Nature and status of the trial	Schedule	Total clinical development cost (estimate)	Accrued cost

Borody 2002	Phase IIa	Examining the effect of the treatment on Crohn’s disease patients	Center for Digestive Disease, Australia	12	12	Performed	Ended in 2002	-	-

Borody 2005	Phase II	Examining the effect of the treatment on Crohn’s disease patients	Center for Digestive Disease, Australia	52	52	Performed	Ended in 2005	-	-

Selby 2007	Phase III	Examining the effect of the treatment with the product on Crohn’s disease patients	20 clinical centers in Australia	213	211	The trial was performed and indicated promising improvement rates, although it did not meet the main trial objective, as defined	Ended in 2007	-	-

To be determined	Phase III (N. America and Israel trials)	Examining the product’s effectiveness in alleviating Crohn’s disease patients	To be determined	240		Preparations for Phase III trial in North America and Israel	Expected to end in 2013-2014	$8 million	$2.5 million

To be determined	Phase III (Europe trial)	Examining the product’s effectiveness in alleviating Crohn’s disease patients	To be determined	Under examination		Under examination	To be determined	$6 million	-

To be determined	Pediatric trial	Examining the product’s effectiveness in alleviating Crohn’s disease in pediatric patients	To be determined	To be determined		Under examination	To be determined	To be determined	-

We cannot predict with certainty our development costs and they may be subject to changes. See “Item 3. Key Information – D. Risk Factors – Risk Related to Our Financial Condition and Capital Requirements.”

RHB-105

RHB-105 is intended for the treatment of Helicobacter pylori bacterial infection in the gastrointestinal tract, including strains that are resistant to current standard treatments. RHB-105 is a combination of three approved drug products – omeprazole, which is a proton pump inhibitor (the natural body pump that produces the gastric acids used for digesting the food in the stomach), and amoxicillin and rifabutin which are antibiotics. RHB-105 is administered to patients orally.

Chronic infection with Helicobacter pylori irritates the mucosal lining of the stomach and small intestine. This condition is further exacerbated by the acidic environment within the upper gastro intestinal tract, and can eventually result in a peptic ulcer. According to a 2004 article in The Emerging Infectious Diseases by William M. Duck et. al., patients with a peptic ulcer may complain of abdominal pain, nausea, vomiting and weight loss. In addition, these bacteria are a major risk factor for the development of stomach cancer.

As noted above, we acquired the rights to RHB-105 pursuant to an agreement with Giaconda Limited. See “– Acquisition and License Agreements – Acquisition of RHB-104, RHB-105 and RHB-106.”

Competition and Market

The most popular treatments of Helicobacter pylori type bacteria combine clarithromycin or metronidazole antibiotics with amoxicillin and a proton pump inhibitor. Such current standard of care treatments fail in more than 20% of the patients due to the development of antibiotic resistance, as reported by Dr. Lennita Wannmacher in a 2011 report submitted to the World Health Organization. The potential advantage of RHB-105 over these drugs (such as PrevPac® of Takeda Pharmaceuticals NA) was shown in a Phase II study comprising 130 subjects, in which RHB-105 was shown to eradicate Helicobacter pylori in over 90% of treated patients who failed previous eradication attempts using the current standard of care treatment, as published in the 2006 study report by Dr. TJ. Borody, et. al. in Alimentary Pharmacology & Therapeutics.

Approximately three million Helicobacter pylori infected patients are treated per annum in the U.S. according to a 2007 report by Colin W. Howden, MD, et. al. in The American Journal of Managed Care. Based on this figure, combined with the price of current treatments, we estimate that the U.S. market of RHB-105 to be between $1 billion and $1.5 billion.

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Clinical Development

RHB-105 completed a Phase II clinical trial in Australia and is planned to undergo a Phase II/III study in North America. We intend to seek marketing approval for RHB-105 from the U.S. Food and Drug Administration through the 505(b)(2) regulatory path.

We entered into an agreement with Professor David Y. Graham, MD, from Baylor College of Medicine, Houston, Texas, U.S., to serve as the lead investigator of the clinical trial of RHB-105.

The following chart summarizes the clinical trial history and status of RHB-105:

Clinical trial name	Development phase of the clinical trial	Purpose of the clinical trial	Clinical trial site	Planned number. of subjects of the trial	Number of Subjects	Nature and status of the trial	Schedule	Total clinical development cost (estimate)	Accrued cost

-	Phase IIa	Examining the product’s effectiveness in treating Helicobacter pylori infections in patients for whom standard of care had failed to treat the infection	Center for Digestive Disease, Australia	130	130	The trial was performed and indicated that the treatment is effective for bacteria patients for whom standard of care had failed to treat the infection	Ended in 2005	-	-

To be determined	Phase II/III	Examining the effectiveness, safety and pharmacokinetics of the final formulation	To be determined	To be determined		To be determined	To be determined	$2.6 million	$0.6 million

We cannot predict with certainty our development costs and they may be subject to changes. See “Item 3. Key Information – D. Risk Factors – Risk Related to Our Financial Condition and Capital Requirements.”

RHB-106

RHB-106 is a tablet intended for the preparation and cleansing of the gastrointestinal tract prior to the performance of abdominal procedures, including diagnostic tests, such as colonoscopy, barium enema or virtual colonoscopy, as well as surgical interventions, such as laparotomy.

As noted above, we acquired the rights to RHB-106 pursuant to an agreement with Giaconda Limited. See “– Acquisition and License Agreements – Acquisition of RHB-104, RHB-105 and RHB-106.”

Competition and Market

According to a 2012 report by EvaluatePharma, the world market of products intended for cleansing the gastrointestinal system was estimated at approximately $1.4 billion in 2011.

To the best of our knowledge, the main competition for RHB-106 are gastrointestinal cleansing products based on polyethylene glycol (PEG 3350). These products are delivered in the form of water-soluble powder, and require users to drink between 2-4 liters of solution before performance of the gastroenterological procedure. In addition to the need to drink considerable amounts of solution, a common side effect that raises difficulties with users is the accompanying harsh and unpleasant taste leading to potential difficulties with patient compliance. RHB-106 offers the potential for improved patient compliance because it is tasteless and eliminates the need for drinking liters of poor tasting electrolyte solution. RHB-106 also has an advantage compared to currently available tableted products in the field, in that it does not contain sodium phosphate, an active ingredient linked with a risk of nephrotoxicity.

An additional product, called PrepoPikTM in the U.S. received Food and Drug Administration approval on July 17, 2012. The product which is marketed under the name PicoPrepTM in other countries is based on an active chemical ingredient called sodium picosulfate, the same active ingredient used in RHB-106. This product is also used for clearing the gastrointestinal system and it is given in the form of a water-soluble powder and requires drinking quantities of fluids.

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Products administered in the form of tablets or capsules that were released on the market in the U.S., such as OsmoPrep® and Visicol® (produced by Salix Pharmaceuticals Inc.) and Fleet (produced by C.B. Fleet Company, Inc., or C.B. Fleet), are based on a chemical substance called sodium phosphate. In December 2008, the U.S. Food and Drug Administration published a severe warning against the use of these products due to rare but severe side effects linked to kidney damage. As a consequence of this development, the over-the-counter products of C.B. Fleet were recalled from the market, while the prescription products must carry a severe warning (black box label). As announced by Salix Pharmaceuticals Inc., following the black box warning received from the U.S. Food and Drug Administration, sales in 2009 of these products declined by 39% compared to 2008.

A leading product among the PEG 3350 family of products is MoviPrep®, marketed by Salix Pharmaceuticals, Inc. in the U.S. and by Norgine in Europe. Its price in the U.S. varies from $40 to $60 per dose. It requires drinking of about 2 liters of solution and some users report it has an unpleasant taste. EvaluatePharma estimates that the annual worldwide sales of MoviPrep® and the parallel product marketed outside of the U.S. (Movicol®) in 2011 were approximately $400 million. The potential advantage of RHB-106 over the current competitor products of the PEG 3350 type (such as MoviPrep®), as well as over PicoPrepTM, is that it is tasteless, eliminates the need to drink several liters of solution, and spares the patient the exposure to the harsh tastes that may accompany these products. RHB-106 also does not fall under the black box warning against nephrotoxicity issued by the U.S. Food and Drug Administration in December 2008 with respect to currently marketed capsule preparations which are based on sodium phosphate.

Clinical Development

Giaconda Limited completed a Phase IIa clinical trial in which 62 patients who underwent elective colonoscopies were prospectively randomized to receive either a hypertonic solution with PicoPrepTM (sodium picosulphate) capsules, PicoPrepTM capsules alone, standard GlycoprepTM (PEG) or PicoPrepTM sachets. The clinical trial showed that the PicoPrepTM capsules were the preferred option by the patients and resulted in a lower number of mild adverse events than the other preparations. In terms of “ease of completion”, more subjects in the PicoPrepTM capsule arm, as compared to the GlycoPrepTM arm, rated this bowel preparation as easy to complete.

RHB-106 is currently in the formulation stage. We intend to seek marketing approval from the U.S. Food and Drug Administration through the 505(b)(2) regulatory path.

The following chart summarizes the clinical trial history and status of RHB-106:

Clinical trial name	Development phase of the clinical trial	Purpose of the clinical trial	Clinical site	Planned number of subjects of the trial	Number of subjects	Nature and status of the trial	Performance schedule	Total clinical development cost (estimate)	Accrued cost

-	Phase IIa	Comparison of the product’s effectiveness and safety with an existing products	Center for Digestive Disease, Australia	60	60	Performed	Ended in 2005	-	Approx. $ 150,000

To be determined	To be determined	Comparison of the product’s effectiveness and safety (in its final formulation) with an existing product	To be determined	To be determined	-	To be determined	To be determined	To be determined

We cannot predict with certainty our development costs and they may be subject to changes. See “Item 3. Key Information – D. Risk Factors – Risk Related to Our Financial Condition and Capital Requirements.”

Summary

A summary of our therapeutic candidates is provided below:

Name of Product	Relevant Indication	Potential Advantages Over Most Existing Treatments	Development Stage	Rights in the Product

RHB-101	Cardiovascular	Once-daily	Under review	Worldwide, exclusive license

RHB-102	Oncology support	Reduced number of drug administrations	In preparation for registration for marketing approval	Worldwide, exclusive license

RHB-103	Acute migraine	Discrete dosage form and ease of use	In preparation for registration for marketing approval	Worldwide, exclusive license and co-development

RHB-104	Crohn’s disease	Novel mechanism of action and improved clinical benefit	In preparation for Phase III studies	Acquired all rights to the product, worldwide and exclusive

RHB-105	Helicobacter pylori infection	Improved effectiveness	In preparation for Phase II/III studies	Acquired all rights to the product, worldwide and exclusive

RHB-106	Bowel preparation	Avoids severe bad tasteNo known nephrotoxicity issues	In preparation for Phase II/III studies	Acquired all rights to the product, worldwide and exclusive

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Acquisition and License Agreements

License Agreement for RHB-101

On November 18, 2009, we entered into an agreement with Egalet a/s, a private Danish pharmaceutical company, pursuant to which Egalet a/s granted us a worldwide, exclusive and perpetual license to use its rights in patents and know how relating to a therapeutic candidate containing the active ingredient “Carvedilol” and which is referred to by Egalet a/s as “Egalet Carvedilol.” The name given to this product by us is RHB-101.

The license granted to us includes the right to grant sublicenses. The license covers the development, manufacture, commercialization, use, sale, offer for sale and import of the product for all uses, including medical uses, diagnostics, and other uses in human beings and/or animals.

The granted license is exclusive with regard to Egalet Carvedilol. We also received a non-exclusive license in additional patents for which Egalet a/s retained a right to use such patents in connection with other products.

In consideration for the license, we paid Egalet a/s $100,000. Furthermore, we are obligated under the license to pay Egalet a/s the following additional amounts:

•	$200,000 on the date of our filing of an application for marketing of the product with the U.S. Food and Drug Administration and acceptance by the U.S. Food and Drug Administration of such filing for review;

•	$500,000 on the date of receipt of the marketing approval from the U.S. Food and Drug Administration; and

•	royalties at a rate of 30% of the amounts received by us from our own sales or from sublicenses payments, for a fixed period up to the expiration of the patents exclusively granted to us or 12 years from the date of the first sale of the product, whichever is earlier, in any country where a patent forming the subject of the license is registered.

Egalet a/s had the right to terminate the license if we fail to initiate clinical trials within 24 months, except if the failure to do so was due to the decision of regulatory authorities, is related to technical problems or other reasons beyond our control or influence. We believe that we satisfied this requirement.

The license also included various intellectual property representations of Egalet a/s, including that the intellectual property licensed to us did not infringe upon third party patents or other intellectual property rights, except for one patent in Europe and one patent in the U.S. We subsequently filed an objection to the validity of the relevant European patent and on May 27, 2011, the European Patent Office annulled that patent. With respect to the patent in the U.S., we believe that RHB-101 does not infringe that patent to the extent that RHB-101 contains a “carvedilol free base” and does not contain carvedilol phosphate. RHB-101 does not contain carvedilol phosphate at present and only contains carvedilol free base.

License Agreement for RHB-102

On May 2, 2010, we entered into an agreement with SCOLR Pharma, Inc., a publicly traded Seattle based pharmaceutical company, that granted us a worldwide, exclusive and perpetual license to use patents and know how relating to an oral formulation for sustained release of ondansetron, a generic active chemical substance, for any pharmaceutical indication or treatment usage, diagnostic usage or any other use in human beings or in animals. The name given to the product by us is RHB-102.

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The license granted to us includes the right to grant sublicenses. The license covers the development, manufacture, commercialization, use, sale, offer for sale and import of products for all uses, including medical uses, diagnostics, and other uses in human beings and/or animals. However, under the license agreement SCOLR Pharma, Inc. retained certain rights and is entitled to make use of the know- how for purposes other than RHB-102 and/or products outside of RHB-102’s field of use, which is defined as all indications, including therapeutic, diagnostic and other human and or animal uses.

In consideration for the granting of the license, we paid SCOLR Pharma, Inc. an up-front payment of $100,000. Furthermore, we are obligated under the license to pay to SCOLR Pharma, Inc. additional amounts, as follows:

•	$250,000 upon the receipt of U.S. Food and Drug Administration approval for marketing the product;

•	$250,000 upon the first sale of the product; and

•	royalty payments.

Royalties are payable to SCOLR Pharma, Inc. at a rate of 8% of our net sales or sublicensing fees, for the shorter of:

•	expiration of the last patent granted under the license;

•	10 years from the date of the sale of the first product by us or any third party; and

•	a date when the total of all payments made to SCOLR Pharma, Inc. reach an aggregate of $30 million.

The agreement requires us to make a good faith, continuous and diligent effort to allocate appropriate financial resources to prepare, initiate and complete the clinical development of RHB-102 and file an application for regulatory marketing approval in accordance with industry standards. If we do not comply with this undertaking, SCOLR Pharma, Inc. may terminate the license, except if our failure is due to development failures, negative regulatory decisions, and/or other reasons beyond our control.

Furthermore, if we have not received U.S. Food and Drug Administration approval for the marketing of the product within 36 months, or if product sales do not occur within 48 months following the transfer of the know- how to us, which was 30 days following the date of the agreement, SCOLR Pharma, Inc. may terminate the agreement, unless we elect to pay the relevant milestone payment within 45 days from the date SCOLR Pharma, Inc. notifies us of its intention to terminate the agreement.

License Agreement for RHB-103

On August 26, 2010, we entered into a joint development and commercialization agreement with IntelGenx Corp. under which IntelGenx Corp. granted us a worldwide, exclusive and perpetual license to use its rights in patents and know-how relating to a triptan formula based on the VersaFilmTM technology and which we call RHB-103.

The license includes the right to grant sublicenses. The license covers the co-developing, selling, offering for sale and importing the product for all indications, including, but not limited to, acute treatment of migraine attacks with or without an aura and all other therapeutic, diagnostic, and other human /or animal uses.

The license provides that IntelGenx Corp. reserves the right to grant licenses to manufacture the product, subject to the approval of a steering committee. The agreement further limits our right to grant sublicenses by requiring that we give prior notice to IntelGenx Corp. of the identity of any proposed sub-licensee and provide IntelGenx Corp. with information regarding the main elements of the proposed sublicense agreement. If IntelGenx Corp. objects to a sublicense, the proposed sublicense will be presented for the approval of a steering committee.

Pursuant to the agreement, the parties agreed on joint product development activities. Accordingly, IntelGenx Corp. agreed to devote sufficient resources (subject to the approved budget in the agreement) in order to conduct clinical trials and file an application with the U.S. Food and Drug Administration for marketing of the product, and we agreed to finance the balance of the development in the amount of approximately $849,000, subject to deviations of 10%.

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The joint development of the product is to be conducted through a steering committee, comprised of an equal number of members appointed by us and IntelGenx Corp. The committee is charged with supervising progress of our research and development efforts, reporting on possible delays and deciding on required revisions in the plan. IntelGenx Corp. has the deciding vote in any vote relating to issues of development, regulation and manufacture, while we have the deciding vote in any vote relating to issues of licensing, commercialization and collaborations.

In consideration for the license, we made up-front and milestone payments in the aggregate amount of $600,000 and we are required to make additional milestone payments of up to $700,000 as follows:

•	$200,000 upon the filing of an NDA application and acceptance of the filing by the U.S. Food and Drug Administration; and

•	$500,000 upon receipt of U.S. Food and Drug Administration marketing approval for the product.

In addition, we are required to make royalty payments to IntelGenx Corp. of 20% of net sales if the product is marketed by us and 60% of the first $2 million of net sublicense fees, and 40% of net sublicensing fees thereafter, in if the product is marketed by sublicensees. However, if we bear the regulatory costs in a sublicense arrangement, royalties will be 20% of net sublicense fees until we recover these costs, plus 10% interest, and if IntelGenx Corp. bears such costs, royalties will be 70% of net sublicense fees.

The agreement provides that all intellectual property developed or to be developed exclusively by IntelGenx Corp. will belong exclusively to IntelGenx Corp. and will be licensed to us, and the intellectual property to be developed or financed jointly by IntelGenx Corp. and us will be jointly owned by us and IntelGenx Corp., and each party may make use of such joint intellectual property for uses not competing with either the product or the other party.

Acquisition of RHB-104, RHB-105 and RHB-106

On August 11, 2010 we entered into an asset purchase agreement with Giaconda Limited, a publicly traded Australian company, pursuant to which Giaconda Limited transferred all of its patents, tangible assets, production files, regulatory approvals and other data related to the “Myoconda”, “Heliconda” and “Picoconda” products to us. We renamed these products RHB-104, RHB-105 and RHB-106, respectively. Giaconda Limited further transferred to us products in process, product samples and raw materials. The agreement excluded from the transfer the rights to two other products of Giaconda Limited that are not related to RHB-104, RHB-105 and RHB-106. However, to the extent that the intellectual property associated with these two other products shall be required for the research, development, manufacture, registration, import/export, use, commercialization, distribution, sale and/or offer for sale of any of RHB-104, RHB-105 and RHB-106, Giaconda Limited granted us an exclusive worldwide assignable right to such intellectual property for such purposes. The closing under this agreement occurred on August 26, 2010.

In consideration for the assets purchased by us, we paid Giaconda Limited $500,000. We and Giaconda Limited also agreed that until the expiration of the last patent transferred to us, we will pay to Giaconda Limited 7% of net sales from the sale of the products by us and 20% of the royalties received from sublicensees, in each case, only after we recoup the amounts and expenses exceeding an approved budget.

Under the agreement, it was agreed that none of Giaconda Limited, Prof. Thomas Borody, the developer of the products, nor their respective affiliates may compete with us or assist others to compete with us with respect to the products and acquired technology. Such non-compete undertaking shall be in force for a period of time of up to 10 years from the date of the agreement.

The agreement provides that, should we elect not to proceed with the registration proceedings or the maintenance of any patent transferred to us, we will notify Giaconda Limited and Giaconda Limited will have the right to proceed with the registration, maintenance, development and commercialization of such patent at its expense. Should Giaconda Limited exercise such right, it will be entitled to all amounts received in connection with sales relating to such patent.

The agreement also requires us to make a good faith, continuous and commercially reasonable effort to allocate appropriate financial resources to prepare, initiate and complete the clinical development of the products (with the exception of Picoconda) and file an application for regulatory marketing approval in accordance with industry standards. Development failures, negative regulatory decisions, and/or other reasons beyond our control will not constitute a breach of this obligation. Should we breach this obligation with respect to the development of any of the products, and fail to cure the breach within 90 days from the date that Giaconda Limited sends us a default notice, Giaconda Limited may buy back all of the intellectual property rights with respect to such product for the original purchase price, plus the related development costs incurred by us through the date of the buy-back.

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License Agreement for MAP diagnostic test related to RHB-104

On September 18, 2011, we entered into a license agreement with the University of Central Florida Research Foundation, Inc. pursuant to which we were granted an exclusive license to a patent-protected diagnostic test that identifies the presence of MAP in peripheral blood through DNA testing. The license covers future commercial use of the test, including its manufacture, marketing, sale and commercialization.

Under the agreement, we may grant sublicenses for the test with the consent of the University of Central Florida Research Foundation, Inc., which consent may not be unreasonably withheld.

We intend to use this test in order to identify the MAP status of the subjects in the clinical study, thereby allowing a correlation of MAP status and treatment response to RHB-104.

Under the license agreement, we received an exclusive license for all indications and medical uses of the test in exchange for a one-time payment of $45,000. Furthermore, we agreed to pay royalties of 7% of future sales, or an annual minimum amount noted below, as well as 20% of payments we receive from granting sublicenses.

The agreement provides that the annual minimum royalty payment amount shall be $10,000 in year two, $15,000 in year three, $20,000 in year four and $35,000 every year thereafter. These annual minimum payment amounts shall be deducted from future royalty payments.

Master Service Agreement with 7810962 Canada Inc.

On April 28, 2011, we entered into a master service agreement, which was later amended, with 7810962 Canada Inc., our Canadian service provider for various project management services. According to the agreement, as amended, we agreed to pay our Canadian service provider a monthly fee of $10,000. The agreement allowed our Canadian service provider to enter into service agreements with third parties for the relevant services. The agreement may be terminated by either party upon 30 days’ advance notice.

The agreement with our Canadian service provider provides that certain research and development services related to our projects will be carried out pursuant to our specific requests and upon the signing of specific agreements for each project. Such agreements shall include a description of the required services, service terms and fees. To date, we, through our Canadian service provider, have entered into manufacturing, clinical services and regulatory agreements with respect to RHB-102, RHB-104, RHB-105 and RHB-106.

Furthermore, pursuant to the agreement, the Canadian service provider may provide us with a discount to the research and development services with respect to incentives programs from various authorities that may be granted to the Canadian service provider in the future. As of June 30, 2012 we estimated, that in the future we may receive from our Canadian service provider discounts of approximately $0.5 million. As of June 30, 2012, we had not recorded any research and development expense deductions.

Manufacturing Agreements

Manufacturing Agreement Related to RHB–102

On March 21, 2011, we entered into an agreement with a U.S. drug manufacturer, Pharmaceutics International, Inc., for the manufacture and supply of RHB-102.

The agreement provides for Pharmaceutics International, Inc. to manufacture sufficient amounts of RHB-102 for our clinical trials and other planned tests pursuant to our specifications and in accordance with regulatory requirements.

Pursuant to this agreement, as amended, the manufacturer is entitled to receive up to approximately $1.2 million, payable in installments, during the production periods and in accordance with milestones and also for the reimbursement of certain expenses. The payments will be spread out over a period of a few years. Actual payment amounts, however, may deviate significantly due to changes in the manufacturing processes, the cost of raw materials, laboratory tests and other expenses, subject to the consent of the parties.

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Manufacturing Agreement Related to RHB-104

On April 28, 2011, we entered into an agreement with our Canadian service provider which entered into a back-to-back agreement with Uman Pharma, Inc., a Canadian drug manufacturer, to manufacture and supply RHB-104 for the clinical trials.

The agreement provides for Uman Pharma, Inc. to manufacture sufficient amounts of RHB-104 for our clinical trials, NDA submission batches, and other planned tests pursuant to our specifications and in accordance with regulatory requirements. All manufacturing will be done under good manufacturing practices (GMP), as proscribed by the U.S. Food and Drug Administration.

Pursuant to the agreement, as amended, the manufacturer is entitled to receive approximately $1.4 million, payable in installments, during the production periods and in accordance with milestones and also for the reimbursement of certain expenses. The payments will be spread out over a period of a few years. Actual payment amounts, however, may deviate significantly due to changes in the manufacturing processes, the cost of raw materials, laboratory tests and other expenses, subject to the consent of the parties.

See “– Master Service Agreement with 7810962 Canada Inc.” for a description of our agreement with our Canadian service provider.

Manufacturing Agreement Related to RHB-105

On July 5, 2011, we entered into an agreement with our Canadian service provider which entered into a back-to-back agreement with Corealis Pharma Inc., a Canadian drug manufacturer, to formulate, manufacture and supply a clinical trial batch of RHB-105.

The agreement provides for Corealis Pharma Inc. to manufacture sufficient amounts of RHB-105 for our clinical trials and other planned tests pursuant to our specifications and in accordance with regulatory requirements.

Pursuant to this agreement, as amended, the manufacturer is entitled to receive approximately $500,000, payable in installments, over approximately 3 years. Actual payment amounts, however, may deviate significantly due to changes in the manufacturing processes, the cost of raw materials, laboratory tests and other expenses, subject to the consent of the parties.

See “– Master Service Agreement with 7810962 Canada Inc.” for a description of our agreement with our Canadian service provider.

Manufacturing Agreement Related to RHB-106

On June 27, 2011, we entered into an agreement, which was subsequently amended, with Pharmaceutics International Inc., a U.S. drug manufacturer, for the manufacture of RHB-106.

The agreement provides for Pharmaceutics International Inc. to manufacture sufficient amounts of RHB-106 for our clinical trials and other planned tests pursuant to our specifications and in accordance with regulatory requirements.

Pursuant to this agreement, as amended, the manufacturer is entitled to receive approximately $600,000, payable in installments, over a period of approximately 3 years. Actual payment amounts, however, may deviate significantly due to changes in the manufacturing processes, the cost of raw materials, laboratory tests and other expenses, subject to the consent of the parties.

Clinical Services Agreement related to RHB-104

On June 15, 2011 we entered into an agreement with our Canadian service provider which entered into a back-to-back agreement with PharmaNet Canada Inc., a subsidiary of an international CRO company, and other related entities, for the purpose of performing the clinical trials for RHB-104

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PharmaNet Canada Inc. specializes in the performance of clinical trials and pursuant to the agreement will be responsible for the performance of the clinical trials, including entering into agreements with medical centers to perform the trials, supervision of the performance and progress of the trials and the analysis of the results, all pursuant and subject to applicable regulatory requirements.

Pursuant to this agreement and subsequent amendments, PharmaNet Canada Inc. is entitled to receive $8 million in connection with the Phase III clinical trial in North America and the Phase III clinical trial in Europe, as well as reimbursement of costs and investigator grants to be paid during the trials. The payments will be spread out over the period of the clinical trials and based upon quarterly administration fees, payments for milestones during the course of the clinical trials and reimbursements of certain expenses. These fees, however, may vary widely from time to time in accordance with the final clinical trials protocol and payments to be made to third parties, such as investigator grants and payments for various laboratory tests during the clinical trials, including tests to identify the MAP bacterium.

The agreement includes a timetable for the recruitment of patients, performance of the trials and analysis of results, including a timetable for the performance of ongoing patient follow-up. Such timetables may vary as a result of possible delays in recruitment of patients for the clinical trials.

In March, 2012, we entered into an agreement with our Canadian service provider which entered into a back-to-back agreement with PharmaNet Canada Inc. for the provision of clinical trial services, for pediatric trial of RHB-104.

See “– Master Service Agreement with 7810962 Canada Inc.” for a description of our agreement with our Canadian service provider.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our technology, its therapeutic applications, and related technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We also rely on our trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position. We vigorously defend our intellectual property to preserve our rights and gain the benefit of our technological investments.

We have rights either through assignment, asset purchase or in-licensing to a total of 104 issued patents and 21 patent applications in 12 different patent families. The patents and patent applications are registered in various jurisdictions, the details of each family of patents being provided below. In addition, we have licensed rights to various platform technologies on a non-exclusive basis.

RHB-101

One family of our patents and patent applications is in-licensed by us and is comprised of ten issued patents and one patent application. This family is entitled “Controlled Release Solid Dispersion of carvedilol” and relates to RHB-101. The patent family has a priority date of September 21, 2001 and assuming no extension or adjustment of term, the patents in this family will expire September 23, 2022. This patent family is licensed from Egalet a/s as part of our licensing agreement and relates to controlled release pharmaceutical composition for oral use comprising a solid dispersion of:

•	at least one therapeutically, prophylactically and/or diagnostically active substance (including carvedilol), which is at least partially in an amorphous form,

•	a pharmaceutically acceptable polymer that has plasticizing properties, and

•	optionally, a stabilizing agent, the active substance having a limited water solubility, and the composition being designed to release the active substance with a substantially zero order release.

This family of patents includes one patent application filed in the U.S., and patents granted in Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, the United Kingdom, Ireland and Italy.

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A second family of our patents and patent applications is in-licensed by us from Egalet a/s and is comprised of one patent application in the U.S. related to a controlled release pharmaceutical composition for oral use comprising carvedilol. This family is entitled “Controlled Release Carvedilol Compositions” and also relates to RHB-101. The patent family has a priority date of November 8, 2002 and assuming no extension or adjustment of term or terminal disclaimer once issued, the patent in this family will expire November 7, 2023.

RHB-102

A third family is in-licensed by us and is comprised of three issued patents and two pending patent applications in Europe and Hong Kong. Nineteen countries are designated in the European application. This family is entitled “Monolithic tablet for controlled drug release” and has priority date of March 9, 1998. The non-U.S. patents in this family will expire March 2, 2019 and the U.S. patent will expire on March 9, 2018. This family is in-licensed from SCOLR Pharma, Inc. as part of our licensing agreement and relates to a swellable hydrophilic matrix tablet that delivers drugs in a controlled manner over a long period of time. The drug is disposed in a matrix composed of HPMC or polyethylene oxide, in the presence of a salt, which may be a combination of salts.

A fourth patent family is in-licensed by us and is comprised of 24 issued patents and two pending patent applications. This family is entitled “Amino Acid Modulated extended Release Dosage Form” and has an earliest priority date of December 20, 1999 for the U.S. patents, and the earliest US patent will expire December 20, 2019. The non-U.S. patents will expire February 20, 2022. The patent has been granted in the U.S., Canada, Australia and Europe and two patent applications are still pending in Japan.

This family is licensed from SCOLR Pharma, Inc. and covers an extended release tablet comprising a plurality of granules of an effective amount of a pharmaceutically active compound, at least one amino acid, and an intragranular polymer in which the granule is dispersed within a hydrophilic extragranular polymer matrix which is more rapidly hydrating than the intragranular polymer.

RHB-103

A fifth patent family is in-licensed by us from IntelGenx Corp. and is comprised of three issued patents in the U.S. and one pending patent application. As part of the agreement with IntelGenx Corp., we were granted a worldwide, exclusive and perpetual license which includes the right to grant sub-licenses to these patents and applications. These patents and applications cover various aspects of the VersaFilmTM technology that is the basis for RHB-103. The central U.S. patent (7,132,113) for a multi-layer film formulation comprising the combination of a hydroxypropyl cellulose and a modified starch was issued November 7, 2006 and expires in 2022.

RHB-104

A sixth family of our patents and patent applications is owned by us and is comprised of thirty five issued patents (including U.S., Australia, Canada, Israel, Japan, New Zealand, Norway, Philippines, South Africa, Austria, Belgium, Switzerland, Lichtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, the United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, the Netherlands, Portugal and Sweden) and two pending patent applications. This family is entitled “Method and composition for treating inflammatory bowel disease” and relates to RHB-104. The patent family has priority rights dating to April 1, 1997 and the patents in this family will expire April 1, 2018. This patent family was acquired from Giaconda Limited as part of our asset purchase agreement with them.

This family relates to a method and composition of medications used to treat inflammatory bowel disease, which includes Crohn’s disease. It further provides combinations of anti-atypical mycobacterial agents effective against the atypical mycobacterial strains. It also provides a method of potentially immunizing patients with extracts of non-pathogenic mycobacteria.

A seventh family of our patents and patent applications is owned by us and is comprised of eight patent applications in the U.S., Australia, Canada, Europe (Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Switzerland/Liechtenstein, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Iceland, Italy, Latvia, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Slovenia, Slovakia, Sweden and Turkey), Israel, Japan, South Africa and the Philippines, and one granted patent in New Zealand. In Europe we have the option, once the European application is granted, to validate the European patent in a total of 35 countries. This patent family was acquired from Giaconda Limited as part of our asset purchase agreement with them and is related to RHB-104.

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The family is entitled “Method and composition for treating inflammatory bowel disease” and covers improved compositions comprising rifabutin, clarithromycin, and clofazimine for use in the treatment of Inflammatory Bowel Diseases. In one instance, the compositions may comprise a formulation of rifabutin, clarithromycin, and clofazimine in a single dosage form, such as a capsule, tablet, etc., with one or more specific excipients.

The family also covers a method for formulating the compositions to provide a solid oral dosage form of the composition which has improved efficacy and a reduced likelihood of side effects.

RHB-105

An eighth family of our patents and patent applications is owned by us and comprised of twenty issued patents (including the U.S., Australia, Canada, Austria, Belgium, Switzerland/Liechtenstein, Cyprus, Germany, Denmark, Spain, France, the United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, the Netherlands, Portugal and Sweden). This eighth family is entitled “Improved Method of Eradication of H.pylori” and relates to RHB-105. The patent family has priority rights dating to April 30, 1998 and the patents in this family will expire April 30, 2019. This patent family was acquired as part of the asset purchase agreement with Giaconda Limited.

The family relates to methods for the treatment and/or prevention of recurrence of a gastrointestinal disorder associated with Helicobacter pylori, which entails administering to the patient a therapeutically effective amount of a first antibiotic, which is an ansamycin and a therapeutically effective amount of at least a second antibiotic or antimicrobial agent. The invention also provides pharmaceutical compositions for use in the methods of the invention.

RHB-106

A ninth family of our patents and patent applications is owned by us and is comprised of seven issued patents in the U.S., Australia, Canada and New Zealand and one application in Europe (designating Austria, Belgium, Switzerland/Liechtenstein, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden). This ninth family is entitled “Improved Preparation for colonic evacuation” and relates to RHB-106. The patent family has priority rights dating to November 3, 1995 and the non-U.S. patents in this family will expire November 1, 2016 and the U.S. patents October 31, 2016.

This patent family was acquired from Giaconda Limited as part of our asset purchase transaction and relates to an osmotic colonic evacuant in solid oral dosage form comprising an orthostatic lavage in powder form and a pharmaceutically acceptable excipient, diluent and/or adjuvant. It also relates to a method of evacuating a patient’s colon, a method of treating small bowel bacterial overgrowth or irritable bowel syndrome and a method of treating acute or chronic bacterial bowel infection. It further relates to a sequential pack for the oral administration of at least two treatment regimens including a first treatment regimen comprising an osmotic colonic evacuant in solid oral dosage form, in unit dosage form adapted and presented for a first administration period, together with a second treatment regimen comprising an osmotic colonic evacuant in solid oral dosage form, in unit dosage form adapted and presented for a second administration period.

A tenth family is owned by us and at present includes one U.S. provisional application. The title of this application is “A formulation and method of manufacturing a formulation for use in colonic evacuation” and relates to a new formulation of RHB 106. The U.S. provisional application was filed July 27, 2012.

RHB-104 - new indications

An eleventh family is owned by us and is comprised of two U.S. provisional patent applications. The title of these applications is “A composition and method for treating an autoimmune disease” and relates to new indications for RHB-104. The first U.S. provisional application was filed September 20, 2011 and the second U.S. provisional application was filed September 21, 2011.

Protocol for detection of the Intracellular Infection Mycobacterium avium paratuberculosis in blood

A twelfth family of patents is a single patent licensed from the University of Central Florida Research Foundation Inc. (UCF) and is entitled Protocol for detection of the Intracellular Infection Myobacterium avium paratuberculosis in blood. It was granted in the U.S. (7,488,580 B1) and has a priority date of March 8, 2006, expiring in 2026. This patent relates to a method and kit for detection of intracellular MAP infection in blood and blood derivative samples from humans by culture and PCR. The technology can screen for MAP in blood samples from patients having inflammatory and non-inflammatory bowel disease, and the results used to identify those patients for appropriate treatment with antibiotics. The method and kit allows monitoring and evaluation of the outcome of antibiotic therapy.

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The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted.

Government Regulations and Funding

Pharmaceutical companies are subject to extensive regulation by national, state and local agencies such as the U.S. Food and Drug Administration in the U.S., the Ministry of Health in Israel, or the European Medicines Agency (EMA). The manufacture, distribution, marketing and sale of pharmaceutical products are subject to government regulation in the U.S. and various foreign countries. Additionally, in the U.S., we must follow rules and regulations established by the U.S. Food and Drug Administration requiring the presentation of data indicating that our products are safe and efficacious and are manufactured in accordance with current good manufacturing practices (cGMP) regulations. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted. We and our manufacturers and clinical research organizations may also be subject to regulations under other federal, state and local laws, including, but not limited to, the U.S. Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Clean Air Act and import, export and customs regulations as well as the laws and regulations of other countries. The U.S. government has increased its enforcement activity regarding illegal marketing practices domestically and internationally. As a result, pharmaceutical companies must ensure their compliance with the Foreign Corrupt Practices Act and federal healthcare fraud and abuse laws, including the False Claims Act.

These regulatory requirements impact our operations and differ from one country to another, so that securing the applicable regulatory approvals of one country does not imply the approval of another country. However, securing the approval of a more stringent body, i.e. the U.S. Food and Drug Administration, may facilitate receiving the approval by a regulatory authority in a different country where the regulatory requirements are similar or less stringent. The approval procedures involve high costs and are manpower intensive, usually extend over many years and require highly skilled and professional resources.

U.S. Food and Drug Administration Approval Process

The steps required to be taken before a new drug may be marketed in the U.S. generally include:

•	completion of pre-clinical laboratory and animal testing;

•	the submission to the U.S. Food and Drug Administration of an investigational new drug, or IND, application which must be evaluated and found acceptable by the U.S. Food and Drug Administration before human clinical trials may commence;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

•	submission and approval of an NDA.

Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, what types of patients may enter the study, schedules of tests and procedures, drugs, dosages, and length of study, as well as the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the U.S. Food and Drug Administration as part of the IND.

In all the countries that are signatories of the Helsinki Declaration (including Israel), the prerequisite for conducting clinical trials (on human subjects) is securing the preliminary approval of the competent authorities of that country to conduct medical experiments on human subjects in compliance with the other principles established by the Helsinki Declaration.

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The clinical testing of a drug product candidate generally is conducted in three sequential phases prior to approval, but the phases may overlap or be combined. A fourth, or post approval, phase may include additional clinical studies. The phases are generally as follows:

Phase I. In Phase 1 clinical studies, the product is tested in a small number of patients with the target condition or disease or in healthy volunteers. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the product candidate in humans, side effects associated with increasing doses, and, in some cases, to gain early evidence on efficacy. The number of participants included in Phase 1 studies is generally in the range of 20 to 80.

Phase II. In Phase II studies, in addition to safety, the sponsor evaluates the efficacy of the product candidate on targeted indications to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks. Phase II studies typically are larger than Phase I but smaller than Phase III studies and may involve several hundred participants

Phase III. Phase III studies typically involve an expanded patient population at geographically-dispersed test sites. They are performed after preliminary evidence suggesting effectiveness of the product candidate has been obtained and are designed to further evaluate clinical efficacy and safety, to establish the overall benefit-risk relationship of the product candidate and to provide an adequate basis for product approval. Phase III studies usually involve several hundred to several thousand participants.

Phase IV. Phase IV clinical trials are studies required of, or agreed to by, a sponsor that are conducted after the U.S. Food and Drug Administration has approved a product for marketing. These studies are used to gain additional information from the treatment of patients in the intended therapeutic indication and to verify a clinical benefit in the case of drugs approved under accelerated approval regulations. If the U.S. Food and Drug Administration approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as Phase IV post-approval or post marketing commitments. Failure to promptly conduct Phase IV clinical trials could result in the inability to deliver the product into interstate commerce, misbranding charges, and civil monetary penalties.

Clinical trials must be conducted in accordance with the U.S. Food and Drug Administration’s good clinical practices, or GCP, requirements. The U.S. Food and Drug Administration may order the temporary or permanent discontinuation of a clinical study at any time or impose other sanctions if it believes that the clinical study is not being conducted in accordance with U.S. Food and Drug Administration requirements or that the participants are being exposed to an unacceptable health risk. An institutional review board, or IRB, generally must approve the clinical trial design and patient informed consent at study sites that the IRB oversees and also may halt a study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group recommends whether or not a trial may move forward at designated check points based on access to certain data from the study. The clinical study sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

As a product candidate moves through the clinical testing phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the U.S. Food and Drug Administration increases as clinical studies progress. We and the third-party manufacturers on which we rely for the manufacture of our product candidates and their respective components (including the active pharmaceutical ingredient, or API) are subject to requirements that drugs be manufactured, packaged and labeled in conformity with cGMP. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, recordkeeping and other requirements.

Assuming completion of all required testing in accordance with all applicable regulatory requirements, detailed information on the product candidate is submitted to the U.S. Food and Drug Administration in the form of an NDA, requesting approval to market the product for one or more indications, together with payment of a user fee, unless waived. An NDA includes all relevant data available from pertinent nonclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information on the chemistry, manufacture, controls and proposed labeling, among other things. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product candidate for its intended use to the satisfaction of the U.S. Food and Drug Administration.

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If an NDA submission is accepted for filing, the U.S. Food and Drug Administration begins an in-depth review of the NDA. Under the Prescription Drug User Fee Act, or PDUFA, the U.S. Food and Drug Administration’s goal is to complete its initial review and respond to the applicant within twelve months of submission, unless the application relates to an unmet medical need in a serious or life-threatening indication, in which case the goal may be within eight months of NDA submission. However, PDUFA goal dates are not legal mandates and U.S. Food and Drug Administration response often occurs several months beyond the original PDUFA goal date. Further, the review process and the target response date under PDUFA may be extended if the U.S. Food and Drug Administration requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA. The NDA review process can, accordingly, be very lengthy. During its review of an NDA, the U.S. Food and Drug Administration may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The U.S. Food and Drug Administration is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. Data from clinical studies are not always conclusive and the U.S. Food and Drug Administration and/or any advisory committee it appoints may interpret data differently than the applicant.

After the U.S. Food and Drug Administration evaluates the NDA and inspects manufacturing facilities where the drug product and/or its API will be produced, it will either approve commercial marketing of the drug product with prescribing information for specific indications or issue a complete response letter indicating that the application is not ready for approval and stating the conditions that must be met in order to secure approval of the NDA. If the complete response letter requires additional data and the applicant subsequently submits that data, the U.S. Food and Drug Administration nevertheless may ultimately decide that the NDA does not satisfy its criteria for approval. The U.S. Food and Drug Administration could also approve the NDA with a Risk Evaluation and Mitigation Strategies, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The U.S. Food and Drug Administration also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing. Such post-marketing testing may include phase 4 clinical studies and surveillance to further assess and monitor the product’s safety and efficacy after approval. Regulatory approval of products for serious or life-threatening indications may require that participants in clinical studies be followed for long periods to determine the overall survival benefit of the drug.

If the U.S. Food and Drug Administration approves one of our product candidates, we will be required to comply with a number of post-approval regulatory requirements. We would be required to report, among other things, certain adverse reactions and production problems to the U.S. Food and Drug Administration, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling for any of our products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the U.S. Food and Drug Administration periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. If we seek to make certain changes to an approved product, such as certain manufacturing changes, we will need U.S. Food and Drug Administration review and approval before the change can be implemented. For example, if we change the manufacturer of a product or its API, the U.S. Food and Drug Administration may require stability or other data from the new manufacturer, which data will take time and is costly to generate, and the delay associated with generating this data may cause interruptions in our ability to meet commercial demand, if any. While physicians may use products for indications that have not been approved by the U.S. Food and Drug Administration, we may not label or promote the product for an indication that has not been approved. Securing U.S. Food and Drug Administration approval for new indications is similar to the process for approval of the original indication and requires, among other things, submitting data from adequate and well-controlled studies that demonstrate the product’s safety and efficacy in the new indication. Even if such studies are conducted, the U.S. Food and Drug Administration may not approve any change in a timely fashion, or at all.

We rely, and expect to continue to rely, on third parties for the manufacture of clinical and future commercial, quantities of our product candidates. Future U.S. Food and Drug Administration and state inspections may identify compliance issues at these third-party facilities that may disrupt production or distribution or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, U.S. Food and Drug Administration-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Many of the foregoing could limit the commercial value of an approved product or require us to commit substantial additional resources in connection with the approval of a product. Also, new government requirements, including those resulting from new legislation, may be established, or the U.S. Food and Drug Administration’s policies may change, which could delay or prevent regulatory approval of our products under development.

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Section 505(b)(2) New Drug Applications

As an alternate path for U.S. Food and Drug Administration approval of new indications or new formulations of previously-approved products, a company may file a Section 505(b)(2) NDA, instead of a “stand-alone” or “full” NDA. Section 505(b)(2) of the Food, Drug, and Cosmetic Act, or FDC, was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) path to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

The Hatch-Waxman Amendments permit the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the U.S. Food and Drug Administration’s conclusions from prior review of such studies. The U.S. Food and Drug Administration may require companies to perform additional studies or measurements to support any changes from the approved product. The U.S. Food and Drug Administration may then approve the new product for all or some of the labeled indications for which the reference product has been approved, as well as for any new indication supported by the NDA. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

To the extent that the Section 505(b)(2) applicant is relying on the U.S. Food and Drug Administration’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the U.S. Food and Drug Administration concerning any patents listed for the approved product in the U.S. Food and Drug Administration’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the reference product has expired. Thus, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Orphan Drug Designation

The Orphan Drug Act of 1983, or Orphan Drug Act, encourages manufacturers to seek approval of products intended to treat “rare diseases and conditions” with a prevalence of fewer than 200,000 patients in the U.S. or for which there is no reasonable expectation of recovering the development costs for the product. For products that receive Orphan Drug designation by the U.S. Food and Drug Administration, the Orphan Drug Act provides tax credits for clinical research, U.S. Food and Drug Administration assistance with protocol design, eligibility for U.S. Food and Drug Administration grants to fund clinical studies, waiver of the U.S. Food and Drug Administration application fee, and a period of seven years of marketing exclusivity for the product following U.S. Food and Drug Administration marketing approval.

C.	Organizational Structure

Not applicable.

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D.	Property, Plant and Equipment

On February 23, 2011 we entered into a lease agreement for the lease of offices in the “Platinum” building at 21 Ha’arba’ah Street, Tel Aviv, Israel. Pursuant to the lease agreement, we lease approximately 310 square meters of office space, a 27 square meter warehouse and six parking spaces. The monthly rent is NIS 48,000 (approximately $12,000, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), linked to the Israeli Consumer Price Index of January 2011. The lease term under the agreement is as of March 1, 2011 up to February 28, 2016, with an option to extend the lease term by three additional years. As security for its obligations under the Lease Agreement, we provided a bank guarantee in the amount of NIS 280,000 ($70,000, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012). Since April 2011, these offices have served as our corporate headquarters.

ITEM 4A.	UNRESOLVED STAFF COMMENTS

Not applicable.

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ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this Registration Statement on Form 20-F.  The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this registration statement on Form 20-F, particularly those in “Item 3. Key Information – Risk Factors.”

Company Overview

We are a biopharmaceutical company focused on the development of therapeutic candidates acquired through asset purchases or in-licensing. In particular, we acquire or in-license and develop patent-protected new formulations and combinations of existing drugs in advanced stages of development.

Depending on the specific development program, our therapeutic candidates are designed to provide improvements over existing drugs by improving the safety profile, reducing side effects, lowering the number of daily administrations, using a more convenient administration form, providing a cost advantage and/or exhibiting greater efficacy. Where applicable, we intend to seek U.S. Food and Drug Administration approval for the commercialization of certain of our therapeutic candidates through the alternative Section 505(b)(2) regulatory path under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and in corresponding regulatory paths in other foreign jurisdictions. Our current pipeline consists of six late clinical development therapeutic candidates, two of which have completed bioequivalence clinical trials subject to review and approval by the U.S. Food and Drug Administration.

We have funded our operations primarily through public (in Israel) and private offerings of our securities. Because our therapeutic candidates are currently in development, we cannot estimate when and if we will generate significant revenues in the future.

The following is a description of our six therapeutic candidates:

RHB-101 is a patented formulation once-daily controlled release formulation of carvedilol intended for the treatment of hypertension, heart failure and left ventricular dysfunction (following myocardial infarction). We acquired the rights to RHB-101 pursuant to a November 18, 2009 agreement with Egalet a/s. Pursuant to this agreement, we received a worldwide, exclusive and perpetual license to certain patent rights related to RHB-101. We paid Egalet a/s $100,000 and are required to make milestone payments of up to $700,000 and pay future royalties, for a fixed period of time as determined under the agreement, at a rate of 30% of the amounts received by us from sales of the product by us or from sublicenses payments. See “Item 4. Information on the Company – B. Business Overview – Acquisition and License Agreements - License Agreement for RHB-101.”

RHB-102 is a patented formulation once-daily controlled release oral formulation of ondansetron, in combination with salts, intended for the prevention of radiotherapy-induced nausea and vomiting, by means of an oral formulation of ondansetron. RHB-102 is anticipated to prevent radio-therapy induced nausea and vomiting over a time frame of approximately 24 hours. On May 2, 2010, we received a worldwide, exclusive and perpetual license to use patents and know how relating to RHB-102 from SCOLR Pharma, Inc. in exchange for an up-front payment of $100,000, milestone payments of up to $500,000 and future royalties, for a fixed period of time as determined under the agreement, of 8% of our net sales or sublicense fees. See “Item 4. Information on the Company – B. Business Overview – Acquisition and License Agreements - License Agreement for RHB-102.”

RHB-103 is a patented oral thin film formulation of rizatriptan intended for the treatment of acute migraine headaches. On August 26, 2010, we entered into a joint development and commercialization agreement with IntelGenx Corp. pursuant to which IntelGenx Corp. granted us a worldwide, exclusive and perpetual license to use RHB-103 and to grant sublicenses. In consideration for the license, we made up-front and milestone payments in the aggregate amount of $600,000 and are required to make additional milestone payments of up to $700.000. In addition, we are required to make royalty payments to IntelGenx Corp. of 20% of net sales if the product is marketed by us and 40% of net sublicense fees if the product is marketed by sublicensees. However, in certain events the royalty payments could range between 20% to 70% of net sublicense fees. See “Item 4. Information on the Company – B. Business Overview – Acquisition and License Agreements – License Agreement for RHB-103.”

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RHB-104 is a patented combination of three antibiotics (i.e., clarithromycin, clofazamine and rifabutin) in a single capsule that is intended for the treatment of Inflammatory Bowel Disease (IBD) but has focused on Crohn’s disease patients. Unlike other drugs on the market for the treatment of Crohn’s disease that are immunosuppressive agents, RHB-104 is intended to directly address what is believed to be the cause of the disease - an infection with MAP. On August 11, 2010, we entered into an asset purchase agreement with Giaconda Limited, pursuant to which we acquired ownership rights in patents, tangible assets, production files and regulatory approvals and other data and certain third party agreements related to RHB-104, RHB-105 and RHB-106 in exchange for $500,000 and royalty payments of 7% of net sales and 20% of sublicense fees, in each case, only after we recoup the amounts and expenses exceeding the approved budget. See “Item 4. Information on the Company – B. Business Overview – Acquisition and License Agreements – Acquisition of RHB-104, RHB-105 and RHB -106.”

RHB-105 is a patented combination of three drugs– omeprazole, which is a proton pump inhibitor, and amoxicillin and rifabutin, both of which are antibiotics. RHB-105 is intended for the treatment of Helicobacter pylori bacterial infection in the gastrointestinal tract. We acquired ownership rights in patents, tangible assets, production files and regulatory approvals and other data and certain third party agreements related to RHB-105 pursuant to the Asset Purchase Agreement with Giaconda Limited described above. See “Item 4. Information on the Company – B. Business Overview – Acquisition and License Agreements – Acquisition of RHB-104, RHB-105 and RHB -106.”

RHB-106 is a patented formulation in tablet form intended for the preparation and cleansing of the gastrointestinal tract prior to the performance of abdominal procedures. We acquired ownership rights in patents, tangible assets, production files and regulatory approvals and other data and certain third party agreements related to RHB-106 pursuant to the Asset Purchase Agreement with Giaconda Limited described above. See “Item 4. Information on the Company – B. Business Overview – Acquisition and License Agreements – Acquisition of RHB-104, RHB-105 and RHB -106.”

Components of Statement of Comprehensive Loss

Revenues

In 2011, we recorded non-significant revenues for the first time, in connection with royalty payments received from a third party licensee of limited rights to a patent that we acquired from Giaconda Limited. Our therapeutic candidates are currently in development and, therefore, we cannot estimate when and if we will generate significant revenues in the future.

Research and Development Expenses

See “– C. Research and Development, Patents and Licenses” below.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation for directors, employees and consultants in executive and operational functions. Other significant general and administration costs include office related expenses, professional fees for outside accounting and legal services, travel costs, insurance premiums and depreciation.

Financial Income and Expense

Financial income and expense consist of non-cash financing expenses in connection with the revaluation of mandatory convertible loans that we entered into during 2010. The fair value of these loans was measured at the time of initial issuance. Subsequent to initial recognition of the fair value of these loans, changes in fair value were charged to financial expense or financial income. Immediately before the completion of our initial public offering, all of these loans were automatically converted into ordinary shares and warrants. See “Item 10. Additional Information – C. Material Contracts – Loan Agreements – August 2010 Loan Agreements.” Other financial income and expense include revaluing certain royalty liabilities due to investors in our mandatory convertible loans, interest earned on our cash, cash equivalents and short-term bank deposits, bank fees and other transactional costs and expense or income resulting from fluctuations of the U.S. dollar and other currencies, in which a portion of our assets and liabilities are denominated in NIS. In 2011, the majority of the finance expenses were generated from the revaluation to fair value of the mandatory convertible loans upon their conversion to shares and warrants prior to our initial public offering

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with International Financial Reporting Standards, or IFRS, requires companies to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are subject to an inherent degree of uncertainty and actual results may differ. Our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this Registration Statement on Form 20-F. Critical accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances, and are particularly important to the portrayal of our financial position and results of operations. Our estimates are primarily guided by observing the following critical accounting policies:

Impairment of intangible assets; and

Royalty obligations to investors

Since each of the accounting policies listed above require certain judgments and the use of estimates, actual results may differ from our estimations and as a result would increase or decrease our related actual results.

Impairment of Intangible Assets

Since the development of our therapeutic candidates has not yet been completed and they are defined as research and development assets acquired by us, we review, on an annual basis or when indications of impairment are present, whether those assets are impaired. We make judgments to determine whether indications are present that require reviewing the impairment of these intangible assets. An impairment loss is recognized for the amount by which the assets’ carrying amount exceeds its recoverable amount. The recoverable amounts of cash generating units are based on our estimates as to the development of the therapeutic candidates, changes in market scope, market competition and timetables for regulatory approvals. Since our inception, we have not recognized impairment to our intangible assets.

Royalty Obligations to Investors

Obligations to pay future royalties to investors at a rate of 5% of our future revenues resulting from two of our therapeutic candidates, RHB-103 for the treatment of acute migraine headaches and RHB-104 for the treatment of Crohn’s disease, are presented in the statement of financial position at amortized cost according to our current estimation to pay future royalties to investors. See “Item 10. Additional Information – C. Material Contracts – Loan Agreements – August 2010 Loan Agreements”

Royalty obligations to investors were first recognized at the time we issued mandatory convertible loans in 2010, which were divided into two components for measurement purposes - mandatory convertible loans and royalty obligations to investors. The total consideration that we received from these loans was attributed to the mandatory convertible loans, based on their fair value at the time of initial issuance and the balance was assigned to royalty obligation which is carried at amortized cost (using the embedded effective interest on the date of issuance).

For purposes of our financial statements, the royalty obligation was presented as amortized cost at the time of initial issuance of $391,000 and $948,000 as of June 30, 2012. The increase resulted primarily from interest accretion and from updated management's estimate with regard to future royalties.

Recent Accounting Pronouncements

The recent accounting pronouncements are set forth in Note 2 to our audited financial statements beginning on page F-1 of this Registration Statement on Form 20-F. We are assessing the expected effect of the accounting pronouncements on our financial statements.

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A.   Operating Results

History of Losses

Since inception in 2009, we have generated significant losses mainly in connection with the research and development of our therapeutic candidates. Such research and development activities are expected to expand over time and will require further resources if we are to be successful. As a result, we expect to continue incurring operating losses, which may be substantial over the next several years, and will need to obtain additional funds to further develop our research and development programs. As of June 30, 2012, we had an accumulated deficit of approximately $19.2 million.

We expect to continue to fund our operations over the next several years through public or private equity offerings, debt financings or through commercialization of our therapeutic candidates.

As of June 30, 2012, we had approximately $14.8 million of cash, cash equivalents and short term investments.

Comparison of the Six Month Period Ended June 30, 2012 to the Six Month Period Ended June 30, 2011

Revenues

Revenues for each of the six months ended June 30, 2012 and 2011 were $9,000 in connection with royalty payments received from a third party licensee of limited rights to a patent that we acquired from Giaconda Limited.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2012 were $3.8 million, an increase of $1.8 million, or 90%, compared to $2 million for the six months ended June 30, 2011. The increase resulted primarily from approximately $1.7 million in manufacturing and supply costs related to the clinical trials of RHB-102, RHB-103, RHB-104 and RHB-105 and costs related to the successful completion of the clinical trials of RHB-102 and RHB-103.

General and Administrative Expenses

General and administrative expenses for each of the six months ended June 30, 2012 and 2011 were $1.2 million.

Operating Loss

During the six months ended June 30, 2012 and 2011, our operating loss was approximately $5 million and $3.2 million, respectively. This increase in operating loss was mainly due to an increase in our research and development activities mentioned above.

Financing Income and Expenses

We recognized net financial expenses of $8,000 for the six months ended June 30, 2012, compared to net financial expenses of $7 million for the six months ended June 30, 2011. The expenses represented primarily a one-time non-cash financing expense of $7.94 million in the first six months of 2011 related to the revaluation of our mandatory convertible loans at fair value at the time of their conversion into shares prior to our initial public offering. This was partially offset by a decrease of $1.1 million in financial income in 2012 compared with 2011 due to the effect of changes in foreign exchange rates on our cash balances, which had a negative effect on our net assets during the six months ended June 30, 2012.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

Revenues

During the year ended December 31, 2011, we recorded revenues for the first time in the amount of $23,000, in connection with royalty payments received from a third party licensee of limited rights to a patent that we acquired from Giaconda Limited. In the year ended December 31, 2010, we had no such revenue.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2011 were $5.4 million, compared to $0.7 million for the year ended December 31, 2010. This increase resulted primarily from an increase of $2.3 million in manufacturing and supply costs related to the clinical trials of RHB-102, RHB-103, RHB-104, RHB-105 and RHB-106, fees paid to third parties engaged to conduct our clinical trials for RHB-104 and a $2.1 million increase in salaries and consulting fees (including an increase from share-based payments made to several employees and consultants in the amount of $1.4 million) mainly due to an increase of the number of employees and consultants and option grants in connection with and following our initial public offering.

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General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2011 were $2.5 million, compared to $0.5 million for the year ended December 31, 2010. This increase resulted mainly from an increase of $1.6 million in our payroll and consultant expenses, mainly due to higher share-based payments of $1.4 million in connection with and following our initial public offering, and the transfer of our operations to offices in Tel Aviv in April 2011.

Other Income and Expenses

In 2011, we had no other expenses, compared to $0.5 million for the year ended December 31, 2010 that was related to financing agent fees paid in connection with our mandatory convertible loans.

Operating Loss

In 2011, our operating loss amounted to approximately $7.9 million, compared to $1.7 million in 2010. The increase was due to growth in our activities, which was reflected mainly in an increase in research and development expenses and general and administrative expenses described above, including an increase of share-based payments of $2.8 million in connection with and following our initial public offering.

Financing Income and Expenses

We recognized net financial expenses of $7.6 million in the year ended December 31, 2011, compared to net financial expense of $0.8 million for the year ended December 31, 2010. This increase resulted primarily from a one-time non-cash financing expense of $7.49 million in the year ended December 31, 2011 related to the revaluation of our mandatory convertible loans at fair value at the time of their conversion into shares prior to our initial public offering. In addition, the increase in financial expenses was offset by an increase of $0.5 million in financial income resulting primarily from changes in foreign exchange rates on our cash balances, which had a positive effect on our net assets during the year ended December 31, 2011.

Comparison of the Year Ended December 31, 2010 to the period from August 3, 2009 (date of incorporation) through December 31, 2009

Research and Development Expenses

Research and development expenses for the year ended December 31, 2010 were $0.7 million, compared to $0.1 million for the period from August 3, 2009 through December 31, 2009. The increase was mainly due to significant growth in our activities resulting primarily from an increase in salaries and consulting fees.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2010 were $0.5 million, compared to $43,000 for the period from August 3, 2009 through December 31, 2009, resulting from a significant increase in our activities, primarily the increased number of employees and consultants.

Other Income and Expenses

Other income and expenses for the year ended December 31, 2010 was $0.5 million, compared to other income of $28,000 for the period from August 3, 2009 through December 31, 2009. In 2010, other expenses were due to financing agent fees paid in connection with our mandatory convertible loans.

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Financing Income and Expenses

We recognized net financial expenses of $0.8 million for the year ended December 31, 2010, compared to $4,000 for the period from August 3, 2009 through December 31, 2009. This increase resulted primarily from one-time non-cash financing expenses of $0.5 million related to the revaluation of our mandatory convertible loans in the year ended December 31, 2010, and $0.3 million accretion in respect of royalty obligations to investors.

Quarterly Results of Operations

The following tables show our unaudited quarterly statements of operations for the periods indicated. We have prepared this quarterly information on a basis consistent with our audited financial statements and we believe it includes all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the information shown. Operating results for any quarter are not necessarily indicative of results for a full fiscal year.

Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30
	2010				2011				2012
	(U.S. dollars in thousands)
	(unaudited)
Statements of operations
Revenues	-	-	-	-	6	3	11	3	4	5
Research and development expenses	39	86	202	409	843	1,176	1,540	1,855	2,330	1,498
General and administrative expenses	37	106	173	202	509	679	687	607	607	573
Other expenses (income)	-	58	60	361	-	-	-	-	-	-
Operating loss	76	250	435	972	1,346	1,852	2,216	2,459	2,933	2,066
Financial income	1	1	16	404	765	381	20	5	258	40
Financial expenses	4	7	1,222	-	8,045	57	533	166	59	247
Net loss	79	256	1,641	569	8,626	1,528	2,729	2,620	2,734	2,273

Our quarterly revenues and operating results of operations have varied in the past and are expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

B.	Liquidity and Capital Resources

Liquidity and Capital Resources

Our therapeutic candidates are in the research and development stage and therefore do not generate significant revenues. To date, our activities have been financed by raising capital. Since inception, we have raised an aggregate of approximately $13.3 million from private investors pursuant to investment and/or loan agreements and gross proceeds of approximately $14 million from our initial public offering on the Tel Aviv Stock Exchange. As June 30, 2012, we had approximately $14.8 million of cash, cash equivalents and short term investments.

Below is a summary of our material financing transactions since our inception:

From September to November 2009, we entered into investment agreements pursuant to which we raised an aggregate of $975,000 from the issuance of 649,673 preferred shares and 129,935 warrants exercisable into preferred shares at an exercise price of $0.45 per preferred share.

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From June 2010 to August 2010, we entered into loan agreements with a number of investors, pursuant to which we received gross proceeds of approximately $3.5 million. The loans issued under these loan agreements accrued interest at an annual rate of 8% and were payable upon conversion of the loans. Under the terms of the loan agreements, we agreed to pay the investors certain royalty payments with regard to possible future sales of two of our therapeutic candidates. The loan agreements were subsequently replaced in their entirety by a mandatory convertible loan agreement, other than the obligation to pay royalties to the investors which remain in effect. The mandatory convertible loan agreement subsequently was converted into shares and warrants immediately prior to the completion of our initial public offering on the Tel Aviv Stock Exchange. See “Item 10. – C. Material Contracts – Loan Agreements – August 2010 Loan Agreements.”

On November 7, 2010, we entered into additional mandatory convertible loan agreements with a number of investors pursuant to which we received proceeds of approximately $7.6 million. The loans accrued interest at an annual rate of 8%. Such loans were subsequently converted into shares and warrants immediately prior to the completion of our initial public offering on the Tel Aviv Stock Exchange. See “Item 10. – C. Material Contracts – Loan Agreements – November 2010 Mandatory Convertible Loan Agreement.”

In January 2011, we received gross proceeds of an aggregate of $584,000 in connection with the exercise of all warrants issued under our 2009 investment agreements for 1,299,347 preferred shares.

In February 3, 2011, we raised gross proceeds of approximately $14 million in connection with our initial public offering on the Tel Aviv Stock Exchange of 14,302,300 ordinary shares and 7,151,150 tradable Series 1 warrants. Each tradable Series 1 warrant is exercisable through February 2, 2014 into one ordinary share (i) at a dollar-linked exercise price of NIS 3.8 (approximately $0.9 based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) through February 2, 2012 and (ii) at a dollar-linked exercise price of NIS 4.6 (approximately $1.1, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) from February 3, 2012 to February 2, 2014. The tradable Series 1 warrants expire on February 2, 2014.

Since our initial public offering, investors in our mandatory convertible loans have exercised warrants for an aggregate gross amount of approximately $600,000.

We estimate that so long as no significant revenues are generated from our therapeutic candidates, we will need to raise substantial additional funds to acquire, develop and commercialize therapeutic candidates, as our current cash and short-term investments are not sufficient to complete the research and development of all of our therapeutic candidates and fund our operations. However, additional financing may not be available on acceptable terms, if at all. Our future capital requirements will depend on many factors, including:

•	the regulatory path of each of our therapeutic candidates;

•	our ability to successfully commercialize our therapeutic candidates, including securing commercialization agreements with third parties and favorable pricing and market share;

•	the progress, success and cost of our clinical trials and research and development programs;

•	the costs, timing and outcome of regulatory review and obtaining regulatory approval of our therapeutic candidates and addressing regulatory and other issues that may arise post-approval;

•	the costs of enforcing our issued patents and defending intellectual property-related claims;

•	the costs of developing sales, marketing and distribution channels;

•	our consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated; and

•	We may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

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If the Company is unable to commercialize or out-license its therapeutic candidates or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs related to the therapeutic candidates, which may have material adverse effect on the Company's business, financial condition and results of operations.

Cash Flow

Operating activities

For the year ended December 31, 2011, net cash flow used in operating activities was approximately $4.7 million compared to approximately $1.6 million for the year ended December 31, 2010 and $93,000 for the period from August 3, 2009 through December 31, 2009. The increase in net cash flow used in operating activities was a direct result of the significant increase in our operations, reflected, by increased payments for research and development activities and increased payment of salaries, consultant fees, and payments to other service providers.

Investment activities

Net cash flow used in investing activities for the year ended December 31, 2011 totaled approximately $4.77 million compared to $1.02 million for the year ended December 31, 2010 and $283,000 for the period from August 3, 2009 through December 31, 2009. For the year ended December 31, 2011, we invested a total of $4.5 million in bank deposits and in the acquisition of marketable securities, and for the year ended December 31, 2010, we invested $1.1 million to acquire rights to pharmaceutical products. For the period from August 3, 2009 through December 31, 2009, we purchased rights to a pharmaceutical product for $100,000 and purchased financial assets (marketable securities) at fair value for $189,000.

Financing activities

Net cash flow resulting from financing activities for the year ended December 31, 2011 amounted to approximately $13.8 million, compared with $11.1 million for the year ended December 31, 2010 and $975,000 for the period from August 3, 2009 through December 31, 2009. In 2011, most of the cash flows from financing activities were derived from cash raised in our initial public offering. In 2010, our cash flows from financing activities were derived from our mandatory convertible loans. In 2009, our cash flows from financing activities were derived from the issuance of shares and warrants.

C. Research and Development, Patents and Licenses

Our research and development expenses consist primarily of costs of clinical trials, salaries and consulting fees (including share-based payments), and fees paid to external service providers. We primarily use external service providers to manufacture our therapeutic candidates and to perform clinical trials with our therapeutic candidates. We charge all research and development expenses to operations as they are incurred. We expect our research and development expense to remain our primary expense in the near future as we continue to develop our therapeutic candidates.

Clinical trial expenses

Set forth below is a summary of the gross external costs allocated to our therapeutic candidates on an individual basis for the years ended December 31, 2009, 2010 and 2011.

Year Ended December 31,
				Total Costs Since Project
	2009	2010	2011	Inception
	U.S. dollars in millions
RHB-101	-	-	0.2	0.2
RHB-102	-	0.1	0.3	0.4
RHB-103	-	-	0.2	0.3
RHB-104	-	-	1.4	1.4
RHB-105	-	-	0.2	0.2
RHB-106	-	-	0.2	0.2
Total gross direct project costs	-	0.1	2.5	2.6

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Research and development expenses

From our inception through December 31, 2011, we have incurred research and development expenses of approximately $6.2 million. Set below is a summary of our research and development expenses based on the type of expenditure.

	Amount invested in R&D in 2011	Amount invested in R&D from incorporation date until December 31, 2011
	(U.S. dollars in millions)	(U.S. dollars in millions)
Payroll and related expenses	0.4	0.5
Professional services	0.7	1.1
Share-based payments	1.4	1.4
Clinical trials	2.5	2.6
Patents expenses	0.2	0.3
Other	0.2	0.3
Total	5.4	6.2

Due to the inherently unpredictable nature of clinical development processes, we are unable to estimate with any certainty the costs we will incur in the continued development of the therapeutic candidates in our pipeline for potential commercialization.

Set below is a summary of the total currently anticipated costs related to the development of our pharmaceutical candidates.

Product Name	Total remaining expected costs until the end of the expected development plan (U.S. dollars in millions)	Expected timeline for the completion of the product development	Comments

RHB-101	Not known	Not known	We are examining the regulatory strategy for this product
RHB-102	1	2013	Completed clinical trial prior to submitting the NDA under the 505(b)(2) regulatory path including related costs.
RHB-103	1	2013	Completed clinical trial prior to submitting the NDA under the 505(b)(2) regulatory path, including related costs.
RHB-104	12	2013-2014	Phase III trial in North America including sites in the U.S., Canada, and Israel and Phase III trial in Europe leading to submission of a 505(b)(2) regulatory approval, studies for additional indications, or trials related to the development of the MAP diagnostic test.
RHB-105	2-3	2013	Formulation, Phase II/III trials toward submission of NDA under the 505(b)(2) regulatory path, including related expenses.
RHB-106	2-3	2013	Formulation, Phase II/III trials and submission of NDA under the 505(b)(2) regulatory path, including related expenses.

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While we are currently focused on advancing each of our therapeutic candidates, our future research and development expenses will depend on the clinical success of each therapeutic candidate, as well as available resources and the ongoing assessments of each therapeutic candidate’s commercial potential. In addition, we cannot forecast with any degree of certainty which therapeutic candidates may be subject to future commercialization arrangements, when such commercialization arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. See “Item 3. Key Information – D. Risk Factors – If we and/or our commercialization partners are unable to obtain U.S. Food and Drug Administration and/or other foreign regulatory authority approval for our therapeutic candidates, we and/or our commercialization partners will be unable to commercialize our therapeutic candidates.”

As we obtain results from clinical trials, we may elect to discontinue or delay development and clinical trials for certain therapeutic candidates in order to focus our resources on more promising therapeutic candidates or projects. Completion of clinical trials by us or our licensees may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a therapeutic candidate. See “Item 3. Key Information – D. Risk Factors – Risks Related to Our Business and Regulatory Matters.”

We expect our research and development expenses to increase from current levels as we continue the advancement of our clinical trials and therapeutic candidates’ development. The lengthy process of completing clinical trials and seeking regulatory approvals for our therapeutic candidates requires substantial expenditures. Any failure or delay in completing clinical trials, or in obtaining regulatory approvals, could cause a delay in generating product revenue and cause our research and development expenses to increase and, in turn, have a material adverse effect on our operations. Due to the factors set forth above, we are not able to estimate with any certainty if and when we would recognize any net revenues from our projects.

D.	Trend Information

We are a biopharmaceutical company which focuses its activities on the development of our therapeutic candidates. It is not possible for us to predict with any degree of accuracy the outcome of our research and development or commercialization efforts with regard to any of our therapeutic candidates. Our research and development expenditure is our primary expenditure. Increases or decreases in research and development expenditure are primarily attributable to the level and results of our clinical trial activities and the amount of expenditure on those trials.

E.	Off-Balance Sheet Arrangements

Since inception, we have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

F.	Tabular Disclosure of Contractual Obligations

The following table summarizes our significant contractual obligations on December 31, 2011:

	Total	Less than 1 year	1-5 years	More than 5 years
	(U.S. dollars in thousands) (Unaudited)

Office lease obligations	625	150	475	-
Accounts payable and accruals	513	513

Total	1,138	663	475	-

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The foregoing table does not include royalty obligations to investors at a rate of 5% of our future revenues resulting from two of our therapeutic candidates, RHB-103 and RHB-104, which are presented in the statement of financial position at amortized cost because the obligation will become affective only when such revenues will occur. For purposes of our financial statements, as of December 31, 2011, the royalty obligation was $886,000; the royalty obligation will become payable only when relevant revenues will be generated. See “Item 10. – C. Material Contracts – Loan Agreements – August 2010 Loan Agreements.”

The foregoing table also does not include our in-license agreements with Egalet a/s, SCLOR Pharma, Inc. and IntelGenx Corp., our agreement with the University of Central Florida Research Foundation, Inc., and our asset sale agreement with Giaconda Limited, pursuant to which we are obligated to make various payments upon the achievement of agreed upon milestones and/or make certain royalty payments since we are unable to currently estimate the actual amount or timing of these payments. If all of the milestones are achieved over the life of each in-licensing agreement, we will be required to pay, in addition to royalties on our net income, an aggregate amount of approximately $1.9 million. All of our in-licensing agreements are terminable at-will by us upon prior written notice of 30 days. See “Item 4. Information on the Company — Business Overview — Acquisition and License Agreements.”

ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.	Directors and Senior Management

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this Registration Statement on Form 20-F.

Name	Age	Position(s)

Executive Officers

Dror Ben-Asher	47	Chief Executive Officer and Chairman of the board of directors

Ori Shilo	46	Deputy Chief Executive Officer Finance and Operations, and Director

Reza Fathi, Ph.D.	58	Senior Vice President Research and Development

Gilead Raday	38	Vice President Corporate and Product Development

Adi Frish	43	Vice President Business Development and Licensing

Guy Goldberg	37	Chief Business Officer

Uri Hananel Aharon	31	Chief Accounting Officer

Directors

Shmuel Cabilly, Ph.D. (2)	62	Director

Eric Swenden	68	Director

Kenneth Reed, M.D.	58	Director

Dan Suesskind (1)	68	Director

Ofer Tsimchi (1), (2)	52	External Director

Aliza Rotbard (1), (2)	66	External Director

(1)	Member of our audit committee that also serves as our financial statements committee.

(2)	Member of our compensation committee.

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Executive officers

Dror Ben-Asher has served as our Chief Executive Officer and as a director since August 3, 2009. Since May 4, 2011, Mr. Ben- Asher has also served as Chairman of our board of directors. From January 2002 to November 2010, Mr. Ben- Asher served as a manager at P.C.M.I. Ltd., an affiliate of ProSeed Capital Holdings CVA, which provides us with certain advisory services. Mr. Ben-Asher is currently a director at Agrea Ltd. Mr. Ben-Asher holds an LLB from the University of Leicester, UK, an MJur. from Oxford University, UK and completed LLM studies at Harvard University in the U.S.

Ori Shilo has served as our Deputy Chief Executive Officer Finance and Operations since November 1, 2010 and as a director since August 3, 2009. From 2009 to 2010, Mr. Shilo served as our Vice President Finance and Operations. From 2000 to 2010, Mr. Shilo served as Chief Executive Officer of P.C.M.I. Ltd. Mr. Shilo is currently a director at P.C.M.I. Ltd. and G. Shilo Holdings Ltd. Mr. Shilo holds a B.A in Business Administration from the Academic College for Management in Rishon Lezion, Israel and an MBA in Business Administration from the Ben Gurion University in Beer Sheva, Israel. Mr. Shilo was determined by the board of directors to be a financial and accounting expert under Israeli law.

Reza Fathi, Ph.D., has served as our Senior Vice President Research and Development since May 1, 2010. From 2005 to 2009, Dr. Fathi served as a Director of Research in XTL Biopharmaceuticals Inc., a biotechnology company engaged in developing small molecule clinical candidates for infectious diseases. Prior to that, between 2000-2005, Dr. Fathi served as Director of Research at Vivoquest, Inc., responsible for developing a number of novel natural product based combinatorial technologies for infectious diseases such as HCV and HIV. Between 1998-2000, he served as a Manager of Chemical Biology Research at the Institute of Chemistry and Chemical Biology (ICCB) at Harvard Medical School, pioneering chemical genetics to identify small molecules in cancer biology, and from 1991-1998 headed the Discovery Group at PharmaGenics, Inc. Dr. Fathi holds a Postdoctoral and PhD in Chemistry from Rutgers University, NJ, U.S.

Gilead Raday has served as our Vice President Corporate and Product Development since November 1, 2010. From January 2010 until October 2010, Mr. Raday served as Interim Chief Executive Officer of Sepal Pharma Plc., an oncology drug development company, and from January 2009 to December 2009, he was an independent consultant, specializing in business development and project management in the field of life sciences. From 2004 to 2008, Mr. Raday was a partner in Charles Street Securities Europe, LLP, an investment banking firm, where he was responsible for the field of life sciences. Mr. Raday serves on the boards of Sepal Pharma Plc., Morria Biopharmaceuticals Plc. and ViDAC Limited. Mr. Raday previously served on the boards of Vaccine Research International Plc., TKsignal Plc., and Miras Medical Imaging Plc. He received his MSc in Neurobiology from the Hebrew University of Jerusalem and an MPhil in Biotechnology Management from Cambridge University, UK.

Adi Frish has served as our Vice President Business Development and Licensing since October 10, 2010. From 2006 to 2010, Mr. Frish served as the Chief Business Development at Medigus Ltd., a medical device company in the endoscopic field, and from 1998 to 2006, Mr. Frish was an associate and a partner at the law firm of Y. Ben Dror & Co. Mr. Frish holds an LLB from Essex University, UK and an LLM in Business Law from the Bar-Ilan University, Israel.

Guy Goldberg has served as our Chief Business Officer since July 16, 2012. From July 2007 to July 2012, Mr. Goldberg served as Vice President and then as Senior Vice President of Business Operations at Eagle Pharmaceuticals, a specialty injectable drug development company, based in New Jersey. From 2004 to 2007, Mr. Goldberg was an associate at ProQuest Investments, a healthcare focused venture capital firm, and from 2002 to 2004, Mr. Goldberg was a consultant at McKinsey & Company. Mr. Goldberg holds a B.A. in Economics and Philosophy from Yale University and a J.D. from Harvard Law School in the U.S.

Uri Hananel Aharon has served as our Chief Accounting Officer since April 12, 2011. From 2007 to 2011, Mr. Aharon served as a team manager at Ernst & Young Israel, specializing in auditing and financial consulting for companies traded on The Nasdaq Stock Market and the Tel Aviv Stock Exchange, both in the biotech and high-tech sectors. From 2004 to 2007, Mr. Aharon served as an accounting intern at Ziv Haft, BDO. Mr. Aharon holds a BA in Accounting and Economics from the Hebrew University of Jerusalem, Israel and an MBA in Business Taxation from the Academic College for Management in Rishon Lezion, Israel.

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Directors

Dr. Shmuel Cabilly has served as a member of our board of directors since August 26, 2010, and has served on our compensation committee since May 5, 2011. Dr. Cabilly currently serves on the board of directors of BioKine Therapeutics Ltd., Irody Inc., Biologic Design Ltd., Silenseed Ltd., Mobydom Ltd., Neuroderm Ltd., Dentack Implants Ltd., Ofakim Hi-Tech Ventures Ltd., Meytag Hi-Tech Ventures Ltd., Dia Cardio Ltd., Pixcell Medical Technologies Ltd., Medasense Biometrics Ltd., L.R.S. Ltd., Algomia Ltd. Velocee Inc., A.G.M. Biological Products Development Ltd. Ornim Inc. N.E.D. Next Dimension Ltd., OPLON B.V., ONECALL CONTACT CENTERS LTD., Coeruleus Ltd., Efranat Ltd. BioCep Ltd., Health Watch Technologies Ltd., and VIDAC Pharma Ltd. Dr. Cabilly holds a BSC Biology from the Ben Gurion University of Beer Sheva, Israel, an MSC in Immunology and Microbiology from the Hebrew University of Jerusalem, Israel and a PhD in Immunology and Microbiology from the Hebrew University of Jerusalem, Israel.

Eric Swenden has served as a member of our board of directors since May 3, 2010, and has served on our investment committee since May 5, 2011. From 1966 until 2001 Mr. Swenden served in various positions including Chief Executive Officer (since 1985) and Executive Chairman (since 1990) of Vandemoortele Food Group, a privately held Belgium-based European food group with revenue of approximately EUR 2 billion, and he currently serves on the board of directors of Lifeline Scientific, Inc., TBC S.A., ERDA S.A., Alterpharma N.V., Uteron Pharma and Gudrun N.V. Mr. Swenden holds an M.A. in Commercial Science from the University of Antwerp, Belgium. Mr. Swenden was determined by the board of directors to be a financial and accounting expert, under Israeli law.

Kenneth Reed, M.D. has served as a member of our board of directors since December 15, 2009. Dr. Reed is a dermatologist, practicing in a private practice under the name of Kenneth Reed MD PC. Dr. Reed currently serves on the board of directors of Minerva Biotechnologies Corporation. Dr. Reed received his B.A from Brown University in the United States and a M.D. from the University of Medicine and Dentistry of New Jersey in the U.S. Dr. Reed is a board certified dermatologist with over 25 years of clinical experience since completing the Harvard Medical School Residency Program in Dermatology.

Dan Suesskind has served as a member of our board of directors since February 21, 2011, and has served on our audit committee and investment committee since May 5, 2011. From 1977 to 2008, Mr. Suesskind served as the Chief Financial Officer of Teva Pharmaceutical Industries Ltd. Mr. Suesskind served as a director of Teva Pharmaceutical Industries Ltd. between 1981 to 2001 and again since 2010. In addition, Mr. Suesskind currently serves on the board of directors of Migdal Insurance and Financial Holdings Ltd., Syneron Medical Ltd., Gefen Biomed Investments Ltd., Israel Corporation Ltd. as well as a member of the board (and finance and investment committee) of the Jerusalem Foundation, a member of the investment committee of the Israel Academy of Science and Humanities and the board of trustees of the Hebrew University. Mr. Suesskind is one of the founders and a member of the steering committee of the Israeli Forum of Chief Financial Officers. Mr. Suesskind holds a BA in Economics and Political Science from the Hebrew University of Jerusalem, Israel and an MBA in Business Administration from University of Massachusetts in the U.S. Mr. Suesskind was determined by the board of directors to be a financial and accounting expert, under Israeli law.

Ofer Tsimchi has served as an external director on our board of directors since May 4, 2011, a member of our audit committee and as the Chairman of our compensation committee since May 5, 2011. Since 2008, Mr. Tsimchi has served as the Chairman of the board of directors of Polysack Plastic Industries Ltd. and Polysack-Agriculture Products, and since 2006 he has served as a Partner in the Danbar Group Ltd., a holding company. Mr. Tsimchi currently serves on the board of directors of Polysack Plastic Industries Ltd., Kidron Industrial Materials Ltd., Amutat Zionut 2000, Danbar Group Ltd. and Polysack Agriculture Hi-Technologies. Mr. Tsimchi received his BA in Economics and Agriculture from the Hebrew University of Jerusalem, Israel. Mr. Tsimchi was determined by the board of directors to be a financial and accounting expert, under Israeli law.

Aliza Rotbard has served as an external director on our board of directors since May 4, 2011, as the Chairman of our audit committee and a member of our compensation committee since May 5, 2011. Ms. Rotbard served as the Deputy General Manager of the Tel-Aviv Stock Exchange, was the founder and CEO of DOORS Information Systems and currently serves as an external director of Kamada Ltd., ProSeed Venture Capital Fund Ltd., American Insurance Group, Hadera Paper Ltd., R.V.B. Holdings Ltd., and QLI, Queenco Leisure International Ltd. Ms. Rotbard also serves as a director of B.G.I. Investments (1961) Ltd., MobileMax Technologies Ltd. and Pointer Telocation Ltd. Ms. Rotbard holds a B.Sc. in Mathematics and Physics from the Hebrew University of Jerusalem, Israel. Ms. Rotbard was determined by the board of directors to be a financial and accounting expert, under Israeli law.

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B.	Compensation

Employment Agreements

We have entered into employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable laws.

For information on exemption and indemnification letters granted to our officers and directors, please see “ – 6.C. Board Practices – Exemption, Insurance and Indemnification of Directors and Officers.”

Director Compensation

Under the Israeli Companies Law, 5754-1999, and related regulations, external directors are entitled to a fixed annual compensation and an additional payment for each meeting attended. We currently pay our external directors, Mr. Ofer Tsimchi and Ms. Aliza Rotbard, an annual fee of NIS 42,200 (approximately $10,500, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) and a fee of NIS 2,820 (approximately $700, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) per meeting (or a smaller amount in case they do not physically attend the meeting). In addition, each of Mr. Tsimchi and Ms. Rotbard received options to purchase 150,000 ordinary shares at an exercise price of $1.05 per share, which expire in 2018.

On May 30, 2010, our shareholders approved a recommendation from the board of directors to grant options to Mr. Swenden and Dr. Reed to purchase 90,000 ordinary shares each at an exercise of $0.165 per share, which expire in 2017, and on November 11, 2010, our shareholders approved a recommendation from the board of directors to grant an option to Dr. Cabilly to purchase 90,000 ordinary shares at an exercise of $0.50 per share, which expire in 2017 (the numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange). These options vest over a period of 3 years, a third of which vested at the first anniversary, and the remaining of which vest in 8 subsequent equal quarterly installments.

On January 19, 2011, our shareholders approved a recommendation from the board of directors to cause all options granted to our directors, until our initial public offering and at the time of our initial public offering, to immediately vest in the event of a “takeover” as defined in our 2010 Stock Option Plan. See “– F. Share Ownership – Stock Option Plans. ” Our shareholders further approved a recommendation of the board of directors to grant:

•	Mr. Sweden: options to purchase 150,000 ordinary shares at an exercise price of $0.50 per share, which expire in 2018;

•	Mr. Suesskind: options to purchase 860,000 ordinary shares at an exercise price of $0.50 per share, which expire in 2018;

•	Dr. Reed: options to purchase 150,000 ordinary shares at an exercise price of $0.50 per share, which expire
•	in 2018; and

•	Dr. Cabilly: options to purchase 150,000 ordinary shares at an exercise price of $0.50 per share, which expire in 2018.

Upon completion of our initial public offering, the above options grants were issued. A third of these options vested on February 3, 2012, and the remaining options vest in 8 subsequent equal quarterly installments (subject to rounding) commencing March 31, 2012.

Effective as of October 1, 2011, Dr. Reed, Mr. Swenden, Dr. Cabilly and Mr. Suesskind receive the same cash remuneration as was approved for the external directors as described above.

Executives and Directors Compensation

The aggregate compensation paid, and benefits in-kind granted to or accrued on behalf of all of our directors and senior management for their services, in all capacities, to us during the year ended December 31, 2011, was approximately $3.5 million. This amount included approximately $88,000 for long-term benefits paid to retirement plans on behalf of our senior management during the year ended December 31, 2011. No additional amounts have been set aside or accrued by us to provide pension, retirement or similar benefits.

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Below is a breakdown of the annual compensation paid to each of our five highest paid executives and directors for 2011:

Name and Positions	Salary and related benefits	Consultancy fees and related benefits	Cost attributed to share-based compensation
		(U.S. dollar in thousands)
Dror Ben-Asher Chief Executive Officer and Chairman of the board of directors	273	-	656

Ori Shilo Deputy Chief Executive Officer Finance and Operations	218	-	522

Gilead Raday Vice President Corporate and Product Development	148	-	216

Reza Fathi, Ph.D. Senior Vice President Research and Development	-	174	208

Dan Suesskind Director	-	4	361

Employment Agreement with Mr. Dror Ben-Asher

On November 1, 2010 we entered into an employment agreement with Mr. Dror Ben-Asher, pursuant to which he serves as our Chief Executive Officer. Mr. Ben-Asher also currently serves as Chairman of our board of directors.

Pursuant to the terms of the agreement, Mr. Ben-Asher is entitled to a monthly salary of NIS 55,000 (approximately $13,700, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), a car allowance of NIS 5,000 (approximately $1,200, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), reimbursement for all mobile phone expenses, contributions to a pension fund/directors’ insurance fund, advanced study fund, disability insurance and leave days, all as provided for in his employment agreement.

The agreement further provides that if the agreement is terminated in connection with a “hostile takeover,” Mr. Ben-Asher shall be entitled to a special one-time bonus equal to his then current monthly salary and retirement benefits, including payments to an advanced study fund and pension arrangement and car expense reimbursement, multiplied by 12. A “hostile takeover” is defined in the employment agreement as an occurrence where a person, entity or group that was not an interested party under the Israeli Securities on the date of the initial public offering of our ordinary shares, becomes a “controlling shareholder,” within the meaning of such term in the Israeli Securities Law 1968, or a “holder,” as defined in the Israel Securities Law 1968, of 25% or more of the voting rights in the Company. See “ – E. Share Ownership – Stock Option Plan” for a description of interested parties under the Israeli Securities Law. In addition, on January 19, 2011, we amended the terms of Mr. Ben-Asher’s options to provide that in the event of a “takeover”, as defined in our 2010 Option Plan, all options granted to Mr. Ben-Asher until the IPO including the options granted subject to completion of our IPO shall immediately vest in full. See “ – E. Share Ownership – Stock Option Plan” for a description of interested parties under the Israeli Securities Law – 1968.

We may terminate the employment agreement with Mr. Ben-Asher upon 180-days prior notice, while Mr. Ben-Asher may terminate the agreement upon 90-days prior notice.

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On May 30, 2010 Mr. Ben-Asher was granted 7 year options to purchase 750,000 ordinary shares at an exercise price of $0.165 per share. 250,000 of these options vested on February 2, 2011, and the remaining 500,000 options vest in 8 subsequent quarterly installments of 62,500 options commencing March 31, 2011 (which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange).

Upon completion of the initial public offering, Mr. Ben-Asher was granted 7 year options to purchase 1,540,000 ordinary shares at an exercise price of $0.50 per share. 513,333 of these options vested on February 3, 2012, and the remaining 1,026,667 options vest in 8 subsequent equal quarterly installments of 128,333 options (except for one installment of 128,337) commencing March 31, 2012.

On February 15, 2012 we amended Mr. Ben-Asher’s employment agreement in order to increase his car allowance, as of January 1, 2011, from NIS 5,000 (approximately $1200, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) to NIS 6,000 (approximately $1500, based on the representative U.S. dollar– NIS rate of exchange of 4.028 on August 31, 2012).

On February 15, 2012 we granted Mr. Ben-Asher 7 year options to purchase 600,000 ordinary shares at an exercise price of $0.72. These options vest in 6 equal installments of 100,000 options every 6 months following January 1, 2012.

Employment Agreement with Mr. Ori Shilo

On November 1, 2010, we entered into an employment agreement with Mr. Ori Shilo, pursuant to which Mr. Shilo serves as our Deputy Chief Executive Officer Finance and Operations. Mr. Shilo also currently serves as one of our directors.

Pursuant to the terms of the agreement, Mr. Shilo is entitled to a monthly salary of NIS 45,000 (approximately $11,200, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), a car allowance of NIS 4,000 (approximately $1,000 , based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), reimbursement for all mobile phone expenses, contributions to a pension fund/directors’ insurance fund, advanced study fund, disability insurance and leave days, all as provided for in his employment agreement.

The agreement further provides that if the agreement is terminated in connection with a “hostile takeover”, Mr. Shilo will be entitled to a special one-time bonus equal to his then current monthly salary and retirement benefits, including payments to an advanced study fund and pension arrangement and car expense reimbursement, multiplied by 12. In addition, on January 19, 2011, we amended the terms of Mr. Shilo’s options to provide that in the event of a “takeover”, as defined in our 2010 Option Plan, all options granted to Mr. Shilo until the IPO including the options granted subject to completion of our IPO shall immediately vest in full. See “ – E. Share Ownership – Stock Option Plan” for a description of interested parties under the Israeli Securities Law – 1968. . We may terminate the employment agreement with Mr. Shilo upon 180-days prior notice, while Mr. Shilo may terminate the agreement upon 90-days prior notice.

On May 30, 2010 Mr. Shilo was granted 7 year options to purchase 750,000 ordinary shares at an exercise price of $0.165 per share. 250,000 of these options vested on February 2, 2011, and the remaining 500,000 options vest in 8 subsequent quarterly installments of 62,500 options commencing March 31, 2011 (which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange).

Upon completion of the initial public offering, Mr. Shilo was granted 7 year options to purchase 1,220,000 ordinary shares at an exercise price of $0.50 per share. 406,667 of these options vested on February 3, 2012, and the remaining 813,333 options vesting in 8 subsequent equal quarterly installments of 101,666 options (except for one installment of 101,671) commencing March 31, 2012.

On February 15, 2012 we amended Mr. Shilo’s employment agreement in order to increase his car allowance, as of January 1, 2011, from NIS 4,000 (approximately $1,000, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) to NIS 5,000 (approximately $1,200, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012).

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On February 15, 2012, we granted Mr. Shilo 7 year options to purchase 400,000 ordinary shares at an exercise price of $0.72. These options vest in 6 equal installments of 66,667 options (except for one installment of 66,665) every 6 months following January 1, 2012.

Employment Agreement with Mr. Gilead Raday

On November 1, 2010, we entered into an employment agreement with Mr. Gilead Raday, pursuant to which Mr. Raday serves as our Vice President Corporate and Product Development.

Pursuant to the terms of the agreement, Mr. Raday is entitled to a monthly salary of NIS 30,000 (approximately $7,500, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), a car allowance of NIS 3,000 (approximately $750, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), reimbursement for all mobile phone expenses up to NIS 400 a month (approximately $100, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), contributions to a pension fund/directors’ insurance fund, advanced study fund, disability insurance and leave days, all as provided for in his employment agreement.

The agreement further provides that if the agreement is terminated in connection with a “hostile takeover”, Mr. Raday will be entitled to a special one-time bonus equal to his then current monthly salary and retirement benefits, including payments to an advanced study fund and pension arrangement and car expense reimbursement, multiplied by 6. In addition, on January 19, 2011, we amended the terms of Mr. Raday’s options to provide that in the event of a “takeover”, as defined in our 2010 Option Plan, all options granted to Mr. Raday until the IPO including the options granted subject to completion of our IPO shall immediately vest in full. See “ – E. Share Ownership – Stock Option Plan” for a description of interested parties under the Israeli Securities Law – 1968. Mr. Raday’s employment agreement may be terminated by either us or Mr. Raday upon 60-day prior notice.

On August 24, 2010, Mr. Raday was granted 7 year options to purchase 310,000 ordinary shares at an exercise price of $0.165 per share. 103,333 of these options vested on February 2, 2011, and the remaining 206,667 options vest in 8 subsequent quarterly installments of 25,833 options (except for one installment of 25,836) commencing March 31, 2011 (which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange).

Upon completion of the initial public offering, Mr. Raday was granted 7 year options to purchase 500,000 ordinary shares at an exercise price of $0.50 per share. 166,667 of these options vested on February 3, 2012, and the remaining 333,333 options vesting in 8 subsequent equal quarterly installments of 41,667 options (except for one installment of 41,664) commencing March 31, 2012.

On January 5, 2012, we amended Mr. Raday’s employment agreement in order to increase his car allowance from NIS 3,000 (approximately $750, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) to NIS 4,000 (approximately $1,000, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) and his monthly salary from NIS 30,000 (approximately $7,500, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012) to NIS 36,000 (approximately $9,000, based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012), each as of January 1, 2012.

On January 5, 2012, we granted Mr. Raday 7 year options to purchase 75,000 ordinary shares at an exercise price of $0.72. These options vest in 6 equal installments of 12,500 options every 6 months following January 1, 2012.

Consultancy Services Agreement with Reza Fathi, PhD

On May 11, 2010 we entered into a consulting agreement with Reza Fathi, PhD, to serve as our director of research operations

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Pursuant to the terms of the agreement, Dr. Fathi is entitled to a monthly payment of $4,000 and reimbursement of expenses in the fixed amount of $100. On August 25, 2010, we amended this agreement and Dr. Fathi was appointed as our Senior Vice President R&D as of August 1, 2010, and his monthly payment was increased to $10,000. On January 1, 2011, we amended the agreement in order to increase Dr. Fathi’s, monthly payment to $13,000 and expense reimbursement amount of $300. On October 1, 2011, we amended the agreement again in order to increase Dr. Fathi’s monthly payment to $16,000.

The agreement further provides that if the agreement is terminated in connection with a “hostile takeover”, Dr. Fathi will be entitled to a special one-time bonus in the amount of his then current monthly consultancy payment, multiplied by 6. In addition, on January 19, 2011, we amended the terms of Dr. Fathi’s options to provide that in the event of a “takeover”, as defined in our 2010 Option Plan, all options granted to Dr. Fathi until the IPO including the options granted subject to completion of our IPO shall immediately vest in full. See “ – E. Share Ownership – Stock Option Plan” for a description of interested parties under the Israeli Securities Law – 1968. Dr. Fathi’s employment agreement may be terminated by either us or Dr. Fathi upon 60-days prior notice.

On May 30, 2010, Dr. Fathi was granted 7 year options to purchase 90,000 ordinary shares at an exercise price of $0.165 per share. 30,000 of these options vested on February 2, 2011, and the remaining 60,000 options vest in 8 quarterly subsequent installments of 7,500 options commencing March 31, 2011 (which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange).

On August 6, 2010, Dr. Fathi was granted 7 year options to purchase 180,000 ordinary shares respectively at an exercise price of $0.165 per share. 60,000 of these options vested on May 30, 2011, and the remaining 120,000 options vest in 8 subsequent equal quarterly installments of 15,000 options commencing June 30, 2011 (which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange).

Upon completion of our initial public offering, Dr. Fathi was granted 7 year options to purchase 500,000 ordinary shares at an exercise price of $0.50 per share. 166,667 of these options vested on February 3, 2012, and the remaining 333,333 options vest in 8 subsequent equal quarterly installments of 41,667 options (except for one installment of 41,664) commencing March 31, 2012.

On January 5, 2012, we granted Dr. Fathi 7 year options to purchase 200,000 ordinary shares at an exercise price of $0.72. These options vest in 6 equal installments of 33,333 options (except for one installment of 33,335) every 6 months following January 1, 2012.

Remuneration of Mr. Dan Suesskind (Director)

For information regarding remuneration to Mr. Dan Suesskind, please see “– Director Compensation.”

C.	Board Practices

Appointment of Directors and Terms of Officers

Pursuant to our articles of association, the size of our board of directors shall be no less than 5 persons but no more than 7, excluding at least two external directors. The directors, except for our external directors, are divided into three classes, as nearly equal in number as possible. At each annual general meeting, which is required to be held annually, but not more than fifteen months after the prior annual general meeting, the term of one class of directors expires, and the directors of such class are elected or re-elected for a term that expires at the annual general meeting held in the third year following such election. The directors of the first class, currently consisting of Dror Ben-Asher and Ori Shilo, will hold office until our annual general meeting to be held in the year 2014. The directors of the second class, currently consisting of Kenneth Reed, M.D. and Eric Swenden, will hold office until our annual general meeting to be held in the year 2015, and the directors of the third class, currently consisting of Shmuel Cabili PhD and Dan Suesskind, will hold office until our annual general meeting to be held in the year 2013. Until the next annual general meeting, the board of directors may elect new directors to fill vacancies, or increase the number of members of the board of directors up to the maximum number provided in our articles of association. Any director so appointed may hold office until the first general shareholders’ meeting convened after the appointment.

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Pursuant to the Israeli Companies Law, 1999, one may not be elected and may not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his duties as a director in the company, taking into consideration, among other things, the special needs and size of the company. In addition, a public company may convene an annual general meeting of shareholders to elect a director, and may elect such director, only if prior to such shareholders meeting, the nominee declares, among other things, that he or she possesses all of the required qualifications to serve as a director (and lists such qualifications in such declaration) and has the ability to dedicate an appropriate amount of time for the performance of his duties as a director of the company.

Under the Israeli Companies Law, the entering by a public company into a contract with a non-controlling director as to the terms of his office, including exculpation, indemnification or insurance, requires the approval of the audit committee, the board of directors and the shareholders of the company.

The appointment and terms of office of all our officers, other than directors and the general manager (chief executive officer), are determined by the general manager, subject to the approval of our board of directors, audit committee and/or compensation committee.

We have service contracts with two of our directors, Dror Ben-Asher and Ori Shilo that provide for benefits upon termination of their employment as directors. For more information, see “ – B. Compensation – Executives and Director Compensation.”

Independent and External Directors - Israeli Companies Law Requirements

We are subject to the provisions of the Israeli Companies Law. The Israeli Minister of Justice has adopted regulations exempting companies like us whose shares are traded outside of Israel from some provisions of the Israeli Companies Law.

Under the Israeli Companies Law, companies incorporated under the laws of Israel whose shares are either (i) listed for trading on a stock exchange or (ii) have been offered to the public in or outside of Israel, and are held by the public (Public Company) are required to appoint at least two external directors. The Israeli Companies Law provides that a person may not be appointed as an external director if the person is a relative of the controlling shareholder or if the person or the person’s relative, partner, employer, someone to whom he is subordinated directly or indirectly or any entity under the person’s control, has, as of the date of the person’s appointment to serve as external director, or had, during the two years preceding that date, any affiliation with us, our controlling shareholder, any relative of our controlling shareholder, as of the date of the person’s appointment to serve as external director, or any entity in which, currently or within the two years preceding the appointment date, the controlling shareholder was the company or the company's controlling shareholder; and in a company without a controlling shareholder or without a shareholder holding 25% or more of the voting rights in the company, any affiliation to the chairman of the board of directors, to the general manager (Chief Executive Officer), to a shareholder holding 5% or more of the company's shares or voting rights, or to the chief officer in any field as of the date of the person’s appointment. The term “affiliation” includes:

•	an employment relationship;
•	a business or professional relationship maintained on a regular basis;
•	control; and
•	service as an office holder, other than service as a director who was appointed in order to serve as an external director of a company when such company was about to make an initial public offering.

Under the Israeli Companies Law, an “office holder” is defined as a general manager, chief business manager, deputy general manager, vice-general manager, any person filing any of these positions in a company even if he holds a different title, director or any manager directly subordinate to the general manager.

However, a person may not serve as an external director if the person or the person’s relative, partner, employer, someone to whom he is subordinated directly or indirectly or any entity under the person’s control has business or professional relationship with an entity which an affiliation with is prohibited as detailed above, even if such relationship is not on a regular basis (excluding negligible relationship). In addition, a person who received compensation other than the compensation permitted by the Israeli Companies Law may not serve as an external director.

Regulations under the Israeli Companies Law, provide for various instances and kinds of relationships in which an external director will not be deemed to have “affiliation” with the public company for which he serves, or is a candidate for serving as an external director.

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No person can serve as an external director if the person’s positions or other businesses create, or may create a conflict of interests with the person’s responsibilities as a director or may impair his ability to serve as a director. In addition, a person who is a director of a company may not be elected as an external director of another company if, at that time, a director of the other company is acting as an external director of the first company. Until the lapse of two years from termination of office, a company, its controlling shareholder, or a company controlled by him may not engage an external director, his spouse, or child to serve as an office holder in the company or in any entity controlled by the controlling shareholder and cannot employ or receive professional services for consideration from that person, and may not grant such person any benefit either directly or indirectly, including through a corporation controlled by that person. The same restrictions apply to relatives other than a spouse or a child, but such limitations shall only apply for one year from the date such external director ceased to be engaged in such capacity. In addition, if at the time an external director is appointed, all current members of the board of directors, who are neither controlling shareholders nor relatives of controlling shareholders, are of the same gender, then the external director to be appointed must be of the other gender.

Under the Israeli Companies Law, a public company is required to appoint as an external director, a person who has “professional expertise” or a person who has “financial and accounting expertise,” provided that at least one of the external directors must have “financial and accounting expertise.” However, if at least one of our other directors (1) meets the independence requirements of the Securities Exchange Act of 1934, as amended, (2) meets the standards of the Nasdaq Stock Market for membership on the audit committee and (3) has financial and accounting expertise as defined in the Israeli Companies Law and applicable regulations, then neither of our external directors is required to possess financial and accounting expertise as long as both possess other requisite professional qualifications. The determination whether a director possesses financial and accounting expertise is made by the board of directors.

Under the Israeli Companies Law regulations, a director having financial and accounting expertise is a person who, due to his education, experience and qualifications is highly skilled in respect of, and understands, business-accounting matters and financial reports in a manner that enables him to understand in depth the company’s financial statements and to stimulate discussion regarding the manner in which the financial data is presented. Under the Israeli Companies Law regulations, a director having professional expertise is a person who has an academic degree in either economics, business administration, accounting, law or public administration or another academic degree or has completed other higher education studies, all in an area relevant to the main business sector of the company or in a relevant area for the board of directors position, or has at least five years of experience in one of the following or at least five years of aggregate experience in two or more of the following: a senior management position in the business of a corporation with a substantial scope of business, in a senior position in the public service or a senior position in the main field of the company’s business.

Under the Israeli Companies Law, each Israeli public company is required to determine the minimum number of directors with “accounting and financial expertise” that such company believes is appropriate in light of the company’s type, size, the scope and complexity of its activities and other factors. Once a company has made this determination, it must ensure that the necessary appointments to the board of directors are made in accordance with this determination. Our board of directors determined that two directors with “accounting and financial expertise” is appropriate for us. Our board of directors currently has five directors with such “accounting and financial expertise.”

External directors are to be elected by a majority vote at a shareholders’ meeting, provided that either (1) the majority of shares voted at the meeting, including at least a majority of the votes of the shareholders who are not controlling shareholders (as defined in the Israeli Companies Law), do not have a personal interest in the appointment (excluding a personal interest which did not result from the shareholder’s relationship with the controlling shareholder), vote in favor of the election of the director without taking abstentions into account; or (2) the total number of shares of the above mentioned shareholders who voted against the election of the external director does not exceed two percent of the aggregate voting rights in the company.

The initial term of an external director is three years and may be extended for two additional three-year terms under certain circumstances and conditions. Nevertheless, regulations under the Israeli Companies Law provide that companies, whose shares are listed for trading both on the Tel Aviv Stock Exchange and on the Nasdaq Stock Market, may appoint an external director for additional three-year terms, under certain circumstances and conditions. External directors may be removed only in a general meeting, by the same percentage of shareholders as is required for their election, or by a court, and in both cases only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to us.  Each committee authorized to exercise any of the powers of the board of directors, is required to include at least one external director and the audit committee is required to include all of the external directors.

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An external director is entitled to compensation and reimbursement of expenses in accordance with regulations promulgated under the Israeli Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with serving as a director except for certain exculpation, indemnification and insurance provided by the company.

Ms. Aliza Rotbard and Mr. Ofer Tzimchi currently serve as our external directors.

Audit Committees

Israeli Companies Law Requirements

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee, comprised of at least three directors including all of the external directors.

The majority of the members of the audit committee, as well as the majority of members present at audit committee meetings, must be “independent” (as such term is defined below) and the chairman of the audit committee must be an external director. In addition, the following are disqualified from serving as members of the audit committee: the chairman of the board of directors, the controlling shareholder and her or his relatives, any director employed by the company or by its controlling shareholder or by an entity controlled by the controlling shareholder, a director who regularly provides services to the company or to its controlling shareholder or to an entity controlled by the controlling shareholder, and any director who derives most of its income from the controlling shareholder.

An “independent director” is defined as an external director or a director who meets the following conditions: (i) satisfies certain conditions for appointment as an external director (as described above) and the audit committee has determined that such conditions have been met and (ii) has not served as a director of the company for more than nine consecutive years, with any interruption of up to two years in service not being deemed a disruption in the continuity of such service.

The role of the audit committee under the Israel Companies Law is to examine suspected flaws in our business management, in consultation with the internal auditor or our independent accountants and suggest appropriate course of action in order to correct such flaws. In addition, the approval of the audit committee is required to effect specified actions and related party transactions.

Additional functions to be performed by the audit committee include, among others, the following:

•	determination whether certain related party actions and transactions are “material” or “extraordinary” for purposes of the requisite approval procedures;

•	to assess the scope of work and compensation of the company’s independent accountant;

•	to assess the company’s internal audit system and the performance of its internal auditor and if the necessary resources have been made available to the internal auditor considering the company’s needs and size; and

•	to determine arrangements for handling complaints of employees in relation to suspected flaws in the business management of the company and the protection of the rights of such employees.

Our audit committee also serves as our financial statements committee. The members of our audit committee are Ms. Aliza Rotbard, Mr. Ofer Tzimchi and Mr. Dan Suesskind.

Nasdaq Stock Market Requirements

Under the Nasdaq Marketplace Rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.

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The independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, implement two basic criteria for determining independence:

•	audit committee members are barred from accepting directly or indirectly any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee, and

•	audit committee members may not be an “affiliated person” of the issuer or any subsidiary of the issuer apart from her or his capacity as a member of the board of directors and any board committee.

The Securities and Exchange Commission has defined “affiliate” for non-investment companies as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.” The term “control” is intended to be consistent with the other definitions of this term under the Securities Exchange Act of 1934, as amended, as “the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.” A safe harbor has been adopted by the Securities and Exchange Commission, under which a person who is not an executive officer or 10% shareholder of the issuer would be deemed not to have control of the issuer.

In accordance with the Sarbanes-Oxley Act of 2002 and the Nasdaq Marketplace Rules, the audit committee is directly responsible for the appointment, compensation and performance of our independent auditors. In addition, the audit committee is responsible for assisting the board of directors in reviewing our annual financial statements, the adequacy of our internal controls and our compliance with legal and regulatory requirements. The audit committee also oversees our major financial risk exposures and policies for managing such potential risks, discusses with management and our independent auditor significant risks or exposure and assesses the steps management has taken to minimize such risk.

As noted above, the members of our audit committee include Ms. Aliza Rotbard, Mr. Ofer Tzimchi and Mr. Dan Suesskind, with Ms. Rotbard serving as chairman. All members of our audit committee meet the requirements for financial literacy under the Nasdaq Marketplace Rules. Our board of directors has determined that each member of our audit committee is an audit committee financial expert as defined by the Securities and Exchange Commission rules and has the requisite financial experience as defined by the Nasdaq Marketplace Rules. Each of the members of the audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Nasdaq Stock Market Listing Rules and Home Country Practices

As a foreign private issuer, we are permitted to follow Israeli corporate governance practices instead of Nasdaq Marketplace Rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. We intend to rely on this “foreign private issuer exemption” with respect to the following items:

•	Independent Directors - Our board of directors includes two external directors in accordance with the Israeli Companies Law, but does not require that a majority of our board members be independent as required by the Nasdaq Marketplace Rules. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only our independent directors are present.

•	Shareholder Approval - We seek shareholder approval for all corporate actions requiring such approval in accordance with the requirements of the Israeli Companies Law, which are different from the shareholder approval requirements under the Nasdaq Marketplace Rules.

•	Quorum - As permitted under the Israeli Companies Law, pursuant to our articles of association, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 25% of the voting rights of our shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the Nasdaq Marketplace Rules.

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Otherwise, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq Stock Market. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq Marketplace Rules related to corporate governance. We also intend to comply with Israeli corporate governance requirements under the Israeli Companies Law applicable to public companies.

Corporate Governance Practices

Internal Auditor

Under the Israeli Companies Law, the board of directors must appoint an internal auditor proposed by the audit committee. The role of the internal auditor is, among others, to examine whether our actions comply with the law and orderly business procedure. Under the Israeli Companies Law, the internal auditor may not be an interested party, an office holder, a relative of an interested party, or a relative of an office holder, nor may the internal auditor be our independent accountant or its representative. Ms. Dana Gottesman – Erlich, Partner at Risk Advisory and Internal Auditing Group at BDO Israel, serves as our internal auditor.

Duties of Office Holders and Approval of Specified Related Party Transactions Under Israeli Law

Fiduciary Duties of Office Holders

The Israeli Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company, including directors and executive officers. The duty of care requires an office holder to act with the level of care, according to which a reasonable office holder in the same position would have acted under the same circumstances.

The duty of care includes a duty to use reasonable means to obtain:

•	information on the appropriateness of a given action brought for the office holder’s approval or performed by him by virtue of his position; and

•	all other important information pertaining to the previous actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes a duty to:

•	refrain from any action involving a conflict of interest between the performance of the office holder’s duties in the company and his personal affairs;

•	refrain from any activity that is competitive with the company’s business;

•	refrain from usurping any business opportunity of the company to receive a personal gain for the office holder or others; and

•	disclose to the company any information or documents relating to a company’s affairs which the office holder has received due to his position as an office holder.

Under the Israeli Companies Law, directors’ compensation arrangements require audit committee approval, board of directors’ approval and shareholder approval.

The Israeli Companies Law requires that an office holder of a company promptly and, in any event, not later than the first board meeting at which the transaction is discussed, disclose any personal interest that he may have and all related material facts or document known to her or him, in connection with any existing or proposed transaction by the company. A personal interest of an office holders includes a personal interest of the office holder’s relative, of a company in which the office holder or the office holder’s relative is, a shareholder which holds 5% or more of a company’s share capital or its voting rights, a director or a general manager, or in which the office holder has the right to appoint at least one director or the general manager. A personal interest also includes a personal interest of a person who votes according to a proxy of another person, even if the other person has no personal interest, and a personal interest of a person who gave a proxy to another person to vote on his behalf – all whether the discretion how to vote lies with the person voting or not. In the case of an extraordinary transaction, the office holder’s duty to disclose applies also to a personal interest of the office holder’s relative.

Under Israeli law, an extraordinary transaction is a transaction:

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•	other than in the ordinary course of business;

•	other than on market terms; or

•	that is likely to have a material impact on the company’s profitability, assets or liabilities.

Under the Israeli Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve an ordinary transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise. A transaction that is adverse to the company’s interest cannot be approved. Subject to certain exceptions, the audit committee and the board of directors must approve the conditions and term of office of an office holder (which is not a director).

If the transaction is an extraordinary transaction, both the audit committee and the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Whoever has a personal interest in a matter, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of such person is required to present a matter to the meeting, such officer holder may be present at the meeting. Notwithstanding the foregoing, if the majority of the directors have a personal interest in a matter, a director who has the personal interest in this matter may be present at this meeting or vote on this matter, but the board of directors decision requires the shareholder approval.

Controlling Shareholder Transactions and Actions

Under the Israeli Companies Law, the disclosure requirements which apply to an office holder also apply to a controlling shareholder of a public company and to a person who would become a controlling shareholder as a result of a private placement. A controlling shareholder includes a person who has the ability to direct the activities of a company, other than if this power derives solely from his/her position on the board of directors or any other position with the company. In addition, for such purposes a controlling shareholder includes a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder owns more than 50% of the voting rights in the company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest; and the terms of engagement of the company, directly or indirectly, with a controlling shareholder or his or her relative (including through a corporation controlled by a controlling shareholder), regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder of the company or an employee, regarding his or her terms of office and employment, require the approval of the audit committee, the board of directors and the shareholders of the company, in that order. The shareholders approval must include either:

•	a majority of the shareholders who have no personal interest in the transaction and who are participating in the voting, in person, by proxy or by written ballot, at the meeting (votes abstaining shall not be taken into account); or

•	the total number of shares voted against the proposal by shareholders without a personal interest does not exceed 2% of the aggregate voting rights in the Company.

In addition, any such transaction whose term is more than three years requires the above mentioned approval every three years, unless, with respect to transactions not involving the receipt of services or compensation, the audit committee approves a longer term as reasonable under the circumstances.

However, under regulations, promulgated pursuant to the Israeli Companies Law, certain transactions between a company and its controlling shareholders, or the controlling shareholder’s relative, do not require shareholder approval.

For information concerning the direct and indirect personal interests of certain of our office holders and principal shareholders in certain transactions with us, see “Item 7. Major Shareholders – B. Related Party Transactions.”

The Israeli Companies Law requires that every shareholder that participates, either by proxy or in person, in a vote regarding a transaction with a controlling shareholder indicate whether or not that shareholder has a personal interest in the vote in question, the failure of which results in the invalidation of that shareholder’s vote.

The Israeli Companies Law further provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% of the voting rights of the company, unless there is a holder of more than 45% of the voting rights of the company or would become a holder of 25% of the voting rights unless there is another person holding 25% of the voting rights. This restriction does not apply to:

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•	an acquisition of shares in a private placement, if the acquisition had been approved in a shareholders meeting under certain circumstances;

•	an acquisition of shares from a holder of at least 25% of the voting rights, as a result of which a person would become a holder of at least 25% of the voting rights; and

•	an acquisition of shares from a holder of more than 45% of the voting rights, as a result of which the acquirer would become a holder of more than 45% of the voting rights in the company.

Regulations under the Israeli Companies Law provide that the Israeli Companies Law’s tender offer rules do not apply to a company whose shares are publicly traded outside of Israel, if, pursuant to the applicable foreign laws or stock exchange rules, there is a restriction on the acquisition of any level of control of the company, or if the acquisition of any level of control of the company requires the purchaser to make a tender offer to the public shareholders. It is the view of the Israeli Securities Authority that U.S. securities laws and stock exchange rules do not impose the required restriction on the acquisition of any level of control of a company, and therefore the Israeli Companies Law’s special tender offer rules would apply to a company whose shares are publicly traded in the U.S.

The Israeli Companies Law further provides that a shareholder has a duty to act in good faith towards the company and other shareholders when exercising his rights and duties and shall refrain from oppressing other shareholders, including in connection with the voting at a shareholders’ meeting on:

•	any amendment to the articles of association;

•	an increase in the company’s authorized share capital;

•	a merger; or

•	approval of certain transactions with control persons and other related parties, which require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company’s articles of association, has the power to appoint or prevent the appointment of an office holder in the company, or has any other power over the company, is under a duty to act with fairness towards the company. Under the Israeli Companies Law, the laws that apply to a breach of a contract will generally also apply to a breach of duty of fairness.

Exemption, Insurance and Indemnification of Directors and Officers

Office Holder Exemption

Under the Israeli Companies Law, a company may not exempt an officer or director from liability with respect to a breach of his duty of loyalty, but may exempt in advance an officer or director from liability to the company, in whole or in part, with respect to a breach of his duty of care, except in connection with a prohibited distribution made by the company, if so provided in its articles of association. Our articles of association provide for this exemption from liability for officers and directors.

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Office Holder Insurance

The Israeli Companies Law and our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may obtain insurance for our officers and directors for any liability stemming from any act performed by an officer or director in his capacity as an officer or director, as the case may be with respect to any of the following:

•	a breach of such officer’s or director’s duty of care to us or to another person;

•	a breach of such officer’s or director’s duty of loyalty to us, provided that such officer or director acted in good faith and had reasonable cause to assume that his act would not prejudice our interests;

•	a financial liability imposed upon such officer or director in favor of another person;

•	financial liability imposed on the officer or director for payment to persons or entities harmed as a result of violations in administrative proceedings as described in Section 52(54)(a)(1)(a) of the Israeli Securities Law (the “Party Harmed by the Breach”);

•	expenses incurred by such officer or director in connection with an administrative proceeding conducted in his matter, including reasonable litigation expenses, including legal fees; or

•	a breach of any duty or any other obligation, to the extent insurance may be permitting by law.

In February 2011, we increased our directors and officers liability insurance policy, pursuant to which the amount of insurance covered under the policy is $10 million per event, per insurance period. The total annual premium paid by us for this insurance policy, totals $16,000. The insurance policy was for a period ended December 15, 2011. In order for us to receive any payments under this insurance policy, we were required to satisfy the following deductibles: $7,500 per claim; $35,000 per claim in North America; and $50,000 per securities claim and intellectual property claim.

In December 2011, we renewed the liability insurance policy for another year. The terms of the new policy are similar to those of the prior policy, other than the policy premium which was reduced to $13,000 and the amount of the deductible for securities claims and intellectual property claims was reduced to $35,000. The insurance policy is for a period of 12 months, commencing as of December 15, 2011.

Further, on February 15, 2012, at our general meeting of shareholders, our shareholders authorized us to purchase, from time to time, liability insurance to cover officers and directors, except for officers and directors who are controlling shareholders, together with their relatives, and interested controlling shareholders. Pursuant to this authorization, we may purchase this insurance commencing on the date of the approval of the general shareholders’ meeting and ending on the 2015 annual general shareholders’ meeting, to be convened in 2016, provided that:

•	the policy provides up to $13,000,000 of liability coverage per period and per event; and

•	that the annual insurance premium is not more than $15,000.

Our audit committee and board of directors will approve, on a yearly basis, that the new insurance policy complies with the terms of the February 15, 2012 general meeting of our shareholders and that they are fair and reasonable under the circumstances, taking into account our exposure and the market conditions.

Indemnification of Office Holders

The Israeli Companies Law provides that a company may indemnify an officer or director for payments or expenses associated with acts performed in his capacity as an officer or director of the company, provided the company’s articles of association include the following provisions with respect to indemnification:

•	a provision authorizing the company to indemnify an officer or director for future events with respect to a monetary liability imposed on him in favor of another person pursuant to a judgment (including a judgment given in a settlement or an arbitrator’s award approved by the court), so long as such indemnification is limited to types of events which, in the board of directors’ opinion, are foreseeable at the time of granting the indemnity undertaking given the company’s actual business, and in such amount or standard as the board of directors deems reasonable under the circumstances. Such undertaking must specify the events that, in the board of directors’ opinion, are foreseeable in view of the company’s actual business at the time of the undertaking and the amount or the standards that the board of directors deemed reasonable at the time;

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•	a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation expenses, including counsel fees, incurred by an officer or director in which he is ordered to pay by a court, in proceedings that the company institutes against him or instituted on behalf of the company or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal intent;

•	a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation fees, including attorney’s fees, incurred by an officer or director due to an investigation or proceeding filed against him by an authority that is authorized to conduct such investigation or proceeding, and that resulted without filing an indictment against him and without imposing on him financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against him but with imposing on him a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent or in connection with a monetary sanction;

•	a provision authorizing the company to indemnify an officer or director for future events with respect to a Party Harmed by the Breach;

•	a provision authorizing the company to indemnify an officer or director for future events with respect to expenses incurred by such officer or director in connection with an administrative proceeding, including reasonable litigation expenses, including legal fees; and

•	a provision authorizing the company to retroactively indemnify an officer or director.

Limitations on Insurance, Exemption and Indemnification

The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify an office holder nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the officer or director of his duty of loyalty, except for insurance and indemnification where the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the officer or director of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director.

In addition, under the Israeli Companies Law, exemption of, indemnification of, and procurement of insurance coverage for, our officers and directors must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Letters of Indemnification

We have issued our officers and directors letters of indemnification, pursuant to which we have agreed to indemnify each officer and director in advance for any liability or expense imposed on or incurred by him in connection with acts performed by him in the capacity of an officer or director, subject to the provisions of the letters of indemnification agreement. The amount of the advance indemnity is limited to the higher of 25% of our then consolidated shareholders’ equity per our most recent consolidated annual financial statements or $3 million.

As part of the indemnification letters, we exempted our directors and officers, in advance, to the extent permitted under law, from any liability for any damage incurred by them, either directly or indirectly, due to the breach of an officer’s or director’s duty of care vis- à-vis us, within his acts in his capacity as an officer or director. The letter provides that so long as not permitted under law, we do not exempt an officer or director in advance from his liability to us for a breach of the duty of care upon distribution, to the extent applicable to the officer or director, if any. The letter also exempts an officer or director from any liability for any damage incurred by him, either directly or indirectly, due to the breach of the officer or director’s duty of care vis- à-vis us, by his acts in his capacity as an officer or director prior to the letter of exemption and indemnification becoming effective.

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Committees

In addition to the audit committee, which is described above, our board of directors has established a compensation committee. Our compensation committee, which consists of Mr. Ofer Tzimchi (chairman), Ms. Aliza Rotbard and Mr. Shmuel Cabilly, administers issues relating to our global compensation plan with respect to our employees, directors and consultants. Our compensation committee is responsible for making recommendations to the board of directors regarding the issuance of employee share options and for determining salaries and bonuses for our executive officers and incentive compensation for our other employees and consultants. For information regarding the role of our audit committee see “– C. Board Practices - Audit Committees.”

D.	Employees

As of August 31, 2012, we had seven employees and also received services from eight consultants who provide services to us in the U.S., Canada and Belgium.

	As of December 31,
	2009		2010		2011
	Company Employees	Consultants	Company Employees	Consultants	Company Employees	Consultants

Management and administration	-	2	3	1	5	1

Research and development	-	-	1	6	1	6

While none of our employees is party to a collective bargaining agreement, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees by order of the Israel Ministry of Labor. These provisions primarily concern the length of the workday, minimum daily wages for professional workers, pension fund benefits for all employees, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums.

We have never experienced any employment-related work stoppages and believe our relationship with our employees is good.

E.	Share Ownership

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares as of August 31, 2012 of each of our directors and executive officers individually and as a group. The information in this table is based on 52,990,361 ordinary shares outstanding as of such date. The number of ordinary shares beneficially owned by a person includes ordinary shares subject to options or warrants held by that person that were currently exercisable at, or exercisable within 60 days of, August 31, 2012. The ordinary shares issuable under these options and warrants are treated as if they were outstanding for purposes of computing the percentage ownership of the person holding these options and warrants but not the percentage ownership of any other person.  None of the holders of the ordinary shares listed in this table have voting rights different from other holders of the ordinary shares.

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	Number of Shares Beneficially Held	Percent of Class
Directors

Eric Swenden (1)	4,630,253	8.04%
Kenneth Reed, MD (2)	3,872,784	6.81%
Shmuel Cabilly, Ph.D. (3)	2,719,837	4.88%
Dan Suesskind (4)	551,667	1.03%
Ofer Tsimchi (5)	75,000	*
Aliza Rotbard (6)	75,000	*

Executive officers
Dror Ben-Asher (7)	4,438,334	7.73%
Ori Shilo (8)	4,061,049	7.12%

Gilead Raday (9)	570,000	1.06%
Reza Fathi, Ph.D. (10)	557,500	1.04%
Adi Frish (11)	290,833	*
Uri Hananel Aharon (12)	64,750	*
Guy Goldberg	-	-

All directors and executive officers as a group (13 persons)	21,857,006	38.58%

*Less than 1.0%

(1)	Consists of (i) options to purchase 162,500 Ordinary Shares exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 273,000 Ordinary Shares and non-tradable Warrants to purchase 297,161 Ordinary Shares. The exercise price of these options range between $0.165 and $0.5 per share, and the options expiry date range between 2017 and 2018. See “Item 10. Additional Information – A. Share Capital” for more information regarding the warrants.

(2)	Consists of (i) options to purchase 170,000 Ordinary Shares exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 12,000 Ordinary Shares. The exercise price of these options range between $0.165 and $0.5 per share, and the options expiry date range between 2017 and 2018. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(3)	Consists of (i) options to purchase 147,500 Ordinary exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 497,500 Ordinary Shares and non-tradable Warrants to purchase 174,801 Ordinary Shares. The exercise price of these options is $0.5 per share, and the options expiry date range between 2017 and 2018. See “Item 10. Additional Information – A. Share Capital” for more information regarding the warrants.

(4)	Consists of options to purchase 501,667 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options is $0.5 per share, and the options expire in 2018.

(5)	Consists of options to purchase 75,000 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options is $1.05 per share, and the options expire in 2018.

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(6)	Consists of options to purchase 75,000 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options is $1.05 per share, and the options expire in 2018.

(7)	Consists of (i) options to purchase 1,685,833 Ordinary Shares exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 22,671 Ordinary Shares. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(8)	Consists of (i) options to purchase 1,465,834 Ordinary exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 33,883 Ordinary Shares and non-tradable Warrants to purchase 59,432 Ordinary Shares. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(9)	Consists of options to purchase 570,000 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019.

(10)	Consists of options to purchase 557,500 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019.

(11)	Consists of options to purchase 290,833 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019.

(12)	Consists of options to purchase 62,500 Ordinary Shares exercisable within 60 days of August 31, 2012. The exercise price of these options is $0.69 per share, and the options expire in 2018.

Stock Option Plans

2010 Option Plan

In 2010, we adopted the RedHill Biopharma Ltd. 2010 Option Plan. The 2010 Option Plan provides for the granting of options to our directors, officers, employees, consultants and service providers and individuals who are their employees, and to the directors, officers, employees, consultants and service providers of our subsidiaries and affiliates. The 2010 Option Plan provides for options to be issued at the determination of our board of directors in accordance with applicable laws. As of August 31, 2012, there were 12,015,000 ordinary shares issuable upon the exercise of outstanding options under the 2010 Option Plan.

Administration of Our Option Plan

Our option plan is administered by our board of directors, or a compensation committee to be appointed thereby, regarding the granting of options and the terms of option grants, including exercise price, method of payment, vesting schedule, acceleration of vesting and the other matters necessary in the administration of these plans. Options granted under the 2010 Option Plan to eligible Israeli employees, officers and directors are granted under Section 102 of the Israel Income Tax Ordinance pursuant to which the options or the ordinary shares issued upon their exercise must be allocated or issued to a trustee and be held in trust for two years from the date upon which such options were granted in order to benefit from the provisions of Section 102. Under Section 102, any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon the sale of the options or ordinary shares, and gains may qualify to be taxed as capital gains at a rate equal to 25%, subject to compliance with specified conditions.

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Options granted under our 2010 Option Plan generally vest over a period of 3 years and expire 7 years after the grant date. The 2010 Option Plan, however, permits options to have a term of up to 10 years. If we terminate a grantee for cause (as such term is defined in the 2010 Option Plan) the right to exercise all the options granted to the grantee, the grantee’s vested and unvested options will expire immediately, on the earlier of:

•	termination of the engagement; or

•	the date of the notice of the termination of the engagement.

Upon termination of employment for any other reason, other than in the event of death, disability, retirement after the age of 60 or for cause, all unvested options will expire and all vested options will generally be exercisable for 90 days following termination, or such other period as determined by the plan administrator, subject to the terms of the 2010 Option Plan and the governing option agreement.

Under our 2010 Option Plan, in the event any person, entity or group that was not an interested party at the time of our initial public offering becoming a controlling shareholder, options that granted by us to grantee’s will be accelerated, so that the grantee will be entitled to exercise all of those options. An “interested party” is defined in the Securities Law and includes, among others:

•	a holder of 5% or more of the outstanding shares or voting rights of an entity;

•	a person entitled to appoint one or more of the directors or chief executive officer of an entity;

•	a director of an entity or its chief executive officer;

•	an entity, in which an individual referred to above holds 25% or more of its outstanding shares or voting rights, or is entitled to appoint 25% or more of its directors; or

•	a person who initiated the establishment of the entity.

A “controlling shareholder” in this paragraph is a controlling shareholder, as defined in the Israel Securities Law, 1968, or any person, entity or group becoming a holder, as defined in the Israel Securities Law, 1968, of 25% or more of the voting rights in us. This option acceleration clause, however, only applies with respect to the 3,080,000 options granted to our employees and consultants before our initial public offering in Israel and to the 6,210,000 options allocated upon completion of our initial public offering in Israel to our employees and consultants.

Upon termination of employment due to death or disability, or retirement after the age of 60, subject to the board of directors’ approval, all the vested options at the time of termination will be exercisable for 24 months, or such other period as determined by the plan administrator, subject to the terms of the 2010 Option Plan and the governing option agreement.

In the event of the sale of all or a substantial part of our assets, or a merger transaction in which we are not the surviving corporation and the surviving corporation does not assume the options granted under the 2010 Option Plan or otherwise grants options to purchase the surviving corporation’s shares in exchange for such option, all of the options that were scheduled to vest within 12 months of the date of such transaction shall vest immediately prior the closing of such transaction.

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.	Major Shareholders

The following table sets forth certain information regarding the beneficial ownership of our outstanding ordinary shares as of August 31, 2012, by each person or entity known to beneficially own 5.0% or more of our outstanding ordinary shares. All of the information with respect to beneficial ownership of the ordinary shares is given to the best of our knowledge.

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The information in this table is based on 52,990,361 ordinary shares outstanding as of such date. The number of ordinary shares beneficially owned by a person includes ordinary shares subject to options held by that person that were currently exercisable at, or exercisable within 60 days of, August 31, 2012.  The ordinary shares issuable under these options are treated as if they were outstanding for purposes of computing the percentage ownership of the person holding these options but not the percentage ownership of any other person. None of the holders of the ordinary shares listed in this table have voting rights different from other holders of ordinary shares.

	Number of Shares Beneficially Held	Percent of Class
Mr. Dror Ben-Asher (1)	4,438,334	7.73%

Mr. Ori Shilo (2)	4,061,049	7.12%

Mr. Eric Swenden (3)	4,630,253	8.04%

Dr. Kenneth Reed (4)	3,872,784	6.81%

Mr. Saar Wilf (5)	3,109,352	5.54%

(1)	Consists of (i) options to purchase 1,685,833 Ordinary Shares exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 22,671 Ordinary Shares. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(2)	Consists of (i) options to purchase 1,465,834 Ordinary exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 33,883 Ordinary Shares and non-tradable Warrants to purchase 59,432 Ordinary Shares. The exercise price of these options range between $0.165 and $0.72 per share, and the options expiry date range between 2017 and 2019. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(3)	Consists of (i) options to purchase 162,500 Ordinary Shares exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 273,000 Ordinary Shares and non-tradable Warrants to purchase 297,161 Ordinary Shares. The exercise price of these options range between $0.165 and $0.5 per share, and the options expiry date range between 2017 and 2018. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(4)	Consists of (i) options to purchase 170,000 Ordinary Shares exercisable within 60 days of August 31, 2012 and (ii) Tradable Series 1 Warrants to purchase 12,000 Ordinary Shares. The exercise price of these options range between $0.165 and $0.5 per share, and the options expiry date range between 2017 and 2018. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

(5)	Consists of Tradable Series 1 Warrants to purchase 125,999 Ordinary Shares. See "Item 10. Additional Information – A. Share Capital" for more information regarding the warrants.

At the time of our incorporation in 2009, ProSeed Capital Holdings CVA held approximately 46% of our outstanding shares. Following the issuance by us of additional shares, including in connection with our initial public offering in Israel, and the distribution by ProSeed Capital Holdings CVA in November 2011 of substantially of all of its shares in us to its shareholders, it currently holds less than one percent of our shares.

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At the time of our incorporation in 2009, Benjamin Van Oudenhove, the chief executive officer and chairman of ProSeed Capital Holdings CVA, held approximately 10.5% of our outstanding shares, in addition to his indirect holdings through ProSeed Capital Holdings CVA. Following the issuances of additional shares, including in connection with our initial public offering in Israel, he currently beneficially holds less than 5% of our shares.

B.	Related Party Transactions

Consulting Agreement with ProSeed Capital Holdings CVA

On June 3, 2010, we entered into a consulting agreement with ProSeed Capital Holdings CVA, which at the time was one of our major shareholders and whose security holders included a number of our own shareholders, pursuant to which ProSeed Capital Holdings CVA agreed to promote our business with potential investors and partners. According to the agreement, ProSeed Capital Holdings CVA was entitled to success fees in the amount of 6%, plus value added tax, if necessary, of any investment where the investor was introduced to us by ProSeed Capital Holdings CVA. ProSeed Capital Holdings CVA was to be entitled to such commission for a period of 18 months from the date of termination of the agreement. In accordance with the terms of this agreement, we paid ProSeed Capital Holdings CVA $66,000 and $75,000 in 2011 and 2010, respectively. This agreement was terminated by the parties on September 5, 2010.

In December 2011, ProSeed Capital Holdings CVA distributed substantially all of its holdings in us to its security holders. Until such distribution, ProSeed Capital Holdings CVA was considered, pursuant to instructions from the Israeli Securities Authority, as jointly holding our shares together with ProSeed Capital Holdings CVA’s security holders, Dror Ben-Asher, Ori Shilo, Eric Swenden, Benjamin Van Oudenhove and Pascal Weerts. Accordingly, such persons were deemed as interested parties for reporting and the approval of transactions under Israeli law. See "Item 7. Major Shareholders and Related Party Transactions – A. Major Shareholders"

Agreement with R.E. Investments

On August 7, 2010, we entered into an agreement with R.E. Investments, an entity owned by Benjamin Van Oudenhove, pursuant to which R.E. Investments provides us with strategic consulting services in the fields of finance, mergers and acquisitions and business development, with an emphasis on Europe.

Pursuant to this agreement, R.E. Investments is entitled to success fees of 3%, plus value added tax, if necessary, of the value of any transaction resulting from its introductions. R.E. Investments is entitled to such payment for a period of 12 months from the date of termination of the agreement. Pursuant to this agreement, we paid R.E. Investments $4,000 and $56,000 in 2011 and 2010, respectively.

In the agreement, R.E. Investments agreed that so long as it serves as our consultant, and for a period of 2 years from the date of termination of the agreement, it will not not interfere in our relationship with customers, suppliers, employees, consultants, investment partners, investors and creditors during this period.

Pursuant to the agreement, R.E. Investments was granted options to acquire 400,000 of our ordinary shares at an exercise price of $0.55 per share and Mr. Van Oudenhove was granted options to acquire 100,000 of our ordinary shares at an exercise price of $0.55 per share (all which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange). All of these unexercised options granted to R. E. Investments and Mr. Van Oudenhove will lapse upon the earlier of our merger or acquisition or on September 1, 2012. On August 29, 2012 all these options were exercised into 500,000 ordinary shares.

Agreement with Pascal Weerts

On October 1, 2010, we entered into a consultancy agreement with Pascal Weerts through UpperWest BVBA, one of our shareholders. This agreement was amended on December 1, 2010 and on October 1, 2011 and January 5, 2012. Pursuant to this agreement, Mr. Weerts is entitled, in consideration for his provision to us of consulting services as Director of Corporate and Legal Affairs, to $8,000 per month and an expense reimbursement of $200 per month. Either of the parties may terminate this agreement upon 30 days’ notice.

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On October 1, 2010, Mr. Weerts was granted 7 year options to purchase 60,000 ordinary shares at an exercise price of $0.165 per share. 20,000 of these options vested on October 1, 2011 with the remaining 40,000 options vesting in 8 subsequent installments of 5,000 options every three months following October 1 (which numbers reflect adjustments made following the distribution of bonus shares to our shareholders at the time of our initial public offering on the Tel Aviv Stock Exchange).

Upon completion of our initial public offering, Mr. Weerts was granted 7 year options to purchase 90,000 ordinary shares at an exercise price of $0.50 per share. 30,000 of these options vested on February 3, 2012, with the remaining 60,000 options vesting in 8 subsequent equal installments of 7,500 options every three months following February 3, 2012.

On January 5, 2012, we granted Mr. Weerts 7 year options to purchase 75,000 ordinary shares at an exercise price of $0.72 per share. These options vest in 6 equal installments of 12,500 options every 6 months following January 1, 2012.

September 2009 Share Purchase Agreement

In September 2009, we entered into a share purchase agreement with a number of investors for the issuance of preferred shares and warrants to acquire preferred shares, pursuant to which Dr. Reed invested $150,000 and Mr. Swenden invested $112,500, out of a total amount of approximately $1 million, at a price of $0.15 per ordinary share. Each investor was issued warrants to acquire additional preferred shares in an amount representing 20% of the number of preferred shares acquired by such investor pursuant to the share purchase agreement. Pursuant to the share purchase agreement, all preferred shares were converted into ordinary shares in connection with the completion of our initial public offering.

August 2010 Loan Agreements

From June 2010 to August 2010, we entered into a loan agreement with a number of investors, under which Mr. Swenden invested $650,000, Dr. Cabilly invested $500,000, Dr. Reed invested $350,000, and Amram Hayut, a brother-in-law of Mr. Shilo, invested $85,000, out of a total amount of approximately $3.5 million. Under the terms of the loan agreement, we agreed to pay the investors certain royalty payments with regard to two of our therapeutic candidates. In August 2010, the loan agreement was replaced in its entirely by a new convertible loan agreement under which all the loans thereunder, accrued interest at an annual rate of 8% and was converted into ordinary shares and ordinary share warrants upon the completion of our initial public offering. However, the obligation to pay the investors the royalty payments described above remains in full force and effect. See "Item 10. Additional Information – C. Material Contracts – Loan Agreements – August 2010 Loan Agreements" for more information.

November 2010 Mandatory Convertible Loan Agreement

In November 2010, we entered into a convertible loan agreement with a number of investors, under which Dr. Reed invested $500,000, Mr. Swenden invested $200,000 and Mr. Shilo invested $170,000, out of a total amount of approximately $7.6 million. Under the terms of the convertible loan agreement, the loan accrued interest at an annual rate of 8% and was converted into ordinary shares and ordinary share warrants upon the completion of the initial public offering. See "Item 10. Additional Information – C. Material Contracts – Loan Agreements – November 2010 Mandatory Convertible Loan Agreement" for more information.

February 2011 Initial Public Offering

In February 2011, we completed our initial public offering in Israel, under which Dr. Cabilly invested $975,000, Mr. Swenden invested $535,000, Mr. Shilo invested $29,000 and Dr. Reed invested $24,000 out of a total amount of approximately $14 million. See "Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources".

Please see “Item 6. Directors, Senior Management and Employees – B. Compensation – Executives and Director Compensation” for a description of our employment agreements with Dror Ben-Asher and Ori Shilo.

C.	Interests of Experts and Counsel

Not applicable.

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ITEM 8.	FINANCIAL INFORMATION

A.	Financial Statements and Other Financial Information

The financial statements required by this item are found at the end of this Registration Statement, beginning on page F-1.

Legal Proceedings

From time to time, we may become party to legal proceedings and claims in the ordinary course of business. We are not currently a party to any significant legal proceedings.

Dividend Policy

We have never declared or paid cash dividends to our shareholders. Currently we do not intend to pay cash dividends. We currently intend to reinvest any future earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant.

B.	Significant Changes

Except as otherwise disclosed in this Registration Statement on Form 20-F, no significant change has occurred since December 31, 2011.

ITEM 9.	THE OFFER AND LISTING

A.	Offer and Listing Details

Our ordinary shares have been trading on the Tel Aviv Stock Exchange under the symbol “RDHL” since February 2011. No trading market currently exists for our American Depositary Shares or ordinary shares in the U.S. We have applied to have our American Depositary Shares listed on the Nasdaq Capital Market under the symbol “RDHL.”

The following table sets forth, for the periods indicated, the reported high and low closing sales prices of our ordinary shares on the Tel Aviv Stock Exchange in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		$ U.S.
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual
2012 (through August 31, 2012)	2.95	1.71	0.78	0.45
2011	3.80	1.82	1.05	0.49

Quarterly
Third Quarter 2012 (through August 31, 2012)	2.54	2.19	0.64	0.55
Second Quarter 2012	2.95	1.91	0.78	0.51
First Quarter 2012	2.52	1.71	0.66	0.45
Fourth Quarter 2011	2.80	2.17	0.77	0.57
Third Quarter 2011	3.00	1.82	0.88	0.49
Second Quarter 2011	3.55	2.71	1.02	0.78
First Quarter 2011	3.80	3.00	1.05	0.82

Most Recent Six Months
August 2012	2.38	2.19	0.60	0.55
July 2012	2.54	2.22	0.64	0.57
June 2012	2.87	2.23	0.74	0.56
May 2012	2.71	2.19	0.7	0.57
April 2012	2.95	1.91	0.78	0.51
March 2012	1.99	1.71	0.53	0.45

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On August 31, 2012, the last reported sales price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 2.25 per share, or $0.56 per share (based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012). As of August 31, 2012, there was one shareholder of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares, as the shares of all shareholders listed on the Tel Aviv Stock Exchange are recorded in the name of our Israeli share registrar, Bank Leumi Le’Israel Registration Company Ltd. There were no record holders of our ordinary shares in the U.S. as of August 31, 2012.

Our tradable Series 1 Warrants are also traded on the Tel Aviv Stock Exchange. Currently there are 7,151,150 tradable Series 1 Warrants outstanding, each of which is exercisable into one ordinary share at a per share price of NIS 4.60 or $1.1 (based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012). The exercise price is linked to the last known representative rate of the U.S. dollar on the exercise date as published by the Bank of Israel. The base rate for linkage is the representative rate of the U.S. dollar published by the Bank of Israel on January 28, 2011 (NIS 3.68 = $1). As of August 31, 2012, there was one holder of record of tradable Series 1 Warrants. The number of record holders of our tradable Series 1 Warrants is not representative of the number of beneficial holders of our tradable Series 1 Warrants, as all tradable Series 1 Warrants listed on the Tel Aviv Stock Exchange are recorded in the name of our Israeli share registrar, Bank Leumi Le’Israel Registration Company Ltd. On August 31, 2012, the last reported sales price of our tradable Series 1 Warrants on the Tel Aviv Stock Exchange was NIS 0.35, or $0.1 per Warrant (based on the representative U.S. dollar – NIS rate of exchange of 4.028 on August 31, 2012).

B.	Plan of Distribution

Not applicable.

C.	Markets

Our ordinary shares are listed and traded on the Tel Aviv Stock Exchange. We intend to apply to the Nasdaq Capital Market to have our ordinary shares in the form of American Depositary Shares traded on the Nasdaq Capital Market.

D.	Selling Shareholders

Not applicable.

E.	Dilution

Not applicable.

F.	Expenses of the Issue

Not applicable

ITEM 10. ADDITIONAL INFORMATION

A.	Share Capital

Our registered share capital consists of a single class of 100,000,000 ordinary shares, par value NIS 0.01 per share.

As of December 31, 2011, we had 52,320,361 issued and outstanding ordinary shares, and outstanding share options to purchase an aggregate of 10,660,000 ordinary shares at a weighted average exercise price of $0.43 per share, with the latest expiration date of these options being August 10, 2018 (of which options to purchase an aggregate of 1,883,750 ordinary shares were exercisable as of December 31, 2011). As of August 31, 2012 we had 52,990,361 issued and outstanding ordinary shares. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive rights.

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As of August 31, 2012, we had outstanding options under our 2010 Option Plan to purchase an aggregate of 11,415,000 ordinary shares, of which 6,221,249 are exercisable. Each of these options is exercisable into one ordinary share for an exercise price of between $0.165 and $1.05 per share. The options will be fully vested after three years. These options have an expiration date of between May 2017 and July 2019.

As of August 31, 2012, our remaining warrants issued in connection with our mandatory convertible loans are exercisable into an aggregate of 3,180,860 ordinary shares for at exercise price per share of approximately $0.86 and have an expiration date of February 3, 2014.

As of August 31, 2012, our outstanding tradable Series 1 warrants are exercisable into an aggregate of 7,151,150 ordinary shares at a U.S dollar-adjusted exercise price of NIS 3.8 through February 2, 2012 and NIS 4.6 from February 3, 2012 to February 2, 2014, subject to adjustment. All the tradable Series 1 warrants expire on February 2, 2014.

Below is information regarding changes in our ordinary share capital since August 3, 2009 through December 31, 2011.

Period	Description	Number of Convertible Preferred Shares	Number of Ordinary Shares

Balance on August 3, 2009 (date of formation)*	Issuance of Ordinary Shares to Founders	-	9,600,000

During 2009	Issuance of Convertible Preferred Shares	6,496,733	-

Balance on December 31, 2009 and 2010		6,496,733	9,600,000

During 2011	Exercise of Warrants	1,299,347	-

	Conversion of convertible preferred shares into ordinary shares	(7,796,080)	7,796,080

	Conversion of mandatory convertible loans to equity	-	19,818,314

	Issuance of ordinary shares and warrants under public offering	=	14,302,300

	Exercise of Warrants	-	803,667

Balance on December 31, 2011		-	52,320,361

Ordinary shares issued during 2012	Exercise of options	-	670,000

Balance on August 31, 2012		-	52,990,361

* In connection with our February 3, 2011 initial public offering, we modified our share capital such that (i) there is only one class of shares (ordinary shares); and (ii) nine (9) bonus shares were granted for each option previously granted to our employees, directors and consultants.

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B.	Memorandum and Articles of Association

Securities Registers

Our transfer agent and register is Bank of New York Mellon and its address is 101 Barclay Street, New York, NY.

Objects and Purposes

According to Section 4 of our articles of association, we shall engage in any legal business. Our number with the Israeli Registrar of Companies is 514304005.

Private Placements

Under the Israeli Companies Law, if (i) as a result of a private placement a person would become a controlling shareholder or (ii) a private placement will entitle investors to receive 20% or more of the voting rights of a company as calculated before the private placement, and all or part of the private placement consideration is not in cash or in public traded securities or is not in market terms and if as a result of the private placement the holdings of a substantial shareholder shall increase or as a result of it a person shall become a substantial shareholder, then in either case, the allotment must be approved by the board of directors and by the shareholders of the company. A “substantial shareholder” is defined as a shareholder who holds five percent or more of the company’s outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person. In order for the private placement to be on “market terms” the board of directors has to determine, on the base of detailed explanation, that the private placement is on market terms, unless proven otherwise.

Board of Directors

Under our articles of association, resolutions by the board of directors shall be decided by a majority of votes of the directors present, or participating, in the case of voting by media, and voting, each director having one vote.

In addition, the Israeli Companies Law requires that certain transactions, actions and arrangements be approved as provided for in a company’s articles of association and in certain circumstances by the audit committee and by the board of directors itself. Those transactions that require such approval pursuant to a company’s articles of association must be approved by its board of directors. In certain circumstances, audit committee and shareholder approval is also required. The vote required by the audit committee and the board of directors for approval of such matters, in each case, is a majority of the directors participating in a duly convened meeting. Under the Israeli Companies Law, the audit committee is to be comprised of at least three members appointed by the board of directors, which members must include all of the external directors. The majority of members of the audit committee should be independent directors, and the chairman of the audit committee should be an external director.

The Israeli Companies Law requires that a member of the board of directors or senior management of the company promptly and, in any event, not later than the first board meeting at which the transaction is discussed, disclose any personal interest that he or she may have, either directly or by way of any corporation in which he or she is, directly or indirectly, a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, as well as all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, (that is, a transaction other than in the ordinary course of business, otherwise than on market terms, or is likely to have a material impact on the company’s profitability, assets or liabilities), the member of the board of directors or senior management must also disclose any personal interest held by his or her spouse, siblings, parents, grandparents, descendants, spouse’s descendants, siblings and parents, and the spouses of any of the foregoing.

Once the member of the board of directors or senior management complies with the above disclosure requirement, a company may approve the transaction in accordance with the provisions of its articles of association. Under the provisions of the Israeli Companies Law, whoever has a personal interest in a matter, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless it is not an extraordinary transaction as defined in the Israeli Companies Law. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of an office holder with a personal interest is required for the presentation of a matter, such officer holder may be present at the meeting. Notwithstanding the foregoing, if the majority of the directors have a personal interest in a matter, they shall be allowed to participate and vote on this matter, but an approval of the transaction by the shareholders in the general meeting shall be required.

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Our articles of association provide that, subject to the Israeli Companies Law, all actions executed in good faith by the board of directors or by a committee thereof or by any person acting as a director or a member of a committee of the board of directors, will be deemed to be valid even if, after their execution, it is discovered that there was a flaw in the appointment of these persons or that any one of these persons was disqualified from serving at his or her office.

Our articles of association provide that, subject to the provisions of the Israeli Companies Law, the board of directors may appoint board of directors’ committees. The committees of the board of directors shall report to the board of directors their resolutions or recommendations on a regular basis, as shall be prescribed by the board of directors. The board of directors may cancel the resolution of a committee that has been appointed by it; however, such cancellation shall not affect the validity of any resolution of a committee, pursuant to which we acted, vis-à-vis another person, who was not aware of the cancellation thereof. Decisions or recommendations of the committee of the board which require the approval of the board of directors will be brought to the directors’ attention a reasonable time prior to the discussion at the board of directors.

According to the Israeli Companies Law, a contract of a company with its directors, regarding their conditions of service, including the grant to them of exemption from liability from certain actions, insurance, and indemnification as well as the company’s contract with its directors on conditions of their employment, in other capacities, require the approval of the audit committee, the board of directors, and the shareholders.

Description of Securities

Ordinary Shares

The following is a description of our ordinary shares. Our authorized share capital is 100,000,000 ordinary shares, par value NIS 0.01 per share.

The ordinary shares do not have preemptive rights, preferred rights or any other right to purchase our securities. Neither our articles of association nor the laws of the State of Israel restrict the ownership or voting of ordinary shares by non-residents of Israel, except for subjects of countries which are enemies of Israel.

Transfer of Shares. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to our articles of association unless that transfer is restricted or prohibited by another instrument.

Notices. Under the Israeli Companies Law and our articles of association, we are required to publish notices in two Hebrew-language daily newspapers at least 14 calendar days’ prior notice of a shareholders’ meeting. However, under regulations promulgated under the Israeli Companies Law, we are required to publish notice in two daily newspapers at least 35 calendar days prior any shareholders’ meeting in which the agenda includes matters which may be voted on by voting instruments. Regulations under the Israeli Companies Law exempt companies whose shares are listed for trading both on a stock exchange in and outside of Israel, from some provisions of the Israeli Companies Law. An amendment to these regulations exempts us from the requirements of the Israeli proxy regulation, under certain circumstances.

According to the Israeli Companies Law and the regulations promulgated thereunder, for purposes of determining the shareholders entitled to notice and to vote at such meeting, the board of directors may fix the record date not more than 40 nor less than four calendar days prior to the date of the meeting, provided that an announcement regarding the general meeting shall be given prior to the record date.

Election of Directors. The number of directors on the board of directors shall be no less than five but no more than seven, not including at least two external directors. The general meeting is entitled, at any time and from time to time, in a resolution approved by a majority of 75% or more of the votes cast by those shareholders present and voting at the meeting in person, by proxy or by a voting instrument, not taking into consideration abstaining votes, to change the minimum and/or maximum number of directors as stated above. For more information, please see “Item 6. Directors, Senior Management and Employees – C. Board Practices – Appointment of Directors and Terms of Office.”

Dividend and Liquidation Rights. Our profits, in respect of which a resolution was passed to distribute them as dividend or bonus shares, shall be paid pro rata to the amount paid or credited as paid on account of the nominal value of shares held by the shareholders. In the event of our liquidation, the liquidator may, with the general meeting’s approval, distribute parts of our property in specie among the shareholders and he may, with similar approval, deposit any part of our property with trustees in favor of the shareholders as the liquidator, with the approval mentioned above deems fit.

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Voting, Shareholders’ Meetings and Resolutions. Holders of ordinary shares are entitled to one vote for each ordinary share held on all matters submitted to a vote of shareholders. The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present, in person or by proxy, or who has sent us a voting instrument indicating the way in which he is voting, who hold or represent, in the aggregate, at least 25% of the voting rights of our outstanding share capital. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or any time and place as prescribed by the board of directors in notice to the shareholders. At the reconvened meeting one shareholder at least, present in person or by proxy constitutes a quorum except where such meeting was called at the demand of shareholders. With the agreement of a meeting at which a quorum is present, the chairman may, and on the demand of the meeting he must, adjourn the meeting from time to time and from place to place, as the meeting resolves. Annual general meetings of shareholders are held once every year within a period of not more than 15 months after the last preceding annual general shareholders’ meeting. The board of directors may call special general meetings of shareholders. The Israeli Companies Law provides that a special general meeting of shareholders may be called by the board of directors or by a request of two directors or 25% of the directors in office, whichever is the lower, or by shareholders holding at least 5% of our issued share capital and at least 1% of the voting rights, or of shareholders holding at least 5% of our voting rights.

An ordinary resolution requires approval by the holders of a majority of the voting rights present, in person or by proxy, at the meeting and voting on the resolution.

Allotment of Shares. Our board of directors has the power to allot or to issue shares to any person, with restrictions and condition as it deems fit.

Private Placements

For information on private placements, see “Item 10. Additional Information - B. Memorandum and Articles - Private Placements.”

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company.

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may determine in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

The description above regarding a full tender offer shall also apply, with necessary changes, when a full tender offer is accepted and the offeror has also offered to acquire all of the company’s securities.

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Special tender offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.

Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder in control of the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Israeli Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that, as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

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For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control (See “Management – Audit Committee – Approval of Transactions with Related Parties” for a definition of means of control) of the other party to the merger or any one on their behalf including their relatives (See “Management – External Directors – Qualifications of External Directors” for a definition of relatives) or corporations controlled by any of them, vote against the merger.

In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Israeli Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Israeli Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-takeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. We do not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of a majority of our shares represented and voting at a general meeting. Shareholders voting at such a meeting will be subject to the restrictions under the Israeli Companies Law described in “—Voting.”

C.           Material Contracts

Loan Agreements

August 2010 Mandatory Convertible Loan Agreements

From June 2010 to August 2010, we entered into loan agreements with a number of investors, pursuant to which we received gross proceeds of approximately $3.5 million. The loans we received under these loan agreements accrued interest at an annual rate of 8%, which was payable upon the conversion of the loans. We agreed to use the proceeds from this financing to finance the acquisition of additional products, licensing transactions, clinical trials and current expenditures (general corporate activity).

Under the terms of the loan agreements, we agreed to pay the investors 5% of the proceeds of (i) net sales by us or our sublicensees or distributors; and (ii) down payments and milestone payments from sublicenses or distributor transactions paid to us in connection with the first two new products purchased by us subsequent to the closing of this loan financing. Such royalties are payable (i) with regard to net sales over a period of 5 years from the date of the first commercial sale of either of these products; and (ii) with regard to down payments and milestone payments over a period of 5 years commencing from August 11, 2010. Following approvals from our board of directors and shareholders, it was determined that the investors would be entitled to royalties with respect to RHB-103 for the treatment of acute migraine headaches and RHB-104 for the treatment of Crohn's disease.

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On August 31, 2010, each of these loan agreements was replaced in their entirety by a new convertible loan agreement, pursuant to which the loans accrued interest at an annual rate of 8% and were automatically convertible into ordinary shares and ordinary share warrants upon the occurrence of specified events, including an initial public offering of our shares. However, the obligation to pay the investors the royalty payments described above remained in full force and effect.

Immediately prior to the completion of our initial public offering on the Tel Aviv Stock Exchange, all outstanding loans under the loan agreements, together with accrued interest, were converted into (i) 6,281,858 ordinary shares at a conversion price of NIS 2.11 ($0.5721) per share and (ii) warrants exercisable for an aggregate number of ordinary shares equal to approximately $1 million (representing 30% of the aggregate original loan amount) divided by the exercise price, as determined below. Investors became entitled to receive their pro rata share of the shares and warrants based on their respective loan amounts. The exercise price for the warrants was calculated as follows:

•	for warrants exercised within 6 months of our initial public offering on the Tel Aviv Stock Exchange, the exercise price per share would have been 130% of the conversion price per share, or $0.74;

•	for warrants exercised between 6 and 12 months following our initial public offering on the Tel Aviv Stock Exchange, the exercise price per share would have been 140% of the conversion price per share, or $0.8;

•	for warrants exercised between 12 months following our initial public offering on the Tel Aviv Stock Exchange through (i) the end of 36 months following our initial public offering on the Tel Aviv Stock Exchange; or (ii) our change of control, the exercise price per share is 150% of the conversion price per share, or $0.86.

November 2010 Mandatory Convertible Loan Agreement

On November 7, 2010, we completed a financing of approximately $7.6 million pursuant to a convertible loan agreement we signed with investors. Under this convertible loan agreement, the loan accrued interest at an annual rate of 8% and was automatically convertible into ordinary shares and ordinary share warrants upon the occurrence of specified events, including an initial public offering of our shares.

Immediately prior to the completion of our initial public offering on the Tel Aviv Stock Exchange, outstanding loans under this convertible loan agreement, together with accrued interest, were converted into (i) 13,536,456 ordinary shares at a conversion price of NIS 2.11 ($0.5721) per share and (ii) warrants exercisable for an aggregate number of ordinary shares equal to approximately $2.3 million (representing 30% of the aggregate original loan amount) divided by the exercise price of the warrants, as calculated in the same manner as the warrants described above. Investors became entitled to receive their pro rata share of the shares and warrants based on their respective loan amounts.

Underwriting Agreement

In connection with our February 2011 initial public offering of shares on the Tel Aviv Stock Exchange, on January 30, 2011, we entered into an underwriting agreement with Poalim I.B.I. Underwriting and Issuing Ltd. as the leading underwriter and Apex Underwriting and Issue Management Ltd., Excellence Nessuah Underwriting (1993) Ltd., Meitav Issuing Finance Ltd. and Rosario Underwriting Services (A.S.) Ltd.

Pursuant to this agreement, the underwriters agreed to irrevocably acquire from us, each according to a rate set forth in the agreement, an aggregate of 16,400 units (each unit comprised of 100 shares and 50 warrants) offered according to the prospectus with respect to which we would provide notice if no requests had been submitted for the acquisition thereof, or if the full price had not been paid to us with respect thereto, in connection with the public offering. Since requests were received for the purchase of all the securities offered to the public under the prospectus, the underwriters were not required to acquire any securities.

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In consideration for the undertakings and services of the principal managers and underwriters pursuant to the Underwriting Agreement, including issue coordination services, we paid, by means of the leading underwriter, a total of approximately $913,000 placement agent fee and cost reimbursement of approximately $198,000. We also provided the underwriters with certain indemnification undertakings in connection with the public offering.

For a description of other material agreements please see also "Information on the Company – B. Business Overview – Acquisition and License Agreements" and "Information on the Company – B. Business Overview – Manufacturing Agreements.”

D.           Exchange Controls

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. In May 1998, a new “general permit” was issued under the Israeli Currency Control Law, 1978, which removed most of the restrictions that previously existed under the law and enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies. Dividends, if any, paid to holders of our ordinary shares, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into U.S. dollars at the rate of exchange prevailing at the time of conversion.

E.           Taxation

Israeli Tax Considerations

General

The following is a summary of the current tax regime of the State of Israel, which applies to us and to persons who hold our ordinary shares or American Depositary Shares (the “Shares”).

This discussion does not purport to constitute a complete analysis of all potential tax consequences applicable to investors upon purchasing, owning or disposing of our Shares. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, financial institutions, certain financial companies, broker-dealers, investors that own, directly or indirectly, 10% or more of our outstanding voting rights, or foreign companies, Israeli residents holding 25% or more of their shares or having the right to 25% or more of their income or profit, all of whom are subject to special tax regimes not covered under this discussion). To the extent that issues discussed herein are based on legislation which has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future. This discussion is not intended and should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership and disposition of the Shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

The Israeli corporate tax rate applicable to Israeli resident companies in 2012 is 25% (24% in 2011). Prior to the enactment of the Law for Changing the Tax Burden in Israel, which entered into effect as of January 1, 2012 (the “Tax Change Law”), the corporate tax rates were scheduled to be reduced to 23% in 2012 and ultimately to 18% by 2016. This scheduled gradual reduction in corporate tax rates was repealed. Instead, the Tax Change Law provides that the corporate tax rate will be increased to 25% in 2012.

Taxation of Shareholders

Capital Gains

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposal.

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As of January 1, 2012, the real capital gain accrued by individuals on the sale of the Shares will be taxed at the rate of 25% (20% in 2011). However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12 month period, such gain will be taxed at the rate of 30% (25% in 2011). In addition, capital gains generated by an individual claiming deduction of financing expenses in respect of such gain will be taxed at the rate of 30%.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income - 25% for corporations in 2012 (up from 24% in 2011) and a marginal tax rate of up to 48% in 2012 for individuals (up from 45% in 2011). Notwithstanding the foregoing, capital gains generated from the sale of our Shares by a non-Israeli shareholder may be exempt from Israeli tax under the Israeli Income Tax Ordinance provided that the following cumulative conditions are met: (i) the Shares were purchased upon or after the registration of the Shares on the stock exchange (not applicable in respect of Shares purchased on or after January 1, 2009), (ii) the seller does not have a permanent establishment in Israel to which the generated capital gain is attributed, and (iii) if the seller is a corporation, less than 25% of its means of control or the rights to its profit or income are held by or attributed to Israeli resident shareholders. In addition, the sale of the Shares may be exempt from Israeli capital gains tax under the provisions of an applicable double tax treaty. For example, the Convention between the Government of the U.S. and the Government of the State of Israel with respect to Taxes on Income (the “U.S.- Israel Double Tax Treaty”) exempts a U.S. resident from Israeli capital gain tax in connection with the sale of the Shares, provided that: (i) the U.S. resident owned, directly or indirectly, less than 10% of the voting power of the company at any time within the 12 month period preceding such sale; (ii) the U.S. resident, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

Either the purchaser, the Israeli stockbroker or the financial institution through which the Shares are held are obligated, subject to the above mentioned exemptions, to withhold tax upon the sale of Shares at a 25% tax rate for corporations and individuals (the withholding tax rate applicable to individuals in this respect had been 20% in 2011).

Upon the sale of traded securities, a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid to the Israeli Tax Authority on January 31 and June 30 of every tax year in respect of sales of traded securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder, such return need not be filed and no advance payment must be paid. Capital gains are also reportable on annual income tax returns.

Dividends

As of January 1, 2012, dividends distributed by a company to a shareholder who is an Israeli resident individual will be generally subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Controlling Shareholder, at the time of distribution or at any time during the preceding 12 month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be generally exempt from Israeli income tax provided that the income from which such dividend is distributed, derived or accrued within Israel.

As of January 1, 2012, dividends distributed by an Israeli resident company to a non-Israeli resident (either individual or corporation) are generally subject to tax on the receipt of such dividends at the rate of 25% (30% if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12 month period). These rates may be reduced under the provisions of an applicable double tax treaty. Thus, under the U.S.-Israel Double Tax Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain types of interest or dividends the tax rate is 12.5%; (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise/Benefited Enterprise/Preferred Enterprise – the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income is attributed to a permanent establishment of the U.S. resident in Israel.

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We are obligated to withhold tax upon the distribution of dividends at the following withholding tax rates: (A) for securities registered and held by a clearing corporation: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 25%, and (iii) non-Israeli residents - 25%, unless reduced under the provisions of an applicable double tax treaty; and (B) in all other cases: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 25%/30% (the 30% tax rate shall apply if the dividend recipient is a “controlling shareholder” (as defined above) at the time of the distribution or at any time during the preceding 12 months period)), and (iii) non-Israeli residents - 25%/30% as referred to above with respect to Israeli resident individuals, unless reduced under the provisions of an applicable double tax treaty.

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

U.S Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences that apply to U.S. Holders who hold our Shares as capital assets for tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not address all U.S. federal income tax matters that may be relevant to a particular perspective holder or all tax considerations that may be relevant with respect to an investment in our Shares.

This summary does not address tax considerations applicable to a holder of our Shares that may be subject to special tax rules including, without limitation, the following:

•	dealers or traders in securities, currencies or notional principal contracts;

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	banks;

•	investors subject to the alternative minimum tax;

•	tax-exempt organizations;

•	traders that have elected mark-to-market accounting;

•	investors that hold Shares as part of a “straddle”, “hedge”, or “conversion transaction” with other investments;

•	regulated investment companies;

•	investors that actually or constructively own 10 percent or more of our voting shares;

•	investors that are treated as partnerships or other pass through entities for U.S. federal income purposes and persons who hold the Shares through partnerships or other pass through entities; and

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•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollars.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local, or foreign tax consequences to a holder of our Shares.

You are urged to consult your own tax advisor regarding the foreign and U.S. federal, state, and local and other tax consequences of an investment in the Shares.

•	For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Share that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the U.S.;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (1) if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust; and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for U.S. federal tax purposes holds Shares, the U.S. federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities that are classified as partnerships for U.S. federal tax purposes and persons holding Shares through such entities should consult their own tax advisors.

In general, if you hold American Depositary Shares, you will be treated as the holder of the underlying shares represented by those American Depositary Shares for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange American Depositary Shares for the underlying Shares represented by those American Depositary Shares.

Distributions

Subject to the discussion under “Passive Foreign Investment Companies” below, the gross amount of any distribution, including the amount of any Israeli taxes withheld from these distributions (see “Israeli Tax Considerations”), actually or constructively received by a U.S. Holder with respect to Shares will be taxable to the U.S. Holder as foreign source dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The U.S. Holder will not be eligible for any dividends received deduction in respect of the dividends paid by domestic corporations. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of the U.S. Holder’s adjusted tax basis in its Shares. Distributions in excess of such adjusted tax basis will generally be taxable to the U.S. Holder as capital gain from the sale or exchange of property as described below under “Sale or Other Disposition of Shares.” If we do not report to a U.S. Holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Code, certain dividends received by non-corporate U.S. Holders before January 1, 2013 will be subject to a maximum income tax rate of 15%. This reduced income tax rate is only applicable to dividends paid by a “qualified foreign corporation” that is not a PFIC and only with respect to shares held by a qualified U.S. Holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date). We should be considered a qualified foreign corporation if we are not treated as a PFIC because (i) we are eligible for the benefits of a comprehensive tax treaty between Israel and the U.S., which includes an exchange of information program, and (ii) the American Depositary Shares are readily tradable on an established securities market in the U.S. As discussed below, however, we may be classified as a “passive foreign investment company” (see “Passive Foreign Investment Companies” below). Accordingly, dividends paid by us to individual U.S. Holders may not be eligible for the reduced income tax rate applicable to qualified dividends.

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The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”) including the amount of any withholding tax thereon, will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s (or, in the case of American Depositary Shares, the depositary’s) receipt of the dividend, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize a foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss.

Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations. The rules relating to foreign tax credits and the timing thereof are complex. U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit in their particular situation (including, in the case of a U.S. corporation that owns 10 percent or more of our voting stock, the possible application of Section 902 of the Code).

Sale or Other Disposition of Shares

If a U.S. Holder sells or otherwise disposes of its Shares, gain or loss will be recognized for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such holder’s adjusted basis in the Shares. Subject to the discussion below under the heading “Passive Foreign Investment Companies,” such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the holder had held the Shares for more than one year at the time of the sale or other disposition. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a preferential U.S. federal income tax rate. In general, gain or loss recognized by a U.S. Holder on the sale or other disposition or our Shares will be U.S. source gain or loss for purposes of the foreign tax credit limitation.

If a U.S. Holder receives foreign currency upon a sale or exchange of Shares, gain or loss will be recognized in the manner described above under “Distributions.” In addition, gain or loss, if any, recognized on the subsequent sale, conversion, or disposition of such foreign currency will be U.S. source ordinary income or loss for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, the U.S. Holder generally should not be required to recognize any foreign currency gain or loss on such conversion.

A U.S. Holder who holds Shares through an Israeli broker or other Israeli intermediary may be subject to Israeli withholding tax on any capital gains recognized on a sale or other disposition of the Shares if the U.S. Holder does not obtain approval of an exemption from the Israeli Tax Authorities or claim any allowable refunds or reductions. U.S. Holders are advised that any Israeli tax paid under circumstances in which an exemption from (or a refund of or a reduction in) such tax was available will not be creditable for U.S. federal income tax purposes. U.S. Holders are advised to consult their Israeli broker or intermediary regarding the procedures for obtaining an exemption or reduction.

Medicare Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on their investment income, including dividends paid on the Shares and capital gains from the sale or other disposition of the Shares.

Passive Foreign Investment Companies

For U.S. federal income tax purposes, we will be considered a passive foreign investment company (“PFIC”) for any taxable year in which either 75% or more of our gross income is passive income, or at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities, and the excess of gains over losses from the disposition of assets which produce passive income. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. Holders owning Shares.

Based on our estimated gross income, the average value of our gross assets, and the nature of our business, we believe that we may be classified as a PFIC in the current taxable year and in future years. Our status as a PFIC will depend on the composition of our assets and activities in each year and because this is a factual determination there can be no assurance that we will not be considered a PFIC for the current taxable year or for any future taxable year. If we are treated as a PFIC in any year during which a U.S. Holder owns Shares, certain adverse tax consequences could apply, as described below. If we are treated as a PFIC for any taxable year,

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•	a U.S. Holder would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of Shares ratably over its holding period for such Shares,

•	the amount allocated to each year during which we are considered a PFIC other than the year of the dividend payment or disposition would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year,

•	the amount allocated to the year of the dividend payment or disposition would be taxable as ordinary income,

•	a U.S. Holder would be required to make an annual return on IRS Form 8621 regarding distributions received and gains realized with respect to the Shares, and

•	the favorable dividend rate discussed above with respect to dividends paid to certain non-corporate U.S. Holders prior to January 1, 2013 would not apply.

As described below, certain elections may be available that would result in alternative treatments (such as mark-to-market or qualified electing fund treatment) to U.S. Holders of our Shares. A U.S. Holder that makes an election to treat us as a qualified electing fund (an “electing U.S. Holder”) is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. A U.S. Holder may make a qualified electing fund election only if we furnish the U.S. Holder with certain tax information. We have agreed to supply an electing U.S. Holder with the information necessary to report income and gain pursuant to a qualified election in the event we are classified as a PFIC. Alternatively, another method to avoid the aforementioned treatment is for a U.S. Holder to make a timely mark-to-market election in respect of its Shares. If a U.S. Holder elects to mark-to-market its Shares, the excess of the fair market value of the Shares at the close of each tax year over such U.S. Holder’s adjusted tax basis in such Shares will be included in income. If the fair market value of the Shares is less than the U.S. Holder’s adjusted tax basis in its Shares at the close of the tax year, the U.S. Holder may generally deduct the excess of the adjusted tax basis of the Shares over their fair market value at such time. However, such deductions generally would be limited to the net mark-to-market gains, if any, that were included in income by such holder with respect to our Shares in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of Shares with respect to which the mark-to-market election is made, are treated as ordinary income or loss.

You are urged to consult your own tax advisor regarding the possibility of us being classified as a PFIC and the potential tax consequences arising from the ownership and disposition of an interest in a PFIC.

Backup Withholding and Information Reporting

Payments of dividends with respect to Shares and the proceeds from the sale, retirement, or other disposition of Shares made by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax (backup withholding), currently at the rate of 28%, if a non-corporate U.S. Holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. Holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability provided that the required information is furnished to the IRS. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

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F.           Dividends and Paying Agents

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors that our board of directors may deem relevant. Accordingly, we have not appointed any paying agent.

G.           Statement by Experts

Not applicable.

H.           Documents on Display

When this Registration Statement on Form 20-F becomes effective, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers, and under those requirements we will file reports with the Securities and Exchange Commission. Those other reports or other information may be inspected without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the material may be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at such address, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s website at http://www.sec.gov.

As a foreign private issuer, we will be exempt from the rules under the Securities Exchange Act of 1934, as amended, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934, as amended. In addition, we will not be required under the Securities Exchange Act of 1934, as amended, to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Securities Exchange Act of 1934, as amended. However, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file current reports on Form 6-K, annual reports on Form 20-F and other information with the Securities and Exchange Commission.

In addition, since our ordinary shares are traded on the Tel Aviv Stock Exchange, we have filed Hebrew language periodic and immediate reports with, and furnish information to, the Tel Aviv Stock Exchange and the Israeli Securities Authority, as required under Chapter Six of the Israel Securities Law, 1968. Copies of our filings with the Israeli Securities Authority can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the Tel Aviv Stock Exchange website (www.maya.tase.co.il).

We maintain a corporate website at www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Registration Statement on Form 20-F.

I.           Subsidiary Information

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss related to changes in market prices, including interest rates and foreign exchange rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Risk of Interest Rate Fluctuation and Credit Exposure Risk

We do not anticipate undertaking any significant long-term borrowings. At present, our credit and interest risk arises from cash and cash equivalents, deposits with banks as well as accounts receivable. A substantial portion of our liquid instruments is invested in short-term deposits in highly-rated institutions.

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We estimate that because the liquid instruments are invested mainly for the short-term and with highly-rated institutions, the credit and interest risk associated with these balances is immaterial. The primary objective of our investment activities is to preserve principal while maximizing the income we receive from our investments without significantly increasing risk and loss. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and the fair market value of our investments. We manage this exposure by performing ongoing evaluations of our investments.

Equity Price Risk

We may be exposed to equity securities price risk because of investments held by us and classified in our financial statements on as financial assets at fair value through profit or loss. To manage the price risk arising from investments in equity securities, we invest in marketable securities with high ratings and diversify our investment portfolio.

Foreign Currency Exchange Risk

Our foreign currency exposures give rise to market risk associated with exchange rate movements of the U.S. dollar, our functional and reporting currency, mainly against the NIS and other currencies. Although the U.S. dollar is our functional currency and reporting currency, a portion of our expenses are denominated in NIS. Our NIS expenses consist principally of payments to employees or service providers and short term investments in currencies other than the U.S. dollar. We anticipate that a sizable portion of our expenses will continue to be denominated in currencies other than the U.S. dollar. If the U.S. dollar fluctuates significantly against the NIS it may have a negative impact on our results of operations. We manage our foreign exchange risk by aligning the currencies for holding short term investments with the currencies of expected expenses, based on our expected cash flows.

Portfolio diversification is performed based on risk level limits that we set. To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

(A)         Set forth below is a sensitivity test to possible changes in U.S. dollars/ NIS exchange rate as of December 31, 2011:

Sensitive instrument	Income (loss) from change in exchange rate (U.S. dollars in thousands)		Value (U.S. dollars in thousands)	Income (loss) from change in exchange rate (U.S dollars in thousands)
	Down 2%	Down 5%		Up 5%	Up 2%
Cash and cash equivalents	(71)	14,070	177	71	(177)
Bank deposits	(62)	3,086	154	62	(154)
Financial asset at fair value	(31)	1,564	78	31	(78)
Accounts receivable	(0)	89	1	0	(1)
Accounts payable	3	(513)	(17)	(3)	17
Total loss	(161)		393	161	(393)

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Set forth below is a sensitivity test to possible changes in U.S. dollars/ Euro as of December 31, 2011:

Sensitive instrument	Income (loss) from change in exchange rate (U.S. dollars in thousands)		Value (U.S. dollars in thousands)	Income (loss) from change in exchange rate (U.S dollars in thousands)
	Down 2%	Down 5%		Up 5%	Up 2%
Cash and cash equivalents	(13)	(34)	14,070	34	13

(B) As of the date of this Registration Statement on Form 20-F, our interest rate risk exposure is in respect to bank deposits, which expose us to risk due to change in fair value interest rates. As of December 31, 2011, these deposits carry annual interest of 0.25%-2.45%. Under these low interest rates, reasonable changes in interest rates are expected have negligible impact on the fair value of these assets.

ITEM12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

A.           Debt Securities

Not applicable.

B.           Warrants and Rights

Not applicable

C.           Other Securities

Not applicable

D.          American Depository Receipts

Set forth below is a summary of the material terms of the deposit agreement, between us, The Bank of New York Mellon as depositary and the owners and holders from time to time of our American Depositary Shares.

Description of the American Depositary Shares

Each of our American Depositary Shares represents 10 of our ordinary shares, and we have applied to have our American Depositary Shares listed on The Nasdaq Capital Market.

The form of the deposit agreement for the American Depositary Shares and the form of American Depositary Receipt that represents an American Depositary Shares have been incorporated by reference as exhibits to this registration statement on Form 20-F. Copies of the deposit agreement are available for inspection at the principal office of The Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, and at the principal office of our custodians, Bank Leumi Le-Israel, 34 Yehuda Halevi St., Tel-Aviv 65546, Israel and Bank Hapoalim B.M., 104 Hayarkon Street, Tel Aviv 63432, Israel.

Dividends, Other Distributions and Rights

Amounts distributed to American Depositary Share holders will be reduced by any taxes or other governmental charges required to be withheld by the custodian or The Bank of New York Mellon. If The Bank of New York Mellon determines that any distribution in cash or property is subject to any tax or governmental charges that The Bank of New York Mellon or the custodian is obligated to withhold, The Bank of New York Mellon may use the cash or sell or otherwise dispose of all or a portion of that property to pay the taxes or governmental charges. The Bank of New York Mellon will then distribute the balance of the cash and/or property to the American Depositary Share holders entitled to the distribution, in proportion to their holdings.

98

Cash dividends and cash distributions. The Bank of New York Mellon will convert into dollars all cash dividends and other cash distributions that it or the custodian receives in a foreign currency. The Bank of New York Mellon will distribute to the American Depositary Share holders the amount it receives, after deducting any currency conversion expenses. If The Bank of New York Mellon determines that any foreign currency it receives cannot be converted and transferred on a reasonable basis, it may distribute the foreign currency (or an appropriate document evidencing the right to receive the currency), or hold that foreign currency uninvested, without liability for interest, for the accounts of the American Depositary Share holders entitled to receive it.

Distributions of ordinary shares. If we distribute ordinary shares as a dividend or free distribution, The Bank of New York Mellon may, with our approval, and will, at our request, distribute to American Depositary Share holders new American Depositary Shares representing the ordinary shares. In lieu of delivering fractional American Depositary Shares in any such case, The Bank of New York Mellon may sell the amount of ordinary shares represented by the aggregate of such fractions and distribute the net proceeds,. If The Bank of New York Mellon deposits the ordinary shares but does not distribute additional American Depositary Shares, the existing American Depositary Shares will also represent the new ordinary shares.

Other distributions. If The Bank of New York Mellon or the custodian receives a distribution of anything other than cash or shares, The Bank of New York Mellon will distribute the property or securities to the American Depositary Share holders, in proportion to such holders’ holdings. If The Bank of New York Mellon determines that it cannot distribute the property or securities in this manner or that it is not feasible to do so, then it may distribute the property or securities by any means it thinks is equitable and practical, or it may sell the property or securities and distribute the net proceeds of the sale to the American Depositary Share holders.

Rights to subscribe for additional ordinary shares and other rights. If we offer the holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other rights, The Bank of New York Mellon shall have discretion as to the procedure to be followed in making such rights available to American Depositary Share holders. In this regard The Bank of New York Mellon may:

•	make the rights available to all or certain holders of American Depositary Shares, by means of warrants or otherwise, if lawful and practically feasible; or

•	if it is not lawful or practically feasible to make the rights available, attempt to sell those rights or warrants or other instruments.

In that case, The Bank of New York Mellon will allocate the net proceeds of the sales to the account of the American Depositary Share holders entitled to the rights. The allocation will be made on an averaged or other practicable basis without regard to any distinctions among holders.

If registration under the Securities Act of 1933, as amended, is required in order to offer or sell to the American Depositary Share holders the securities represented by any rights, The Bank of New York Mellon will not make the rights available to American Depositary Share holders unless a registration statement is in effect or such securities are exempt from registration. We do not, however, have any obligation to file a registration statement or to have a registration statement declared effective. If The Bank of New York Mellon cannot make any rights available to American Depositary Share holders and cannot dispose of the rights and make the net proceeds available to American Depositary Share holders, then it will allow the rights to lapse, and the American Depositary Share holders will not receive any value for them.

Voting of the underlying shares. Under the deposit agreement, an American Depositary Share holder is entitled, subject to any applicable provisions of Israeli law, our articles of association and the deposited securities, to exercise voting rights pertaining to the shares represented by its American Depositary Shares. The Bank of New York Mellon will send to American Depositary Share holders such information as is contained in the notice of meeting that The Bank of New York Mellon receives from us, as well as a statement that holders of as the close of business on the specified record date will be entitled to instruct The Bank of New York Mellon as to the exercise of voting rights and a statement as to the manner in which the such instructions may be given.

99

Changes affecting deposited securities. If there is any change in nominal value or any split - up, consolidation, cancellation or other reclassification of deposited securities, or any recapitalization, reorganization, business combination or consolidation or sale of assets involving us, then any securities that The Bank of New York Mellon receives in respect of deposited securities will become new deposited securities. Each American Depositary Share will automatically represent its share of the new deposited securities, unless The Bank of New York Mellon delivers new American Depositary Shares as described in the following sentence. The Bank of New York Mellon may distribute new American Depositary Shares or ask American Depositary Share holders to surrender their outstanding American Depositary Receipts in exchange for new American Depositary Receipts describing the new deposited securities.

Amendment of the deposit agreement. The Bank of New York Mellon and we may agree to amend the form of the American Depositary Receipts and the deposit agreement at any time, without the consent of the American Depositary Share holders. If the amendment adds or increases any fees or charges (other than taxes or other governmental charges) or prejudices an important right of American Depositary Share holders, it will not take effect as to outstanding American Depositary Shares until 30 days after The Bank of New York Mellon has sent the American Depositary Share holders a notice of the amendment. At the expiration of that 30 day period, each American Depositary Share holder will be considered by continuing to hold its American Depositary Shares to agree to the amendment and to be bound by the deposit agreement as so amended. The Bank of New York Mellon and we may not amend the deposit agreement or the form of American Depositary Receipts to impair each American Depositary Share holder’s right to surrender its American Depositary Shares and receive the ordinary shares and any other property represented by the American Depositary Shares, except to comply with mandatory provisions of applicable law.

Termination of the deposit agreement. The Bank of New York Mellon will terminate the deposit agreement if we ask it to do so in our sole discretion and will notify the American Depositary Share holders at least 30 days before the date of termination. The Bank of New York Mellon may also terminate the deposit agreement if it resigns and a successor depositary has not been appointed by us and accepted its appointment within 60 days after The Bank of New York Mellon has given us notice of its resignation. After termination of the deposit agreement, The Bank of New York Mellon will no longer register transfers of American Depositary Shares, distribute dividends to the American Depositary Share holders, accept deposits of ordinary shares, give any notices, or perform any other acts under the deposit agreement whatsoever, except that The Bank of New York Mellon will continue to:

•	collect dividends and other distributions pertaining to deposited securities;

•	sell rights as described under the heading “Dividends, other distributions and rights — Rights to subscribe for additional ordinary shares and other rights” above; and

•	deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered American Depositary Shares.

Four months after termination, The Bank of New York Mellon may sell the deposited securities and hold the proceeds of the sale, together with any other cash then held by it, for the pro rata benefit of American Depositary Share holders that have not surrendered their American Depositary Shares. The Bank of New York Mellon will not have liability for interest on the sale proceeds or any cash it holds.

Rights of Holders to Inspect Books. The Bank of New York Mellon will maintain American Depositary Share holder records at its depositary office. You may inspect such records at such office during regular business hours and The Bank of New York Mellon will make available to you any reports, notices and other communications, including any proxy soliciting material, received from us which are both received by The Bank of New York Mellon as the holder of the American Depositary Shares and made generally available to the holders of American Depositary Shares by us.

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of American Depositary Shares

The deposit agreement expressly limits our obligations and the obligations of The Bank of New York Mellon. It also limits our liability and the liability of The Bank of New York Mellon. We and The Bank of New York Mellon:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

100

•	are not liable if we or it exercises discretion permitted under the deposit agreement; and

•	are not liable for the inability of any holder of American Depositary Shares to benefit from any distribution on deposited securities that is not made available to holders of American Depositary Shares under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement.

In the deposit agreement, we and The Bank of New York Mellon agree to indemnify each other under certain circumstances.

101

Glossary of Industry Terms

Certain standards and other terms specific to our industry that are used in this registration statement on Form 20-F are defined below:

5-HT3 family receptor inhibitors –play a role in mediating nausea and vomiting, and as such, demonstrate anti-emetic efficacy.

Bioequivalence - the absence of a significant difference in the rate and extent to which the active ingredient or active moiety in pharmaceutical equivalents or pharmaceutical alternatives becomes available at the site of drug action when administered at the same molar dose under similar conditions in an appropriately designed study. To be considered “bioequivalent”, certain standards specified by the US Food and Drug Administration must be met.

Carvedilol – a non-selective beta blocker/alpha-1 blocker indicated in the treatment of hypertension and/or congestive heart failure (CHF).

cGMP - Current Good Manufacturing Practice - Standards, procedures and guidelines designed for production quality control.

Clinical trial material (CTM) manufacturing - manufacturing of study supplies provided by the study sponsor to the clinical investigator.

CRO – a Contract Research Organization, also called a clinical research organization (CRO) is a service organization that provides outsourced pharmaceutical research services.

Helicobacter pylori - a Gram-negative bacterium found in the stomach. It was identified in 1982 by Dr. Barry Marshall and Dr. Robin Warren and is associated with peptic ulcer disease and development of gastric cancer.

IND - Investigational New Drug - a status assigned by the Food and Drug Administration to a drug before allowing its use in humans, so that experimental clinical trials may be conducted.

MAP bacterium (Mycobacterium avium subspecies paratuberculosis (MAP)) - an obligate pathogenic bacterium in the genus Mycobacterium.

NDA – New Drug Application - an application by drug sponsors to the Food and Drug Administration for approval of a new pharmaceutical for sale and marketing in the U.S.

Ondansetron – Ondansetron is a drug in class of medications called serotonin 5-HT3 receptor antagonists. Ondansetron works by blocking the action of serotonin, a natural substance that may cause nausea and vomiting.

Orphan Drug Status - the designation of Orphan Drug status to drugs that are in the process of development for the treatment of rare diseases. This status provides tax reductions and the exclusive rights to the cure for a specific condition for a period of seven years post-approval.

Pivotal Bioequivalence (BE) Clinical Trial – a study the data from which is submitted to the Food and Drug Administration in support of a marketing application of a test drug that is being compared to a referenced existing (already approved) drug. Sufficient similarity between the test and the reference drug is required, according to certain standards specified by the Food and Drug Administration, which must be met.

Stability Testing - as part of the cGMP regulations, the Food and Drug Administration requires that drug products bear an expiration date determined by appropriate stability testing. The stability of drug products needs to be evaluated over time in the same container-closure system in which the drug product is marketed.

Triptans - serotonin 5-hydroxytryptamine (5-HT) receptor agonists drugs used for the treatment of migraine.

Rizatripan - a serotonin 5-HT 1B/1D receptor agonist of the triptan class of drugs.

102

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

Not applicable

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable

ITEM 15.	CONTROLS AND PROCEDURES

Not applicable.

ITEM 16.	[RESERVED]

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

Not applicable.

ITEM 16B.	CODE OF ETHICS

Not applicable.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Not applicable

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES.

Not applicable.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS.

Not applicable

ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

Not applicable

ITEM 16G.	CORPORATE GOVERNANCE

Not applicable

ITEM 16H.	MINE SAFETY DISCLOSURE

Not applicable

ITEM 17.	FINANCIAL STATEMENTS

Not applicable

ITEM 18.	FINANCIAL STATEMENTS

The financial statements required by this item are found at the end of this Registration Statement, beginning on page F-1.

103

ITEM 19.	EXHIBITS

The exhibits filed with or incorporated into this Registration Statement are listed in the index of exhibits below

Exhibit Number	Exhibit Description

1.1	Articles of Association of the Registrant (unofficial English translation).

2.1 (1)	Form of Deposit Agreement, dated as of ____, 2012, among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder.

2.2 (1)	Form of American Depositary Receipt.

4.1 †	Exclusive License Agreement, dated November 18, 2009, by and between the Registrant and Egalet a/s (RHB-101).

4.2	Exclusive License Agreement, dated May 2, 2010, by and between the Registrant and SCOLR Pharma Inc. (RHB-102).

4.3 †	Co- Development and Commercialization Agreement, dated August 26, 2010, by and between the Registrant and IntelGenx Corp.

4.4 †	Asset Purchase Agreement, dated August 11, 2010, by and between the Registrant and Giaconda Limited ABN (RHB-104, 105, 106).

4.5 †	License Agreement, dated September 15, 2011, by and between the Registrant and University of Central Florida Research Foundation.

4.6 †	Fee Agreement, dated June 3, 2010, by and between the Registrant and ProSeed Capital Holdings CVA.

4.7 †	Termination of Fee Agreement, dated August 6, 2010, by and between the Registrant and ProSeed Capital Holdings CVA.

4.8	Independent Consulting Agreement, dated as of August 23, 2010, by and between the Registrant and R.E. Investments.

4.9	Form Loan Agreement, dated between June to August 2010, by and between the Registrant and each of the lenders.

4.10	Form of Term of Convertible Loan, dated August 31, 2010, by and between the Registrant and each of the lenders of the Loan Agreement Letter.

4.11	Form of Convertible Loan Agreement, November 7, 2010 by and between the Registrant and each of the lenders

4.12 †	Master Service Agreement, dated April 28, 2011, by and between the Registrant. and 7810962 Canada Inc. and amendments

4.13 †	Manufacturing Agreement, dated April 28, 2011, by and between 7810962 Canada Inc. and the Registrant (regarding RHB-104) and amendments

4.14 †	Clinical Services Agreement, dated June 15, 2011, by and between RedHill and 7810962 Canada Inc. and amendment (regarding RHB-104)

4.15	Underwriting Agreement made and entered on January 30, 2011, by and between the Registrant and to Poalim I.B.I Underwriting & Issuing Ltd. (Free English translation accompanied by the Hebrew original).

4.16	Form of Letter of Exemption and Indemnity adopted on January 2010, as amended in February 2012 (Free English translation accompanied by the Hebrew original).

104

4.17	Option Plan (2010), as amended

15.1	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant

† Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(1) To be filed by amendment.

105

SIGNATURE

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Registration Statement on its behalf.

REDHILL BIOPHARMA LTD

By:	/s/ Dror Ben-Asher
Name: Dror Ben-Asher
Title: Chief Executive Officer and Chairman of
the Board of Directors

By:	/s/ Ori Shilo
Name: Ori Shilo
Title: Deputy Chief Executive Officer Finance and
Operations

Date: September 12, 2012

106

Redhill BioPharma Ltd.

Index to Consolidated Financial Statements

Page

Unaudited condensed interim statements as of June 30, 2012 and for the six months then ended

Condensed interim statements of comprehensive loss	F-1

Condensed interim statements of financial position	F-2

Condensed interim statements of changes in equity	F-3

Condensed interim statements of cash flows	F-4

Notes to the condensed interim statements	F-5

Audited financial statements as of December 31, 2011 and 2010 for each of the two years ending on those dates and for the period from August 3, 2009 (date of incorporation) through December 31, 2009

Report of Independent Registered Public Accounting Firm	F-9

Statements of Comprehensive Loss	F-10

Statements of Financial Position	F-11

Statements of Changes in Equity	F-12

Statements of Cash Flows	F-13

Notes to the Financial Statements	F-14

REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Six months ended June 30		Three months ended June 30
	2012	2011	2012	2011
	U.S. dollars in thousands

REVENUE	9	9	5	3
RESEARCH AND DEVELOPMENT EXPENSES	(3,828)	(2,019)	(1,498)	(1,176)
GENERAL AND ADMINISTRATIVE EXPENSES	(1,180)	(1,188)	(573)	(679)
OPERATING LOSS	(4,999)	(3,198)	(2,066)	(1,852)
FINANCIAL INCOME	123	1,146	40	381
FINANCIAL EXPENSES	(131)	(8,102)	(247)	(57)
FINANCIAL INCOME (EXPENSES) ,NET	(8)	(6,956)	(207)	324
LOSS AND COMPREHENSIVE LOSS	(5,007)	(10,154)	(2,273)	(1,528)

U.S. dollars
LOSS PER ORDINARY SHARE - basic and diluted	0.10	0.23	0.04	0.03

The accompanying notes are an integral part of these condensed financial statements.

F-1

REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	June 30,	December 31,
	2012	2011
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	4,749	14,070
Bank deposits	8,516	3,013
Financial assets at fair value through profit or loss	1,544	1,564
Prepaid expenses and receivables	235	89
	15,044	18,736
NON-CURRENT ASSETS:
Restricted bank deposit	71	73
Fixed assets	123	132
Intangible assets	1,345	1,245
	1,539	1,450
Total assets	16,583	20,186
CURRENT LIABILITIES -
accounts payable and accruals	809	513

NON-CURRENT LIABILITIES -
royalty obligations to investors	948	886

Total liabilities	1,757	1,399

EQUITY:
Ordinary shares	142	142
Additional paid-in capital	31,195	31,168
Warrants	2,686	2,686
Accumulated deficit	(19,197)	(15,209)
Total equity	14,826	18,787
Total liabilities and equity	16,583	20,186

The accompanying notes are an integral part of these condensed financial statement

F-2

REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary shares	Convertible preferred shares	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2012	142	-	31,168	2,686	(15,209)	18,787
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2012 :
Exercise of options into ordinary shares	*	-	27	-	-	27
Share-based compensation to employees and service providers	-	-	-	-	1,019	1,019
Comprehensive loss	-	-	-	-	(5,007)	(5,007)
BALANCE AT JUNE 30, 2012	142	-	31,195	2,686	(19,197)	14,826

BALANCE AT JANUARY 1, 2011	3	2	925	45	(2,569)	(1,594)
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2011:
Exercise of warrants into convertible preferred shares	-	*	629	(45)	-	584
Conversion of convertible preferred shares into ordinary shares	2	(2)	-	-	-	-
Distribution of bonus shares	42	-	(42)	-	-	-
Conversion of mandatory convertible loans to equity	53	-	17,381	1,749	-	19,183
Issuance of ordinary shares and warrants under public offering	39	-	11,352	1,271	-	12,662
Exercise of warrants into ordinary shares	1	-	388	(134)	-	255
Share-based compensation to employees and service providers	-	-	-	-	1,334	1,334
Comprehensive loss	-	-	-	-	(10,154)	(10,154)
BALANCE AT JUNE 30, 2011	140	-	30,633	2,886	(11,389)	22,270

* Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

F-3

REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30
	2012	2011
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss	(5,007)	(10,154)
Adjustments in respect of income and expenses not involving cash flows:
Share-based compensation to employees and service providers	1,019	1,334
Fair value losses on mandatory convertible loans	-	7,938
Depreciation	11	4
Fair value losses (gains) on financial assets at fair value through profit or loss	20	(4)
Revaluation of bank deposits	(34)	(2)
Accretion of royalty obligations to investors	62	99
Exchange differences relating to cash and cash equivalents	(10)	(996)
	1,068	8,373
Changes in asset and liability items:
Decrease (increase) in prepaid expenses and receivables	(146)	47
Increase in accounts payable and accruals	299	18
	153	65
Net cash used in operating activities	(3,786)	(1,716)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(5)	(124)
Purchase of intangible assets	(100)	-
Investment in bank deposits	(5,467)	(80)
Acquisition of financial assets at fair value through profit or loss	(105)	-
Proceeds from sale of financial assets at fair value through profit or loss	105	-
Net cash used in investing activities	(5,572)	(204)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants under public offering, net of issuance expenses	-	12,662
Exercise of warrants and options into shares, net of expenses	27	839
Net cash provided by financing activities	27	13,501

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,331)	11,581
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	10	996
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,070	9,050
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	4,749	21,627

Supplementary information on interest received in cash	46	-
Supplementary Information on financing activities not involving cash flows:
Conversion of convertible loans into shares	-	17,434
Issuance of warrants	-	1,749

The accompanying notes are an integral part of these condensed financial statements.

F-4

REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION

NOTE 1 – GENERAL:

a.	General

RedHill Biopharma Ltd (the "Company") was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. Its activities include the development of therapeutic candidates ( the "drugs") in which the Company acquires intellectual property rights (either through license agreements or acquiring the intellectual property itself) with the objective of obtaining marketing approvals for these drugs. Additionally, the Company works to commercialize these drugs (in cooperation and/or through international drug companies) and acquiring rights in additional drugs.

Upon completion of an initial public offering on February 3, 2011 on the Tel Aviv Stock Exchange (TASE), the Company became a public Company governed by the Israel Securities Law, 1968 and its regulations.

The Company's registered address is at 21 Ha'arba'a St, Tel Aviv, Israel.

The Company is still in research and development of its therapeutic candidates. Accordingly the Company is unable to estimate if and when its business will generate positive cash flow. Through June 30, 2012, the Company has accumulated an operating loss and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to fund its future operations through commercialization of its therapeutic candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's therapeutic candidates. Management expects that the Company will incur more losses, as it continues to focus its resources on advancing its therapeutic candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or out-license its therapeutic candidates or obtaining future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs related to the therapeutic candidates, which may have material adverse effect on the Company's business, financial condition and results of operations.

b.	Approval of condensed interim financial statements

These financial statements were approved by the Board of Directors on September 12, 2012.

F-5

REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)

NOTE 2 - BASIS OF PREPARATION OF CONDENSED INTERIM FINANCIAL INFORMATION:

a.	The Company's condensed interim financial statements as of June 30, 2012 and for the three and six months then ended (the "interim financial statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These interim financial statements, which are unaudited, do not include all disclosures necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. The condensed interim financial statements should be read in conjunction with the annual financial statements as of December 31, 2011 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies and calculation methods applied in the preparation of the interim financial statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2011 and for the year then ended

b.	New IFRSs not yet effective and which the Company did not elect to adopt early were listed in the 2011 annual financial statements.

NOTE 3 - AGREEMENTS TO PURCHASE INTELLECTUAL PROPERTY OF DRUGS

In May 2012, under an agreement for the co-development of a drug for treating of acute migraine (dated August 26, 2010) the Company paid a Canadian Company $100 thousand for rights in the drug after reaching a milestone under the agreement.

NOTE 4 - EQUITY:

a.	In April 2012 the Company received a notice on the exercise of some of the non-tradable options issued to a service provider in August 2010. Accordingly, the Company issued 100,000 ordinary shares for $17 thousand.

b.	In June 2012 the Company received a notice on the exercise of options issued to a consultant in August 2010. Accordingly, the Company issued 70,000 ordinary shares for $11 thousand.

F-6

REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)

NOTE 5 - SHARE-BASED PAYMENTS:

a.	On February 15, 2012, an extraordinary general meeting of Company's shareholders resolved to allocate 600,000 options to the Company's Chief Executive Officer, Mr. Dror Ben-Asher and 400,000 options to Mr. Ori Shilo, Deputy Chief Executive Officer Finance and Operations, both of whom also serve as directors in the Company. This resolution was made after the approval of the said allocation by the Audit Committee and Board of Directors of the Company on December 28, 2011 and January 5, 2012, respectively. These options are exercisable at a ratio of 1 option into 1 ordinary share for an exercise price of $0.72 per share. The options will vest as follows: 1/6 of the options at the end of each calendar half year over the next three years.

The fair value of all options on the date of grant is $271 thousand. The fair value of the options was computed using the binomial model and the underlying data used are mainly as follows: price of the Company's ordinary share: $0.52, expected volatility: 68.49%, risk-free interest rate: 1.34% and expected useful life to exercise of 7 years.

The options will be exercisable, either in full or partially, including exercise in batches, from vesting date until the end of 7 years since the date of grant.

b.	On January 5, 2012, the Board of Directors of the Company granted 825,000 options to employees and consultants of the Company under the option plan of the Company. These options are exercisable based on a ratio of 1 option to 1 ordinary share for $0.72 per share.

The options will vest as follows: for employees and consultants of the Company who provided, as of the date of grant, service for over one year to the Company, 1/6 of the total number of options at the end of each calendar half year over the next three years.

For employees and consultants of the Company who did not provide services to the Company over more than a year, as of the date of grant, the options will vest as follows: 1/3 of the options after one year since the date of grant, and thereafter, 1/6 of the options at the end of each calendar half year over the next two years.

The fair value of all options on the date of grant is $289 thousand. The fair value of the options was computed using the binomial model and the underlying data used are mainly as follows: price of the Company's ordinary share: $0.64, expected volatility: 68.42%, risk-free interest rate: 1.43% and expected useful life to exercise of 7 years.

The options will be exercisable, either in full or partially, including exercise in batches, from vesting date until the end of 7 years since the date of grant.

c.	On June 17, 2012, the Board of Directors of the Company granted 200,000 options to a new employee of the Company, the employment of whom shall commence on July 16, 2012; the options were granted under the option plan of the Company. These options are exercisable based on a ratio of 1 option to 1 ordinary share for an exercise price of $0.7 per share. The options will vest as follows: 1/3 of the options after one year since the date of commencement of employment, and thereafter, 1/6 of the options at the end of each 6 month period over the next two years subsequent to the first year of vesting.

F-7

REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)

NOTE 5 - SHARE-BASED PAYMENTS (continued):

The fair value of all options on the date of grant is $75 thousand. The fair value of the options was computed using the binomial model and the underlying data used are mainly as follows: price of the ordinary Company share: $0.675, expected volatility: 67.53%, risk-free interest rate: 1.06% and expected useful life to exercise of 7 years.

The options will be exercisable, either in full or partially, including exercise in batches, from vesting date until the end of 7 years since the date of grant.

d.	In August 2012, the Company was given notice of exercise of non-tradable options, which were granted in August 2010 and in January 2011 to a service provider. Accordingly, the Company allocated 500,000 ordinary shares in consideration for $275 thousands.

_________________

_________________________________

_________________

F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of

REDHILL BIOPHARMA LTD.

We have audited the accompanying statements of financial position of RedHill Biopharma Ltd. (the "Company") as of December 31, 2011 and 2010 and the related statements of comprehensive loss, changes in equity and cash flows for each of the two years ended on those dates and for the period from August 3, 2009 (date of incorporation) through December 31, 2009. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of its operations, changes in equity and cash flows for each of the two years ended on those dates and for the period from August 3, 2009 (date of incorporation) through December 31, 2009, in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

Tel-Aviv, Israel	Kesselman & Kesselman
September 12, 2012	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

F-9

REDHILL BIOPHARMA LTD.

STATEMENTS OF COMPREHENSIVE LOSS

		Year ended December 31		Period from August 3*, 2009 to December 31,
	Note	2011	2010	2009
		U.S. dollars in thousands

REVENUE		23	-	-
RESEARCH AND DEVELOPMENT EXPENSES	17	(5,414)	(736)	(86)
GENERAL AND ADMINISTRATIVE EXPENSES	18	(2,482)	(518)	(43)
OTHER INCOME (EXPENSES)	19	-	(479)	28
OPERATING LOSS		(7,873)	(1,733)	(101)
FINANCIAL INCOME		570	65	2
FINANCIAL EXPENSES		(8,200)	(876)	(6)
FINANCIAL EXPENSES NET	20	(7,630)	(811)	(4)

LOSS AND COMPREHENSIVE LOSS		(15,503)	(2,544)	(105)

U.S. dollars
LOSS PER ORDINARY SHARE - basic and diluted	21	(0.32)	(0.27)	(0.01)

* Date of incorporation.

The accompanying notes are an integral part of these financial statements.

F-10

REDHILL BIOPHARMA LTD.

STATEMENTS OF FINANCIAL POSITION

		December 31
	Note	2011	2010
		U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	5	14,070	9,050
Bank deposits	5	3,013	15
Financial assets at fair value through profit or loss	6	1,564	87
Prepaid expenses and receivables	7	89	150
		18,736	9,302
NON-CURRENT ASSETS:
Restricted bank deposit		73	-
Fixed assets	8	132	8
Intangible assets	9	1,245	1,200
		1,450	1,208
Total assets		20,186	10,510

CURRENT LIABILITIES -
accounts payable and accruals	11	513	141

NON-CURRENT LIABILITIES:
Mandatory convertible loans	12	-	11,245
Royalty obligations to investors	12	886	718
		886	11,963
Total liabilities		1,399	12,104

COMMITMENTS	13

EQUITY:	15
Ordinary shares		142	3
Convertible preferred shares		-	2
Additional paid-in capital		31,168	925
Warrants		2,686	45
Accumulated deficit		(15,209)	(2,569)
Total equity		18,787	(1,594)

Total liabilities and equity		20,186	10,510

The accompanying notes are an integral part of these financial statements.

F-11

REDHILL BIOPHARMA LTD.

STATEMENTS OF CHANGES IN EQUITY

		Convertible	Additional
	Ordinary	Preferred	paid-in		Accumulated
	Shares	Shares	capital	Warrants	deficit	Total equity
	US dollars in thousands
CHANGES IN THE PERIOD FROM AUGUST 3, 2009*
THROUGH DECEMBER 31, 2009:
Comprehensive loss	-	-	-	-	(105)	(105)
Issuance of ordinary shares, convertible preferred shares and warrants	3	2	925	45	-	975
BALANCE AT DECEMBER 31, 2009	3	2	925	45	(105)	870
CHANGES DURING THE YEAR ENDED
DECEMBER 31,2010:
Comprehensive loss	-	-	-	-	(2,544)	(2,544)
Share-based compensation to employees and service providers	-	-	-	-	80	80
BALANCE AT DECEMBER 31, 2010	3	2	925	45	(2,569)	(1,594)
CHANGES DURING THE YEAR ENDED
DECEMBER 31, 2011:
Comprehensive loss	-	-	-	-	(15,503)	(15,503)
Exercise of warrants into convertible preferred shares	-	**	629	(45)	-	584
Conversion of convertible preferred shares into ordinary shares	2	(2)			-
Distribution of bonus shares	42		(42)		-
Conversion of mandatory convertible loans to equity	53	-	17,381	1,749	-	19,183
Issuance of ordinary shares and warrants under public offering	39	-	11,352	1,271	-	12,662
Exercise of warrants into ordinary shares	3		923	(334)	-	592
Share-based compensation to employees and service providers	-	-	-	-	2,863	2,863
BALANCE AT DECEMBER 31, 2011	142		31,168	2,686	(15,209)	18,787

*	Date of incorporation.

**	Represents amount less than $1 thousand.

The accompanying notes are an integral part of these financial statements.

F-12

REDHILL BIOPHARMA LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31				Period from August 3, 2009* through December 31,
	2011		2010		2009
	US dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss	(15,503)		(2,544)		(105)
Adjustments in respect of income and expenses not involving cash flows:
Share-based compensation to employees and service providers	2,863		80		-
Fair value losses on mandatory convertible loans	7,938		545		-
Depreciation	15		-		-
Fair value losses (gains) on financial assets at fair value through profit or loss	29	(7)			(2)
Revaluation of bank deposits	9	(2)			-
Accretion of royalty obligations to investors	168		327		-
Exchange differences in respect of cash and cash equivalents	(640	)(10)			2
Changes in asset and liability items:
Decrease (increase) in prepaid expenses and receivables	61		(141	)(9)
Increase in accounts payable and accruals	369		120		21
Net cash used in operating activities	(4,691)		(1,632)		(93)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(136	)(8)			-
Purchase of intangibles assets	(45)		(1,100)		(100)
Investment in bank deposits	(3,080)		-	(13)
Acquisition of financial assets at fair value through profit or loss	(1,506)		-		(189)
Proceeds from sale of financial assets at fair value through profit or loss			92		19
Net cash used in investing activities	(4,767)		(1,016)		(283)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants	-		-		975
Proceeds from issuance of shares and warrants under February 2, 2011 prospectus, net of issuance expenses	12,662		-		-
Exercise of warrants into shares, net of expenses	1,176		-		-
Proceeds from mandatory convertible loans and royalty obligations to investors			11,091		-
Net cash provided by financing activities	13,838		11,091		975
INCREASE IN CASH AND CASH EQUIVALENTS	4,380		8,443		599
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	640		10	(2)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,050		597		-
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	14,070		9,050		597

Supplementary information on interest received in cash	14		-		-
Supplementary Information on financing activities not involving cash flows -
Conversion of mandatory convertible loans	19,183		-		-

* Date of incorporation.

The accompanying notes are an integral part of these financial statements.

F-13

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - GENERAL INFORMATION:

a.	General

RedHill Biopharma Ltd (the "Company") was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. The Company is focused on acquiring intellectual property rights in therapeutic candidates (the "drugs") in advanced clinical development stages, and in the development of these drugs in order to obtain regulatory marketing approvals and for future commercialization.

Upon completion of an initial public offering on February 3, 2011 on the Tel Aviv Stock Exchange (TASE), the Company became a public company governed by the Israel Securities Law, 1968 and its regulations. See note 15b.

The Company's registered address is at 21 Ha'arba'a St, Tel Aviv, Israel.

The Company is still in research and development of its therapeutic candidates. Accordingly the Company is unable to estimate if and when its business will generate positive cash flow. Through December 31, 2011, the Company has accumulated an operating loss and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to fund its future operations through commercialization of its therapeutic candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's therapeutic candidates. Management expects that the Company will incur more losses, as it continues to focus its resources on advancing its therapeutic candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or out-license its therapeutic candidates or obtaining future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs related to the therapeutic candidates, which may have material adverse effect on the Company's business, financial condition and results of operations.

b.	Approval of financial statements

These financial statements were approved by the Board of Directors on September 12, 2012.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis for Presentation of the Financial Statements

The financial statements of the Company as of December 31, 2011 and 2010 and for each of the two years ended on those dates and for the period from August 3, 2009 to December 31, 2009 have been prepared in accordance with International Financial Reporting Standards, ("IFRS"), as issued by the International Accounting Standards Board ("IASB").

F-14

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The significant accounting policies described below have been applied consistently in relation to all the periods presented, unless otherwise stated.

The financial statements have been prepared under the historical cost convention, subject to adjustments in respect of revaluation of financial assets and financial liabilities at fair value through profit or loss.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 3. Actual results could differ significantly from those estimates and assumptions.

b.	Translation of Foreign Currency Balances and Transactions:

1)	Functional and Presentation Currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the Company operates (the “Functional Currency”). The financial statements are presented in U.S. dollars, which is the Company’s functional and presentation currency.

2)	Transactions and balances

Foreign currency transactions in currencies different from the functional currency (hereafter foreign currency, mostly New Israeli Shekels ("NIS")) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are carried to the statement of comprehensive loss among financing income or expenses.

c.	Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and unrestricted short-term bank deposits with maturities of three months or less.

d.	Fixed assets

Fixed assets are recognized as assets only if (a) it is probable that future economic benefits associated with the item will flow to the group and (b) the cost of the item can be measured reliably.

Fixed assets items are initially recognized at acquisition cost. Fixed assets items are stated at cost less accumulated depreciation and impairment losses.

F-15

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Depreciation is computed by the straight- line method, to reduce the cost of fixed assets to their residual value over their estimated useful lives as follows:

%
Computers	33
Office furniture and equipment	8-15

Leasehold improvements are depreciated by the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvements.

The assets’ residual values, useful lives and depreciation method are reviewed, and adjusted if appropriate at least once a year.

e.	Intangible Assets:

1)	Research and development assets acquired by the Company, the development of which has not been completed yet, are stated at cost and are not amortized; these assets are tested for impairment once a year. At the time these assets will be available for use, they will be amortized by the straight line method over their useful lives.

2)	Research expenses are charged to profit or loss as incurred. An intangible asset arising from development of the Company's drugs is recognized if all of the following conditions are met:

•	It is technically feasible to complete the intangible assets so that it will be available for use;
•	Management intends to complete the intangible asset and use it or sell it;
•	There is an ability to use or sell the intangible asset;
•	It can be demonstrated how the intangible asset will generate probable future economic benefits;
•	Adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available; and costs associated to the intangible asset during development can be measured reliably.

Other development costs that do not meet the above criteria are recognized as expenses as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

As of December 31, 2011 and 2010, the Company has not yet capitalized development costs.

3)	Amounts paid in respect of agreement to purchase Intellectual property of drugs are capitalized and carried as intangible assets. Amounts due for future payment, based on the agreement, will be accrued upon reaching the relevant milestones.

F-16

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

f.	Impairment of Non-Financial assets

Depreciable assets are tested for impairment if any events have occurred or changes in circumstances have taken place, which might indicate that their carrying amounts may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Nonfinancial assets that were subject to impairment are reviewed for possible reversal of the impairment recognized in respect thereof at each date of statement of financial position.

Research and development assets, the development of which has not been completed yet, are not amortized and are tested for impairment on an annual basis.

g.	Financial Assets:

1)	Classification

The financial assets of the Company are classified into the following categories: financial assets at fair value through profit or loss and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Company's management determines the classification of its financial assets at initial recognition.

a)	Financial assets at fair value through profit or loss

This category includes financial assets that are managed and their performance is evaluated on a fair value basis. Thus upon their initial recognition, these assets are designated by management at fair value through profit or loss. Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as noncurrent.

b)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the statement of financial position date, for which they are classified as noncurrent assets. The loans and receivables of the Company comprise "receivables", "cash and cash equivalents" and "bank deposits" in the statement of financial position.

F-17

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	Recognition and Measurement

Regular purchases and sales of financial assets are recognized on the trade date, which is the date on which the asset is delivered to the Company or delivered by the Company. Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss.

Financial assets measured at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in profit or loss. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are measured in subsequent periods at amortized cost using the effective interest method.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss are presented in the statement of comprehensive loss under "financial income or expenses".

h.	Financial Liabilities:

1)	Classification:

a)	Financial liabilities at fair value through profit or loss

This category includes financial liabilities designated by management as at fair value through profit or loss. Financial liabilities at fair value through profit or loss of the Company are mandatory convertible loans exercisable into a variable number of shares and warrants.

Gains or losses arising from changes in the fair value of financial liabilities at fair value through profit or loss are presented in the statement of comprehensive loss under "financial income or expenses".

b)	Other Financial Liabilities

Other financial liabilities are initially measured at fair value, net of transaction costs. In subsequent periods, the other financial liabilities are presented at amortized cost. Any difference between the consideration (net of transaction costs) and the redemption value is carried to profit or loss over the term of the liability, using the effective interest method.

Financial liabilities are classified as current liabilities, unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period, for which they are classified as noncurrent liabilities.

F-18

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	Derecognition of Financial Liabilities

A financial liability is derecognized when the obligation under the liability is settled, cancelled or expired. The financial liability is settled when the Company:

-	Repays the liability by cash payment, other financial assets, goods or services, or
-	Is legally released from the liability.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability with the difference in the respective carrying amount is recognized in profit or loss. Where the replacement or change is immaterial, they are accounted for as change in the terms of the original financial liability.

i.	Trade Payables

Trade payables are obligations to pay for goods or services that have been acquired from suppliers in the ordinary course of business. Accounts payable are classified as current liabilities if payment is due within one year or less, otherwise they are presented as noncurrent liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

j.	Share Capital

The Company's ordinary shares and convertible preferred shares are classified as the Company's share capital. Incremental costs directly attributed to issuance of new shares or warrants are presented under equity as a deduction from the proceeds of issuance.

k.	Employee Benefits:

1)	Pension and Retirement Benefit Obligations

In any matter related to payment of pension and severance pay to employees to be dismissed or to retire from the Company, the Company operates in accordance with labor laws.

Labor laws and agreements in Israel and the Company's practice require the Company to pay severance pay and/ or pensions to employees dismissed or retiring from their employ in certain other circumstances.

F-19

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

The Company has a severance pay plan in accordance with Section 14 of the Severance Pay Law with the plan handled as a defined contribution plan. According to the plan, the Company regularly makes payments to severance pay or pension funds without having a legal or constructive obligation to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. Contributions in respect of severance pay or pension are recognized as employee benefit expenses when they are due commensurate with receipt of work services from the employee and no further provision is required in the financial statements.

2)	Vacation and Recreation Pay

Under the law, each employee is entitled for vacation days and recreation pay, both computed on an annual basis. The entitlement is based on the period of employment. The Company records a liability and an expense in respect of vacation and recreation fees, based on the benefit accumulated for each employee.

l.	Share-Based Payments

The Company operates a number of equity-settled, share-based compensation plans to employees (as defined in IFRS 2 "Share-Based Payments") and service providers. As part of the plans, the Company grants employees and service providers, from time to time and at its discretion, options to purchase Company shares. The fair value of the employee and service provider services received in exchange for the grant of the options is recognized as an expense in profit or loss and at the same time is carried to accumulated deficit under equity. The total amount recognized as an expense over the vesting period of the options (the period during which all vesting conditions are expected to be met) was determined as follows:

Share based payments to employee by reference to the fair value of the options granted at date of grant.

Share based payments to service providers by reference to the fair value of the service provided.

Nonmarket vesting conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied.

At the end of each reporting period, the Company revises its estimates of the number of options that are expected to vest based on the nonmarket vesting conditions. The Company recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to accumulated deficit.

When exercising options, the Company issues new shares, with proceeds, less directly-attributable transaction costs, recognized as share capital (par value) and share premium.

F-20

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

m.	Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation. Provisions are measured by discounting the future cash outflow at a pretax interest rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The carrying amount of the provision is adjusted in each reporting period in order to reflect the passage of time and the changes in the carrying amounts are carried to the profit and loss.

n.	Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable for providing rights to use the Company's intangible assets. Revenue is presented net of VAT, returns, credits and discounts.

Revenue is recognized when the amount of revenue can be reliably measured; it is probable that future economic benefits will flow to the Company and the stage of completion of a transaction as of the reporting period end can be measured reliably. The amount of revenue is not considered to be reliably measurable until all conditions associated with the transaction are settled.

o.	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the statement of comprehensive loss on a straight-line basis over the period of the lease.

p.	Loss per Ordinary Share

The computation of basic loss per share is based, as a general rule, on the Company's loss divided by the weighted average number of ordinary shares in issue during the period, after taking into account, with retroactive effect to distribution of bonus shares.

In calculating the diluted loss per share, the Company adds to the average number of shares outstanding that was used to calculate the basic loss per share also the weighted average of the number of shares to be issued assuming the all shares that have a potentially dilutive effect would be converted into shares. The potential shares, as above are only taken into account in cases where their effect is dilutive (increasing the loss per share). Since the addition of potential shares reduces loss per share, these potential shares are not taken into account, and basic and diluted loss per share is identical.

F-21

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

q.	Deferred Taxes

Deferred income tax is recognized, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Since the Company is unable to assess whether it will have taxable income in the foreseeable future, no deferred taxes were recorded in these financial statements.

r.	Standards and Interpretations to Existing Standards that are not Yet Effective and have not been Early Adopted by the Company
1)	International Financial Reporting Standard No. 9 "Financial Instruments" (hereafter - IFRS 9)

The first part of IFRS 9, dealing with the classification and measurement of financial assets, was issued in November 2009 (hereinafter first part of IFRS 9) and the second part of IFRS 9, which includes guidance on financial liabilities and derecognition of financial instruments was issued in 2010. IFRS 9 replaces certain parts of IAS 39 "Financial Instruments: Recognition and Measurement" (hereinafter IAS 39) relating to the classification and measurement of financial instruments. IFRS 9 requires that financial assets will be classified into one of the following two categories: financial assets measured after initial recognition at fair value and financial assets measured after initial recognition at amortized cost. The decision on classification is made on the date of initial recognition, based on the entity's business model and the characteristics and the projected contractual cash flows from the asset. As to financial liabilities, IFRS 9 retains most guidance of IAS 39, with the main change being that entities with financial liabilities designated at fair value through profit or loss (FVTPL) recognize changes in the fair value due to changes in the liability’s credit risk (own credit risk) directly in other comprehensive income (OCI), unless this creates an accounting mismatch.

As to amounts recognized as above in other comprehensive income, the income or loss will not be recycled. However, it is possible to transfer accumulated income or loss between equity items.

In December 2011, an amendment to IFRS 9 and IFRS 7 "Financial Instruments: Disclosures" (hereinafter the amendment). The amendment deferred the mandatory effective date of the IFRS 9 and the transition provision for implementation, and added certain disclosure requirements for the transition (hereinafter the additional disclosures).

F-22

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

According to IFRS 9 after the amendment, both parts of IFRS 9 will apply to annual periods commencing on January 1, 2015 and thereafter. Entities can elect to early adopt IFRS 9, but it is not permitted to adopt early the second part of IFRS 9 without implementing the first part of IFRS 9 on the same date. On the other hand, it is possible to early adopt the first part of IFRS 9 without being required to implement the second part of IFRS 9 on the same date.

Entities adopting IFRS 9 for reporting periods:

1)	Prior to January 1, 2012 are neither required to restate comparatives on first-time implementation and provide the additional disclosures.
2)	Beginning January 1, 2013 and prior to January 1, 2013 will be required to restate comparatives and provide the additional disclosures.
3)	Beginning on January 1, 2013 or thereafter will not be required to restate comparatives but will be required to provide additional disclosures.

The Company is assessing the expected effect of IFRS 9 on the financial statements and the timing of adoption.

2)	IFRS 13 "Fair Value Measurement" (hereinafter IFRS 13)

IFRS 13 aims to improve consistency and reduce complexity by providing a precise definition of 'fair value' and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements do not extend the use of fair value accounting, but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs. IFRS 13 should be applied for annual periods commencing on January 1, 2013 or thereafter. Early adoption is permitted with a related disclosure. IFRS 13 is applied prospectively as of the beginning of the annual period in which it is initially applied. The disclosure requirements of the new guidance do not need to be applied in comparative information for periods before initial application of IFRS 13.

The Company is assessing the expected effect of IFRS 13 on the financial statements.

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Company makes judgments and estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The material judgments, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below:

F-23

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS (continued):

a.	Fair value of mandatory convertible loans

The fair value of the above mandatory convertible loans that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. The Company's management used an assistance of external appraiser in determining the value of the mandatory convertible loans. The estimated fair value of these loans might have changed had Company's management used different estimates and assumptions.

b.	Impairment of intangible assets

The Company reviews once a year or when indications of impairment are present, whether research and development assets are impaired, see also note 2f.

The Company makes judgments to determine whether indications are present that require reviewing impairment of these intangible assets.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amounts of cash generating units are based on Company's estimates as to the development of the drugs, changes in market scope, market competition and timetables for regulatory approvals.

c.	Royalty obligations to investors

Royalty obligations to investors are presented in the statement of financial position at amortized cost according to Company estimations to pay future royalties to investors. The amounts paid will be 5% of future revenue that the Company will derive from two therapeutic candidates of the Company, see also note 12a(4).

NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.	Financial risk management:

1)	Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk and price risk), credit and interest risks and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

Risk management is performed by Deputy Chief Executive Officer Finance and Operations of the Company, who identifies and evaluates financial risks in close cooperation with the Company's Chief Executive Officer.

F-24

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

The Company’s finance department is responsible for carrying out risk management activities in accordance with policies approved by its Board of Directors. The Board of Directors provides guidelines for overall risk management, as well as policies dealing with specific areas, such as exchange rate risk, interest rate risk, credit risk, use of financial instruments, and investment of excess cash. In order to minimize the risk exposure to market risk and credit risk the Company invested the majority of its cash balances in highly-rated bank deposits with maturity of less than a year, and the remaining balance is invested in high rated marketable securities.

a)	Market Risks

Foreign exchange risk - the Company might be exposed to foreign exchange risk as a result of making payments to employees or service providers and investment of some liquidity in currencies other than the US dollar (i.e. the functional, reporting and presentation currency of the Company). The Company manages the foreign exchange risk by aligning the currencies for holding liquidity with the currencies of expected expenses, based on the expected cash flows of the Company. Had the functional currency of the Company been stronger by 5% against the NIS, assuming all other variable remained constant, the Company would have recognized an additional expense of $393 thousand and $138 thousand in profit or loss for the years ended, December 31, 2011 and 2010, respectively.

Price risk - the Company is sometimes exposed to equity securities price risk because of investments held by the Company and classified on the statement of financial position as financial assets at fair value through profit or loss. To manage its price risk arising from investments in equity securities, the Company invests in marketable securities with high rating and diversifies its investment portfolio.

Portfolio diversification is done based on risk level limits set by the Company.

b)	Credit and Interest Risks

Credit and interest risk arises from cash and cash equivalents, deposits with banks as well as accounts receivable. A substantial portion of liquid instruments of the Company is invested in short-term deposits in highly-rated banks. The Company estimates that since the liquid instruments are mainly invested for the short-term and with highly-rated institutions, the credit and interest risk associated with these balances is immaterial.

c)	Liquidity Risk

Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities.

Management monitors rolling forecasts of the Company’s liquidity reserve (comprising cash and cash equivalents and deposits). This is generally carried out based on the expected cash flows in accordance with practice and limits set by the management of the Company.

F-25

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

The Company is in an R&D stage and has not yet generated significant revenue from sale of drugs or royalties; it is therefore exposed to liquidity risk, taking into consideration the forecasts of cash flows required to finance its investments and other activities.

The table presented below classifies the Company's financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date. The amounts presented in the table represent the contractual undiscounted cash flows.

	Less than 1 year	Between 1 and 5 years	More than 5 years
	US dollars in thousands
As of December 31, 2011:
Accounts payable andaccruals	513	-	-
Royalty obligations to investors	-	1,929	1,143
	513	1,929	1,143
As of December 31, 2010:
Accounts payable andaccruals	141	-	-
Royalty obligations to investors	23	1,127	1,260
	164	1,127	1,260

2)	Capital Risk Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital. It should be indicated that the Company is in the development stage and has not yet generated significant revenue from the sale of drugs or from royalties.

3)	Fair Value Estimation

The table below analyses financial instruments carried at fair value through profit of loss, by valuation methods. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).
•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).
•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).
•	The fair value of financial instruments traded in active markets is based on quoted market prices at dates of statements of financial position.

F-26

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. These instruments are included in level 1.

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

As to specific valuation techniques used to value financial instruments included in level 3, see note 12.

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3
	US dollars in thousands
December 31, 2011:
Assets -
Financial assets at fair value through profit or loss	1,564	-
December 31, 2010:
Assets -
Financial assets at fair value through profit or loss	87	-
Liabilities -
Mandatory convertible loans	-	11,245

The following table presents the change in instruments measured at level 3 for the years ended December 31, 2011 and 2010:

Financial liabilities at fair value through profit or loss
US dollars in thousands
Balance at January 1, 2010:
Proceeds received during the reported period	10,700
Amounts recognized in profit or loss	545
Balance at December 31, 2010:	11,245
Amounts recognized in profit or loss	7,938
Conversion of the mandatory convertible loans	(19,183)
Balance at December 31, 2011	-

F-27

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

b.	Classification of Financial Instruments by Groups:

	Assets at fair value through profit or loss	Loans and receivables	Total
	US dollars in thousands
As of December 31 ,2011:
Cash and cash equivalents		14,070	14,070
Bank deposits		3,086	3,086
Financial assets at fair value through profit or loss	1,564		1,564
Receivables (except prepaid expenses)		19	19
	1,564	17,175	18,739
As of December 31 ,2010:
Cash and cash equivalents	-	9,050	9,050
Bank deposits	-	15	15
Financial assets at fair value through profit or loss	87	-	87
Receivable (excluding prepaid expenses)	-	62	62
	87	9,127	9,214

	Liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Total
	US dollars in thousands
As of December 31, 2011:
Accounts payable and accruals	-	513	513
Royalty obligations to investors	-	886	886
	-	1,399	1,399
As of December 31, 2010:
Accounts payable and accruals	-	141	141
Mandatory convertible loans	11,245	-	11,245
Royalty obligations to investors	-	718	718
	11,245	859	12,104

F-28

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 4 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued):

c.    Composition of Financial Instruments by Currency:

As of December 31, 2011:

	Dollar	Foreign currency (mainly NIS)	Total
	US dollars in thousands
Assets:
Cash and cash equivalents	9,857	4,213	14,070
Bank deposits	3,000	86	3,086
Financial assets at fair value through profit or loss	-	1,564	1,564
Receivable (except prepaid expenses)	-	19	19
	12,857	5,882	18,739
Liabilities:
Accounts payable and Accruals	338	175	513
Royalty obligations to investors	886	-	886
	1,224	175	1,399
	11,633	5,707	17,340

As of December 31, 2010:

	Dollar	Foreign currency (mainly NIS)	Total
	US dollars in thousands
Assets:
Cash and cash equivalents	5,611	3,439	9,050
Bank deposits	-	15	15
Financial assets at fair value through profit or loss	-	87	87
Receivables (excluding prepaid expenses)	-	62	62
	5,611	3,603	9,214
Liabilities:
Accounts payable and accruals	129	12	141
Mandatory convertible loans	11,245	-	11,245
Royalty obligations to investors	718	-	718
	12,092	12	12,104
	(6,481)	3,591	(2,890)

F-29

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 5 - CASH AND CASH EQUIVALENTS AND BANK DEPOSITS:

a. Cash and Cash Equivalents:

	December 31
	2011	2010
	US dollars in thousands
Cash in bank	3,030	6,738
Short-term bank deposits	11,040	2,312
	14,070	9,050

The carrying amounts of the cash and cash equivalents approximate their fair values.

b. Bank Deposits

The bank deposits are for terms of three months to one year and bear interest at annual rates of between 2.2% - 2.46%.

NOTE 6 - FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

These financial assets represent a portfolio of Israeli, NIS denominated marketable securities as of December 31, 2011 and 2010, which is managed and valued by the company based on the fair value of all portfolio securities.

Taking into consideration the manner of management of the portfolio and the evaluation of its performances, the Company classified the entire investment in the marketable securities portfolio as financial assets at fair value through profit or loss. The fair value of the securities is based on its exchange market price at the end of the reporting date trading day.

NOTE 7 - PREPAID EXPENSES AND RECEIVABLES:

	December 31
	2011	2010
	US dollars in thousands
Prepaid expenses	70	88
Government institutions	16	62
Other	3	-
	89	150

The fair value of receivables, which constitute financial assets, approximates their carrying amount.

The maximal exposure to credit risks as of statement of financial position date in respect of the receivable balances is the fair value of the entire receivables in respect of those balances net of nonmonetary balances (arising from prepaid expense). The Company does not hold collaterals in connection with these receivables.

F-30

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 8 -	FIXED ASSETS

The composition of assets and accumulated depreciation, grouped by major classifications:

	Cost		Accumulated depreciation		Depreciated balance
	December 31		December 31		December 31
	2011	2010	2011	2010	2011	2010
	US dollars in thousands
Office furniture and equipment	65	8	9	-	56	8
(including computers)
Leasehold improvements	82	-	6	-	76	-
	147	8	15	-	132	8

NOTE 9 -	INTANGIBLE ASSETS

The intangible assets represent R&D assets in respect to intellectual property rights in drugs purchased by the Company under licensing agreements or under assets' acquisition agreements. The changes in those assets are as follows:

	Year ended December 31		Period from August 3, 2009 through December 31,
	2011	2010	2009
	US dollars in thousands
Cost:
Balance at beginning of period	1,200	100	-
Additions during the period	45	1,100	100
Balance at end of period	1,245	1,200	100
For further details, see note 13.

NOTE 10 - LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT:

a.	Labor laws and agreements in Israel require the Company to pay severance pay and/or pensions to employer dismissed or retiring from their employ in certain other circumstances.

b.	The Company's pension liability and the Company's liability for payment of severance pay in respect of employees in Israel for whom the liability is within the scope of Section 14 for the Severance Pay Law is covered by ongoing deposits with defined contribution plans. The amounts deposited are not included in the statements of financial position.

The amounts charged as an expense in respect of defined contribution plans in 2011 was $51 thousand. Of that amount, $25 thousand and $26 thousand were charged to general and administrative expenses and to research and development expenses, respectively.

The amount recognized as an expense on defined contribution plan in 2010 was $8 thousand. Of that amount, $5 thousand and $3 thousand were charged to general and administrative expenses and research and development expenses, respectively.

F-31

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

	December 31
	2011	2010
	US dollars in thousands
Trade payables	337	3
Expenses payable	52	78
Employees and employees institutions	85	36
Government institutions	39	24
	513	141

The fair value of the accounts payable and accrued expense balances approximates their carrying amounts.

NOTE 12 - MANDATORY CONVERTIBLE LOANS AND ROYALTY OBLIGATIONS TO INVESTORS:

a.       First convertible loans:

1)	In August 2010, the Company, raised $3.5 million from investors (part of which were shareholders) in the form of convertible loans ("the first convertible loans"). The loans were denominated in dollars, bore interest at an annual rate of 8% and in any case were not repayable in cash. In addition to bearing interest, the loan terms also included a conversion feature into convertible loans. Those convertible loans are to be converted into the Company's shares and warrants that were exercisable into the Company's shares. Further, there was an additional liability for future royalties, as more fully described in (4) below.

2)	Based on the terms of the loans agreement, in the absence of any material capital raising event in the period through August 31, 2010, as of that date, these loans were converted into new convertible loans with updated terms ("the new terms").

3)	The new terms of the loans included conversion feature terms as above, and the liability for future royalties remained the same.

4)	Under the first convertible loans agreement, the investors are entitled to 5% royalties of future revenue that will arise from two therapeutic candidates purchased by the Company, as follows:

a)	Royalty income on net sales and/or royalty income on sales by licensed reseller and/or distributors will be paid over 5 years since beginning commercial sales of one of the therapeutic candidates.

b)	Income of the Company from advances or milestones as part of licensing transaction will be paid over 5 years starting on August 11, 2010.

The right to royalties will also exist following any conversion of the convertible loans.

F-32

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 12 – MANDATORY CONVERTIBLE LOANS AND ROYALTY OBLIGATION TO INVESTORS (continued):

5)	The consideration received for the first convertible loans was divided into two components for measurement purposes mandatory convertible loans and royalties' obligation). Because these loans hosed an embedded derivative, the Company decided to designate it as a liability at fair value through profit or loss. The total consideration was attributed to the mandatory convertible loans, based on their fair value upon issuance and the balance was assigned to royalties' obligation which is carried at amortized cost (using the embedded effective interest on the date of issuance).

The fair value of the mandatory convertible loans upon issuance was $3,079 thousand. The balance attributed to the royalties' obligation was $391 thousand.

The fair value of the mandatory convertible loans is computed using a common valuation model, which takes into account the different scenarios for converting the loans into equity and is based on the price of an ordinary share (hereinafter - the underlying asset) and based, as of December 31, 2010, on the following key parameters: risk-free interest rate of 0.19% - 1.02% and an average standard deviation of 39.3% - 77.8%.

The effective interest rate on royalties' obligation is 27.98%.

b.	Second convertible loans

In November 2010, the Company completed an additional capital round raising $7.6 million in mandatory convertible loans to Israeli and foreign investors (hereinafter - the second convertible loans). The terms of the loans are equal to the terms of the first convertible loans, except for the entitlement for royalties.

c.	Conversion of the mandatory convertible loans

Based on the convertible loans terms, just prior to the Company's Initial Public Offering, all of the mandatory convertible loans were automatically converted into 19,818,314 Company's ordinary shares and to warrants. The conversion ratio was $0.5721 of convertible loan (and all accrued interest) into 1 ordinary share, as stipulated by the loans agreements. As to the terms of the warrants, see note 15c(1). The liability for future royalties still exists.

F-33

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 13 - COMMITMENTS:

a.	Agreements to Purchase Intellectual Property of Drugs:

1)	On November 18, 2009, the Company engaged with a Danish company in an agreement that provides the Company an exclusive right to use the rights in a drug for treating congestive heart failure, left atrium dysfunction and high blood pressure. According to the agreement, the Company will pay the Danish company an initial amount of $100 thousand, and later will transfer to the Danish company additional amounts of up to $700 thousand based on achieving regulatory milestones as agreed between the parties. Under the agreement, the Company undertook to pay the Danish company royalties at 30% of the Company revenues generated by the drug, less specified amounts incurred in the 12 years from the date marketing begins, or until the patent expires, whichever is the earliest in each country where the drug will be marketed. According to the understanding, the Company will obtain exclusive global rights for completing development and for production, commercialization, marketing and selling the drug. Through December 31, 2011, the Company paid the Danish company $100 thousand.

2)	On May 2, 2010, the Company engaged with a US publically traded company in an agreement granting the Company an exclusive license to use rights in a drug for treating chemotherapy radiation and surgery induced nausea and vomiting. Under the agreement, the Company will pay the US company an initial amount of $100 thousand, and will later pay the US company an amount of up to $500 thousand, based on regulatory milestones set between the parties. Under the agreement, the Company undertook to pay the US company royalties at 8% of Company revenues from selling the drug, less certain amounts as detailed in the agreement, during a period which is the shorter of: (1) expiry of the last patent granted under the license; (2) ten years from the beginning of marketing by the Company or any third party; and (3) the date in which the amount of all payments to the US company reach $30 million. Through December 31, 2011, the Company paid $100 thousand to the US company.

3)	On August 26, 2010, the Company engaged with a Canadian based company which is traded in the US and Canada in an agreement for a co-development of a drug for the treatment of migraine. Under the agreement, the Company paid the Canadian company an initial amount of $500 thousand on the date of signing the agreement, and later will transfer additional amounts of up to $800 thousand based on achieving milestones as agreed between the parties. In addition, the Company will participate in additional drug research and development costs of up to $934 thousand.

Under the agreement, the Company will pay a 60% royalty to the Canadian company for the first $2 million in revenue. For revenues beyond the $2 million, the Company will pay royalties at 20% - 40% of the Company's income from the drug. The agreement is for an indefinite period. Through December 31, 2011, the Company paid the Canadian Company for the license of the drug under the agreement a total of approximately $500 thousand.

F-34

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 13 - COMMITMENTS (continued):

4)	On August 11, 2010, the Company engaged with Australian company listed on the Australian stock exchange in an asset purchase agreement to acquire intellectual property of the Australian company relating to three therapeutic candidates for the treatment of intestinal and digestion conditions. Under the purchase agreement, the Company will pay the Australian company an initial amount of $500 thousand and later, another payment in the range of 7% - 20% of Company revenues from the sale of the drugs. Through December 31, 2011, the Company paid the Australian company a total of $500 thousand.

5)	On September 18, 2011, the Company engaged with a US academic institution (hereinafter – "the Academic Institution") in an agreement to acquire exclusive rights to a diagnostic test (hereinafter – the "test") for a certain bacteria that is relatively prevalent among patients of a certain condition of the intestines and digestive tract.

Under the agreement, in addition to an initial payment of $45 thousand, the Company will pay the Academic Institution royalties in the range of 7% - 20% of the amount received by the Company from revenues resulting from rights to the test and other potential payments in immaterial amounts. Through December 31, 2011, the Company paid the Academic Institution a total amount of $45 thousand.

The acquisition of rights was intended to allow the Company to screen patients for clinical trials and in the future, may be used commercially, if and when approved for marketing, in combination with treatment with one of the drugs that was purchased from the Australian company above.

b.	Operating lease agreement

The Company entered into operating lease agreement in respect of offices it uses. The agreement will expire on February 28, 2016 (hereafter – date of end of rental period) with an option to extend the rental period by additional 3 years. The projected rental payments until the end of the rent period, at rates in effect at December 31, 2011, are $ 150 thousand per year.

As of December 31, 2011 an amount of $ 73 thousand was deposited with a bank to secure the lease payments.

F-35

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 14 - INCOME TAX:

a.	Measurement of results for tax purposes

The results of the Company are measured for tax purposes in NIS and in accordance with Accounting Principles Generally Accepted in Israel (Israeli GAAP). These financial statements are prepared in dollars and in accordance with IFRS. The difference between the NIS and the exchange rate of the dollar and differences between IFRS and Israeli GAAP, both on an annual and a cumulative basis causes a difference between taxable results and the results reflected in these financial statements.

b.	Tax Rates

The income of the Company is liable to the normal corporate tax rate. The Amendment to the Israel Income Tax Ordinance, which was passed into law in August 2005, set a gradual decrease in corporate tax rate. Corporate tax rates in 2009 and thereafter is: 2009 - 26%, 2010 and thereafter - 25%.

On July 14, 2009, the Knesset (the Israeli parliament) passed into law the Economic Efficiency Law (Legislation Amendments for Applying the Economic Program for 2009 and 2010), 2009 (hereinafter the 2009 amendment), which stipulated among other things an additional gradual reduction in corporate tax rates in 2011 and thereafter as follows: 2011 -24%, 2012 - 23%, 2013 - 22%, 2014 - 21%, 2015 - 20%, 2016 and thereafter - 18%.

On December 6, 2011, the Law for Changing the Tax Burden (Legislative Amendments), 2011 (the 2011 amendment), was published in Reshumot (the official gazette of the Israeli government), halting the phased reduction in corporate tax rates that was enacted in 2009, and setting corporate tax rate at 25% in 2012 and thereafter.

c.	Carry forward Losses

The balance of carry forward losses as of December 31, 2011 is $4 million. These tax loss carryforwards have no expiration date.

Deferred tax assets on losses for tax purposes carried forward to subsequent years are recognized if utilization of the related tax benefit against a future taxable income is expected. The Company has not created deferred taxes on its carry forward losses since their utilization is not expected in the foreseeable future.

d.	Deductible temporary differences

The amount of cumulative deductible temporary differences, other than loss carry forwards (as mentioned in c. above), for which deferred tax assets have not been recognized in the statement of financial position as of December 31, 2011 and 2010, were $2.5 million and $0.5 million, respectively. These temporary differences have no expiration dates.

e.	Tax assessments

The Company has not been assessed for tax purposes since its incorporation.

F-36

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 15 - EQUITY:

a.	Share capital:

1)	Composition

Company share capital is composed of ordinary shares and convertible preferred shares of NIS 0.01 par value, as follows:

	Number of shares		Value
	December 31		December 31
	2011	**2010	2011	2010
	In thousands		U.S. dollars in thousands
Authorized share capital:
Ordinary shares*	100,000	40,000	262	12
Convertible preferred shares	-	10,000	-	3
	100,000	50,000	262	15
Issued and paid-up share capital:
Ordinary shares	52,320	9,600	142	3
Convertible preferred shares	-	6,497	-	2
	52,320	16,097	142	5

*	Starting in February 2011, the Company shares are traded on the Tel Aviv Stock Exchange (TASE). The closing price on December 31, 2011 is $0.65 per ordinary share of NIS 0.01.

**After giving retroactive effect for 1:10 distribution of bonus shares (see (3)(c) below).

2)	Rights Attached to Company Shares:

a)	Ordinary shares provide holders the rights to participate and vote in shareholders meetings, a right to appoint directors, a right to receive a share of earnings and a right to participate in remaining assets upon liquidation after convertible preferred shares.

b)	Convertible preferred shares convertible into ordinary shares at a 1:1 ratio, provide holders, among other things, voting rights, rights to appoint directors, priority in distribution of Company assets upon liquidation up to the original amount paid and receiving dividends. In addition, in case additional capital is raised at a lower share price than paid for convertible preferred shares, then the conversion ratio of such shares will be adjusted.

3)	Changes in share capital:

a)	On January 27, 2011, the general meeting of the Company ratified replacing the existing articles of incorporation with a new one that better fits a public company. Under the new articles, the outstanding preferred shares were converted into ordinary shares and the authorized share capital was consolidated into a single type of ordinary shares of NIS 0.01 par value each.

F-37

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 15 - EQUITY (continued):

b)	On January 16, 2011, the Company's Board of Directors resolved to increase the issued and outstanding share capital of the Company to NIS 1 million, divided into 100,000,000 ordinary shares of NIS 0.01 par value each.

c)	On January 16, 2011, the Board of Directors of the Company resolved to distribute bonus shares based on a 1:10 ratio, such that each shareholder received 9 bonus shares for each share held by that shareholder. The distribution of bonus shares was performed on February 3, 2011.

4)	In September 2009 and November 2009, the Company entered into investment agreements with a number of investors. Under these agreements, the Company issued to the investors 649,673 convertible preferred shares and 129,935 warrants exercisable into convertible preferred shares. Issuance proceeds amounted to $975 thousand and were divided between convertible preferred shares and warrants.

In January 2011, all warrants that were issued to investors during 2009 were exercised into preferred shares. Accordingly, the Company issued 1,299,347 convertible preferred shares for $584 thousand.

5)	As to the conversion of all mandatory convertible loans into 19,818,314 ordinary shares to warrants - see note 12c.

In June to August 2011, the Company received notifications on the exercise of part of the above warrants. Accordingly, the Company issued 803,667 ordinary shares for $592 thousand, net of issuance costs.

6)	As to the issuance of 14,302,300 ordinary shares and 7,151,150 warrants in a public offering - see b. below.

b.	Public offering

On February 3, 2011, the Company completed a public offering of securities on the TASE under a prospectus dated February 2, 2011. As part of the offering, the Company issued 14,302,300 Ordinary shares and 7,151,150 warrants (Series 1). The price of a package of 100 shares and 50 warrants was NIS 361 ($98.1 at the exchange rate on the date of issuance).

Issuance proceeds (gross) amounted to $14 million, less direct issuance costs of $1.3 million, thereby amounting to $12.7 million. Issuance proceeds (net) was allocated to the issued shares and warrants based on the fair value of each of these equity instruments and was recognized in equity.

c. Warrants:

1)	The warrants that were issued to investors as part of the conversion of the mandatory convertible loans are exercisable on any trading day until expiration. Expiration date of the warrants will be the earlier of: (1) three years after the date of issuance or (2) a transaction for transferring control over the company, as this term is defined in the convertible loan agreements.

F-38

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 15 - EQUITY (continued):

As of December 31, 2011, warrants outstanding are exercisable into ordinary shares for a total exercise price of $2.7 million. In accordance with the term of the warrants, the number of shares resulting from the exercise of the warrants is based upon the date of exercise.

The number of the shares is decreasing based on the time elapsing from the date of issuing the warrants to the exercise thereof.

Warrants outstanding as of December 31, 2011, if exercised prior to February 3, 2012, will result in 3,408,066 ordinary shares. If the exercise occurs in the period from February 4, 2012 to expiry date, it will result in 3,180,861 ordinary shares.

2)	The warrants (Series 1) are exercisable since their listing and through February 2, 2014, such that each warrant (Series 1) is exercisable into one ordinary share for $1.03 since the date of listing and through February 2, 2012, and for $1.25 from February 3, 2012 to February 2, 2014. The warrants (Series 1) not exercised by February 2, 2014 will expire.

As of December 31, 2011, the number of ordinary shares issued as a result of exercising these warrants will be 7,151,150 for a total $7.4 million.

NOTE 16 - SHARE-BASED PAYMENTS

On May 30, 2010 the general meeting of shareholders approved the option plan of the Company for 2010 (the "Option Plan"), after being approved by the Board on February 2, 2010. The terms and conditions of the grants were determined by the Board and according to the plan. The Company is allowed to allocate 308,000 options to employees and directors.

On August 6, 2010, the Company's Board approved a grant of 50,000 options to Company service providers beyond the scope of the Company's Option Plan.

Following the distribution of bonus shares as discussed in note 15a(3), the number of shares resulting from the conversion of the options was adjusted such that 358,000 options granted through December 31, 2010 will be exercisable into 3,580,000 ordinary shares of the Company.

On January 5, 2012, for administrative purposes, the Company's Board of Directors approved granting 9 bonus shares for each option-holder such that the conversion rate of an option into ordinary share will be 1:1 (instead of 10 shares for each option as was the case before the distribution of the bonus shares).

F-39

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 16 - SHAREBASED PAYMENTS (continued):

On November 1, 2010, the Board of Directors resolved to enlarge the plan of the Company by 700,000 additional options, exercisable into 700,000 shares. In addition, on January 19, 2011, the Board of Directors resolved to increase the Option Plan of the Company such that the Company is permitted to grant an additional 12,000,000 options of the Company.

a. Following is Information on Options Granted in 2010:

	Number of options granted
	According to Option Plan of the Company		To service providers not under Option			The fair value of options on date of
Date of grant	Other than directors (1)	To directors (1)	Plan of the Company (2)	Total	Exercise price to 1 ordinary share ($)	grant in US$ thousands (3)

May 2010	*1,810,000	180,000	-	1,990,000	0.17	89
August 2010	580,000	-	-	580,000	0.17	26
August 2010	-	-	100,000	100,000	0.17	2
August 2010	-	-	400,000	400,000	0.55	1
September 2010	180,000	-	-	180,000	0.17	8
October 2010	240,000	-	-	240,000	0.17	74
November 2010	-	90,000	-	90,000	0.50	21
	2,810,000	270,000	500,000	3,580,000		221

* 1,500,000 options were allocated to officers who also serve as Company directors.

1)	Each of these options is exercisable based on a conversion ratio of 1 option into one ordinary share for an exercise price of $0.165 per share as from the beginning of vesting. The options will vest as follows: 1/3 of the options after one year from the date of grant, and subsequently, 1/12 of the shares at the end of each calendar quarter in the following two years. Unexercised options will expire in the occurrence of the earlier of: a sale of all or most Company assets or shares, the Company being merged or consolidated into another Company, or after 7 years since their date of grant. In addition, in certain circumstances, the Company's Board of Directors has the authority to decide on an early vesting of some of the options granted to the option holder or compensating the option holder, including extending the life of the options.

2)	The options to the service providers will vest as follows:

a)	100,000 options will vest in two tranches: half after two months since grant date and the reminder half after 4 months since grant date.

b)	400,000 options will vest in two tranches: half after 6 months since grant date and the reminder half after one year since grant date.

F-40

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 16 -	SHAREBASED PAYMENTS (continued):

As of December 31, 2011 all of these options are fully vested and exercisable. Unexercised options will expire in the occurrence of the earlier of: a sale of all or most Company assets or shares, the Company being merged or consolidated into another Company, an initial public offering by September 1, 2012. On January 16, 2011, the Board of Directors approved an amendment whereby these options will not expire automatically upon an initial public offering.

3)	The fair value of all options granted in 2010 on the date of grant was computed using the binomial model.

On the date of grant, the data used in computing the fair value of the option is mainly as follows: ordinary share price as of the date of computation: $0.09-$0.42, the expected volatility: 73.7%-75.3% (the volatility is based on the figure for similar peer companies in the industry), risk-free interest: 1.75%-2.75% (risk-free interest rate is based on the redemption returns of unlinked US treasury bonds with an average life that approximates the average life of the options), an expected dividend at $0 and expected life to exercise of 7 years.

b.	Options Granted in 2011:

	Number of options granted
	According to Option Plan of the Company		To service providers, not under Option			The fair value of options on date of
Date of grant	Other than directors (1)	To directors (1)	Plan of the Company (2)	Total	Exercise price to 1 ordinary share ($)	grant in US$ thousands (3)

January 2011	*4,900,000	1,310,000		6,210,000	0.50	3,992
January 2011	-	-	100,000	100,000	0.55	43
March 2011	120,000	-	-	120,000	1.05	66
May 2011		300,000	-	300,000	1.05	164
August 2011	350,000	-	-	350,000	0.69	96
	5,370,000	1,610,000	100,000	7,080,000		4,361

*	2,760,000 options were allocated to officers who also serve as directors.

1)	The options will vest as follows: 1/3 of the options after one year from the date of grant, and subsequently, 1/12 of the shares at the end of each calendar quarter over the following two years. Unexercised options will expire in the occurrence of the earlier of: a sale of all or most Company assets or shares; the Company being merged or consolidated into another Company; or after 7 years since their date of grant. In addition, in certain circumstances, the Company's Board of Directors has the authority to decide on an early vesting of some of the options granted to the option holder or compensating the option holder, including by extending the life of the options. Each of the options is exercisable at a ratio of 1 option to 1 ordinary share.

F-41

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 16 – SHARE-BASED PAYMENTS (continued):

2)	The options granted under the Company's Option Plan will vest as follows: half after 6 months since the date of grant and the remainder after one year since the date of grant. Unexercised option will expire when earliest of the following events occur: a sale of all or most Company assets or shares; the Company being merged or consolidated into another Company; initial public offering of Company shares through September 1, 2012. On January 16, 2011, the Board of Directors approved an amendment indicating that the options will not expire automatically upon a public offering of Company shares.

Each of these options is exercisable at a ratio of 1 option to 1 ordinary share.

3)	The fair value of the options on the date of grant was computed using the binomial model. The underlying data use for computing the fair value of the options are mainly as follows: ordinary share price, based on share price in the public offering: $0.53-$0.97, expected volatility: 68.4%-72.8% (volatility is based on the figure for similar peer companies in the industry), risk-free interest rate: 1.65%-2.89% (the risk-free interest rate is determined based on rates of return on maturity of unlinked US treasury bonds with time to maturity that equals the average life of the options); expected dividend at $0 and expected life to exercise of 7 years.

c.	Changes in the Number of Shares and Weighted Averages of Exercise Prices are as follows:

	Year ended December 31
	2011		2010
	Number of options	Weighted average of exercise price	Number of options	Weighted average of exercise price

Outstanding at beginning of year	3,580,000	0.22	-	-
Granted	7,080,000	0.54	3,580,000	0.22
Outstanding at end of year	10,660,000	0.43	3,580,000	0.22
Exercisable at end of year	2,443,750	0.24	100,000	0.17

d.	The Following is Information about exercise Price and Remaining Useful Life of Outstanding Options at Year-End:

December 31, 2011			December 31, 2010
Number of options outstanding at end of year	Exercise price range	Weighted average of remaining useful life	Number of options outstanding at end of year	Exercise price range	Weighted average of remaining useful life
10,660,000	0.17-1.05	5.64	3,580,000	0.17-0.55	5.83

F-42

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 16 - SHARE-BASED PAYMENTS (continued):

e.	Expenses Recognized in Profit or Loss for the Options are as follows:

Year ended December 31		Period from August 3, 2009 through December 31,
2011	2010	2009
US dollars in thousands
2,863	80	-

The options granted to Company employees in Israel are governed by relevant rules in Section 102 to the Israel Income Tax Ordinance (hereinafter - the Ordinance). According to the treatment elected by the Company and these rules, the Company is not entitled to claim as tax deductions the amounts charged to employees as a benefit, including amounts recognized as payroll benefits in Company accounts for the options the employees received within the plan.

Options granted to option holder who are related parties of the Company are governed by Section 3(i) to the Ordinance.

NOTE 17 - RESEARCH AND DEVELOPMENT EXPENSES:

	Year ended December 31		Period from August 3, 2009 through December 31
	2011	2010	2009
	US dollars in thousands

Payroll and related expenses	468	45	-
Professional services	698	351	41
Share-based payments	1,384	20	-
Clinical trials	2,463	135	-
Patents expenses	193	120	43
Other	208	65	2
	5,414	736	86

F-43

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 18 - GENERAL AND ADMINISTRATIVE EXPENSES:

	Year ended December 31		Period from August 3, 2009 through December 31
	2011	2010	2009
	US dollars in thousands

Payroll and related expenses	467	*266	*30
Share-based payments	1,479	60	-
Professional services	301	112	12
Office related expenses	103	14	1
Other	132	66	-
	2,482	518	43

*	Including a management fee of $180 thousand and $30 thousand in 2010 and in the period from August 3, 2009 through December 31, 2009, respectively.

NOTE 19 - OTHER EXPENSE (INCOME):

	Year ended December 31		Period from August 3, 2009 through December 31,
	2011	2010	2009
	US dollars in thousands
Fees for recruiting investors	-	479	-
Other	-	-	(28)
	-	479	(28)

F-44

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 20 -	FINANCIAL EXPENSES, net:

	Year ended December 31		Period from August 3, 2009 through December 31,
	2011	2010	2009
	US dollars in thousands
Financial income:
Fair value gain on financial assets at fair value through profit or loss	-	7	2
Income from changes in exchange rates	556	56	-
Other	14	2	-
	570	65	2
Financial expenses:
Fair value losses on mandatory convertible loans	7,938	545	-
Accretion of Royalty obligations to investors	168	327	-
Fair value losses on financial assets at fair value through profit or loss	29	-	-
Loss from changes in exchange rates	-	-	5
Other	65	4	1
	8,200	876	6
Financial expenses - net	7,630	811	4

NOTE 21 -	LOSS PER ORDINERY SHARE

The basic loss per share is computed by dividing the Company's loss by the weighted average number of ordinary shares in issue during the period, after taking into account, with retroactive effect, bonus shares distributed or bonus shares, the distribution of which has been approved.

The diluted loss per share is identical to the basic loss per share since the effect of potential dilutive shares in anti dilutive.

Set forth below are data taken into account in the computation of loss per share:

	Year ended December 31		Period from August 3, 2009 through December 31
	2011	2010	2009

Loss as reported in the financial statements
(in thousands of dollars)	15,503	2,544	105
Weighted average of ordinary shares that were
issued in the period (in thousands)	48,087	9,600	8,900
Basic and diluted loss per share (dollars)	0.32	0.27	0.01

F-45

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 22 -	RELATED PARTIES

a.	Key management includes members of the Board of Directors, the Chief Executive Officer and Deputy Chief Executive Officer Finance and Operations.

	Year ended December 31
	2011	2010
	US dollars in thousands
Key management compensation:
Salaries and other short-term employee benefits	467	86
Post-employment benefits	48	8
Share-based payments	1,814	50
Other long-term benefits	25	4

Transactions with Key management
Accretion of royalty obligations to investors	73	146
Fair value losses on mandatory convertible loans	1,697	139

b.	Balances with related parties:

	December 31
	2011	2010
	US dollars in thousand
Current liabilities
Credit balance in "accounts payable"	79	14
Noncurrent liabilities:
Balance of mandatory convertible loans *	-	2,880
Balance of Royalty obligations to investors *	383	321

* See also note 12.

F-46

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 23 - EVENTS SUBSEQUENT TO DECEMBER 31, 2011:

a.	On February 15, 2012, an extraordinary general meeting of Company shareholders resolved to allocate 600,000 options to the Company Chief Executive Officer , Mr. Dror Ben-Asher and 400,000 options to Mr. Ori Shilo, Deputy Chief Executive Officer Finance and Operations, who both also serve as directors of the Company. These options are exercisable at a ratio of 1 option into 1 ordinary share for an exercise price of $0.72 per share. The options will vest as follows: 1/6 of the options at the end of each calendar half year over the next three years.

The fair value of all options on the date of grant is $271 thousand. The fair value of the options was computed using the binomial model and the underlying data used are mainly as follows: price of the Company's ordinary share: $0.52, expected volatility: 68.49%, risk-free interest rate: 1.34% and expected useful life to exercise of 7 years.

The options will be exercisable, either in full or partially, including exercise in tranches, from vesting date until the end of 7 years since the date of grant.

b.	On January 5, 2012, the Board of Directors of the Company granted 825,000 options to employees and consultants of the Company under the Option Plan of the Company. These options are exercisable based on a ratio of 1 option to 1 ordinary share for $0.72 per share.

The options will vest as follows: for employees and consultants of the Company who provided, as of the date of grant, service of over one year to the Company, 1/6 of the total number of options at the end of each calendar half year over the next three years.

For employees and consultants of the Company who did not provide services to the Company over more than a year, as of the date of grant, the options will vest as follows: 1/3 of the options after one year since the date of grant, and thereafter, 1/6 of the options at the end of each calendar half year over the next two years.

The fair value of all options on the date of grant is $289 thousand. The fair value of the options was computed using the binomial model and the underlying data used are mainly as follows: price of the Company's ordinary share: $0.64, expected volatility: 68.42%, risk-free interest rate: 1.43% and expected useful life to exercise of 7 years.

The options will be exercisable, either in full or partially, including exercise in batches, from vesting date until the end of 7 years since the date of grant.

c.	In April 2012, the Company was given notice of exercise of non-tradable options, which were granted in August 2010 to a service provider. Accordingly, the Company allocated 100,000 ordinary shares in consideration for $17 thousands.

F-47

REDHILL BIOPHARMA LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 23 - EVENTS SUBSEQUENT TO DECEMBER 31, 2011 (continued):

d.	On June 17, 2012, the Board of Directors of the Company granted 200,000 options to a new employee of the Company, which will commence his employment on July 16, 2012, under the Option Plan of the Company. These options are exercisable based on a ratio of 1 option to 1 ordinary share for $0.70 per share.

The options will vest as follows: 1/3 of the options after one year since the employment commencement, and thereafter, 1/6 of the options at the end of 6 month period over the next two years subsequent to the first year of vesting.

The fair value of all options on the date of grant is $75 thousand. The fair value of the options was computed using the binomial model and the underlying data used are mainly as follows: price of the Company's ordinary share: $0.675, expected volatility: 67.53%, risk-free interest rate: 1.06% and expected useful life to exercise of 7 years.

The options will be exercisable, either in full or partially, including exercise in batches, from vesting date until the end of 7 years since the date of grant.

e.	On 27, June 2012, the Company was given notice of exercise of 70,000 options, which were granted under the Option Plan of the Company in September 2010. Accordingly, the Company allocated 70,000 ordinary shares in consideration for $11 thousands.

f.	In August 2012, the Company was given notice of exercise of non-tradable options, which were granted in August 2010 and in January 2011 to a service provider. Accordingly, the Company allocated 500,000 ordinary shares in consideration for $275 thousands.

_________________

_________________________________

_________________

F-48

Exhibit 1.1

Unofficial translation into English

These Articles of Association are an unofficial translation of the Articles of Association in Hebrew adopted by the Company.

Articles of Association

of

RedHill Biopharma Ltd.

(“Company”)

1.	Introduction	3
2.	A Public Company	4
3.	Donations	4
4.	Company's Objectives	4
5.	Limitation of Liability	4
6.	Amendments to the Articles of Association	5
7.	Share Capital.	5
8.	Issuance of Shares and Other Securities	5
9.	The Register of Shareholders of the Company and Issue of Share Certificates	6
10.	Transfer of the Company's Shares	7
11.	Bearer Share Warrant	9
13.	Alteration of Share Capital	9
14.	Powers of the General Meeting	11
15.	Annual and Special General Meetings	11
16.	Proceedings at General Meetings	12
17.	Votes of Shareholders	12
18.	Appointment of a Voting Proxy	13
19.	Appointment of Directors and Termination of Their Office	15
20.	Chairman of the Board of Directors	18
21.	Directors’ Actions	18
22.	Validity of Actions and Approval of Transactions	19
23.	General Manager	20
24.	Internal Auditor	20
26.	Auditor	21
27.	Distribution and Allocation of Bonus Shares	21
28.	Dividends and Bonus Shares	21
29.	Acquisition of Company Shares	24
30.	Exemption of Officeholders	24
31.	Indemnification of Officeholders	24
32.	Officeholders’ Insurance	25
33.	Exemption, Indemnification and Insurance - General	26
34.	Merger	26
35.	Liquidation	26
36.	Reorganization of the Company	27
37.	Notices	27

2

1.          Introduction

1.1        In these Articles, each of the terms set forth below shall have the meaning set forth opposite it:

Law -	The provisions of any law applicable in the State of Israel.

Administrative Proceeding -	A proceeding pursuant to Chapter H3 (Imposing Monetary Sanction by the ISA), H4 (Imposing Administrative Enforcement Measures by the Administrative Enforcement Committee) and/or I1 (Conditioned Arrangement for Avoidance of Taking Action of for Stopping Action) of the Securities Law, as amended from time to time

The Companies Law -	The Companies Law, 5759 – 1999; or any provision of law superseding same.

The Securities Law -	The Securities Law, 5728 – 1968; or any provision of law superseding same.

Business Day -	A day on which most of the banks in Israel are open for the performance of transactions.

Writing -	Print and any other form of imprinting words including documents transmitted in writing via facsimile, by telegraph, telex, email, computer or in any other electronic means of communication, creating or allowing the creation of any copy and/or printed output of the document.

Securities -	As defined in Section 1 of the Securities Law.

Incapacitated -	A person declared incapacitated pursuant to the Legal Capacity and Guardianship Law, 5722 – 1962.

Companies Ordinance -	The Companies Ordinance [New Version], 5743 – 1983, or any provision of law superseding same.

Simple Majority -	A majority of over one half of the votes of the shareholders entitled to vote who have voted in person or by proxy or by means of a voting paper, other than abstainees.

A majority of 75% -	A majority of 75% or more of the votes of the shareholders entitled to vote who have voted in person or by proxy or by means of a voting paper, other than abstainees.

Articles of Association -	The Company's articles of association as per the wording herein or as duly modified, from time to time, either expressly or under any law.

The Companies Regulations -	Regulations enacted by virtue of the Companies Law and/or by virtue of the Companies Ordinance.

Securities Regulations -	Regulations enacted by virtue of the Securities Law.

Related Corporation -	A corporation controlling the Company directly and/or indirectly and/or any corporation directly and/or indirectly controlled by such corporation and/or any corporation controlled by the Company, directly and/or indirectly.

3

1.2       In these Articles, reference to any organ or officeholder is to organs or officeholders of the company.

1.3      The provisions of sections 3-10 of the Interpretation Law, 5741 – 1981, shall also apply, mutatis mutandis, to the interpretation of these Articles, where there is no other provision in respect of such matter and where such matter or the context thereof, contain nothing which does not comply with such applicability.

Save for the provisions of this Article, any word or term in these Articles shall have the meaning imparted to them in the Companies Law, and where there is no such meaning in the Companies Law, then the meaning imparted to them in the Companies Regulations, and where there is no such meaning, then the meaning imparted to them in the Securities Law, and where there is no such meaning, then the meaning imparted to them in the Securities Regulations and where there is no such meaning, then the meaning imparted to them in any other law, all where the meaning imparted as aforesaid is not in conflict with the context where such word or expression appears or with the purpose of the relevant provision in these Articles.

In case of reference in these Articles to a provision of law, and such provision has been revised or revoked, such provision shall be deemed valid and as though it were part of the Articles, unless in consequence of such revision or cancellation, such provision has no effect.

The provisions of these Articles are designed to add to and contract out the provisions stipulated in the Companies Law. In the event that any of the provisions of these Articles is in contravention of that permitted under law, the provisions of these Articles shall be interpreted to the extent possible in accordance with the provisions of the law.

2.          A Public Company

The Company is a public company.

3.          Donations

The Company may make donations, even if the donation is not made as part of commercial considerations.

4.          Company's Objectives

The Company shall engage in any lawful business.

5.          Limitation of Liability

The liability of the shareholders of the Company is limited, each of them to full payment of the amount that he has undertaken to pay for the shares allocated to him at the time of the allocation.

4

6.          Amendments to the Articles of Association

The Company may amend any of the provisions of these Articles or substitute these Articles for other Articles, by means of a resolution passed by the a simple majority at a general meeting, apart from the provisions of Sub-Articles 14.1, 14.2, 19.1 and 19.2 herein, the amendment or replacement of which is subject to a resolution to be passed by a majority of 75% at a general meeting.

Chapter Two - The Share Capital of the Company

7.          Share Capital.1

7.1	The Company's registered share capital is NIS __________, divided into ____________ registered Ordinary Shares of NIS 0.01 par value each (hereinafter: "share", "ordinary share", "shares" or "ordinary shares", as the case may be). Each share confers a right to receive invitations to participate in and vote at the general meetings. A shareholder shall have one vote for every fully paid up share that he holds. All Shares have equal rights inter se with respect to dividend, distribution of bonus shares or any other distribution, capital refund and participation in distribution of surplus of Company assets upon liquidation.

7.2	The provisions of these Articles in relation to shares, shall also apply, mutatis mutandis, to other securities to be issued by the Company.

8.            Issuance of Shares and Other Securities

8.1	No Priority Right - the existing shareholders of the Company shall not have a priority right, a right of preference, or any other right whatsoever to acquire the Company's securities. The board of directors may, at its exclusive discretion, first offer the Company's securities to all or any of the current shareholders.

8.2	Redeemable Securities

The	Company may issue redeemable securities, with rights attached to them and subject to such terms and conditions as shall be prescribed by the board of directors.

8.3	Commissions - the Company may pay any person a commission (including underwriting fees) in consideration of underwriting services, marketing or distribution of the Company's securities, either conditionally or unconditionally, on such terms and conditions as shall be prescribed by the board of directors. Payment as aforementioned in this Article can be made either in cash or in securities of the Company, or some of them in one way and some of them in another way.

8.4	The board of directors may introduce distinctions between holders of the Company's securities in relation to the terms and conditions of allocation of the Company’s securities and the rights attached to such securities and may also vary such terms and conditions, including waiving some of them. The board of directors may further issue calls to the holders of securities for payment of the money that has not yet been paid for the securities held by them.

1 Subject to the provisions of Section 46.B. of the Securities Law, pursuant to which so long as the Company's shares are listed for trading on the Stock Exchange, the Company's share capital will consist of one class of shares.

5

8.5	Any payment on account of a share shall be credited initially on account of the nominal value and only then on account of the premium for each share, unless otherwise prescribed in the terms of the allocation.

8.6	A shareholder will not be entitled to his rights as a shareholder, including to a dividend, unless he has paid the amounts in full in accordance with the terms of the allocation, with the addition of interest, linkage and expenses, if there were any, and all if not otherwise prescribed in the terms of the allocation.

8.7	The board of directors may forfeit as well as sell, re-allocate or otherwise transfer any security as it shall decide, in respect of which the full consideration has not been paid, including for nil consideration.

8.8	The forfeiture of a security shall result, at the time of such forfeiture, in the revocation of any right in the Company and any claim or demand against it in relation to such security, except for such rights and obligations as are excluded from this rule in accordance with these Articles or which the law confers on or imposes on a former shareholder.

9.          The Register of Shareholders of the Company and Issue of Share Certificates

9.1	The secretary of the Company or whoever is appointed for such purpose by the board of directors of the Company shall be responsible for keeping a Register of the Company's Shareholders. A shareholder is entitled to receive from the Company, free of charge, within two months after the allocation or the registration of the transfer (unless the terms of the issue stipulate another period of time), one certificate or a number of certificates, at the Company's discretion, in respect of all the shares that are registered in his name, which shall specify the number of shares, and any other detail that is important in the opinion of the board of directors. In the event of a jointly held share, the Company shall not be required to issue more than one certificate to all the joint holders, and delivery of such a certificate to one of the joint holders shall be deemed to be delivery to all of them.

9.2	The board of directors may close the register of shareholders for a total period of up to 30 days annually.

9.3	Every certificate shall bear the seal or stamp of the Company or its printed name and shall bear the signature of one director and the Company secretary, or of two directors or of any other person who has been appointed by the board of directors for such purpose.

9.4	The Company may issue a new certificate in lieu of a certificate that was issued and was lost, defaced, or destroyed, on the basis of such proof and guarantees as the Company may require, and after payment of an amount that shall be prescribed by the board of directors and the Company may also, in accordance with a resolution of the board of directors, replace existing certificates with new certificates free of charge subject to such conditions as the board of directors shall stipulate.

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9.5	Where two or more persons are registered as the joint holders of a share, each of them may confirm receipt of a dividend or other payments for such share and his confirmation will bind all holders of such share.

9.6	The Company is entitled to recognize a holder of a share as a trustee and to issue a share certificate in the name of the trustee provided that the trustee has notified the Company of the identity of the beneficiary of the trust. The Company will not be bound to or be required to, recognize a right that is based on the rules of equity or a right that is subject to a condition, or a future right or a partial right to a share, or any other right in relation to a share, other than the absolute right of the registered holder in respect of any share, unless this is done on the basis of a judicial decision or in accordance with the requirements of any law.

10.         Transfer of the Company's Shares2

10.1	The Company shares are transferable.

10.2	No transfer will be registered of shares that are registered in the register of shareholders in the name of a registered shareholder, unless an original, signed deed of transfer of the shares has been submitted to the Company (hereinafter: "deed of transfer"), unless otherwise stipulated by the board of directors of the Company. The deed of transfer shall be drawn up in the form set out hereunder or in such other format as is as similar as possible to it or in another format which shall be approved by the board of directors.

Deed of Transfer

I, _______________ Identity Card No. / Corporate No. ____________________ (hereinafter: "the transferor") of _______________ hereby transfer to _________________ Identity Card No. / Corporate No. ____________________ (hereinafter: "the transferee") of _________________ in consideration of the sum of NIS __________________ that he has paid to me, ________ shares, each having a nominal value of NIS _________, which are marked by the numbers ______ to ___________ inclusive, of _____________Ltd. (hereinafter: "the Company"), and they shall be in the possession of the transferee, his estate administrators, guardians, and his duly authorized representatives, in accordance with the conditions under which I personally held the shares at the time of signature of this deed, and I, the transferee, agree to accept the said shares in accordance with the conditions set out above and subject to the Company 's Articles, such as they are from time to time.

In Witness Whereof we have signed, this __ day of the month of _____, in the year _____

Transferor -	Transferee
Name: _________________	Name: _________________
Signature: ______________	Signature: ______________

Witness to the Transferor's Signature:	Witness to the Transferee's Signature:
Name: ________, Advocate	Name: ________, Advocate
Signature: ____________	Signature: ____________

2 So long as the Company shares are listed for trading on the stock exchange, the Company shares will be registered in the name of the nominee company and the share transfer will be carried out via the nominee company and not as prescribed in Sub-Articles 10.1-10.4 of these Articles.

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Neither a transfer of non-fully paid up shares or of shares over which the Company has a lien or a charge shall be valid unless it has been approved by the board of directors, which may, at its absolute discretion and without giving any reasons, refuse to register such a transfer.

The board of directors may refuse a transfer of shares as aforesaid and the board of directors may also make such a transfer of shares conditional on an undertaking by the transferee, in such scope and in such manner as the board of directors shall stipulate, or settle the transferor's liabilities in respect of such shares or the liabilities in respect of which the Company has a lien or a charge over such shares.

10.3	The transferor shall continue to be deemed to be the holder of the shares being transferred until such time as the name of the transferee is registered in the Company's register of shareholders.

10.4	A deed of transfer shall be submitted to the registered office of the Company for registration together with the certificates of registration of the shares that are about to be transferred (if such certificates have been issued) and any other proof which the Company shall require as to the title of the transferor to such shares or his right to transfer them.

10.5	A joint shareholder who wishes to transfer his right in a share but is not in possession of the share certificate, will not be bound to attach the share certificate to the transfer deed provided that in the transfer deed it is stated that the transferor is not in possession of the share certificate in respect of the share in which his right is being transferred and that the share being transferred is held jointly with others, together with their particulars.

10.6	The Company may require payment of a fee for registration of the transfer of such an amount or at such rate as the board of directors shall determine from time to time.

10.7	Upon the death of a holder of shares in the Company, the Company will recognize guardians, estate administrators or executors, and if there are no such persons, the lawful heirs of the shareholder, as parties with the sole right to the shares of the shareholder, after the entitlement thereto is substantiated in such manner as shall be determined by the board of directors.

10.8	In the event that a deceased shareholder held shares jointly with others, the Company will recognize the survivor as a shareholder in respect of the said shares, unless all the joint holders of the share have notified the Company in writing prior to the death of one of them, of their wish that the provisions of this Article shall not apply, provided that this shall not absolve the estate of a joint holder of a share from any obligation whatsoever that the joint holder would have had in respect of such share had he not passed away.

10.9	A person who acquires a right to shares by virtue of being a guardian, estate administrator, heir of a shareholder, a receiver, liquidator or trustee in bankruptcy of a shareholder or in accordance with any other legal provision, may, if and when he proves his right as such may be required by the board of directors, be registered as the shareholder or may transfer such shares to another person, subject to the provisions of the Articles in relation to a transfer.

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10.10	A person who acquires a right to a Share as a result of a transfer thereof by operation of law, will be entitled to a dividend and to the other rights in respect of such share and he may also accept and give receipts for a dividend or for other payments payable in respect of such share; however, he will not be entitled to receive notices regarding the general meetings of the Company (insofar as such a right exists), and to participate at or vote at such meetings in connection with such share or to exercise any right whatsoever, which the share confers, except as aforesaid, until after he is registered in the register of shareholders.

11.         Bearer Share Warrant

The	Company will not issue bearer share warrants.

12.         Lien on Shares

12.1	The Company shall have a first charge and a lien over all the shares that are not fully paid up, which are registered in the name of any shareholder, and over the proceeds of sale thereof, in relation to monies (whether or not the time for payment thereof has fallen due), payment of which has already been called or which are to be paid at a fixed time in respect of such shares. The Company shall also have a first charge over all the shares (except fully paid up shares) that are registered in the name of any shareholder as security for monies that are due from him or from his assets, whether his liability is individual or jointly with others. The said charge shall also apply over such dividends as have been declared from time to time in respect of such shares.

12.2	The board of directors may sell the shares to which the charge applies for the purpose of realizing the charge and lien, or any part thereof, in any manner as it sees fit. No such sale shall proceed until after written notification has been given to such shareholder as to the intention of the Company to sell them, and the amounts have not been paid within fourteen days after such notification. The net proceeds of any such sale, after payment of the sale expenses, shall be utilized in discharging the debts or obligations of such shareholder and the balance (if any remains) shall be paid to him.

12.3	Where a sale of shares has occurred in order to realize a charge or a lien by the prima facie exercise of the powers vested as aforesaid, the board of directors may register such shares in the register of shareholders, in the name of the purchaser, and the purchaser will be under no obligation to examine the propriety of the transaction or the way in which the purchase price is used. Following registration of the said shares in the register of shareholders in the name of the purchaser, no person shall have the right to challenge the validity of the sale.

13.         Alteration of Share Capital3

The general meeting may resolve at any time to take one of the following actions, provided that a resolution of the general meeting as aforesaid has been adopted by a simple majority.

3 Subject to the provisions of Section 46.B. of the Securities Law, pursuant to which so long as the Company's shares are listed for trading on the Stock Exchange, the Company's share capital will consist of one class of shares.

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13.1     Increase of the Registered Share Capital

To increase the registered share capital of the Company, irrespective of whether or not all the shares registered at that time have been issued. The increased capital will be divided into ordinary shares with equal rights.

13.2     Consolidation and Division of Share Capital

To consolidate and re-divide some or all of its share capital into shares of a greater or smaller nominal value than that which is specified in the Articles. In a case in which, as a result of such consolidation, shareholders whose shares have been consolidated are left with fractions of shares, the board of directors may, if it receives approval thereto from the general meeting in the resolution as to consolidation of capital as aforesaid:

A.           Sell the aggregate of all the fractions, and for this purpose appoint a trustee in whose name the share certificates containing the fractions shall be issued, and the trustee shall sell the said fractions, and the proceeds received less commissions and expenses shall be distributed to eligible shareholders. The board of directors will be entitled to decide that shareholders who are entitled to the consideration, which is less than an amount that it shall stipulate, will not receive a consideration from the sale of the said fractions, and their share in the sale proceeds shall be distributed among such shareholders who are entitled to a consideration that exceeds the stipulated amount, pro rata to the consideration to which they are entitled;

B.           To allocate to all holders of shares in respect of whom the consolidation and the re-division leaves them with a fraction of a share, shares of the class of shares which, before such consolidation, are fully paid up, in such a number that their consolidation with the fraction will be sufficient for one complete consolidated share, and such an allocation shall be deemed as being effective immediately prior to such consolidation;

C.           Determine that shareholders shall not be entitled to receive a consolidated share in respect of a fraction of a consolidated share, which derives from the consolidation of half or less of the number of shares whose consolidation creates one consolidated share, and they shall be entitled to receive a consolidated share in respect of a fraction of a consolidated share which derives from the consolidation of more than half of the number of shares whose consolidation creates one consolidated share.

In the event that an action taken in accordance with sub-paragraphs (b) or (c) above requires the issue of additional shares, payment therefor shall be made in the manner in which bonus shares may be repaid. Consolidation and division as aforesaid shall not be deemed to be a variation of the rights of the shares forming the subject of the consolidation and division.

13.3     Cancellation of Un-allocated Registered Share Capital

To cancel registered share capital which has not yet been allocated provided that the Company is under no obligation to allocate such shares.

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13.4       Split of Share Capital

To split some or all of the Company's share capital, into shares with a smaller nominal value than that which is prescribed in the articles of association by division of some or all of the Company shares, at that time.

Chapter Three - General Meetings

14.       Powers of the General Meeting

14.1     Subjects within the authority of the General Meeting

Resolutions of the Company in respect of the following matters shall be passed by the general meeting:

14.1.1	Changes to the Articles.

14.1.2	Exercise of the powers of the board of directors, provided that the general meeting has decided by a majority of 75% of the votes of shareholders who are entitled to vote and have voted either in person or by proxy, that the board of directors is incapable of exercising its powers and further that the exercise of its powers is essential for the proper management of the Company.

14.1.3	Approval of actions or transactions requiring approval of the general meeting pursuant to the provisions of Sections 255 and 268 to 275 of the Companies Law.

14.1.4	Any decision that, by law or under the Articles, must be passed by a resolution of a general meeting.

14.1.5	Any power which, by law, is vested in the general meeting.

14.2     Power of the General Meeting to Transfer Powers between the Company's Organs

The general meeting may by a majority of 75% of the votes of shareholders who are entitled to vote and have voted either in person or by proxy, assume such powers as are vested in another organ and may also transfer powers that are vested in the general manager to the authority of the board of directors, and all either in respect of a particular matter or for a particular period of time which shall not exceed the period of time required under the circumstances.

15.       Annual and Special General Meetings

15.1     Notice of a General Meeting

The Company is not obliged to give notice of a general meeting to shareholders except in so far as this is mandatory by law.

The notice of a general meeting shall specify the place and the time for the convening of the meeting, its agenda, a summary of the proposed resolutions and any other detail as may be required under law.

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16.      Proceedings at General Meetings

16.1     Quorum

No general meeting may proceed unless a quorum is present at the time of the deliberation. Two shareholders who are present in person or by proxy and who hold or represent at least twenty five percent (25%) of the voting rights in the Company shall constitute a quorum. For the purpose of a quorum, a shareholder or his proxy, who also acts as proxy for other shareholders, shall be deemed to be two or more shareholders, depending on the number of shareholders that he represents.

16.2     Postponement of the General Meeting in the Absence of a Quorum

Where half an hour has elapsed from the time designated for the meeting and no quorum is present, the meeting shall be postponed to the business day following the day of the meeting, at the same time and at the same place or to such other day, time and place as shall be prescribed by the board of directors in a notification to the shareholders. The Company shall give notice, via an immediate report, of postponement of the meeting and the time of the holding of the adjourned meeting.

Where no quorum is present at such adjourned meeting as aforesaid, at least one shareholder, who is present either in person or by a proxy, shall be deemed as a quorum, except where such meeting has been called at the demand of shareholders.

16.3     Chairman of the General Meeting

The Chairman of the board of directors shall chair any general meeting, and, in his absence, it shall be chaired by whoever is appointed for such purpose by the board of directors. In the absence of a chairman, or if he has not appeared at the meeting after 15 minutes from the time designated for the meeting, the shareholders present at the meeting shall, in person or by proxy, elect one of the directors or the officeholders of the Company present at the meeting as chairman, or if no director or officeholder is present, or where all of them refuse to chair the meeting, one of the shareholders present, or one of the officeholders present, shall be elected to chair the meeting.

The chairman of the meeting shall not have an additional or casting vote.

The decision by the chairman that a resolution at the general meeting was passed unanimously or by a specific majority or was rejected and the minutes of the general meeting signed by the chairman shall serve as prima facie evidence of that stated therein.

17.         Votes of Shareholders

17.1	Majority - resolutions at the general meeting shall be passed by a simple majority unless another majority is required by law or in accordance with the provisions of Articles 6, 14.1.2, 14.2, 19.1, 19.2.5 and 19.2.6 of these Articles. Checking the majority will be carried out by means of counting of votes, where each shareholder will have one vote per each share held by him.

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17.2	Confirmation of title - a shareholder must furnish the Company with confirmation of title at least two business days prior to the date of the general meeting. The Company may waive such requirement.

17.3	Vote of a legally incapacitated party - a legally incapacitated party may only vote by a trustee, natural guardian or other legal guardian. Such persons may vote either in person or by proxy.

17.4	Vote of joint holders of a share - where two or more shareholders are the joint holders of a share, one of them shall vote, either in person or by proxy. Where more than one joint holder wish to participate in a vote, only the first of the joint holders will be able to vote. For such purpose the first of the joint holders shall be deemed to be the person whose name is recorded first in the register of shareholders.

17.5	The manner of voting and the counting of votes shall be done in accordance with the provisions of the Companies Law. A resolution at a general meeting shall be passed if it has received such majority as it is required to receive under law or in accordance with the provisions of these Articles.

18.      Appointment of a Voting Proxy

18.1     Voting by Proxy

A shareholder may appoint a proxy to participate in and vote in his place, either at a particular general meeting or generally at the general meetings of the Company, provided that the written document authorizing the appointment of a proxy has been delivered to the Company at least 48 hours prior to the date of the general meeting, unless the Company has waived such requirement. A proxy need not be a shareholder of the Company.

If such proxy is not for a particular general meeting, a proxy that has been deposited prior to one general meeting shall also hold good for other subsequent general meetings.

The foregoing shall also apply to a shareholder that is a corporation and which appoints a person to participate in and vote in its place at the general meeting.

18.2     Format of the Proxy

The proxy shall be signed by the shareholder or by the person who is duly authorized in writing for such purpose, and where the appointing party is a corporation it shall be signed in such manner as binds such corporation. The Company may require that it be furnished with written confirmation to its satisfaction as to the fact of the due authority of the signatories to bind such corporation. A proxy shall be drawn up in the form specified hereunder. The Company secretary or the board of directors of the Company may, at their discretion, accept a proxy in a different form, including in the English language, provided that the variations are not fundamental. The Company will only accept an original proxy or a copy of the proxy, provided that the same is duly authenticated by a notary or by an attorney at law holding an Israeli license.

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Proxy

To:	Date: _____________________

[Name of Company

Corporate address:]

Dear Sir or Madam;

Re: Annual / special general meeting of _______________ (the "Company")

to be held on ______________(The "Meeting")

I the undersigned ____________________, Identity Card/Registration No. _______, of _____________Street ________________ being the registered holder of _____________(*) ordinary shares of NIS____ par value each, hereby empower _________________ Identity Card No. (**)_________________ and/or _________ Identity Card No. _____________and/or ______________Identity Card No. __________to participate in and vote on my behalf and instead of me at the aforementioned meeting and at any adjourned meeting of the aforesaid meeting of the Company/at any general meeting of the Company, until I notify you otherwise.

________

Signature

_________________________

(*)	A registered shareholder may issue a number of proxies, each of them in reference to another quantity of shares of the Company held by him, provided that he shall not issue proxies for a quantity of shares that is greater than the quantity of shares held by him.
(**)	In the event that the proxy does not hold an Israeli Identity Card, both the passport number and the country of its issue shall be stated instead.

=================================================================================================

18.3     Validity of Proxy

A vote in accordance with a proxy shall be lawful even if the appointing party has previously died or has become legally incapacitated or has become bankrupt or, in the event of a corporation - has been wound up, or has cancelled the proxy, or transferred the share in respect of which it was given, other than if notification in writing that such an event has occurred has been received at the registered office of the Company prior to the meeting.

18.4     Disqualification of Proxies

Subject to the provisions of any law, the Company secretary will be entitled at his discretion, to disqualify proxies if a reasonable concern exists that they are forged or that they have been furnished in respect of shares for which other proxies have been issued.

18.5     Voting by Voting Papers

In accordance with these Articles and the provisions of the Companies Law and the regulations enacted thereunder, the Company shareholders shall be given the option to vote at general meetings of the Company by means of voting papers, on all such matters as are obligatory by law as well as on such matters in respect of which the board of directors shall decide from time to time to allow a vote by means of voting papers.

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Chapter Four - The Board of Directors

19.      Appointment of Directors and Termination of Their Office

19.1     The number of directors - the number of directors of the Company shall not be less than five (5) and not more than seven (7) (not including the outside directors whose appointment is required under law), unless otherwise decided by the general meeting by a majority of 75%.

19.2     Appointment of Directors at an Annual Meeting and their Replacement

19.2.1	The Company directors serving in office (who are not outside directors), will be divided into three groups, one third each, which will hereinafter be referred to as: the "First third to the Third Third"). If the number of directors is not a multiplication of three, each of the two groups - the first third to the second third - will include another number, being a number which is closest to and more than a third, while the group of the third third will consist of the remaining directors (who are not outside directors). The initial division into thirds will be carried out pursuant to the board of directors' resolution with respect to such division, and the rule that will apply is that the division be carried out in accordance with the director's seniority on the board of directors, the most senior directors being included in the first third, and so forth. Should the number of directors vary, the number of directors in each group will vary in accordance with the aforesaid rule.

19.2.2	At the first annual meeting of the Company shareholders to be held after the Company has become a public company (in 2011), the office of the directors included in the first third will terminate and they will be put up for re-appointment at that meeting.

At the second annual meeting of the Company shareholders to be held after the Company has become a public company (in 2012), the office of the directors included in the second third will terminate and they will be put up for re-appointment at that meeting.

At the third annual meeting of the Company shareholders to be held after the Company has become a public company (in 2013), the office of the directors included in the third third will terminate and they will be put up for re-appointment at that meeting.

At the three subsequent annual general meetings the aforesaid mechanism will reapply, and so on and so forth.

Any director elected as aforesaid, will be elected for a three-year term (unless his office is terminated in accordance with the provisions of these Articles), so that every year the office of a group of one third of the board of directors will terminate, as aforesaid.

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The elected directors shall assume their office commencing from the end of the meeting at which they were elected unless a later date is stipulated in the resolution on their appointment.

19.2.2	The appointment of members of the board of directors (who are not outside directors), will be carried out by the shareholders present at the meeting, in person or by proxy, or by means of a voting paper, by a simple majority of the votes of the shareholders as aforesaid.

19.2.4	If a director who was put up for re-appointment at the general meeting convened to deliberate same is not re-elected, the Company will convene another general meeting, at which another proposed director will be put up for the approval of the meeting. Notwithstanding the foregoing, the office of the director who has not been re-appointed or his alternate (insofar as he has appointed an alternate in accordance with the provisions of these Articles), will expire on the earlier of: (1) The additional general meeting as aforesaid; or (2) seventy days from the date of the annual general meeting as aforesaid in Sub-Article 19.2.2 above. It shall further be clarified that a director appointed as aforesaid will belong to the group of the third to which the director he replaced belonged, so that his office will expire on the date of the general meeting at which the office of the other directors of that third group will expire.

19.2.5	The general meeting may, at any time, by a majority of 75%, dismiss a director and it may decide at that time to appoint another person in his place by a majority of 75%. A director whose dismissal is on the agenda of the meeting will be given a reasonable opportunity to present his position before such meeting.

19.2.6	A special meeting of the Company may appoint directors for the Company in lieu of directors whose office has terminated and also in any case in which the number of members of the board of directors falls below the minimum that has been stipulated in these Articles or by the general meeting by a majority of 75% of the shareholders' votes. It should be clarified that a director appointed as aforesaid will belong to the group of the third to which the director he replaced belonged, so that his office will expire on the date of the general meeting at which the office of the other directors of that third group will expire.

19.2.7	The foregoing provisions of Sub-Articles 19.2.1 - 19.2.6 shall not apply to the appointment and term in office of outside directors, in respect of whom the provisions of the Companies Law shall apply.

19.2.8	Subject to the provisions of the law in relation to the expiry of the office of a director, but notwithstanding the provisions of Section 230 of the Companies Law, the office of a director shall not be terminated, other than as provided in this Article.

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19.3   Appointment of Directors by the Board of Directors

  The board of directors may appoint a director or additional directors for the Company, whether in order to fill an office that has become vacant for any reason whatsoever or whether in the capacity of a director or additional directors, provided that the number of directors shall not exceed the maximum number of members of the board of directors. Any director so appointed shall serve up to the first annual meeting held subsequent to his appointment. In the event that the number of directors has fallen below the minimum number of directors, as prescribed in Sub-Article 19.1 above, the remaining directors may only act to convene a general meeting of the Company for the purpose of appointing the vacant positions of directors and up to the date of such meeting, act to conduct the Company's affairs in connection with matters that are pressing.

19.4     Date of Commencement of the Office of a Director - the elected directors shall assume their offices commencing at the end of the general meeting at which they were elected or on the date of their appointment by the board of directors as provided above in Sub-Article 19.3, as the case may be, unless a later date is prescribed in the resolution on their appointment.

19.5     Alternate Director - subject to the provisions of the law, a director may from time to time appoint an alternate director for himself (hereinafter: "alternate director"), dismiss such an alternate director, and may also appoint another alternate director in lieu of any alternate director whose office has been vacated for any reason, either for a specific meeting or permanently.

19.6     A Director's Proxy - any director and any alternate director may appoint a proxy who shall participate and vote in their name at, any meeting of the board of directors or of a board of directors’ committee. Such an appointment may be general or for the purpose of one or a number of meetings. Where a director or an alternate director is present at such a meeting the proxy may not vote in lieu of the director who appointed him. Such an appointment shall be valid in accordance with the contents thereof or until its revocation by the appointor. A director or an alternate director of the Company may serve as a proxy as aforesaid.

19.7     Termination of the Office of a Director - in the event of a director's position becoming vacant, the remaining directors may continue acting for as long as the number of remaining directors does not fall below the minimum number of directors that has been determined in these Articles or prescribed by the general meeting. If the number of directors has fallen below the foregoing, the remaining directors may only act in order to convene a general meeting of the Company.

19.8     Holding a Meeting by means of Communication and Without Convening

At a meeting that has been held by the use of any means of communication, it is sufficient that all of the directors who are entitled to participate in the proceedings and in a vote, shall be able to hear each other.

The board of directors may also pass resolutions without actually convening, provided that all of the directors who are entitled to participate in the discussion and to vote on the matter put forward for resolution have agreed not to meet to discuss such matter. Where resolutions have been passed as aforesaid, minutes of such resolutions shall be prepared, including the resolution not to convene and shall be signed by the chairman of the board of directors. The provisions of these Articles shall apply mutatis mutandis to such a resolution. A resolution that has been passed in accordance with this Article shall be valid in all respects as though it had been passed at a duly convened and conducted meeting of the board of directors.

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19.9     Remuneration of Members of the Board of Directors - subject to the provisions of the Companies Law the Company may remunerate the Directors for fulfilling their functions as directors.

20.       Chairman of the Board of Directors

20.1     Appointment - the board of directors shall elect one of its members to serve as chairman of the board of directors and will also designate the term in which he is to serve in his office, in the appointing resolution. If not stipulated otherwise in the resolution as to his appointment, the chairman of the board of directors shall serve in such capacity until another person is appointed in his place or until he ceases serving as a director, whichever is the earlier.         Where the chairman of the board of directors has ceased serving in office as a director of the Company, the board of directors, at the first board of directors meeting held subsequently, shall elect a new chairman.

20.2     No Casting Vote - In the event of a tie of votes in a resolution of the board of directors, neither the chairman of the board of directors nor any person that has been elected to conduct the meeting, shall have an additional vote.

21.      Directors’ Actions

21.1     Convening a Meeting of the Board of Directors

Any notification of a meeting of the board of directors may be given verbally or in writing provided that such notification is given at least three business days prior to the date designated for the meeting, unless at least 75% of the members of the board of directors, their alternates or their proxies have agreed to shorten the said period of time. The aforesaid notwithstanding, the board of directors may convene for a meeting without notice only in urgent cases and with the consent of a majority of the directors.

Notification as aforesaid shall be given in writing, by facsimile, by electronic mail or by other means of communication and all to such address or the facsimile number, electronic mail address or the address to which notifications can be sent by other means of communication, as the case may be, which the Director furnished to the Company upon his appointment, or in a subsequent written notification to the Company and shall include reasonable details regarding the issues brought up for discussion at the meeting

Where an alternate or a proxy has been appointed, notification shall be given to such alternate or proxy unless the director has given notice that he wishes that notice shall also be given to him.

21.2     Quorum - the quorum for meetings shall be a majority of members of the board of directors who are not precluded by law from participating in a meeting, or any other quorum as will be prescribed by a majority of the members of the board of directors from time to time.

21.3     Validity of Actions of the Directors in the case of a Disqualified Director - All such actions as have been taken in good faith at a meeting of the board of directors or by a committee of the board of directors or by any person acting as a director shall be valid, even if it is subsequently discovered that there was a flaw in the appointment of a director or of such a person acting as aforesaid, or that they or one of them was disqualified, as though such a person had actually been duly appointed and was qualified to be a director.

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21.4    Committees of the Board of Directors

Subject to the provisions of the Companies Law, the board of directors may appoint board of directors’ committees.

The committees of the board of directors shall report to the board of directors their resolutions or recommendations on a regular basis, as shall be prescribed by the board of directors. The board of directors may cancel the resolution of a committee that has been appointed by it; however, such cancellation shall not affect the validity of any resolution of a committee, pursuant to which the Company acted, vis-à-vis another person, who was not aware of the cancellation thereof. Decisions or recommendations of the committee of the board of directors which require the approval of the board of directors will be brought to the directors' attention a reasonable time prior to the discussion at the board of directors.

22.       Validity of Actions and Approval of Transactions

22.1    Subject to the provisions of any law, all such actions as have been taken by the board of directors or by a committee of the board of directors or by any person acting as a director, or as a member of a committee of the board of directors, or by the general manager, as the case may be, shall be valid even if it is subsequently discovered that there was any flaw in the appointment of the board of directors, a committee of the board of directors, the director who was a member of the committee or the general manager, as the case may be, or that any of the aforesaid officeholders was disqualified from serving in his position.

22.2    Subject to the provisions of the Companies Law:

22.2.1	If a person holds shares in the Company and if a person is an officeholder of the Company, a stakeholder, or an officeholder of any other corporation, including a corporation in which the Company is a stakeholder, or which is a shareholder of the Company, it shall not disqualify the officeholder from serving as an officeholder of the Company. Likewise, an officeholder shall not be disqualified from serving as an officeholder of the Company due to his contractual engagement or due to the contractual engagement of any corporation as aforesaid with the Company in any matter whatsoever and in any manner whatsoever.

22.2.2	The office of a person as an officeholder in the Company shall not disqualify him and/or a relative of his and/or another corporation in which he is a stakeholder from entering into transactions in which the officeholder has a personal interest in any way with the Company.

22.2.3	An officeholder may participate in and vote at discussions in respect of the approval of transactions or acts in which he has a prima facie personal interest, as prescribed in Sub-Articles 22.2.1 and 22.2.2.

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22.3    Subject to the provisions of the Companies Law, a general notice that is given to the board of directors by an officeholder or a controlling shareholder of the Company with regard to his personal interest in a particular entity, while giving details of his personal interest, shall amount to disclosure on the part of the officeholder or the controlling shareholder to the Company with regard to his personal interest as aforesaid, for the purpose of the entering into any transaction which is not exceptional, with such an entity.

Chapter Five – Officeholders, Secretary, Internal Auditor and Auditor

23.      General Manager

23.1    The board of directors may, from time to time, appoint a general manager for the Company and may further appoint more than one general manager. The board of directors may further dismiss the general manager or replace him at any time it deems fit, subject to the provisions of any agreement between him and the Company. The general manager will be responsible for the day-to-day management of the Company's affairs within the framework of the policy determined by the board of directors and subject to its directives.

23.2     The general manager will have all the powers of management and performance that were vested, pursuant to the Law or these Articles, or by virtue thereof, in another organ of the Company, apart from such powers as have been transferred from him to the board of directors. The general manager will be supervised by the board of directors.

23.3     The general manager may, subject to the approval of the board of directors, delegate some of his powers to another, who is his subordinate; the approval may be general and in advance.

23.4     Without derogating from the provisions of the Companies Law and any law, the general manager will submit to the board of directors, reports on such issues, on such dates and in such scope as shall be determined by the board of directors, either by means of a specific resolution or within the ambit of the board of directors' procedures.

23.5     The general manager will give notice to the chairman of the board of directors, without delay, of any exceptional matter that is material to the Company. If the Company has no chairman of the board of directors or if the chairman of the board of directors is unable to fulfill his function, the general manager will give a notice to that effect to all members of the board of directors.

23.6     The general manager may from time to time appoint officeholders for the Company (apart from directors and general manager), for permanent, temporary or special functions, as the general manager finds fit and the general manager may further terminate the services of one or more of the foregoing at any time.

24.      Internal Auditor

24.1     The Company's board of directors will appoint an internal auditor, at the recommendation of the audit committee.

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24.2     The officer in charge of the internal auditor at the organization will be the chairman of the board of directors.

24.3     The internal auditor will submit for the approval of the audit committee a proposed annual or periodic work plan and the audit committee will approve it with such amendments as it finds fit.

25.       Secretary

The board of directors may appoint a Company secretary, on such terms as it shall deem appropriate, and appoint a deputy secretary and determine the scope of their functions and their authorities. Where a Company secretary has not been appointed, the general manager, or whoever he designates to this end, and in the absence of a general manager, whoever is empowered for such purpose by the board of directors, shall perform the secretary's functions that are prescribed under any law, in accordance with these Articles and in accordance with a resolution of the board of directors.

The Company secretary will be responsible for all the documents that are kept at the registered office of the Company and for maintaining all the registers that the Company maintains by law.

26.     Auditor

26.1    Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for a period that exceeds one year, as the general meeting shall decide.

26.2    The board of directors, following receipt of the audit committee's or the financial statement committee's (as determined by the board of directors) recommendations shall determine the remuneration of the Company's auditor for audit work as well as his remuneration for other services that are not audit work, unless otherwise determined by the general meeting of the Company.

Chapter Six - Preservation of the Capital of the Company and its Distribution

27.      Distribution and Allocation of Bonus Shares

The Company's resolution on distribution of dividend, bonus shares or any other distribution, including any distribution that does not comply with the profit test prescribed in the Companies Law and the terms thereof, shall be passed by the board of directors of the Company.

28.      Dividends and Bonus Shares

28.1   Right to a Dividend or to Bonus Shares

28.1.1	A dividend or bonus shares shall be distributed to whoever is registered in the register of shareholders of the Company on the date of the resolution as to such distribution or on such other date as shall be prescribed in such resolution. [4]

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28.2     Payment of the Dividend

28.2.1	The board of directors may resolve that the dividend be paid, in whole or in part, in cash or by means of distribution of assets in kind, including in securities or in any other manner, at its discretion.

 The Company’s board of directors may, before resolving to distribute any dividend, allocate out of the profits, any amounts as it shall deem fit for a general fund or a reserve fund for the distribution of dividend, distribution of bonus shares or for any other purpose whatsoever, as the board of directors shall resolve at its discretion.

 Pending the realization of the said funds, the board of directors may invest any sums so allocated and the monies in the funds in any investment whatsoever, as it shall deem fit, deal with such investments, alter them or make any other use thereof, and it may subdivide the reserve fund into special funds and use any fund or any part thereof for the Company's affairs, without holding it separately from the other assets of the Company, all at the discretion of the board of directors and under such terms as it shall determine.

28.2.2      The Method of Payment5

If no other provisions have been prescribed in the resolution as to distribution of the dividend it will be permissible to pay any dividend, after deduction of the requisite tax under any law, by check to the beneficiary only, which shall be sent by registered mail to the registered address of the shareholder that is entitled to it, or by bank transfer. Any such check shall be drawn in favor of the person to whom it has been sent. A dividend in kind shall be distributed as stipulated in the distribution resolution.

In the event of joint registered shareholders, the check shall be sent to the shareholder whose name is recorded first in the register of shareholders in relation to the joint ownership.

Sending of a check to a person whose name, on the effective date, is registered in the register of shareholders as the holder of a share, or in the event of joint holders - of one of the joint holders, shall constitute discharge in respect of all the payments made in relation to such share.

The Company may resolve that a check below a certain amount, shall not be sent and amounts of the dividend that should have been paid as aforesaid shall be treated as unclaimed dividend.

4 It shall be clarified that so long as the Company shares are listed for trading on the Stock Exchange, any dividend or bonus shares will be distributed to whoever is registered in the register of shareholders of the Company on the effective date determined on the date of the resolution.

5 It should be clarified that so long as the Company shares are listed for trading on the Stock Exchange the provisions of this Sub-Article 28.2.2 shall not apply.

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The Company may offset against the dividend to which a shareholder is entitled, any debt of such shareholder to the Company, whether or not the time for payment thereof has fallen due.

28.2.3    Unclaimed Dividend

The board of directors may invest any amount of dividend that has not been claimed for a period of one year after having been declared, or use it otherwise for the benefit of the Company until it is claimed. The Company will not be compelled to pay interest or linkage in respect of an unclaimed dividend.

After one year has elapsed from the due date of any unclaimed dividend, the Company may use the unclaimed dividend as aforesaid for any purpose whatsoever and the shareholder who is entitled to such unclaimed dividend will have no claim and/or demand in relation thereto.

28.3       Method of Capitalization of Profits into Capital Funds and Distribution of Bonus Shares

28.3.1       Funds

The board of directors may, at its discretion, set aside into special capital funds, any amount out of the Company’s profits, or arising from a revaluation of its assets, or its pro rata stake in the revaluation of assets of its affiliated companies and determine the designation of such funds. The board of directors may also cancel such funds.

28.3.2      Distribution of Bonus Shares – Subject to the provisions of the Companies Law, the board of directors may resolve to allocate bonus shares and render share capital as part of the Company's profits, within the meaning thereof in Section 302 (b) of the Companies Law, from premium on shares or from any other source contained in its equity, referred to in its last financial statements, in such sum as shall be determined by the board of directors and which shall not fall below the nominal value of the bonus shares.

Allocated bonus shares shall be deemed as fully repaid.

The board of directors resolving to allocate bonus shares may resolve that the Company will transfer to a special fund designated for future distribution of bonus shares, such amount as the rendering thereof into share capital will be sufficient to allocate to whoever, at that time, for any reason whatsoever, has a right to purchase shares in the Company (including a right exercisable only on a subsequent date), bonus shares which would have been due to him had he exercised the right to purchase the shares on the eve of the effective date for the right to receive the bonus shares (hereinafter, in this Article: the "effective date"). If after the effective date, the holder of the said right should exercise his right to purchase all or any of the shares, the Company will allocate bonus shares to him, having a par value and to which he would have been entitled had he exercised the right to purchase the shares which he actually purchased, on the eve of the effective date. The bonus shares will entitle their owners to participate in distribution of dividends as of the date designated by the board of directors. For the purpose of determining the amount to be transferred to the said special fund, any amount transferred to this fund for previous distributions of bonus shares shall be treated as having already been capitalized, where shares entitling the holders of the right to purchase shares, have been allocated therefrom, for bonus shares.

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 For the purpose of distribution of bonus shares, the board of directors may, as it sees fit, resolve any difficulty that might arise and make adjustments, such as deciding that fractions of a share shall not be distributed, issue certificates in respect of an aggregate quantity of share fractions, sell such fractions and pay the proceeds from the sale thereof to those entitled to receive the fractions of the bonus shares and may also decide that cash payments shall be made to the shareholders, or that fractions of a lesser value than a stipulated amount (and if not stipulated then amounts which are less than NIS 50) shall not be brought into account in making such adjustments. Notwithstanding the foregoing, a shareholder will be entitled to apply to the Company and ask that such payment be made to him at the Company's offices.

29.      Acquisition of Company Shares

The Company may acquire its own securities. Where the Company has acquired securities as aforesaid it may cancel them.

Chapter Seven - Exemption, Indemnification and Insurance of Officeholders

30.      Exemption of Officeholders

The Company may exempt an officeholder therein, in advance or post factum, from some or all of his liability for damage as a result of breach of a duty of care vis-à-vis the Company, to the maximum extent that is permissible under any law.

31.      Indemnification of Officeholders

The Company may indemnify its officeholders to the maximum extent permissible under any law. Without derogating from the generality of the foregoing, the following provisions shall apply:

31.1     The Company may indemnify an officeholder therein in respect of a liability, payment or expense imposed on him or that he has incurred as a result of an action, which he took by virtue of his being an officeholder of the Company, as follows:

31.1.1        Any financial liability imposed on him in favor of another person under a judgment, including a judgment entered under a settlement or an award approved by a court.

31.1.2        Reasonable litigation fees, including lawyer’s fee, incurred by the officeholder due to any investigation or proceeding conducted against him by any authority competent to conduct an investigation or proceeding, at the end of which no indictment was filed against him and no financial liability was levied on him as an alternative for a criminal proceeding, or at the end of which no indictment was filed against him but a financial liability was levied as an alternative for a criminal proceeding in an offense not requiring proof of mens rea or in connection with a monetary sanction.

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31.1.3        Reasonable litigation expenses, including lawyer's fees paid by the officeholder, or with which he was charged by the Court, in a proceeding filed against him by the Company or on its behalf or by any other person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea.

31.1.4        A payment for the party harmed by the breach, as aforesaid in Section 52(54)(a)(1)(a) of the Securities Law (the "Party Harmed by the Breach").

31.1.5        Expenses incurred by an officer in connection with an Administrative Proceeding conducted in his matter, including reasonable litigation expenses, including legal fees.

31.1.6        Any other liability or expense for which it is permitted and/or will be permitted by law to indemnify an officeholder.

31.2      Advance Indemnification

The Company may give an undertaking in advance to indemnify an officeholder for a liability, payment or expense as specified above in Sub-Article 31.1.1., provided that such advance indemnity undertaking shall be limited to such events as, in the opinion of the board of directors, are anticipated in view of the Company's actual activity at the time of giving the indemnity undertaking, and to such amount or criterion as the board of directors have determined to be reasonable under the circumstances of the case, and further provided that such undertaking shall state the events that in the opinion of the board of directors are anticipated in view of the Company's actual activity at the time of giving such undertaking as well as the amount or criterion that the board of directors have determined to be reasonable in the circumstances of the case. And the Company may also give an indemnity undertaking in advance to an officeholder in respect of liabilities or an expense as specified in Articles 31.1.2, 31.1.3, 31.1.4, and 31.1.5 above.

31.3     Retroactive Indemnification

The Company may indemnify an officeholder therein ex post facto.

32.     Officeholders’ Insurance

32.1     The Company may insure its officeholders to the maximum extent permitted under any law. Without derogating from the generality of the foregoing, the Company may enter into a contract for insuring the liability of an officeholder in the Company in respect of a liability or a payment that may be imposed on him as a result of an action that he has taken in his capacity as officeholder in the Company, in any of the following cases:

32.1.1         Breach of the duty of care to the Company or to any other person;

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32.1.2        Breach of a fiduciary duty vis-à-vis the Company, provided that the Officeholder acted in good faith and had reasonable grounds to assume that his act would not compromise the Company's best interests;

32.1.3        Financial liability imposed on him in favor of another person;

32.1.4        Payment to the Party Harmed by the Breach;

32.1.5        Expenses incurred by an officer in connection with an Administrative Proceeding conducted in his matter, including reasonable litigation expenses, including legal fees;

32.1.6        Any other event for which it is permitted and/or will be permitted pursuant to the law to insure the liability of an officeholder.

33.         Exemption, Indemnification and Insurance - General

33.1     It is neither the intention of the foregoing provisions in relation to exemption, indemnification and insurance, nor will there be any future intention, to restrict the Company in any way from entering into a contract in relation to exemption, insurance or indemnification of the parties specified hereunder:

33.1.1       A person who is not an officeholder of the Company, including employees, contractors or consultants of the Company who are not officeholders of the Company;

33.1.2       Officeholders in other companies. The Company may enter into a contract in relation to exemption, indemnification and insurance of officeholders in companies under its control, related companies and other companies in which it has any interest, to the maximum extent permitted under any law, and in this context the foregoing provisions in relation to exemption, indemnification and insurance of officeholders in the Company shall apply, mutatis mutandis.

33.2      It should be clarified that in this Chapter, an undertaking in relation to exemption, indemnification and insurance of an officeholder as aforesaid may also be valid after the office of such officeholder in the Company has terminated.

Chapter Eight - Merger, Winding Up and Reorganization of the Company

34.      Merger

34.1       The requisite majority for approval of a merger by the general meeting shall be a simple majority.

35.         Liquidation

35.1      If the Company is wound up, whether voluntarily or otherwise, the liquidator may, with the approval of a general meeting, distribute in specie parts of the Company's assets among the shareholders, and he may, with like approval, deposit such part of the Company's assets with trustees for the benefit of the shareholders, as the liquidator, with such approval, shall deem appropriate.

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35.2      Subject to special rights of shares, where shares have been issued with special rights, the Company's shares shall have equal rights inter se in relation to the amounts of capital that have been paid or that have been credited as paid in respect of the nominal value of the shares, in connection with the surrender of capital and participation in a distribution of surplus assets of the Company upon liquidation.

36.         Reorganization of the Company

36.1      Upon the sale of assets of the Company, the board of directors, or the liquidators (in the case of liquidation) may, if they have been duly authorized to do so in a resolution that has been passed by a simple majority at the general meeting of the Company, accept shares that are either fully or partially paid up, debentures or securities of another company, either Israeli or foreign, whether it has been incorporated or is about to be incorporated, for the purchase of all or any of the Company's assets, and the directors (if the Company's profits so allow) or the liquidators (in case of a liquidation), may distribute, among the shareholders, the shares or securities as aforesaid or any other assets of the Company without realizing them, or deposit them with trustees on behalf of the shareholders.

36.2      The general meeting may, by a resolution to be passed by the general meeting of the Company by a simple majority, decide as to a valuation of the securities or assets as aforesaid at such price and in such manner as the general meeting shall decide, and all the shareholders will be bound to accept any valuation or distribution that has been authorized as aforesaid and to waive their rights in this context, except, in the event that the Company is about to be wound-up or is in the process of winding-up, for such legal rights (if any) which, under the provisions of the law, cannot be amended, revised, or contracted out.

Chapter Nine - Notifications

37.         Notices

37.1      A notification or any other document may be delivered by the Company to any shareholder who appears in the register of shareholders of the Company, either personally or by sending by registered mail addressed in accordance with the registered address of such shareholder in the register of shareholders or to such address as the shareholder has notified in writing to the Company as his address for the delivery of notifications, or by publication of notices in two newspapers in Israel, or by means of publishing an immediate report on the Magna system.

37.2      All notices to be given to the shareholders shall, in relation to shares that are jointly held, be given to such person whose name appears first in the register of shareholders and any notification that is given in such manner shall be sufficient notification to all the joint shareholders.

37.3      Any notification or other document which is delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of all the shares held by him (whether as regards Shares held by him alone or by him jointly with others), even where such shareholder has passed away at that time or became insolvent, or an order has been issued for its winding up, or a trustee or liquidator or receiver has been appointed for his shares (whether or not the Company was aware of the occurrence of such event), until another person is registered in the register of shareholders instead of him as the holder thereof, and delivery or sending of a notification or document as aforesaid shall be deemed to be sufficient delivery or dispatch to any person who has a right to such shares.

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37.4      Any notification or other document that has been sent by the Company in the mail to an address in Israel shall be deemed to have been delivered within 48 hours from the day on which the letter containing such notification or document was dispatched at the post office or within 96 hours in the event that the address is overseas, and for the purpose of proving delivery, it shall be sufficient to prove that the letter containing the notification or the document was duly addressed and was dispatched at the post office. Any notice or document delivered by means of notifications in newspapers or via an immediate report on the Magna system, will be deemed to have been delivered on the date of publishing the notice or on the date of publishing the immediate report as aforesaid.

37.5      The Company is not obliged to give notice of a general meeting to shareholders except in so far as this is mandatory by law. The notice of a general meeting shall specify the place and the time for the convening of the meeting, its agenda, a summary of the proposed resolutions and any other specification as is required under law.

37.6      Accidental omission in giving notice of a general meeting to any shareholder or non-receipt of a notification as to a meeting or other notification by any shareholder shall not invalidate a resolution that has been passed at such meeting, or cause the invalidation of processes based on such notification.

37.7      Notices to directors may be given in any manner to be determined by the board of directors.

37.8     Any shareholder and any member of the board of directors may waive his right to receive notification, or his right to receive notification within a specific period of time, and may agree that a general meeting of the Company or a meeting of the board of directors, as the case may be, shall convene and be held despite his not having received notification or despite such notification not having been received by him within the required time.

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Exhibit 4.1

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of November 18, 2009 (the “Effective Date”), by and between Egalet a/s, a Danish corporation also registered under the name BM Research a/s (“Egalet”), and RedHill Biopharma Ltd., an Israeli company (“RedHill”). Egalet and RedHill each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, Egalet is the sole and exclusive owner of certain patents and other intellectual property rights relating to a certain Product (as such term is defined herein);

WHEREAS, Egalet wishes to license to RedHill all Egalet's rights in and to the Product, including all patent rights and other intellectual property rights relating thereto, and RedHill wishes to receive such license from Egalet, so that RedHill may develop and commercialize Products for all indications and for all uses, all on the terms set forth below; and,

WHEREAS, the license to be granted shall be granted on an exclusive and global basis in so far as the rights and positions licensed relate solely to the Product, whereas rights and positions, which may also be commercialized or exploited for purposes unrelated to the Product, shall be granted on a non-exclusive basis, all as more fully set out below.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1           “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

1.2           “Combination Product” shall mean a product which comprises (a) a Product and (b) at least one other active ingredient or medical device, which, if administered or used independently of the Product, would have a clinical, diagnostic or therapeutic effect and be capable of being priced and marketed separately.

1.3           “Competing Product” shall mean (i) a product for the treatment/prevention of heart failure and/or hypertension, including, without limitation, any product belonging to ATC Class C07AG and (ii) a product for the treatment/prevention of any other cardiovascular indication for which RedHill intends in good faith to market the Product provided that Egalet's obligations regarding such additional indications shall only be with respect to the grant of rights made following RedHill's notice of its intention to commercialize the Product for such additional indication.

1.4           "Field of Use" means all indications, and includes therapeutic, diagnostic and other human and/or animal uses.

1.5           “First Commercial Sale” shall mean the first commercial sale of a Product, in exchange for cash or some equivalent to which value can be assigned, after regulatory approval has been granted by a Regulatory Authority, other than the use of the Product for testing purposes and/or a sale for experimental, promotional, compassionate named patient or test market purposes. For the avoidance of any doubt, First Commercial Sale can only occur once worldwide, regardless of the jurisdiction in which it took place.

1.6            “Licensed Know-How” means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, known to, generated by, vested in (or licensed to) and/or controlled by Egalet. Egalet represents and warrants that the entire Licensed Know How is listed in Annex B of this Agreement.

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1.7         “Net Sales” means the gross invoice price charged by RedHill or its Affiliates in respect of the sale of a Product by RedHill or its Affiliates, less the following items (collectively, the "Recognized Deductions"):

(i)	allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), retroactive price reductions and prompt payment, and trade, cash and volume discounts;
(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);
(iii)	freight, transport, packing and insurance charges;
(iv)	taxes, including value added tax, tariffs or import/export or customs, duties;
(v)	rebates, charge backs and discounts paid or credited,
(vi)	bad debts;
(vii)	reasonable quantities of samples;
(viii)	liability insurance; and
(ix)	royalties paid to third parties in respect of the use of such third party’s intellectual property rights for the purpose of generating the Net Sales without infringing such third party intellectual property right positions.

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Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or one of its Affiliates to another Affiliate of RedHill or to a sublicensee is not a sale and in such cases, Net Sales will be determined based on the amount received by RedHill or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions. For Net Sales of a Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/A+B, where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately in that country and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately in that country. If neither the Product nor the other product or device included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the Parties shall, considering the costs incurred by RedHill bringing about the Combination Product, in good faith negotiate the value of the other product or device included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product, it being agreed that absent such mutual agreement as to the proportion of such Combination Product to be attributed to the Product, the Parties shall mutually appoint an independent expert to determine such proportion.

1.8           “Patents” shall mean the patents listed in Annex A to this Agreement, as well as such other Product-related (a) U.S. patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which Egalet during the term of this Agreement becomes owner or controller.

1.9            “Product” shall mean Egalet Carvedilol - a controlled release pharmaceutical formulation based on a polymeric matrix composition formulated under one or more of the Patents and comprising Carvedilol as an active substance.

1.10         “Regulatory Approval” means approval by the US FDA of an NDA (New Drug Application), or the equivalent application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any).

1.11         “Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and commercialization of a Product.

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1.12         “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Products to be assigned, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.13         “Royalty Term” shall mean the period commencing on the date of this Agreement and ending on the earlier of (i) expiration of the Patents for which exclusivity is granted, i.e. the Patents covering the core technology of the Product, and (ii) twelve (12) years after the First Commercial Sale.

1.14         “Sublicense” means a sublicense from RedHill to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses.

1.15         “Sublicensee Sales Royalties” means payments, whether comprising royalties and/or other payments, actually received by RedHill from third party distributors and/or Sublicensees in respect of sales of the Product effected by such distributors and/or Sublicensees (and/or any further Sublicensees thereof), less deduction of (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in RedHill or any Affiliate thereof at market value; (iii) payments received in reimbursement of patent prosecution costs incurred or which shall be incurred by RedHill; (iv) payments received in reimbursement of the cost of research and/or development activities or services performed or to be performed by RedHill or expended or to be expended by RedHill, and (v) payments received in reimbursement for marketing expenses which have been or shall be expended by RedHill with respect to the Product).

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2.	LICENSE GRANT

2.1	Scope of License. Egalet hereby grants to RedHill a worldwide, perpetual license, under its rights in and to the Patents and the Licensed Know-How to develop, manufacture, commercialize, make, use, sell, offer for sale and import Products, in the Field of Use (the “License”).

2.2	Scope of Exclusivity. The License shall, with respect to the Patents listed in Schedules IP-P06 and IP-P08 in Annex A, be exclusive (even as to Egalet), whereas the License, with respect to the Patents listed in Schedules IP-P03, IP-P05 and IP-P09 in Annex A, shall be non-exclusive. The License shall be non-exclusive with respect to any intellectual property included in the Licensed Know-How listed on Annex B that may be used by Egalet in respect of products other than the Product; provided, however, that Egalet shall not be permitted to make any use or grant any rights to such Licensed Know-How and/or the Patents listed in Schedules IP-P03, IP-P05 and IP-P09 in Annex A (i) in respect of the Product whatsoever, or (ii) in respect of any Competing Product or potentially Competing Product.

2.3	Sublicenses. The License granted to RedHill is Sublicensable (and further Sublicensable) in whole or in part, to third parties (including RedHill’s Affiliates).

For the avoidance of doubt, RedHill shall be entitled to conduct or to perform any activity in respect of the Products by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder.

2.4	Registration. Egalet agrees that RedHill shall have the right, at its own account, to register as the licensee of the rights in and to the Patents and the Licensed Know-How as per Sections 2.1 and 2.2 above, and Egalet shall, within the scope of the License, execute all documentation reasonably requested by RedHill and otherwise cooperate with RedHill in order to ensure such registration where required or reasonably deemed relevant by RedHill to commercialize the Product.
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2.5	Limitations on Other Licenses. Without derogating from any other obligation of Egalet under this Agreement, during the term of this Agreement, Egalet shall not, without RedHill’s prior written consent, grant any rights or licenses to Patents or Licensed Know-How, or transfer any data or know-how to any third party, or otherwise assist any third party in any manner that would conflict with Egalet’s obligations under this Agreement.

3.	DATA AND PRODUCT TRANSFER

Within thirty (30) days following the Effective Date, Egalet will (i) transfer to RedHill all relevant know how and copies of external service and other contracts relating to the manufacturing of Product vesting in Egalet, all to the extent relevant for RedHill to exploit the License as envisaged by this Agreement, and (ii) make available to RedHill Ex Works (Incoterms 2000) Værløse, Denmark, any unexpired quantities of Product and unexpired quantities of raw materials for the Product it has on hand, all at no charge whatsoever to RedHill. Egalet will transfer to RedHill all additional Licensed Know How and copies of external service and other contracts relating to the manufacturing of Product vesting in Egalet, promptly following RedHill's request. The information and data detailed in this Section 3 shall be provided in hard and soft copies whichever is available, all of which shall be well organized in accordance with industry standards. In the event Egalet has a specific difficulty in providing both hard and soft copies, it shall discuss with RedHill possible resolutions of such difficulty. From time to time during the period of twelve (12) months following the Effective Date, Egalet will provide RedHill with any additional data, results and information in the possession or under the control of Egalet related to the Product requested by RedHill; provided, however, that in no event shall Egalet be obliged to generate additional materials apart from what it has on file.

4.	DILIGENCE

4.1	General. RedHill will undertake its best efforts to diligently proceed with the development, manufacture and sale of Products.

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4.2	Specific. Specifically, RedHill will use its best efforts to secure the appropriate financial resources to prepare, initiate and complete the clinical trials necessary to file an NDA with the United States FDA. RedHill undertakes to use its best efforts to initiate the clinical trials to be planned for the Product no later than 24 months following the Effective Date (the "Diligence Obligation"). In the event that RedHill shall fail to satisfy the Diligence Obligation, Egalet’s sole and exclusive remedy shall be the return by RedHill of the License rights to Egalet provided that in the event that any such failure is due to (i) any decision of, or delay caused or dictated by, any Regulatory Authority, (ii) any technical problems (including, but not limited to, crystallinity, dissolution and manufacturing problems) and development failure related to the Products, or (iii) any other reasons that are beyond RedHill’s reasonable control or influence (including any actions or defaults by Egalet), same shall not be deemed to constitute a breach of the Diligence Obligation. For purposes of this Agreement, ‘best efforts’ will not be deemed to require a party to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual fees and investments made by pharmaceutical companies reasonably comparable to RedHill in terms of size and capital strength for their prioritized products considered having a strategic potential and as being vital to the company.

4.3	No Warranty. For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by RedHill that any development or any commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and RedHill makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development. Furthermore, RedHill makes no representation to the effect that the commercialization of the Products, or any part thereof, will succeed, or that it shall be able to sell the Products in any quantity.

5.	REPORTS

5.1	Until the end of the Royalty Term, RedHill agrees as follows:

5.1.1      Development Reports. To keep Egalet informed with respect to activities and progress regarding the development and commercialization of Product(s), and to submit semi-annual written progress reports to Egalet describing in reasonable detail RedHill's activities related to the development, testing and commercialization of the Product(s).

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5.1.2      First Commercial Sale Report. To report to Egalet the date of the First Commercial Sale, together with the name of the country in which such First Commercial Sale occurred.

5.1.3      Together with each Royalty payment detailed in Section 6.3 below, to deliver to Egalet reports ("Periodic Reports") including the following with respect to the period covered by the Royalty payment:

5.1.3.1           The amount of Net Sales received from Products sold by RedHill, including the Recognized Deductions applicable in computing Net Sales, and the total Royalties due based on Net Sales.

5.1.3.2           Name and address of all Sublicensees.

5.1.3.3           Total payments due by RedHill to Egalet based on Sublicense Sales Royalties.

5.2	Without prejudice to Egalet's compliance with financial reporting requirements applicable under law for Egalet, any and all information, data or reports supplied by RedHill pursuant to the provisions of this Section 5 shall be treated as RedHill's Confidential Information.

5.3	Upon the termination of this Agreement in accordance with Section 14 below, RedHill shall have no further obligations under this Section 5.

6.	FINANCIAL PROVISIONS

6.1	Up-Front Payment. Within fifteen (15) days after the Effective Date and against receipt of a lawful invoice from Egalet, RedHill will pay Egalet an up-front license fee of US$100,000. In the event such payment may require approval of any governmental authority, RedHill undertakes to file for approval promptly following closing of this Agreement and undertakes to effectuate prompt payment of the up-front payment following receipt of the necessary approval. To the best of RedHill’s knowledge and belief, no significant delay in expected in receiving government approval for the transfer of the license fee from Israel to Denmark.

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6.2	Milestone Payments. RedHill will pay to Egalet the following one-time milestone payments (such payments are due only once for the Product and are not payable per indication) not more than 90 days after first achievement of each of the applicable milestones for the first Product to achieve such milestone (and not, for the avoidance of doubt, in respect of each Product or indication of a Product to do so), as follows:

Milestone	Payment
First filing for Regulatory Approval with the US FDA and Acceptance for review of such Filing by the US FDA	$200,000
Receipt of Regulatory Approval from the US FDA	$500,000

6.3	Royalty Payments.

Royalty Payments on Sales of Products that are Effected by RedHill or its Affiliates. Until the expiry of the Royalty Term RedHill will pay Egalet a royalty of 30% of Net Sales actually received by RedHill (the “Royalties”).

Royalty Payments in respect of Sublicensee Sales Royalties. Until the expiry of the Royalty Term, RedHill will pay Egalet 30% of all Sublicensee Sales Royalties (“Sublicense Royalty Fees”).

6.4	Due Dates for Payment. All payments due pursuant to the provisions of Section 6.3 above shall be due and payable to Egalet on a calendar quarterly basis within 90 days of the end of the applicable quarter, all against the receipt of a lawful invoice from Egalet for same.

6.5	Payment Method. Any amounts due to Egalet under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing at least fifteen (15) days in advance by Egalet.

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6.6	Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such payments relate. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, RedHill may notify Egalet and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Egalet or its designee, and RedHill will have no further obligations under this Agreement with respect thereto.

6.7	Taxes. RedHill may deduct from any amounts it is required to pay to Egalet pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of RedHill) or similar governmental charge imposed by any jurisdiction based on such payments to Egalet (“Withholding Taxes”). RedHill will provide Egalet a certificate evidencing payment of any Withholding Taxes hereunder within 30 days of such payment and will reasonably assist Egalet, at Egalet’s expense, to obtain the benefit of any applicable tax treaty.

6.8	Continuing Right. Following the expiration of the Royalty Term in any country, RedHill shall be entitled to continue to exploit the License in such country with respect to the Product(s) without having to pay Royalties, Sublicense Royalty Fees or make any other payment to Egalet in respect of such activities.

7.	RECORDS RETENTION AND AUDIT.

7.1	Record Retention. Until the expiry of the Royalty Term, RedHill will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicensee Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for five (5) years after the end of the period to which such books, records and accounts pertain.

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7.2	Audit. Egalet will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to RedHill and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to RedHill’s records (and those of its Affiliates) as may be reasonably necessary to verify the accuracy of Net Sales and Sublicensee Sales Royalties, as applicable, for any period ending not more than 24 months prior to the date of such request; provided, however, that Egalet will not, unless material discrepancies are identified, have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. The auditing firm will disclose to Egalet only the results of its audit and not any other information. Any such audit shall be made during RedHill’s normal business hours and shall not unreasonably interfere with the business of RedHill and shall be completed within a reasonable time. Egalet will bear all the costs of such audit. Without derogating from the forgoing, Egalet's audit rights shall be conducted no later than one year following the final payment under this Agreement.

7.3	Payment of Additional Amounts. If, based on the results of such audit, additional payments are owed by RedHill under this Agreement, RedHill shall, at its own cost, have an additional 60 days to conduct an additional (second) audit to verify Egalet’s audit results, and, assuming the two audits reconcile, RedHill shall make such additional payments within 60 days after the date on which such second accounting firm’s written report is delivered to RedHill. If the results of the two audits do not reconcile, the parties shall, unless otherwise agreed, appoint a third independent auditor, who – on basis of the audit results achieved by the first two auditors and such additional investigations and reviews, which the third auditor may find to be required – shall conduct a third and final audit the result of which shall be applied by the Parties. The Parties shall equally share the costs of for the third audit to be conducted.

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7.4	Confidentiality. Egalet will treat all information subject to review under this Section 7 in accordance with the confidentiality provisions of Section 11 below.

8.	REPRESENTATIONS AND WARRANTIES

8.1	By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

8.1.1           Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

8.1.2           Consents, Approvals, etc. All necessary consents, approvals and authorizations of all governmental authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

8.1.3           Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

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8.2	By Egalet. Egalet hereby further represents, warrants, and covenants to RedHill as of the Effective Date as follows:

8.2.1           IP Ownership. Egalet has, the sufficient legal and/or beneficial title and ownership of the Patents and, to the best of its knowledge and belief, to the Licensed Know-How as is necessary to fulfill its obligations under this Agreement and to grant the License to RedHill pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation). Furthermore, Egalet undertakes that to the extent that RedHill, its Affiliates, or any Sublicensee requires a license under any additional patents or related rights controlled by Egalet in order to develop, use, sell, offer for sale or import Products, Egalet shall grant such a license to RedHill, its Affiliates, and any Sublicensee on a non-exclusive royalty-free basis.

8.2.2           No Conflicting Grants. Egalet has not and shall not grant any rights to the Patents, or the Licensed Know-How that may derogate from the rights granted to RedHill hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) to the Patents or the Licensed Know-How.

8.2.3           Third Party Actions. Outside the scope of the IP positions listed in Annex [C], the exercise of the License by RedHill will not - to the best of Egalet’s knowledge and belief - infringe upon the patent or other intellectual property rights of any third party, and further that no actions, suits, claims, disputes, or proceedings concerning the Patents, the Licensed Know-How or the Product are currently pending or have been threatened in writing, that if determined adversely to Egalet would have an adverse effect on the Product or would impair Egalet’s ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of Egalet) contesting the ownership or validity of the Patents, the Licensed Know-How or the Product or any part thereof, and that if Egalet shall become aware of any such third party, Egalet shall immediately notify RedHill of such, and undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold RedHill harmless from, and indemnify RedHill against, any such claims or payments.

8.2.4           Additional Licenses. To Egalet’s knowledge, no additional licenses to any patents (including patents owned or controlled by third parties) or know how are required to develop, manufacture, use or sell the Product.

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9.	LIMITATION OF LIABILITY.

Except in the case of a willful or fraudulent misrepresentation under Section 8, and except in the case of indemnification for payments to third parties under Section 13, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

10.	PATENTS

10.1	PATENT PROSECUTION AND MAINTENANCE

10.1.1           Prosecution by RedHill. RedHill undertakes and shall have the sole, exclusive and first right to prosecute and maintain the patents comprising the Patents that are licensed on an exclusive basis using counsel of its choice, in the jurisdictions and to the extent that RedHill shall deem appropriate at its sole discretion. RedHill will provide Egalet with copies of all relevant documentation so that Egalet will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Egalet has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider Egalet’s comments prior to a deadline with the relevant government patent office, or RedHill must act to preserve the Patents, RedHill will be free to act without consideration of Egalet’s comments, if any.

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10.1.2           Egalet undertakes to prosecute and maintain the patents comprising the Patents that are licensed on a non-exclusive basis using counsel of its choice in the jurisdictions and to the extent that Egalet shall deem appropriate at its sole discretion. Egalet will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for Egalet to sufficiently consider RedHill’s comments prior to a deadline with the relevant government patent office, or Egalet must act to preserve the Patents, Egalet will be free to act without consideration of RedHill’s comments, if any. Egalet undertakes to inform RedHill promptly if Egalet decides not to prosecute and maintain a Patent in order for RedHill to take such action as per RedHill’s discretion. RedHill shall have the right but no obligation to prosecute and maintain the patents comprising the Patents that are licensed on a non-exclusive basis.

10.1.3           RedHill’s Requests. Egalet shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by RedHill to protect the Products contemplated to be sold under this Agreement. Moreover, Egalet will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable RedHill to file, prosecute, and maintain the Patents in any country; and (b) promptly informing RedHill of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

10.1.4           Patent Prosecution Costs. RedHill will bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 10.1.1 and Egalet will bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 10.1.2.

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10.1.5           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

10.2	PATENT ENFORCEMENT

10.2.1           Infringement Notice. If Egalet or RedHill determines that any Patent licensed hereunder is being infringed by a third party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, If Egalet or RedHill determines that any Licensed Know How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

10.2.2           Action by RedHill. RedHill will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation, all to the extent the rights infringed are exclusively licensed to RedHill and in such case as RedHill shall deem appropriate in its sole discretion. However, RedHill undertakes to inform Egalet promptly if RedHill decides not to take infringement or misappropriation action in order for Egalet to assume responsibility of infringement or misappropriation action to be taken as per Egalet’s discretion. Egalet shall have the right, but no obligation to take any infringement or misappropriation action to the extent the rights infringed are not exclusively licensed to RedHill.

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10.2.3           In the event at Eagalet does, at its discretion, undertake any infringement or misappropriation action, Egalet will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for Egalet to sufficiently consider RedHill’s comments prior to a deadline, or Egalet must act to preserve the action, Egalet will be free to act without consideration of RedHill’s comments, if any. Egalet undertakes to inform RedHill promptly if Egalet decides not to take any infringement or misappropriation action in order for RedHill to take such action as per RedHill’s discretion. RedHill shall have the right but no obligation to take any action to remove any infringement and/or misappropriation, to the extent the rights infringed are not exclusively licensed to RedHill.

10.2.4           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

10.2.5           Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 10.2.2 and 10.2.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by RedHill in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales or Sublicensee Sales Royalties and payments will be due in respect of same pursuant to this Agreement.

10.3	PATENT INFRINGEMENT

10.3.1           License. In the event that the manufacturing, use or commercialization of the Products or any other action authorized under the License or any part thereof, is such that RedHill determines, after prior consultation with Egalet, that it is commercially reasonable to seek a license to the intellectual property rights of any third party (as reasonably determined by RedHill), RedHill shall be entitled to enter into negotiations with such third party in order to reach an agreement according to which RedHill shall obtain a license or other applicable right or a waiver from such party with respect to such intellectual property rights. In such event RedHill shall be entitled to deduct such payments made from Net Sales and/or Sublicensee Sales Royalties.

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10.3.2           Claim - Rights and Procedures. In the event that either Egalet or RedHill, or both of them, are sued by a third party alleging that the commercialization of a Product infringes upon any intellectual property rights of such third party, the Party being so sued shall immediately give the other Party notice of same. In so far the infringement alleged relates to rights licensed to RedHill hereunder on an exclusive basis, RedHill shall have the sole, exclusive and first right, but not the obligation, to defend against such action and to control the defense of such action, on behalf of both Parties, within 60 business days from the date the relevant suit becomes known to RedHill. In so far as the infringement alleged relates to rights licensed to RedHill hereunder on a non-exclusive basis, Egalet shall have the sole, exclusive and first right, but not the obligation, to defend against such action and to control the defense of such action, on behalf of both Parties, within 60 business days from the date the relevant suit becomes known to Egalet. Any expenses or costs incurred by RedHill in connection with such action(s) RedHill shall be entitled to deduct such payments made from Net Sales and/or Sublicensee Sales Royalties, and any costs or amounts awarded to the counterparties in such action(s) shall be fully borne by RedHill and shall be offset from Royalties and Sublicense Royalty Fees or any other amounts of whatsoever nature due to Egalet. Any recovery in such action shall be retained by RedHill in full after reimbursing Egalet for any of its reasonable costs and expenses related to such suit (provided that such claim is not the result of a breach of warranty or representation by Egalet).

10.3.3           In the event that RedHill does not exercise its right to so defend, then Egalet shall be entitled to defend against such claim at its own cost and expense, including any costs or amounts awarded to the counterparties in such action(s), and any recovery in such action shall be retained by Egalet in full. In the event that Egalet does not exercise its right to defend in so far as the infringement alleged relates to rights licensed to RedHill hereunder on a non-exclusive basis, then RedHill shall be entitled to defend against such claim at its own cost and expense, including any costs or amounts awarded to the counterparties in such action(s), and any recovery in such action shall be retained by RedHill in full.

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10.3.4           Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim related to rights licensed on an exclusive basis to RedHill under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit the other Party.

11.	CONFIDENTIALITY

11.1	Disclosure and Use Restriction. The Parties agree that, during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

11.2	Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

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(a)          was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(b)          was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(c)          became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(d)          was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(e)          was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of Egalet; provided that RedHill shall be entitled to disclose such information under the same confidentiality undertakings as listed in section 11.2 to third parties that are relevant for the commercialization of the Product and to use any Licensed Know-How in the exercise of its rights under this Agreement.

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11.3        Authorized Disclosure. Notwithstanding the provisions of Section 11.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)           made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)         otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible;

(iii)         made by such Party to the Regulatory Authorities as necessary for the development or commercialization of a medicinal product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations;

(iv)         made by such Party, in connection with the performance of this Agreement, to Sublicensees, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

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(v)          made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

12.         PRESS RELEASES

Press Releases. Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed so long as they do not describe the specific provisions hereof.

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13.          INDEMNIFICATION AND INSURANCE

13.1        Indemnification of Egalet. RedHill will indemnify Egalet and its directors, officers, employees and agents (“Egalet Parties”) and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising from or occurring as a result of any and all liability suits, investigations, claims or demands by a third party (collectively, “Losses”) arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of RedHill in performing any activity contemplated by this Agreement, (b) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement and/or (c) losses stemming from Product liability related losses or claims; except to the extent a Loss arises from the (i) negligence or willful misconduct on the part of an Egalet Party; or (ii) breach by Egalet of any representations, warranties or covenants set forth in this Agreement.

13.2        Indemnification of RedHill. Egalet will indemnify RedHill, its Affiliates, and their respective directors, officers, employees and agents (“RedHill Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of Egalet; or (b) breach by Egalet of any representations, warranties, or covenants set forth in this Agreement, except to the extent a Loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a RedHill Party; or (ii) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement. Egalet shall further be responsible for and shall indemnify and hold RedHill harmless in respect of:

13.2.1  All royalties and other payments existing under an agreement signed by Egalet or any obligation undertaken by Egalet, required to be paid to third parties in respect of the commercialization of the Products.

13.2.2 All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of Egalet’s existing or former employees, consultants or shareholders, or any person named in Egalet’s patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

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13.3        In the event that additional license(s) to intellectual property (irrespective of whether such is the intellectual property covered herein or any other intellectual property) are necessary to enable RedHill, its Affiliates or Sublicensees to exercise the License, and the receipt of or license to use such additional intellectual property requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party’s intellectual property, then RedHill shall effect a reduction in the Royalties and Sublicense Sales Royalties payable to Egalet hereunder by the amount of such third party payments (without derogating from any other deductions permitted herein, including without limitation, on account of a Combination Product reduction).

13.4        Conditions to Indemnity. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent prejudiced by such failure and that provided that the indemnified Party is not obligated to notifying the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

25

13.5        Insurance. RedHill will have and maintain such types and amounts of liability insurance, including clinical trial and product liability insurance, as is normal and customary in the industry generally for parties similarly situated. RedHill undertakes to send a copy of such insurance at the request of Egalet.

14.         TERM AND TERMINATION

14.1        Term. Unless earlier terminated in accordance with the provisions of this Article 14, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

14.2        Termination.

14.2.1           Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 14.3 if such material breach is not cured. If such material breach is not cured within 90 days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

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Notwithstanding anything to the contrary herein, in the event of Egalet’s material breach of this Agreement, and without derogating from any of RedHill’s other rights at law, RedHill shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents for the exploitation of the License, with the right to set-off, from any sums due to the Egalet hereunder, amounts equivalent to any damage caused to RedHill as a result of Egalet’s breach hereunder.

Notwithstanding, it is clarified that Egalet shall not be entitled to terminate this Agreement for any reason whatsoever once the Royalty Term has expired, provided that this shall not derogate from any right of termination available to Egalet if RedHill has not complied with any and all of its obligations hereunder as per elapse of the Royalty Term.

14.2.2           Voluntary Termination. RedHill shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to Egalet, without the need to pay Egalet any compensation in respect of such termination, in which case RedHill will immediately cease any and all development and other activities regarding the Product. Outside the scope of Sections 14.2.1 and 15.11 Egalet shall have no right to terminate this Agreement.

14.3        Consequences of Termination.

14.3.1           License. Upon early termination of this Agreement in its entirety pursuant to Section 14.2, the License granted by Egalet to RedHill hereunder will terminate; provided that RedHill shall have a period of 180 days after the date of termination to dispose, for consideration or otherwise as RedHill deems fit, of all previously made or partially made Product, subject to Royalties and Sublicense Royalty Fees on such sales being duly paid to Egalet.

14.3.2           Continuation following Egalet’s Bankruptcy. The Parties agree that in the event that Egalet becomes insolvent or makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated. Egalet does not warrant that the rights granted to RedHill under this Section 14.3.2 will be enforceable under the laws of the jurisdiction under which Egalet operates.

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14.3.3           Return of Information and Materials. Upon early termination of this Agreement in its entirety pursuant to Section 14.2, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), RedHill will return to Egalet or its designee all Licensed Know How and any other tangible materials received by RedHill under this Agreement and RedHill will further waive and actively deregister or assign as requested by Egalet, all Patent right registrations made under Section 2.4 above.

14.3.4           Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.3.5           Survival. Sections [6.8, 7, 9, 11, 12, 13.1-13.4, 14.3 and 15.3] of this Agreement will survive expiration or termination of this Agreement for any reason.

14.3.6           License Survival. Once the Royalty Term shall expire, RedHill shall, provided that the Agreement has not been terminated by Egalet under Section 14.2.1 or by RedHill under Section 14.2.2, be entitled to continue to manufacture and/or sell the Product throughout the world without having to pay Royalties or Sublicense Royalty Fees or any other amounts of whatsoever nature to Egalet in respect of such activities subsequent to such date. This Section 14.3.6 shall survive termination or expiration of this Agreement.

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15.          MISCELLANEOUS

15.1       Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates. Any purported assignment or transfer in violation of this Section 15.1 will be void ab initio and of no force or effect. This provision shall not prevent Egalet from assigning or prohibit the transfer of the rights to future Royalties and Sublicense Royalty Fees to a third party, provided however that such third party in no event shall enjoy any better rights vis-à-vis RedHill than Egalet.

15.2      Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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15.3      Governing Law. This Agreement will be governed by and construed in accordance with the laws of England, without reference to any rules of conflicts of laws.

15.4       Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Egalet, to:

Egalet a/s

Lejrvej 37-41

DK-3500Værløse,

Denmark

Phone: +45 4447 8080

Telefax: +45 4447 8081

If to RedHill, to:

RedHill Biopharma Ltd.

42 Givati St.

Ramat Gan 52232

Israel

Fax: +972 (3) 725 5723

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile. It is understood and agreed that this Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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15.5      Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.6       Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

15.7       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

15.8       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.9       No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

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15.10       Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

15.11      Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Egalet a/s		RedHill Biopharma Ltd.
Signature:	/s/ M. Fiorini	Signature:	/s/ Dror Ben-Asher
Name:	M. Fiorini	Name:	Dror Ben-Asher
Title:	Chairman	Title:	CEO

Egalet a/s		RedHill Biopharma Ltd.
Signature:	/s/ P. Nordwood	Signature:	/s/ Ori Shilo
Name:	P. Nordwood	Name:	Ori Shilo
Title:	CEO	Title:	CFO

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ANNEX A

PATENT TABLES

Patent license granted on an exclusive basis: Tables IP-P06 and IP-P08.

Patent license granted on a non-exclusive basis: Tables IP-P03, IP-P05 and IP-P09.

IP-P03 - Coat (coating with cellulose)

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Controlled release composition	-	PCT/DK95/00080 /	23-02-95
WO/1995/022962

Japan application	Controlled release composition	JP 4194114	HEI7(1995)-522075 /
JP9509184
Japan application	Controlled release composition	-	2005-282068 / 2006-	Withdrawn
052228
US patent*	Controlled release composition	US 6,787,156	08/693,254
US application	Controlled release composition	-	10/827,521 /	Abandon
US2005019405
US application	Controlled release composition	-	12/213,087 /	Withdrawn
US2008254124
-
EP Patent**	Controlled release composition	EP 0746310	95909667.8
Switzerland		EP 0746310	From EP
France		EP 0746310	From EP
Great Britain		EP 0746310	From EP
Italy		EP 0746310	From EP
Germany	Zusammensetzung mit gesteuerter	DE69506086	From EP
freizetzung
Denmark	Præparat med styret afgivelse	DK 0746310	From EP

Proprietor: BM Research

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Status:

- EP patent issued in Switzerland, France, Great Britain, Italy, Germany & Denmark and expires 23 February 2015

- US patent issued and expires 7 September 2021

- JP patent issued and expires 23 February 2015

35

IP-P05 - Polymer release system

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Polymer release system	-	PCT/DK02/00620 /	23-09-02
WO 2003/024429

US application	Polymer release system	-	10/490,308 /	Abandon
US2004/0234602
US continuation			12/073,692 /	07-03-08
US2008254122

EP application	Polymer release system		EP 1429739/
02779224.1

Proprietor: Egalet a/s

36

IP-P06 - Controlled release solid dispersions

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Controlled release solid dispersion	-	PCT/DK02/00621	23-09-02
WO 2003/024426

US application	Controlled release solid dispersion	-	10/490,170 /	Abandon
US2005/0019399

US continuation	Controlled release solid dispersion		12/073,691 /	07-03-08
US2008/0234352
EP application	Controlled release solid dispersion	EP 1429734	02776907.4
AT		AT E 381 924	From EP
BE		EP 1429734	From EP
CH		EP 1429734	From EP
DE		DE 602 24 293	From EP
DK		EP 1429734	From EP
ES		EP 1429734	From EP
FR		EP 1429734	From EP
GB		EP 1429734	From EP
IE		EP 1429734	From EP
IT		EP 1429734	From EP
EP Divisional	Controlled release solid dispersion		EP 1929998/	20-12-07
07024778.8

Proprietor: Egalet a/s

Status:

- EP patent granted 26 December 2007 and expires 23. September 2022

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IP-P08 - Controlled release Carvedilol compositions

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Controlled release carvedilol	-	PCT/DK03/00765/	07-11-03
	compositions		WO 2004/041252

US application	Controlled release solid dispersion	-	10/703,084 /	Abandon
US2004/0151772
US continuation	Controlled release solid dispersion		12/076,105 /	13-03-08
US2008268057

EP application	Controlled release solid dispersion	-	EP 1562552/	Withdrawn
03810382.6

Proprietor: Egalet a/s

38

IP-P09 - Polymer blend

Application / Patent type	Title	Patent No.	Application No. / Publication No.	Filing date
PCT application	Matrix composition for controlled release	-	PCT/DK04/000217	26-03-04
WO 2004/084869

US application	Matrix composition for controlled release		10/550,685 /
US2007/0042044
Canada application	Matrix composition for controlled release		2,520,312

Japan application	Matrix composition for controlled release		2006-504340 /
2006521301

India application	Matrix composition for controlled release	IN 233507	4439/DELNP/2005

EP application	Matrix composition for controlled release	EP 1610768	04723523.9

AT		AT E 399 538	From EP
BE		EP 1610768	From EP
CH		EP 1610768	From EP
DE		EP 1610768	From EP
DK		EP 1610768	From EP
ES		EP 1610768	From EP
FR		EP 1610768	From EP
GB		EP 1610768	From EP
IE		EP 1610768	From EP
IT		EP 1610768	From EP
NL		EP 1610768	From EP
EP Divisional	Matrix composition for controlled release		EP 1974726/ 08158752,9
1120403
HK application

Proprietor: Egalet a/s

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- EP patent granted and expires 26. Marts 2024

- IN Patent granted and expires 26. Marts 2024

40

ANNEX B

[****]

41

ANNEX C

Third Party Patents

EP 1272179 (WO 01/74357)

US  5,902,821

42

Exhibit 4.2

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2010 (the “Effective Date”), by and between SCOLR Pharma Inc., a Delaware corporation (“SCOLR”), and RedHill Biopharma Ltd., an Israeli company (“RedHill”). SCOLR and RedHill each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, SCOLR is the sole and exclusive owner of certain patents and other intellectual property relating to a certain Product (as such term is defined herein);

WHEREAS, SCOLR wishes to license to RedHill all SCOLR's rights in and to the Product, including all patent rights and other intellectual property relating thereto, and RedHill wishes to receive such license from SCOLR, so that RedHill may develop and commercialize Products for all indications and for all uses, all on the terms set forth below; and,

WHEREAS, the license to be granted shall be granted on an exclusive and worldwide basis all as more fully set out below.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           DEFINITIONS

1.1          “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

1.2          “Combination Product” shall mean a product which comprises (a) a Product and (b) at least one other active ingredient or medical device, which, if administered or used independently of the Product, would have a clinical, diagnostic or therapeutic effect.

1.3          “Field of Use” means all indications, and includes therapeutic, diagnostic and other human and/or animal uses.

1.4          “First Commercial Sale” shall mean the first commercial sale of a Product, in exchange for cash or some equivalent to which value can be assigned, after regulatory approval has been granted by a Regulatory Authority, other than the use of the Product for testing purposes and/or a sale for experimental, promotional, compassionate named patient or test market purposes. For the avoidance of any doubt, First Commercial Sale can only occur once worldwide, regardless of the jurisdiction in which it took place.

1.5           “Licensed Know-How” means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by SCOLR, including, without limitation, the Licensed Know- How listed in Annex B of this Agreement.

1.6          “Net Sales” means the amounts (cash or equivalent to which value can be assigned) actually received by RedHill or its Affiliates in respect of the sale of a Product by RedHill or its Affiliates, less, and following recovery of, the following items (collectively, the "Recognized Deductions") as considered under International Accounting Standards (IFRS):

(i)	allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management;

2

(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);

(iii)	freight, transport, packing and insurance charges;

(iv)	taxes, including value added tax, tariffs or import/export or customs, duties;

(v)	rebates, charge backs and discounts paid or credited;

(vi)	bad debts;

(vii)	reasonable quantities of samples; and

(viii)	royalties paid to third parties in respect of the use of such third party’s intellectual property rights necessary for the exercise of the License.

RedHill shall provide SCOLR an accounting of all such deductions with each report delivered under Section 5.

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or one of its Affiliates to another Affiliate of RedHill or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by RedHill or such Affiliate in respect of the Product or “Combination Product” (subject to the adjustments set forth below) as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

For Net Sales of a Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/A+B, where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately in that country and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately in that country. If neither the Product nor the other product or device included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the Parties shall, considering the costs incurred by RedHill bringing about the Combination Product, in good faith negotiate the value of the other product or device included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product, it being agreed that absent such mutual agreement as to the proportion of such Combination Product to be attributed to the Product, the Parties shall mutually appoint an independent expert to determine such proportion.

3

1.7          “Patents” shall mean the patents listed in Annex A to this Agreement, as well as such other Product-related (a) U.S. patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which SCOLR is as of the date of this Agreement or during the term of this Agreement becomes owner or controller.

1.8           “Product” shall mean all extended release (including, but not limited to, 24 hour extended release) and all other Ondansetron tablet formulations, that infringe one or more claims of the Patents and Licensed Know How, including SCOLR’s CDT® delivery technology.

1.9          “Regulatory Approval” means approval by the US FDA of an NDA (New Drug Application), or the equivalent application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any).

1.10          “Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and commercialization of a Product.

1.11          “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Products to be assigned, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

4

1.12          “Royalty Term” shall mean the period commencing on the date of this Agreement and ending on the earlier of (i) expiration of the last to expire of the Patents ~~as~~ listed in Annex A, (ii) and 10 years starting on the earlier of the date of the First Commercial Sale by RedHill or a third party partner, and (iii) RedHill's payment of the maximum cap amount of US $30 million.

1.13          “Sublicense” means a sublicense from RedHill to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses. All Sublicenses shall include provisions for the benefit of SCOLR corresponding to those contained herein, mutatis mutandis. A breach of the terms of a Sublicense, to the extent that same would constitute a breach of the terms hereof by Redhill, shall be considered a breach of RedHill’s obligations under this Agreement. RedHill shall, upon request, provide SCOLR with redacted copies of each Sublicense granted under this Agreement, subject to SCOLR undertaking to maintain same in confidence in accordance with the terms hereof.

1.14          “Sublicense Sales Royalties” means sales royalties actually received by RedHill from third party distributors and/or Sublicensees in respect to the sublicense of the Patents and of sales of the Product effected by such distributors and/or Sublicensees (and/or any further Sublicensees thereof), excluding, for example but without limitation, payments on account of (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in RedHill or any Affiliate thereof at market value; and (iii) patent prosecution costs incurred or which shall be incurred by RedHill.

2.           LICENSE GRANT

2.1          Scope of License. SCOLR hereby grants to RedHill an exclusive (including as to SCOLR itself), worldwide, perpetual (subject to the rights of termination set forth herein) license under the Patents and the Licensed Know-How for the sole purpose of developing, manufacturing, commercializing, making, using, selling, offering for sale and importing Products, in the Field of Use (the “License”). RedHill may not exercise any rights granted under Sections 2.1, 2.2, or 2.3 until it has delivered the payment to SCOLR required under Section 6.1 of this Agreement. Nothing in this Agreement shall limit SCOLR's right to make use of the Licensed Know-How for purposes other than the Product or products competing with the Product in the Field of Use.

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2.2          Sublicenses. The License granted to RedHill is Sublicensable (and further Sublicensable) in whole or in part, to third parties (including RedHill’s Affiliates) in arms length transactions. For the avoidance of doubt, RedHill shall be entitled to conduct or to perform any activity in respect of the Products by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder.

2.3          Registration. SCOLR agrees that RedHill shall have the right, on its own account and at its own expense, to register as the exclusive licensee of the rights in and to the Patents and the Licensed Know How as needed to develop, manufacture, commercialize, make, use, sell, offer for sale and import Products, in the Field of Use and SCOLR shall, execute all documentation reasonably requested by RedHill and otherwise cooperate with RedHill in order to ensure such registration.

2.4          Limitations on Other Licenses. During the term of this Agreement, SCOLR shall not, without RedHill’s prior written consent, grant any rights or licenses to any Patents or Licensed Know-How, or transfer any data or know-how to any third party that conflict with the rights granted to RedHill under this Agreement

2.5          Marking. RedHill will mark, and require all sublicensees to mark, all Products sold or otherwise disposed of under the license granted in Section 2.1 with the word “Patent” or “Patents” and the number or numbers of the Patents applicable thereto.

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3.           DATA AND PRODUCT TRANSFER

3.1          Know-How. Within thirty (30) days following the Effective Date, SCOLR will (i) transfer to RedHill the Licensed Know-How and all information relating thereto and to the Patents, and copies of external service and other contracts and documentation and correspondence relating to the manufacture of Product, all to the extent necessary for RedHill to exploit the License as envisaged by this Agreement, and (ii) make available to RedHill Ex Works (Incoterms 2000), any unexpired quantities of Product and unexpired quantities of raw materials for the Product it has on hand, all at no charge whatsoever to RedHill. Should RedHill fail to effect payment of the upfront payment detailed in Section 6.1 below within ninety (90) days following the Effective Date for any reason, SCOLR shall be entitled to terminate the License and demand the prompt return of all aforesaid information, documentation and Products. The information and data detailed in this Section 3 shall be provided in hard and soft copies whichever is available. In the event SCOLR has a specific difficulty in providing both hard and soft copies, it shall discuss with RedHill possible resolutions of such difficulty. Following the Effective Date, SCOLR will provide RedHill with reasonable assistance in replying to inquiries by RedHill in respect of the information and data provided and exercise of the License.

3.2          Assistance. Following payment of the up-front payment, SCOLR undertakes to assist RedHill or Sublicensees in a technical transfer of Know- How to a contract manufacturing organization chosen by RedHill. In consideration for technical transfer activities that require travel, SCOLR will be compensated according to a rate and travel expenses budget to be pre-approved (in writing) by RedHill..

4.           DILIGENCE

4.1          Obligations. RedHill will make a good faith, continuous and diligent effort to allocate appropriate financial resources (currently estimated by SCOLR at US $1.3 million) to prepare, initiate and complete the clinical development of the Product and file an application for regulatory marketing approval in accordance with industry standards (the “Diligence Obligation”). For the avoidance of any doubt, development failures, negative regulatory decisions, and/or other reasons that are beyond RedHill’s control, do not constitute a breach of the Diligence Obligation. SCOLR’s sole and exclusive remedy for a breach of the Diligence Obligation by RedHill shall be termination of and return of all rights granted to RedHill under this Agreement, termination of SCOLR’s obligations under Section 2.4, return of all Licensed Know-How and SCOLR Confidential Information, and payment of any unpaid Milestone and Royalty payments actually owing prior to termination. Specifically, RedHill will use its reasonable commercial efforts to secure the appropriate financial resources to prepare, initiate and complete the clinical trials necessary to file an NDA in respect of the Product with the United States FDA. For purposes of this Agreement, ‘reasonable commercial efforts’ will not be deemed to require a party to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual fees or other payments.

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4.2          No Warranty. For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by RedHill that any development or any commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and RedHill makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development. Furthermore, RedHill makes no representation to the effect that the commercialization of the Products, or any part thereof, will succeed, or that it shall be able to sell the Products in any quantity.

5.           REPORTS

5.1          Until the end of the Royalty Term, RedHill agrees as follows:

5.1.1       Development Reports. To keep SCOLR informed with respect to activities and progress regarding the development, commercialization, sublicensing, and government approvals of Product(s), RedHill will provide annual reports within 30 days of the close of each twelve-month period.

5.1.2       First Commercial Sale Report. To report to SCOLR the date of the First Commercial Sale, together with the name of the country in which such First Commercial Sale occurred.

5.1.3       Royalty Reports. With respect to each Royalty payment pursuant to Section 6.3 below, following the First Commercial Sale to deliver to SCOLR reports including the following with respect to the period covered by the Royalty payment on a calendar quarterly basis within 30 days following the end of each March, June September and December.

5.1.3.1          The amount of Net Sales and Sublicense Sales Royalties received from Products, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Sales Royalties, and the total Royalties due based on Net Sales and Sublicense Sales Royalties.

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5.1.3.2          Name and address of all Sublicensees.

5.2          Without prejudice to SCOLR's compliance with financial reporting requirements applicable under law for SCOLR, any and all information, data or reports supplied by RedHill pursuant to the provisions of this Section 5 shall be treated as RedHill's Confidential Information.

5.3          If this Agreement is terminated for any reason during the Royalty Term, RedHill shall deliver a final report and associated Royalty payment to SCOLR within sixty (60) days after such termination. Except as provided above, following termination, RedHill shall have no further reporting obligations under this Section 5.

6.           FINANCIAL PROVISIONS

6.1          Up-Front Payment. Within thirty (30) days after the Effective Date and against receipt of an appropriate invoice from SCOLR, RedHill will pay SCOLR a non-refundable up-front license fee of US$100,000. In the event such payment may require approval of any governmental authority, RedHill undertakes to file for approval promptly following closing of this Agreement and undertakes to effectuate prompt payment of the up-front payment following receipt of the necessary approval. Should RedHill fail to effect payment of the upfront payment within the 30-day period (or if payment is delayed due to a delay in receiving necessary governmental approval, within 180-days after the Effective Date), SCOLR shall be entitled to terminate the License and demand the prompt return of all information, documentation and Product provided pursuant to Section 3.1 above. Any upfront payment not made within 30-days after due date shall accrue interest at the rate of two percent (2%) per month from the date due until paid in full, subject to Section 6.8 below (deduction of withholding tax, if applicable).

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6.2          Milestone Payments. RedHill will pay to SCOLR the following non-refundable one-time milestone payments (such payments are due only once for the Product and are not payable per indication or per jurisdiction). Within sixty (60) days after first achievement of each of the applicable milestones for the first Product to achieve such milestone (and not, for the avoidance of doubt, in respect of each Product or indication of a Product to do so), as follows:

Milestone	Payment

Final Marketing Approval by the US FDA	$250,000
First Commercial Sale	$250,000

RedHill acknowledges and agrees that SCOLR makes no representations or warranties that the Products will receive approval from the US-FDA or that a market exists for the Products such that RedHill may recoup amounts paid to SCOLR under Sections 6.1 or 6.2. In the event that (i) Final Marketing Approval by the US FDA is not achieved within thirty six (36) months following transfer know-how under Section 3.1 or (ii) the First Commercial Sale is not made with forty-eight (48) months following transfer know-how under Section 3.1, SCOLR’s shall be entitled to terminate this Agreement and the license granted to RedHill hereunder; provided, however, that SCOLR shall first provide RedHill with forty five (45) days notice of its intent to so terminate the Agreement and license and RedHill shall be entitled at any time prior to the end of such notice period to pay the relevant milestone payment and upon such payment SCOLR's right to terminate under this Section 6.2 shall expire and not be exercisable. The right to terminate shall be SCOLR's sole and exclusive right in connection with the failure to achieve the milestones.

6.3          Royalty Payments. Until the expiry of the Royalty Term, RedHill will pay SCOLR a royalty of 8% of Net Sales and 8% of Sublicense Sales Royalties actually received by RedHill after recovery by RedHill of reasonable marketing and distribution expenses (including but not limited to direct R&D expenses prior to launch) (“Royalties”).

6.4          Due Dates for Payment. All payments due pursuant to the provisions of Section 6.3 above shall be due and payable to SCOLR on a calendar quarterly basis within 60 days following the end of the applicable quarter, all against the receipt of an appropriate invoice from SCOLR for same. In the event such payment may require approval of any governmental authority, RedHill undertakes to file for approval promptly following closing of this Agreement and undertakes to effectuate prompt payment of the up-front payment following receipt of the necessary approval. Should RedHill fail to effect payment of the payment as aforesaid within ninety (90) days following the due date, SCOLR shall be entitled to terminate the License and demand the prompt return of all information, documentation and Product provided pursuant to Section 3.1 above.

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6.5          Payment Method. Any amounts due to SCOLR under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing in an appropriate invoice at least fifteen (15) days in advance by SCOLR. Any payment not delivered on time shall accrue interest from the date due until paid in full at the rate of the lower of 1.5% per month or the highest rate allowed under applicable laws.

6.6          Maximum Cap Amount. The total aggregated payments made by RedHill pursuant to this Agreement, including, without limitation, the upfront payment, milestone payments and Royalties, shall not exceed a maximum cap amount of US $30 million (the “Cap Amount”). If the Cap Amount is reached, no additional payment of any kind whatsoever shall be due.

6.7          Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, RedHill may notify SCOLR and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of SCOLR or its designee, and RedHill will have no further obligations under this Agreement with respect thereto.

6.8          Taxes. RedHill may deduct from amounts it is required to pay SCOLR pursuant to this Agreement an amount equal to that required by applicable law to be withheld by RedHill for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of RedHill) or similar governmental charge imposed by any jurisdiction based on such payments to SCOLR (“Withholding Taxes”) and such payment shall be deemed as payment to SCOLR in accordance with this Agreement. RedHill will provide SCOLR a certificate evidencing payment of any Withholding Taxes.

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6.9          Continuing Right. Following the expiration of the Royalty Term RedHill shall be entitled to continue to exploit the License worldwide with respect to the Product(s) without having to pay Royalties or make any other payment to SCOLR in respect of such activities.

7.           RECORDS RETENTION AND AUDIT

7.1          Record Retention. Until the expiry of the Royalty Term, RedHill will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

7.2          Audit. SCOLR will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to RedHill and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to RedHill’s records as may be reasonably necessary to verify RedHill’s compliance with the terms of this Agreement, including without limitation the accuracy of Net Salesand Sublicense Sales Royalties, as applicable, for any period ending not more than 24 months prior to the date of such request; provided, however, that SCOLR will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. The auditing firm will disclose to SCOLR only the results of its audit and not any other information. Any such audit shall be made during RedHill’s normal business hours and shall not unreasonably interfere with the business of RedHill and shall be completed within a reasonable time. SCOLR will bear all the costs of such audit. Without derogating from the forgoing, SCOLR's audit rights shall be conducted no later than two years following the final payment under this Agreement. The costs of the audit are the responsibility of SCOLR except in the event there is a substantial shortfall in the payment due. In the event that there is a shortfall of more than 10% in the payment due, and provided such 10% or more shortfall is verified by an additional (second) audit to be conducted by RedHill per section 7.3 below, the audit costs and all related travel costs up to a maximum cap of US $50,000 will be covered by RedHill within thirty (30) days of billing.

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7.3          Payment of Additional Amounts. If, based on the results of such audit, additional payments are owed by RedHill under this Agreement, RedHill shall, at its own cost, have an additional 120 days to conduct an additional (second) audit to verify SCOLR’s audit results, and, assuming the two audits reconcile, RedHill shall make such additional payments within 30 days after the date on which such second accounting firm’s written report is delivered to RedHill. If the results of the two audits do not reconcile, the Parties shall, unless otherwise agreed, appoint a third independent auditor, who – on basis of the audit results achieved by the first two auditors and such additional investigations and reviews, which the third auditor may find to be required – shall conduct a third and final audit the result of which shall be applied by the Parties. The Parties shall equally share the costs of for the third audit to be conducted, unless the third audit substantially confirms the results of the either parties’ individual audit in which case the cost of such audit shall be paid by the other party hereto up to a maximum cap of US $50,000.

7.4          Confidentiality. SCOLR will treat all information subject to review under this Section 7 in accordance with the confidentiality provisions of Section 11 below.

8.           REPRESENTATIONS AND WARRANTIES

8.1          By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

8.1.1          Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

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8.1.2          Consents, Approvals, etc. Such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

8.1.3          Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

8.2          By SCOLR. SCOLR hereby further represents, warrants, and covenants to RedHill as of the Effective Date as follows:

8.2.1          IP Ownership. SCOLR has the sole legal and/or beneficial title to and ownership of the Patents (and represents and warrants that the Licensed Know-How has not been misappropriated and is, to SCOLR’s knowledge, non-infringing) as is necessary to fulfill its obligations under this Agreement and to grant the License to RedHill pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation). Furthermore, SCOLR undertakes that to the extent that RedHill, its Affiliates, or any Sublicensee requires a license under any additional patents or related rights controlled by SCOLR in order to develop, use, sell, offer for sale or import Products, SCOLR shall grant such a license to RedHill, its Affiliates, and any Sublicensee on a non-exclusive royalty-free basis solely for the purpose of developing, using, selling, offering for sale or importing Products.

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8.2.2          No Conflicting Grants. SCOLR has not and during the term of this Agreement, and, provided that this Agreement expires due to the expiration of the Royalty Term, thereafter, shall not grant any rights to the Patents or the Licensed Know-How that conflict with the rights granted to RedHill hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) under the Patents, or to develop, use, sell, offer for sale or import Products under the Licensed Know-How.

8.2.3          Third Party Actions. The exercise by RedHill of the License granted under the Patents and the Licensed Know-How to make, have made, use, sell, commercialize, offer for sale, and import the Products will not by itself infringe upon the patent or other intellectual property rights of any third party, and no actions, suits, claims, disputes, or proceedings concerning the Patents or the Licensed Know-How currently pending or have been threatened, that could have an adverse effect on the Product or could impair SCOLR’s ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of SCOLR) contesting the ownership or validity of the Patents, the Licensed Know-How or the Product or any part thereof.

8.2.4          Additional Licenses. To the best of SCOLR’s knowledge, no additional licenses to any patents (including patents owned or controlled by third parties) or know-how are required to develop, manufacture, use or sell the Product.

8.2.5          Limitation.           SCOLR has no liability in respect of the manufacture of the Product.

8.2.6          Disclaimer of Warranties. The warranties given by SCOLR in THIS Section 8.2 are exclusive and in lieu of all other warranties. Except for such express warranties, SCOLR makes no other warranties of any kind and hereby disclaims all other warranties, express or implied, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USE OF TRADE.

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9.            LIMITATION OF LIABILITY.

Except in the case of a willful or fraudulent misrepresentation under Section 8, and except in the case of indemnification for payments to third parties under Section 13, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

10.          PATENTS

10.1        Patent Prosecution ~~and~~ And Maintenance

10.1.1          Prosecution by RedHill. RedHill undertakes and shall have the sole, exclusive and first right to prosecute and maintain the Patents listed in Part I of Exhibit A using counsel of its choice, in the jurisdictions and to the extent that RedHill shall deem appropriate at its sole discretion. All such filings shall be for the benefit of SCOLR and shall identify SCOLR as the owner of the inventions described in the applications. RedHill will provide SCOLR with copies of all relevant documentation so that SCOLR will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if SCOLR has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider SCOLR’s comments prior to a deadline with the relevant government patent office, or RedHill must act to preserve the Patents, RedHill will be free to act without consideration of SCOLR’s comments, if any.

10.1.2          SCOLR undertakes to prosecute and maintain the Patents listed in Part II of Exhibit A using counsel of its choice in the jurisdictions and to the extent decided after conferring with RedHill. SCOLR will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for SCOLR to sufficiently consider RedHill’s comments prior to a deadline with the relevant government patent office, or SCOLR must act to preserve the Patents, SCOLR will be free to act without consideration of RedHill’s comments, if any. SCOLR undertakes to inform RedHill promptly if SCOLR decides not to prosecute and maintain a Patent in order for RedHill to take such action as per RedHill’s discretion. RedHill shall have the right but not the obligation to prosecute and maintain the Patents listed in Part II of Exhibit A.

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10.1.3          RedHill’s Requests. SCOLR shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by RedHill to protect the Products contemplated to be sold under this Agreement. Moreover, SCOLR will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable RedHill to file, prosecute, and maintain the Patents in any country; and (b) promptly informing RedHill of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

10.1.4          Patent Prosecution Costs. RedHill will bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 10.1.1 and SCOLR shall bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 10.1.2, provided, however that RedHill shall pay all costs and expenses incurred in making amendments or changes required by RedHill under Section 10.1.3 provided such amendments or changes have been expressly and specifically requested from SCOLR in advance and in writing by RedHill and provided all such costs and expenses have been pre-approved in writing by RedHill.

10.1.5          Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

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10.2        Patent Enforcement.

10.2.1          Infringement Notice. If SCOLR or RedHill determines that any Patent is being infringed by a third party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if SCOLR or RedHill determines that any Licensed Know- How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing

10.2.2          Subject to the limitation in Section 10.3.3, RedHill will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation, all as RedHill shall deem appropriate in its sole discretion. RedHill shall provide SCOLR with information regarding any such litigation in the same manner as required by SCOLR under Section 10.2.3 and shall, subject to recovery under Section 10.2.5, be solely responsible for all costs and expenses of such litigation. In addition, RedHill shall indemnify, defend and hold SCOLR harmless from all loss, claim or damage, including reasonable attorney’s fees and costs, awarded against SCOLR in connection with such litigation. RedHill agrees to inform SCOLR promptly if RedHill decides not to take infringement or misappropriation action in order for SCOLR to assume responsibility of infringement or misappropriation action to be taken as per SCOLR’s discretion.

In the event SCOLR does, at its discretion, undertake any infringement or misappropriation action, SCOLR will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for SCOLR to sufficiently consider RedHill’s comments prior to a deadline, or SCOLR must act to preserve the action, SCOLR will be free to act without consideration of RedHill’s comments, if any.

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10.2.3          Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

10.2.4          Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 10.2.2 and 10.2.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by RedHill in excess of the reasonable costs and expenses in making such recovery will be treated as Net Sales (without deduction of Recognized Deductions) and payments will be due in respect of same pursuant to this Agreement.

10.3        Patent License

10.3.1          Claim - Rights and Procedures. In the event that either SCOLR or RedHill, or both of them, are sued by a third party alleging that the commercialization of a Product infringes upon any intellectual property rights of such third party, the Party being so sued shall immediately give the other Party notice of same and the Parties shall thereafter proceed as provided in Section 13.

10.3.2          Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim related to rights licensed to RedHill under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim and does not otherwise limit or impair the other Party’s rights.

11.          CONFIDENTIALITY

11.1         Disclosure and Use Restriction. The Parties agree that, during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

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11.2         Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)          was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(ii)          was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)          became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)          was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)          was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

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All Licensed Know-How shall be deemed to be Confidential Information of SCOLR; provided that RedHill shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement on the terms provided in Section 11.3 below, including, without limitation, clause (iv) thereof.

11.3         Authorized Disclosure. Notwithstanding the provisions of Section 11.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)          made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(ii)          otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as trade secret;

(iii)          made by such Party to the Regulatory Authorities as necessary for the development or commercialization of a medicinal product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 11.3(ii);

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(iv)          made by such Party, in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

(v)          made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement.

12.          PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other party.

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13.          INDEMNIFICATION

13.1         Indemnification of SCOLR. RedHill will defend and hold SCOLR and its directors, officers, employees and agents (“SCOLR Parties”) harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of RedHill in performing any activity contemplated by this Agreement, (b) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement and/or (c)Product liability; except to the extent a Loss arises from the (i) negligence or willful misconduct on the part of an SCOLR Party; or (ii) breach by SCOLR of any representations, warranties or covenants set forth in this Agreement. RedHill shall, in addition, indemnify SCOLR against any losses, damages or liabilities from such claims (including reasonable attorneys’ fees and expenses) by paying the amount of any judgment awarded against SCOLR in connection with such claims.

Indemnification of RedHill. SCOLR will defend and hold RedHill, its Affiliates, and their respective directors, officers, employees and agents (“RedHill Parties”), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of SCOLR; or (b) breach by SCOLR of any representations, warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a RedHill Party; (ii) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement. SCOLR shall, in addition, indemnify RedHill against any losses, damages or liabilities from such claims (including reasonable attorneys’ fees and expenses) by paying the amount of any judgment awarded against RedHill in connection with such claims.

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SCOLR shall further be responsible for and shall indemnify and hold RedHill harmless in respect of:

13.1.1          All royalties and other payments existing under an agreement signed by SCOLR or any obligation undertaken by SCOLR, required to be paid to third parties in respect of the commercialization of the Products.

13.1.2          All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of SCOLR’s existing or former employees, consultants or shareholders, or any person named in SCOLR’s patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

13.2	In the event that additional license(s) or rights or waivers with respect to intellectual property (irrespective of whether such is the intellectual property covered herein or any other intellectual property) are necessary to enable RedHill, its Affiliates or Sublicensees to exercise the License, and the receipt of same requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party’s intellectual property or a waiver with respect thereto, then RedHill shall effect a reduction in the Royalties payable to SCOLR hereunder by the amount of such third party payments (without derogating from any other deductions permitted herein, including without limitation, on account of a Combination Product reduction).

13.3         Limitations. The Parties acknowledge and agree that Sections 10.2, 10.3, 13.1, 13.2 and 13.3 state the Parties’- sole rights, remedies and obligations with respect to the claims described therein.

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13.4         Conditions to Indemnity. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity.

14.          TERM AND TERMINATION

14.1         Term. Unless earlier terminated in accordance with the provisions of this Article 14, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

14.2         Termination.

14.2.1          Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 14.3 if such material breach is not cured. If such material breach is not cured within 90 days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

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Notwithstanding anything to the contrary herein, in the event of SCOLR’s material breach of this Agreement, and without derogating from any of RedHill’s other rights at law, RedHill shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents for the exploitation of the License, with the right to set-off, from any sums due to the SCOLR hereunder, amounts equivalent to any damage caused to RedHill as a result of SCOLR’s breach hereunder.

Notwithstanding, it is clarified that SCOLR shall not be entitled to terminate this Agreement for any reason whatsoever once the Royalty Term has expired

14.2.2          Voluntary Termination. Following payment of the up-front payment under Section 6.1, RedHill shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to SCOLR, without the need to pay SCOLR any compensation in respect of such termination, in which case the license granted under this Agreement shall immediately terminate and, except as permitted in Section 14.3.1, RedHill will immediately cease any and all development and other activities regarding the Product. Outside the scope of Sections 14.2.1 and 15.11 SCOLR shall have no right to terminate this Agreement.

14.3         Consequences of Termination

14.3.1          License. Upon early termination of this Agreement, all rights granted to RedHill under Section 2.1 will terminate; provided that RedHill shall have a period of 180 days after the date of termination to sell-off all previously made Product, subject to Royalties and Sublicense Sale Royalties on such sales being duly paid to SCOLR; and provided further that, upon termination of this Agreement by SCOLR for RedHill’s breach, RedHill shall have no sell-off right whatsoever. Upon termination of this Agreement all sublicenses granted by RedHill shall terminate.

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14.3.2          Continuation following SCOLR’s Bankruptcy. The Parties agree that in the event that SCOLR becomes insolvent or makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated. SCOLR does not warrant that the rights granted to RedHill under this Section 14.3.2 will be enforceable under the laws of the jurisdiction under which SCOLR operates.

14.3.3          Return of Information and Materials. Upon early termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), RedHill will return to SCOLR or its designee all Licensed Know-How and any other tangible materials received by RedHill under this Agreement and RedHill will further waive and actively deregister or assign as requested by SCOLR, all Patent right registrations made under Sections 2.3 and 10.1.1 above.

14.3.4          Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.3.5          Survival. Sections 6.9, 7, 9, 11, 13.1-13.4, 14.3 and 15.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

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14.3.6          License Survival. Once the Royalty Term shall expire, RedHill shall, provided that the Agreement has not been terminated by SCOLR under Section 14.2.1 or by RedHill under Section 14.2.2, be entitled to continue to manufacture and/or sell the Product throughout the world without having to pay Royalties or any other amounts of whatsoever nature to SCOLR in respect of such activities subsequent to such date. This Section 14.3.6 shall survive termination or expiration of this Agreement.

15.          MISCELLANEOUS

15.1         Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates. Any purported assignment or transfer in violation of this Section 15.1 will be void ab initio and of no force or effect.

15.2         Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision

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15.3         Governing Law. This Agreement will be governed by and construed in accordance with English law, without reference to any rules of conflicts of laws and the courts of London, England shall have exclusive jurisdiction of disputes regarding this Agreement and the Parties hereby submit to the jurisdiction of such courts.

15.4         Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to SCOLR, to:

SCOLR Pharma Inc.

19204 North Creek Parkway

Suite 100

Bothell, WA 98011

USA

Fax: + (425) 368-1051

If to RedHill, to:

RedHill Biopharma Ltd.

42 Givati St.

Ramat Gan 52232

Israel

Fax: +972 (3) 725 5723

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile. It is understood and agreed that this Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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15.5         Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.6         Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

15.7         Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

15.8         Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.9         No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

15.10       Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

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15.11       Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SCOLR Pharma Inc.		RedHill Biopharma Ltd.

Signature:	/s/ Stephen J. Turner	Signature:	/s/ Dror Ben-Asher
Name: Stephen J. Turner		Name: Dror Ben-Asher
Title: President & CEO		Title: CEO

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ANNEX A

PATENTS

Part II:

US Patent 6,517,868

US Patent 6,936,275

US Patent 7,229,642

And any related foreign applications or patents*

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ANNEX B

LICENSED KNOW- HOW

List all related documentation and “know- how” for ondansetron formulation

FDA correspondence

Formulation data

Clinical data

Analytical data

Scientific write up and reviews

Manufacturing data

SCOLR undertakes to assist RedHill or its sublicensee in a technical transfer to a contract manufacturing organization.

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Exhibit 4.3

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

August 26, 2010

CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2010 (the “Effective Date”), by and between IntelGenx Corp., a Canadian corporation (“IntelGenx”), and RedHill Biopharma Ltd., an Israeli company (“RedHill”). IntelGenx and RedHill each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, IntelGenx is the sole and exclusive owner of certain patents and other intellectual property relating to a certain Product (as such term is defined herein);

WHEREAS, the Parties wish to jointly undertake the further development of the Product, all as more fully set forth herein;

WHEREAS, subject to the terms and conditions set forth in this Agreement, IntelGenx wishes to license to RedHill and RedHill wishes to license from IntelGenx IntelGenx’ proprietary technology for use in connection with the sale and use of the Product;

WHEREAS, IntelGenx and RedHill wish to set forth in the Agreement the terms upon which IntelGenx may, enter into an agreement with [****] and/or any of its affiliates or sublicensees, for the purpose of permitting [****] to develop, commercialize, distribute or otherwise exploit the Product, Patents and/or Licensed Know How; and

WHEREAS, the license to be granted shall be granted on a worldwide basis all as more fully set out below.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           DEFINITIONS

1.1           “Affiliate” of a Party means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of fifty percent or more of the voting securities of the other organization or entity or by contract relating to voting rights or corporate governance.

1.2            “Commercialization” shall mean the commercial distribution and/or commercial promotion of the Product for sale.

1.3           “Field of Use” means all indications, including, but not limited to, acute treatment of migraine attacks with or without aura, and all other therapeutic, diagnostic and other human and/or animal uses.

1.4           “Licensed Know-How” means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product-related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by IntelGenx, including, without limitation, the Licensed Know-How listed in Annex B of this Agreement.

1.5           “Marketing Approval” shall mean the obtaining of all necessary regulatory approvals (excluding the obtainment of pricing reimbursement approval) required from the applicable regulatory authority in the territory in order to commercially sell or market the Product for human consumption in such territory, and satisfaction of any related regulatory registration and notification requirements.

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1.6           “[****] Agreement” shall mean a binding definitive agreementthat becomes effective following the Effective Date between IntelGenx, RedHill and [****] and/or any of its Affiliates, for the purpose of permitting [****] and/or any of its Affiliates or sublicensees to exploit the Patents and the Licensed Know-How to develop, distribute or otherwise Commercialize the Product in the Field of Use. Notwithstanding the foregoing, in the event a binding term sheet or binding letter-of-intent in respect of a [****] Agreement (“Interim [****] Agreement”) is executed, the revenue sharing percentages under Section 8.4.3 shall be determined based on the date said Interim [****] Agreement becomes effective and the period during which a “[****] Agreement” may come into effect shall be extended to twelve (12) months following the Effective Date; provided that such agreement is consummated within such twelve (12) month period. For the avoidance of doubt, IntelGenx shall, at its sole discretion, have the right to assume a leadership role in any negotiations relating to any Interim [****] Agreement and shall have a casting vote in all decisions with respect thereto. RedHill shall, in all reasonable respects relating to any Interim [****] Agreement, cooperate with IntelGenx to the extent reasonably requested by IntelGenx and shall expeditiously execute any documents reasonably necessary to permit the Parties to enter into any agreement with [****] including but not limited to any Interim [****] Agreement.

1.7           “[****] Proceeds” shall mean all (i) amounts actually received by RedHill, IntelGenx and/or their respective Affiliates in respect of the sale of a Product by RedHill, IntelGenx and/or their respective Affiliates to [****] and/or any of its Affiliates or sublicensees, less, and following recovery of, Recognized Deductions and (ii) sales royalties, milestones, income and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by RedHill, IntelGenx and/or their respective Affiliates from [****] and/or any of its Affiliates or sublicensees in respect of the Product.

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or IntelGenx or one of their respective Affiliates to another Affiliate of RedHill or IntelGenx, as applicable, or to a sublicensee for resale is not a sale and in such cases, [****] Proceeds will be determined based on the amount received by RedHill or IntelGenx, as applicable, or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less Recognized Deductions.

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1.8            “Net Sales” means amounts actually received by RedHill or its Affiliates in respect of the sale of a Product by RedHill or its Affiliates, less, and following recovery of, the following items (collectively, the "Recognized Deductions") as considered under International Accounting Standards (IFRS):

(i)	allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management

(ii)	amounts incurred resulting from government mandated rebate programs (or any agency thereof);

(iii)	freight, transport, packing and insurance charges;

(iv)	taxes, including value added tax, tariffs or import/export or customs, duties;

(v)	rebates, charge backs and discounts paid or credited;

Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Product by RedHill or one of its Affiliates to another Affiliate of RedHill or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by RedHill or such Affiliate in respect of the Product as sold by the Affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

1.9            “Patents” shall mean the patents listed in Annex A to this Agreement, as well as Product-related (a) U.S. patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and (c) any foreign or international equivalent of any of the foregoing, of which IntelGenx is the owner, controller or licensee.

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1.10         “Product” shall mean Rizatriptan - selective 5-hydroxytriptamine1B/1D (5-HT1B/1D) receptor agonist formulation that is based on IntelGenx’ proprietary and patented VersaFilm oral drug delivery technology, in all doses and formulations whatsoever.

1.11         “Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and Commercialization of a Product.

1.12         “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records for Product to be assigned, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.13         “Sublicense” means a sublicense from RedHill to a third party under the License granted pursuant to this Agreement and the term “Sublicensee” shall be construed accordingly. Any Sublicense may include the right to grant further Sublicenses. However, in the event that IntelGenx and RedHill enter into a [****] Agreement, RedHill will not have rights to grant sublicenses and all sublicenses granted by RedHill shall terminate.

1.14         “Sublicense Sales Royalties” means sales royalties, milestones, income and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by RedHill from third party marketing Sublicensees (and/or any further Sublicensees thereof) in respect of the Product.

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2.           LICENSE GRANT

2.1           Scope of License. Subject to all the terms and conditions of this Agreement, IntelGenx hereby grants to RedHill, an exclusive (including as to IntelGenx except as set forth in this Agreement), worldwide, perpetual (subject to termination in accordance with the terms hereof) license under the Patents and the Licensed Know-How, with such exclusivity being limited to the right to and for the sole purpose of co-developing, selling, offering for sale and importing Product, in the Field of Use (the “License”).

2.2           Sublicenses. The License granted to RedHill under this Agreement is Sublicensable (and further Sublicensable) in whole or in part, to third parties in arms length transactions. For the avoidance of doubt, RedHill shall, subject to the license grant provided herein, be entitled to conduct or to perform any activity in respect of the Product by means of any third party sub-contractor, and such conduct shall not be considered to be a grant of a Sublicense hereunder. RedHill shall give IntelGenx written notice of any intended Sublicense, including the name of the Sublicensee and the material terms thereof. IntelGenx shall have 30 days (or such shorter period as is reasonably specified by RedHill to address the exigencies of an agreement or negotiation with a Sublicensee) to deliver a notice that it does not approve the proposed Sublicense. In the event IntelGenx notifies RedHill that it does not approve the proposed Licensee the matter shall be presented to the Steering Committee for resolution and the provisions of Section 5.7 shall be applicable. If IntelGenx does not deliver a notice of disapproval within such 30 day period, then RedHill shall have the right to execute the Sublicense with the Sublicensee. IntelGenx agrees that it cannot unreasonably withhold, delay or condition approval to any proposed Sublicense hereunder. Any sublicense by the Parties of the rights granted to such Party under this Agreement shall be consistent with the terms of this Agreement, shall contain provisions necessary to effectuate the terms of this Agreement and shall include an obligation for the Sublicensee to comply with obligations similar to those of this Agreement. However, in the event that IntelGenx and RedHill enter into a [****] Agreement, RedHill will not have the right to grant sublicenses and all sublicenses granted by RedHill shall terminate.

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2.3           Registration. IntelGenx agrees that RedHill shall, subject to the express provisions of this Agreement pertaining to an agreement with [****], for the sole purpose of the fulfillment of the activities contemplated under the terms of this Agreement, have the right, on its own account, to register as the licensee of exclusive rights in, to and under the Patents and the Licensed Know-How and IntelGenx shall execute all pertinent documentation reasonably requested by RedHill and otherwise cooperate with RedHill in order to ensure such registration

2.4           Limitations on Other Licenses. During the term of this Agreement, IntelGenx shall not grant any rights or licenses to any Patents or Licensed Know-How, or transfer any data or know-how to any third party that conflict with IntelGenx’ obligations under this Agreement and the rights granted to RedHill under this Agreement.

2.5           Manufacturing. For the avoidance of doubt, IntelGenx reserves the right to grant manufacturing privileges for the Product, subject to approval by the Steering Committee as described in Section 5.6 below.

3.           DATA TRANSFER

3.1           Data Transfer. Upon and following the successful and valid execution of this Agreement and upon written request from RedHill, IntelGenx shall reasonably provide to RedHill, at no cost to RedHill, all the pertinent information it has about the Product including, but not limited to, all Patents, know-how, R&D data, past trials data, communications with Regulatory Authorities in the U.S., Europe and elsewhere, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the development, marketing approval, marketing and other Commercialization of the Product.

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3.2           Assistance. For the commercial manufacturing post-approval by the appropriate Regulatory Authorities, IntelGenx undertakes to reasonably assist in a technical transfer of Licensed Know-How to a contract manufacturing organization chosen by the Steering Committee.

4.           DEVELOPMENT RESPONSIBILITIES AND DECISION-MAKING

4.1           Co-Development. The Parties shall, following the Effective Date, undertake the co-development of the Product as more fully set forth hereinbelow.

4.2           IntelGenx Development Costs and Responsibilities. IntelGenx shall perform the development of the Product in accordance with the provisions of the development program, budget and time schedule attached hereto as Annex 4.2 (the “R&D Program”). The budget set forth in the R&D Program shall be referred to herein as the “R&D Budget”.

IntelGenx will be responsible for all the internal costs portion of the R&D Budget, as well as all those internal costs that exceed those set forth in the R&D Budget by up to 10%.

The R&D Program, including the R&D Budget shall be reviewed and approved in writing by the Steering Committee (as defined below) within sixty (60) days following the Effective Date. Thereafter, at least thirty days prior to the end of each calendar quarter during the term of the performance of the R&D Program, IntelGenx shall be required to provide the Steering Committee with (i) reasonably detailed quarterly reports regarding the progress of the R&D Program during the then-ending quarter vis-à-vis the R&D Program, including, without limitation, the R&D Budget applicable to such quarter, in a form and containing the substance to be agreed in advance by the Steering Committee and (ii) the reasonably detailed R&D Program and the R&D Budget for the immediately following quarter, all for review and prior written approval by the Steering Committee.

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For the avoidance of doubt, it is clarified that any deviation by IntelGenx from the R&D Program, including, without limitation, the R&D Budget shall require the prior written approval of the Steering Committee. It is clarified that other than as set forth in Section 4.3 below, RedHill shall not be required to make any additional payments to IntelGenx on account of development of the Product. It is further clarified that RedHill may cease the performance of any part or all of the R&D Program upon ten (10) days prior written notice to IntelGenx, without any penalty being imposed on RedHill whatsoever in respect of such cessation, and in such event, the remaining provisions of this Agreement shall remain in full force and effect, subject to the provisions hereof. In the event that following notice of RedHill's intent to cease performance of the entire R&D Program as aforesaid RedHill does not notify IntelGenx of its decision to revoke such notice and to continue with the R&D Program and in fact ceases the performance of the R&D Program for more than sixty (60) days, then all licenses granted to RedHill and Sublicenses granted by RedHill, shall subject to 16.3.1 terminate without penalty to IntelGenx and, for the avoidance of doubt, any ownership rights that RedHill may have to the project or Product including all Patents and Licensed Know-How, shall immediately be assigned to IntelGenx. Payment obligations by RedHill under this Agreement incurred and/or accrued prior to such termination would remain in effect until completed.

IntelGenx shall keep separate records of the expenses actually incurred by it in the conduct of the R&D Program and shall provide the Steering Committee with detailed quarterly reports of its expenses and any other information reasonably required by a member of the Steering Committee in connection therewith.

For the avoidance of doubt, it is clarified that (i) any in-licensing of third party technology by IntelGenx for the purposes of the performance of the R&D Program and/or (ii) any use of third party technology by IntelGenx for the purposes of the performance of the R&D Program, shall require the prior written agreement of RedHill, and shall not be in-licensed or used, as applicable, in the event that such prior written agreement of RedHill is not provided.

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RedHill’s representative(s) on the Steering Committee may, from time to time, request updates regarding the progress of the R&D Program, in addition to the periodic progress reports, and IntelGenx shall provide any additional update that RedHill’s representative(s) on the Steering Committee may reasonably request.

IntelGenx shall perform its obligations under the R&D Program in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations under the R&D Program.

IntelGenx shall only be entitled to subcontract its obligations to perform any item or task under the R&D Program to any third party after receipt of RedHill's project leader’s written approval not to be unreasonably withheld. The performance of any part of the R&D Program by any subcontractor shall not detract from IntelGenx’ responsibilities hereunder. Furthermore, in the event that IntelGenx shall subcontract any items under the R&D Program with an assigned value that exceeds [****], IntelGenx shall, prior to approving any such subcontract, provide RedHill with the proposal received in respect of such item(s) and RedHill shall have the right to comment on same at RedHill's discretion and shall be required to approve same in writing. .

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4.3           RedHill’s Costs and Responsibilities. RedHill shall be required to fund the external costs portion of the R&D Budget (as same are set forth in Annex 4.2) for the development of the Product in accordance with the provisions of the R&D Program, up to a maximum of US $[****] (USD[****]), in accordance with the actual progress in the various stages of the development of the Product. In addition, RedHill will be responsible for bearing and paying all those external costs that exceed those set forth in the R&D Budget of US $[****], as aforesaid, by up to 10%. Any such payments shall be subject to RedHill's approval and shall be made only after IntelGenx has provided RedHill with a copy of the relevant receipt from the subcontractor. Notwithstanding the foregoing, all fees and/or payment obligations due to any Regulatory Authority shall be the burden of the party to whom responsibility for Commercialization of the Product will be given pursuant to this Agreement. However, if a commercialization partner is not secured by RedHill before December 31, 2011 (“PDUFA Deadline”), such partner subject to IntelGenx’ approval, such approval not to be unreasonably withheld or delayed, RedHill shall become financially responsible for the fees associated with a US FDA regulatory filing if and when such PDUFA Fee becomes due (“PDUFA Fee”), and the Revenue Share under Section 8.3 shall be 20% until such time as RedHill has recovered such PDUFA Fee plus interest at the rate of ten (10) percent per annum from the date the PDUFA Fee is paid by RedHill, and thereafter the Revenue Share under Section 8.3 shall be 40%. For the avoidance of doubt, RedHill shall not be responsible financially or otherwise for any fees and/or payment obligations due to any Regulatory Authority, except under the scenario just described and in the event the Product is marketed by RedHill or one of its Affiliates unless otherwise mutually agreed and IntelGenx shall not be responsible financially or otherwise for any fees and/or payment obligations due to any Regulatory Authority unless otherwise mutually agreed by the parties. Notwithstanding the foregoing, in the event that RedHill itself becomes financially responsible for the PDUFA Fee as specified above, and informs IntelGenx, with such notice to be written and provided to IntelGenx by the latter of the PDUFA Deadline or immediately, following a successful completion of the NDA-enabling pivotal study (including full post-study analysis clearly confirming that the study’s endpoints have been met), that it does not intend to pay the PDUFA Fee, IntelGenx may elect, for a period of 60 days starting on the date of such notice, to bear the burden of the PDUFA Fee by itself, in which case the Revenue Shares under Section 8.3 shall be [****] IntelGenx and [****] RedHill.

4.4           Expenses Exceeding R&D Budget. Any expenses exceeding the agreed R&D Budget by less than 10% must be authorized in advance and in writing by the Steering Committee. In the event of a deadlock at the Steering Committee on such matter, same shall be addressed as set forth in Section 5.6 below. In the event that the Parties foresee expenses exceeding the agreed R&D Budget by more than 10% (separately in respect of the internal and external costs), the Parties will discuss in good faith the necessary next steps that will be required and which each agrees to take in order to advance the development of the Product under these new circumstances. In the event that the Parties fail to reach an agreement in respect of such next steps within 21 days of first discussing same, the matter shall be resolved in accordance with the arbitration mechanism set forth in Section 17.3 below.

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4.5           Deductions. Any and all third party (government and/or other) financing, credits, rebates, reimbursements and the like received in respect of the development of the Product as of the Effective Date shall be proportionally deducted, on a pro-rata basis, from the Parties’ respective undertakings toward the internal (IntelGenx) and external (RedHill) costs of the R&D Program as set forth in the R&D Budget. For the avoidance of doubt, any and all discounts or other price reductions for the development of the Product, shall be fully reflected as such by reducing RedHill’s commitment to pay such external development costs.

4.6           Third Party Obligations. All royalty and other payment obligations existing under any agreement entered into by either Party with the approval of the Steering Committee or any other obligation undertaken by either Party with the approval of the Steering Committee, required to be paid to third parties in respect of the Commercialization of the Product shall be shared equally by the Parties. In addition, if additional license(s) to intellectual property (irrespective of whether such is the intellectual property covered herein or any other intellectual property) are necessary to enable the Parties to exercise the License, and the receipt of or license to use such additional intellectual property requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party’s intellectual property shall be shared equally by the Parties.

4.8           Manufacturing Royalties. Any manufacturing royalties negotiated with and paid to either of the Parties by the contract manufacturer shall be shared equally by the Parties.

4.9           Ownership of Regulatory Application. If either IntelGenx or RedHill pay the PDUFA Fee as outlined in Section 4.3, the party paying the fees will file the application and act as the applicant during the regulatory review process. However, the NDA will be jointly owned by both IntelGenx and RedHill. For the avoidance of doubt, all aspects relating to any regulatory filing shall be controlled by the Steering Committee.

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5.           DECISION MAKING AND STEERING COMMITTEE

5.1           Within thirty (30) days following the Effective Date, the Parties shall establish a joint (50/50) steering committee (“Steering Committee”) comprising not less than four (4) members and no more than 6 members (excluding observers who are non-members), with at least two (2) being appointed and replaced by IntelGenx, of which one shall be the IntelGenx Project Leader, and at least two (2) being appointed and replaced by RedHill, of which one shall be the RedHill Project Leader. All such representatives shall be individuals of suitable authority and seniority with significant and relevant experience and expertise. Any appointment or replacement shall be notified to the other Party in writing.

5.2           The Steering Committee shall oversee the overall execution of the objectives of the development of the Product. In particular, the Steering Committee shall (i) monitor the progress of the R&D Program against the timeframe and budgets and any amendments agreed between the Parties, (ii) report on delays in the conduct of the R&D Program which would materially affect IntelGenx’ ability to successfully complete the R&D Program within the timeframe or budgets and (iii) determine whether corrective action is required. All aspects of the Steering Committee including but not limited to Steering Committee decisions shall be consistent with terms provided in any [****] Agreement.

5.3           The Project Leaders shall facilitate the flow of information and otherwise promote communications and collaboration within and among the Parties, the Steering Committee, and any other sub-committees or teams that the Steering Committee may appoint or constitute.

5.4           The Steering Committee shall meet at least monthly on the phone or in person at the offices of IntelGenx. Meetings shall be chaired alternatively by the IntelGenx Project Leader and the RedHill Project Leader. Each Party shall only be responsible for its own costs related to the Steering Committee and meetings. The Project Leader conducting the meeting also will be responsible for taking and distributing the minutes. At and between meetings of the Steering Committee, each Party shall keep the other fully and regularly informed as to its progress with its respective tasks and obligations under the Agreement.

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5.5           At each Steering Committee meeting, at least one (1) member appointed by each Party present in person or by telephone shall constitute a quorum. Each Party shall have equal voting power, whether represented by one or two committee members, on all matters before the Steering Committee.

5.6           Decision Making. The Parties hereto shall jointly take all key decisions regarding the development and Commercialization of the Product, subject to the following:

5.6.1           IntelGenx shall bear primary responsibility for the development of the Product and shall have a deciding vote on the Steering Committee (detailed below) in respect of development, regulatory and manufacturing decisions regarding the Product development, provided the decision does not deviate from the R&D Budget and is reasonable in accordance with industry standards.

5.6.2           RedHill shall bear primary responsibility for the licensing, Commercialization and partnering of the Product and shall have a deciding vote on the Steering Committee in respect of partnering/licensing/Commercialization decisions relating to the Product.

5.6.3           Notwithstanding the foregoing, or any text or content to the contrary provided for herein, during the period of nine (9) months following the Effective Date, IntelGenx shall have a deciding vote on the Steering Committee in respect of partnering/licensing/Commercialization decisions relating to a [****] Agreement and in the event a [****] Agreement is entered into during such nine (9) month period, IntelGenx shall bear primary responsibility for the licensing, Commercialization and partnering of the Product and shall have a deciding vote on the Steering Committee in respect of partnering/licensing/Commercialization decisions relating to the Product.

5.7           The Parties shall undertake their respective obligations under the R&D Program on a collaborative basis.  In case the Steering Committee cannot reach an agreement on a professional matter related to the development of the Product, the matter may be submitted by either Party to a third party expert for an additional expert opinion. In any event, IntelGenx shall have the deciding vote on matters pertaining to development, regulatory and manufacturing decisions and RedHill shall have the deciding vote on matters pertaining to partnering/licensing/Commercialization decisions, all as described in Section 5.6 above.

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5.8           The Steering Committee shall, among its other authorities, have the authority to establish and appoint sub-committees as the Steering Committee deems necessary. All decisions of a subcommittee are subject to approval by the Steering Committee. The Steering Committee may prescribe rules of procedure for the foregoing subcommittees. In the event that any such other subcommittees fail to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the Steering Committee.

5.9           Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any member of the Steering Committee a partner, agent or legal representative of the other, or to create any fiduciary relationship for any purpose whatsoever. No member of the Steering Committee shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the Steering Committee, or the other Party.

6.           DILIGENCE

6.1           IntelGenx will make a good faith, continuous and diligent effort to allocate all appropriate resources to prepare, initiate and complete the clinical development of the Product and file an application for regulatory marketing approval in the United States in accordance with industry standards, and within the R&D Budget and the timeframe agreed for the R&D Program.

7.           REPORTS

7.1           IntelGenx shall keep RedHill informed with respect to activities and progress regarding the development, Marketing Approval and other approvals of Product.

7.2           RedHill agrees as follows:

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7.2.1           Commercialization Reports. Within 30 days following the close of each calendar quarter following the Effective Date, RedHill will provide IntelGenx with a quarterly report with respect to activities and progress regarding the Commercialization, sublicensing, and government approvals of Product.

7.2.2           First Commercial Sale Report. To report to IntelGenx the date of the first commercial sale of the Product, together with the name of the country in which such first commercial sale occurred

7.2.3           Revenue Reports. To deliver to IntelGenx a revenue report with respect to each calendar quarter within thirty (30) days of the expiration of such calendar quarter, detailing in a manner to be mutually agreed the following: the amount of Net Sales and Sublicense Sales Royalties received from Product, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Sales Royalties, and the total Royalties due based on Net Sales and Sublicense Sales Royalties. Within seven (7) days following receipt of such revenue report, IntelGenx shall issue an appropriate invoice to RedHill for payment of the amount due pursuant to such revenue report. RedHill shall remit payment within ten (10) business days following receipt of such invoice.

7.3           Any and all information, data or reports supplied by RedHill pursuant to the provisions of this Section 7 shall be treated as RedHill's Confidential Information.

7.4           If this Agreement is terminated for any reason, RedHill shall deliver a final report and associated revenue sharing payment to IntelGenx within sixty (60) days after such termination. Following termination, RedHill shall have no further reporting obligations.

8.           FINANCIAL PROVISIONS

8.1           Up-Front Payment. RedHill will pay IntelGenx a non-refundable one time up-front license fee in the amount of $[****] within seven (7) days following the Effective Date.

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8.2           Milestone Payments. RedHill will pay to IntelGenx the following non-refundable one-time milestone payments (such payments are due only once for the Product and are not payable per indication or per jurisdiction). Within thirty (30) days after first achievement of each of the applicable milestones for the Product (and not, for the avoidance of doubt, in respect of each indication of the Product to do so), as follows:

Milestone	Payment

[****]	[****]

Filing and acceptance of an New Drug Application (NDA) by the US FDA	$200,000

Marketing Approval of the Product by the US FDA	$500,000

Any R&D tax credits and all other tax or other credits that relate directly to development or R & D activities of the Product in Canada or anywhere else in the world (but not, for the avoidance of doubt, corporate tax credits) that are actually received by IntelGenx as a direct or indirect result of the funds provided or invested by RedHill, shall be deducted from the Milestone payments required to be paid by RedHill to IntelGenx, or if no Milestone payment is due and payable at such time, shall be transferred to RedHill within thirty (30) days following IntelGenx’ actual receipt of such tax credit.

8.3           Revenue Sharing. RedHill will pay IntelGenx an amount equal to (i) 20% of Net Sales if Product is marketed by RedHill or one of its Affiliates or (ii) 40% of Sublicense Sales Royalties actually received by RedHill if Product is marketed by Sublicensees; provided that the Revenue Share as aforesaid shall be 20% if RedHill does not become directly responsible for the Commercialization of the Product and pays the PDUFA Fee until such time as RedHill has recovered such costs, pursuant to Section 4.3 above (“Revenue Share”), in each case, after recovery by RedHill of all its commercially reasonable costs and expenses, not to exceed [****], incurred in connection with the partnering of the Product that are in excess of such costs and expenses of IntelGenx (as shown by appropriate evidence of payment).

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8.4           Notwithstanding, the foregoing, up until the receipt by RedHill of the first US $2,000,000 of Sublicense Sales Royalties, the Revenue Share percentage of Sublicense Sales Royalties to which IntelGenx shall be entitled and which RedHill shall pay IntelGenx, shall be 60% of Sublicense Sales Royalties actually received by RedHill (the “Initial Proceeds Split”) (after recovery of costs and expenses as aforesaid). For the avoidance of any doubt, the Initial Proceeds Split will only apply once for the Product, and not per indication, per territory or per Sublicensee. Notwithstanding the foregoing, and any text or content to the contrary herein, in the event that IntelGenx, pursuant to Section 4.3, becomes financially responsible for the PDUFA Fee, RedHill will pay IntelGenx pursuant to Section 4.3 above, an amount equal to 70% of Sublicense Sales Royalties. [****] Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that IntelGenx and RedHill enter into a [****] Agreement the following shall apply:

8.4.1           All financial commitments of RedHill including, but not limited to, external development costs under Section 4.3 above and the final milestone payment pursuant to Section 8.2 above, in which RedHill is obligated to pay $0.5 million upon marketing approval will be cancelled and RedHill shall have no financial commitment whatsoever with respect to the project and/or the Product. All other milestone payments payable by RedHill shall remain in effect.

8.4.2           RedHill shall receive [****] of all [****] Proceeds until recovery by RedHill of all external costs and expenses of the R&D Program actually paid and/or incurred by RedHill following which revenues generated by the Product shall be payable to RedHill and IntelGenx as otherwise set forth in this Agreement.

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8.4.3           Except as set forth in Section 8.4.2 above, revenue sharing in respect of all [****] Proceeds shall be as follows:

(a)          In the event the [****] Agreement is signed and becomes effective within three (3) months following the Effective Date, revenue sharing as aforesaid shall be [****] in favor of IntelGenx.

(b)          In the event the [****] Agreement is signed and becomes effective between three (3) and six (6) months following the Effective Date, revenue sharing as aforesaid shall be [****] in favor of IntelGenx.

(c)          In the event the [****] Agreement is signed and becomes effective after six (6) months following the Effective Date, revenue sharing as aforesaid shall be [****] in favor of IntelGenx.

(d)          For the greater certainty, and solely for the purposes of determining the revenue sharing percentages under this section, the date an Interim [****] Agreement becomes effective  shall be the date of the [****] Agreement

8.4.4           The provisions of Sections 7.2, 7.3, 7.4, 8.5, 8.6, 8.7 and 9 shall apply, mutatis mutandis, to IntelGenx and it shall provide reports and make payments in respect of [****] Proceeds in accordance therewith. IntelGenx undertakes to use its best efforts to protect the vital interests of RedHill in decisions relating to a [****] Agreement.

8.4.5           [****] Proceeds shall be paid to IntelGenx. Disbursements to RedHill shall be due and payable to RedHill on a quarterly basis within fifteen (15) days following the end of the calendar quarter.

8.5          Due Dates for Payment. All payments due pursuant to the provisions of Section 8.3 above shall be due and payable to IntelGenx on a calendar quarterly basis within fifteen (15) days following the submission of the relevant quarterly revenue report but no earlier than ten (10) business days following receipt of the relevant invoice from IntelGenx

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8.6          Payment Method. Any amounts due to IntelGenx under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing at least fifteen (15) days in advance by IntelGenx.

8.7          Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment.

8.8          Invoice; Approvals. All payments to be made by RedHill to IntelGenx hereunder shall be made against receipt of an appropriate invoice in respect of the amount of such payment. In the event any payment may require approval of any governmental authority, RedHill undertakes to promptly file for approval and in the event that such approval is not received by the due date of payment, RedHill undertakes to effectuate payment promptly following receipt of the necessary approval.

8.9          Taxes. RedHill may deduct from amounts it is required to pay IntelGenx pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of RedHill) or similar governmental charge imposed by any jurisdiction based on such payments to IntelGenx (“Withholding Taxes”). RedHill will provide IntelGenx a certificate evidencing payment of any Withholding Taxes.

8.10        No Warranty.

8.10.1     For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by RedHill that any Commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and RedHill makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Commercialization. Furthermore, RedHill makes no representation to the effect that the Commercialization of the Product, or any part thereof, will succeed, or that it shall be able to sell the Product in any quantity.

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8.10.2     For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by IntelGenx that any clinical trials and/or any other activities required for an approval from any Regulatory Authority to market and/or sell the Product to be carried out in connection with this Agreement will actually achieve its aims or any other results and IntelGenx makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such activities. Furthermore, IntelGenx makes no representation to the effect that any clinical trials and/or any other activities required for an approval from any Regulatory Authority to market and/or sell the Product, or any part thereof, will succeed, or that RedHill shall be able to sell the Product in any quantity.

9.           RECORD RETENTION AND AUDIT

9.1          Record Retention. RedHill will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

9.2          Audit. IntelGenx will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to RedHill and who agrees to be bound by a customary undertaking of confidentiality (including an undertaking not to disclose to IntelGenx any information other than the results of its audit), have access during normal business hours, and upon reasonable prior written notice, to RedHill’s records together with any disclosure necessary to explain the same as may be reasonably necessary to verify the accuracy of Net Sales, Royalties and Sublicense Sales Royalties, as applicable, for any fiscal year ending not more than 24 months prior to the date of such request; provided, however, that IntelGenx will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. Any such audit shall not unreasonably interfere with the business of RedHill and shall be completed within a reasonable time. Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable. In the event that any such audit reveals an underpayment to IntelGenx of more than five percent (5%), RedHill shall reimburse IntelGenx for the expense of such audit. Notwithstanding the foregoing, in the event that RedHill disagrees with the conclusions of any such audit, the Parties shall submit such dispute to arbitration in accordance with Section 17.3 and no payment shall be made pursuant to this Section 9.2 pending the outcome of such arbitration. As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms. Additionally no auditor may be employed on a contingency basis..

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9.3          Confidentiality. IntelGenx will treat all information subject to review under this Section 9 in accordance with the confidentiality provisions of Section 13 below.

10.         REPRESENTATIONS AND WARRANTIES

10.1        By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

10.1.1           Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

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10.1.2           Consents and Approvals. Excluding any required regulatory approvals from Regulatory Authorities, and subject to the approvals referenced in Sections 8.8 and 8.9 above, such Party has obtained all necessary consents, approvals and authorizations from any federal, state provincial, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to any federal, state, provincial, local or foreign government with jurisdiction over the subject matter of the transactions and/or activities contemplated by this Agreement (“Governmental Authority”) and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.3           Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder, other than as described in the [****] Agreement, (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

10.2        By IntelGenx. IntelGenx hereby further represents, warrants, and covenants to RedHill as of the Effective Date as follows:

10.2.1           IP Ownership. IntelGenx has the sole legal and/or beneficial title to and ownership of the Patents and to the Licensed Know-How as is necessary to grant the License to RedHill pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights (including without limitation, the right to receive royalties or other compensation). Furthermore, IntelGenx undertakes that to the extent that RedHill, its Affiliates, or any Sublicensee requires a license under any additional patents or related rights controlled by IntelGenx other than the rights granted to IntelGenx as outlined in the agreement between [****] and IntelGenx dated December 18, 2009 (“[****]”) in order to use, sell, offer for sale or import Product, IntelGenx shall grant such a license to RedHill, its Affiliates, and any Sublicensee on a non-exclusive royalty-free basis.

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10.2.2           No Conflicting Grants. IntelGenx has not and during the term of this Agreement shall not, grant any rights to the Patents or the Licensed Know-How that conflict with the rights granted to RedHill hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation) under the Patents or the Licensed Know-How for the Product.

10.2.3           Third Party Actions. The exercise of the License by RedHill will not, to the best of IntelGenx’ knowledge, infringe upon the patent or other intellectual property rights of any third party, and no actions, suits, claims, disputes, or proceedings concerning the Patents, the Licensed Know-How or the Product are currently pending or have been threatened, that could have an adverse effect on the Product or could impair IntelGenx’ ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including without limitation employees or former employees of IntelGenx) contesting the ownership or validity of the Patents, the Licensed Know-How or the Product or any part thereof, and if IntelGenx shall become aware of any such third party, IntelGenx shall immediately notify RedHill of such, and IntelGenx undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold RedHill harmless from, and indemnify RedHill against, any such claims or payments.

10.2.4           Additional Licenses. To the best of IntelGenx’ knowledge and other than as described in the [****], no additional licenses to any patents (including patents owned or controlled by third parties) or know how are required to develop, manufacture, use or sell the Product.

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11.         LIMITATION OF LIABILITY.

Except in the case of willful or fraudulent misrepresentation under Section 10 and indemnification for payments to third parties under Section 15, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

12.         PATENTS

12.1         IP Ownership. All Product-related IP solely developed by IntelGenx either prior to the Effective Date, or at any time after the Effective Date, shall be owned by IntelGenx, and licensed to RedHill pursuant to the License exclusivity granted herein. Any Product-related IP that is jointly developed (including the use of any financing provided by RedHill) by the Parties will be jointly owned by the Parties (the “Joint IP”) and IntelGenx’ portion of same shall be included in the License granted hereunder. Notwithstanding the foregoing, each Party shall have the right to use such Joint IP in respect of Product other than the Product, provided that such other Product do not compete with the Product or with any other Product of the other Party; and provided further that neither party shall grant any exclusive rights to, or otherwise dispose of its portion of the Joint IP, without the prior written consent of the other party; other than (i) an assignment or transfer in connection with a merger of such Party or a sale of all or substantially all of its assets or shares and (ii) RedHill’s right to sublicense its portion of the Joint IP in the context of a sublicensing transaction under the License.

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12.2        Patent Prosecution And Maintenance

12.2.1           Prosecution. IntelGenx undertakes to prosecute and maintain the Patents using counsel of its choice in the jurisdictions to the extent such jurisdictions are decided after conferring with RedHill. IntelGenx will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for IntelGenx to sufficiently consider RedHill’s comments prior to a deadline with the relevant government patent office, or IntelGenx must act to preserve the Patents, IntelGenx will be free to act without consideration of RedHill’s comments, if any. RedHill shall have the right but not the obligation to prosecute and maintain at RedHill’s discretion and expense the Patents in any jurisdiction as aforesaid as to which IntelGenx decides not to prosecute and maintain a Patent and IntelGenx undertakes to inform RedHill promptly, at least 30 days prior to expiry, if IntelGenx decides not to prosecute and maintain a Patent in any jurisdiction in order for RedHill to take such action.

12.2.2           RedHill’s Requests. IntelGenx shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by RedHill to protect the Product contemplated to be sold under this Agreement. Moreover, IntelGenx will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable RedHill to file, prosecute, and maintain the Patents in any country; and (b) promptly informing RedHill of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

12.2.3           Patent Prosecution Costs. IntelGenx shall bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 12.2.1, provided, however that RedHill shall pay all costs and expenses incurred in making amendments or changes required by RedHill, provided such amendments or changes have been expressly and specifically requested from IntelGenx in advance and in writing by RedHill and provided all such costs and expenses have been pre-approved in writing by RedHill. Costs associated with Joint IP patent applications shall be shared equally.

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12.2.4           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

12.3        Patent Enforcement

12.3.1           Infringement Notice. If IntelGenx or RedHill determines that any Patent is being infringed by a third party’s activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if IntelGenx or RedHill determines that any Licensed Know-How is being misappropriated by a third party’s activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

12.3.2            RedHill will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation relating to the Product in the Field of Use, all as RedHill shall deem appropriate in its sole discretion. IntelGenx shall provide notice to RedHill of its decision to co-defend (i.e., equally share the costs resulting from the action) within sixty (60) calendar days from the date the relevant Proceeding (as hereinafter defined) becomes known to IntelGenx. In the event RedHill does, at its discretion, undertake any infringement or misappropriation action and IntelGenx does not co-defend, RedHill will provide IntelGenx with copies of all relevant documentation so that IntelGenx will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if IntelGenx has not commented upon such documentation in a reasonable time for RedHill to sufficiently consider IntelGenx’ comments prior to a deadline, or RedHill must act to preserve the action, RedHill will be free to act without consideration of IntelGenx’ comments, if any. Notwithstanding the foregoing, and/or any language to the contrary, RedHill shall not be permitted to settle any threatened, pending or completed action, suit, arbitration, or other alternate dispute resolution mechanism, or investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether civil, administrative, investigative or criminal including, without limitation, any appeal therefrom (collectively, “Proceeding”), or any claim, issue or matter therein, on behalf of IntelGenx, without the prior written consent of IntelGenx, such consent not to be unreasonably withheld, delayed or conditioned

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12.3.3           RedHill agrees to inform IntelGenx promptly if RedHill decides not to take infringement or misappropriation action or not to continue such action due to IntelGenx’ refusal to consent to a proposed settlement in order for IntelGenx to assume responsibility of infringement or misappropriation action to be taken as per IntelGenx’ discretion.

In the event IntelGenx does, at its discretion, undertake any infringement or misappropriation action, IntelGenx will provide RedHill with copies of all relevant documentation so that RedHill will be informed of the continuing action and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if RedHill has not commented upon such documentation in a reasonable time for IntelGenx to sufficiently consider RedHill’s comments prior to a deadline, or IntelGenx must act to preserve the action, IntelGenx will be free to act without consideration of RedHill’s comments, if any.

12.3.4           Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting Party to maintain the action.

12.3.5           Recovery. Any amounts recovered in connection with or as a result of any action contemplated by Sections 12.3.2 and 12.3.3, whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and any remainder received by RedHill will be treated as Sublicense Sales Royalties and payments will be due in respect of same pursuant to this Agreement.

12.4        Patent Infringement

12.4.1           License. In the event that RedHill determines that the manufacturing, use or Commercialization of the Product or any other action authorized under the License or any part thereof, is such that it is commercially reasonable to seek a license to the intellectual property rights of any third party, RedHill shall, upon approval of the Steering Committee, be entitled to enter into negotiations with such third party in order to reach an agreement according to which RedHill shall obtain a license or other applicable right or a waiver from such party with respect to such intellectual property rights. In such event RedHill shall be entitled to deduct all the payments made to such third party from Net Sales and/or Sublicense Sale Royalties.

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12.4.2           Claim - Rights and Procedures. In the event that either IntelGenx or RedHill, become aware of any allegation or are sued by a third party that the development or Commercialization of the Product infringes upon any intellectual property rights of such third party (an “Infringement Allegation”), notice of an Infringement Allegation shall promptly be given to the other Party. In the event that IntelGenx is sued independently of RedHill, RedHill shall provide notice to IntelGenx of its decision to co-defend (i.e., equally share the costs resulting from the action) within sixty (60) calendar days from the date the relevant suit becomes known to RedHill. Provided that an Infringement Allegation is not the result of a breach of warranty or representation by IntelGenx, which shall be addressed as provided in Section 15.2 [Indemnification], any damages, losses and royalties or other amounts awarded to the counterparty or paid in settlement and/or incurred in connection with an Infringement Allegation shall be shared equally by the Parties.

12.4.3           In the event of an Infringement Allegation wherein IntelGenx is sued independently of RedHill, IntelGenx shall, at its sole discretion, have the first right to defend any such Infringement Allegation(s) using counsel of its choice. RedHill shall have the right but not the obligation to join IntelGenx in the suit as may be necessary or advisable, and RedHill will make available its employees and relevant records to assist in and to provide evidence for such suit. Should RedHill decide to join IntelGenx, all expenses, fees (including reasonable legal fees and expenses), damages, losses and royalties or other amounts paid in settlement and/or incurred in connection with the defense of any Infringement Allegation shall be shared equally by the Parties. In the event that IntelGenx is solely financially responsible for any Proceeding other than the defense of any Infringement Allegation, all royalties and/or other amounts paid in settlement, and/or recovered in connection with such shall be the sole benefit and/or responsibility of IntelGenx.

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12.4.4           Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim and/or Proceeding related to rights licensed to RedHill under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim, if any, and does not otherwise limit or impair the other Party’s rights.

13.         CONFIDENTIALITY

13.1        Disclosure and Use Restriction. The Parties agree that during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

13.2        Confidential Information. “Confidential Information” shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, which may include data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future Product, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:

(i)          was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

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(ii)         was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

(iii)        became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(iv)        was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(v)         was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of IntelGenx; provided that RedHill shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement.

13.3        Authorized Disclosure. Notwithstanding the provisions of Section 13.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)          made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

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(ii)         otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as trade secret;

(iii)        made by such Party to any Regulatory Authority or Governmental Authority as necessary for the development or Commercialization of a Product, including the Product, in a country, as required in connection with any filing, application or request for Regulatory Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 13.3(ii);

(iv)        made by such Party in connection with the performance of this Agreement, to Sublicensees, Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

(v)         made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or

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(vi)        a general description of the Product made by a Party to its shareholders and to potential investors with the aim of securing the financing needed to continue the development of the Product.

14.         PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed. Notwithstanding the foregoing, those communications required by applicable law, regulation or securities exchange rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof. For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other party.

15.         INDEMNIFICATION

15.1        Indemnification of IntelGenx. RedHill will defend and hold IntelGenx and its directors, officers, employees and agents (“IntelGenx Parties”) harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of RedHill in performing any activity contemplated by this Agreement or (b) a breach by RedHill of any representations, warranties, or covenants set forth in this Agreement; except to the extent arising from the (i) negligence or willful misconduct on the part of an IntelGenx Party; or (ii) breach by IntelGenx of any representations, warranties or covenants set forth in this Agreement.

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15.2        Indemnification of RedHill. IntelGenx will defend and hold RedHill, its Affiliates, and their respective directors, officers, employees and agents (“RedHill Parties”), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of IntelGenx or (b) breach by IntelGenx of any representations, warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection with (i) negligence or willful misconduct on the part of a RedHill Party; or (ii) breach by RedHill of any representations, warranties, or covenants set forth in this Agreement.

IntelGenx shall further be responsible for and shall indemnify and hold RedHill harmless in respect of:

15.2.1  All royalty and other payments required to be paid to other third parties in respect of the Product as a result of a claim by any of IntelGenx’ existing or former employees, consultants or shareholders, or any person named in IntelGenx’ patents or patent applications, or any person claiming it should have been named as an inventor in such patent applications.

15.3        Conditions to Indemnity. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party’s expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying Party not compromising or settling such claim or demand without the indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the indemnified Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified Party may have at law or in equity.

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16.         TERM AND TERMINATION

16.1        Term. Unless earlier terminated in accordance with the provisions of this Article 16, the term of this Agreement (the “Term”) commences upon the Effective Date and will continue until terminated in accordance with the terms hereof.

16.2        Termination.

16.2.1           Termination for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 16.2 if such material breach is not cured. If such material breach is not cured within 90 days after the receipt of such notice (or, if such material breach cannot be cured within such 90-day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

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Notwithstanding anything to the contrary herein, in the event of IntelGenx’ material breach of this Agreement, and without derogating from any of RedHill’s other rights at law, RedHill shall have the right to continue all activities under the License granted herein and to continue utilizing the Patents and the Licensed Know-How for the exploitation of the License, with the right to set-off, from any sums due to IntelGenx hereunder, amounts equivalent to any damage caused to RedHill as a result of IntelGenx’ breach hereunder.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by IntelGenx as a result of RedHill’s material breach of this Agreement, and without derogating from any of IntelGenx’ other rights at law, IntelGenx shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights granted to RedHill, continue utilizing the Patents and the Know-How for the exploitation of the Products, with the right to set-off, from any sums due to RedHill hereunder, amounts equivalent to any damage caused to IntelGenx as a result of RedHill breach hereunder.

16.2.2     Voluntary Termination. RedHill may forthwith terminate this Agreement upon the occurrence of any of the following events:

(a)	IntelGenx fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within 90 days after written notice by RedHill (in which RedHill specifies the nature of such failure or misrepresentation);

(b)          IntelGenx enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)          IntelGenx makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)          IntelGenx files a voluntary petition in bankruptcy; and

(e)          An involuntary petition in bankruptcy is filed against IntelGenx and not dismissed within 60 days of filing.

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16.2.3     Termination for Convenience. RedHill shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to IntelGenx, without the need to pay IntelGenx any compensation in respect of such termination, in which case the License granted under this Agreement shall immediately terminate and, except as permitted in Section 16.3.1, RedHill will immediately cease any and all development and other activities regarding the Product. IntelGenx shall have no right to terminate this Agreement other than for cause in accordance with the provisions of Section 16.2.1 above or in accordance with Section 16.2.4 below. Payment obligations by RedHill under this Agreement incurred or accrued prior to the termination would remain in effect until completed.

16.2.4     IntelGenx shall in furtherance of and in addition to the provisions of Section 16.2.1 above, be entitled, in its sole discretion, to terminate this Agreement upon the occurrence of any of the following events:

(a)          RedHill fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which has not been cured within 90 days after written notice by IntelGenx (in which IntelGenx specifies the nature of such failure or misrepresentation);

(b)          RedHill enters into any compromise with creditors or a general agreement for referral of payment with its creditor;

(c)          RedHill makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)          RedHill files a voluntary petition in bankruptcy; and

(e)          An involuntary petition in bankruptcy is filed against RedHill and not dismissed within 60 days of filing.

16.3        Consequences of Termination

16.3.1           License. Upon early termination of this Agreement, all rights granted to RedHill under Section 2.1 will, subject to the second paragraph of Section 16.2.1, terminate; provided that RedHill shall have a period of 180 days after the date of termination to sell-off all previously made Product, subject to Royalties and Sublicense Sale Royalties on such sales being duly paid to IntelGenx. Upon termination of this Agreement all sublicenses granted by RedHill shall, at IntelGenx’ sole discretion, either terminate or, unless termination is due to breach by IntelGenx or pursuant to Section 16.2.2, be automatically transferred to IntelGenx upon written request from IntelGenx if permitted under the terms of the sublicense. For the greater certainty, any agreement with a Sublincensee shall be consistent with this Agreement.

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16.3.2           Continuation following IntelGenx’ Bankruptcy. The Parties agree that in the event that IntelGenx makes a filing under bankruptcy or similar laws in any jurisdiction, RedHill shall have the protection afforded to the licensee under the United States Bankruptcy Code, including but not limited to, the protections set forth in 11 U.S.C §365(n) or its equivalent in any other jurisdiction which allows the licensee, upon rejection of the license agreement by the debtor-licensor or its representative, the option to either retain the licensee’s rights in the intellectual property under the existing contract while continuing to pay royalties, or to treat the executory contract as terminated.

16.3.3           Return of Information and Materials. Upon early termination of this Agreement, each Party will return to the other all Confidential Information of the other Party (except one copy of which may be retained for archival and compliance purposes), RedHill will return to IntelGenx or its designee all Licensed Know-How and any other tangible materials received by RedHill under this Agreement and RedHill will further waive and actively deregister or assign as requested by IntelGenx, all Patent right registrations made hereunder.

16.3.4           Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

16.3.5           Survival. Sections 9, 11, 13, 15, 16.3 and 17.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

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17.         MISCELLANEOUS

17.1        Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial part of its assets or stock to which this Agreement relates. Any purported assignment or transfer in violation of this Section 17.1 will be void ab initio and of no force or effect.

17.2        Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision

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17.3        Governing Law. This Agreement shall be governed by and construed in accordance with English law, without reference to any rules of conflicts of laws. Except as expressly otherwise provided in this Agreement, the courts of London, England shall have exclusive jurisdiction of any dispute arising out of or relating to the interpretation of any provisions of this Agreement, or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement; provided that disputes as expressly set forth in Sections 4.4 and 5.7 above shall be settled by arbitration in accordance with the terms set forth hereunder.

The place of arbitration of any dispute shall be London, England. The arbitrator shall be a person mutually agreed upon by both Parties and with relevant experience in the pharmaceutical industry. In the absence of agreement as to the identity of the arbitrator within 7 days, each Party shall propose the other a candidate to serve as an arbitrator and the other Party shall have to agree or reject and if rejected, provide detailed explanation for such rejection. This mechanism shall be repeated 3 times but not longer than 45 days. If upon the expiry of 45 days, the Parties have still not agreed on a certain arbitrator, then the arbitrator shall be appointed by the Chairman of the English Bar Association, provided that, with respect to scientific or regulatory disputes based on “deadlock” within the Steering Committee, the appointed arbitrator must have relevant experience in the pharmaceutical industry. Any award rendered by the arbitrator shall be final and binding upon the Parties. Notwithstanding, if a Party shall be in the opinion that certain resolution of the arbitrator might have adverse effects on patients then such party shall be entitled to apply to the authorities to receive their opinion on such matter. The arbitrator shall be bound by the substantive law of England and be liable to give written grounds for its decision. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties, unless the arbitrator assesses as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party.

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This Section 17.3 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party, which would cause irreparable harm to the first Party.

The execution of this Agreement shall constitute the execution of an arbitration deed.

17.4        Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IntelGenx, to:

IntelGenx Corp.

6425 Abrams
Ville St-Laurent (Quebec) H4S 1X9

Canada

Fax: +1 514-331-0436

If to RedHill, to:

RedHill Biopharma Ltd.

42 Givati St.

Ramat Gan 52232

Israel

Fax: +972 (3) 725 5723

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally), (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed by facsimile. It is understood and agreed that this Section 17.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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17.5        Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including the term sheet executed between the Parties dated April 19, 2010, are superseded hereby,. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.6        Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

17.7        Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

17.8        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.9        No Third Party Beneficiaries. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

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17.10      Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

17.11      Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of 12 months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

IntelGenx Corp.	RedHill Biopharma Ltd.

Signature:	/s/ Horst G. Zerbe	Signature:	/s/ Dror Ben-Asher, /s/ Ori Shilo

Name:	Horst G. Zerbe	Name:	Dror Ben-Asher; Ori Shilo

Title:	President & CEO	Title:	CEO ; VP Finance & Operation

43

IntelGenx Technologies Corp (“Parent Guarantor”), hereby guarantees, absolutely and unconditionally, the timely and complete performance by IntelGenx Corp. of the obligations of IntelGenx Corp., and the payment by IntelGenx Corp. of the amounts required to be paid by IntelGenx Corp., in each case as provided for in this Agreement and hereby agrees to pay any and all reasonable expenses (including reasonable attorneys' fees and disbursements) which may be paid or incurred by RedHill Biopharma Ltd. in enforcing any rights with respect to, or collecting against, Parent Guarantor or IntelGenx Corp. Parent Guarantor agrees that this constitutes a guarantee of payment and not of collection, and RedHill Biopharma Ltd. shall not be obligated to initiate, pursue or exhaust any form of recourse or obtain any judgment against IntelGenx Corp or others or to realize upon or exhaust any collateral security held by or available to RedHill Biopharma Ltd. before being entitled to payment from Parent Guarantor. The liability of Parent Guarantor shall not be limited, diminished or affected by (i) any failure by RedHill Biopharma Ltd. to file or enforce any claim against IntelGenx Corp or others (in administration, bankruptcy or otherwise), or (ii) any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. Parent Guarantor waives diligence, presentment, protest, notice of dishonor or protest or default, demand for payment upon IntelGenx Corp or the undersigned, notice of acceptance, and all other notices and demands whatsoever. The guarantee set forth herein is a continuing guarantee, and it will not be discharged until, and will remain in full force and effect until, performance or payment in full of all actions and other obligations of IntelGenx Corp provided in this Agreement or, if earlier, termination of this Agreement in accordance with its terms. Notwithstanding the foregoing, IntelGenx Technologies Corp. shall only act as guarantor for IntelGenx Corp. in the event that RedHill completes and prevails in the arbitration procedure set forth in Section 17.3.

IntelGenx Technologies Corp.

Signature:	/s/ Horst G. Zerbe

Name: Horst G. Zerbe

Title: President & CEO

44

Annex A: INTELGENX Patents

US Patent 6231957

US Patent 6660292

US Patent 7132113

US Provisional Application US61/267626

45

ANNEX B INTELGENX LICENSED KNOWHOW

Includes, but is not limited to, the following documents:

1.	[****] Immediate Release Film

2.	Disintegration and Dissolution Time

3.	Film Scale-up Info Package

4.	Film General Characteristics

5.	Method of Analysis

6.	Manufacturing Information

7.	Testing Information

8.	Dissolution Studies

9.	Physical Characteristics

10.	Clinical Study Report

11.	Pilot Bio Summary

12.	Description and Composition Summary

13.	Protocol for Pilot BA Study

14.	Packaging Information

15.	CRBIO Data Report

16.	CRBIO Report Riza

17.	Clinical Formation and Optimazation Process

18.	Stability Data-Binary Mixtures

19.	Dissolution Studies (pH=1.2)

20.	pH data and saliva formulation

46

ANNEX 4.2

[****]

47

Exhibit 4.4

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of August 11, 2010 (the "Effective Date"), by and among Giaconda Limited ABN 68 108 088 517, an Australian public limited company having its registered office at Ground Floor, 44 East Street, Five Dock, NSW 2046 Australia (the "Seller") and RedHill Biopharma Ltd., an Israeli company, having its business address at 42 Givati Street, Ramat-Gan 52232, Israel (the "Buyer").

WHEREAS, Seller owns and has been engaged in the business of development, performing clinical trials, procuring regulatory approval and commercialization of those products known as Myoconda, Heliconda and Picoconda; and

WHEREAS, Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer the Acquired Assets (as such term is defined below); and

WHEREAS, the parties have entered into a binding Term Sheet dated June 10, 2010 regarding the sale of the Acquired Assets which contemplated that the parties would enter into a definitive comprehensive agreement (the "Term Sheet");

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1	Definitions

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both singular and plural forms.

“Action” means any civil, criminal or administrative action, suit, demand, claim, charge, citation, complaint, reexamination, opposition, interference, decree, injunction, arbitration, mediation, hearing, notice of violation, investigation, proceeding or demand letter.

"Acquired Assets" has the meaning specified in Section 2.

“Advance” has the meaning specified in Section 6.1.

"Affiliate" when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.

"Agreement" means any agreement, contract, lease, license, commitment, permit, sales order, purchase order, invoice, warranty and/or other agreement or understanding.

"AMTI" means Australian Medical Therapy Investments Pty Limited (ABN 40 125 467 325) of Suite 1203, 370 Pitt Street, Sydney, New South Wales, Australia.

"AMTI Asset Purchase Agreements" means the agreement entitled "Asset Purchase Agreement" between Giaconda Limited and Australian Medical Therapy Investments Pty Limited, dated 1 December 2009, as varied on 18 February 2010, 1 March 2010, 19 March 2010, and 15 April 2010.

"Ancillary Agreements" means the Assignment of Patents in substantially the form set forth on Exhibit 1A hereto and the Assignment of Agreements in substantially the form set forth on Exhibit 1B hereto and any other assignment document required to consummate the transfer and assignment to Buyer of the Acquired Assets in accordance with the terms of this Agreement, all in form and substance reasonably acceptable to Buyer.

"Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local law, case law or ruling, statute, ordinance, rule, regulation, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

"Approvals" means any and all licenses, permits, approvals, consents, certificates, clearances, authorizations, licenses, license applications, registrations and other rights, including regulatory documentation from any Governmental Authority.

“ASIC” means the Australian Securities & Investments Commission.

"Assigned Agreements" has the meaning specified in Section 2.3.

"Assumed Liabilities" has the meaning specified in Section 3.1.

"ASX Listing Rules" means the rules of the Australian Securities Exchange.

"Borody" means Professor Thomas J. Borody of Ground Floor, 44 East Street, Five Dock, New South Wales, Australia 2046.

"Borody Agreement" means the agreement between Borody and Buyer dated on or about the date of this agreement in form agreed between Borody and Buyer.

"Budget" has the meaning specified in Section 11.19.

"Buy Back Option" has the meaning specified in Section 5.2.

"Buy Back Price" has the meaning specified in Section 5.2.

"Buyer" has the meaning specified in the introduction to this Agreement.

"Buyer Protected Parties" has the meaning specified in Section 16.1.

"Closing" has the meaning specified in Section 8.

"Closing Date" has the meaning specified in Section 8.

"Closing Payment" has the meaning specified in Section 6.1.

“Combination Product” shall mean a product which comprises (a) a Product and (b) at least one other active ingredient or medical device, which, if administered or used independently of the Product, would have a clinical, diagnostic or therapeutic effect.

"Compounding Agreement" means the agreement called "Patent Licence Agreement" between Seller and Compounding Chemist dated on or about November 2009.

"Compounding Chemist" means [****]

"Confidential Information" has the meaning specified in Section 14.2.

"Corporate Documents" means the Certificate of Incorporation, Memorandum of Association, Articles of Association, Bylaws and any other corporate document of an entity, including any shareholders, voting and/or any other agreement or document relating to the incorporation, ownership or management of an entity.

"Corporations Act" means the Corporations Act 2001 (Cth).

"Damages" means all demands, claims, actions or causes of action, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, but not limited to, reasonable costs, fees and expenses of attorneys, accountants, and other agents of the Person incurring such expenses.

"Development Costs" means the total amount expended by Buyer in connection with the relevant Product, Intellectual Property, or Technology Intellectual Property including the research and development costs, patent maintenance, salaries, and administrative costs, all on a fully-loaded basis, with general overhead costs and expenses that cannot be attributed to specific Products, being allocated among them in accordance with Exhibit 5.2.

"Diligence Obligations" has the meaning specified in Section 5.1.

"Disclosure Schedule" means a letter given by Seller to Buyer in the form attached to Exhibit 11.

"Effective Date" has the meaning specified in the introduction to this Agreement.

"Environmental Laws" has the meaning specified in Section 11.8.

"Event" means an event, a change, an occurrence or matter arising other than something which:

(a)	is contemplated by this Agreement;

(b)	is agreed by Buyer and Seller in writing not to be an Event; and

(c)	is set out in the Disclosure Schedule.

"Exercise Notice" has the meaning specified in Section 5.2.

"Governmental Authority" means any local, regional, state, foreign or other governmental or regulatory agency, instrumentality, commission, authority, board or body, and shall also include, for the purposes of this Agreement, without limitation Ethics Committees and Institutional Review Boards.

"IND" (or "IMPD") means an Investigational New Drug application or Investigational Medicinal Product Dossier as submitted to the United States Food and Drug Administration ("FDA") or the European Medicines Agency ("EMEA"), as applicable, or an equivalent submission to another regulatory authority.

"Indemnified Party" has the meaning specified in Section 16.3.

"Indemnifying Party" has the meaning specified in Section 16.3.

"Insolvency Event" means with respect to Seller any of the following events (i) a receiver, receiver and manager, administrator, trustee or similar official is appointed over any of the assets or undertaking of Seller; (ii) Seller suspends payment of its debts generally; (iii) Seller is or becomes unable to pay its debts when they are due or is unable to pay its debts within the meaning of the Corporations Act; (iv) Seller enters into or resolves to enter into any arrangement, competition or compromise with, or assignment for the benefit of, its creditors or any class of them; (v) an application or order is made for the winding up or dissolution of, or the appointment of a provisional liquidator, to Seller or a resolution is passed or steps are taken to pass a resolution for the winding up or dissolution of Seller; or (vi) an administrator is appointed under the Corporations Act.

"Intellectual Property" means and includes all of the following: (i) United States, Australian, Israeli and foreign patents, patent applications, provisional patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, design patent applications, registrations and applications for registrations ("Patents"); (ii) copyrights in both published or unpublished works and subject matter other than works and registrations and applications for registration thereof and moral rights ("Copyrights"); (iii) computer software, programs, data and documentation; (iv) technology, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, designs, specifications, processes, mask works, prototypes, enhancements, improvements, works-in-progress, drawings, models, research and development information, technical data, engineering files, flow charts, inventions (whether or not patentable), discoveries, improvements, works of authorship and ideas; (v) trade names, together with the goodwill attached thereto, trade marks, logos, service marks, merchandise marks and brands, domain names, whether registered or not, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith ("Trademarks"); (vi) all rights to continuations, enhancements, renewals and modifications thereof and of the foregoing, common law rights; (vii) other proprietary rights relating to any of the foregoing (including without limitation relief and remedies for infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions, whether arising prior to or following the Closing); and (viii) the rights and remedies of Seller under the non-competition, confidentiality, assignment of inventions and non-solicitation provisions of all of Seller's employees, affiliates, and consultants, including Borody, with respect to the Technology.

"IP Australia" means IP Australia, a Government Authority of the Commonwealth of Australia.

"IP Deeds" mean:

(a)	the deed called the "Borody Intellectual Property Deed" between Seller and Professor Thomas Borody dated 29 April 2005; and

(b)	the deed called the "CDD Intellectual Property Deed" between Seller and Centre for Digestive Diseases Pty Limited dated 5 May 2005.

"Knowledge Transfer Period" has the meaning specified in Section 13.6.

"Liability" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, and whether due or to become due.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim, conditional sale or other title retention arrangement or charge of any kind, or any other third party right (including the right to receive royalties or other payments) or equitable right.

"Material Adverse Effect" means any Event between the Effective Date and Closing which (whether or not it becomes public and whether or not it relates to matters occurring before the date of this deed) has had or may reasonably be expected to have a material adverse effect on the Technology, the Acquired Assets, the Assumed Liabilities or the condition, operations, or properties of the Acquired Assets or the ability of Seller to perform its obligations under this Agreement, the Mortgage or the Featherweight Charge.

“Net Sales” shall mean with respect to a Product, the total amounts actually received by Buyer and/or its Affiliates in respect of all sales (including, without limitation, hospital sales, mail orders, retail sales, and sales to federal or state governments, wholesalers, or medical institutions) of such Product(s) or Combination Product (subject to the adjustments set forth below) in arm’s length sales by Buyer and/or its Affiliates, less the following items determined in accordance with Buyer’s standard accounting methods and IFRS standards as consistently applied by Buyer or its Affiliates (the “Recognized Deductions”) which have not been previously claimed by Buyer: (i) quantity and/or cash discounts allowed or taken (including by or to wholesalers); (ii) customs, duties, sales, withholding, import/export, excise and similar taxes imposed on the Product but not income tax; (iii) amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls), any retroactive price reductions or allowances (including those resulting from inventory management or similar agreements with wholesalers), and prompt payment and trade, cash and volume discounts; (iv) amounts incurred resulting from government mandated rebate programs (or any agency thereof); (v) third party (a) rebates, (b) freight, packaging, postage, shipping and applicable insurance charges and (c) chargebacks or similar price concessions related to the sale of the Product; (vi) bad debts; (vii) royalties paid to third parties by Buyer, its Affiliates or Sublicensees in respect of the use of such third party’s intellectual property rights but only if that intellectual property is required to exploit or used in combination with or to enhance the Product or Combination Product; and (viii) reasonable quantities of samples.

For the purposes of this definition, the transfer of a Product by Buyer or one of its Affiliates to another Affiliate of Buyer or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by Buyer or such Affiliate or Sublicensee in respect of the Product or “Combination Product” (subject to the adjustments set forth below) as sold by the Affiliate or Sublicensee to independent third-parties, less the Recognized Deductions.

In the case of any sale of Product or part thereof for value other than in an arm’s length transaction exclusively for cash, such as barter or counter trade, Net Sales will be calculated based on the fair market value of the consideration received less the Recognized Deductions fairly attributable to that transaction.

For Net Sales of a Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/(A+B), where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately.

"Notice of Buy Back Price" has the meaning specified in Section 5.2.

"Notice of Intention" has the meaning specified in Section 5.2.

"Patents" means the patents and applications for patent referred to in Exhibit 11.13.4.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including any Governmental Authority.

"Pharmatel" means Pharmatel Research & Development Pty Limited

"Proceedings" has the meaning specified in Section 11.10

"Products" means Myoconda, Heliconda and Picoconda as described in Exhibit 2.1, in all formulations and dosage forms and in all delivery methods, including all combination products, as well as all ‘next generations’ of same.

"Protected Party" means a Buyer Protected Party or a Seller Protected Party.

"Regulatory Approvals" has the meaning specified in Section 11.7.1.

"Relevant Therapy" has the meaning specified in Section 5.2.

"Retained Intellectual Property" has the meaning specified in Section 4.

"Retained Liabilities" has the meaning specified in Section 3.2

"Required Approvals" has the meaning specified in Section 11.4.

"Revenue Sharing Payments" has the meaning specified in Section 6.2.

"Seller Protected Party" has the meaning specified in Section 16.2

“Sublicense” shall mean any right granted, license given, or agreement entered into, by Buyer and/or its Affiliates and/or Sublicensees to or with any other person or entity permitting any use of the Technology (or any part thereof) or any right to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, sublicense, commercialize and/or distribute the Products for any indication; and the term “Sublicensee” shall be construed accordingly.

“Sublicense Receipts” means royalties actually received by Buyer and/or its Affiliates from third party partner Sublicensees (and/or any further Sublicensees thereof) in respect of the Products, excluding, for example but without limitation, payments received on account of (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in Buyer or any Affiliate thereof at market value, and less the Recognized Deductions which have not already been claimed or deducted by Buyer. For Sublicense Receipts received in respect of a Product sold or supplied as a “Combination Product”, the Sublicense Receipts of such Combination Product will be determined in the same manner as the Net Sales of such Combination Product, mutatis mutandis.

"Tax" or "Taxes" means all taxes imposed of any nature including federal, state, local or foreign income tax, franchise tax, employment related tax, real or personal property tax, sales or use tax, excise tax, stamp tax or duty, capital gains tax, any withholding or back up withholding tax, and value added tax, together with any interest or any penalty.

"Technology" means:

(a)	all inventions subsisting in the Products (including the inventions described in Exhibit 11.13.4); and

(b)	all technical and other information subsisting in or relating to the Products.

"Technology Intellectual Property" shall refer collectively to all Intellectual Property that is owned by, controlled by, used by or licensed to Seller and is associated with the Technology and all documentation evidencing the same, including without limitation those patents listed in Exhibit 11.13.4.

"Third Person Claim" has the meaning specified in Section 16.3.

“USD” means United States Dollars.

2.	Purchase and Sale of Assets

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, or procure Borody at no additional consideration to, sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase from Seller, free and clear of any Liens other than the Assumed Liabilities and the Charges, the Products, the Technology and the Technology Intellectual Property, including all of Seller's rights, title and interest in and to all assets and properties of Seller of whatever kind wherever located, real personal or mixed, tangible or intangible associated with the Products and/or the Technology and/or the Technology Intellectual Property, whether or not appearing on the books and records of Seller, as the same shall exist on the date hereof and/or at Closing (the "Acquired Assets") including all right, title and interest of Seller in, to and under:

2.1.	Assets. (i) the Products and all right to develop, make, have made, use, market, manufacture, sell, license, service and otherwise commercialize the Products and (ii) all assets (including patents, patent applications and other patent rights, data know-how and other Intellectual Property and rights associated therewith) whatsoever that are used by Seller or needed in any way for the development, manufacture, use and/or commercialization of the Products, including the tangible assets listed on Exhibit 2.1A.

2.2.	Materials. All materials, including raw materials, work-in process, samples, finished goods and all quantities of the Products or samples collected in all clinical trials and made available to Seller, whether in the possession of Seller or located at the clinical centers where the clinical trials are taking or have taken place.

2.3.	Assigned Agreements. The Agreements listed on Exhibit 2.3 hereto (including without limitation the rights, relief and remedies for infringements thereunder and rights of protection of interests thereunder, whether arising prior to or following the Closing), including the IP Deeds, and any other Agreement entered into after the Effective Date which had it existed on the Effective Date would have been required to be listed in Exhibit 11.11 and which Buyer notifies Seller it wishes to acquire (collectively, the "Assigned Agreements").

2.4.	Documentation. All books and records and other documentation relating to the Acquired Assets in the possession or under the control of Seller, or held on behalf of Seller, whether in hard copy or machine-readable format, including without limitation: (i) all documentation relating to the research and development of the Technology and the Products; (ii) all documentation relating to the manufacturing, marketing, distribution and sale of the Products; (iii) all documentation relating to testing and clinical trials of the Technology and the Products, including all records, databases, accounts, notes, reports and data, all agreements relating to the conduct of such trials and testing and all reports and results of such testing and trials; and (iv) any regulatory, patent office, governmental or other filing, approval or certification covering the Products or any of them as well as all trials and studies performed in connection therewith.

2.5.	Production Files. All production files and development files (including all specifications, drug manufacturing files, source codes, formulae and other documentation) required for the production, modification and further development of the Products.

2.6.	Approvals. All Approvals with respect to the Acquired Assets and/or the Technology (including without limitation all Regulatory Approvals), all applications for such Approvals and all other correspondence with any Governmental Authority with respect to such Approvals and the application process therefor.

2.7.	Goodwill. All of the goodwill associated with the Technology, including the right to represent oneself as the successor to the Technology.

2.8.	Intellectual Property. All of the Technology Intellectual Property.

2.9.	Claims. Seller's rights, claims and actions against third parties relating to the Acquired Assets arising out of transactions occurring prior to the Closing Date other than in relation to the AMTI Asset Purchase Agreement, including all rights, claims and credits of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Seller for or in connection with any of the Acquired Assets or any Assumed Liabilities.

3.	Assumption and Retention of Liabilities

3.1.	Assumed Liabilities. Subject to the provisions of this Section, at Closing, Buyer shall assume and agree to perform, and to pay or otherwise discharge, in accordance with the stated written terms of the Assigned Agreements, the obligations and Liabilities of Seller following the Closing under the Assigned Agreements, but only to the extent such obligations and Liabilities arise after Closing, and specifically excluding any obligations, third party claims or Liabilities arising from or in connection with any causes of action, breach, violation, default or the failure of performance of Seller, occurring or arising prior to the Closing. The obligations described in this Section 3.1 which are to be assumed by Buyer are collectively referred to as the "Assumed Liabilities".

3.2.	Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or be required to pay or otherwise discharge and hereby expressly disclaims any assumption of any other obligations, third party claims or Liabilities of Seller, whether or not, in any particular instance, any such Liability has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller’s financial statements, including any obligations, third party claims or Liabilities arising from or in connection with any causes of action, breach, violation, default or failure of performance of Seller or any third party occurring or arising prior to Closing, whether or not related to the Products, Technology, or Technology Intellectual Property (the "Retained Liabilities"). Seller shall pay, perform or discharge when due or required to be performed or discharged, or contest in good faith, the Retained Liabilities.

4.	Right of Use

4.1	Licence in Respect of Retained Intellectual Property. As of Closing and for no additional consideration, Seller grants Buyer a worldwide, assignable, perpetual, exclusive right to use any Intellectual Property owned, controlled or otherwise held or used by Seller that it retains and does not transfer to Buyer as part of the Acquired Assets ("Retained Intellectual Property"), for the research, development, manufacture, registration, import/export, use, commercialization, distribution, sale and/or offer for sale of the Products, with a right to freely grant secondary rights (including sub-licences) under such rights.

4.2	Hepaconda and Ibaconda Licence Carveout. For the avoidance of doubt, the obligation imposed on Seller by Section 4.1 to grant Seller a licence (including sub-licenses) and the restriction imposed by Section 4.5 on Seller does not extend to the Intellectual Property identified as Hepaconda or Ibaconda (as same are defined in Exhibit 4.2 hereto); provided that Seller hereby warrants and represents that such Intellectual Property identified as Hepaconda or Ibaconda is not and will not be required in any manner for the development or commercialization of any of the Products. In the event that despite the foregoing representation, the Intellectual Property identified as Hepaconda or Ibaconda shall be required for the research, development, manufacture, registration, import/export, use, commercialization, distribution, sale and/or offer for sale of any of the Products, Seller grants Buyer a worldwide, assignable, perpetual, non-royalty bearing exclusive right to use same as set forth in Section 4.1 above.

4.3	Non Disposal of Retained Intellectual Property. For the avoidance of doubt, Seller shall not dispose of any of the Retained Intellectual Property unless Buyer's rights under the above right to use are preserved. In addition, prior to the lapse of any rights in or registrations relating to the Retained Intellectual Property, Seller shall use its reasonable endeavours to offer such Retained Intellectual Property to Buyer for no additional consideration.

4.4	Related Information. Seller must also share with Buyer, free of charge, all other information which is not part of the Technology Intellectual Property and that is required for the development of the Products.

4.5	Licensing Restrictions. From the Effective Date, Seller shall not grant a license to any of the Intellectual Property licensed to Buyer pursuant to this Section 4 for use in the research, development, manufacture, registration, import/export, use, commercialization, distribution, sale and/or offer for sale of the Products or products that compete with the Products in any way whatsoever or otherwise grant or enter into any agreement, arrangement or commitment according to which a third party is granted any rights that would derogate from or conflict with the rights granted to Buyer pursuant to this Section 4.

5.	Diligence Obligation and Buy Back Option

5.1	Diligence Obligations. The control of the Acquired Assets and the business related thereto on and after Closing will rest exclusively with Buyer and Seller shall not have any right to object to the manner in which same are handled or conducted after the Closing, including any rights to prevent the merger or consolidation of Buyer, any sale or transfer of any shares of Buyer or any assets of Buyer to any third Person or the acquisition of any interests in or assets of any third Person. Notwithstanding the foregoing, Buyer will, if the Closing does occur, make a good faith, continuous and commercially reasonable effort to allocate appropriate financial resources (by itself and/or thorough cooperation with third party partners) to prepare, initiate and complete the clinical development of the Products (with the exception of Picoconda) and file an application for regulatory marketing approval in accordance with industry standards (the “Diligence Obligation”). For the avoidance of any doubt, development failures, negative regulatory decisions, and/or other reasons that are beyond Buyer's control, shall not constitute a breach of the Diligence Obligation.

Buyer agrees to keep Seller informed with respect to activities and progress toward further research, development and commercialization of the Products. Towards this end, as of six months following the Closing, and bi-annually thereafter, Buyer shall promptly provide Seller with written reports summarizing such activities as well as the prosecution and maintenance activities planned or due in respect of the Patents deemed by Buyer to be necessary for the development of the respective Products. Buyer agrees to give Seller written notice as soon as practicable, but no later than 30 days after Buyer becomes aware of the occurrence thereof, of any event of which Buyer becomes aware that is materially related to the safety of a Product (such as serious adverse events) or that concerns any material developments, material failures (including, without limitation, the grant of any regulatory approval), or material events.

5.2	Buy Back Option. Seller's sole and exclusive remedy for a material breach by Buyer of the Diligence Obligation in respect of any of the Products that is not remedied within ninety (90) days of notice by Seller of such breach, shall be the option to acquire the relevant Product, as well as the Intellectual Property, Technology Intellectual Property and Assigned Agreements associated with the relevant Product (the "Relevant Therapy") at the Buy-Back Price (the “Buy Back Option”).

If Seller wishes to exercise its Buy Back Option then it must give a written notice to Buyer of such intention (the "Notice of Intention"). The Notice of Intention must specify: (i) the circumstances upon which Seller is relying in order to effect the Buy Back Option; and (ii) its proposed date for acquiring legal and beneficial ownership in the relevant Product that is the subject of the Buy-Back. The Notice of Intention does not constitute a notice exercising the Buy Back Option.

Promptly, but no later than 21 days after receiving the Notice of Intention, Buyer must calculate the Buy Back Price and give written notice to Seller of same (the "Notice of Buy Back Price"). Buyer must also provide Seller at the time its gives the aforementioned notice with reasonable evidence substantiating its calculations and with a reasonable opportunity to undertake due diligence on the Relevant Therapy.

The “Buy Back Price” with respect to the Product the subject of the Notice of Intention shall be equal to Buyer’s purchase price of the relevant Products as set out in Exhibit 5.2 as well as the Development Costs incurred by Buyer in connection with the Relevant Therapy up to the date of such sale back to Seller.

If Buyer does not dispute Seller’s provision of the Notice of Intention and does not remedy the material breach, Seller will have 30 days after its receipt of the Notice of Buy Back Price from Buyer to exercise the Buy Back Option. The Buy Back Option may be exercised by Seller giving a written exercise notice to Buyer together with payment of the Buy Back Price without any set-off, counterclaim or any other condition (the "Exercise Notice").

Promptly, but no later than 30 days after the receipt by Buyer of the Exercise Notice, Buyer must transfer to Seller (or its nominee which must be an Affiliate) all rights of Buyer in the Relevant Therapy "as-is" with no representations or warranties whatsoever free and clear of all Liens on title created by Buyer. Buyer must also transfer to Seller (or its nominee which must be an Affiliate) all its rights in and under Assigned Agreements which relate to the Relevant Therapy at the same time as the transfer of legal and beneficial ownership of the Relevant Therapy by entering into assignment agreements equivalent in form and substance to those provided by Seller at the Closing hereunder, mutatis mutandis, or that are otherwise to the reasonable satisfaction of Buyer. The provisions of Section 14.1 will apply to sale of the Relevant Therapy except that all references to "Buyer" shall be construed as "Seller (or its nominee)", and vice versa. Any costs associated with the transfer of the Relevant Therapy and associated Assigned Agreements to the Seller pursuant to exercise of the Buy Back Option shall be borne by Seller.

Notwithstanding anything to the contrary in this Agreement, the Option granted by Buyer to Seller in accordance with this Section may be separately exercised by Seller (or its nominee who must be an Affiliate) in respect of any Product which Buyer has committed a material breach of the Diligence Obligations. The occurrence of a dispute between the parties will not prejudice Seller's right to acquire the Relevant Therapy following the resolution of that dispute.

As of the date of the relevant Exercise Notice, all Buyer’s obligations related to the Product and Relevant Therapy covered by the Exercise Notice shall terminate.

5.3	No Assurance. For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by Buyer that any commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and Buyer makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such commercialization. Furthermore, Buyer makes no representation to the effect that the commercialization of any of the Products, or any part thereof, will succeed, or that it shall be able to sell any of the Products in any quantity. The foregoing provision does not qualify the obligation of Buyer to use its good faith, continuous and commercially reasonable effort to fulfill the Diligence Obligation in accordance with Section 5.1.

6.	Payments

6.1	Up-Front Payment. Buyer shall pay, or cause to be paid, USD $500,000 (USD five hundred thousand) to Seller to the account listed in Exhibit 6.1 (the “Closing Payment”). [****]. All payments will be made to the account listed in Exhibit 6.1 unless otherwise instructed by Seller a reasonable time prior to the date of payment.

6.1A	Use of Advance and Grant of Charge. Seller shall use the Advance solely for the payment of the costs and expenses listed in Exhibit 6.1A. In the event that the Closing shall not take place within 45 days of the Effective Date, for any reason whatsoever, the full amount of the Advance shall be repaid to the Buyer immediately upon the expiration of such 45 day period; provided that in the event that prior to such time the Seller’s Board of Directors rescinds its approval of the transactions contemplated hereby or the Seller's shareholders consider and do not approve the transactions contemplated hereby, the full amount of the Advance shall be repaid to the Buyer immediately following that occurrence.

The Advance shall be secured by a registered first ranking equitable mortgage in form and substance satisfactory to the Buyer for the benefit of the Buyer on the entirety of the Technology Intellectual Property (the “Collateral” and the “Mortgage”), as well as a featherweight floating charge in a form and substance satisfactory to the Buyer over all the assets of the Seller (“Featherweight Charge”).

Seller will immediately file the Mortgage and Featherweight Charge (each, a “Charge”) and any reports or documents required to record them with ASIC and the Australian Patent Office and with all foreign equivalents thereof in jurisdictions where Technology Intellectual Property is registered and with any other local or foreign authority as required to give force, effect and priority to each Charge. Seller shall be liable for any amounts required to be paid in order to accomplish such registrations. The Seller hereby represents that the Collateral and all other assets that are subject to the Charge as at the time of the creation of the Charge are free and clear of all mortgages, Liens, loans and encumbrances, claims or any other rights that might impair the rights or the priority of the Buyer pursuant to the Mortgage or the Featherweight Charge. The Seller shall not directly or indirectly create, incur, assume or suffer to exist any liens on the Collateral or any other assets that are subject to the Charge at any time, without the prior written consent of the Buyer.

The Seller shall promptly notify the Buyer in writing of any Insolvency Event that it suffers or is threatened against Seller or any of its assets.

Without limiting in any way the responsibility and obligations of the Seller and not as substitute to such obligations, the Seller hereby irrevocably appoints the Buyer as its true and lawful attorney, with full power of substitution, to act in the name of and at the expense of the Seller in order to do any such act, including without limitation to sign in the name of the Seller any and all documents as may in the opinion of the Buyer be necessary in order to exercise the rights of the Buyer under the Mortgage and/or the Featherweight Charge and realize same. The foregoing right is only exercisable if: (a) Seller suffers an Insolvency Event; or (b) Seller has failed to repay the Advance when required in accordance with the terms of this Agreement or (c) Seller fails to comply with its Closing obligations set out in Section 8.1 (the “Event of Default”).

Without derogating from the terms of the Charges, upon the occurrence of any Insolvency Event or any Event of Default, the Buyer shall be entitled to take all such steps allowed by Applicable Law as it sees fit to collect and realize the Collateral including, without limitation, the appointment of a receiver or manager (the “Receiver”). Seller hereby, to the fullest extent possible under applicable law, irrevocably agrees to the appointment of such Receiver and waives any claim or right to object to such appointment.

Unless otherwise provided in the Charges, Seller alone shall be responsible for the remuneration of the Receiver. The Receiver shall be empowered to do the following:

(a)	to take possession of the assets the subject of the Charges and for that purpose to take any proceedings in the Seller’s name or otherwise as the Receiver shall see fit;

(b)	to sell or agree to the sale of the assets the subject of the Charges, in whole or in part, or to transfer the same, including without limitation to the Buyer, in any manner and upon such conditions as the Receiver may see fit;

(c)	to make any other arrangement with respect to the assets the subject of the Charges or any part thereof as the Receiver may see fit;

(d)	to do all other acts and things which the Receiver may consider to be incidental or conducive to any of the above powers.

Unless otherwise provided in the Charges, all reasonable costs, charges and expenses incurred by the Buyer in connection with all proceedings for enforcement of the Charges shall be recoverable from the Seller.

6.2	Revenue Sharing Payments. [****]. Buyer will pay Seller an amount equal to 7% of Net Sales, and 20% of Sublicense Receipts, actually received by Buyer and/or its Affiliates in respect of the relevant Product, all after recovery by Buyer of all costs and expenses that exceed the Budget (collectively, “Revenue Sharing Payments”).

For the avoidance of doubt, the foregoing obligation applies to Buyer in respect of products which incorporate some or all of the Patents of the applicable Product.

Seller shall be fully and solely responsible for all payments to Borody and the Australian Centre for Digestive Diseases and for any additional payments required to be paid to any third party with respect to the exploitation of the Technology to the extent such payment arises from circumstances that constitute a breach of Seller’s representations hereunder.

6.3	Due Dates for Payment of Revenue Sharing Payments. All payments due pursuant to the provisions of Section 6.2 above shall be due and payable to Seller on a calendar quarterly basis within sixty (60) days following the end of the applicable calendar quarter during which the relevant Net Sales or Sublicense Receipts were actually received by Buyer or its Affiliates. The Buyer must procure its Affiliates who sell the Products to comply with the foregoing obligation.

6.4	Payment Method. Any amounts due to Seller under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds, to the account specified in Exhibit 6.1.

6.5	Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in Europe Edition of the Wall Street Journal (online edition), on the date of the payment. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, Buyer may notify Seller and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Seller or its designee, and Buyer will have no further obligations under this Agreement with respect thereto.

6.6	Invoice; Approvals. Buyer will inform Seller of the amount payable pursuant to any payment to be made hereunder all payments to be made by Buyer to Seller under this Agreement shall be made against receipt of an appropriate invoice in respect of the amount of such payment. Buyer will make payment of all Revenue Sharing Payments into the account of Seller specified in Exhibit 6.1 unless otherwise directed by Seller in writing beforehand and promptly provide the invoice. In the event any payment may require approval of any Governmental Authority, Buyer undertakes to promptly file for approval after engaging in reasonable prior consultation with Seller and in the event that such approval is not received by the due date of payment, Buyer undertakes to effectuate payment as soon as possible following the receipt of the necessary approval. The cost of obtaining any government approvals will be solely borne by Buyer.

6.7	Gross Payments; Taxes. All amounts to be paid to Seller hereunder are gross amounts and are final and inclusive of any applicable Taxes. Any applicable Taxes shall be borne and paid for exclusively by Seller. Buyer may deduct from amounts paid to Seller pursuant to this Agreement any amounts required under Applicable Law to be withheld at source (including VAT) including under any applicable treaty or law. Buyer will provide Seller a certificate evidencing payment of any Withholding Taxes and such other available documentation as is necessary to enable Seller to promptly claim any input tax credits or tax rebates.

7	Record Retention and Audit

7.1	Record Retention and Access. Buyer will maintain, and procure its Affiliates who sell Products to maintain, complete, accurate, up-to-date and auditable books, records and accounts in relation to the Net Sales, Sublicense Receipts, and Development Costs, in sufficient detail to confirm the accuracy of Revenue Sharing Payments and the Buy Back Price payable in accordance with this Agreement. The aforementioned books, records and accounts must be retained for seven (7) after the end of the period to which such books, records and accounts pertain or as required by regulatory authorities in any territory with respect to the books and records applicable to such territory. Buyer will, and will procure its Affiliates, to provide an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Buyer and who agrees to be bound by a customary undertaking of confidentiality with reasonable access to the aforementioned books, records and accounts upon receiving a reasonable request to do so for the sole purpose of complying with an order, request or demand made by a Government Authority until the expiration of seven (7) years following termination of this Agreement.

7.2	Audit. Seller will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Buyer and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to Buyer’s books, records and accounts (including, without limitation, electronic records and accounts) as may be reasonably necessary to verify the accuracy of Net Sales, Sublicense Receipts and Royalties, as applicable, for any period ending not more than twenty-four (24) months prior to the date of such request; provided, however, that Seller will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. The auditing firm will disclose to Seller only the results of its audit and not any other information. Any such audit shall be made during Buyer’s normal business hours and shall not unreasonably interfere with the business of Buyer and shall be completed within a reasonable timeframe. Seller will bear all the costs of such audit, unless a discrepancy of more than 5% exists in favor of the Seller in which case the Buyer will bear the costs of said audit. If, based on the results of such audit, additional payments are owed by Buyer under this Agreement, Buyer shall, at its own cost, have an additional thirty (30) days to conduct an additional (second) audit to verify Seller’s audit results and the discrepancies found during the first audit, and, assuming the two audits reconcile, Buyer shall make such additional payments within thirty (30) days after the date on which such second accounting firm’s written report is delivered to Buyer. Buyer will promptly, but no later than 7 days after the receipt of the second accounting firm's written report, give a copy of that report to Seller. If the results of the two audits do not reconcile, then the parties must engage in good faith negotiations for a period of thirty (30) days with the view of resolving the audit discrepancies as soon as possible. If the parties are unable to reach an agreement as to how the audit discrepancies should be resolved, then a party may engage a third independent auditor (who will be selected by the head of the Institute of Certified Public Accountants in Israel if the parties are unable to agree an auditor) to review the discrepancies between the two audits and conduct (if necessary) a third and final audit to resolve those discrepancies. The third auditor will provide its draft report to Seller and Buyer for their reasonable comment and review before finalizing same. The determination of the third auditor will be final and binding on the parties in the absence of manifest error. The parties shall equally share the costs incurred by the third auditor to be conducted, unless the third audit substantially confirms the results of the either parties’ individual audit in which case the cost of such audit shall be paid by the other party hereto.

7.3	Confidentiality. Seller will treat all information subject to review under this Section 7 in accordance with the confidentiality provisions of Section 14 below.

7.4	Audit of Buyer’s Affiliate. Buyer must procure those Affiliates who sell Products to comply with a written request made by Seller to audit the books, records and accounts of the aforementioned Buyer’s Affiliates. The audit will be conducted in accordance with Section 7.2 and all references to Buyer will be construed as a reference to “Buyer’s Affiliate who sells Products”.

8.	Closing

The consummation of the sale and purchase of the Acquired Assets (the "Closing") shall take place at the Sydney offices of Minter Ellison at 15:00 (Sydney time) in no event later than the second business day after all of the conditions set forth in Section 9 have been satisfied or waived, or at such other date, time or place as Buyer and Seller may agree. Such time and date of Closing are herein referred to as the "Closing Date".

8.1.	Seller’s Closing Obligations. On or prior to Closing, and subject to the performance by Buyer of the obligations on its part to be performed in accordance with Section 8.2, Seller shall deliver to Buyer the following:

8.1.1.	an extract, certified by its Chairman, of the minutes of its Board of Directors meeting approving the entry into and execution by Seller of this Agreement and the Ancillary Agreements, the performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of all transactions contemplated hereunder and thereunder, in form and substance reasonably satisfactory to Buyer.

8.1.2	an extract, certified by its Chairman, of the minutes of its shareholders meeting approving the entry into and execution by Seller of this Agreement and the Ancillary Agreements, the performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of all transactions contemplated hereunder and thereunder, all in accordance with the requirements of the Listing Rules of ASX Limited, the Corporations Act and Applicable Law, in form and substance reasonably satisfactory to Buyer.

8.1.3	possession and control of the Acquired Assets that are capable of being delivered by Seller, including all Assigned Agreements and files contained in one or more CDs or in such other format as may be agreed by the parties unless Buyer requests those assets to be left in situ.

8.1.4	all deeds, bills of sale, endorsements, consents, assignments and documents that may be necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Acquired Assets, including without limitation, fully executed ‘recordal of assignment’ forms in respect of all the patents associated with the Acquired Assets in the form required by IP Australia and/or any other Governmental Authority in any other jurisdiction and any documents required to be entered into and executed by Borody to transfer legal and/or beneficial ownership in such patents to Buyer.

8.1.5	copies of the Ancillary Agreements, duly executed by Seller or Borody, as applicable; as well as all other Exhibits hereto in a form and containing the substance to be agreed between the Buyer and the Seller.

8.1.6	an undertaking duly signed by Pharmatel whereby it waives and releases all rights and interest in and to the Patents and transfers all such rights and interests to Seller, in form and substance acceptable to Buyer.

8.1.7	the Borody Agreement signed by Borody.

8.1.8	copies of all Required Approvals and/or letters of assignment with regard to the Assigned Agreements.

8.1.9	a compliance certificate given by an officer of Seller in form and substance reasonably acceptable to Buyer.

8.1.10	such further instruments and documents as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Buyer in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Acquired Assets to Buyer, including good, sufficient instruments of assignment with respect to the Technology Intellectual Property in recordable form, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Acquired Assets without Lien of any kind.

8.2.	Buyer’s Closing Obligations. At the Closing, and subject to the performance by Seller of the obligations on its part to be performed in accordance with Section 8.1, Buyer shall deliver to Seller the following:

8.2.1	pay the amount of USD [****] to Seller pursuant to Section 6.1 above.

8.2.2	a duly executed copy of resolutions of its Board of Directors approving, inter alia, the execution by Buyer of this Agreement and the Ancillary Agreements, the performance by Buyer of this Agreement and the consummation by Buyer of all transactions contemplated hereunder.

8.2.3	copies of the Ancillary Agreements duly executed by Buyer.

8.3	Completion of Sale and Purchase. The requirements under Sections 8.1 and 8.2 are interdependent and must be completed contemporaneously.

8.4	Remedy for Breach by Buyer. In the event that Buyer does not perform its obligations set out in Section 8.1 in breach of the terms of this Agreement and Seller does not grant an extension for Buyer to satisfy those obligations, then:

8.4.1	Buyer must immediately deliver to Seller on demand, without counter claim or condition or invoking any dispute resolution provision, properly executed documents required to fully discharge and release the Charges;

8.4.2	Buyer will have no right to repayment of any part of the Advance that has been used by Seller in payment of the costs and expenses listed in Exhibit 6.1A in the event that Seller terminates this Agreement pursuant to Section 15.1.6; and

8.4.3	such release of the Charges and loss of right to repayment shall be Seller's sole and exclusive remedy for such breach by Buyer.

8.4	Accounting. From and after the Closing, Buyer shall have the right and authority to collect for its own account all receivables and other related items that are included in the Acquired Assets, but only to the extent that such items accrue after the Closing. To the extent that, after the Closing, Seller or any of its Affiliates receive any payment that is for the account of Buyer or any of its Affiliates according to the terms of this Agreement or the Ancillary Agreements, Seller shall deliver such amount to Buyer by depositing that amount into the bank account nominated in writing by Buyer. To the extent that, after the Closing, Buyer or any of its Affiliates receive any payment that is for the account of Seller or any of its Affiliates according to the terms of this Agreement or the Ancillary Agreements, Buyer shall deliver such amount to Seller by depositing that amount into the bank account listed in Exhibit 6.1 unless otherwise directed in writing by Seller. All amounts due and payable under this Section 8.4, if any, shall be due and payable by Buyer or Seller, as applicable, in immediately available funds within thirty (30) days of receipt thereof.

9.	Conditions to Closing

9.1.	Conditions to Buyer’s Closing Obligations. The obligation of Buyer to comply with Section 8.2 of this Agreement is subject to the reasonable satisfaction or waiver in writing by Buyer of the following conditions on or before the Closing Date:

9.1.1	Seller to procure Borody to enter into the Borody Agreement.

9.1.2	Seller shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date and Borody shall have performed all of his obligations under the Borody Agreement required to be performed by him at or prior to the Closing Date.

9.1.3.	The representations and warranties of Seller contained in this Agreement and of Borody contained in the Borody Agreement shall be true at and as of the Closing Date, as if the Closing Date was substituted for the date in such representations and warranties, and any breach of the representations and warranties does not have a Material Adverse Effect.

9.1.4	All of the Required Approvals and letters of assignment with regard to the Assigned Agreements shall have been obtained by Seller or Buyer, as applicable.

Buyer shall have obtained all governmental permits that are necessary to entitle it to own or lease, operate and use the Acquired Assets or to carry on and conduct the business in respect of same substantially as currently conducted by Seller. Without derogating from the foregoing, Buyer shall have received all Approvals from the competent Governmental Authority(ies) in each applicable country necessary for it to become the sponsor of each of the clinical trials currently being conducted with respect to the Technology in such country.

9.1.5.	Satisfactory completion of Buyer's financial, technical, regulatory, accounting, IP and legal due diligence examination of the Technology, the Products, the Acquired Assets, the Assumed Liabilities and Seller no later than the day prior to the general meeting of shareholders to be held by Seller to obtain approval of the transactions contemplated by this Agreement.

9.1.6	No action, suit, investigation or proceeding have been instituted or, other than by AMTI have been threatened, in each case that has not been withdrawn, dismissed or ceased to be threatened, to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or to restrain the effective operation or use by Buyer of the Acquired Assets. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect that restrains or prohibits any transaction contemplated hereby or the effective operation or use by Buyer of the Acquired Assets. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement or the effective operation or use by Buyer of the Acquired Assets, and neither Buyer nor Seller shall have received written notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated or the effective operation or use by Buyer of the Acquired Assets or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated or restrain the effective operation or use by Buyer of the Acquired Assets.

9.1.7	There shall have been no adverse change in the technological and/or business status, condition or prospects of the Acquired Assets, the Assumed Liabilities, the Technology or the Products or any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Authority, adjudicatory or arbitral proceedings against any of Seller, the Acquired Assets, the Assumed Liabilities, the Technology or the Products or that may affect the consummation of the transactions contemplated hereunder.

9.1.8	All corporate and other proceedings in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements shall have been performed or obtained by Seller (including receipt of its Board of Directors and its shareholders’ approval) , all documents and instruments incident to such transactions and reasonably requested by Buyer shall be reasonably satisfactory in substance and form to Buyer and its counsel, shall have been executed and Buyer and its counsel shall have received counterpart originals or certified or other copies of such documents and instruments as Buyer or its counsel may reasonably request.

9.1.9	Each of (i) the agreement dated 23 March 2007 between Seller and Ind-Swift Laboratories Ltd. for the purchase of Clarithromycin and (ii) the agreement dated 1 May 2006 between Seller and Orphan Australia Pty Ltd (a subsidiary of the Sigma Pharmaceuticals Group) for the grant by Seller of the Myoconda marketing rights in Australia, New Zealand, South Africa, Namibia and certain South East Asian countries shall have been terminated.

9.2.	Conditions to Seller’s Closing Obligations. The obligation of Seller to comply with Section 8.1 of this Agreement is subject to the reasonable satisfaction or waiver in writing by Seller of the following conditions on or before the Closing Date:

9.2.1	Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

9.2.2	The representations and warranties of Buyer contained in this Agreement shall be true at and as of the Closing Date, as if the Closing Date was substituted for the date in such representations and warranties.

9.2.3	All corporate and other proceedings required of Buyer in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements shall have been performed by Buyer.

9.2.4	No action, suit, investigation or proceeding other than AMTI shall have been instituted or threatened, in each case that has not been withdrawn, dismissed or ceased to be threatened, to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect that restrains or prohibits any transaction contemplated hereby No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and neither Buyer nor Seller shall have received written notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated or to nullify or render ineffective this Agreement if consummated, or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated.

9.3	Satisfaction of Conditions. Each party must, to the extent reasonably required by the other party, promptly co-operate with the other party to procure that its respective conditions set out in Sections 9.1 or 9.2, as the case may be, are satisfied as soon as possible but no later than the Closing Date. Without limitation the foregoing, that obligation includes:

9.3.1	providing all reasonably necessary and appropriate information; and
9.3.2	executing all deeds, agreements, instruments, transfers or other documents as may be necessary or desirable.

9.4	Notice of Satisfaction or Request for Waiver. Seller must give Buyer as soon as possible after the Effective Date a written notice that specifies that the conditions in Section 9.1 have been satisfied, and the date on which those conditions were satisfied, and provide documents that evidence to the reasonable satisfaction of Buyer the satisfaction of those conditions. Buyer must give Seller as soon as possible after the Effective Date a written notice that specifies that the conditions in Section 9.2 have been satisfied, and the date on which those conditions were satisfied, and provide documents that evidence to the reasonable satisfaction of Seller the satisfaction of those conditions.

10.	Further Assurances and Undertakings following Closing

10.1.	To the extent any of the Acquired Assets are not assigned or assignable to Buyer, or if the necessary consent to such assignment shall not have been obtained by Seller, as of the Closing Date, Seller shall hold in trust for the benefit of Buyer all of Seller's right, title and interest to such Acquired Assets and assign or deliver the same to Buyer as promptly as possible following the Closing Date. Seller shall cooperate in any reasonable arrangements proposed by Buyer which seek to provide Buyer with the use and benefits of such Acquired Assets as of the Closing Date. With respect to any Assigned Agreement not assigned, transferred, or delivered to Buyer at Closing, the use and benefit of which is requested by Buyer, in the event that Seller is required to make a payment on behalf of Buyer with respect to such Assigned Agreement, Buyer shall (in its discretion) pay that amount itself or advance Seller the required amount for the sole purpose of that payment and Seller must provide a duly issued invoice to Buyer together with receipts evidencing such payment; provided that Seller shall not make a payment under any such Assigned Agreement without first consulting with Buyer. Without derogating from the foregoing, Seller shall terminate and/or cease order and/or receipt of work or services under any Assigned Agreement, if requested to do so by Buyer, immediately upon written request from Buyer, in accordance with the terms of the Assigned Agreement. Without limiting the foregoing, Seller shall use its best efforts, in cooperation with Buyer, to obtain all third party approvals, and shall use its best endeavours to submit letters of assignment with regard to all Assigned Agreements and the other Acquired Assets within four (4) months of the Closing Date. In the event that any required consent as aforesaid is not received within four (4) months as aforesaid, Buyer shall have the option to inform Seller that the provisions of this Section 10,1 shall cease to apply and all rights and Liabilities in respect of relevant Asset shall remain with Seller.

10.2	If, after the Closing, Buyer becomes aware that an asset of Seller that was used in respect of or that is related to the Acquired Assets, including any Intellectual Property, failed to be transferred to Buyer at Closing, Seller covenants and agrees to transfer any such asset to Buyer promptly upon receipt of notice from Buyer to that effect for no additional consideration and such asset shall be deemed to form a part of the Acquired Assets for all purposes under this Agreement.

10.3.	After the Closing, Seller shall from time to time, at the reasonable request of Buyer and without further consideration to Seller, promptly execute and deliver such other instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated herein and to vest in Buyer good and marketable, legal and beneficial title to the Acquired Assets except in relation to those assets not capable of transfer and that are the subject of a licence granted pursuant to Section 4. Additionally, after the Closing, Seller shall deliver to Buyer any additional documents, reports and data related to the Acquired Assets, the Assumed Liabilities, the Technology and the Products requested by Buyer promptly following such request.

10.4	To the extent assets and rights of Seller in existence at the Closing Date necessary for the exploitation of the Acquired Assets and the conduct of business in respect thereof are omitted from the Acquired Assets at Buyer's request Seller will, without additional consideration to it, take all necessary action to transfer the omitted assets or rights to Buyer, pursuant to a bill of sale or assignment agreement, free and clear of all Liens unless those assets are not capable of transfer and are the subject of a licence granted pursuant to Section 4. Nothing in this Section 10 shall derogate from the provisions of Section 13.

10.5	After Closing Seller must pay Buyer on demand without set-off, counterclaim or condition the Closing Payment plus all costs incurred by Buyer in enforcing its Charges if a liquidator is appointed to Seller during the 6 month period following the Closing Date and the liquidator disclaims this Agreement which results in the sale of the Acquired Assets by Seller to Buyer being set aside or invalidated.

10.6	On the day immediately after the 6 month anniversary of the Closing Date, Buyer must give Seller without counterclaim or condition a duly executed Deed of Release and an ASIC Form 312 in respect of the Charge in the form acceptable to Buyer; provided that no allegation, claim or threat has been made by any person prior to that time which has resulted in or which has not been rescinded and if compromised, conceded or litigated, could result in any transaction under this Agreement being void, voidable, unenforceable or defective.

11.	Representations And Warranties of Seller

Seller hereby represents and warrants to Buyer that except as disclosed in the Disclosure Schedule annexed hereto as Exhibit 11 (which disclosures shall qualify the corresponding paragraph of this Section 11) the statements contained in this Section 11 are true and correct as at the Effective Date and will be true and correct as of the Closing Date, as if the Closing Date was substituted for the date in such representations and warranties.

11.1.	Corporate Organization and Power. Seller is a corporation duly organized and validly existing under the laws of Australia, and has all requisite corporate power and authority, and all licenses, authorizations, consents and Approvals of any Governmental Authority required to carry on its business and to own, lease and operate its assets and properties as now owned, leased and operated, except where the failure to have such a license, authorization, consent or Approval, could not, individually or in the aggregate, have a Material Adverse Effect.

11.2.	Authorization. Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. The Board of Directors and the shareholders of Seller, to the extent required, have taken all action required by Applicable Law, ASX Listing Rules, and the respective Corporate Documents of Seller and otherwise to duly and validly authorize and approve the execution, delivery and performance by it of this Agreement, the Ancillary Agreements and the consummation by it of the transactions contemplated herein and therein and no other corporate proceedings on the part of Seller are, or will be, necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements at Closing shall have been, duly and validly executed and delivered by Seller and constitute or shall constitute the legal, valid and binding obligations of Seller, enforceable against each of them in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

11.3.	Non-Contravention. Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (i) contravene or conflict with any Corporate Documents of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, or any of the Acquired Assets, which could have a Material Adverse Effect; (iii) result in the creation or imposition of any Lien on any of the Acquired Assets, or (iv) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any Assigned Agreements, Approval, instrument or other material agreement or obligation relating to the Acquired Assets. Without derogating from the foregoing, the Seller warrants and represents that the execution of this Agreement will not result in any breach under the asset purchase agreement between Seller and Australian Medical Therapy Investments Pty Ltd in relation to the sale of "Myoconda", which agreement was terminated on 15 June 2010.

11.4.	Consents and Approvals. Except as described in Exhibit 11.4 hereto (collectively the "Required Approvals"), no Approval of or notification to any individual or entity or Governmental Authority is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated herein and therein.

11.5.	Acquired Assets. Seller has legal and beneficial ownership and good, valid and marketable title in and to the Acquired Assets, free and clear of any Liens, other than in respect of: (a) the patents relating to the Acquired Assets which are legally owned by Borody for the benefit of Seller and which Borody will transfer to Buyer at Closing, (b) the Charges which will be created on the Effective Date in accordance with Section 6.1A; and (c) the Assumed Liabilities, and upon delivery to Buyer at Closing of the instruments of transfer contemplated by Sections 8.1.3 and 8.1.5, Buyer shall thereby acquire legal and beneficial ownership and good, valid and marketable title in and to the Acquired Assets, free and clear of any Liens, other than the Assumed Liabilities or those Acquired Assets which are not capable of being transferred and are the subject of the grant of a licence in accordance with Section 4. The Acquired Assets are in good and serviceable condition and are suitable for the uses for which used by Seller. The Acquired Assets comprise all of the material assets, of any type, necessary for the exploitation of the Acquired Assets or conduct of business with respect to the Acquired Assets and the exploitation of the Technology and the Products by Buyer as same has been heretofore conducted by Seller, and there are no material assets or properties owned, controlled, leased, licensed or used by Seller in the exploitation of the Acquired Assets or the operation of business in respect of the Acquired Assets or the exploitation of the Technology and the Products that will not be transferred to Buyer hereunder. There are no outstanding Liabilities or Liens related to the Acquired Assets or the Products other than the Assumed Liabilities.

11.6.	Manufacturing and Marketing Rights. Seller has not granted any rights to manufacture, produce, assemble, license, market or sell any Products and no Person has any rights to manufacture, produce, assemble, license, market or sell any Products with the exception of the Compounding Chemist.

11.7.	Regulatory Matters.

11.7.1.	Seller has obtained and holds all necessary and applicable Approvals required by any Governmental Authority to permit the development, preclinical and clinical testing of the Products in jurisdictions where it currently conducts such activities (for the purposes of this Section 11.7, the "Regulatory Approvals"). Exhibit 11.7.1 sets forth a list and description of each such Regulatory Approval, copies of which have been provided to Buyer. Each Regulatory Approval is valid and in full force and effect and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Regulatory Approval or which permits or, after notice or lapse of time (other than the expiration of the term of a Regulatory Approval) or both, would permit revocation, termination or result in a denial to renew of any such Regulatory Approval, or which would reasonably be expected to adversely affect the rights of Seller under any such Regulatory Approval and (ii) no notice of cancellation, of default or of any dispute concerning any Regulatory Approval, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller. None of the Regulatory Approvals will be terminated, revoked, modified or become terminable or impaired as a result of the consummation of the transactions contemplated hereunder and there are no facts or circumstances which could or may cause any Regulatory Approval to be terminated, revoked, modified or become terminable or impaired. Seller is in compliance with the terms and conditions of each Regulatory Approval and all applicable reporting requirements for all Regulatory Approvals including, but not limited to, applicable adverse event reporting requirements.

11.7.2.	Seller has not received any written notice or other written communication from any Governmental Authority (i) contesting the pre-market clearance or approval of the uses of or the labeling and promotion of any Product or (ii) otherwise alleging any violation of Applicable Law or Regulatory Approval by Seller or the Products or Technology.

11.7.3.	Seller has not received any notice of, and there are no facts or circumstances with could or may cause, any recalls, field notifications or seizures or adverse regulatory actions taken or, threatened by any Governmental Authority with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored, and Seller has never either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any of the Products or provided post-sale warnings regarding any of the Products.

11.7.4.	The clinical trials with respect to the Technology and the Products have been conducted with reasonable care and in accordance with the stated protocols for such clinical trials. All clinical trials of the Products intended to be used to support regulatory clearance or approval have been and are being conducted in compliance with all Applicable Laws in the European Union, the United States and all other countries where such compliance is required, governing the conduct of such clinical trials.

11.7.5.	All filings with and submissions to all Governmental Authorities made by Seller with regard to the Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

11.7.6.	Seller has not received any notice of, and to the best of the knowledge and belief of Seller after due enquiry there has been no, personal injury or damage to property suffered from the use of any of the Products or the Technology in any clinical trial or otherwise.

11.8.	Compliance with Applicable Laws. With respect to the transactions contemplated by this Agreement, the Technology, the Products, the Acquired Assets and the Assumed Liabilities, Seller has not violated or infringed, nor is it in violation or infringement of, any provision of Applicable Law or any order, writ, injunction or decree of any Governmental Authority and Seller or Borody and each of its officers, directors, employees and agents have complied with all Applicable Laws. No claims have been filed or threatened against Seller alleging a violation of any Applicable Law in connection with the Products, the Technology, the Acquired Assets or the Assumed Liabilities nor does Seller know of any fact or circumstance which may cause such a claim to be filed against it.

The exploitation of the Acquired Assets or conduct of business with respect to the Acquired Assets comply and have complied with all Applicable Laws relating to or addressing safety, human health, pollution or protection of the environment, emissions discharges or releases of Hazardous Materials or the investigation, cleanup or other remediation thereof ("Environmental Laws"). Seller has obtained all environmental, health and safety Regulatory Approvals necessary for the use and operation by the Company of the Acquired Assets and the conduct of business with respect to the Acquired Assets and Exhibit 11.8 sets forth a list and description of each such Regulatory Approval, copies of which have been provided to Buyer. All such Regulatory Approvals are in full force and effect, Seller is and has been in compliance with all material terms and conditions of such Regulatory Approvals, there is no action or proceeding pending, alleged in writing or to the knowledge of Seller threatened against Seller to revoke or modify such Regulatory Approvals, and neither the execution or delivery of this Agreement nor compliance by Seller with any of the provisions herein will result in the termination or revocation of any such Regulatory Approvals. Seller does not use in the exploitation of the Acquired Assets or conduct of business with respect to the Acquired Assets any material that is regulated under, or which is the subject of, applicable Environmental Laws.

11.9.	Approvals. Other than the Regulatory Approvals, there are no other Approvals of any Governmental Authorities (or of any other Person) necessary for Seller to exploit the Technology and own and operate the Acquired Assets as currently exploited, owned or operated.

11.10.	Litigation. There are no (i) current actions, suits, claims, hearings, arbitrations, proceedings (public or private) or current governmental investigations, pending or to the best of the knowledge or belief of Seller after due enquiry threatened, against or by Seller (collectively, "Proceedings"), nor any Proceedings or investigations or reviews by any Governmental Authority, pending or to the best of the knowledge and belief of Seller after due enquiry threatened against or relating to the Products, the Technology, any of the Acquired Assets or Assumed Liabilities or otherwise affecting the Products, the Technology, any of the Acquired Assets or Assumed Liabilities, or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements; or (ii) existing orders, judgments or decrees of any Governmental Authority naming Seller or Borody in connection with the Products, the Technology, any of the Acquired Assets or Assumed Liabilities.

11.11.	Assigned Agreements. Except for this Agreement, the Compounding Agreement and any Agreements listed in Exhibit 11.11, Seller is not a party to or bound by any Agreement with respect to the Acquired Assets or the conduct of business with respect to the Acquired Assets. Seller has delivered to Buyer true and correct copies (or summaries, in the case of any oral Agreements) of all agreements listed in Exhibit 11.11. Each of the Assigned Agreements is in full force and effect and each Assigned Agreement is a legal, valid and binding obligation of Seller, and to the knowledge of Seller each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and neither Seller nor, to the best of the knowledge and belief of Seller after due enquiry, any other party thereto is or has been alleged to be in breach, violation or default thereunder and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or by any such other party. Seller is not currently renegotiating any of the Assigned Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each Assigned Agreement have heretofore been delivered to Buyer by Seller. Each Assigned Agreement may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.

11.12.	Restrictions on Business Activities. There is no contract (including covenants not to compete), judgment, injunction, order or decree binding upon Seller that has or could reasonably be expected to have, whether before or after consummation of the transactions contemplated by this Agreement, the effect of prohibiting or impairing any current or future business practice of Seller, any acquisition of property (tangible or intangible) by Seller or the conduct of business by Seller, all as same relate to the Technology, the Products and the Acquired Assets. Without limiting the generality of the foregoing, Seller has not entered into any customer or similar Contract that includes “most favored licensee/manufacturer/distributor” or similar clauses restricting or otherwise impacting the right of Seller to develop, license, manufacture or commercialize the Products in any manner or under which Seller is restricted from selling, licensing or otherwise distributing any of the Technology or Products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

11.13	Technology Intellectual Property

11.13.1.	Exhibit 11.13.1 lists all Technology Intellectual Property that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority, or that is licensed to or from any third party(ies). Seller has delivered or made available to Buyer complete and accurate copies of correspondence, Agreements, file histories and office actions relating to the patents and patent applications and invention disclosures listed in Exhibit 11.13.1. Each item of Technology Intellectual Property owned, licensed or used by Seller immediately prior to the Closing Date will be owned, licensed to or available for use by Buyer on identical terms and conditions immediately after the Closing Date once Buyer has attended to the registration of its ownership interest with the relevant Government Authority.

11.13.2.	Each item of Technology Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Technology Intellectual Property have been paid and all necessary documents and articles in connection with such Technology Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Technology Intellectual Property. There are no actions that must be taken by Seller within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting or preserving or renewing any Technology Intellectual Property. Seller has not claimed “small business status” or other special status in the application for or registration of any Technology Intellectual Property.

11.13.3.	Except in relation to the Charges created in accordance with Section 6.1A of this Agreement, Seller owns, free and clear of any Lien, and possesses all right, title and interest, in and to all Technology Intellectual Property. The Technology Intellectual Property constitutes all the Intellectual Property necessary for the exploitation of the Technology and the development and commercialization of the Products. There are no outstanding royalty obligations, honoria, Liens, or limitations on use related to the Acquired Assets of any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Technology Intellectual Property other than the Assumed Liabilities and the Charges created in accordance with this Agreement, as well as the Compounding Agreement. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Technology Intellectual Property.

11.13.4	Exhibit 11.13.4 contains a complete and accurate list and description of all Patents used in connection with, or necessary to exploit the Acquired Assets or conduct business with respect to the Acquired Assets. Seller is the sole owner of all right, title, and interest in and to each of the Patents listed in Exhibit 11.13.4 free and clear of all Encumbrances, equities, and other adverse claims and has the right to use the same without further payment to a third party, except in relation to: (a) certain Myoconda Patents which are legally owned by Borody for the benefit of Seller as listed on Exhibit 11.13.4; and (b) the Charges created in accordance with this Agreement.

All of the issued Patents listed in Exhibit 11.13.4 are currently in compliance with all Applicable Law (including payment of filing, examination, and maintenance fees and proofs of working or use), and are not on the date hereof subject to any maintenance fees, Taxes, or actions falling due within one hundred eighty days following the date hereof. With respect to all applications for the issuance of Patents listed in Exhibit 11.13.4, such applications are pending and in good standing and there is no nonextendable filing, action, or response the due date of which is or will be within one hundred eighty days following the date hereof.

No Patent listed in Exhibit 11.13.4 has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and, to the knowledge of Seller, there are no potentially interfering patents or patent applications of any third party with respect to such Patents.

No Patent listed in Exhibit 11.13.4 has been challenged or, to the knowledge of Seller, threatened in any way.

Seller has not expressly agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Patents listed in Exhibit 11.13.4 with the exception of Borody in relation to those Myoconda Patents which he legally owns for the benefit of Seller as listed on Exhibit 11.13.4.

11.13.5	Exhibit 11.13.5 identifies each item of the Technology Intellectual Property that comprises a Trademark or registered design rights (including applications in respect thereof), and also identifies certain (non-exhaustive) items of the Technology Intellectual Property that comprise a Copyright.

11.13.6.	All Technology Intellectual Property was created solely by either (i) employees of Seller acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to Seller or (ii) other Persons who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to Seller, and no other Person owns or has any rights to any portion of such Technology Intellectual Property. Seller is not using, and it will not be necessary to use, (i) any inventions or other Intellectual Property rights of any of its past or present employees or contractors made prior to or outside the scope of their employment for Seller or (ii) any confidential information or trade secrets of any former employer of any such person. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Technology Intellectual Property on behalf of Seller and all officers and technical employees of Seller either (i) undertook that work "in the course of their employment" with Seller in accordance with Applicable Law that has accorded Seller full, effective, sole, exclusive and original ownership or exclusive license of all tangible and intangible property thereby arising in such Technology Intellectual Property, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective, sole and exclusive ownership or license of all tangible and intangible property arising thereby.

11.13.7.	Seller is the sole and exclusive licensee or recipient of services under the Assigned Agreements and the sole and exclusive owner or licensee of the Acquired Assets.

11.13.8.	Seller has not transferred ownership of, or, other than under the Compounding Agreement, granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights in or to joint ownership of, any Technology Intellectual Property to any other Person.

11.13.9	No Intellectual Property that is or was Technology Intellectual Property has been permitted to lapse or enter the public domain.

11.13.10	The exploitation of the Technology and the development and commercialization of the Products by Seller has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property right of any other Person, nor does same violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which Seller has exploited, owned or operated the Technology. Seller has not received any notice from any third party of any infringement, misappropriation or violation by Seller of any Intellectual Property right of any third party and no notice has been received by Seller challenging Seller's rights to any of the Technology Intellectual Property. No claim by any third party contesting the validity of any Technology Intellectual Property has been made or, to the knowledge of Seller, is threatened. Seller has not received any offer for a license of Technology Intellectual Property, including but not limited to patent rights, from any Person in connection with an allegation by such Person that Seller has infringed or misappropriated any of the Intellectual Property of such Person. Seller has not received any opinion of counsel that any third party Patent has been, would be or is being directly or indirectly infringed by the exploitation of the Technology, including with respect to any Product. No third party is infringing any Technology Intellectual Property.

11.13.11	The Assets (including the Products and the Technology) do not comprise any software code.

11.13.12	None of the Technology Intellectual Property that was developed or acquired by Seller was developed by or on behalf of, or using grants or any other subsidiaries of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Technology Intellectual Property. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Technology Intellectual Property, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

11.13.13	All Technology Intellectual Property is in such form and is described in sufficient detail and content to identify and explain the Technology and Products to a qualified individual and to allow the full and proper use of such Technology and Products by such qualified individual without reliance on the knowledge or memory of any particular other individual. The Technology Intellectual Property is sufficient for the exploitation of the Acquired Assets or conduct of business with respect to the Acquired Assets as conducted by Seller.

11.13.14	All Technology Intellectual Property will be fully transferable, alienable and licensable by Buyer after the Closing without restriction and without payment of any kind to any Person.

11.14.	Insurance. Exhibit 11.14 contains an accurate and complete list of all insurance Policies owned or held by Seller in connection with or relating to the Technology and the Products (the "Policies"). The Policies are in scope and amount customary and reasonable for businesses of a similar nature and are sufficient to cover all of Seller's obligations under the Assigned Agreements and under the past clinical trials related to the Technology and the Products. All of the Policies are in full force and effect and all premiums with respect thereto have been paid. Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years.

11.15.	Relations with Suppliers. In connection with the Technology and the Products, no material current supplier of Seller has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services either prior to or following the Closing Date.

11.16. Indemnification Obligations. Neither Seller nor Borody is a party to any Agreement in connection with the Technology and the Products that require Seller or Borody to indemnify any Person with the exception of Borody in relation to the transfer of the relevant Myoconda patents to Buyer at Closing.

11.17.	Absence of Certain Business Practices. Neither Seller, nor any director, officer, employee or agent of Seller, or any other Person acting on behalf of Seller, has, directly or indirectly, given or agreed to give any gift or similar benefit or agreed to make or made any payment to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller, taken as a whole (or assist it in connection with any actual or proposed transaction) which (i) would reasonably be expected to subject any of Seller or Buyer to any damage or penalty in any civil, criminal or governmental litigation proceeding; or (ii) violated or violates any Applicable Law.

Furthermore, there have not been any prepaid expenses made by or to the Seller in respect of the Acquired Assets, including any deposits with third Parties in respect of future performance.

11.18.	Governmental Funding. There are no outstanding obligations or royalty payments towards any Governmental Authority related to the Technology or the Products.

11.19	Budget. The Budget annexed hereto as Exhibit 11.19 (the "Budget") has been prepared in good faith with due diligence, care and consideration, and reflects in good faith Seller's estimation of the resources necessary to accomplish the matters discussed therein.

11.20	Affiliates. Seller has no Affiliates other than Borody.

11.21.	Taxes. There are no material unpaid Taxes, assessments or public charges of any type or nature whatsoever, due or payable to any Governmental Authority, which are or could become a Lien or charge against or otherwise affect any of the Acquired Assets.

11.22	Preferences; Solvency.

11.22.1 Seller is not now insolvent within the meaning of section 95A of the Corporations Act and will not be rendered insolvent by any of the transactions contemplated by this Agreement. Seller is not subject to an administration under Part 5.3A of the Corporations Act. Borody is not a person who is disqualified from managing corporations under the Corporations Act or bankrupt under the Bankruptcy Act 1966 (Cth).

11.22.2 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii)Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iii) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

11.22.3 There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

11.23	Absence of Material Adverse Changes. Except in connection with the transactions contemplated hereby, as expressly contemplated by this Agreement or consented to in writing by Buyer, since June 10, 2010, (a) there has not been any circumstance, effect, change or event that has had or could reasonably be expected to have a Material Adverse Effect on Seller, and (b) the Technology has been exploited only in the ordinary course of business, consistent with past practice.

11.24	Brokers. Other than a fee payable by Seller to TM Ventures Pty Ltd (ABN 95 128 246 293) in the amount of 3% of the amounts paid to Seller hereunder, as to which Buyer is not assuming any responsibility, neither Seller nor any of its directors, officers or employees has engaged any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

11.25.	Disclosure. Seller has provided Buyer with all information Buyer has requested. Neither this Agreement (including the Exhibits hereto), the Ancillary Agreements nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. To the best knowledge and judgment of Seller, there is no material fact or information relating to the exploitation of the Acquired Assets or conduct of business with respect to the Acquired Assets, the Products, the Technology, the Acquired Assets or the Assumed Liabilities that has not been disclosed by Seller to Buyer.

12.	Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that the statements contained in this Section 12 are true and correct as of the Effective Date and the Closing Date:

12.1.	Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has all requisite corporate power and authority, and all licenses, authorizations, consents and Approvals of any Governmental Authority, required to carry on its business as conducted prior to the Closing and to own, lease and operate the assets and properties of Buyer as now owned, leased and operated, except where the failure to have such a license, authorization, consent or Approval, could not, individually or in the aggregate, have a Material Adverse Effect.

12.2.	Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. The Board of Directors of Buyer has taken all action required by Applicable Law and its Corporate Documents and otherwise to duly and validly authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated herein and therein and no other corporate proceedings on the part of Buyer are, or will be, necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been and the Ancillary Agreements at Closing shall have been duly and validly executed and delivered by Buyer and constitute or shall constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

12.3	Resources. Buyer reasonably believes that it has and/or can procure the resources necessary to commercialize and develop the Acquired Assets in accordance with the Diligence Obligation.

13.	Covenants

13.1.	No Action. Seller agrees that for the period ending on the Closing Date, Seller will not directly or indirectly, through any agent or otherwise, solicit, accept, initiate or encourage (by providing Confidential Information or otherwise) submission of proposals or offers from any person or entity or negotiate or suggest negotiations at any future time with or to any other person any transaction related to or which may affect, directly or indirectly, the exploitation of the Acquired Assets or conduct of business with respect to the Acquired Assets, the Acquired Assets, the Assumed Liabilities, the Technology or the Products. The foregoing restriction does not prevent Seller from selling, licensing, or dealing with Hepaconda or Ibaconda provided that those patents and associated intellectual property are not the subject of the Charges. The foregoing restriction does not apply if Seller proposes to exercise or exercises its Buy Back Option.

13.2.	Non-Competition.

13.2.1	Restraint. Seller agrees and undertakes that neither Seller or its Affiliates nor Borody or his Affiliates, will, without the prior written consent of Buyer directly or indirectly, as owner, part-owner, financier, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever (a) supply or grant services or rights similar to or competing with the Products or the Technology; or (b) supply goods or services that assist any other person, entity, or organization in competing or in preparing to compete with the Products or the Technology; all provided that Borody may, in the context of his private medical practice as a gastroenterologist in his own private clinic treat patients afflicted with the same indications that the Products treat; provided that Borody does not use the Technology Intellectual Property and provided further that Borody shall provide Buyer with prior written notice of such activities and Buyer shall have a right of first refusal to purchase rights to such treatments on terms substantially similar to those of a bona fide offer by a third party. The foregoing restrictions do not prevent Seller from selling, licensing, or dealing with Hepaconda or Ibaconda provided that those patents and associated intellectual property are not the subject of the Charges. The foregoing restrictions do not apply if Seller proposes to exercise or exercises its Buy Back Option.

13.2.2	Period of Restraint. The undertakings in Sections 13.1 and 13.2 are given for a period commencing on the Effective Date and ending on

(a)	the date on which the Seller is no longer entitled to receive payments in accordance with Section 6.1 of this Agreement;

(b)	the tenth anniversary of the Effective Date; or

(c)	the fifth anniversary of the Effective Date; or

(d)	the date that is one year after the Closing Date; or

(e)	the exercise of the Buy Back Option in respect of the Relevant Therapy.

13.2.3	Geographic Restraint. The undertakings given in Section 13.1 only apply if the activity prohibited under this clause occurs:

(a)	globally;

(b)	within Israel, Australia, North America, Europe, or Asia;

(c)	within Israel, Australia, North America, or Europe;

(d)	within the United States of America;

(e)	within Israel or Australia;

(f)	within Australia.

13.2.4	Sections 13.2.1, 13.2.2, and 13.2.3 have effect together as if they consisted of separate provisions, each being independent and severable from each of the others. Each separate provision results from combining each undertaking in Section 13.2.1 with each period in Section 13.2.2 and combining each of those combinations with each separate area inSection 13.2.3. If any of those separate provisions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions or other combinations of those separate provisions of Sections 13.2.2 and 13.2.3.

13.2.5	This Section 13.2.1 does not restrict:

(a)	Borody (or any other employee of Seller) from performing any employment agreement with Buyer or conducting his medical clinic;

(b)	Seller or its Affiliates or Borody or his Affiliates holding 1% or less of any class of stock or securities of a publicly listed company, provided that Seller or its Affiliates and Borody or his Affiliates have no active role in that company;

(c)	Seller or its Affiliates recruiting a person through a recruitment agency (except if the agency targets Buyer's employees) or as a response to a newspaper, web page or other public employment advertisement;

(d)	Seller from selling, licensing, or dealing with Hepaconda or Ibaconda provided that those patents and associated intellectual property are not the subject of the Charges or part of the Technology Intellectual Property or licensed to Buyer under Section 4 hereto;

(e)	Seller from proposing to exercise or exercising its Buy Back Option;

(f)	Seller from enjoying the full incidents of ownership of the Relevant Therapy acquired by it as a result of exercising its Buy Back Option.

13.2.6	The Seller acknowledges that:

(i)	all the prohibitions and restrictions contained in this Sections 13.2.1, 13.2.2., 13.2.3 and 13.2.4 are reasonable in the circumstances and necessary to protect the goodwill in the Products and Technology acquired by Buyer;

(ii)	damages are not an adequate remedy if Section 13.2.1 is breached; and

(iii)	Buyer may apply for injunctive relief if:

(A)	Seller or its Affiliate breaches or threatens to breach Section 13.2.1; or

(B)	it believes Seller or its Affiliate is likely to breach Section 13.2.

13.3	Operations Prior To Closing. During the period from the Effective Date and continuing until the Closing, Seller agrees to exploit the Technology in the ordinary course of business consistent with past practice. Furthermore, Seller agrees to pay all indebtedness when due, to use reasonable efforts to pay or perform other obligations when due and agree to preserve the business conducted with respect to the Acquired Assets, the Acquired Assets and Technology and preserve the relationships of Seller with suppliers, investigators, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of Seller relating to the Acquired Assets and the Assumed Liabilities, the Technology and the Products at the Closing. Without limiting the generality of the foregoing, except (i) as expressly contemplated herein or (ii) with the prior written consent of Buyer, Seller shall not until Closing:

13.3.1.	sell, license or transfer to any person or entity any rights to any of the Acquired Assets, the Assumed Liabilities, the Technology or the Products or enter into any agreement or undertake any new obligation with respect to any of the same, with any person or entity;

13.3.2.	terminate or extend, or amend, waive, modify, or violate the terms of, any Agreement related to the Acquired Assets, the Assumed Liabilities, the Technology or the Products;

13.3.3.	incur any indebtedness or create a Lien over any of the Acquired Assets, the Assumed Liabilities, the Technology or the Products other than in relation to the Advance and Charges.

13.3.4.	enter into any transaction for a merger of Seller or the sale of all or substantially all of the shares of Seller, which may affect, directly or indirectly, the Acquired Assets, the Assumed Liabilities, the Technology or the Products.

13.4.	Material Adverse Effect. Seller shall immediately notify Buyer, in writing, when it becomes aware of the occurrence of any event or condition which may have a Material Adverse Effect on the technological and/or business status, condition or prospects of the Acquired Assets, the Assumed Liabilities, the Technology or the Products, or of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority or any adjudicatory or arbitral proceedings against any of the Acquired Assets, the Assumed Liabilities, the Technology, the Products or Seller, and shall keep Buyer fully informed of such events and shall permit Buyer prompt access to all necessary materials prepared in connection therewith provided that Seller does not lose the right to assert "legal professional privilege" over those documents. If Seller is unable to provide Buyer with a document because it would lose the right to assert "legal professional privilege" over that document, then Seller must pursue any viable alternatives (if any) which will provide Buyer with substantially similar information.

13.5.	Insolvency Events. Following the Closing, Seller undertakes:

13.5.1	not to voluntarily effect the winding up or dissolution of Seller, if the Seller is solvent in accordance with the provisions of the Corporations Act;

13.5.2	to notify Buyer immediately upon the commencement of any Insolvency Event or any other event that could reasonably lead to an Insolvency Event; and

13.5.3	to promptly, at its expense, take all measures as are required for preventing, discharging, terminating, removing or achieve a stay of any Insolvency Event.

13.6.	Assistance. Following the Closing and if so requested by Buyer, Seller will reasonably assist Buyer at Buyer's expense in registering Buyer's rights in and to the Technology Intellectual Property with all Governmental Authorities with which Buyer shall choose to register the same, including in the preparation and submittal of all applications and other documents in connection therewith. At Buyer's request, Seller will execute all documents reasonably required in order to effect such registrations.

Without derogating from the foregoing, Seller hereby irrevocably undertakes to execute all rightful oaths, assignments, powers of attorney and other papers; communicate to Buyer all facts known and documents available to Seller relating to the Acquired Assets and the history thereof which Buyer shall reasonably consider desirable for aiding in securing its rights in and to the Acquired Assets.

From and after execution of this Agreement and for a period of 3 months following the Closing (the “Knowledge Transfer Period”), Seller shall transfer to representatives of Buyer the know-how necessary or beneficial for the development and manufacture of Products.

13.7.	Use of Name and Trademarks. Seller agrees on behalf of itself and its Affiliates, that from and after the Closing that it will not use the names “Myoconda®”, “Heliconda®”, and “Picoconda®” or any abbreviation of or derivation from such names or any names similar to them in any form whatsoever, including in respect of advertising and promotional materials, except as required in reports to regulatory authorities (including ASX and ASIC), in audit reports for the Seller’s annual reports, and in communications to Seller’s shareholders in respect of Revenue Sharing Payments and sublicensing fees received hereunder. Seller agrees that from and after the Closing, it will not use, license or authorize any third party to use, any other name, slogan, logo, trade name or trademark (“Name”) or any abbreviation of or derivation from any such Name or any Name similar to any Name used in connection with the Acquired Assets or the Technology or the Products as of the Closing Date.

13.8	Access to Information. During the period from the Effective Date until the earlier of Closing or termination of this Agreement, (i) Seller shall afford Buyer and its accountants, counsel and other representatives, reasonable access during normal business hours to (A) all of Seller’s properties, books, contracts, commitments and records relating to the Technology and the Acquired Assets and (B) all other information concerning the business, properties and personnel of Seller relating to the Technology and the Acquired Assets as Buyer may reasonably request, and (ii) Seller shall provide to Buyer and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

Subject to compliance with Applicable Law, until the earlier of the termination of this Agreement and the Closing, Seller shall cause the officers of Seller to confer from time to time as reasonably requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of Seller and the general status of the ongoing business and operations of Seller, as relates to the Acquired Assets.

No information or knowledge obtained in any investigation in accordance with this Section 13.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement.

13.9	No Liability for Employees. Buyer does not assume any obligation of Seller to any of its employees or consultants, or to any former employees or consultants of Seller and Seller shall remain solely and exclusively responsible and liable therefor.

13.10.	Public Statement. Except if Seller needs to respond to any inquiry made by the ASX or make an urgent announcement, the parties shall use their reasonable endeavours to agree upon a statement or communication to the public or press or announcement to the ASX concerning this Agreement to be released upon the Closing. All other statements or communications to the public or press concerning the transactions contemplated hereunder shall be mutually agreed upon, other than statements and communications which contain information which was previously released as agreed upon between the parties, for which approval is not required. Nothing herein shall prevent a party hereto from releasing any information if required to do so by Applicable Law, in which case best efforts to consult with the other parties will be made prior to any such release so that they may seek a protective order or other appropriate remedy, and further provided that in the event that such protective order or other remedy is not obtained, the disclosing party shall furnish only that portion of the information which is legally required. Notwithstanding the aforesaid, until the Closing, the parties may individually contact all relevant third parties in connection with the third party approvals and/or letters of assignment contemplated by this Agreement and following the Closing, any such contact shall be made only by Buyer or at Buyer's request by the parties together.

13.12	Costs and Expenses of Transfer. All costs and expenses related to the assignment of the Acquired Assets and the Assumed Liabilities to Buyer shall be borne by Seller.

13.13	Access to Records. For a period of seven (7) years after the date of the last payment made in accordance with Section 6.2, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Acquired Assets which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven (7) year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

13.14	Combination Products. If Buyer sells a Combination Product during the term of this Agreement, then Buyer must promptly enter into good faith negotiations with Seller with a view to agreeing the value of the other product or device included in the Combination Product before any Revenue Sharing Payments are made in respect of that Combination Product. Buyer must also provide all information reasonably requested to determine the value of the other product or device included in the Combination Product. If the parties are unable to agree the value of the other product or device included in the Combination Product, then the dispute will be resolved in accordance with Section 17.5.

13.15	Loss Leaders. If Buyer gives away Products free of charge as ‘loss-leaders’ in order to promote sales of other products, Net Sales of such Products will be calculated based on the average unit selling price of such Product at the relevant time.

13.16	Insurance. Buyer agrees to procure and maintain from a reputable insurer insurance policies against such liabilities in respect of the development and commercialization of the Products as are customary and necessary in the industry.

13.17	Patents. Buyer undertakes to inform Seller in writing promptly if Buyer decides not to prosecute and maintain a Patent. In such event Seller shall have the right to take over the prosecution, maintenance, development and commercialization of that Patent within the relevant jurisdiction at its own cost and expense by giving Buyer a written notice of its intention to do so within 30 days of receiving the written notice from Buyer. If Seller exercises its foregoing right then: (a) Buyer will promptly provide all information reasonably requested by Seller for the sole purpose of assisting Seller to prosecute, maintain, develop and commercialise the Patent in the relevant jurisdiction; and (b) Seller will have the right to all revenue received from sales of the Product made by Seller pursuant to such Patent in the relevant jurisdiction notwithstanding anything to the contrary in this Agreement. The foregoing right does not prejudice the right of Seller to exercise its Buy Back Option pursuant to Section 5.2 in respect of the Relevant Therapy.

14.	Confidentality

14.1	Subject to any obligation to comply with Applicable Law, ASX Listing Rule, court order, and except as expressly set forth herein, whether or not the transactions contemplated hereby are consummated, all information obtained by each party hereto (the “receiving party”) about the other party hereto (the “disclosing party”) shall be maintained in strict confidence and the receiving party shall cause its affiliated entities, officers, employees and agents to keep such information strictly confidential. In addition, receiving party shall not make any use of such information other than strictly for purposes hereof. If this Agreement is terminated for any reason, receiving party shall promptly return or cause to be returned to the disclosing party all written data, information, files, records and copies of documents in whatever form, obtained by receiving party in connection with the transactions contemplated hereby. In the event that the receiving party is subject to disclosure duties under Applicable Laws, the receiving party shall have the right to make any disclosure of information only to the extent required under such laws. Furthermore, this confidentiality undertaking shall not apply with regard to information which: (i) is or becomes generally available to the public other than as a result of disclosure thereof by any receiving party; (ii) is lawfully received by the receiving party or any affiliate thereof from a third party under no obligation of confidentiality or nondisclosure to the disclosing party; (iii) the receiving party or any affiliate thereof had prior knowledge with respect thereto, as evidenced in written records. Notwithstanding the aforesaid, in connection with periodic and financial reports to its shareholders, the receiving party may make general statements regarding the nature and progress of the transaction. A receiving party may disclose the existence of this Agreement, the terms of this Agreement, and any Confidential Information to its professional advisers provided those advisers are subject to an obligation of confidentiality. All obligations of Buyer under this Section 14.1 shall terminate with respect to the Acquired Assets and the Assumed Liabilities simultaneously with the Closing.

14.2	From and after the Closing, Seller shall hold in strict confidence from any Person and shall not, directly or indirectly, disclose, divulge or make any unauthorized use of, and shall cause its Affiliates and its and their respective representatives to hold in strict confidence from any Person and to not, directly or indirectly, disclose, divulge or make any unauthorized use of, any Confidential Information. As used herein, the term “Confidential Information” shall mean and include any and all non-public information relating to the Acquired Assets, the Assumed Liabilities, and include any documents and information provided by a disclosing party to a receiving party in accordance with this Agreement that does not satisfy the carveouts set out in Sections 14.1(i) to 14.1(iii).

14.3	Seller, on behalf of itself, its Affiliates and its representatives, acknowledges that in view of the nature of the Confidential Information and the objectives of each of Buyer and Seller in entering into this Agreement, the restrictions contained in Section 14.2 are reasonable and necessary to protect the legitimate business interests of Buyer after the Closing, and that any breach or threatened breach of the provisions of Section 14.2 will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach of this Section 14.2, Buyer shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining Seller, its Affiliate or its representatives, as applicable, from committing such breach or threatened breach.

15.	Termination.

15.1	Termination. At any time prior to the Closing, this Agreement may be terminated, as follows:

15.1.1	by mutual written consent of Buyer and Seller;

15.1.2	by either Buyer, if the Closing shall not have occurred on or before 45 days following the Effective Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 15.1.2 shall not be available to Buyer if it is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

15.1.3	by either Buyer or Seller, if any permanent injunction or other order of a court or other competent Government Authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable.

15.1.4	by Buyer if there shall be any action taken, or any statue, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, that would (i) prohibit Buyer’s ownership or operation of any portion of the Acquired Assets or (ii) compel Buyer to dispose of or hold separate all or any portion of the Acquired Assets as a result of the transactions contemplated hereby.

15.1.5	by Buyer, if Seller has committed a material breach of any representation, warranty or covenant contained herein as qualified by the Disclosure Schedule and such material breach shall not have been cured within thirty days after receipt by Seller of a written notice of such material breach provided, however, that no such cure period shall be available or applicable to any such material breach which by its nature cannot be cured.

15.1.6	by Seller, if Buyer shall has committed a material breach of any representation, warranty or covenant contained herein and such breach shall not have been cured within thirty days after receipt by Buyer of a written notice of such material breach provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured.

15.2	Effect of Termination. If this Agreement is terminated in accordance with Section 15.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, shareholders or Affiliates; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 7 [Record Retention and Audit], 13.13 [Access to Records], 14 [Confidentiality], 16 [Indemnification; Set –Off Right], 17 [Dispute Resolution], 18.3 [Taxes and Expenses], and 18.5 [Governing Law; Jurisdiction] shall remain in full force and effect and survive any termination of this Agreement.

16.	Indemnification; Set-Off Right

16.1.	Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective officers, directors, employees, agents and shareholders ("Buyer Protected Parties"), from and against any and all Damages which any of them may suffer, sustain or become subject to, as a result of (i) any material breach of warranty or inaccuracy in any representation of Seller contained in this Agreement; (ii) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; (iii) the failure of Seller to pay perform or discharge any Retained Liability, including any liability to TM Ventures Pty Ltd as described in Sectionn11.24; (iv) any failure by Seller to obtain, prior to Closing, any consent set forth in Exhibit 11.4; and (v) enforcing the indemnification rights pursuant to this Section. Without derogating from the foregoing, Seller shall indemnify, defend and hold harmless the Buyer Protected Parties, from and against any and all Damages which any of them may suffer, sustain or become subject to, as a result of any claim, action or proceeding by Australian Medical Therapys Investments Pty Limited.

16.2	Limitations on Liability.

16.2.1      Time. Buyer can only make a claim for breach of warranty under Section 16.1(i) if it has given written notice to Seller of the general nature of the claim within 24 months following the Closing Date in respect of any claim for breach of warranty as aforesaid; provided however, Buyer may make a claim for breach of warranty in respect of Sections 11.1, 11.2, 11.5, 11.13 and 11.20 during the period of the statute of limitations in respect thereof.

16.2.2.      Indemnification Threshold. The Buyer Protected Parties may not recover Damages from Seller in respect of any claim for breach of warranty under Section 16.1(i) unless and until Damages have been incurred, paid or accrued in an aggregate amount greater than USD $10,000.

16.2.2      Maximum Liability. Notwithstanding anything to the contrary in this Agreement, or any other right (whether arising under this Agreement, at common law, under any statute or otherwise), the total amount which Buyer may recover from Seller for any and all loss arising under or in relation to a breach of warranty under Section 16.1(i) will not exceed an amount equal to the Closing Payment and any amounts due or paid to Seller from Buyer hereunder on account of Revenue Sharing Payments.

16.2.3      General Limitations. Seller’s liability under a claim for any loss made by Buyer or its Affiliates against Seller will be reduced or extinguished to the extent that loss: (a) is contingent, unless and until the loss becomes an actual loss and is due and payable; (b) arises from any act or omission by or on behalf of Seller at the written direction or instruction of Buyer; (c) arises from act or omission after Closing by or on behalf of Buyer or its Affiliates that is in breach of this Agreement; (d) is special, indirect or consequential damage including loss of profit; or (e) has been accurately and fairly disclosed in the Disclosure Schedule.

16.2.4      No Limitation. The foregoing limitations of liability shall not apply in the event of fraud or willful misconduct.

16.2.	Indemnification by Buyer. Subject to the provisions of Section 16.1, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective officers, directors, employees, agents and shareholders ("Seller Protected Parties") from and against any and all Damages which any of them may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement; (ii) any material breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement or in any Ancillary Agreement; and (iii) any and all Damages incurred in connection with enforcing the indemnification rights pursuant to this Section. The foregoing indemnity is subject to the ‘General Limitations’ set forth in Section 16.2.3 and all references in that Section to "Buyer" shall be read as a reference to "Seller", and vice versa.

16.3	Notice of Claims. Any Protected Party (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”), as soon as reasonably practicable, a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is basedprovided, that a notice in respect of any pending or threatened action at law or suit in equity by a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly, but no later than 15 days, after the action or suit is commenced or threatened in writing; provided further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

16.4	Third Person Claims.

16.4.1      If (i) a Third Person Claim against any Indemnified Party is solely for money damages or, (ii) where Seller is the Indemnifying Party, the Third Person Claim will have no continuing effect in any material respect on any Buyer Protected Party, the Acquired Assets and, in each case, the Indemnifying Party has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof, then the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall fully cooperate in connection therewith and shall promptly furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, that:

(i)	the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof; and

(ii)	the Indemnifying Party shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Person Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

16.4.2      The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim not covered in Section 16.4.1 against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)	the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)	the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party.

16.5	Buyer's Set-Off Right. Except where contemplated by this Agreement, Buyer shall be entitled to set-off against any amounts otherwise payable by Buyer to Seller under this Agreement or the Ancillary Agreements any amounts (i) paid or borne by Buyer (including without limitation in respect of the filing and/or registration of each or any of the Charges hereunder) which should have been paid or borne by Seller hereunder, and (ii) to which Buyer is entitled based on a claim for indemnification by Buyer under this Section 16 (including without limitation, Royalty payments). Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

16.6	Payments affecting Purchase Price. Any payment made by Seller to Buyer in respect of any claim under or in relation to this Agreement will be a reduction of the Closing Payment. Any payment (including reimbursement) made by Buyer to Seller in respect of any claim under or in relation to this Agreement will be an increase in the Closing Payment.

17.	Dispute Resolution

17.1	Disputes. A party to this Agreement must not commence legal proceedings against another party to this Agreement, unless the party wishing to commence legal proceedings has first complied with Sections 17.2 to 17.5 (inclusive). Sections 17.2 to 17.5 (inclusive) shall not apply if a party seeks an interlocutory injunction or order of equitable relief from a court. The provisions of this Section 17 do not apply in relation to a dispute arising from the results of an audit which shall be resolved in accordance with the provisions of Section 7.2.

17.2	Notice of Dispute. When a party claims that a dispute has arisen under this Agreement, that party must serve a written notice of that dispute to the other party.

17.3	Appointment of Representative. Following the notification of a dispute pursuant to Section 17.2, the parties must each within three days appoint a representative to resolve the dispute. The representatives appointed pursuant to this Section 17.3 shall make good faith efforts to resolve the dispute within 30 days of the other party receiving the notification in accordance with Section 17.2.

17.4	Independent Expert. If the parties are unable to resolve the dispute in accordance with Section 17.3 and the dispute relates to the fair market value of the consideration received from the Product sales or the value of Net Sales generated from Combination Products or the fair market value of the Products given away as 'loss leaders', then the parties will appoint an independent expert to resolve that dispute. If the parties are unable to agree the independent expert within 5 days of the expiry of the notice period referred to in Section 17.3, then a party may ask the head of the Institute of Certified Public Accountants in Israel to appoint an independent accountant to resolve the dispute. Both parties must co-operate with the independent expert in good faith and provide all information reasonable required by the independent expert provided that expert is subject to a confidentiality obligation. The independent expert must provide its draft report to Seller and Buyer for their reasonable comment and review before finalizing same. The independent expert must provide its draft recommendations within 30 days of the date of their appointment. The parties must provide their comments on the draft report of the independent expert within 5 days of receiving same. The independent expert must take into account the parties' comments on the draft recommendations and finalize his report within 5 days of the expiry of the 5 day consultation period. A failure by a party to do so will be deemed to constitute an acceptance of the recommendations of the independent expert. The determination of the independent expert will be final and binding on the parties in the absence of manifest error. The costs of the independent expert will be shared by the parties equally. This provision will not apply if a dispute in relation to the value of Net Sales generated from Combination Products or 'loss leaders' arises as part of an audit which is to be resolved in accordance with Section 7.2.

17.5	Commencement of Legal Proceedings. If: (a) the parties have not reached agreement upon a mechanism for the resolution of a dispute within 30 days after the notification of the dispute or any additional period upon pursuant to Section 17.3; (b) the independent expert has not delivered a report within 30 days of being instructed to do so or has failed to finalize his report within the prescribed timeframe or his finalized report contains manifest errors; or (c) any party (other than the party notifying the dispute) shall fail to observe the timetable referred to in Section 17.5, any party may commence proceedings in any court of competent jurisdiction in relation to that dispute. The parties are not entitled to commence litigation in relation to the findings of an independent expert appointed in accordance with Section 7.2 or 17.4 unless the report of the independent expert contains manifest errors.

18.	Miscellaneous

18.1.	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered; (ii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; (iii) if sent by email, when the addressee acknowledges receipt of the email; or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees second day international delivery, the second day following being so sent:

If to Seller, addressed to:

Giaconda Limited
Ground Floor
44 East Street
FIVE DOCK NSW 2046

AUSTRALIA

Fax: +61 2 9712 1469

Attention: Chief Executive Officer

If to Buyer, addressed to:

RedHill Biopharma Ltd.

42 Givati Street

Ramat-Gan 52232, Israel

Attention: Mr. Dror Ben-Asher

or to such other place and with such other copies as any of the parties may designate as to itself by written notice to the others.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

18.2.	Amendments; No Waivers.

18.2.1.	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

18.2.2.	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3.	Taxes and Expenses. Except as otherwise provided herein, all costs, fees, taxes, stamp duties and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost, tax, stamp duty, or expense; provided, however, that Seller shall be solely responsible for all stamp duty payable in Australia in connection with this Agreement.

18.4.	Assignment. Buyer may assign or transfer this Agreement, whether in whole or part, or any of its rights or obligations under this Agreement, to any third party upon the provision of written notice to Seller.

Seller may not assign or transfer this Agreement to any third party, whether in whole or part, without the prior written consent of Buyer not to be unreasonably withheld. The foregoing restriction does not apply to the assignment by Seller of all of its rights under this Agreement to an Affiliate and an assumption by that Affiliate of all of the obligations of Seller under this Agreement provided Seller gives Buyer written notice of that assignment; provided that such assignment shall not release Seller from its obligations hereunder.

18.5.	Governing Law; Jurisdiction. This Agreement and its interpretation shall be governed by, construed and enforced in accordance with the laws of the State of New South Wales and the Commonwealth of Australia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in London, England, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

18.6.	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

18.7.	Entire Agreement. This Agreement (including the Ancillary Agreements, all Exhibits and all other agreements referred to herein or therein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Term Sheet. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

18.8.	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to a Section include all sub-Sections thereof.

18.9.	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

18.10.	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

18.11.	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

18.12	Rights. A Party may exercise a right, at its discretion and separately or concurrently with another right.

18.13	Time. Time is of the essence in this Agreement in respect of the obligations of Buyer and Seller.

18.14	Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart constitute an original of this document, all of which together constitute one instrument. A party who has executed a counterpart of this document may exchange it with another party by faxing, or by emailing a pdf (portable document format) copy of, the executed counterparty to that other party, and if requested by that other party, will promptly deliver the original by hand or post. Failure to make that delivery will not affect the validity of this document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized offices as of the date first above written.

Executed by Giaconda Limited in
accordance with Section 127 of the
Corporations Act 2001
/s/ Trevor Moore	←	/s/ Professor Thomas J. Borody	←
Signature of director		Signature of directo/company secretary
(Please delete as applicable)

Trevor Moore		Professor Thomas J. Borody
Name of director (print)		Name of director/company secretary (print)

Executed by RedHill Biopharma Ltd.

/s/ Dror Ben-Asher	←	/s/ Ori Shilo	←
Signature of director		Signature of director/company secretary
(Please delete as applicable)

Dror Ben-Asher		Ori Shilo
Name of director (print)		Name of director/company secretary (print)

EXHIBITS

TO

ASSET PURCHASE AGREEMENT

DATED

AUGUST 11, 2010

BETWEEN

GIACONDA LIMITED

AND

REDHILL BIOPHARMA LTD.

Exhibit 1A

Pro-Forma Patent Assignment

ASSIGNMENT

ASSIGNMENT OF PATENT

THIS ASSIGNMENT made this        day of                              two thousand and ten BETWEEN Thomas Julius Borody, of Ground Floor, 44 East Street, Five Dock, New South Wales, 2046, Australia; (hereinafter called "the Assignor") of the first part AND Red Hill Biopharma Ltd., of 42 Givati Street Ramat-Gan 52232, Israel; (hereinafter called "the Assignee") of the second part.

WHEREAS the Assignor is the owner of Australian Letters Patent Nos 750813, 774329, 762890, and 771576 and all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, revalidations and additions of or to them (together, the Letters Patent).

AND WHEREAS the Assignee is desirous of acquiring the Letters Patents.

NOW THIS DEED WITNESSETH that in consideration of the sum of $1.00 and other good and valuable consideration now paid by the Assignee to the Assignor the receipt whereof is hereby acknowledged the Assignor as legal and beneficial owner hereby:

(a)	assigns to the Assignee the benefit of the Letters Patents, the rights, titles and interest therein and all the rights, powers, liberties and immunities conferred on the owner thereof by the grant of the Letters Patents free from all encumbrances and including:

(i)	the right to sue for damages and other remedies in respect of any infringement of the Letters Patents whether it accrued prior to, on or after the date hereof (and to retain any such damages obtained as a result of such action); and

(ii)	the right to be recorded in the Australian register of patents as the owner of the Letters Patent; and

(b)	agrees to execute all documents, forms and authorisations and to do any and all such acts and things as may be necessary to vest in the Assignee the rights assigned to the Assignee under this deed.

IN WITNESS WHEREOF the parties hereto have executed this assignment as of the day and year first above written.

Signed, sealed and delivered by the said	)
Thomas Julius Borody	)
in the presence of:	)
)
)
)
)
Witness	)
)

Executed as a deed	)
for and on behalf of the said	)
Red Hill Biopharma Ltd.	)
in the presence of:	)
	)	Name:
)
	)	Position:
)
Witness	)

Exhibit 1B

Pro-Forma Contract Assignment

Giaconda Limited

and

Redhill Biopharma Ltd

and

[insert continuing party's name]

Deed of Assumption and Release

SWAAB ATTORNEYS

Level 1

20 Hunter Street

SYDNEY NSW 2000

GPO Box 35

SYDNEY NSW 2001

DX 522 SYDNEY NSW

T +61 2 9233 5544

F +61 2 9233 5400

E mrc@swaab.com.au

Reference:   101206

This Deed of Assumption and Release is made on 2012

Parties

1	Giaconda Limited (ABN 68 108 088 517) of Ground Floor, 66 East Street, Five Dock, New South Wales, Australia 2046 (Giaconda);

2	Redhill Biopharma Ltd, an Israeli company, having its business address at 42 Givati Street, Ramat-Gan 52232, Israel (Redhill); and

3	[insert continuing party's name] of [insert address] (Continuing Party).

Recitals

A	Giaconda and the Continuing Party are parties to the Agreement.

B	Giaconda has agreed to transfer to Redhill all of its rights, title and interest in the intellectual property known as Myoconda, Heliconda and Picoconda, which includes the novation of the Agreement.

C	Redhill assume the future rights and obligations of Giaconda, and Giaconda wishes to be released from its future obligations, under the Agreement on and from the Closing Date, in accordance with the terms of this deed.

D	The Continuing Party consents to the transactions referred to in this deed.

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

In this deed and its recitals:

Agreement means [insert].

Asset Purchase Agreement means the agreement so entitled between Giaconda Limited and Redhill Biopharma Ltd on or about the date of this deed.

Business Day means a day on which banks are open for business in Sydney, Australia.

Closing has the meaning given to that term in the Asset Purchase Agreement.

Closing Date has the meaning given to that term in the Asset Purchase Agreement.

1.2	Interpretation

The interpretations outlined in clause [insert] of the Agreement apply to the interpretation of this deed.

2.	Conditions Precedent

This deed is conditional on Closing occurring, and has no legal force or effect until Closing occurs.

3.	Assumption

With effect on and from the Closing Date, Redhill:

(a)	is entitled to the rights and benefits, and assume the obligations and liabilities, of Giaconda under the Agreement which accrue on or after (but not before) the Closing Date; and

(b)	will be bound by and must comply with the Agreement.

4.	Release of Giaconda

With effect on and from the Closing Date, the Continuing Party:

(a)	irrevocably and unconditionally releases and discharges Giaconda from all its obligations under or in respect of the Agreement, except for any obligations that accrued before the Closing Date or are otherwise in respect of events that occurred prior to the Closing Date;

(b)	irrevocably and unconditionally consents to Redhill assuming the obligations in accordance with clause 3 of this deed; and

(c)	agrees that Redhill will be entitled to exercise all of the rights, privileges and benefits of Giaconda and agrees to be bound by the terms of the Agreement as if a reference to "Giaconda" in the Agreement was a reference to "Redhill".

5.	Warranties

(a)	Each party represents and warrants to the other parties to this deed that as at the date of this deed it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite powers to own property and has the necessary power to bind itself in the manner contemplated by this deed and to execute, deliver and perform this deed and to become bound by it.

(b)	Each party to this deed represents and warrants to the other parties to this deed that as at the date of this deed, this deed has been validly executed and delivered by it and constitutes the valid, binding and enforceable obligations of it in accordance with its terms, subject to the discretionary authority of a court in granting equitable remedies and all applicable bankruptcy and insolvency laws.

6.	Confirmation of Agreement

Subject to this deed, the Continuing Party ratifies and confirms the Agreement which remains fully effective.

7.	General

7.1	Amendments

This deed may only be amended by written agreement between all parties.

7.2	Assignment

A party may only assign this deed or a right under this deed with the written consent of the other party whose consent may not be unreasonably withheld.

7.3	Counterparts

This deed may be executed in any number of counterparts. All counterparts together make one instrument.

7.4	No merger

The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

7.5	Entire agreement

(a)	This deed supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties, with the exception of the Asset Purchase Agreement and as to Giaconda and RedHill the provisions of the Asset Purchase Agreement between them shall prevail in the event of any conflict between the terms thereof and this Deed.

(b)	To the extent permitted by law, any statement, representation or promise made in any negotiation or discussion other than the Asset Purchase Agreement, has no effect except to the extent expressly set out or incorporated by reference in this deed.

7.6	Further assurances

Each party must do all things reasonably necessary to give effect to this deed and the transactions contemplated by it.

7.7	No waiver

(a)	The failure of a party to require full or partial performance of a provision of this deed does not affect the right of that party to require performance subsequently.

(b)	A single or partial exercise of or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)	A right under this deed may only be waived in writing signed by the party granting the waiver, and is effective only to the extent specifically set out in that waiver.

7.8	Governing law and jurisdiction

(a)	New South Wales and Australian law governs this deed.

7.9	Severability

A clause or part of a clause of this deed that is illegal or unenforceable may be severed from this deed and the remaining clauses or parts of the clause of this deed continue in force.

7.10	Notice

(a)	A notice, consent or communication under this deed is only effective if it is:

(i)	in writing, signed by or on behalf of the person giving it;

(ii)	addressed to the person to whom it is to be given; and

(iii)	given as follows:

(A)	delivered by hand to that person's address;

(B)	sent by prepaid mail (and by prepaid airmail if the person is overseas) to that person's address; or

(C)	sent by fax to that person's fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission has been made without error and showing the relevant number of pages and the correct destination fax number or name of recipient.

(b)	A notice, consent or communication delivered under clause 9.10(a) is given and received:

(i)	if it is hand delivered or sent by fax:

(A)	by 5.00pm (local time in the place of receipt) on a Business Day — on that day; or

(B)	after 5.00pm (local time in the place of receipt) on a Business Day, or at any time on a day that is not a Business Day — on the next Business Day; and

(ii)	if it is sent by post:

(A)	within Australia — three Business Days after posting; or

(B)	to or from a place outside Australia — seven Business Days after posting.

(C)	A person's address and fax number are those set out in this deed, or as the person notifies the sender.

Executed as deed

Executed by Giaconda Limited in accordance with Section 127 of the Corporations Act 2001

	←		←
Signature of director		Signature of director/company secretary

Name of director (print)		Name of director/company secretary (print)

Executed by RedHill Biopharma Ltd.
	←		←
Signature of director		Signature of director/company secretary

Name of director (print)		Name of director/company secretary (print)

Executed by [insert continuing party's name]
	←		←
Signature of director		Signature of director/company secretary

Name of director (print)		Name of director/company secretary (print)

Exhibit 2.1

1.	Myoconda® (a combination of Clarithromycin, Clofazamine and Rifabutin) for the treatment, prevention, diagnosis or palliation of Crohn’s and all other indications whatsoever (for both humans and animals).

2.	Heliconda® (a combination of Rifabutin, Amoxicillin and Pantoprazole) for the treatment, prevention, diagnosis or palliation of Helicobacter Pylori infections and all other indications whatsoever (for both humans and animals).

3.	Picoconda® (an oral bowel preparation for GI tract procedures and surgeries and all other indications whatsoever (for both human and animals)).

Exhibit 2.1A

A list of the physical assets related to Myoconda, Heliconda and Picoconda:

1.	Myoconda:

a.	Files provided by Corealis and KABS Labs regarding the manufacture and Quality Control testing of the first GMP manufactured batch. Some of these will be in hard copy only as no e-files were provided.

b.	Files provided by Trillium and Corealis regarding the Formulation and Manufacturing of the products for the first GMP manufactured batch. These will be in hard copy only as no e-files were provided.

c.	Files provided by Biovail regarding the PK study including the raw data and final report. This will include hard copy as well as CDs as it is a number of very large files.

d.	Supporting clinical and scientific studies published on the application of anti-MAP therapy in the treatment of Crohn’s Disease.

e.	Files relating to correspondence with and applications to regulatory authorities in:

i.	The U.S. (FDA)

ii.	The U.K. (MHRA)

iii.	The E.U. (EMEA)

iv.	Canada (TPD)

f.	Physical inventory of the development and manufacturing materials including:

i.	Finished product samples retained by Corealis Laboratories from the development process,

ii.	Finished product samples retained by Trillium from the GMP manufactured batch,

iii.	Finished product samples retained by Biovail from the PK study,

g.	All internal files relating to market development (regulatory correspondence, market statistics, sales & profit projections, etc.)

h.	Power Point presentations prepared for fundraising activities and made to various venture capitalists, investment bankers and individual investors.

i.	Critical path and PERT charts presented to various parties for the development and commercialization of the therapy.

2.	Heliconda

a.	All internal files relating to market development (market statistics, sales & profit projections, etc.)

b.	Publications and supporting documents for medical conference and professional journals relating to the Phase II clinical study.

c.	Supporting clinical and scientific studies published on the treatment of Helicobacter pylori and resistant Helicobacter pylori.

3.	Picoconda

a.	All internal files relating to market development (market statistics, sales & profit projections, etc.)

b.	Publications and supporting documents for medical conference and professional journals relating to the Phase II clinical study.

c.	Supporting clinical and scientific studies published on the use of colonic lavages, especially those containing picosulphate.

Exhibit 2.3

A list of the Assigned Agreements

a.	IP Deed between CDD & Giaconda Limited May 5, 2005

b.	IP Deed between Borody & Giaconda Limited on April 29, 2005

c.	The Compounding Agreement

Exhibit 4.2

Hepaconda® - A combination therapy for the treatment of Hepatitis C Virus.

Ibaconda® – A Combination Therapy for the Treatment of Constipation-predominant Irritable Bowel Syndrome.

Exhibit 5.2

Allocation of Closing Payment Among Products

Myoconda - $[****]

Heliconda - $[****]

Picoconda - $[****]

Exhibit 6.1

All amounts payable by Buyer to Seller in accordance with this Agreement shall be paid to the following account unless otherwise notified by Seller in writing:

Bank account name:	Giaconda Limited

Financial institution:	Westpac Banking Corporation

Branch address:	National Communications Centre
Level 3
SYDNEY NSW 2000
AUSTRALIA

BSB number:	032006

Account number:	277277

SWIFT code:	WPACAU2S

Exhibit 6.1A

Permitted Use of Advance ($[****])

1.	Patent renewal fees for Myoconda, Heliconda & Picoconda - $[****]

2.	Patent prosecution of the new Myoconda US patent - $[****]

3.	Holding of the Extraordinary General Meeting to approve the Agreement including Registries fees and mailings - $[****]

4.	Legal Fees part payment - $

5.	ASX Listing Fees - $[****]

6.	Registries fees for list maintenance - $[****]

Exhibit 11

Disclosure Schedule to

Asset Purchase Agreement

Given by Giaconda Limited

11 August 2010

STRICTLY PRIVATE AND CONFIDENTIAL

SUBJECT TO DUE DILIGENCE

This Disclosure Schedule is provided by Giaconda Limited pursuant to Section 11 of the Asset Purchase Agreement between Giaconda Limited and Redhill Biopharma Ltd (the "Agreement").

Terms of Provision

This Disclosure Schedule is subject to the following terms and conditions:

(a)	capitalized terms used and not otherwise defined have the meanings given to those terms in the Agreement, unless the context indicates otherwise;

(b)	the introductory language and headings to each section of this Disclosure Schedule are inserted for convenience only and do not create a different standard for disclosure than the language set forth in the Agreement;

(c)	the inclusion of any item in any section of this Disclosure Schedule, which section requires the listing of a “material” item or an item or action that would have a Material Adverse Effect, is not an admission that the included item is “material”;

(d)	the inclusion of any item in any section of this Disclosure Schedule, which section requires the listing of an item or action which is not in the ordinary course of business is not an admission that the included item or action is not in the ordinary course of business;

(e)	where the terms of a document or other disclosure item have been summarized or described in this Disclosure Schedule, that summary or description does not purport to be a complete statement of the material terms of the document or other item and are qualified in their entirety by the document itself; provided however, that Seller represents and warrants that such summary or description does not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading;

(f)	disclosure of any information or document is not a statement or admission that it is required to be disclosed;

(g)	the Disclosure Schedule is not intended to constitute, and must not be construed as constituting, representations or warranties or covenants of the Company, except as and to the extent provided in the Agreement. The fact that any disclosure in the Disclosure Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of any disclosure in the Disclosure Schedule would not constitute a breach of such representation or warranty, must not be deemed or construed to expand the scope of any representation or warranty or to establish a standard of disclosure in respect of any representation or warranty. No implication can be drawn that any information provided in the Disclosure Schedule is necessarily material or otherwise required to be disclosed, or that the inclusion of any information establishes or implies a standard of materiality or any other standard set forth in the Agreement. Nothing in this Disclosure Schedule constitutes an admission against Giaconda's interest.

Interpretation

The section numbers below correspond to the section numbers of the representations and warranties in the Agreement most directly modified by the exceptions. Any information disclosed in this Disclosure Schedule is disclosed and incorporated in any other sections, schedules or exhibits of the Agreement where that disclosure is applicable if that applicability is readily apparent from the disclosure.

Section 11.1 (Corporate Organization and Power)

1.           Seller was incorporated with ASIC on 23 February 2004.

2.           Other than what is disclosed in the answer to Section 11.7.1, Seller is not required to and does not hold any licences, authorizations, consents and Approvals of any Governmental Authority required to carry on its business and to own, lease and operate its assets and properties as now owned, leased and operated.

Section 11.2 (Authorization)	1. The Board of Directors of Seller have the power under clause 12.1 of the Seller's Constitution to authorise Seller to enter and bind itself to the Agreement and Ancillary Agreements subject to complying with the requirements of the Corporations Act 2001 (Cth) and the ASX Listing Rules.
2. The Board of Directors of Seller on Saturday 7 August 2010 resolved to enter into and execute the Agreement, Mortgage, Charge and any ancillary agreements.
3. Seller is required by ASX Listing Rule 11.1 to consult with the Australian Securities Exchange as soon as practicable after the Effective Date because it might be required by ASX Listing Rule 11.1.2 to seek and obtain shareholder approval for the sale of Acquired Assets.
4. If required to do so by the ASX in accordance with ASX Listing Rule 11.1.2, Seller will call an extraordinary general meeting of its shareholders and seek shareholder approval for the Agreement, Ancillary Agreement and the consummation of the transactions contemplated by those agreements.

Section 11.3 (Non-Contravention)

Seller has sought and obtained advice from a barrister of the Supreme Court of New South Wales regarding the termination by it of the AMTI Asset Purchase Agreement on 15 June 2010. Seller has been advised that it is likely it properly exercised its common law rights to terminate that agreement and the prospects of AMTI obtaining an injunction to prevent the sale of Myoconda and its associated intellectual property by Seller to Buyer are low. This advice and the disclosure do not derogate from Seller's representations and warranties or from Seller's obligations in connection therewith.

Section 11.4 (Consents and Approvals)	1. Seller is required by ASX Listing Rule 11.1 to consult with ASX regarding the proposed sale of Myoconda, Heliconda and Picoconda to determine if shareholder approval of Seller must be obtained in accordance with ASX Listing Rule 11.1.2. Seller will requisition an extraordinary general meeting if required to do so in accordance with ASX Listing Rule 11.1.2 to obtain shareholder approval for the Agreement, the Ancillary Agreements, and the transactions contemplated by those agreements.

2. Seller is required to obtain the consent of Pharmatel Research & Development Pty Ltd as the trustee for the "Pharmatel Research and Development Trust" ("Pharmatel") to:

(a) the transfer by Seller of its 50% interest in Picoconda and the associated intellectual property to Buyer at Closing. That consent was obtained on 27 July 2010 by way of a letter sent by Seller and signed by Pharmatel; and

(b) the transfer by Pharmatel of its 50% interest in Picoconda and the associated intellectual property to Buyer at Closing. Seller has obtained that consent by way of its letter to Pharmatel dated 5 August 2010.

3. Seller is required to obtain the consent of the Centre for Digestive Diseases Pty Limited (ACN 097 085 884) (CDD) to novate to Buyer the deed called the "CDD Intellectual Property Deed" between Seller and CDD on Closing in accordance with Section 8.1.3 of the Agreement.

4. Seller will be required to notify IP Australia and each corresponding Government Authority in those jurisdictions in which the Patents set out in Exhibit 11.13.4 and Trade Marks set out in Exhibit 11.13.5 are registered for the purpose of procuring the transfer of legal and beneficial ownership of those assets to Buyer as soon as possible following Closing.

Section 11.5 (Acquired Assets)	1. Professor Borody legally owns the Myoconda and Picoconda patents and all associated intellectual property for the sole benefit of Seller.

2. Professor Borody legally owns 50% of the Picoconda patent and all associated intellectual property for the sole benefit of Seller. As disclosed in paragraph 2(b) of the answer to Section 11.4 (Consents and Approvals), Seller is in the process of obtaining the consent of Pharmatel to transfer its 50% legal and beneficial interest to Buyer at Closing.

3. Whilst Professor Borody is subject to an injunction made by Justice Fowler of the Family Court of Australia on 15 August 2008 in proceedings number SYF 3923 of 2005 (set out at paragraph 15 of the orders) (the "Borody Family Court Proceedings"), that injunction does not prohibit, restrict, or restrain any of the transactions contemplated by the Agreement or:

(a) prohibit, restrict, or restrain Professor Borody from transferring legal title in Myoconda and Heliconda, as well as the 50% interest he holds in Picoconda, to Buyer; and

(b) grant or confer an interest on his separated wife, Ms Karen Marie Borg, ("Karen") in Myoconda, Heliconda, or the 50% interest he holds in Picoconda.

4. Myoconda, Heliconda and Picoconda are therapies in their early stages of development and are at different stages of development as described in the documents provided during the Due Diligence process and their effectiveness (in their current state of development) as treatments for their intended purposes has yet to be fully determined in accordance with further clinical research. These have been described in a number of Due Diligence documents including:

(a) the Giaconda Products Comparison Table,

(b) the Giaconda – Red Hill Due Diligence List of Questions,

(c) the Davies MAP Presentation,

(d) the Heliconda Summary of June 2010 and,

(e) the Myoconda PERT chart.

Each of the therapies have concluded clinical and scientific testing to some degree:

(f) Myoconda has completed:

(i) [****],

(ii) [****],

(iii) [****],

(iv) [****],

(v) [****],

(vi) [****],

(vii) [****],

(viii) [****],

(g) Heliconda has completed:

(i) [****].

(h) Picoconda has completed:

(i) [****]

5. The physical assets which Seller has in its possession that relate to Myoconda, Heliconda and Picoconda and will deliver at Closing, or as soon as possible after Closing, constitutes all of the physical assets which are owned by Seller that may assist Buyer to exploit the Technology and the Products.

6. Seller will use its best efforts to procure Pharmatel to deliver all physical assets in relation to Picoconda at Closing to assist Buyer to exploit the intellectual property associated with that patent.

7. Seller has a liability to pay the patent renewal fees for each of the Patents and will pay those fees as soon as possible after the Effective Date but prior to Closing.

Section 11.6 (Manufacturing and Marketing Rights)	1. Seller and [****] have entered into an agreement, dated 23 March 2007 for the purchase of Clarithromycin (one of the active ingredients in Myoconda). Further discussions with [****] have not been held since that date pending Giaconda’s ability to raise funds to proceed.

2. Seller and [****] have entered into a non-binding Letter of Intent, dated 27 March 2006, for the grant by Seller to of the Myoconda marketing rights [****] . Further discussions with [****] have not been held since that date pending Giaconda’s ability to raise funds to proceed.

3. Seller and [****] (“Orphan Australia”) have entered into an agreement dated 1 May 2006 for the grant by Seller to [****] of the Myoconda marketing rights in [****]. Further discussions with Orphan Australia have not been held since that date pending Giaconda’s ability to raise funds to proceed.

Section 11.7.1

1.         Seller has obtained approval for its Investigational New Drug application (“IND”) (being #73,479 ) from the United States Food and Drug Administration (“FDA”) on 17 July 2007 for the clinical development of Myoconda to treat patients with Crohn’s disease infected with Mycobacterium avium spp paratuberculosis (the “FDA Approval”). The Seller has maintained the IND with annual updates provided to the FDA.

Section 11.7.2	Seller has not received any written notice or other written communication from any Governmental Authority,

1. contesting the pre-market clearance or approval of the uses of or the labeling and promotion of any Product; or

2. otherwise alleging any violation of Applicable Law or Regulatory Approval by Seller or the Products or Technology,

as none of the Products have been developed to a point where those matters would become an issue.

Section 11.7.3	[No disclosure has been made against this warranty.]

Section 11.7.4	1. The clinical trial conducted by [****] in respect of [****] was conducted with reasonable care and in accordance with the protocols set out in [****]” which is the sole stated protocol for that clinical trial; and

2. The [****] was conducted in compliance with all Applicable Laws in the European Union, the United States and all other countries where such compliance is required, governing the conduct of such clinical trials.

Section 11.7.5	1. Seller has only made one filing which is the FDA Approval described at paragraph 2 of the answer to Section 11.7.1. The FDA responded to that filing with a “no clinical hold” advice.

2. Seller has kept up-to-date the FDA Approval by lodging annual filings the last of which was lodged on 14 July 2010.

3. Seller reasonably anticipates that the FDA Approval will need to be revised to take into account the further developments achieved through the [****] and any requests made by the FDA. These are identified in the FDA correspondence of 17 July 2007 provided during the Due Diligence process.

(a) FDA has requested additional [****] both of which have been identified in the development program for Red Hill. Both of these are standard testing for new drugs and combination drug therapies:

(i) [****],

(b) Recent guidelines in Europe recommend that clinical endpoints in Crohn’s Disease clinical trials include remission as opposed to response.

Section 11.7.6	[No disclosure has been made against this warranty.]

Section 11.8 (Compliance with Applicable Laws)	1. The Borody Family Court Proceedings which may cause Karen to file a claim against it in connection with the Products, the Technology, the Acquired Assets, or the Assumed Liabilities. However, the Seller believes that the likelihood of Karen taking such action to be low based on the advice of Professor Borody.

Section 11.9	1. The disclosures make in respect of paragraphs 2, 3 and 4 in connection with Section 11.4 also apply to this Section 11.9.
(Approvals)
2. A Human Research Ethics Committee (IRB) has approved a [****] trial for Heliconda submitted by the [****]. This can be transferred to RedHill subject to revisions in the documentation regarding sponsorship, etc.

Section 11.10 (Litigation)	1. AMTI has threatened legal action against Seller on 24 July 2010 if Seller proceeds with the sale of all the intellectual property in Myoconda to Buyer. As disclosed in response to Section 11.3, Seller has obtained an opinion from a barrister in relation to that matter. This advice and the disclosure do not derogate from Seller's representations and warranties or from Seller's obligations in connection therewith.

Section 11.11 (Assigned Agreements)	1. Please refer to the disclosures made in paragraph 2 in answer to Section 11.4 in relation to Picoconda.
2. AMTI asserts in its letter to Giaconda dated 24 July 2010 that the AMTI Asset Purchase Agreement is still valid and effectual. Seller has received advice from a barrister of the Supreme Court of New South Wales to the effect that the termination by Seller on 15 July 2010 of the AMTI Asset Purchase Agreement was valid and effectual. This advice and the disclosure do not derogate from Seller's representations and warranties or from Seller's obligations in connection therewith.
3. The Compounding Agreement has expired and may be terminated by Seller in accordance with its terms.
4. Each Assigned Agreement may be transferred by Seller to Buyer with the consent of the continuing party under that agreement.

Section 11.12 (Restrictions on Business Activities)	1. Seller has entered into the agreements with Pharmatel listed in Exhibit 11.11. Those agreements confer certain development and commercialisation rights in relation to the Picoconda Patent on Pharmatel. Seller has obtained the agreement of Pharmatel to transfer all of its right, title and interest in the Picoconda Patent to Buyer on Closing subject to Buyer discharging its closing obligations under the Asset Purchase Agreement. Seller will procure the transfer or termination of the agreement listed in Exhibit 11.11 at the request of Buyer.

Section 11.13.1	[No disclosure has been made against this warranty.]
Section 11.13.2	1. Seller has a liability to pay the patent renewal fees for each of the Patents and will pay those fees as soon as possible after the Effective Date but prior to Closing.

Section 11.13.3	1. The ownership arrangements in relation to the Patents are set out in the disclosures made above in paragraphs 1 and 2 in response to Section 11.5.
2. The disclosure made in paragraph 4 in respect to Section 11.5 accurately describes the state of the Technology Intellectual Property.
3. The commercialisation arrangements disclosed in relation to Picoconda in Exhibit 11.11 set out the current limitations on the commercialisation and development of that Product.

Section 11.13.4	1. The ownership arrangements in relation to the Patents are set out in the disclosures made above in paragraphs 1 and 2 in response to Section 11.5.
2. Please refer to the disclosure made in response to Section 11.3 and the disclosures made in paragraph 1 in response to Section 11.10 in relation to AMTI which claims to have an interest in Myoconda.
3. Please refer to the disclosure made in response to Section 11.13.2 in relation to the status of the Patents and the payment of the renewal fees.
4. Please refer to the disclosure made above in response to Section 11.7.5 in relation to the status of the FDA Approval.
5. Seller has given Professor Borody an indemnity on the terms of clause 7.5(2) of the deed entitled "Borody Intellectual Property Deed" between Seller and Borody dated 29 April 2005 which relates to certain undertakings given in respect of the Acquired Assets.
6. Seller has given Professor Borody an indemnity on the terms of a letter dated 12 May 2010 to cover the costs incurred by him in respect of the transfer of Myoconda and all the associated intellectual property.

Section 11.13.5	1. Giaconda does not have any copyright in any publications related to the Patents which it is entitled to assert.]

Section 11.13.6	1. With the exception of the Picoconda Product, all the Technology Intellectual Property was created solely by Professor Borody who has assigned his right, title and interest in those assets to Giaconda on the terms of an agreement between Professor Borody and Seller entitled "Share Issue and IP Assignment Agreement" dated 16 August 2004.
2. Whilst Professor Borody received 54,999,999 fully paid ordinary shares in Seller in consideration for that assignment, as well as the assignment of certain other intellectual property which is not the subject of the Agreement, the assignment of Myoconda, Heliconda and the 50% interest in Picoconda was not properly effected due to an administrative error on the part of Seller. Professor has acknowledged and agrees that he holds the legal title in the Myoconda and Heliconda patents, as well as the 50% interest in Picoconda, for the sole benefit of Seller.
3. The Picoconda Product and all associated intellectual property was created by Professor Borody in conjunction with Nic Shortis.
4. Please refer to the disclosures made in paragraph 2 in respect to Section 11.4 for a description of the ownership arrangements in relation to the Picoconda Patent.

Section 11.13.7	1. Please refer to the disclosures made against Sections 11.4 and 11.5 above for a description of the ownership arrangements in relation to the Acquired Assets.

Section 11.13.8	1. Please refer to the disclosures made against Section 11.6 and the agreements and documents referred to in Exhibit 11.11 in relation to the rights granted to any other Person to use any Technology Intellectual Property.

Section 11.13.9	1. Seller has allowed the old PCT applications for the Myoconda and Heliconda patents to lapse or enter the public domain: Argentina number P980101486 and Japan number 10-540998 for Myoconda and Finland Application No 99915381.0 and patent number 1073436

Section 11.13.10	[No disclosure has been made against this warranty.]

Section 11.13.11	[No disclosure has been made against this warranty.]

Section 11.13.12	1. Seller obtained unsecured loans from its Directors to assist fund the development of the Patents. The terms of those unsecured loans are disclosed in the 2009 annual report which may be downloaded from the company announcements platform on the Australian Securities Exchange (www.asx.com.au).

Section 11.13.13	1. The Technology Intellectual Property along with the files provided to the Buyer is in a form and is described in such detail that a person who is a properly qualified medical researcher would understand the Technology and Products and allow the full and proper use thereof without reliance on the knowledge or memory of any particular other individual.
2. Please refer to the disclosures made in paragraph 4 in relation to Section 11.5 in relation to the state of the Acquired Assets and their sufficiency for exploitation.

Section 11.13.14	1. Please refer to the disclosures made in relation to Sections 11.4 and 11.5 above which set out the ownership arrangements, as well as the consents and approvals which need to be obtained in relation to the Acquired Assets for the purpose of providing Buyer with the benefit of same on and from, or as soon as possible, after Closing.

Section 11.14 (Insurance)	[No disclosure has been made against this warranty.]

Section 11.15 (Relations with Suppliers)	[No disclosure has been made against this warranty.]

Section 11.16 (Indemnification Obligations)	1. Please see the disclosures made in response to Section 11.13.4 above which set out the indemnities given by Seller to Professor Borody.

Section 11.17 (Absence of Certain Business Practices)
[No disclosure has been made against this warranty.]

Section 11.18 (Government Findings)	[No disclosure has been made against this warranty.]

Section 11.19 (Budget)	1. The Budget attached to Exhibit 11.19 (the "Budget") has been prepared in reliance of the quotations provided by potential suppliers and that information has not been verified by Seller. Consequently, the Seller does not warranty the accuracy of that information but reasonably believes such information to be accurate.

Section 11.20 (Affiliates)	1. Seller is not an "Affiliate" of Professor Borody within the meaning of that definition set out in Section 1 of the Agreement as Professor Borody does not "control" Seller within the technical meaning of section 50AA of the Corporations Act 2001 (Cth). That test is typically used in connection with Australian companies to determine the legal and practical control a person has over the relevant company.
2. Whilst Professor Borody, in his capacity as a shareholder of Seller, is the largest shareholder of Seller speaking for approximately 67% of all the fully paid ordinary shares on issue in Seller, he does not alone have the power to pass a special resolution (as defined by the Corporations Act 2001 (Cth)) to approve those matters which require the approval of 75% of the members present and voting (whether by person or proxy).
3. Professor Borody, in his capacity as a director of Seller, does not have the ability alone to determine the outcome of decisions of the Board.

Section 11.21	[No disclosure has been made against this warranty.]
(Taxes)

Section 11.22.1 (Preferences; Solvency)	[No disclosure has been made against this warranty.]

Section 11.22.2	[No disclosure has been made against this warranty.]

Section 11.22.3	[No disclosure has been made against this warranty.]

Section 11.23 (Absence of Material Adverse Changes)	1. Please see the disclosures made in relation to AMTI as set out in Sections 11.10 and 11.11. It is the reasonable view of Seller based on the opinion of its barrister, that the prospects of AMTI successfully obtaining an interlocutory injunction from either the New South Wales Supreme Court or the Federal Court of Australia to prevent the transactions contemplated by this Agreement proceeding is low. This advice and the disclosure do not derogate from Seller's representations and warranties or from Seller's obligations in connection therewith.

Section 11.24 (Brokers)	1. Seller has an obligation to pay TM Ventures Pty Ltd a fee equal to 3% of the amounts received from Buyer by Seller. Seller shall indemnify Buyer from any claim by TM Ventures Pty Ltd in connection therewith.

Section 11.25 (Disclosure)	[No disclosure has been made against this warranty.]

Exhibit 11.4

No approval of a Government Authority or other third party is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated herein and therein.

Exhibit 11.7.1

A list of the Regulatory Approvals held by Giaconda for the purpose of the warranty given by Giaconda in favour of Redhill pursuant to Section 11.7.1.

1.	An Investigative New Drug (IND) #73,479 approved by the FDA on 17 July 2007 via fax stating “No Clinical Hold Issues.” This will be provided in both hard copy and CDs as it is an extremely large file.

Exhibit 11.8

A list of environmental, health and safety Regulatory Approvals (if any) necessary for the use and operation by the Company of the Acquired Assets for the purpose of Section 11.8.

1.	None

Exhibit 11.11

A list of all Agreements for the purpose of Section 11.11.

1.	Myoconda

a.	[****]

b.	[****]

c.	[****]

d.	[****]

e.	[****]

2.	Heliconda

a.	[****].

b.	Corealis Quote for formulation, development and GMP manufacture.

c.	[****].

3.	Picoconda

a.	Shortis / Borody Deed of Assignment and Commercialization to CDD & Pharmatel November 10, 2003.

b.	Borody assignment of benefits of Picoconda to Giaconda Limited June 2, 2005.

c.	Pharmatel agreement to assignments of Borody benefits to Giaconda August 16, 2004.

d.	Corealis Quote for formulation, development and GMP manufacture

e.	[****]

f.	Memorandum of Understanding between Giaconda and CDD Physicians dated April 10, 2010 regarding the potential license [****]

Exhibit 11.13.1

The list of Technology IP for the purposes of Section 11.13.1.

1.	US patent file wrapper for Myoconda provided on CD due to large file

2.	US patent file wrapper for Heliconda provided on CD due to large file

3.	US file patent wrapper for Picoconda provided on CD due to large file

Exhibit 11.13.4- Patents

Methods and compositions for treating inflammatory bowel disease (MYOCONDA)

Priority	Country or	Application No.	Status	Patent No.	Next Due Date	Expiry Date
Application	Region
Details

PO5940	Australia	-	-	-	N/A	-
filed 1 Apr 1997

PO9785	Australia	-	-	-	N/A	-
filed 14 Oct 1997
	Argentina	P980101486	Lapsed		N/A	1 Apr 2018

	Australia	67127/98	Granted	750813	1 Apr 2011	1 Apr 2018

	Australia	26123/02	Granted	774329	1 Apr 2011	1 Apr 2018

	Canada	2285923	Pending	-	1 Apr 2011	1 Apr 2018

	Europe*	98912149.6	Granted	0971735	N/A	N/A

	Israel	132145	Granted	132145	1 Apr 2012	1 Apr 2018

	Japan	10-540998	Lapsed	-	N/A	N/A

	Japan	2007-232402	Pending	-	N/A	1 Apr 2018

	New Zealand	500696	Granted	500696	1 Apr 2011	1 Apr 2018

	New Zealand	517348	Granted	517348	1 Apr 2011	1 Apr 2018

	Norway	19994778	Granted	325947	1 Apr 2011	1 Apr 2018

	Philippines	1-1998-00751	Granted	1-1998-00751	14 Aug 2010	1 Apr 2018

	Philippines	1-2003-00077	Granted	1-2003-00077	29 Sep 2010	1 Apr 2018

	South Africa	98/2645	Granted	98/2645	30 Mar 2011	1 Apr 2018

	USA	09/381,960	Granted	6,277,836	21 Feb 2013	1 Apr 2018

	USA	09/899,545	Granted	6,551,632	22 Oct 2010	1 Apr 2018

61/065144	USA	-	N/A	-	N/A	N/A
filed 8 Feb 2008

PCT/AU2009/000129	PCT	-	Pending	-	8 Aug 2010	N/A
filed 5 Feb 2009

Methods and compositions for treating inflammatory bowel disease (MYOCONDA)

Patents granted based on EP 98912149.6/EP0971735

Priority Application Details	Country or Region	Application No.	Status	Patent No.	Next Due Date	Expiry Date

	Austria*	98912149.6	Granted	0971735	30 Apr 2011	1 Apr 2018

	Belgium*	98912149.6	Granted	0971735	30 Apr 2011	1 Apr 2018

	Switzerland & Liechtenstein*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Cyprus*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Germany*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Denmark*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Spain*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Finland*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	France*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	United Kingdom*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Greece*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Ireland*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Italy*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Luxembourg*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Monaco*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	The Netherlands*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Portugal*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Sweden*	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Albania***	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Latvia***	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Lithuania***	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Romania***	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Slovenia***	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

	Macedonia***	98912149.6	Granted	0971735	30 Apr 2010	1 Apr 2018

* Validation out of EP 98912149.6

*** Extension States out of EP 98912149.6

Improved method for eradication of H. pylori (HELICONDA)

Priority Application Details	Country or Region	Application No.	Status	Patent No.	Next Due Date	Expiry Date

PP3253 filed 30 Apr 1998	Australia	-	-	-		-
	Australia	34006/99	Granted	762890	30 Apr 2011	30 Apr 2019

	Canada	2330424	Granted	2330424	30 Apr 2011	30 Apr 2019

	Europe	99915381.0	Granted	1073436	N/A	N/A

	USA	09/673,631	Granted	6,489,317	3 Jun 2010	30 Apr 2019

Patents granted based on EP 99915381.0

Priority Application Details	Country or Region	Application No.	Status	Patent No.	Next Due Date	Expiry Date

	Austria*	99915381.0	Granted	1073436/ E344664	30 Apr 2011	30 Apr 2019
	Belgium*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Switzerland & Liechtenstein*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Cyprus*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Germany*	99915381.0	Granted	1073436/ 69933925.1	30 Apr 2010	30 Apr 2019

	Denmark*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Spain*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Finland*	99915381.0	Lapsed	1073436	N/A	30 Oct 2009

	France*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	United Kingdom*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Greece*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Ireland*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Italy*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Luxembourg*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Monaco*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	The Netherlands*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Portugal*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019

	Sweden*	99915381.0	Granted	1073436	30 Apr 2010	30 Apr 2019
•	Validation of EP 1073436

Improved preparation for colonic evacuation (PICOCONDA)

Priority Application Details	Country or Region	Application No.	Status	Patent No.	Expiry Date

PN6345 filed 3 Nov. 1995	Australia	-	-	-	-

	Australia	70568/96	Lapsed	-	-

	Australia	72239/00	Granted	771576	1 Nov 2016

	Canada	2189418	Pending	-	1 Nov 2016

	Europe*	96307954.6	Pending	-	1 Nov 2016

	New Zealand	299685	Granted	299685	1 Nov 2016

	New Zealand	333493	Granted	333493	1 Nov 2016

	USA	08/742,798	Granted	5,858,403	31 Oct 2016

	USA	09/200,781	Granted	6,103,268	31 Oct 2016

	USA	09/148,857	Granted	6,132,767	31 Oct 2016

* Designated states are Austria, Belgium, Cyprus, Switzerland and Liechtenstein, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden and Extension States are Albania Latvia Lithuania Romania and Slovenia.

11.13.5 Trademarks

FB Rice Ref.	Country	Number	Mark	Status	Goods

127086	Australia	1037460	HELICONDA	Registered	Class 5: Pharmaceuticals Class 10: Surgical and medical apparatus and instruments including apparatus for the dispensing of pharmaceuticals and diagnostic and testing apparatus

127088	Australia	1037462	MYOCONDA	Registered	Class 5: Pharmaceuticals Class 10: Surgical and medical apparatus and instruments including apparatus for the dispensing of pharmaceuticals and diagnostic and testing apparatus

130639	Australia	1146090	PICOCONDA	Registered	Class 5: Pharmaceuticals Class 10: Surgical and medical apparatus and instruments including apparatus for the dispensing of pharmaceuticals and diagnostic and testing apparatus

FB Rice Ref.	Country	Number	Mark	Status	Goods

127735	International*	894653	HELICONDA	Registered	Class 5: Pharmaceuticals Class 10: Surgical and medical apparatus and instruments including apparatus for the dispensing of pharmaceuticals and diagnostic and testing apparatus

* Designated states are Bulgaria, Belarus, Europe (OHIM), Georgia, Croatia, Iceland, Liechtenstein, Lesotho, Morocco, Macedonia, Norway, Romania, Russia, Serbia, Switzerland, Turkey, Ukraine, USA

Protected: As above.

127737	International*	894655	MYOCONDA	Registered	Class 5: Pharmaceuticals Class 10: Surgical and medical apparatus and instruments including apparatus for the dispensing of pharmaceuticals and diagnostic and testing apparatus

* Designated states are Bulgaria, Belarus, Europe (OHIM), Georgia, Croatia, Iceland, Liechtenstein, Lesotho, Morocco, Macedonia, Norway, Romania, Russia, Serbia, Switzerland, Turkey, Ukraine, USA

Protected: As above.

130640	International*	923036	PICOCONDA	Registered	Class 5: Pharmaceuticals

Designated states are Bulgaria, Belarus, Croatia, Europe (OHIM), Georgia, Iceland, Liechtenstein, Lesotho, Macedonia, Morocco, Norway, Romania, Russia, Serbia, Switzerland, Turkey, Ukraine, USA.

Protected: as above

Exhibit 11.14

1.	Giaconda’s product liability policy number 93391597 issued by Chubb Insurance Company of Australia Limited on 31 May 2010 and in force until 30 May 2011.

Exhibit 11.19

Budget

[****]

CONFIDENTIAL	FINAL

Exhibit 4.5

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PATENT LICENSE AGREEMENT

PREAMBLE TO LICENSE AGREEMENT

ARTICLES

I	DEFINITIONS
II	LICENSE GRANT
III	NEW INVENTIONS
IV	ROYALTIES, PAYMENTS AND REPORTS
V	DUE DILIGENCE
VI	KEEPING OF RECORDS
VII	CONFIDENTIAL INFORMATION
VIII	GOVERNMENT CLEARANCE, PUBLICATION, OTHER USE, EXPORT DUTIES
IX	ENFORCEMENT AND INFRINGEMENT
X	TERM AND TERMINATION
XI	TRANSFERABILITY OF RIGHTS AND LICENSES
XII	PATENT PROSECUTION AND MAINTENANCE
XIII	GENERAL WARRANTIES
XIV	DISCLAIMER OF PATENT WARRANTY
XI\V	INDEMNITY
XVI	NON-USE OF NAMES
XVII	JUDGMENTS
XVIII	PATENT MARKINGS
XIX	.ADDITIONAL INDEMNITY
XX	NOTICES
XXI	WAIVER
XXII	TITLES
XXIII	SEVERANCE
XXIV	ENTIRE AGREEMENT
XXV	REGULATORY COMPLIANCE
XXVI	SURVIVAL OF TERMS
XXVII	GOVERNING LAW
XXVIII	COUNTERPARTS

Appendix A – Patent Rights

Appendix B – Development Plan

Appendix C – Development Report Template

CONFIDENTIAL	FINAL

LICENSE AGREEMENT

PREAMBLE TO LICENSE AGREEMENT

This Agreement is made on this 15th day of September 2011 (“Effective Date”) by and between the University of Central Florida Research Foundation, Incorporated (“LICENSOR”), and having an address and place of business at 12201 Research Parkway, Suite 501, Orlando, Florida, 32826 and RedHill Biopharma Ltd., having an office and place of business at 42 Givati St., Ramat-Gan 52232, Israel (hereinafter "LICENSEE").

WHEREAS, LICENSOR is the owner of the inventions listed in Appendix A and owns all rights, title and interest to Patent Rights, (as hereinafter defined); and

WHEREAS, LICENSOR is a university direct-support organization within the definition of Florida Statute Section 1004.28 and is organized and operated exclusively for the benefit of the University of Central Florida (hereinafter “UCF”) and is the organization responsible for commercializing university inventions; and

WHEREAS, LICENSOR, hereby desires to grant a license to the foregoing inventions and Patent Rights and wishes to have the same utilized in the public interest; and

WHEREAS, LICENSOR and LICENSEE mutually desire to facilitate commercialization of the technology and patent rights developed at UCF;

NOW, THEREFORE, in consideration of the premises and mutual covenants of this Agreement, the parties hereto agree as follows:

ARTICLE I—DEFINITIONS

For the purpose of this Agreement:

A.    “Affiliate” shall mean (1) any corporation or other noncorporate entity owning directly, or indirectly controlling, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of LICENSEE; (2) any corporation owned or controlled by LICENSEE through ownership of at least fifty percent (50%) of the stock entitled to elect directors; or (3) any corporate or noncorporate entity under common control (through ownership of at least 50% of the stock entitled to elect directors) with LICENSEE.

B.     “Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the LICENSEE to bring Licensed Product to market. The Development Plan is attached as Appendix B.

C.     “Development Report” shall mean a written account of LICENSEE’s progress under the Development Plan having at least the information specified in Appendix C.

D.    "Field-of-Use" shall mean all indications and all uses.

E.     “FDA” shall mean the United States Food and Drug Administration or its foreign equivalent.

F.     “License Year” shall mean each consecutive twelve-month period beginning on the Effective Date and ending one-year therefrom.

G.     “Licensed Patents” shall mean Patent Rights in the Field of Use.

H.     “Licensed Product” shall mean any product or service (or part thereof) (i) whose manufacture, use, sale, offer for sale or import is claimed in the Licensed Patents or (ii) which is made by a process which utilizes, incorporates or is otherwise claimed in the Licensed Patents.

CONFIDENTIAL	FINAL

I.      "Net Sales" shall mean total payment actually received by LICENSEE and its Affiliates for sales, transfers, leases and other dispositions of Licensed Product, in the Territory, less (i) packaging and freight, (ii) all trade, quantity and cash discounts actually granted on Licensed Products, (iii) all credits and allowances actually granted on Licensed Products due to returns, rejections, billing errors, and retroactive price reductions, (iv) duties actually paid on Licensed Products; (v) actual taxes and other governmental charges levied on the sale, transportation or delivery of the Licensed Product, e.g., VAT, excise, sale and use taxes, and equivalent taxes, but excluding income taxes actually paid on License Products and (vi) reasonable quantities of samples for testing purposes, such as for research and development (“R&D”) and regulatory process. Licensed Product shall be considered sold when payment is actually received. No deductions shall be made for commissions paid to individuals or employees of LICENSEE, nor the cost of collection. Notwithstanding the foregoing, for the purposes of this definition, the transfer of a Licensed Product by LICENSEE or one of its affiliates to another affiliate of LICENSEE or to a sublicensee for resale is not a sale and is not included in Net Sales. In such cases, Net Sales will be determined based on the total payment actually received by LICENSEE or such affiliate in respect of the sale of the Licensed Product to an unrelated third party.

J.      “Patent Rights” shall mean any and all United States patents and/or any divisions, continuations, reexamination or reissues thereof, and their foreign counterparts and pending patent applications, as described in Appendix A.

K.     “Sales” shall mean any sale, transfer, lease, permission to use or other transfer of right or possession or other conveyance by LICENSEE of Licensed Product.

L.     “Sublicense” shall mean a rights granting contract with an independent third party other than an Affiliate in which LICENSEE sublicenses the rights granted to LICENSEE in Article II of this Agreement.

M.   "Territory" shall mean any country where there are Patent Rights.

N.    “Valid Claim” shall mean a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been abandoned or disclaimed, or has otherwise been admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights, but only to the extent the claim continues to be prosecuted in good faith.

ARTICLE II—LICENSE GRANT

A.    LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, under the terms and conditions herein specified, an exclusive license to make, have made, use, sell, offer for sale and import Licensed Products under the Patent Rights in the Field-of-Use in the Territory, with the right to sublicense throughout the world on terms at least as restrictive as those provided herein.

B.     SUBLICENSING.

 1.     LICENSEE shall have the right to grant Sublicenses to third parties under this Agreement only with LICENSOR’s consent, which shall not be unreasonably withheld and provided within ten (10) business after LICENSEE gives notice of such Sublicense. LICENSOR’s failure to object to the Sublicense within the 10 day period will be deemed to be LICENSOR’s consent. Such Sublicense shall remain in effect, on a country by country basis, until the full end of the term or terms of this Agreement, unless sooner terminated as hereinafter specified. LICENSEE shall provide LICENSOR with an un-redacted copy of each Sublicense agreement ten (10) business days prior to execution of the Sublicense agreement.

 2.     LICENSEE shall execute a written agreement with each sublicensee, and any Sublicense granted by LICENSEE shall comply with and be consistent with all the terms and conditions of this Agreement. Any agreement between the LICENSEE and any sublicensee shall be subject to and subordinate to this Agreement. Sublicensee shall be prohibited from further sublicensing without the prior written permission from LICENSOR. LICENSEE shall remain responsible for its obligations hereunder and for the performance of its sublicensee (including without limitation, making all payments due to LICENSOR by reason of any Net Sales of Licensed Product).

CONFIDENTIAL	FINAL

 3.     In the event the rights and licenses granted herein are terminated, in whole or in part, for any reason, LICENSEE shall promptly notify its sublicensees of such termination. Upon termination of this Agreement, LICENSEE shall no longer have the authority to grant further Sublicenses and LICENSEE immediately shall assign to LICENSOR any and all Sublicenses and if not so assigned within sixty (60) days, LICENSEE shall be deemed to have assigned any and all such Sublicenses. LICENSEE shall include in any sublicense granted by LICENSEE a provision requiring Sublicensees upon such occurrence immediately to begin paying royalties due to LICENSOR upon notice to such Sublicensees from LICENSOR. Any rights previously granted by LICENSEE under any Sublicense hereunder will be automatically revoked ninety (90) days following the effective date of termination of this Agreement. Any sublicensee shall have the ability to enter into a written license agreement with LICENSOR before the Sublicense is revoked.

C.     The foregoing notwithstanding, LICENSEE’s rights and license shall be subject to the rights of the U.S. Government pursuant to any funding agreement between LICENSOR or UCF and the Government and rights reserved by LICENSOR. LICENSOR reserves the right for itself and UCF to practice without payment of royalty Patent Rights hereunder for non-commercial research and educational purposes. U.S. Government-funded inventions or discoveries shall be available royalty free for the governmental purposes of the United States and the State of Florida.

D.    The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not part of the Patent Rights licensed hereunder in the specified Field-of-Use.

E.     LICENSEE agrees to comply with the provisions of the Bayh-Dole act as embodied in 35 U.S.C. 18 to the extent such provisions apply to the inventions and Patent Rights licensed under this Agreement. If the Patent Rights were developed in course of research sponsored by the United States government, Licensed Products to be sold in the United States must be manufactured substantially in the Unites States unless LICENSEE obtains the required written waiver in advance from the government.

F.     All rights granted hereunder to LICENSEE shall be subject to rights retained by LICENSOR and UCF as applicable, as well as the right to publish.

G.     In exchange for the exclusive Field-of-Use license granted hereunder, and subject to the provisions of this Agreement, LICENSEE agrees to pay for or reimburse LICENSOR for ALL patent maintenance fees associated with the Patent Rights after the Effective Date. The fee for each patent maintenance fee due shall not exceed a maximum of five hundred U.S. dollars ($500) above the U.S. government fee. LICENSEE shall pay all invoices sent by LICENSOR within sixty (60) days of invoice date. LICENSEE’s reimbursement shall cover all patents licensed under this Agreement. If LICENSEE expressly declines, or fails, to timely reimburse LICENSOR for such patent expenses, within sixty (60) days after receiving written notice of any deficiency from LICENSOR, then LICENSEE shall forfeit its license rights.

H.    LICENSEE, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by LICENSOR, UCF or any of their employees to enter into this Agreement, and further warrants and represents that (i) it has concluded sufficient due diligence with respect to all items and issues pertaining to this Article II and all other matters pertaining to this Agreement; and (ii) LICENSEE has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct due diligence, and agrees to accept all risks inherent herein.

I.      LICENSEE agrees not to directly or indirectly challenge or cause to be challenged the validity or enforceability of any Patent Rights, or LICENSOR’s ownership of any Patent Rights, before any court, agency or tribunal, unless LICENSEE is charged with infringement of any Patent Rights by LICENSOR or its affiliates. LICENSEE acknowledges that any breach of this clause will be cause for immediate termination of this Agreement.

CONFIDENTIAL	FINAL

J.      Within ten (10) business days after the Effective Date, LICENSOR shall provide LICENSEE with a written detailed description by Dr. Saleh Nasser of the step-by-step process underlying the Patent Rights. LICENSOR has stated that there is no supporting information or documentation (“Supporting Information”) related to the Patent Rights. If any Supporting Information is found, LICENSOR agrees to send the Supporting Information to LICENSEE within ten (10) business days after discovering it. Failure of LICENSOR to provide LICENSEE with such Supporting Information shall not constitute a material breach of this Agreement.

ARTICLE III—NEW INVENTIONS

A.    LICENSOR shall own all inventions developed solely by UCF employees. LICENSEE shall own all inventions developed solely by LICENSEE’s employees. Inventions made jointly by UCF and LICENSEE (“Joint Inventions”) will be owned jointly by LICENSEE and LICENSOR, who agree to jointly determine patent filing and licensing responsibilities. For purposes of this Agreement, inventorship shall be determined according to U.S. patent law.

B.     OPTION. During the term of this Agreement, LICENSOR will disclose to LICENSEE additional inventions owned by LICENSOR, developed by Dr. Saleh Naser, in whole or in part, while affiliated with UCF, and related to Mycobacterium avium paratuberculosis (MAP) diagnosis, testing and treatment (“New Inventions”). LICENSEE shall have forty-five (45) days from the date of disclosure of the New Inventions to LICENSEE to notify LICENSOR, in writing, and exercise an option, under separate agreement, to secure a royalty-bearing license. Notwithstanding anything in this Agreement to the contrary, the exercise of the option to the New Inventions by the LICENSEE shall only require the LICENSOR to negotiate in good faith to enter into a license agreement, and shall not require LICENSOR to enter into such a license agreement unless the terms and conditions for such license agreement are satisfactory to the LICENSOR in its reasonable discretion, and provided further, that should the LICENSOR fail to enter into a license agreement, the LICENSOR shall thereafter be free to license the New Inventions to any third party.

C.     LICENSOR reserves for itself and for UCF the perpetual right to practice, use, make, have made and distribute without payment of any royalties any inventions, Joint Inventions, or Patent Rights licensed under this section for their own academic, non-commercial research and/or teaching purposes. Any invention or Patent Rights licensed under this Agreement shall also be available royalty free to the U.S. government and the State of Florida for academic, non-commercial research and/or teaching purposes only.

D.     LICENSEE further agrees to grant to LICENSOR and UCF a non-exclusive, royalty-free, perpetual license, to use, make, have made and distribute solely for their own academic, non-commercial research and/or educational purposes, any Licensed Product under the Patent Rights.

ARTICLE IV—ROYALTIES, PAYMENTS AND REPORTS

A.    LICENSEE agrees to pay to the LICENSOR a non-refundable licensing fee in the amount of Forty-Five Thousand Dollars ($45,000.00) upon execution of this Agreement (“Licensing Fee”). This licensing fee will not be considered as an advance payment on royalties due hereunder.

B.     LICENSEE agrees to pay or cause to be paid to LICENSOR, on a bi-annual basis, the greater of a royalty of: (i) Seven percent (7%) of Net Sales of Licensed Product that is covered by a Valid Claim of the Patent Rights, sold by LICENSEE or its Affiliates in the Territory from the date of commencement of first commercial activity, or (ii) the minimum payment described in Article IV (F) below.

C.     LICENSEE shall pay LICENSOR Twenty percent (20%) of all Net Sales and non-royalty payments received by LICENSEE for the grant of a Sublicense of the Patent Rights. Sublicensing revenues shall not include any amounts received as support for research and development activities, as a loan, for the purchase of an equity or an equity-like interest or for the financing of the LICENSEE. As used here, financing includes support resulting from sale of shares and/or other securities and exercise of warrants/options, debt financing or loans with or without warrants, convertibles or equity linked loans. Any sublicense payments due shall be included with the respective annual report of Net Sales.

CONFIDENTIAL	FINAL

D.    LICENSEE agrees to make written reports of Net Sales in the Territory to LICENSOR within sixty (60) days after the last day of each six (6) month interval and twelve month interval of the License Year during the life of this Agreement. The obligation to make Net Sales reports shall terminate upon expiration or termination of this Agreement, except as to Net Sales or other dispositions or manufacturing incurred but not reported prior to such date of expiration or termination. LICENSEE shall make such reports even if there have been no Net Sales, or if no royalties are due to LICENSOR for the reporting period. Reports shall include but not be limited to the following:

1.     total invoiced billings for all Sales of Licensed Products

2.     total royalties or payments due LICENSOR

3.     names and addresses of sublicensees.

E.     Royalty payments are to be calculated based on Net Sales during six (6) month periods of each License Year beginning from the Effective Date, for the term of this Agreement.

F.     Consistent with Article IV (B) above, LICENSEE agrees to pay LICENSOR a minimum annual royalty as set forth in the Payment Schedule below within ninety (90) days after the end of the License Year, beginning after the first License Year (the “Minimum Annual Royalty”). The Minimum Annual Royalty will be considered as a credit for the royalties due for the following License Year and the royalty reports required under Article IV (F) should reflect the use of such credit.

Payment Schedule (as long as Licensed Patents are in force):

License Year 2: $10,000.00 ($USD ten thousand)

License Year 3: $15,000.00 ($USD fifteen thousand)

License Year 4: $20,000.00 ($USD twenty thousand)

License Year 5 and all subsequent years of the Agreement: $35,000.00 ($USD thirty-five thousand) annually

G.     In the event that any payment of royalties or patent reimbursement from LICENSEE under this Agreement is for any reason not paid when due, i.e. ninety (90) days after the end of each six (6) month interval for royalty payments and sixty (60) days of invoice date for patent reimbursement payments, LICENSEE shall pay to LICENSOR interest on such overdue payment during the period commencing thirty (30) days from such due date until the date that such overdue payment is actually made to LICENSOR, the annual rate of interest being equal to seven percent (7%). LICENSOR shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, only related to any failure to pay.

H.    In the event that any royalty payment received by LICENSOR is deficient (because of a difference between the total invoiced goods and the Net Sales), thereby resulting in delivery of a decreased royalty payment to LICENSOR, as a penalty for failure to timely collect on invoiced goods, LICENSEE shall be charged one of the following royalty surcharge on late payments of the invoiced goods:

1.     0.5% if the payment is actually received 6-12 months after date of invoice;

2.     1.0% if the payment is actually received 12-18 months after date of invoice; and

3.     1.5% if the payment is actually received more than 18 months after date of invoice.

For clarity, the royalty surcharge shall not be cumulative and the maximum royalty surcharge shall be 1.5%.

I.      All payments made as a result of this Agreement are non-refundable (unless made in error) and shall be paid in United States Dollars in Orlando, Florida, or at such other place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate as reported in The New York Times on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

J.      LICENSOR is exempt from paying income taxes under U.S. law and shall provide LICENSEE with evidence of tax exempt status, upon request, including providing a tax exemption certificate. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on LICENSOR by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to LICENSOR pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by LICENSEE.

CONFIDENTIAL	FINAL

ARTICLE V—DUE DILIGENCE

LICENSEE agrees to diligently pursue the development of the invention according to the following due diligence requirements:

A.    LICENSEE agrees to and warrants that: 1) it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; 2) it will establish and actively and diligently pursue the Development Plan (see Appendix B) that includes diligence milestones listed below to the end; 3) the inventions of the Licensed Patents will be utilized to provide Licensed Products for sale in the retail market within the Field-of-Use; and 4) within one month following the end of the final quarter of each calendar year and until the date of first commercial sale of Licensed Products, it will supply LICENSOR with a written Development Report (see Appendix C).

B.     LICENSEE agrees to use reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Products in accordance with the diligence milestones listed below and to diligently develop markets for the Licensed Products. LICENSOR acknowledges that factors outside of the LICENSEE’s control may influence the timing of the development of the Licensed Product and LICENSOR will act reasonably regarding extensions that are requested by the LICENSEE in view of such external factors. In the event that LICENSEE or sublicensee(s) fails to achieve the Milestones set forth below on or before the Milestone Date, LICENSEE may request from LICENSOR, which shall not be unreasonably withheld, 1) a remedy period for up to nine (9) additional months for achieving each Milestone, or 2) to amend the Milestone Date and/or Milestones with mutually agreed upon terms. Notwithstanding anything to the contrary, LICENSOR, at its discretion, may terminate this Agreement after the nine (9) month remedy period, if applicable, upon sixty (60) days written notice to the LICENSEE, if LICENSEE or a sublicensee(s) has not met a milestone, provided however that LICENSEE shall also pay LICENSOR any payments due hereunder up to the point when the license rights end.

Milestone Date (on or before the stated date)	Milestones to be met by LICENSEE
[****]	[****]
[****]	[****]
[****]	[****]

C.     LICENSEE agrees to use commercially reasonable efforts to have the Licensed Product cleared for marketing in those countries in which LICENSEE intends to sell Licensed Products by responsible government agencies requiring such clearance. LICENSEE agrees to concurrently file the necessary data which may be required prior to approval. Should LICENSEE terminate this Agreement, it agrees to assign its full interest and title in such market clearance application, including all associated data to LICENSOR at no cost to LICENSOR. This would include a reversion of rights to LICENSOR of all relevant materials, research information and technology including Patent Rights, technical information, improvements and any other rights whatsoever granted to LICENSEE pursuant to this Agreement by LICENSOR. LICENSOR agrees to reimburse LICENSEE for its reasonable costs once LICENSOR or any subsequent licensee or sublicensee commercializes the data LICENSEE generated.

D.    For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by LICENSEE that any development or any commercialization to be carried out by LICENSEE in connection with this Agreement will actually achieve its aims or any other results and LICENSEE makes no warranties whatsoever as to any results to be achieved by carrying out any such development. Furthermore, LICENSEE makes no representation that the commercialization of the Licensed Products, or any part thereof, will succeed, or that LICENSEE shall be able to sell the Licensed Products in any quantity.

CONFIDENTIAL	FINAL

ARTICLE VI—KEEPING OF RECORDS

A.    LICENSEE shall keep full, true, and accurate books of accounts and other records containing all particulars which may be necessary to ascertain and verify properly such Net Sales. These shall include but not be limited to inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products. Such books and records shall be preserved for a period not less than six (6) years after they are created or as required by local regulatory agencies, both during and after the term of this Agreement. Upon LICENSOR’s request, LICENSEE shall permit an independent Certified Public Accountant selected by LICENSOR (except one to whom LICENSEE has some reasonable objection) to have access during ordinary business hours to such of LICENSEE’s records as may be necessary to determine, in respect of any period or periods ending not more than five (5) years prior to the date of such request, the correctness of any report made under this Agreement. Nothing herein shall be construed to limit the authority of the State Auditor of Florida.

B.     At any time during the term of this Agreement, but no more than once per License Year, LICENSOR may request in writing that LICENSEE verify the calculation of any past payments owed to LICENSOR through the means of a self-audit. Within ninety (90) days of the request, LICENSEE shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, LICENSEE shall submit to LICENSOR a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If LICENSEE has determined through its self-audit that there is any payment deficiency, LICENSEE shall pay LICENSOR the deficiency along with applicable interest under Article IV (F) with the submission of the self-audit report to LICENSOR.

C.     In the event that any examination or audit conducted pursuant to this Article VI shall indicate an underpayment in royalties due LICENSOR in an amount greater than five percent (5%), LICENSEE agrees to reimburse LICENSOR for any and all expenses incurred by the approved accountant in conducting the examination or audit.

ARTICLE VII—CONFIDENTIAL INFORMATION

A.    LICENSOR and LICENSEE each agree that all information that meets the criteria for Confidential Information set forth below disclosed by one party to the other during the term of this Agreement, either orally, in writing (including, without limitation, by electronic means) or in any other media (the “Confidential Information”), shall: (i) be received in strict confidence; (ii) be used only for the purposes of this Agreement; and (iii) not be disclosed by the receiving party without the prior written consent of the other party – except if and to the extent that the receiving party can establish by competent proof that such Confidential Information:

1.     was in the public domain at the time of disclosure;

2.     later became part of the public domain through no act or omission of the receiving party;

3.     was lawfully disclosed to the receiving party by a third party having the right to disclose it;

4.     was already known by the receiving party at the time of disclosure;

5.     was independently developed by the receiving party; or

6.     is required by law or regulation or valid court order to be disclosed.

If the Confidential Information is disclosed orally or visually, then the secret nature of the information must first be announced, and the disclosing party shall within ten (10) days after such initial oral or visual disclosure, send the receiving party a written summary of the disclosure, marked “confidential” with discloser’s name included thereon. Failure to do so shall mean the information is not entitled to confidential protection.

B.    Each party’s obligation of secrecy hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information.

C.    This obligation of confidentiality shall survive the termination or expiration of this Agreement for a period of 2 years.

ARTICLE VIII—GOVERNMENT CLEARANCE, PUBLICATION, OTHER USE, EXPORT DUTIES

A.   LICENSEE agrees that the right of academic publication regarding the Licensed Patents shall reside in the inventor and other staff of UCF/LICENSOR. Notwithstanding the foregoing, LICENSOR and the inventor both hereby agree that any publication will not include and will not rely on information generated by the LICENSEE or paid for by the LICENSEE. No less than fifteen (15) days prior to the first submission for publication of any such information, LICENSOR shall provide a copy of each publication to LICENSEE, for pre-publication review and revision. Such review will be in no way construed as a right to restrict such publication.

CONFIDENTIAL	FINAL

B.     It is agreed that notwithstanding any provisions herein, LICENSOR is free to use the inventions and Patent Rights (and anything else covered by this Agreement) for its own non-commercial, educational, teaching, and/or research purposes and without payment of royalties or other fees and may have UCF do the same.

C.     This Agreement is subject to, and LICENSEE will comply with all applicable United States and foreign laws and regulations controlling the export of technical data, laboratory prototypes, and other commodities and technology which may be applicable.

D.     LICENSEE shall be solely responsible for the payment and discharge of any taxes or duties relating to any transaction of LICENSEE, its employees, contractors, or agents, in connection with the manufacture, use, or sale in any country of Licensed Product(s).

E.     LICENSEE shall be solely responsible for obtaining all approvals, such as, for example, Underwriters Laboratory (U.L.) approval for Licensed Products, necessary or advisable for sale or use of Licensed Products in the United States and throughout the world, at LICENSEE’s sole cost and expense.

F.     LICENSEE agrees to comply with all government laws and regulations in the manufacture, sale and delivery of Licensed Products, including, but not limited to, Import/Export regulations and the antitrust laws of the United States.

ARTICLE IX—ENFORCEMENT AND INFRINGEMENT

A.    Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the Territory as a result of activities that concern the Licensed Patents and shall supply the other party with documentation of the infringing activities that it possesses.

B.     While and as long as its license under this Agreement is effective and this Agreement has not been terminated and has not expired, LICENSEE is empowered:

1.     to bring suit in its own name or, if required by law, jointly with LICENSOR, at LICENSEE’S sole own expense and on its own behalf, for infringement of the Patent Rights;

2.     to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature recoverable for such infringement;

3.     to settle any claim or suit for infringement of Patent Rights by granting the infringing party a sublicense under the provisions of Article III of this Agreement.

C.     During the TERM of this Agreement:

1.     LICENSEE shall have the first right to defend the Licensed Patents against infringement or interference in the Field-of-Use and in the Territory by third parties. This right includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of LICENSEE’s and LICENSOR’s respective counsel, LICENSOR is required to be a named party to any such suit for standing purposes, LICENSEE may join LICENSOR as a party; provided, however, that (i) LICENSOR shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined LICENSOR as a party; and (iii) LICENSEE shall keep LICENSOR reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without LICENSOR's prior written consent, not to be unreasonably withheld. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, LICENSOR shall have no obligation regarding the legal actions described in this Article unless required to participate by law. However, LICENSOR shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out of pocket expenses, including legal fees and second shall be applied to LICENSOR’s out of pocket expenses, including legal fees. Any additional recovery shall be split equally between LICENSOR and LICENSEE.

CONFIDENTIAL	FINAL

2.      In the event LICENSEE fails to (i) secure cessation of the infringement, (ii) enter suit against the infringer, (iii) provide LICENSOR with evidence of the acceptance by the infringer of a sublicense under the Patent Rights, or (iv) initiate and pursue or participate in the actions described in Article IX(C)(1) within sixty (60) days of (a) notification of infringement from LICENSOR or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, LICENSOR shall have the right to initiate such legal action at its own expense and LICENSOR may use the name of LICENSEE as a party to uphold the Licensed Patents. In such case, LICENSEE shall provide reasonable assistance to LICENSOR if requested to do so. LICENSOR may settle such actions solely through its own counsel. Any additional recovery shall be split equally between LICENSOR and LICENSEE.

3.      In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and LICENSOR elect not to undertake the defense or settlement of a suit alleging infringement for a period of three (3) months from notice of such suit, then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days written notice to the other party in accordance with the terms of Article XX.

D.    LICENSEE shall have no right to obligate LICENSOR or UCF in any way or cause anything to have a negative impact on UCF or be disadvantage to LICENSOR or UCF by virtue of any entitlement conveyed above. In the event LICENSEE fails to act in accordance with this section, the license herein granted to LICENSEE may become voidable, at LICENSOR’s reasonable discretion, and LICENSOR shall have the right to void LICENSEE’s rights under this Agreement and to sue for infringement at LICENSOR’s own expense and to collect for its own use all damages, profits, and awards of whatever nature recoverable for such infringement. LICENSOR shall have no right to obligate LICENSEE in any way or cause anything to have a negative impact on LICENSEE or be disadvantage to LICENSEE by virtue of any entitlement conveyed above.

ARTICLE X—TERM AND TERMINATION

A.    Unless previously or otherwise terminated in accordance with the provision of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect on a country-by-country basis until the expiration of the last to expire patent licensed under this Agreement, provided that LICENSEE continues to meet diligence milestones specified in Article V (B) and fulfills all of its other obligations under this Agreement.

B.     LICENSEE shall have the right to terminate the license granted herein by this Agreement by written notice to LICENSOR at least ninety (90) days prior to the date such termination is to take effect, but those provisions set forth in Article XXV, Survival of Terms shall survive the termination or expiration of this Agreement, including that any royalties accrued through this date of termination shall be paid to LICENSOR within thirty (30) days thereafter.

C.     Should LICENSEE fail to pay LICENSOR royalties due and payable hereunder, LICENSOR shall have the right to terminate this Agreement on sixty (60) days written notice, unless LICENSEE shall cure the default within sixty (60) days from receipt of notice. Upon the expiration of the sixty (60) day cure period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

D.    Any termination of this Agreement hereunder shall not relieve LICENSEE from its obligation under Article IV hereof to make a terminal report or from its liability for payment of royalties on Licensed Products sold or otherwise disposed of hereunder prior to the date of such termination, and shall not prejudice the right of LICENSOR to recover any royalty or interest due or accrued at the time of such termination and shall not prejudice any cause of action or claim of LICENSOR accrued or to accrue on account of any breach or default by LICENSEE.

E.     Any termination of this Agreement hereunder shall not prejudice the right of LICENSOR to conduct a final audit of the books and records of LICENSEE in accordance with the provisions of Article VI hereof.

CONFIDENTIAL	FINAL

F.     In the event an order for relief is entered against LICENSEE under the United States Bankruptcy Code (or any other applicable law), or for insolvency or an order appointing a receiver for substantially all of LICENSEE’s assets is entered by a court of competent jurisdiction, or LICENSEE makes an assignment for the benefit of creditors, or a levy of execution is made upon substantially all of the assets of LICENSEE and such levy is not quashed or dismissed within sixty (60) days, this Agreement shall automatically terminate effective on the date of such order or assignment or, in the case of such levy, the expiration of such sixty (60) day period; provided, however, that such termination shall in no way impair or prejudice any right of remedy that LICENSOR might have under this Agreement.

G.     LICENSOR shall have the right to terminate this Agreement, with written notice to LICENSEE, for any material breach /default of any of LICENSEE’s obligations hereunder, including but not limited to failure to pay royalties or payments due and failure to meet diligence milestones within LICENSEE’s control.

H.    In the event of termination by either Party, LICENSEE agrees that all right, title and interest to all relevant materials, research information and technology, including Licensed Patents, Patent Rights, technical information, new inventions and any other rights whatsoever granted to LICENSEE pursuant to this Agreement by LICENSOR shall immediately revert to LICENSOR without any further notice or action by LICENSOR.

ARTICLE XI—TRANSFERABILITY OF RIGHTS AND LICENSES

A.    The obligations of LICENSEE hereunder, including the obligations to make reports and pay royalties, shall run in favor of the successors, assignees, or other legal representatives of LICENSOR, as applicable.

B.    This Agreement shall be assignable by LICENSEE to: (i) an Affiliate; (ii) as part of a sale or transfer of a substantial portion of its business to which this Agreement relates and will inure to the benefit of and be binding on the successors and assigns of LICENSEE; or (iii) with the LICENSOR’s prior written consent.

ARTICLE XII—PATENT PROSECUTION AND MAINTENANCE

A.   LICENSOR shall have final authority over selection of patent attorneys and all decisions concerning filing and prosecution of patents and applications comprising Patent Rights. LICENSOR shall keep LICENSEE reasonably informed of its filing, prosecution and maintenance activities, shall promptly provide LICENSEE with copies of all relevant correspondence and filings with the relevant patent agencies concerning Patent Rights, and shall give LICENSEE the opportunity to comment on major decisions concerning such activities, including providing LICENSEE with proposed submissions thereto reasonably in advance and giving due consideration to LICENSEE’S comments with respect thereto. LICENSOR shall also use reasonable efforts to prepare or amend any applications comprising Patent Rights to include claims requested by LICENSEE and reasonably required to protect the technology to be licensed under this Agreement, provided that LICENSEE agrees to pay all patent prosecution costs in connection with any such request.

B.    All future costs of preparing, filing, prosecuting, defending, and maintaining all patent applications and/or patents, including infringement, interferences and oppositions, and all corresponding foreign patent applications and patents covered by Patent Rights incurred after the Effective Date shall be borne by LICENSEE. Notwithstanding the foregoing, all costs over one thousand U.S. dollars ($1,000) shall require prior written consent by LICENSEE, which shall not be unreasonably withheld.

C.    LICENSEE’s obligation to pay future patent expenses specified in Article XII(B) shall continue for so long as this Agreement remains in effect, provided, however, that LICENSEE may terminate its obligations with respect to any given patent application or patent upon sixty (60) days written notice to LICENSOR. LICENSEE shall use reasonable efforts to curtail patent costs when such a notice is sent. LICENSEE shall promptly pay patent costs which cannot be so curtailed. Commencing on the effective date of such notice, LICENSOR may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and LICENSEE shall have no rights in any such patents or licenses thereunder.

CONFIDENTIAL	FINAL

ARTICLE XIII – GENERAL WARRANTIES

A.   By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

1.     Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, to the extent any such action is required. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

2.     Consents, Approvals, etc. Such Party has obtained all necessary consents, approvals and authorizations, to the extent such are required, of all governmental authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

3.     Conflicts. To the best of each party’s knowledge, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

B.   By LICENSOR. As of the Effective Date, LICENSOR hereby acknowledges the following:

1.     IP Ownership. To LICENSOR’s knowledge, LICENSOR has the legal and/or beneficial title to and ownership of the Patent Rights as is necessary to fulfill its obligations under this Agreement and to grant the License to LICENSEE pursuant to this Agreement, and, to LICENSOR’s knowledge, the Licensed Patents are free and clear of any liens, encumbrances or third party rights.

2.     No Conflicting Grants. To LICENSOR’s knowledge, LICENSOR has not licensed the Patent Rights to a third party.

3.     Third Party Actions. To LICENSOR’s knowledge, there are no legal suits or proceedings that are currently pending or have been threatened by a third party contesting the ownership or validity of the Patent Rights.

ARTICLE XIV—DISCLAIMER OF PATENT WARRANTY

A.   LICENSOR or UCF do not warrant that any invention which may be the subject of a patent application licensed hereunder is or will be patentable.

B.   Nothing contained in this Agreement shall be construed as a warranty or representation that the use of the Patent Rights will be free from infringement of patents or other intellectual property or proprietary rights of third parties.

C.   Nothing contained in this Agreement shall be construed as an obligation of LICENSOR or UCF to bring or to prosecute actions or suits against third parties for infringement of any patent, or as an obligation by LICENSOR or UCF to defend any actions brought by any third party(s) alleging infringement of or claims of damages in respect to any patent of such third party(s).

D.   In the event LICENSEE should be required to defend itself against any infringement claims, actions or suits of any third party(s) as a consequence of LICENSEE’s use of any Patent Rights furnished by LICENSOR hereunder, LICENSOR shall provide at LICENSEE’s request reasonable assistance and cooperation with respect to each infringement claim, action or suit in which LICENSEE may become involved during the life of this Agreement at LICENSEE’s expense.

CONFIDENTIAL	FINAL

E.     LICENSOR OR UCF MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT CLAIMS ISSUED OR PENDING. FURTHER, LICENSOR OR UCF MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, THAT THE USE OF THE INVENTION OR ANYTHING ELSE LICENSED HEREUNDER WILL NOT INFRINGE ANY PATENT AND/OR OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHT OF A THIRD PARTY.

ARTICLE XV—INDEMNITY

A.   LICENSEE shall indemnify, defend and hold LICENSOR, UCF, the UCF Board of Trustees, the State of Florida and the Florida Board of Governors and their respective employees, agents, officers and servants and all UCF faculty and inventors and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from utilization of the Patent Rights licensed to LICENSEE hereunder in the production, manufacture, sales, use, lease, consumption or advertisement of the Licensed Products by LICENSEE or arising from any obligations of LICENSEE hereunder. Any punitive damages are expressly excluded from this provision.. LICENSEE shall for the term of this Agreement maintain Comprehensive General Liability Insurance, including Products Liability Insurance, to cover the activities of LICENSEE. Such insurance coverage shall list LICENSOR, the University of Central Florida Board of Trustees, the University of Central Florida, and the inventors of the Licensed Patents as additional insureds and such policies shall be acceptable to LICENSOR. Prior to conducting a clinical trial for the first use of a Licensed Product with a human patient, LICENSEE will present evidence to LICENSOR that the coverage is being maintained with LICENSOR, the University of Central Florida, the University of Central Florida Board of Trustees and its inventors listed as additional insureds. In addition, LICENSEE shall provide LICENSOR with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage. LICENSEE shall be responsible for complying with all applicable laws and regulations pertaining to clinical trials.

B.   LICENSOR or UCF shall have no obligation, expressed or implied, to supervise, monitor, review, or otherwise assume responsibility for the production, manufacture, testing, marketing, or sale of any Licensed Product.

C.   LICENSOR or UCF shall have no liability whatsoever related to LICENSEE or any third party activities for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon LICENSEE or any other person or entity, arising out of or in connection with or resulting from the following:

1.     the production, use or sale of any Licensed Product

2.     the use of the Patent Rights

3.     any advertising or other promotional activities with respect to any of the foregoing.

ARTICLE XVI—NON-USE OF NAMES

A.   LICENSEE shall not use the name of LICENSOR or UCF, or any trademark, trade device, service mark, symbol, or any abbreviation, contraction, or simulation thereof, owned by LICENSOR or UCF, nor the names of any office employees, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from an authorized officer of LICENSOR or UCF in each case unless required by law or regulatory direction.

B.   LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or patent applications comprising the Patent Rights.

ARTICLE XVII—JUDGMENTS

If, in any proceeding in which the validity or infringement of any of the aforesaid licensed claims is at issue, a judgment or decree is entered which becomes not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal (hereinafter referred to as an "irrevocable judgment"), the construction placed upon any such claim by any such irrevocable judgment shall be thereafter followed not only as to such claim but as to all claims to which such construction applies, with respect to acts occurring thereafter; and, if such irrevocable judgment holds any claim invalid, LICENSEE shall be relieved thereafter from including in its reports hereunder Licensed Products sold thereafter where there is royalty liability only by reason of such claim or any other claim in which such irrevocable judgment is applicable, and from the performance of those other acts which may be required by this Agreement only because of such claim; the decision of the higher tribunal shall be followed until the less favorable decision has been followed by the irrevocable judgment of another tribunal of at least equal dignity.

CONFIDENTIAL	FINAL

ARTICLE XVIII—PATENT MARKINGS

Pursuant to U.S. law, LICENSEE shall mark all Licensed Products (or their containers, labels or packaging) sold or otherwise disposed of by it under this Agreement with the words "Patent" and the number or numbers of the Licensed Patent applicable thereto.

ARTICLE XIX—ADDITIONAL INDEMNITY

LICENSEE agrees to hold LICENSOR, UCF, the UCF Board of Trustees, the State of Florida and the Florida Board of Governors and their respective employees, agents, officers and servants and all UCF faculty and inventors and affiliates harmless against any claim of any kind, including negligence, for any loss, damage or injury allegedly sustained by LICENSEE or any user or purchaser of Licensed Products manufactured by LICENSEE or on behalf of LICENSEE or by any licensee of LICENSEE, arising out of, connected with, or resulting from this Agreement, or from the design, manufacture, sale, operation or use of Licensed Products or components thereof.

ARTICLE XX—NOTICES

All notices provided for in this Agreement shall be given in writing and shall be effective when either (1) served by personal delivery or (2) deposited, postage prepaid, as Registered or Certified Mail addressed to the parties respectively at the following addresses:

For LICENSOR: Director, Technology Commercialization University of Central Florida Office of Research & Commercialization 12201 Research Parkway, Suite 501 Orlando, FL 32826-3252	For LICENSEE: Ori Shilo, VP Finance and Operations Redhill Biopharma Ltd. Platinum Tower 21 Ha'arba'a St. Tel Aviv 64739, Israel

or to other such address as LICENSEE or LICENSOR, respectively, may later fix by written notice to the other.

ARTICLE XXI—WAIVER

The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

ARTICLE XXII—TITLES

All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

CONFIDENTIAL	FINAL

ARTICLE XXIII—SEVERANCE

Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.

ARTICLE XXIV—ENTIRE AGREEMENT

A.    This instrument contains the entire and only agreement between the parties, and it supersedes all preexisting agreements between such parties.

B.    This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understandings, or representations regarding the invention unless otherwise provided in this Agreement or as otherwise provided later in writing and signed by the authorized agents of the parties.

C.    This Agreement can be modified or amended only by written agreement duly signed by persons authorized to sign agreements on behalf of the parties.

ARTICLE XXV—REGULATORY COMPLIANCE

A.   The parties agree to comply with Titles VI and VII of the Civil Rights Act of l964 Title IX of the Education Amendments of l972, Section 504 of the Rehabilitation Act of 1973, Executive Order 11,246, the Americans with Disabilities Act of 1990 and the related regulations to each. Each party assures that it will not discriminate against any individual including, but not limited to, employees or applicants for employment and/or students because of race, religion, creed, color, sex, age, disability, veteran status or national origin.

B.    The parties also agree to take affirmative action to ensure that applicants are employed, and that employees are treated during their employment, without regard to their race, religion, creed, color, sex, disability, or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection available to employees and applicants for employment.

C.    LICENSEE warrants that no part of the total contract amount provided herein shall be paid directly or indirectly to any officer or employee of the State of Florida as wages, compensation, or gifts in exchange for acting as officer, agent, employee, subcontractor, or consultant to the LICENSEE in connection with any work contemplated or performed relative to this Agreement.

ARTICLE XXVI—SURVIVAL OF TERMS

The provisions of Articles I, VI, VII, VIII (except that under VIII(A), only the first sentence shall survive and VIII (B-F) shall survive in their entirety), IX , X (D) and (E), XI, XII (solely with respect to LICENSEE completing its payment obligations to LICENSOR), XIV, XV, XVI, XVII, XVIII, XIX, XX, XXVI and XXVII shall survive the expiration or termination of this Agreement.

ARTICLE XXVII—GOVERNING LAW

This Agreement shall be interpreted in accordance with the laws of the State of Florida.

ARTICLE XXVIII—COUNTERPARTS

This Agreement may be signed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the parties.

[SIGNATURE PAGE FOLLOWS]

CONFIDENTIAL	FINAL

IN WITNESS WHEREOF, the parties hereto have caused their respective corporate seals to be hereunto affixed and duly attested and these presents to be signed by their respective duly authorized officers.

UNIVERSITY OF CENTRAL FLORIDA RESEARCH FOUNDATION, INC.

Signature:	/s/ Thomas O'Neal
By:	Thomas O’Neal, Ph.D.
Title:	Vice President

REDHILL BIOPHARMA LTD.

Signature:	/s/ Dror Ben-Asher
By:	Dror Ben-Asher
Title:	CEO

Signature:	/s/ Ori Shilo
By:	Ori Shilo
Title:	Senior VP Finance and Operations

CONFIDENTIAL	FINAL

APPENDIX A

PATENT RIGHTS

UCF ID#	Docket#	Serial#	Title	Filing Date/ Issue Date
30555	UCF-537	11/370,648 7,488,580	Protocol for Detection of Mycobacterium Avium Subspecies Paratuberculosis in Blood	03/08/2006 02/10/2009

CONFIDENTIAL	FINAL

APPENDIX B

DEVELOPMENT PLAN

A general development plan of the scope outlined below shall be submitted to LICENSOR by LICENSEE prior to the execution of this agreement. In general, the plan should provide LICENSOR with a summary overview of the activities that LICENSEE believes are necessary to bring products to the marketplace.

I.      Currently estimated (realistic) Development Program*

* Note: LICENSOR understands, acknowledges and accepts that all dates and events mentioned below are based on LICENSEE’s current best estimates, and depend on numerous variables (and possible delays) that are not under LICENSEE’s control (i.e., manufacturing, regulatory, patient approval, etc.). Accordingly, LICENSOR understands, acknowledges and accepts that LICENSEE is not committed in any way whatsoever to meeting the estimated timelines and events (including, but not limited to, the planned regulatory path) mentioned below. LICENSOR further acknowledges and accepts that LICENSEE’s sole commitment under this Development Plan is to try to meet the timelines mentioned below on a best efforts basis, and commit the necessary resources to execute the plan generally described below. The objective of the Development Plan is to provide LICENSOR with a general indication of the development plan timeline which may be changed as needed.

A.    Development activities to be undertaken

[****]

Above timeline subject to change due to unexpected events or unanticipated delays.

B.    Estimated total development time assuming no additional comments/requests from the FDA

[****]

II.    Governmental Approval

A.    Estimated types of submissions required - PMA

B.    Estimated Government agency, e.g., FDA, EPA, etc. - FDA

III.   Proposed Market Approach

Launch in conjunction with RHB-104 anti-MAP therapy

IV.   Competitive Information

A.     Potential competitors – [****]

B.     Potential competitive devices/compositions – [****]

C.     Known competitor’s plans, developments, technical achievements [****]

D.     Anticipated date of product launch assuming no additional comments/requests from the FDA – [****] after effective date of License Agreement (See I.B. above)

CONFIDENTIAL	FINAL

APPENDIX C

DEVELOPMENT REPORT

When appropriate, indicate estimated start date and finish date for activities.

A.           Date Development Plan Initiated and Time Period Covered by this Report.

B.           Development Report (4-8 paragraphs).

1.          Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.          Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.           Future Development Activities (4-8 paragraphs).

1.          Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.          Estimated total development time remaining before a product will be commercialized.

D.           Changes to Initial Development Plan (2-4 paragraphs).

1.          Reasons for change.

2.          Variables that may cause additional changes.

E.     Items to be provided if Applicable:

1.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

2.	Development work being performed by third parties, other than LICENSEE, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

4.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of Central Florida

Attn: Director of Technology Transfer

12201 Research Parkway, Suite 501

Orlando, FL 32826-3246

Exhibit 4.6

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

June 3, 2010

CONFIDENTIAL

ProSeed Capital Holdings CVA

Vlierbeekberg 107

3090 Overijse, Belgium

FEE AGREEMENT

This agreement (this “Agreement”) sets forth the terms of the agreement between a RedHill Biopharma Ltd., together with its subsidiaries, affiliates, shareholders, stakeholders (the “Company”) and ProSeed Capital Holdings CVA (together with its subsidiaries and affiliates, “ProSeed”), pursuant to which the Company has agreed to engage ProSeed, on a non-exclusive basis, to perform certain advisory services, as described herein. Specifically, the Company and ProSeed agree as follows:

1.          Services; Introduced Parties. During the term of this Agreement, ProSeed will identify, make initial contacts with and arrange direct or indirect introductions for the Company with potential equity and/or debt investors, joint venture/licensing partners, buyers and acquisition targets (“Introduced Parties”). The parties shall agree upon the identity of all Introduced Parties, who shall be listed on Exhibit A attached to this Agreement (which Exhibit A shall be updated from time to time to include additional Introduced Parties). ProSeed will not, directly or indirectly, disclose the identity of the Company without the Company’s prior consent when making initial contacts with potential joint venture/strategic partners and buyers, but ProSeed shall be entitled to mention the Company in a generic way when approaching potential Introduced Parties. The Company shall be under no obligation to enter into any transaction or other arrangement with any Introduced Party and the terms thereof shall be subject to the Company’s sole discretion and approval. ProSeed will not make any agreement or commitment on behalf of the Company without prior authorization from the Company. In addition, ProSeed will not provide confidential information regarding the Company to any potential investor, joint venture/licensing partner, buyer and/or acquisition targets without the prior written approval of the Company. For the purposes of this Agreement, “Introduced Parties” shall also include and cover those parties that have previously been introduced by ProSeed to the Company as identified on Exhibit A attached to this Agreement provided ProSeed advises RedHill and actively contributes to the discussions between RedHill and these parties regarding their new investment in RedHill. ProSeed has endeavored (and will continue to endeavor) to ensure that Exhibit A is as complete as possible, however, in the event that during the term of this Agreement ProSeed subsequently determines that an Introduced Party has been inadvertently omitted from Exhibit A, such Exhibit A shall be amended, subject to the consent of the Company (not to be unreasonably withheld), to include such omitted Introduced Party.

2.          Compensation –Financing Transactions. In the event that the Company consummates a financing transaction or any other form of equity or debt based, or equity or debt linked financing, including but not limited to convertibles and warrants, in which the Company receives cash, cash equivalents, securities, and/or any other monetary and/or non-monetary value or consideration, including the exercise of warrants, with any Introduced Party (an “Financing Transaction”) during the term of this Agreement (and/or within the “tail period” specified in Section 6, below), ProSeed shall be entitled to a cash or equity fee (at the choice of ProSeed) equal to 6.0% plus VAT (if applicable) of the cash proceeds received by the Company from such Introduced Party. All amounts payable to ProSeed under this Section 2 shall be paid to ProSeed (or its designee) within 21 days of the closing of the applicable Financing Transaction.

3.          Notice of Transactions with Introduced Parties. The Company will inform ProSeed and keep ProSeed updated about relevant developments involving Introduced Parties on a regular basis and in a timely manner. The Company will inform ProSeed in writing about any transaction that will result in a fee payable to ProSeed under Sections 2 or 4 of this Agreement within 7 days of the date of such transaction and will provide ProSeed with the details thereof and, except as may otherwise be prohibited by confidentiality obligations, a copy of the relevant transaction documents related thereto. For the avoidance of doubt, the parties agree that the fees payable under Sections 2of this Agreement shall be mutually exclusive and ProSeed shall not be entitled to receive duplicate fees on any transactions covered thereby.

4.          Termination. This Agreement will be affective until December 31, 2011; provided, however, that either party may terminate this Agreement prior to such date upon not less than 30 days' prior written notice. Upon any termination of this Agreement, the parties shall agree in writing as to the identity of the Introduced Parties through the date of such termination. Notwithstanding any provision herein to the contrary, in the event that the Company consummates an Financing Transaction with any of such Introduced Parties during the 18-month period following the expiration or termination of this Agreement (the “tail period”), ProSeed shall be entitled to receive and/or continue to receive compensation as provided in Sections 2 of this Agreement in respect of such transaction as provided herein. Notwithstanding the foregoing, warrants given to or bought by Introduction Parties before or during the term or tail of this Agreement but exercised after the term or tail of this Agreement entitle ProSeed to the above mentioned fees.

5.          ProSeed Acknowledgements. ProSeed further acknowledges and agrees that (i) ProSeed's relationship with the Company is non-exclusive, (ii) that the Company is under no obligation whatsoever to enter a transaction with any Introduced Party, (iii) that the Company may independently, or with the help of others not related to ProSeed, seek persons to invest in the Company, and in the event such persons invest in the Company, no compensation will be owed to ProSeed, (iv) that ProSeed and the Company must comply with all laws and regulations applicable to the issuance of Company securities, (v) that, except as provided in Sections 2 and 4 hereof, ProSeed is not entitled to any other fee, retainer, reimbursement, commission or other payment from the Company and (vi) that in the event of any tax liability that may result to ProSeed with respect to any compensation arising out of this Agreement, it shall be assumed solely by ProSeed and ProSeed will provide the Company with an exemption from any tax withholding liability (failing which, the Company shall be entitled to withhold any legally required amounts from payments due to ProSeed hereunder).

2

6.          Miscellaneous. This Agreement shall be governed by the laws of United Kingdom with exclusive jurisdiction of the courts of London. This Agreement, together with any confidentiality agreements between ProSeed and the Company, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof, and may not be modified or amended or any term or provision hereof waived or discharged, except in writing, signed by the party against whom such modification, waiver or discharge is sought to be enforced. This Agreement is not assignable by either party without the prior written consent of the other party.

If you agree that this Agreement accurately reflects our agreement on this matter, please sign as indicated below and forward a copy to the Company.

Company

By:	/s/ Ori Shilo
Ori Shilo, VP Finance and Operation

ProSeed Capital Holdings CVA

By:	/s/ Benjamin Van Oudenhove
Benjamin Van Oudenhove
Chairman

3

EXHIBIT A

ProSeed Introduced Parties

Non-exhaustive list

[****]

4

Exhibit 4.7

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

August 6, 2010

ProSeed Capital Holdings CVA

Vlierbeekberg 107

3090 Overijse, Belgium

Re: Termination of Fee Agreement

Dear Sirs:

In accordance with Section 4 of the Fee Agreement between us dated June 3, 2010, RedHill Biopharma Ltd. hereby notifies you of termination of the Fee Agreement effective thirty (30) days following the date of this letter.

Exhibit A annexed hereto identifies the "Introduced Parties" under the Agreement through the date of termination.

Please indicate your agreement with and acceptance of the foregoing in the space provided below.

Respectfully,

/s/ Ori Shilo
RedHill Biopharma Ltd.

AGREED TO AND ACCEPTED:

/s/ Benjamin Van-Oudenhove
ProSeed Capital Holdings CVA

142 Givati St., Ramat-Gan 52232 Israel

Phone: +972-3-676 1706 Fax: +972-3-725 5723

1

Exhibit 4.7

EXHIBIT A

Introduced Parties Through Date of Termination

[****]

142 Givati St., Ramat-Gan 52232 Israel

Phone: +972-3-676 1706 Fax: +972-3-725 5723

2

Exhibit 4.8

INDEPENDENT CONSULTING AGREEMENT

This Independent Consulting Agreement ("Agreement") is made by and among RedHill Biopharma Ltd., having an address at 42 Givati St. Ramat-Gan 52232 Israel (the “Company”), and R.E. Investments, with an address at R.E.Investments bvba, Zeedijk 842 bus 34, 8300 Knokke, Belgium, BE 0874.456.874, represented hereby by Benjamin Van Oudenhove (“the Consultant”).

WITNESSETH:

WHEREAS, the Company desires to receive certain services as detailed herein from the Consultant and the Consultant desires to provide the Company with such services; and

WHEREAS, the parties desire to set forth herein the terms and conditions of the provision of such services by the Consultant to by the Company, effective as of the date of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties, it is hereby agreed as follows:

1.	engagement

1.1.	Retention. The Company hereby retains the Consultant to provide the services detailed in Section 2 herein (the “Services”), and the Consultant hereby accepts such retention, subject to the terms and conditions set forth herein below.

1.2.	Independent Contractor. The Consultant will provide the Services through its own resources. The Consultant undertakes to perform the Services diligently and to the best of Consultant’s ability. Consultant hereby undertakes not to make any promises or representations or give any warranties or guarantees on behalf of the Company unless specifically authorized by the Company and in writing.

1.3.	Relationship of Parties. This Agreement is intended solely as a consulting agreement, and no partnership, joint venture, employment, agency, franchise, or other form of agreement or relationship is intended to be created hereby. Each party agrees to be responsible for all of its taxes, withholding, social security, insurance, and other benefits, and all salaries, benefits, and other costs of its employees. The parties hereby confirm and warrant that no employer-employee relationship whatsoever exists or is being created hereby between the Company or any of its employees and the Consultant or any of its employees.

2.	services

During the term of this Agreement, and in consideration for the full and timely payment of the Fee (as defined herein), the Consultant shall provide the Company with strategic advisory services related to financing, M&A, business development and other strategic consulting services, primarily in Europe (the “Services”).

The location at which the Services shall be provided shall be determined by the Consultant.

3.	CONSULTING CONSIDERATION

3.1.	During the term of this Agreement, the Company shall pay to the Consultant Success Fee in the amount of 3.0% (the “Fee”) on any amount actually invested in the Company by investors introduced by the Consultant or on licensing and M&A transaction between the company and a party pre-approved by the Company (in writing) and introduced by the Consultant following pre-approval by the Company (“Commissionable Transactions”). For pre approved investors that will participate in the IPO, the parties will discuss a different fee arrangement. The Fee constitutes full compensation to the Consultant for all Services provided by the Consultant and all charges, costs and expenses incurred by the Consultant on behalf of the Company in providing the Services on the terms set forth herein.

3.2.	The Fee shall be payable within 30 days of the closing of the relevant financing transaction and upon reception of a lawful invoice from the Consultant.

3.3.	If applicable, VAT will be added to the Fee and the Consultant will provide a proper VAT receipt against payment.

3.4.	All income tax and other taxes in respect of the Fee and any other compensation payable pursuant to this Agreement, including the grant or exercise of the share option granted pursuant to this Agreement and the payment for, or disposition of the shares covered thereby, shall be borne solely by the Consultant. Notwithstanding the aforesaid, the Company may withhold taxes, at the rate provided by law, unless the Consultant presents to the Company a certificate from the relevant tax authority for an exemption or reduced rate. Without derogating from the generality of the above, the Consultant hereby warrants that it is fully aware that it is responsible to pay all taxes, social benefits, national insurance payments and any other payments required by law due on its income under this Agreement.

3.5.	Options – The Consultant will receive an option to purchase up to 40,000 Ordinary Shares of the Company, NIS 0.01 nominal value each, with exercise price of $5.50 per share (the “Option”). 20,000 will be vested after 6 month of the date of this Agreement and the rest after 12 month of the date of this Agreement. The Option may be exercised, in whole, or in part (by sending the notice attached in Exhibit A to the Company), during the period beginning on September 1st 2010 and ending prior to the earlier to occur of (i) an M&A Transaction, meaning a grant of an exclusive license to all or substantially all assets or intellectual property of the Company, acquisition of all or substantially all of the share capital of the Company or the assets of the Company, a merger or consolidation of the Company or other form of acquisition of the Company following which the shareholders of the Company do not own the majority of the shares of the surviving entity on a fully diluted basis (assuming the conversion of all securities of the surviving entity which are convertible or exercisable into shares of capital stock of the surviving entity); or (ii) an IPO - meaning an initial public offering of the Company’s securities on a stock exchange or similar regulated market; or (iii) September 1st 2012.

4.	term and Termination.

4.1.	This Agreement shall be in effect as of August 7, 2010 for a period of one (1) year, following which it shall automatically be extended for consecutive periods of one (1) year each unless either party shall give the other party prior written notice, at least thirty (30) days at any time, of its desire to terminate this Agreement for any reason and for no reason.

4.2.	Notwithstanding the generality of the above, in the event of a material breach of this Agreement by the either party, the non-breaching party may terminate this Agreement immediately by written notice, subject to granting the breaching party a 14 day grace period for curing such breach (such grace period included in the advance notice terms).

4.3.	Following the earlier of expiration or termination of this Agreement, the Consultant shall be entitled, for a period of 12 months, to receive the Fee, provided the relevant Commissionable Transaction has been executed within the Term or the Tail.

4.4.	Within 30 days of the termination of this Agreement, for any reason and for no reason, the Consultant shall return to the Company all Company any and all material, equipment and documentation which belong to the Company or which came to the Consultant’s possession due to the performance of the Services.

5.	Confidentiality

5.1.	The Consultant recognizes and acknowledges that the Company's trade secrets, know-how, and proprietary processes as they exist from time to time, as well as the Company's confidential business plans and financial data are valuable, special and unique assets (collectively, the "Proprietary Assets") of the Company's business, access to and knowledge of which are essential to the performance of the Consultant’s duties as a Consultant to the Company. In addition, the Consultant acknowledges that as a Consultant to the Company, he may be given access to confidential information regarding the research of certain other consultants or advisors to the Company and other scientists who may enter into discussions with the Company ("Third Party Research"). The Consultant shall not, during or after the term of this Agreement, in whole or in part, disclose (i) such Proprietary Assets; (ii) such Third Party Research; or (iii) any other information regarding the business and activities of the Company including, without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned) ((i), (ii) and (iii) being referred to hereafter collectively as the "Protected Data") to any person, firm, corporation, association, or other entity (except the Company, its officers, directors, employees, and consultants), for any reason or purposes whatsoever, nor shall he make use of any such Protected Data for his own purposes or for the benefit of any third party (except the Company) under any circumstances during or after the term of this Agreement.

5.2.	The restrictions in the preceding section shall not apply to any Protected Data which the Consultant can establish by competent proof, has passed into the public domain prior to or after its disclosure by the Company, other than through acts or omissions attributable to the Consultant.

5.3.	The parties hereby agree and acknowledge that any report or documentation produced by the Consultant as part of the Services or in connection with this Agreement shall be the sole property of the Company and shall be deemed Protected Data of the Company for the purposes of this Agreement.

5.4.	Upon termination of this Agreement, the Consultant shall promptly return to the Company all originals and copies which he has relating to any Protected Data.

5.5.	The provisions of this Section 5 shall be applicable from such time as the Consultant began providing the Company consulting services or any other services and shall survive the termination of this Agreement for any reason.

6.	Intellectual Property

6.1.	The Consultant will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during his engagement with the Company that are related to or useful in the business of the Company, or that results from tasks assigned by the Company and are related to any products and programs that are being developed by the Company (all such improvements, inventions, formulas, processes, techniques, know-how, and data are hereinafter referred to as “Inventions”).

6.2.	The Consultant agrees that all Inventions shall be sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection with such Inventions. The Consultant hereby assigns to the Company any rights it may have or acquire in such Inventions. The Consultant further agrees as to all such Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on such Inventions in any and all countries, and to that the Consultant will execute all documents for use in applying for and obtaining patents on and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. Such assistance shall include, without limitation, the execution and delivery of any requested affidavits and documents of assignment and conveyance and the provision of testimony in connection with any proceeding affecting the right, title or interest of the Company in any Invention. The Consultant’s obligation to assist the Company in obtaining and enforcing patents for such Inventions in any or all countries shall continue beyond the termination of his engagement with the Company, but the Company shall compensate the Consultant a reasonable rate after termination for time actually spent by its engagement with the Company at the Company’s request on such assistance.

7.	Technical Records

Without derogating from any provision of this Agreement, immediately upon the Company's request and promptly upon termination of this Agreement, the Consultant shall deliver to the Company all memoranda, notes, records, reports, photographs, drawings, plans, papers, computer discs, computer files or other documents made or compiled by him in the process of carrying out, or made available to him in relation to his consulting under this Agreement, and any copies or abstracts thereof, whether or not of a secret or confidential nature, and all of such memoranda and other documents shall, during and after the termination of this Agreement, be the exclusive property of the Company.

8.	Non - Competition

So long as the Consultant serves as a Consultant to the Company and for a period of two (2) years thereafter (the "Non-Competition Period"), the Consultant shall not interfere with, disrupt, or attempt to disrupt the relationship (contractual or otherwise) between the Company and any of its customers, suppliers, lessors, lessees, employees, consultants, research partners, creditors or inventors. The Consultant further agrees that, so long as he serves as a Consultant to the Company and for a period of two years thereafter (except as to investments in securities in any corporation or other entity whose securities are publicly traded and in which his beneficial ownership does no exceed one percent of the equity securities of such corporation or other entity), he shall not participate in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant) engaged in the commercial exploitation of the Company’s technology, any similar technology, or any other business which competes with the business of the Company carried out while he is consulting to the Company. The Consultant acknowledges and agrees that this noncompetition covenant is necessary, among other reasons, for the protection of the Company's trade secrets. It is the intent of the Company and the Consultant that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any portion of this paragraph shall be adjudicated to be invalid or unenforceable, such portion shall be adjusted to conform to local laws or deleted only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made, and all remaining portions of this Agreement shall continue in full force and effect. Nothing contained herein shall prevent the Consultant from being employed by or acting as a consultant to any person or entity, which does not compete with the business of the Company.

9.	LimitATION OF LIABILITY

9.1.	The Consultant shall use its reasonable commercial efforts to provide the Services under this Agreement in a professional and timely manner.

9.2.	In no event shall either party be liable for any special, indirect, punitive, incidental or consequential damages of any kind even if such party has been advised of the possibility of such damages.

10.	Information Regarding Services

10.1.	Each party shall make available to the other party any information reasonably required or reasonably requested by that other party regarding the performance of any of the Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information; provided, however, that a party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it.

10.2.	The Consultant shall not be liable for any impairment of any Service caused by or resulting from it not receiving information, either timely or at all, or by receiving inaccurate or incomplete information from the Company that is reasonably required or reasonably requested regarding that Service.

11.	Miscellaneous

11.1.	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties hereto. Failure to enforce any term or condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed as a waiver of such term or condition for the future.

11.2.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Israel, and any dispute arising out of or relating to this Agreement shall be exclusively resolved in the courts located in Tel Aviv, to which jurisdiction the parties hereby irrevocably submit.

11.4.	Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

11.5.	Assignment. Nither the Company and/or the consultant may not assign this Agreement without the prior written consent of the other party, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

11.6.	Notices. Except as otherwise provided herein, all notices, requests, waivers, and other communications made pursuant to this Agreement shall be in writing (including email) and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) five business days after deposit in the mail with first class or registered mail receipt requested postage prepaid and addressed to the other party as set forth hereinabove or at any other address notified in accordance with the foregoing; (c) upon confirmation of email receipt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Consultant		RedHill Biopharma Ltd.

By:	/s/ R.E. Investments bvba	By:	/s/ RedHill Biopharma Ltd

Name:	Benjamin Van Oudenhove	Name:	Ori Shilo

Title:	Chairman	Title:	VP Finance

Date:	August 20, 2010	Date:	August 23, 2010

NOTICE OF EXERCISE

To: RedHill Biopharma Ltd.

1.	The undersigned hereby elects to purchase _________ Ordinary Shares of the Company, NIS 0.01 nominal value each, pursuant to the terms of the attached Consulting Agreement, and tenders herewith payment of the purchase price for such shares in full.

2.	In exercising the Option, the undersigned hereby confirms and acknowledges that the Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Ordinary Shares except under circumstances that will not result in a violation of the United States Securities Act of 1933, as amended, or any state or foreign securities laws.

3.	Please issue a certificate representing said Ordinary Shares in the name of the undersigned.

(Date)		(Print Name)

(Signature)

AMENDMENT TO AGREEMENT

This Amendment to Agreement is made as of September 19, 2010 by and among RedHill Biopharma Ltd. (the Company) and R.E. Investments bvbn (the “Consultant”).

WHEREAS, the Company and the Consultant have entered into an Independent Consulting Agreement dated as of August 23, 2010 (the “Main Agreement”) and desire to amend the Main Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	All terms not otherwise defined herein shall have the meaning ascribed thereto in the Main Agreement, unless the context requires otherwise.

2.	In accordance with Section 11.1 of the Main Agreement, Section 3.5 of the Main Agreement is hereby amended so that the Option shall be granted to Mr. Benjamin Van-Oudenhove, who is the sole owner of Consultant.

3.	This amendment of the Main Agreement will become effective as of the date hereof.

4.	Except as specifically amended herein, the provisions of the Main Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement as of the date first above written.

REDHILL BIOPHARMA LTD.		R.E. INVESTMENTS bvbn

BY:	/s/ Ori Shilo	By:	/s/ Benjamin Van-Oudenhove

The undersigned hereby consents to the foregoing.

/s/ Benjamin Van-Oudenhove
Benjamin Van-Oudenhove

Exhibit 4.9

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

Loan Agreement

This Loan Agreement is made and entered into as of the date set forth on the signature page below by and between RedHill Biopharma Ltd., a company organized and registered under the laws of the State of Israel, with offices at 42 Givati Street, Ramat-Gan, 52232, Israel (“Borrower”) and the person or entity whose name, signature and address appear on the signature page hereof (“Lender”).

Whereas,	Borrower seeks funds in a total amount of up to $4,000,000 (the “Aggregate Total Funds”) as convertible loans on the terms set forth in this Agreement (“Acquisition Financing Loans”) from various lenders including Lender (all such lenders, including Lender, providing Convertible Lender Loans to Borrower on terms similar to those of this Agreement, shall be referred to collectively as “Acquisition Financing Lenders”); and

Whereas,	Lender is willing to lend to Borrower the amount set forth on the signature page hereunder as an Acquisition Financing Loan for part of the Aggregate Total Funds and Borrower desires to borrow from Lender such amount, on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.          Loan. Lender shall lend to Borrower and Borrower shall borrow from Lender the principal amount set forth on the signature page hereof (the “Loan”). The Loan shall be delivered to Borrower by deposit no later than July 15, 2010 in Borrower’s bank account listed in Exhibit A annexed hereto.

2.          Interest. The Loan shall bear interest on its outstanding principal amount in US Dollars, at a per annum rate equal to eight percent (8%), compounded annually (“Interest”). Interest shall accrue and not be payable until the Loan is converted pursuant to the provisions of Section 4 below. The principal amount of the Loan together with accrued Interest is hereinafter referred as the “Loan Amount”.

3.          Use of Proceeds. Borrower undertakes that the entire amount of the Loan shall be used for the purpose of funding acquisition of one or more products and/or in-licensing transactions, clinical trials, and general corporate activity.

4.          Mandatory Conversion.

The Loan Amount shall be convertible as follows:

(a)	Unless previously converted, in the event that at any time prior to August 31, 2010, Borrower shall close a convertible loan financing, or series of related convertible loan financings in a minimum aggregate amount of $1,500,000 (One Million Five Hundred Thousand US Dollars) (a “Convertible Loan Financing”), other than the Acquisition Lender Loans, the entire outstanding Loan Amount shall automatically convert into a convertible loan on the same terms as the loans advanced in the Convertible Loan Financing. In the event that the terms of the Convertible Loan Financing are less favorable to Lender than the terms of set out in Exhibit B annexed hereto, Lender shall be entitled to convert the Loan Amount to a convertible loan on the terms set out in Exhibit B.

(b)	Unless previously converted, in the event that at any time prior to August 31, 2010, Borrower shall close an equity investment, or series of related equity investments, in a minimum aggregate amount of $1,500,000 (One Million Five Hundred Thousand US Dollars) (excluding any conversion of the Acquisition Financing Loans) (an “Equity Financing”), Lender shall be entitled to convert the entire outstanding Loan Amount into an investment on the same terms as the Equity Financing and Borrower shall issue to Lender the number of shares of the class of equity securities issued in the Equity Financing as is obtained by dividing (i) the outstanding Loan Amount as of the closing date of the Equity Financing by (ii) the price per share paid by the investors in the Financing Round.

(c)	Unless previously converted, on August 31, 2010 the Loan Amount shall be automatically converted into a convertible loan on the terms set out in Exhibit B annexed hereto.

(d)	Upon conversion of the Loan Amount as aforesaid, the Loan and all Interest accrued thereon shall be deemed fully repaid and Lender shall have no further rights with respect to the Loan and Interest accrued thereon. Notwithstanding the foregoing, the right to receive royalties pursuant to Section 5 hereof will continue without regard to any conversion or repayment of the Loan and shall not be appurtenant or incidental to any securities issued on conversion of the Loan.

5.          Royalties. Lender, together with all other Acquisition Financing Lenders, shall be entitled to receive royalty payments on the terms described in Exhibit C annexed hereto.

6.          Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as follows:

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(a)          Organization.

(i)          Borrower is an Israeli private company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.

(ii)         No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, scheme of arrangement with creditors, appointment of receiver or liquidator and/or similar proceeding has been instituted or taken by Borrower, and to the best of Borrower's knowledge, no such proceeding and no “freezing or stay of process order” has been instituted, threatened or applied for against Borrower.

(b)	Authority. Borrower has full corporate power and authority to enter into, execute, deliver and perform this Agreement, to bind itself hereunder, to comply with its obligations hereunder and to carry out the provisions hereof and thereof.

(c)	Licenses. Borrower has entered into definitive in-licenses with SCOLR Pharma Inc. in respect of rights to extended release Ondanstron tablet formulation and Egalet a/s in respect of rights to Carvedilol, respectively. Borrower has also entered into binding term sheets with IntelGenx Technologies Corp. in respect of Rizatriptan and Giaconda Limited in respect of Myoconda (a drug for Crohn's disease), Heliconda and Picoconda.

7.          Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower as follows:

(a)	Organization. If other than an individual, Lender is duly organized, properly registered and validly existing under the law of the jurisdiction of its organization. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by Lender, and, to the best of Lender knowledge, no such proceeding has been instituted or threatened against Lender.

(b)	Authority. Lender has the full power and authority to enter into, execute and deliver this Agreement, bind itself hereunder, comply with its obligations hereunder, and consummate the transactions contemplated hereunder; the entering into and the execution, delivery and performance by it of this Agreement, and the transactions contemplated hereunder, have been duly approved and authorized by all the required corporate actions, and this Agreement was signed by its duly authorized representatives, where required, and constitutes a valid and legally binding obligation on it, enforceable in accordance with its respective terms, subject to and limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights, and (b) judicial discretion in the availability of equitable relief. The execution, delivery and performance of this Agreement and all other related documents do not violate Lender's governing documents or any agreement to which Lender is a party or by which it is bound.

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(c)	Required Consents. No approval, authorization or consent from any person, entity or authority, is required by it for the execution, delivery and performance by it of this Agreement.

(d)	Investment Experience. Lender is an investor in securities of companies in the development stage, and is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its grant of the Loan to Borrower as a company in the research and development stage. Lender has the ability to bear the full economic risk of its Loan pursuant to this Agreement. Lender also represents that it has (i) performed its own independent review of the data and documents it requested and received from Borrower in connection with Borrower and this Agreement; (ii) been given the opportunity to ask questions of and receive answers from Borrower regarding Borrower, the terms and conditions of its shares, and Borrower's current and proposed business, operations, properties, prospects, legal and financial condition; and (iii) reached the decision to lend funds to Borrower as a result of, inter alia, careful consideration.

(e)	Investment Purpose. Lender is providing the Loan for investment for its account, not as nominee or agent, and not with a current view to the resale or distribution of any part thereof, and Lender has no present intention of selling, granting any participation in or otherwise distributing the same. Lender understands that the any securities to be issued on conversion of the Loan have not been, and will not be, registered under the US Securities Act of 1933 (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lender's representations as expressed herein.

(f)	Accredited Investor. If Lender is a U.S. Person (as defined in Regulation S promulgated under the Securities Act), it represents to Borrower that Lender is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Lender also represents that Lender has not been organized for the purpose of providing the Loan.

8.          Default. The entire Loan Amount will immediately become due and payable upon any of the following events of default:

(a)	the commencement by Borrower of any liquidation proceedings or the adoption of a winding up resolution by Borrower, or the appointment of a receiver or trustee over the whole or a substantial part or Borrower's assets, or the calling by Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, and if any of the aforementioned actions or proceedings is not canceled within sixty (60) days of its initiation; or

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(b)	the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower's assets, where such attachment or execution proceeding is not discharged within sixty (60) days. Borrower shall notify Lender within 72 hours of any such attachment or proceeding.

9.          Confidentiality. Lender undertakes that all information concerning Borrower, which comes into its possession or to its attention, whether pursuant to this Agreement, as a shareholder of Borrower or otherwise, including audited and unaudited financial statements of Borrower, and all other financial, technical and other information relating to Borrower, will be kept in the strictest confidence and will not, without the prior written consent of Borrower, be used by it or be disclosed to, or discussed with, any third party provided, however, in the event that Lender is required by law or stock exchange rule to include financial information obtained pursuant to this Agreement in reports to governmental authorities or stock exchanges, Lender shall be entitled to make such disclosure to the minimum extent required, and provided, further, that in connection with periodic reports to its shareholders or partners, Lender may, without first obtaining the prior written consent of Borrower, make general statements, not containing technical, commercially sensitive or other confidential information, regarding the general nature of Borrower, and may provide summary and general information regarding Borrower’s revenues and profits to its lawyers and accountants, and in its reports to its shareholders and partners, but may not annex to such reports the full financial information to be provided by Borrower except as required by applicable law and regulations. Notwithstanding the above, the undertaking of confidentiality will not apply to:

(i)          Information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by a party hereto of its obligations hereunder; or

(ii)         Information which is received from a third party, provided that such information was not obtained by said third party directly or indirectly from Borrower pursuant to obligations of confidentiality; or

(iii)        Information which must be disclosed under applicable laws or regulations but only to the extent so required; provided, however, that in the event Lender feels that circumstances exist which require such disclosure, it shall notify Borrower thereof, and provide Borrower with a copy of such proposed disclosure or notice, promptly and, where possible, in a manner which will enable Borrower to oppose such disclosure within the period of time allotted under such laws or regulations for submission of the disclosure or notice.

10.         Governing Law and Forum. This Agreement, its interpretation, validity and breach shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules, and any claim or dispute with respect thereto shall be submitted to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel, and each of the parties hereby submits irrevocably to the jurisdiction of such court to the exclusion of any other jurisdiction and agrees to the service of process by post in accordance with the provisions of Section 11(i) below.

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11.         Miscellaneous.

(a)          Further Cooperation. The parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, actions and transactions envisaged and contemplated herein including, filings with governmental or regulatory bodies, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

(b)          No Partnership. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. No party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

(c)          Construction. A reference to a Section, Exhibit or Schedule shall mean a Section in or Exhibit or Schedule to this Agreement, unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not have any significance in the interpretation of this Agreement nor in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)          Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and at one or more times, each of which containing the signature of any of the parties, shall be deemed an original, but all of which together shall constitute one and the same instrument. Any copy of this Agreement executed with an original signature and transmitted via facsimile shall be deemed valid.

(e)          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each party to this Agreement, with the exception of an assignment by Lender to any other entity which controls, is controlled by or is under common control with, Lender; provided, however, that no such assignment or transfer shall become effective unless each such transferee has provided Borrower with a confirmation in writing that it is bound by all terms and conditions of this Agreement and all the agreements contemplated hereby.

(f)          Severability. If one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(g)          Amendments and Waivers. The failure of any party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right.

(h)          Entire Agreement. This Agreement and the exhibits attached hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between any of the parties hereto prior to the signing of this Agreement shall have any force or effect. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), in the context of a similar amendment or waiver in respect of the Acquisition Lender Loans with the written consent of Borrower and Acquisition Financing Lenders who have provided a majority of the outstanding Aggregate Total Amount provided as Acquisition Lender Loans.

(i)          Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with an express courier, freight prepaid; (b) upon delivery, if delivered by hand; or (c) one (1) business day after the business day of facsimile transmission or e-mail, if delivered by facsimile transmission or sent by e-mail. All such notices and other communications shall be addressed to the following addresses or such other address as the recipient party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above:

If to Lender, as set forth on the signature page hereunder.

If to Borrower:

RedHill Biopharma Ltd.

42 Givati Street

Ramat-Gan 52232, Israel

Fax: 972-3-7255723

Attn: Ori Shilo

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(j)          Publicity. Lender shall not, subject to the requirements or law, regulations or order, issue any press release or undertake any publicity concerning the existence or any of the terms or provisions of this Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of Borrower.

(k)          Fees and Expenses. The parties hereto shall each bear their own expenses and legal fees incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

[Remainder of page intentionally left blank]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Convertible Loan Agreement.

BORROWER

RedHill Biopharma Ltd.

By:

Name:

Title:

Date:

LENDER

Name of Lender:

Signature of Lender:

By:

Name:

Title:

Principal Amount of Loan

Address of Lender:

Identity No./Company No.

Facsimile No.

Date:

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Exhibit A

RedHill Biopharma - Bank Details

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Exhibit B

Summary of Terms: Convertible Bridge Loan Financing

Disclaimer: This Summary of Terms does not constitute an offer or solicitation to participate in the financing described herein. An offer to participate in the financing in certain jurisdictions may be restricted. The Company expects to make an offer of participation in the financing only to persons to whom such offer would not constitute a violation of any law. In the United States an offer will only be made to those who fall within the definition of "Accredited Investors" contained in Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as Amended.

Issuer	RedHill Biopharma Ltd., an Israeli company (the “Company”).

Financing	Up to $4.0 million or other amount specified by the Company in convertible loan notes (the “Notes”).

Interest	8% per annum.

Warrants	30% coverage; 36 months term; strike price as described below.

Mandatory Conversion	At the earlier of the following events the principal and all accrued interest shall be automatically converted as follows:

•	M&A, public listing, or financing of at least US $3.0 million (not including the current financing) (Qualified Event/s): conversion at 70% of Qualified Event price per share to the same class of shares issued in the Qualified Event.

•	December 31, 2011: conversion at Company pre-money valuation (fully diluted) of $7 million. In this case the Notes will be converted into the most senior class of shares issued by the Company at such time.

Conversion Price Protection	The Conversion Price shall not exceed a Company pre-money valuation (on fully diluted basis) of more than $12 million.

Warrants Exercise Price	Within 6 months following the first Qualified Event (Initial Exercise Period): 130% of the price per share in the first mandatory conversion event.

Within 6 months following the end of the Initial Exercise Period (Second Exercise Period): 140% of the price per share in the first mandatory conversion event.

Following the end of the Second Exercise Period until the expiration date of the Warrants: 150% of the price per share in the first mandatory conversion event.

Use of Proceeds	Research and Development and general working capital purposes.

Target Closing	June 30, 2010 or other date specified by the Company.

Confidentiality	Except as required under any applicable law, the investor shall not disclose to any third party any information relating to the Company’s business, operation, assets or the terms herein.

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Exhibit C

Royalties

Royalties. Lender, together with the other Acquisition Financing Lenders, shall be entitled to receive royalties (“Royalties”) equaling a percentage of Net Sales and Sublicense Revenues (as such terms are defined below) actually received by Borrower from the Designated Products (as defined below).

Royalty Term. Royalties on Net Sales and on Sublicense Revenues actually received by RedHill from sales of Designated Products by sublicensees shall be payable during the period of five (5) years following the first commercial sale of the first Designated Product to have a commercial sale. Royalties in respect of Sublicense Revenues other than in respect of sales of Designated Products (e.g., upfront and milestone payments) shall be payable during the period of five (5) years following closing of the Acquisition Financing Loans transaction.

Royalty Percentage. Royalties will be distributed to the Acquisition Financing Lenders on a pro rata basis according to their relative participation in the principal amount of the Aggregate Total Amount of the Acquisition Financing Loans and shall be equal to an aggregate of three percent (3%) of Net Sales and Sublicense Revenues if the Total Aggregate Amount of the Acquisition Financing Loans is up to $1,500,000; four percent (4%) if the Total Aggregate Amount of the Acquisition Financing Loans is greater than $1,500,000 and up to $2,000,000 and five percent (5%) if the Total Aggregate Amount of the Acquisition Financing Loans is greater than $2,000,000.

Definitions. For the purposes of this Exhibit, the following terms shall have the following meanings:

“Net Sales” means the amounts actually received by Borrower or its affiliates in respect of the sale of Designated Products by Borrower or its affiliates, less, and following recovery of, the following items (collectively, the “Recognized Deductions”): (i) allowances or credits granted to and taken by customers (including wholesalers) for warranties, rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management; (ii) amounts incurred resulting from government mandated rebate programs (or any agency thereof); (iii) freight, transport, packing and insurance charges; (iv) taxes, including value added tax, sales tax, and other taxes not imposed on Borrower's income; and (v) tariffs and import/export or customs duties; (vi) bad debts; (vii) reasonable quantities of samples; and (viii) royalties paid to third parties in respect of the use of such third party’s intellectual property rights necessary for the exercise of the License.

For the purposes of this definition, the transfer of a Designated Product by Borrower or one of its affiliates to another affiliate of Borrower or to a sublicensee for resale is not a sale and in such cases, Net Sales will be determined based on the amount received by Borrower or such affiliate in respect of the Product or “Combination Product” (subject to the adjustments set forth below) as sold by the affiliate or sublicensee to independent third-parties, less the Recognized Deductions.

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For Net Sales of a Designated Product sold or supplied as a “Combination Product”, the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/A+B, where A is the average unit selling price during the period in respect of which Net Sales are being calculated of the Product sold separately in that country and B is the total average unit selling price during the period in respect of which Net Sales are being calculated of the other product or device included in the Combination Product, when sold separately in that country. If neither the Product nor the other product or device included in the Combination Product are sold separately during the period in respect of which Net Sales are being calculated, then the parties shall, considering the costs incurred by Borrower bringing about the Combination Product, in good faith negotiate the value of the other product or device included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product, it being agreed that absent such mutual agreement as to the proportion of such Combination Product to be attributed to the Product, the parties shall mutually appoint an independent expert to determine such proportion.

In addition, in cases where Borrower manufactures the Product (including manufacture for a Sublicensee) or Borrower purchases the Product from a third party and sells the Product through a distributor, Sublicensee or pharma partner, all costs associated with the manufacture and production of the Product, including without limitation, the costs of labor, (including employees, consultants and service providers), raw materials, premises (including rent and ancillary costs), overhead, manufacturing equipment, and the costs of the insurance of same shall be included in Recognized Deductions.

“Sublicense Revenues” means royalties actually received by Borrower from third party distributors and/or sublicensees in respect of the sublicense of rights in the Designated Product and of sales of the Product effected by such distributors and/or sublicensees, excluding, for example but without limitation, payments on account of (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in Borrower or any affiliate thereof; and (iii) reimbursement of patent prosecution costs, the cost of research and/or development activities or other activities performed or to be performed by Borrower or expended or to be expended by Borrower with respect to the Designated Products.

“Designated Products” means shall be the first two new products to be acquired by Borrower following the closing of the Acquisition Financing Loans transaction; provided that one of such products is "Myoconda" for the treatment of Crohn’s disease. In the event that Myoconda is not acquired as one of these first two new products, Designated Products shall mean the first two currently existing Borrower products (i.e., RHB-101 (cardio), RHB-102 (anti-emesis), and RHB-103 (migraine) to have a commercial sale.

Payment. Royalty shall be due and payable on a calendar quarterly basis within sixty (60) days following the end of each applicable quarter, against the receipt of an appropriate invoice from Lender for same. In the event such payment may require approval of any governmental authority, Borrower undertakes to promptly file for approval and to effectuate payment promptly following receipt of the necessary approval

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Reports. With respect to each Royalty payment, Borrower shall deliver to Lender a report with respect to the period covered by the Royalty payment on a calendar quarterly basis within thirty (30) days following the end of each March, June, September and December reporting the amount of Net Sales and Sublicense Revenues received from Designated Products, including the Recognized Deductions applicable in computing Net Sales and the deductions applicable in computing Sublicense Revenues, and the total Royalties due based on Net Sales and Sublicense Revenues.

Payment Method. Any amounts due to Lender under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated in writing in an appropriate invoice at least fifteen (15) days in advance by Lender.

Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment. If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, Borrower may notify Lender and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Lender or its designee, and Borrower will have no further obligations under this Agreement with respect thereto.

Taxes. Royalty amounts are gross amounts and Lender shall be responsible for all taxes thereon. Borrower may deduct from amounts it is required to pay Lender pursuant to this Agreement an amount equal to that required by applicable law to be withheld by Borrower for or due on account of any taxes (including VAT to the extent applicable, but other than taxes imposed on or measured by net income of Borrower) or similar governmental charge imposed by any jurisdiction based on such payments to Lender (“Withholding Taxes”) and such payment shall be deemed as payment to Lender in accordance with this Agreement. Borrower will provide Lender a certificate evidencing payment of any Withholding Taxes.

Record Retention. Until the expiry of the Royalty Term, Borrower will maintain (and will ensure that its affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and Sublicense Revenues, in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

Audit. Lender will have the right, at its own cost, to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Borrower and who agrees to be bound by a customary undertaking of confidentiality, have access during normal business hours, and upon reasonable prior written notice, to Borrower’s records as may be reasonably necessary to verify Borrower’s compliance with the terms of this Agreement, including without limitation the accuracy of Net Sales and Sublicense Revenues, as applicable, for any period ending not more than twenty –four (24) months prior to the date of such request; provided, however, that Lender will not have the right to conduct more than one such audit in any calendar year or more than one such audit covering any given time period. The auditing firm will disclose to Lender only the results of its audit and not any other information. Any such audit shall be made during Borrower’s normal business hours and shall not unreasonably interfere with the business of Borrower and shall be completed within a reasonable time. Lender will bear all the costs of such audit. Without derogating from the forgoing, Lender's audit rights shall be conducted no later than two years following the final payment under this Agreement. The costs of the audit are the responsibility of Lender except in the event there is shortfall of more than 10% in the payment due; in which case the audit costs and all related travel costs up to a maximum amount of US $50,000 will be covered by Borrower within thirty (30) days of billing.

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Confidentiality. Lender will treat all information subject to review hereunder in strict confidence.

Continuing Right. The right to receive Royalties on the terms stated herein will continue without regard to any conversion or repayment of the Loan and shall not be appurtenant or incidental to any securities issued on conversion of the Loan.

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Exhibit 4.10

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

Terms of Convertible Loan

These Terms of Convertible Loan detail the terms of the Convertible Loan into which an Acquisition Financing Loan made by certain Lenders to Borrower was converted pursuant the terms of the Loan Agreement in respect of such Acquisition Financing Loan.

1.          Definitions.

“Borrower” - RedHill Biopharma Ltd.

“Convertible Financing Lenders”-       all lenders, including Lender, providing convertible loans to Borrower on terms similar to those of these Terms of convertible Loan.

“Loan” -        The amount of the Acquisition Financing Loan converted into the loan described herein.

“Lender” -     The maker of the Acquisition Financing Loan.

2.        Interest. The Loan shall bear interest on its outstanding principal amount in US Dollars, at a per annum rate equal to eight percent (8.0%), compounded annually (“Interest”). Interest shall accrue and not be payable until the Loan is converted pursuant to the provisions of Section 4 below. The principal amount of the Loan together with accrued Interest is hereinafter referred as the “Loan Amount”.

3.        Use of Proceeds. Borrower undertakes that the entire amount of the Loan shall be used to fund Borrower’s, acquisition of products, research and development activities and general working capital.

4.        Mandatory Conversion.

(a)	Unless previously converted, in the event that at any time following the funding of the Loan hereunder and prior to December 31, 2011, Borrower shall close an equity investment, or series of related equity investments, in a minimum aggregate amount of Three Million US Dollars ($3,000,000) (excluding conversion of the Loan) (the “Financing Round”), the entire outstanding Loan Amount shall automatically convert into shares of the class of equity securities of Borrower issued in the Financing Round on the same terms as the Financing Round but at a price per share which shall be equal to seventy percent (70%) of the price per share paid by the investors in the Financing Round (the “Lender Price Per Share”) and Borrower shall issue to Lender the number of shares of the class of equity securities issued in the Financing Round ("Financing Conversion Shares") as is obtained by dividing (i) the outstanding Loan Amount as of the closing date of the Financing Round by (ii) the Lender Price Per Share. In the event that the Financing Round is achieved through a series of equity financings and the transactions consummated in such equity financings are not on identical terms and conditions or involve the issuance of more than one type of securities, then Lender shall be entitled to the most favorable class or series of equity securities issued in such financing and/or the most favorable terms and conditions.

(b)	Unless previously converted, on December 31, 2011 the Loan Amount shall be automatically converted into the class of equity securities of Borrower having the most seniority in terms of distribution of assets upon liquidation, outstanding at such time (the “Senior Conversion Shares”), at a price per share reflecting a pre-money valuation of Borrower (on a fully-diluted basis) of Seven Million US Dollars ($7,000,000) and Borrower shall issue to Lender the number of Senior Conversion Shares determined by dividing the outstanding Loan Amount by the product of (i) Seven Million US Dollars ($7,000,000) divided by (ii) the aggregate number of issued and outstanding shares of equity securities of Borrower, on a fully-diluted and as-converted basis.

(c)	Unless previously converted, immediately prior to the consummation of: (i) a consolidation or merger of Borrower with or into any person (other than an affiliate of Borrower) or pursuant to which the outstanding equity of Borrower is converted into cash, securities or other property, in each case other than a transaction in which the shareholders of Borrower prior to the transaction will hold more than 50% of the voting securities (on an as-converted basis) of the surviving entity after the transaction; (ii) a sale or other disposition of all or substantially all of Borrower’s assets to any person, other than an affiliate of Borrower; or (iii) a transaction in which any person or related group (other than Borrower and/or its affiliates) acquires more than fifty percent (50%) of the issued and outstanding shares, or more than fifty percent (50%) of the outstanding voting power of Borrower; (each of the transactions in clauses (i)-(iii), a “Change in Control Transaction”), then immediately prior to the closing or effectiveness of the Change in Control Transaction the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower (the “Change in Control Conversion Shares”) at a price per share equal to 70% of the price per share in the Change in Control Transaction determined as follows: (A) in respect of a Change in Control Transaction described in clause (c)(i) above, the price per share shall be the aggregate consideration actually to be distributed to and received by the shareholders of Borrower in the Change in Control Transaction, divided by the aggregate number of issued and outstanding shares of equity securities of Borrower, on a fully-diluted and as-converted basis, participating in such distribution; (B) in respect of a Change in Control Transaction described in clause (c)(ii) above, the price per share shall be the aggregate consideration available for distribution to the holders of the equity securities of Borrower as a result of the Change in Control Transaction, as determined by the board of directors of Borrower, divided by the aggregate number of issued and outstanding equity securities of Borrower, on a fully diluted and as-converted basis, eligible to participate in such distribution and (C) in respect of a Change in Control Transaction described in clause (c)(iii) above the price per share shall be the price per share in such Change in Control Transaction. The value of securities or other payments-in-kind, if any, distributed to the holders of shares shall be determined by the board of directors of Borrower, in its sole discretion.

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(d)	Unless previously converted, immediately prior to the consummation of an initial public offering by Borrower of its shares pursuant to an effective registration statement, prospectus or similar document under the US Securities Act of 1933, as amended, under the Israeli Securities Law of 1968 or any equivalent law of another jurisdiction (“IPO”), the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower (the “IPO Conversion Shares”) at a price per share equal to 70% of the price per share in the IPO (for the avoidance of doubt, it is hereby clarified that in the event the IPO is conducted on the Tel-Aviv Stock Exchange (“TASE”) the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower at a price per share equal to 70% of the minimum price per share determined in the Company's Prospectus (including any complimentary notice, as applicable). In the event that that the securities of Borrower offered in the IPO consist of “units” comprising Ordinary Shares and other securities, then the price per share in the IPO shall be the effective price per share as part of the unit as published in the Company's Prospectus or as determined by the board of directors of the Company. For the avoidance of doubt, it is hereby clarified that in the event the IPO is conducted on the TASE, the effective price per share shall be calculated in accordance with the TASE's rules and regulations. In any other event the effective price per share shall be calculated based on the Black-Scholes model.

(e)	In the event that the Lender Price Per Share, the price per share in a Change in Control Transaction or the price per share in an IPO is expressed in any currency other than US Dollars, conversion of the Loan Amount shall be in accordance with the rate of exchange last published by the Bank of Israel and known at the time of consummation of the relevant transaction and in the event of an IPO on the TASE on the date of publication of the Company's Prospectus.

(f)	Lender acknowledges and agrees that in the event of a public offering of the Company’s securities any securities issued to Lender upon conversion of the Loan Amount may be subject to a lock-up period.

(g)	It is agreed that in no event shall the price per share paid by Lender for the shares upon conversion in accordance with this Section 4 (the “Conversion Price Per Share”) exceed a price per share reflecting a pre-money valuation of Borrower (on a fully-diluted basis) of Twelve Million US Dollars ($12,000,000).

(h)	Upon conversion of the Loan Amount as aforesaid, the Loan and all Interest accrued thereon shall be deemed fully repaid, and the issuance of the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or the Senior Conversion Shares, as the case may be, shall be deemed as full and complete satisfaction of all Borrower’s obligations under this Agreement and Lender shall have no further rights under this Agreement or with respect to the Loan and Interest accrued thereon.

(i)	For the avoidance of doubt, it is hereby expressly agreed that each of the conversion events described in paragraphs (a) through (d) this Section 4 is independent of each other such event and the Loan Amount shall be subject to conversion upon achievement of the conditions set forth in any of such paragraphs.

5.        Grant of Warrant. Upon conversion of the Loan Amount, Borrower shall grant Lender a warrant substantially in the form of the Warrant Certificate attached hereto as Exhibit A (the “Warrant”) to purchase additional Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares, as the case may be.

6.        Default. The entire Loan Amount will immediately become due and payable upon any of the following events of default:

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(a)	the commencement by Borrower of any liquidation proceedings or the adoption of a winding up resolution by Borrower, or the appointment of a receiver or trustee over the whole or a substantial part or Borrower's assets, or the calling by Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, and if any of the aforementioned actions or proceedings is not canceled within 60 days of its initiation; or

(b)	the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower's assets, where such attachment or execution proceeding is not discharged within sixty (60) days. Borrower shall notify Lender within 72 hours of any such attachment or proceeding.

7.        Confidentiality. Lender undertakes that all information concerning Borrower, which comes into its possession or to its attention, whether pursuant to this Agreement, as a shareholder of Borrower or otherwise, including audited and unaudited financial statements of Borrower, and all other financial, technical and other information relating to Borrower, will be kept in the strictest confidence and will not, without the prior written consent of Borrower, be used by it or be disclosed to, or discussed with, any third party provided, however, in the event that Lender is required by law or stock exchange rule to include financial information obtained pursuant to this Agreement in reports to governmental authorities or stock exchanges, Lender shall be entitled to make such disclosure to the minimum extent required, and provided, further, that in connection with periodic reports to Lender's shareholders or partners, Lender may, without first obtaining the prior written consent of Borrower, make general statements, not containing technical, commercially sensitive or other confidential information, regarding the general nature of Borrower, and may provide summary and general information regarding Borrower’s revenues and profits to Lender's lawyers and accountants, and in its reports to its shareholders and partners, but may not annex to such reports the full financial information to be provided by Borrower hereunder except as required by applicable law and regulations. Notwithstanding the above, the undertaking of confidentiality will not apply to:

(i)        Information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by a party hereto of its obligations hereunder; or

(ii)       Information which is received from a third party, provided that such information was not obtained by said third party directly or indirectly from Borrower pursuant to obligations of confidentiality; or

(iii)      Information which must be disclosed under applicable laws or regulations but only to the extent so required; provided, however, that in the event a party feels that circumstances exist which require such disclosure, it shall notify Borrower thereof, and provide Borrower with a copy of such proposed disclosure or notice, promptly and, where possible, in a manner which will enable Borrower to oppose such disclosure within the period of time allotted under such laws or regulations for submission of the disclosure or notice.

8.        Governing Law and Forum. These Terms of Convertible Loan, their interpretation, validity and breach shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules, and any claim or dispute with respect thereto shall be submitted to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel, and each of Borrower and Lender hereby submits irrevocably to the jurisdiction of such court to the exclusion of any other jurisdiction and agrees to the service of process by post in accordance with the provisions of Section 11(i) below.

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9.        MiscellaneoUS

(a)          Further Cooperation. Each of Borrower and Lender agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, actions and transactions envisaged and contemplated herein including, filings with governmental or regulatory bodies, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

(b)          No Partnership. Each of Borrower and Lender are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between Borrower and Lender. Neither of Borrower or Lender will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

(c)          Construction. A reference to a Section, Exhibit or Schedule shall mean a Section in or Exhibit or Schedule to these Terms of Convertible Loan, unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not have any significance in the interpretation of these Terms of Convertible Loan nor in any manner limit the construction of these Terms of Convertible Loan which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Each of Borrower and Lender have participated jointly in the negotiation and drafting of these Terms of Convertible Loan. If any ambiguity or question of intent or interpretation arises, these Terms of Convertible Loan shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of these Terms of Convertible Loan.

(d)          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of these Terms of Convertible Loan shall inure to the benefit of and be binding upon the respective successors and assigns of Borrower and Lender. Nothing in these Terms of Convertible Loan, express or implied, is intended to confer upon any party other than Borrower and Lender or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of these Terms of Convertible Loan, except as expressly provided herein.

(e)          None of the rights, privileges, or obligations set forth in, arising under, or created by these Terms of Convertible Loan may be assigned without the prior consent in writing of Borrower and Lender, with the exception of: (a) assignments between Convertible Financing Lenders, and (b) assignments from Lender to any other entity which controls, is controlled by or is under common control with, Lender; provided, however, that no such assignment or transfer shall become effective unless each such transferee has provided Borrower with a confirmation in writing that it is bound by all terms and conditions of this Agreement and all the agreements contemplated hereby.

(f)          Severability. If one or more provisions of these Terms of Convertible Loanis held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from these Terms of Convertible Loan, and the balance of these Terms of Convertible Loan shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event these Terms of Convertible Loan shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

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(g)          Waivers. The failure of Borrower or Lender at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right.

(h)          Entire Agreement; Amendments. These Terms of Convertible Loan and the exhibits attached hereto constitute the full and entire understanding and agreement among Borrower and Lender with regard to the subjects hereof and thereof, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between Borrower and Lender prior to these Terms of Convertible Loan shall have any force or effect. Any term of these Terms of Convertible Loan may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) in the context of a similar amendment or waiver in respect of the Conversions Lender Loans, with the written consent of Borrower and Conversion Financing Lenders who have provided a majority of the outstanding aggregate total amount provided as Conversion Lender Loans.

(i)          Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with an express courier, freight prepaid, (b) upon delivery, if delivered by hand; or (c) one (1) business day after the business day of facsimile transmission or e-mail, if delivered by facsimile transmission or sent by e-mail. All such notices and other communications shall be addressed to the following addresses or such other address as the recipient party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above:

If to Lender, as set forth on the signature page of the Loan Agreement between Borrower and Lender regarding an Acquisition Financing Loan.

If to Borrower:

RedHill Biopharma Ltd.

42 Givati Street

Ramat-Gan 52232, Israel

Fax: 972-3-7255723

Email: ori@redhillbio.com

Attn: Ori Shilo

(j)          Publicity. Lender shall not, subject to the requirements or law, regulations or order, issue any press release or undertake any publicity concerning the existence or any of the terms or provisions of these Terms of Convertible Loan or any of the transactions contemplated hereby or thereby without the prior written consent of Borrower.

(k)          Fees and Expenses. Lender and Borrower shall each bear their own expenses and legal fees incurred by them or on their behalf with respect to ”and the transactions contemplated hereby.

Date: August 31, 2010

*                   *                 *

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Exhibit A

Warrant Certificate

THE WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WAARANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

WARRANT TO PURCHASE SHARES

RedHill Biopharma Ltd., an Israeli company (the “Company”), hereby grants to _________________________ (the “Holder”), the right to purchase from the Company such number and class of shares of the Company, set forth below, subject to the terms and conditions set forth below. The parties acknowledge that this Warrant is granted in connection with the conversion of a loan extended by Holder to the Company pursuant to the terms and conditions of that certain Terms of Convertible Loan dated August 31, 2010 (the “Loan” and the “Loan Agreement”, respectively). Unless otherwise required by the context, all capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Loan Agreement.

1.	Number of Shares Available for Purchase and Exercise Price

This Warrant may be exercised to purchase up to that number of shares of the Company of the class determined as provided below (the “Warrant Shares”) equal to $[ ],000, which is equal to thirty percent (30%) of the original principal amount of the Loan (without any interest or linkage), divided by the Warrant Price (as defined below). For the purposes of this Warrant, the class of shares comprising the Warrant Shares shall be the class comprising the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares (as such terms are defined in the Loan Agreement), as the case may be, issued to the Holder in connection with the conversion of the Loan and shall be referred to as the “Conversion Class of Shares”. Notwithstanding the foregoing, from and after immediately prior to the consummation of an IPO (as defined in the Loan Agreement), the outstanding Conversion Class of Shares shall be Ordinary Shares of the Company.

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The exercise price for each Warrant Share (the “Warrant Price”) shall be calculated as follows: (i) in the event Holder exercises this Warrant within six (6) months following the Conversion Event (as such term is defined in Section 5 of the Loan Agreement) (the “Initial Exercise Period”), the Warrant Price shall be equal to 130% of the Conversion Price Per Share (as defined in the Loan Agreement) at which the Loan was converted in the Conversion Event; (ii) in the event Holder exercises this Warrant within six (6) months following the end of the Initial Exercise Period (the “Second Exercise Period”), the Exercise Price shall be equal to 140% of the Conversion Price Per Share at which the Loan was converted in the Conversion Event; and (iii) in the event Holder exercises the Warrant following the end of the Second Exercise Period, the Exercise Price shall be equal to 150% of the Conversion Price Per Share at which the Loan was converted in the Conversion Event.

2.	Term

This Warrant may be exercised, in whole, or in part (subject to Section 4 below), during the period beginning on the date of the Conversion Event and ending on the earlier to occur of: (a) thirty-six (36) months following the date of closing under the Loan Agreement or (b) a Change in Control Transaction (as defined in the Loan Agreement) (the “Exercise Period”).

3.	Exercise of Warrant

This Warrant may be exercised in whole or in part on any number of occasions during the Exercise Period. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder. This Warrant may be exercised for cash only. To exercise, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate Warrant Price payable for the Warrant Shares being purchased upon such exercise in immediately available funds, in U.S. Dollars or NIS equivalent thereof, based on the representative rate of exchange last published by the Bank of Israel and known at the time of payment.

The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above. In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

4.	Fractional Shares

No fractional shares will be issued in connection with any exercise hereunder, and the number of Warrant Shares issued shall be rounded down to the nearest whole number.

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5.	Warrant Confers No Rights of Shareholder

Except as otherwise set forth in this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise of this Warrant resulting in the purchase of Warrant Shares and the issuance of such shares.

6.	Investment Representation

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been, as of the date hereof, registered under the 1933 Act, the Securities Law or any other securities laws. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act, the Securities Act or any applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the 1933 Act, the Securities Law and applicable state or foreign securities laws, or based on an opinion of counsel reasonably satisfactory to the Company that an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the 1933 Act and the Securities Law, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the 1933 Act and the Securities Law. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Adjustment of Warrant Price and Number of Shares

7.	Adjustment.

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events during the Exercise Period, as follows:

a.	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time during the Exercise Period effects a subdivision of the Conversion Class of Shares, the number of shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased and conversely, if the Company at any time or from time to time combines the outstanding Conversion Class of Shares, the number of shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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b.	Adjustment for Reclassification, Exchange and Substitution. If the shares of the Conversion Class of Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, conversion, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of the Conversion Class of Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

c.	Reorganization Mergers, Consolidations or Sales of Assets. If at any time or from time to time during the Exercise Period there is a capital reorganization of the Conversion Class of Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s shares or properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, then, as a part of such reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale to which a holder of the shares of the Conversion Class of Shares deliverable upon conversion would have been entitled on such capital reorganization merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization merger, consolidation or sale to the end that the provisions of this Subsection and the Company’s Articles of Association (including adjustment of the number of shares of the Conversion Class of Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

d.	Adjustment of Warrant Price. Upon each relevant adjustment in the number of the Conversion Class of Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of the Conversion Class of Shares purchasable hereunder shall be adjusted.

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e.	Notice of Adjustments. Whenever the Warrant Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to this Section 7, the Company shall provide the Holder with a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

8.	Transfer

The transfer of this Warrant shall be restricted in the same manner as the transfer of shares of the Conversion Class of Shares is restricted by the provisions of the Articles of Association. Without derogating from the foregoing, following the initial public offering of the shares of the Company, the transfer of this Warrant shall be subject to the prior written approval of the Company's board of directors. In the event of a public offering of the Company’s securities the Warrant Shares issued to the Holder upon exercise of this Warrant may be subject to a lock-up period along with the other shareholders of the Company.

9.	Representations and Warranties.

The Company represents and warrants to the Holder as follows:

a.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

b.	Subject to the creation of the Conversion Class of Shares, the Warrant Shares shall be duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

c.	Subject to the creation of the Conversion Class of Shares, the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association.

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10.	Loss, Theft, Destruction or Mutilation of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate.

11.	Tax

Any tax arising with respect to the grant or exercise of the Warrant, the payment for, or disposition of the Warrant Shares covered thereby, or from any other event or act in connection therewith, shall be borne solely by the Holder. The Company shall be entitled to withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. The Holder shall indemnify the Company and hold the Company harmless against and from any and all liability for any such tax or interest or penalty thereon.

12.	Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or three (3) business days (five (5) business days if sent internationally) after deposit if deposited in the mail for mailing by registered or certified mail (airmail if sent internationally), postage prepaid, and addressed as follows:

If to Holder:

To the address set forth on the signature page hereto

If to Company:

42 Givati Street

Ramat-Gan 52232, Israel

Tel: 972-3-6761706

Fax: 972-3-7255723

Email: ori@redhillbio.com

Attn: Ori Shilo

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Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

13.	Applicable Law; Jurisdiction

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

14.	Entire Agreement

This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company has executed this Warrant Certificate as of the date set forth below.

Dated: August 31 2010

RedHill Biopharma Ltd.

By:
Name:	Ori Shilo
Title:	VP Finance

Agreed and accepted:

Holder

By:
Name:
Title:

Address

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Exhibit 4.11

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

Convertible Loan Agreement

This Convertible Loan Agreement is made and entered into as of the last date set forth on the signature page below by and between RedHill Biopharma Ltd., a company organized and registered under the laws of the State of Israel, with offices at 42 Givati Street, Ramat-Gan, 52232, Israel (“Borrower”) and the person or entity whose name, signature and address appear on the signature page hereof (“Lender”).

Whereas, Borrower seeks funds in a total amount of $4,000,000 or such other amount as determined by the Board of Directors of the Company (the “Aggregate Total Amount”) as convertible loans on the terms set forth in this Agreement (“Convertible Financing Loans”) from various lenders including Lender (all such lenders, including Lender, providing Convertible Financing Loans to Borrower on terms similar to those of this Agreement, shall be referred to collectively as “Convertible Financing Lenders”); and

Whereas, Borrower desires to borrow the amount set forth on the signature page hereunder from Lender for the purposes specified in Section 3 below; and

Whereas, Lender is willing to lend such sum to Borrower, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.          Loan. Lender shall lend to Borrower and Borrower shall borrow from Lender the principal amount set forth on the signature page hereof (the “Loan”). The Loan shall be delivered to Borrower by deposit in any of the Borrower’s bank accounts listed in Exhibit A within 7 days from the date of execution of this Agreement.

2.          Interest. The Loan shall bear interest on its outstanding principal amount in US Dollars, at a per annum rate equal to eight percent (8.0%), compounded annually (“Interest”). Interest shall accrue and not be payable until the Loan is converted pursuant to the provisions of Section 4 below. The principal amount of the Loan together with accrued Interest is hereinafter referred as the “Loan Amount”.

3.          Use of Proceeds. Borrower undertakes that the entire amount of the Loan shall be used to fund Borrower’s, acquisition of products, research and development activities and general working capital.

4.         Mandatory Conversion.

(a)	Unless previously converted, in the event that at any time following the funding of the Loan hereunder and prior to December 31, 2011, Borrower shall close an equity investment, or series of related equity investments, in a minimum aggregate amount of Three Million US Dollars ($3,000,000) (excluding conversion of the Loan) (the “Financing Round”), the entire outstanding Loan Amount shall automatically convert into shares of the class of equity securities of Borrower issued in the Financing Round on the same terms as the Financing Round but at a price per share which shall be equal to seventy percent (70%) of the price per share paid by the investors in the Financing Round (the “Lender Price Per Share”) and Borrower shall issue to Lender the number of shares of the class of equity securities issued in the Financing Round ("Financing Conversion Shares") as is obtained by dividing (i) the outstanding Loan Amount as of the closing date of the Financing Round by (ii) the Lender Price Per Share. In the event that the Financing Round is achieved through a series of equity financings and the transactions consummated in such equity financings are not on identical terms and conditions or involve the issuance of more than one type of securities, then Lender shall be entitled to the most favorable class or series of equity securities issued in such financing and/or the most favorable terms and conditions.

(b)	Unless previously converted, on December 31, 2011 the Loan Amount shall be automatically converted into the class of equity securities of Borrower having the most seniority in terms of distribution of assets upon liquidation, outstanding at such time (the “Senior Conversion Shares”), at a price per share reflecting a pre-money valuation of Borrower (on a fully-diluted basis) of Seven Million US Dollars ($7,000,000) and Borrower shall issue to Lender the number of Senior Conversion Shares determined by dividing the outstanding Loan Amount by the product of (i) Seven Million US Dollars ($7,000,000) divided by (ii) the aggregate number of issued and outstanding shares of equity securities of Borrower, on a fully-diluted and as-converted basis.

(c)	Unless previously converted, immediately prior to the consummation of: (i) a consolidation or merger of Borrower with or into any person (other than an affiliate of Borrower) or pursuant to which the outstanding equity of Borrower is converted into cash, securities or other property, in each case other than a transaction in which the shareholders of Borrower prior to the transaction will hold more than 50% of the voting securities (on an as-converted basis) of the surviving entity after the transaction; (ii) a sale or other disposition of all or substantially all of Borrower’s assets to any person, other than an affiliate of Borrower; or (iii) a transaction in which any person or related group (other than Borrower and/or its affiliates) acquires more than fifty percent (50%) of the issued and outstanding shares, or more than fifty percent (50%) of the outstanding voting power of Borrower; (each of the transactions in clauses (i)-(iii), a “Change in Control Transaction”), then immediately prior to the closing or effectiveness of the Change in Control Transaction the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower (the “Change in Control Conversion Shares”) at a price per share equal to 70% of the price per share in the Change in Control Transaction determined as follows: (A) in respect of a Change in Control Transaction described in clause (c)(i) above, the price per share shall be the aggregate consideration actually to be distributed to and received by the shareholders of Borrower in the Change in Control Transaction, divided by the aggregate number of issued and outstanding shares of equity securities of Borrower, on a fully-diluted and as-converted basis, participating in such distribution; (B) in respect of a Change in Control Transaction described in clause (c)(ii) above, the price per share shall be the aggregate consideration available for distribution to the holders of the equity securities of Borrower as a result of the Change in Control Transaction, as determined by the board of directors of Borrower, divided by the aggregate number of issued and outstanding equity securities of Borrower, on a fully diluted and as-converted basis, eligible to participate in such distribution and (C) in respect of a Change in Control Transaction described in clause (c)(iii) above the price per share shall be the price per share in such Change in Control Transaction. The value of securities or other payments-in-kind, if any, distributed to the holders of shares shall be determined by the board of directors of Borrower, in its sole discretion.

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(d)	Unless previously converted, immediately prior to the consummation of an initial public offering by Borrower of its shares pursuant to an effective registration statement, prospectus or similar document under the US Securities Act of 1933, as amended, under the Israeli Securities Law of 1968 or any equivalent law of another jurisdiction (“IPO”), the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower (the “IPO Conversion Shares”) at a price per share equal to 70% of the price per share in the IPO (for the avoidance of doubt, it is hereby clarified that in the event the IPO is conducted on the Tel-Aviv Stock Exchange (“TASE”) the outstanding Loan Amount shall be converted into Ordinary Shares of Borrower at a price per share equal to 70% of the minimum price per share determined in the Company's Prospectus (including any complimentary notice, as applicable). In the event that that the securities of Borrower offered in the IPO consist of “units” comprising Ordinary Shares and other securities, then the price per share in the IPO shall be the effective price per share as part of the unit as published in the Company's Prospectus or as determined by the board of directors of the Company. For the avoidance of doubt, it is hereby clarified that in the event the IPO is conducted on the TASE, the effective price per share shall be calculated in accordance with the TASE's rules and regulations. In any other event the effective price per share shall be calculated based on the Black-Scholes model.

(e)	In the event that the Lender Price Per Share, the price per share in a Change in Control Transaction or the price per share in an IPO is expressed in any currency other than US Dollars, conversion of the Loan Amount shall be in accordance with the rate of exchange last published by the Bank of Israel and known at the time of consummation of the relevant transaction and in the event of an IPO on the TASE on the date of publication of the Company's Prospectus.

(f)	Lender acknowledges and agrees that in the event of a public offering of the Company’s securities any securities issued to Lender upon conversion of the Loan Amount may be subject to a lock-up period.

(g)	It is agreed that in no event shall the price per share paid by Lender for the shares upon conversion in accordance with this Section 4 (the “Conversion Price Per Share”) exceed a price per share reflecting a pre-money valuation of Borrower (on a fully-diluted basis) of Twelve Million US Dollars ($12,000,000).

(h)	Upon conversion of the Loan Amount as aforesaid, the Loan and all Interest accrued thereon shall be deemed fully repaid, and the issuance of the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or the Senior Conversion Shares, as the case may be, shall be deemed as full and complete satisfaction of all Borrower’s obligations under this Agreement and Lender shall have no further rights under this Agreement or with respect to the Loan and Interest accrued thereon.

(i)          For the avoidance of doubt, it is hereby expressly agreed that each of the conversion events described in paragraphs (a) through (d) this Section 4 is independent of each other such event and the Loan Amount shall be subject to conversion upon achievement of the conditions set forth in any of such paragraphs.

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5.         Grant of Warrant. Upon conversion of the Loan Amount, Borrower shall grant Lender a warrant substantially in the form of the Warrant Certificate attached hereto as Exhibit B (the “Warrant”) to purchase additional Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares, as the case may be.

6.         Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender as follows:

(a)	Organization

(i)          Borrower is an Israeli private company duly organized and validly existing under the laws of the State of Israel, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted.

(ii)         No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, scheme of arrangement with creditors, appointment of receiver or liquidator and/or similar proceeding has been instituted or taken by Borrower, and to the best of Borrower's knowledge, no such proceeding and no “freezing or stay of process order” has been instituted, threatened or applied for against Borrower.

(b)	Authority. Borrower has full corporate power and authority to enter into, execute, deliver and perform this Agreement, to bind itself hereunder, to comply with its obligations hereunder and to carry out the provisions hereof and thereof, including the issuance of the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares, as the case may be and the grant of Warrant under this Agreement.

7.         Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower as follows:

(a)	Organization. If other than an individual, Lender is duly organized, properly registered and validly existing under the law of the jurisdiction of its organization. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by Lender, and, to the best of Lender knowledge, no such proceeding has been instituted or threatened against Lender.

(b)	Authority. Lender has the full power and authority to enter into, execute and deliver this Agreement, bind itself hereunder, comply with its obligations hereunder, and consummate the transactions contemplated hereunder; the entering into and the execution, delivery and performance by it of this Agreement, and the transactions contemplated hereunder, have been duly approved and authorized by all the required corporate actions, and this Agreement was signed by its duly authorized representatives, where required, and constitutes a valid and legally binding obligation on it, enforceable in accordance with its respective terms, subject to and limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights, and (b) judicial discretion in the availability of equitable relief. The execution, delivery and performance of this Agreement and all other related documents do not violate Lender's governing documents or any agreement to which Lender is a party or by which it is bound.

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(c)	Required Consents. No approval, authorization or consent from any person, entity or authority, is required by it for the execution, delivery and performance by it of this Agreement.

(d)	Investment Experience. Lender is an investor in securities of companies in the development stage, and is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its grant of the Loan to Borrower as a company in the research and development stage. Lender has the ability to bear the full economic risk of its Loan pursuant to this Agreement. Lender also represents that it has (i) performed its own independent review of the data and documents it requested and received from Borrower in connection with Borrower and this Agreement; (ii) been given the opportunity to ask questions of and receive answers from Borrower regarding Borrower, the terms and conditions of its shares, and Borrower's current and proposed business, operations, properties, prospects, legal and financial condition; and (iii) reached the decision to lend funds to Borrower as a result of, inter alia, careful consideration.

(e)	Investment Purpose. Lender is providing the Loan for investment for its account, not as nominee or agent, and not with a current view to the resale or distribution of any part thereof, and Lender has no present intention of selling, granting any participation in or otherwise distributing the same. Lender understands that the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares to be issued hereby have not been, and will not be, registered under the US Securities Act of 1933 (the “1933 Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lender's representations as expressed herein.

(f)	Accredited Investor. If Lender is a U.S. Person (as defined in Regulation S promulgated under the 1933 Act), it represents to Borrower that Lender is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the 1933 Act). Lender also represents that Lender has not been organized for the purpose of providing the Loan.

8.         Default. The entire Loan Amount will immediately become due and payable upon any of the following events of default:

(a)	the commencement by Borrower of any liquidation proceedings or the adoption of a winding up resolution by Borrower, or the appointment of a receiver or trustee over the whole or a substantial part or Borrower's assets, or the calling by Borrower of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, and if any of the aforementioned actions or proceedings is not canceled within 60 days of its initiation; or

(b)	the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of Borrower's assets, where such attachment or execution proceeding is not discharged within sixty (60) days. Borrower shall notify Lender within 72 hours of any such attachment or proceeding.

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9.         Confidentiality. Lender undertakes that all information concerning Borrower, which comes into its possession or to its attention, whether pursuant to this Agreement, as a shareholder of Borrower or otherwise, including audited and unaudited financial statements of Borrower, and all other financial, technical and other information relating to Borrower, will be kept in the strictest confidence and will not, without the prior written consent of Borrower, be used by it or be disclosed to, or discussed with, any third party provided, however, in the event that Lender is required by law or stock exchange rule to include financial information obtained pursuant to this Agreement in reports to governmental authorities or stock exchanges, Lender shall be entitled to make such disclosure to the minimum extent required, and provided, further, that in connection with periodic reports to Lender's shareholders or partners, Lender may, without first obtaining the prior written consent of Borrower, make general statements, not containing technical, commercially sensitive or other confidential information, regarding the general nature of Borrower, and may provide summary and general information regarding Borrower’s revenues and profits to Lender's lawyers and accountants, and in its reports to its shareholders and partners, but may not annex to such reports the full financial information to be provided by Borrower hereunder except as required by applicable law and regulations. Notwithstanding the above, the undertaking of confidentiality will not apply to:

(i)          Information which is in the public domain at the time of disclosure or subsequently becomes part of the public domain, except by breach by a party hereto of its obligations hereunder; or

(ii)         Information which is received from a third party, provided that such information was not obtained by said third party directly or indirectly from Borrower pursuant to obligations of confidentiality; or

(iii)        Information which must be disclosed under applicable laws or regulations but only to the extent so required; provided, however, that in the event a party feels that circumstances exist which require such disclosure, it shall notify Borrower thereof, and provide Borrower with a copy of such proposed disclosure or notice, promptly and, where possible, in a manner which will enable Borrower to oppose such disclosure within the period of time allotted under such laws or regulations for submission of the disclosure or notice.

10.        Governing Law and Forum. This Agreement, its interpretation, validity and breach shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules, and any claim or dispute with respect thereto shall be submitted to the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel, and each of the parties hereby submits irrevocably to the jurisdiction of such court to the exclusion of any other jurisdiction and agrees to the service of process by post in accordance with the provisions of Section 11(i) below.

11.        MiscellaneoUS

(a)        Further Cooperation. The parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, actions and transactions envisaged and contemplated herein including, filings with governmental or regulatory bodies, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

(b)        No Partnership. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. No party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

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(c)        Construction. A reference to a Section, Exhibit or Schedule shall mean a Section in or Exhibit or Schedule to this Agreement, unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not have any significance in the interpretation of this Agreement nor in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)        Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, and at one or more times, each of which containing the signature of any of the parties, shall be deemed an original, but all of which together shall constitute one and the same instrument. Any copy of this Agreement executed with an original signature and transmitted via facsimile shall be deemed valid.

(e)        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each party to this Agreement, with the exception of: (a) assignments between Convertible Financing Lenders, and (b) assignments from Lender to any other entity which controls, is controlled by or is under common control with, Lender; provided, however, that no such assignment or transfer shall become effective unless each such transferee has provided Borrower with a confirmation in writing that it is bound by all terms and conditions of this Agreement and all the agreements contemplated hereby.

(f)        Severability. If one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(g)        Waivers. The failure of any party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right.

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(h)        Entire Agreement; Amendments. This Agreement and the exhibits attached hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed by or between any of the parties hereto prior to the signing of this Agreement shall have any force or effect. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) in the context of a similar amendment or waiver in respect of the Conversions Lender Loans, with the written consent of Borrower and Conversion Financing Lenders who have provided a majority of the outstanding Aggregate Total Amount provided as Conversion Lender Loans.

(i)          Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with an express courier, freight prepaid, (b) upon delivery, if delivered by hand; or (c) one (1) business day after the business day of facsimile transmission or e-mail, if delivered by facsimile transmission or sent by e-mail. All such notices and other communications shall be addressed to the following addresses or such other address as the recipient party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above:

If to Lender, as set forth on the signature page hereunder.

If to Borrower:

RedHill Biopharma Ltd.

42 Givati Street

Ramat-Gan 52232, Israel

Fax: 972-3-7255723

Email: ori@redhillbio.com

Attn: Ori Shilo

(j)        Publicity. Lender shall not, subject to the requirements or law, regulations or order, issue any press release or undertake any publicity concerning the existence or any of the terms or provisions of this Agreement or any of the transactions contemplated hereby or thereby without the prior written consent of Borrower.

(k)        Fees and Expenses. Lender and Borrower shall each bear their own expenses and legal fees incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Convertible Loan Agreement.

BORROWER

RedHill Biopharma Ltd.

By:

Name:

Title:

Date:

LENDER

Name of Lender:

Signature of Lender:

By:

Name:

Title:

Identity No./Company No.

Principal Amount of Loan:

Address of Lender:

Facsimile No.

Date:

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Exhibit A

RedHill Biopharma – Israeli Bank Details

RedHill Biopharma – USA Bank Details

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Exhibit B

Warrant Certificate

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THE WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WAARANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), THE ISRAELI SECURITIES LAW OF 1968 (THE “SECURITIES LAW”) OR ANY APPLICABLE STATE SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, THE SECURITIES LAW AND SUCH STATE LAWS.

WARRANT TO PURCHASE SHARES

RedHill Biopharma Ltd., an Israeli company (the “Company”), hereby grants to _________________________ (the “Holder”), the right to purchase from the Company such number and class of shares of the Company, set forth below, subject to the terms and conditions set forth below. The parties acknowledge that this Warrant is granted in connection with the conversion of a loan extended by Holder to the Company pursuant to the terms and conditions of that certain Convertible Loan Agreement dated [ ], 2010 (the “Loan” and the “Loan Agreement”, respectively). Unless otherwise required by the context, all capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Loan Agreement.

1.          Number of Shares Available for Purchase and Exercise Price

This Warrant may be exercised to purchase up to that number of shares of the Company of the class determined as provided below (the “Warrant Shares”) equal to $[ ],000, which is equal to thirty percent (30%) of the original principal amount of the Loan (without any interest or linkage), divided by the Warrant Price (as defined below). For the purposes of this Warrant, the class of shares comprising the Warrant Shares shall be the class comprising the Financing Conversion Shares, Change in Control Conversion Shares, IPO Conversion Shares or Senior Conversion Shares (as such terms are defined in the Loan Agreement), as the case may be, issued to the Holder in connection with the conversion of the Loan and shall be referred to as the “Conversion Class of Shares”. Notwithstanding the foregoing, from and after immediately prior to the consummation of an IPO (as defined in the Loan Agreement), the outstanding Conversion Class of Shares shall be Ordinary Shares of the Company.

The exercise price for each Warrant Share (the “Warrant Price”) shall be calculated as follows: (i) in the event Holder exercises this Warrant within six (6) months following the Conversion Event (as such term is defined in Section 5 of the Loan Agreement) (the “Initial Exercise Period”), the Warrant Price shall be equal to 130% of the Conversion Price Per Share (as defined in the Loan Agreement) at which the Loan was converted in the Conversion Event; (ii) in the event Holder exercises this Warrant within six (6) months following the end of the Initial Exercise Period (the “Second Exercise Period”), the Exercise Price shall be equal to 140% of the Conversion Price Per Share at which the Loan was converted in the Conversion Event; and (iii) in the event Holder exercises the Warrant following the end of the Second Exercise Period, the Exercise Price shall be equal to 150% of the Conversion Price Per Share at which the Loan was converted in the Conversion Event.

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2.          Term

This Warrant may be exercised, in whole, or in part (subject to Section 4 below), during the period beginning on the date of the Conversion Event and ending on the earlier to occur of: (a) thirty-six (36) months following the date of closing under the Loan Agreement or (b) a Change in Control Transaction (as defined in the Loan Agreement) (the “Exercise Period”).

3.          Exercise of Warrant

This Warrant may be exercised in whole or in part on any number of occasions during the Exercise Period. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder. This Warrant may be exercised for cash only. To exercise, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate Warrant Price payable for the Warrant Shares being purchased upon such exercise in immediately available funds, in U.S. Dollars or NIS equivalent thereof, based on the representative rate of exchange last published by the Bank of Israel and known at the time of payment.

The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above. In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

4.          Fractional Shares

No fractional shares will be issued in connection with any exercise hereunder, and the number of Warrant Shares issued shall be rounded down to the nearest whole number.

5.          Warrant Confers No Rights of Shareholder

Except as otherwise set forth in this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise of this Warrant resulting in the purchase of Warrant Shares and the issuance of such shares.

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6.          Investment Representation

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been, as of the date hereof, registered under the 1933 Act, the Securities Law or any other securities laws. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act, the Securities Act or any applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the 1933 Act, the Securities Law and applicable state or foreign securities laws, or based on an opinion of counsel reasonably satisfactory to the Company that an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the 1933 Act and the Securities Law, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the 1933 Act and the Securities Law. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Adjustment of Warrant Price and Number of Shares

7.          Adjustment.

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events during the Exercise Period, as follows:

a.	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time during the Exercise Period effects a subdivision of the Conversion Class of Shares, the number of shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased and conversely, if the Company at any time or from time to time combines the outstanding Conversion Class of Shares, the number of shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b.	Adjustment for Reclassification, Exchange and Substitution. If the shares of the Conversion Class of Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, conversion, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of the Conversion Class of Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

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c.	Reorganization Mergers, Consolidations or Sales of Assets. If at any time or from time to time during the Exercise Period there is a capital reorganization of the Conversion Class of Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s shares or properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, then, as a part of such reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale to which a holder of the shares of the Conversion Class of Shares deliverable upon conversion would have been entitled on such capital reorganization merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization merger, consolidation or sale to the end that the provisions of this Subsection and the Company’s Articles of Association (including adjustment of the number of shares of the Conversion Class of Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

d.	Adjustment of Warrant Price. Upon each relevant adjustment in the number of the Conversion Class of Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of the Conversion Class of Shares purchasable hereunder shall be adjusted.

e.	Notice of Adjustments. Whenever the Warrant Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to this Section 7, the Company shall provide the Holder with a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

8.          Transfer

The transfer of this Warrant shall be restricted in the same manner as the transfer of shares of the Conversion Class of Shares is restricted by the provisions of the Articles of Association. Without derogating from the foregoing, following the initial public offering of the shares of the Company, the transfer of this Warrant shall be subject to the prior written approval of the Company's board of directors. In the event of a public offering of the Company’s securities the Warrant Shares issued to the Holder upon exercise of this Warrant may be subject to a lock-up period along with the other shareholders of the Company.

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9.          Representations and Warranties.

The Company represents and warrants to the Holder as follows:

a.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

b.	Subject to the creation of the Conversion Class of Shares, the Warrant Shares shall be duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

c.	Subject to the creation of the Conversion Class of Shares, the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association.

10.         Loss, Theft, Destruction or Mutilation of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate.

11.         Tax

Any tax arising with respect to the grant or exercise of the Warrant, the payment for, or disposition of the Warrant Shares covered thereby, or from any other event or act in connection therewith, shall be borne solely by the Holder. The Company shall be entitled to withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. The Holder shall indemnify the Company and hold the Company harmless against and from any and all liability for any such tax or interest or penalty thereon.

12.         Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or three (3) business days (five (5) business days if sent internationally) after deposit if deposited in the mail for mailing by registered or certified mail (airmail if sent internationally), postage prepaid, and addressed as follows:

If to Holder:

To the address set forth on the signature page hereto

If to Company:

42 Givati Street

16

Ramat-Gan 52232, Israel

Tel: 972-3-6761706

Fax: 972-3-7255723

Email: ori@redhillbio.com

Attn: Ori Shilo

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

13.         Applicable Law; Jurisdiction

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

13.         Entire Agreement

This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company has executed this Warrant Certificate as of the date set forth below.

14.

Dated:

RedHill Biopharma Ltd.

By:

Name:

Title:

Agreed and accepted:

Holder

By:

Name:

Title:

Address:

[SIGNATURE PAGE TO WARRANT CERTIFICATE]

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Exhibit 4.12

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER SERVICE AGREEMENT for RHB-104 R&D Program (“AGREEMENT”)

BY AND BETWEEN:	RedHill Biopharma Ltd., with principle place of business at 42 Givati St. Ramat-Gan 52232, Israel
(herein after referred to as the “CLIENT”),

AND:	7810962 Canada Inc (doing Business under the name “InSymbiosis”), a body politic and corporate, duly incorporated according to the laws of Canada and with principle place of business at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada,
(herein after referred to as the “PROVIDER”),

The Client and the Provider are in this Agreement sometimes individually referred to a “Party” and collectively as the “Parties”.

WHEREAS all or substantially all of the PROVIDER’s revenue is derived from the prosecution of scientific research and development (R&D), as defined in the Income Tax Act, including the sale of rights arising therefrom;

WHEREAS the CLIENT requires certain R&D services related to the development of RHB-104 that shall be executed by the PROVIDER. The results and all ensuing intellectual property rights (“IP Rights”, as defined herein below) shall accrue exclusively to the benefit of and be rendered to the CLIENT. Such projects and types of services will be set forth in sequentially numbered service agreements that will be executed by the parties from time to time and will be appended to this Agreement; and

WHEREAS the Parties have agreed to certain terms and conditions, the whole as is fully set forth below.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

GENERAL

1.                    PROVIDER will provide services to CLIENT in the form of:

a.	Project management services related to the R&D of RHB-104 as defined in paragraphs 6-9 below.
b.	R&D services through the use of third party providers related to the research and development of RHB-104 as defined in paragraph 12-15 below.

2.                    PROVIDER will provide [****] to CLIENT with respect to the R&D services through the use of third party providers as defined in paragraph 16-24 below.

3.                    Confidential information shall be handled as per the mutual disclosure agreement executed between the parties as per Appendix 1.

4.                    For the purpose of this Agreement, “IP Rights” means all intangible, intellectual, proprietary and industrial property rights and all intangible embodiments thereof wherever located with respect to the particular R&D, including without limitation, (i) all trade-marks, trade names, slogans, domain names, URLs or logos; (ii) all copyrights, moral rights and other rights in works of authorship; (iii) all patents and patent applications, industrial designs, patentable ideas, inventions and innovations; (iv) all know-how and trade secrets; and (v) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing); (vi) all results of research, i.e. data and reports, samples and chemical or biological products. All and any results, data, information, discoveries, technology or inventions created, generated, made, conceived, developed, or reduced to practice by the PROVIDER or third party providers as a result of performance of the particular R&D and all IP Rights related thereto, and all IP whatsoever related to this Agreement (together the “IP”) is, will be and will remain the sole property of CLIENT and shall accrue to the exclusive benefit of the CLIENT. The specific manner in which the IP will be transferred and assigned (if such transfer or assignment is appropriate or necessary) to the CLIENT shall be determined in the service agreements. For the avoidance of doubt, the cost of sale and assignment of such IP (if any) to the CLIENT is included in the amount that the CLIENT agrees to pay to the PROVIDER as described in this Agreement and the service agreements. The CLIENT will be required to make no additional payment whatsoever. The CLIENT shall have the exclusive right to use such IP for any and all purposes, and shall have the full, unrestricted right to assign, license, sublicense and otherwise transfer any such IP and the deliverables without any further payment to PROVIDER.

5.                    All other terms and conditions regarding CLIENT’S materials, price, indemnification, warranties and term and termination will be specific to and defined in the sequentially numbered Service Agreements that will be appended to this Agreement.

PROJECT MANAGEMENT SERVICES

6.                    PROVIDER will provide project management services to CLIENT related to the RHB-104 program. Both PROVIDER and CLIENT will have a variety of responsibilities as outlined below.

7.                    The PROVIDER will:

a.	Provide an opinion on and recommendations in relation to the regulatory path and steps as proposed by the CLIENT (for the avoidance of doubt, it shall remain within the CLIENTs discretion and responsibility to follow such recommendations or not).
b.	Provide scientific and technical consulting services with respect to the design and planning of studies outsourced to the PROVIDER, taking into account any instructions from the CLIENT in relation to the regulatory path and steps determined by the CLIENT.

7810962 Canada Inc

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c.	Propose qualified third party providers (CROs and CMOs) and advise the CLIENT on collaboration terms in line with market practice, taking into account the specific R&D requirements (including regulatory requirements) of studies outsourced to the PROVIDER.
d.	Manage the outsourcing of the studies agreed with third party providers (CROs and CMOs) where their intent will be to ensure that the third party providers perform the studies in compliance with the regulatory instructions, protocols and work plans and in a timeframe that respects the key pre-agreed milestones. This responsibility includes regular visits to CRO and CMO sites that the PROVIDER suggests for the relevant studies.
e.	Provide scientific and technical consulting services with respect to the interpretation of the data generated during studies under the management of the PROVIDER.
f.	Maintain an open and proactive communication line with the CLIENT to ensure that the CLIENT is up to date on project status so as to enable the CLIENT to make key decisions in a timely manner.
g.	At the outset of any specific project, agree with the CLIENT on (i) a recommended project management plan including the frequency and content of follow up reports, weekly meetings (see (h) below), meeting reports, status updates etc., (ii) specific procedures to be followed by all persons involved in the management of the RHB-104 program, and (iii) communication and escalation procedures to deal with management of schedules, quality and cost issues.
h.	The PROVIDER will organize weekly status meetings with the CLIENT in order to provide the CLIENT’S team members updates regarding the on-going studies and work. These meetings will be held on a day each week that is to be agreed upon between the parties. A status report document will be sent out by the PROVIDER to the relevant parties the day prior the meeting as well as meeting minutes the day following the call.
i.	As part of the Planning Phase (pre-study or work start up) and the Activities Phase (whilst study or work is ongoing), the PROVIDER will be responsible for creating and owning Gantt charts which will be reviewed and approved by the CLIENT.
j.	The PROVIDER will as part of its project management duties, monitor the key critical pre-agreed milestones and provide the CLIENT with updates of the progression of these milestones via the various meetings and status reports as described in (g) and (h) above.
k.	Provide first drafts of the service agreements to be entered into between the CLIENT and the PROVIDER when third party providers are involved in accordance with clause 12-15 below.
l.	For the provision of the services set out above in this clause 8, PROVIDER will make available the following persons:

[****] (The Team) will work full time on the RBH-104 program but it is understood and agreed to by the Parties that The Team will be allowed to work on projects for other clients as long as The Team ensures that their ability to fully execute their work for the RBH-104 program is not affected.

In addition, other members will contribute to the efforts of The Team including but not restricted to business development individuals, CMC specialists and quality experts.

7810962 Canada Inc

3

8.                    The CLIENT will:

a.	Be responsible for all regulatory topics related to all studies and work outsourced to the PROVIDER. The PROVIDER acknowledges that the CLIENT will for this purpose, involve regulatory experts including but not restricted to:
i)	Preparation of all regulatory applications such as IND, CTA, Orphan Designation, etc.
ii)	Submission and receipt of IND/CTA approvals by relevant regulatory authorities
iii)	Payment of associated regulatory costs to ensure that study sites (CROs, CMOs etc) are up to standards and comply with regulatory requirements identified by the CLIENT.

The CLIENT will include the PROVIDER in the discussions with regulatory experts to the extent that is necessary to allow the PROVIDER to align the management of the program with regulatory requirements and recommendations.

b.	The CLIENT will be responsible for emergency responses and medical information via assigned personnel for Chief Scientific Officer and Chief Medical Officer responsibilities.
c.	In a timely manner, provide the PROVIDER with all information reasonably required for the PROVIDER to deliver the above mentioned services.
d.	In a timely manner, respond to phone calls and emails from the PROVIDER.
e.	In a timely manner, review and provide feedback on study related documents (protocols, work plans, draft reports etc) in order not to delay the progression of the program (it being understood that it shall remain entirely within the PROVIDER’S discretion to sign and approve such study related documents).

9.                    Both the PROVIDER and the CLIENT agree that:

a.	The scientific findings of the studies and work may influence the ability to meet timelines and may change the overall budget of a study. Timeline and budget changes will be communicated by the PROVIDER to the CLIENT as part of the PROVIDER’S project management responsibilities, it being understood that the PROVIDER shall not make any commitments or incur any expenses whatsoever outside of the original budget without the CLIENT’s prior written approval.
b.	The opinions of the PROVIDER and the interpretation of the scientific findings of the studies by the PROVIDER may not necessarily coincide with the opinions of the regulatory authorities.
c.	The PROVIDER may make recommendations to the CLIENT throughout the course of the RHB-104 program. The CLIENT will however be ultimately responsible for making decisions regarding their compounds during the program.
d.	Communication chain for third party provider management: the communications will be directly between the PROVIDER and the third party provider, it being understood that the CLIENT will at all times be kept informed and be copied on any communication between the PROVIDER and the third party service providers (i.e.: copied on emails, involved on teleconference calls, etc.).

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CLIENT MATERIALS

10.                    The parties agree that all Client Materials furnished by the CLIENT to the PROVIDER or a third party provider of the PROVIDER in connection with the prosecution of the particular R&D hereunder and all associated IP Rights therein shall remain the exclusive property of the CLIENT. The PROVIDER undertakes to destroy or return to the CLIENT or cause the third party provider to destroy or return to the CLIENT, at the CLIENT’s option, all unused supplies of such CLIENTS Materials furnished by the CLIENT when the work pertaining to the particular Client Materials is discontinued, completed or otherwise terminated. In the event of the return of Client Materials to the CLIENT, transfer of such Client Materials shall be at the CLIENT’s sole cost and expense. For the purpose of this clause, “Client Materials” means proteins, polypeptides, amino acids, amino acid sequences, genes, partial genes, DNA, RNA, nucleotides, nucleotide sequences, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, other biological substances, and any constituents, progeny, mutants, fragments, unmodified derivatives, derivatives or replications thereof or there from, together with all reagents, chemical compounds or other materials, including public domain materials, furnished to the PROVIDER by the CLIENT in connection with the PROVIDER’s prosecution of R&D hereunder.

PROJECT MANAGEMENT FEES

11.                    During the term of the Agreement, PROVIDER will charge CLIENT a monthly project management fee of $US10,000. This monthly project management fee will be payable as follows, subject to a lawful invoice issued by PROVIDER and received by CLIENT:

a.	A first payment covering the first 6 months, payable within 21 days of the date of signing of this Agreement;
b.	Subsequent quarterly payments, payable each quarter, in advance, within 21 days of the beginning of the relevant quarter.

R&D SERVICES THROUGH THE USE OF THIRD PARTY PROVIDERS

12.                    The PROVIDER shall provide R&D services to the CLIENT through the use of third party providers and shall manage the third party providers as described above under project management services.

13.                    The PROVIDER shall only use a third party provider after the CLIENT has provided its written approval and after a service agreement between the PROVIDER and the CLIENT specific to the services offered via the third party provider has been fully executed and after the CLIENT has provided written approval of the Service Agreement executed between the PROVIDER and the third party provider.

14.                    A list of the specific R&D services provided through the use of third party providers that are to be included in this Agreement and specific to the RHB-104 R&D program are outlined in Appendix 2. Additional R&D services can be added to this list in Appendix 2 subject to written approval of the CLIENT and the PROVIDER and will result in an amendment to Appendix 2.

15.                    Service Agreements executed by the PROVIDER and the CLIENT for specific R&D services (as listed in Appendix 2) through the use of third party providers shall be appended to this Agreement in sequentially numbered Service Agreements in Appendix 3.

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[****]

16.                    The [****] offered in this Agreement covers of the PROVIDER starting [****] and starting [****].

17.                    The PROVIDER shall perform a series of R&D activities related to the RHB-104 program according to the terms and conditions of the individual service agreements as appended to this Agreement in Appendix 3.

18.                    The PROVIDER shall charge the CLIENT at pass through costs for work performed through third party providers provided such pass through costs have been pre-approved by the CLIENT. For greater clarity, the PROVIDER will charge the CLIENT the amount that is charged to the PROVIDER by third party providers without any markup whatsoever, and subject to pre-approval in writing by the CLIENT. These charges are defined as Study Charges and such Study Charges will be detailed in the specific service agreements in Appendix 3.

19.                    No later than 60 days after the end of each financial year for PROVIDER, PROVIDER shall furnish CLIENT with a Statement of Costs detailing all Study Charges invoices sent to CLIENT from PROVIDER during the course of the preceding financial year. The CLIENT shall verify that they are in agreement with the statement.

20.                    Once agreement regarding the Statement of Costs is reached between the PROVIDER and the CLIENT, the PROVIDER shall issue a draft and tentative [****] to the CLIENT based upon the following:

•	The CLIENT shall receive [****] For greater clarity, the amount that the CLIENT will receive will be calculated as follows:

[****]

[****]

21.                    Within a maximum of 120 days of the financial year end of the PROVIDER, the PROVIDER shall file a tax return with CRA, Revenue Quebec (and, subject to prior agreement between the Parties, any other relevant country, state, region or province), [****].

22.                    Once the PROVIDER has received a Statement of Assessment from CRA and Revenue Quebec regarding [****]

23.                    Once agreement regarding the final [****] is reached between the PROVIDER and the CLIENT, the PROVIDER will issue a [****]. The CLIENT will have the option to

24.                    For projects related to the RHB-104 program that start during the financial years covered by this Agreement and are included in Appendix 2 and 3 of this Agreement and where expenses are incurred the year following year two (2), [****] will be applied in the following two financial years and PROVIDER commits to extending the terms and conditions of this Agreement by agreeing to execute an identical agreement for those following two financial years.

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TERMINATION

25.                    This Agreement shall commence on the date hereof and shall continue for an initial period of 2 years, unless earlier terminated under in accordance with clauses 27-30 below (the “Initial Term”). After the Initial Term, this Agreement may be extended for further periods to be agreed in writing between the parties at that time.

26.                    The CLIENT may terminate this Agreement without cause upon thirty (30) days prior written notice to the PROVIDER.

27.                    The PROVIDER may terminate this Agreement effective upon thirty (30) days prior written notice to the CLIENT, if the CLIENT commits a material breach of this Agreement and fails to cure such breach by the end of such thirty (30) day period.

28.                    Either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

29.                    Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination (this includes, for the avoidance of doubt, the [****] as set out in article 16 and following of this Agreement). In case of termination by the CLIENT in accordance with clause 27, the PROVIDER shall [****].

NOTICES

30.                    All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To CLIENT:	RedHhill Biopharma Ltd.
42 Givati St. Ramat-Gan 52232, Israel
Attention: Ori Shilo, VP Finance & Operations
Facsimile: +972 3 7255 723

To PROVIDER :	7810962 Canada Inc
245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada
Attention: Alain Guimond, PhD, Senior Director of Research
Facsimile: +1 514-315-9029

GENERAL PROVISIONS

31.                    This Agreement including the attachments, as well as the Confidentiality Agreement dated February 26, 2010, constitute the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

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32.                    The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

33.                    Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

34.                    If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

35.                    The relationship of the Parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

36.                    This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that CLIENT may, without the PROVIDER’s consent, assign this Agreement to an affiliate or to a successor to substantially all of the business or assets of it or to a successor to all of the assets relating to RHB-104.

37.                    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

38.                    Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required under applicable law or stock exchange requirement or by any governmental agency or regulatory authority, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed) as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

39.                    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be exclusively governed by, the laws of the United Kingdom. Any disputes arising out of this agreement shall be submitted to the exclusive jurisdiction of the courts of London, England and all proceedings shall be drafted and conducted using only the English language.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first herein above mentioned.

REDHILL BIOPHARMA Ltd

/s/ Dror Ben-Asher
Per:	Dror Ben-Aher

Title:	CEO

Date:	April 28, 2011

PARTY OF THE FIRST PART

7810962 Canada Inc.

/s/ Alain Guimond
Per:	Alain Guimond

Title:	Senior Director of Research

Date:	April 28, 2011

PARTY OF THE SECOND PART

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APPENDIX 1

Mutual Confidentiality Agreement as executed on February 26th 2010

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APPENDIX 2

List of Services Provided through the use of Third Party Providers:

1.	Service Agreement 1: Research and Tech Transfer, manufacturing and supply agreement for RHB-104 (Uman Agreement):
a.	Status: Executed on April 28, 2011
2.	Service Agreement 2: Clinical Service Agreement for 2 Phase II/III studies of RHB-104 on Patients with MAP infected Crohn's disease (Pharmanet Agreement):
a.	Status: Not yet executed

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APPENDIX 3

Service agreements listed in Appendix 2 above are separate documents that form an integral part of this agreement.

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THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT #1

AMENDMENT TO THE MASTER SERVICE AGREEMENT FOR REDHILL BIOPHARMA LTD.’S RHB-104 R&D PROGRAM

BY AND BETWEEN:	RedHill Biopharma Ltd., with principle place of business at 21 Ha’arba’a St. Tel-Aviv 64739, Israel
(herein referred to as the “Client”),

AND:	7810962 Canada Inc (doing Business under the name “InSymbiosis”), a body politic and corporate, duly incorporated according to the laws of Canada and with principle place of business at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada,
(herein referred to as the “Provider”),

The Client and the Provider are in this Agreement sometimes individually referred to as “Party” and collectively as the “Parties”.

WHEREAS on 28 April 2011, the Client and the Provider entered into a Master Service Agreement in relation to the Client’s RHB-104 program (the “MSA”);

WHEREAS the Parties wish to confirm the extension of the scope of the MSA to certain other R&D programs of the Client; and

WHEREAS the Parties have agreed to certain terms and conditions, the whole as is fully set forth below.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                   Unless specifically set out otherwise in this agreement (the “AMENDMENT AGREEMENT”), the terms of the MSA shall continue to apply.

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2.                   Throughout the MSA, the term “RHB-104 Program” is replaced by “RHB R&D Programs” and “RHB R&D Program” shall mean any R&D program of the Client for which the Client and the Provider have or, in the future, will agree to collaborate.

3.                   A list of the programs on which the Parties currently collaborate and on which, for the avoidance of doubt, the terms of the MSA apply as from the date on which for each of these programs agreements have been entered into between the Client and the Provider, is attached as Appendix 1 to this Amendment Agreement.

4.                   Upon entering into a collaboration for any future program, Appendix 1 to this Amendment Agreement will be further updated.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first herein above mentioned.

REDHILL BIOPHARMA Ltd.

/s/ Dror Ben-Asher		/s/ Ori Shilo
Per:	Dror Ben-Asher	Per:	Ori Shilo
Title:	CEO	Title:	VP Finance and Operation
Date:		Date:

PARTY OF THE FIRST PART

7810962 Canada Inc.

/s/ Alain Guimond
Per:	Alain Guimond
Title:	Senior Director of Research
Date:

PARTY OF THE SECOND PART

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APPENDIX 2

List of RedHill Programs in development in collaboration with InSymbiosis and Services Provided through the use of Third Party Providers:

1.	RHB-102

1.1.	[****]:
•	Status: Executed on November 2nd 2011

2.	RHB-104

2.1.	Research and Tech transfer, manufacturing and supply agreement for RHB-104 (Uman Agreement):
•	Status: Executed on April 28th 2011

2.2.	Technical transfer of the RHB-104 capsule formulation to UMAN Pharma (Corealis Agreement):
•	Status: Executed on September 8th 2011

2.3.	Clinical Service Agreement for [****] studies of RHB-104 in Patients with MAP infected Crohn’s disease (Pharmanet Agreement):
•	Status: Executed on June 15th 2011

2.4.	Clinical Service Agreement for a [****] study of RHB-104 in [****] with MAP infected Crohn’s disease (Pharmanet Agreement):
•	Status: Executed on March 27th 2012

3.	RHB-105

3.1.	Formulation development of RHB-105 in oral solid dosage form and manufacture of Phase III Clinical Trial Supplies (Corealis Agreement):
•	Status: Executed on July 5th 2011

4.	RHB-106

4.1.	Services Agreement for Biostatistical Consulting for both RHB-104 [****] clinical trial and RHB-106 clinical trial.
•	Status: Executed on June 5th 2012

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Exhibit 4.13

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

RESEARCH and TECH TRANSFER, MANUFACTURING AND SUPPLY AGREEMENT FOR RHB-104

[Clinical Trial Batches Only]

This TECH TRANSFER, MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made as of this 28th day of April, 2011, (the «Effective Date») by and between 7810962 CANADA INC., a corporation having its principal place of business at 245 Victoria Ave, Suite 100, Montreal, QC H3Z 2M6, Canada, (“PROVIDER”) and RedHill Biopharma Ltd., with principle place of business at 42 Givati St. Ramat-Gan 52232, Israel (“CUSTOMER”). UMAN and CUSTOMER shall be collectively referred as the “Parties”, with each being a “Party”.

RECITALS

CUSTOMER desires that PROVIDER manufacture and/or package the Product and/or render the Research and Tech Transfer (TT) Services (as hereinafter defined and termed Services) for CUSTOMER in accordance with the provisions of this Agreement. PROVIDER is willing to manufacture and/or package the Product and/or render the Services for CUSTOMER in accordance with the provisions of this Agreement.

CUSTOMER agrees that PROVIDER will engage the services of UMAN PHARMA INC. as a third party subcontractor in order for PROVIDER to deliver the deliverables of this agreement. CUSTOMER further agrees that where PROVIDER is stated in this agreement it shall mean PROVIDER shall perform given task or deliver given deliverable or assume given responsibility or that PROVIDER shall cause UMAN to perform given task or deliver given deliverable or assume given responsibility as is appropriate unless otherwise specified.

This Agreement is an appendix to and forms part of the Master Service Agreement executed between CUSTOMER and PROVIDER on 28th April 2011.

In consideration of the premises and of the mutual promises hereinafter set forth, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms defined in this Article 1 shall, for all purposes of this Agreement, have the meanings specified in this Article 1 (applicable in both the singular and plural forms).

1.1	“Act” shall mean the Canadian Food and Drugs Act as amended from time to time.

1.2	“Affiliate(s)” means any corporation, firm, partnership, or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or the power to appoint the majority of the directors of such entity, or any other comparable equity or ownership interest.

1.3	“API” shall mean the active pharmaceutical ingredient described in Exhibit A and related specifically to the execution of the Agreement.

1.4	“Applicable Laws” means FDA regulations, EU regulations and all laws, ordinances, rules and regulations within the Territory, applicable to the Processing of the Product or any aspect thereof and the obligations of PROVIDER or CUSTOMER, as the context requires under this Agreement, including, without limitation, (A) all applicable federal, provincial and local laws and regulations of the Territory and (B) cGMPs.

1.5	“Batch” means a defined quantity of finished drug product which has been or is being Processed in accordance with the Specifications.

1.6	"cGMPs" shall mean current Good Manufacturing Practices as further defined in regulations promulgated by Health Canada or other Regulatory Authorities from time to time under the Act or the Applicable Laws.

1.7	“Change Order” shall have the meaning set forth in Section 4.3.

1.8	“Contract Year” means each consecutive twelve (12) month period beginning on the Commencement Date.

1.9	“CUSTOMER Technology” shall have the meaning set forth in Article 11.

1.10	“Defective Product” shall have the meaning set forth in Section 5.3.

1.11	“Delivery Date” shall mean the date on which PROVIDER shall tender the relevant Batch(es) to CUSTOMER. Each Delivery Date shall be specified by CUSTOMER on the relevant Purchase Order and confirmed by PROVIDER as set forth in Exhibit A.

1.12	“Dispute” shall have the meaning set forth in Section 18.9.

1.12A	“Establishment License” means an obligatory license issued by Health Canada to drug establishments allowing them to fabricate, package, label, distribute, import, wholesale, or test a drug.

1.13	“Facility” or “Facilities” means UMAN’s facilities located in Candiac, Quebec or such other facility as may be agreed to between the Parties.

1.14	“Firm Commitment” shall have the meaning set forth in Section 4.1.

1.15	"Health Canada" shall mean Health Canada, any of its successor agencies or departments, or any other federal or provincial agency serving the same or similar function in Canada.

1.16	"In bulk" shall mean quantities of Product packaged in non-retail size containers, such Product intended for further packaging and/or labelling in accordance with the Exhibit A.

1.17	"Initial Term" shall have the meaning set forth in Section 16.

1.18	"Losses" shall have the meaning set forth in Section 13.

1.18A	"Master Manufacturing Document" means the document specifying the manufacturing process and Materials used to manufacture the Product which is to be created by PROVIDER as part of the Services and thereafter maintained by PROVIDER.

1.19	“Processing” means (i) the compounding, filling, encapsulation, producing, imprinting, packaging, and inspection testing of the API and the Raw Materials into Product, and (ii) applying lot numbers, labeling, and arranging for the shipment of the Products, each in accordance with the Specifications and the terms and conditions of this Agreement; and "Process" has a corresponding meaning.

1.20	“Processing Date” means the day on which the Product is to be compounded by PROVIDER.

1.21	“Processing Related Reference Documents” means (a) all completed production/Batch records; (b) all quality control test/request forms (results worksheets) and associated data, (c) in-process monitoring performed during Processing; (d) any alert/action notifications generated during Processing; (e) any planned or unplanned deviations associated with the Product; (f) any out of Specification result investigations associated with the Product; (g) the Certificate of Analysis for the Batch comparing testing to Specifications; (h) the appropriate disposition notification of the Batch; and a Yield statement.

1.22	"Product” means product as described in Exhibit A.

1.23	“Purchase Order” shall have the meaning set forth in Section 4.2.

1.23A	“Quality Agreement” refers to the agreement between the Parties addressing the obligations relating to the manufacture of the Product in accordance with the Specifications.

1.24	“Raw Materials” means all raw materials, supplies, components and packaging materials necessary to manufacture the Product in accordance with Exhibit A.

1.25	“Regulatory Approval” means all regulatory approvals required by Regulatory Authorities necessary for PROVIDER to Process the Product at the Facility.

1.26	“Regulatory Authority” means any governmental regulatory authority within the Territory and in the USA and EU, involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.27	"Renewal Term" shall have the meaning set forth in Section 16.1.

1.28	"Review Period" shall have the meaning set forth in Section 5.1

1.29	“Rolling Forecast” shall have the meaning set forth in Section 4.1.

1.30	‘’Services’’ means the services in accordance with Exhibit A

1.31	“Specifications” means the procedures, requirements, acceptance criteria, standards, quality control testing and other data and the scope of services as set forth in Exhibit A which are hereby incorporated by reference into this Agreement, along with the processes for formulating the Product set forth in other documents transferred or to be transferred to PROVIDER, and in each case any other valid amendments or modifications thereto

1.32	“Technology Transfer” means those of the Services directed to the transfer of technology and processes to enable PROVIDER to Process the Product at the Facility.

1.33	“Term” shall have the meaning set forth in Section 16.1.

1.34	“Territory” means the United States of America, the European Economic Area, Canada, provinces and territories.

1.35	“PROVIDER Technology” shall have the meaning set forth in Article 11.

1.36	“$” and “dollars” mean United States dollars.

ARTICLE 2

PROCESSING AND RELATED SERVICES

2.1	Supply and Purchase of Product and/or Services. During the Term, PROVIDER agrees to Process the Product or to render the Services in accordance with the Specifications, the Act, Applicable Laws and the terms and conditions of this Agreement, and with the skill, care and diligence reasonably to be expected of a competent pharmaceutical manufacturer. CUSTOMER shall purchase Product and/or Services from PROVIDER in accordance with the terms and conditions of this Agreement.

2.2	Technology Transfer Co-operation. The parties shall use commercially reasonable efforts to ensure that the Technology Transfer is completed in accordance with its agreed timelines and in any event as soon as possible. In particular, the parties shall co-operate with each other and with any required third party in good faith with respect to unforeseen contingencies. PROVIDER shall provide timely assistance and documentation as reasonably requested by CUSTOMER from time to time.

2.3	Project Team. Forthwith after the Effective Date, the parties shall establish a Project Team to oversee the Technology Transfer and the provision of the other Services (the “Project Team”). The Project Team shall consist of representatives of each party who are appropriately skilled and knowledgeable about the Services and in the case of PROVIDER directly involved in their performance. CUSTOMER shall be entitled to appoint one or more employees and/or consultants of any downstream customer of the Product as its representatives.

The parties may replace their representatives on the Project Team from time to time, but any appointment by PROVIDER shall require the consent of CUSTOMER, which shall not be unreasonably withheld or delayed.

The Project Team shall meet at least once every two weeks. At its meetings, each party shall communicate any useful information about the Technology Transfer, and without prejudice to the generality of the foregoing any anticipated delays in the delivery of the Services. The Project Team may make recommendations to the parties, but shall not have the authority to amend the scope of the Services; all such amendments shall be made only by written agreement of duly authorised representatives of the parties,

The parties shall pay their own costs of attendance at meetings of the Project Team including travel and accommodation.

2.4	Conduct of Representatives. Each party shall ensure that its personnel at the other’s facility comply with the other’s safety and security rules and other rules applicable to those working at the applicable facilities.

2.5	Other Related Services. PROVIDER may provide other services upon terms and conditions agreed to by the Parties in writing from time to time.

ARTICLE 3

MATERIALS

3.1	API For Processing of products, subject to CUSTOMER pre-approval in writing of both the supplier and the costs, PROVIDER will purchase API as per Exhibit A in quantities sufficient to meet CUSTOMER’s requirements for the Product as further set forth in Article 4. PROVIDER shall conduct appropriate release testing of the API as outlined in the Quality Agreement to be concluded further the conclusion of the Agreement as per Article 9.6 (“Quality Agreement”).

3.2	Raw Materials (other then API).PROVIDER shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the Parties. The suppliers and costs of Raw Materials will be specified in the Specifications or otherwise agreed to in writing in advance by CUSTOMER. The CUSTOMER should be advised of any changes to suppliers of non-API raw materials.

3.3	Reimbursement for Materials. In the event of (A) a Specification change requested by CUSTOMER or PROVIDER for CUSTOMER’s benefit and agreed by CUSTOMER, or to comply with any new requirement of a Regulatory Authority and agreed by CUSTOMER, or (B) termination of this Agreement by CUSTOMER without cause or expiration of this Agreement, CUSTOMER shall bear the cost of any unused Raw Materials (at PROVIDER’s purchase cost) reasonably ordered consistent with the timelines of this Agreement and that cannot otherwise be used by PROVIDER or returned for credit, provided that PROVIDER purchased such Raw Materials in quantities consistent with CUSTOMER’s most recent Firm Commitment.

ARTICLE 4

PURCHASING; CHANGES

4.1	CUSTOMER’s Modification or Cancellation. At any time prior to the scheduled date for delivery of Product, CUSTOMER may cancel such delivery or request a modification of the confirmed delivery date, Specifications or quantity of Product or Services in such Purchase Order by submitting a written change order (“Change Order”) to PROVIDER. If a Change Order is submitted less than sixty (60) days prior to the relevant Delivery Date, such Change Order shall be effective and binding against PROVIDER only upon the written acceptance by PROVIDER, which approval shall not be unreasonably withheld, delayed or conditioned.

4.2	Unplanned Delay or Elimination of Processing. PROVIDER shall in a timely manner fill each requirement for Product, subject to the terms and conditions of this Agreement. PROVIDER shall notify CUSTOMER within not more than 5 working days if PROVIDER determines that any Processing will be delayed or eliminated for any reason, provided that such notice shall not relieve PROVIDER of any of its obligations under this Agreement, absent the written consent of CUSTOMER.

ARTICLE 5

TESTING; SAMPLES; RELEASE

5.1	Product release. PROVIDER shall release to CUSTOMER, or its designee, the Product as per the process outline in the Quality Agreement. If CUSTOMER determines that such Batch is defective or does not conform to the Specifications, the Act and Applicable Laws, CUSTOMER shall promptly, but in no event no later than 45 business days after receiving the batch of Product (the “Review Period”), provide to PROVIDER a notice of its determination. If PROVIDER agrees that such Batch is defective or non-conforming as aforesaid, PROVIDER will, at CUSTOMER’s option, either replace such Batch in accordance with Section 5.3 below, or credit any payments made by CUSTOMER for such Batch, including the amount of lost API when supplied and paid by CUSTOMER, if applicable. If PROVIDER does not agree with CUSTOMER’s determination that such Batch fails to meet the Specifications, then after reasonable efforts to resolve the disagreement, either Party may submit a sample from the Batch to an independent third party in accordance with Section 5.2 below. If CUSTOMER (a) notifies PROVIDER that the Product meets the Specifications, as provided above, or (ii) does not notify PROVIDER that the Product is non-conforming prior to the end of the Review Period, then the Product shall be deemed to have been accepted by CUSTOMER, and PROVIDER shall invoice CUSTOMER for such Batch.

5.2	Disagreements Regarding Product Conformity. In the event of a disagreement between the Parties regarding whether the Product meets the Specifications, the Parties shall appoint KABS Pharmaceutical Services or another independent laboratory that has been mutually agreed upon to review records, test data and to perform the comparative tests and/or analyses set forth in the Specifications, on a sample of the alleged Defective Product (as defined in Section 5.3 below). KABS Pharmaceutical Services shall conduct the conformity tests within a reasonable period of time to be agreed upon. The results of the independent review shall be final and binding. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing Party.

5.3	Replacement. In the event that CUSTOMER alleges that Product does not comply with the warranty set forth in Section 12.1, at CUSTOMER’s sole option, PROVIDER shall replace such Product as soon as possible and in any event within 60 (sixty) days following such request. If it is agreed or determined that such Product did not meet the warranty referred to (“Defective Product”), such replacement shall be at PROVIDER’s sole expense, including shipment expenses of returning of the Defective Product and priority shipment of conforming Products to CUSTOMER. This is without prejudice to CUSTOMER’s right to claim additional damages. Where it is determined that such Product was not Defective Product, such expenses shall be for the account of CUSTOMER, at prices consistent with those for the original shipment.

5.4	Sample Retention. Unless the parties agree otherwise in writing, PROVIDER will maintain raw material, clinical supply and analytical samples in storage for a time period based upon sample retention policy, or such longer period of time as CUSTOMER may reasonably request or any Regulatory Authority may request or require.

ARTICLE 6

DELIVERY

6.1	Delivery. PROVIDER shall segregate and store all Product until acceptance as set forth in Exhibit A. Upon such acceptance, PROVIDER shall tender the Product for delivery, F.O.B. the Facility. CUSTOMER or designee shall be responsible for all costs and risk of loss associated with shipment of the Product once Product is tendered for delivery. Carrier to ship the Product shall be designate by the CUSTOMER or designee.

ARTICLE 7

PRICING AND PAYMENT

7.1	Pricing. CUSTOMER shall pay to PROVIDER the pricing set forth on Exhibit A (“Pricing”) for all Product and Services delivered in accordance with the terms of this Agreement. No additional charges shall be payable for any work conducted by PROVIDER except as expressly set forth in this Agreement or as pre-approved in writing by CUSTOMER.

7.2	Payment Terms. PROVIDER shall invoice CUSTOMER for all Product and Services as provided in Exhibit A and payment for any undisputed portions of such invoices shall be due within thirty (30) days after the date of the receipt of such invoice. Other than for invoices which are under dispute in good faith, in the event payment is not received by PROVIDER on or before the forty-fifth (45th) day after the date of the receipt of the invoice, then such unpaid amounts shall accrue interest at the rate of five percent (5%) per annum until paid in full.

ARTICLE 8

CHANGES TO SPECIFICATIONS

8.1	All Specifications and any changes thereto agreed to by the Parties from time to time shall be in writing, dated and signed by the Parties. No change in the Specifications shall be implemented by PROVIDER, whether requested by CUSTOMER or requested or required by any Regulatory Authority, until the Parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change. PROVIDER shall respond promptly to any request made by CUSTOMER for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. If after initial Product qualification, CUSTOMER requests a change in the Specifications for its own benefit or to comply with the requirements of a Regulatory Authority, the Specifications shall be amended as soon as possible after a request is made for any change in Specifications, and PROVIDER shall notify CUSTOMER of the costs associated with such change and shall provide such supporting documentation as CUSTOMER may reasonably require. CUSTOMER shall pay all costs associated with such CUSTOMER's requested changes or changes required by a Regulatory Authority as may be agreed upon by the Parties. Changes, agreed to between the Parties, for the benefit or at the request of PROVIDER, shall be at the expense of PROVIDER. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall prevail.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1	Recordkeeping. PROVIDER shall maintain for the duration of this Agreement and thereafter for so long as specified by Applicable Law or Regulatory Authorities, true and accurate books, records, test and laboratory data, batch documentation, reports and all other information relating to Processing under this Agreement, including all information required to be maintained by all Specifications, the Act and Applicable Laws.

9.2	Regulatory Compliance. PROVIDER, with the assistance of CUSTOMER or designee, at PROVIDER's expense, shall obtain all permits and licenses required by any Canadian federal, provincial or local regulatory agency or any other Regulatory Authority with respect to the Product and the Processing under this Agreement, including any product licenses, applications and amendments in connection therewith. PROVIDER will be responsible to obtain and maintain all permits and licenses required by any Regulatory Authority with respect to the Facility. During the Term, PROVIDER will assist CUSTOMER or designee with all regulatory matters relating to Processing under this Agreement, at CUSTOMER’s request and at CUSTOMER’s expense. Each party intends and commits to cooperate to satisfy the Act and all Applicable Laws relating to Processing under this Agreement. PROVIDER shall provide an Establishment License to CUSTOMER annually during the Term.

9.3	Governmental Inspections and Requests. PROVIDER shall immediately advise CUSTOMER if an authorized agent of any Regulatory Authority requests to visit the Facility concerning the Product. PROVIDER shall permit CUSTOMER to have a representative present for any such Product-specific Facility inspection. PROVIDER shall also advise the CUSTOMER of any audits by Regulatory Authorities that may have an impact on the Product and provide audit results upon request.

9.4	CUSTOMER Inspections and Audits.

A.	Except for circumstances as set forth in Section 9.4, during the term of this Agreement, duly-authorized employees, agents and representatives of CUSTOMER (for the avoidance of doubt including any employees or consultants of a customer of CUSTOMER, duly authorized) and all Regulatory Authorities shall be granted access upon prior notice, or in accordance with the Applicable Law and at reasonable times during regular business hours to only the portion of the Facilities where PROVIDER Processes the Product for the purpose of inspecting and verifying that PROVIDER is Processing the Product in accordance with cGMPs, the Specifications and to PROVIDER's records related to the Agreement.

B.	With due regard to information and operations which constitute Proprietary Information of PROVIDER, duly-authorized employees, agents and representatives of CUSTOMER (for the avoidance of doubt including any employees or consultants of a customer of CUSTOMER, duly authorized) and all Regulatory Authorities shall have the right to inspect PROVIDER Batch Records relating to Product and those portions of PROVIDER’s Facilities used for Processing Product. CUSTOMER’s Quality Assurance Manager will arrange audit visits with PROVIDER Quality Management.

9.5	Recall. In the event PROVIDER believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, PROVIDER shall immediately notify CUSTOMER in writing. In the event CUSTOMER or designee believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, CUSTOMER shall immediately notify PROVIDER in writing and PROVIDER shall provide all necessary cooperation and assistance to CUSTOMER. CUSTOMER or designee shall solely control the implementation of such recall, field alert, Product withdrawal or field correction. The cost of any recall, field alert, Product withdrawal or field correction shall be borne by CUSTOMER or designee unless such recall, field alert, Product withdrawal or field correction is caused by PROVIDER’s breach of its representations, warranties and obligations under this Agreement or the Act or Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by PROVIDER. For purposes hereof, such cost shall be limited to reasonable, actual and documented costs incurred by CUSTOMER for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5. CUSTOMER shall solely control the implementation of any such recall, field alert, withdrawal or field correction.

9.6	Quality Agreements. Forthwith after executing this Agreement, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as Exhibit B. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In case of conflict between the terms of the Quality Agreement and this Agreement, this Agreement shall prevail.

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1	In this Article 10, “Confidential Information” means confidential and proprietary information, including inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Product, the Specifications, processing of the Product, processes, services and business of the disclosing party which is or has been disclosed by the parties to each other in the course of its activities under this Agreement and is marked or otherwise reasonably identified as confidential. For clarity, in the case of CUSTOMER, "Confidential Information" also includes such information belonging to and/or relating to any person or entity to whom CUSTOMER may supply the Product, and regardless of whether that information is disclosed to PROVIDER by such a person, by CUSTOMER, or by any third party acting for either of them.

10.2	Any Confidential Information disclosed by the disclosing party shall be used by the receiving party exclusively for the purposes of fulfilling the receiving party’s obligations under this Agreement and for no other purpose.

10.3	Save as otherwise specifically provided herein (and in particular subject to Section 10.11), each party shall disclose Confidential Information of the other party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the party’s obligations under this Agreement.

10.4	Each party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information.

10.5	Each party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other party.

10.6	Each party shall promptly, upon request of the other party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other party.

10.7	Any disclosure in breach of this Article 10 by any person informed by one of the parties is considered a breach by the party itself.

10.8	Confidential Information shall be deemed not to include:

10.8.1	information which is in the public domain;

10.8.2	information which is made public through no breach of this Agreement;

10.8.3	information which is independently developed by a party, as evidenced by such party’s records; or

10.8.4	information that becomes available to a receiving party on a non-confidential basis, whether directly or indirectly, from a source other than another party hereto, which source did not acquire this information on a confidential basis.

10.9	The parties agree that the obligations of this Article 10 are necessary and reasonable in order to protect the parties’ respective businesses, and each party agrees that monetary damages would be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein.

10.10	Announcements. Subject to Section 10.11, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party or parties. The terms of any such announcement shall be agreed in good faith by the parties.

10.11	Required Disclosures. A party (the “Disclosing Party”) will be entitled to make an announcement or public statement or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

10.11.1	a valid order of a court or Governmental Authority; or

10.11.2	any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party prompt notice of such fact to enable that other party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions.

The Disclosing Party shall fully co-operate with the other party in connection with that other party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1	As between PROVIDER and CUSTOMER, all PROVIDER and UMAN Technology, including, without limitation, all improvements, developments, derivatives or modifications to the PROVIDER and UMAN Technology, shall be owned exclusively by PROVIDER and/or UMAN and, except as set forth herein no right or license in PROVIDER or UMAN Technology is transferred or granted to CUSTOMER. As between PROVIDER and CUSTOMER, all CUSTOMER Technology, including, without limitation, all improvements, developments, derivatives or modifications to the CUSTOMER Technology shall be owned exclusively by CUSTOMER. CUSTOMER hereby grants to PROVIDER a non-exclusive, royalty-free license for the term of this Agreement to use CUSTOMER Technology, if any, but solely for the purpose of carrying out PROVIDER’s obligations under this Agreement. For purposes hereof, PROVIDER Technology means all PROVIDER or UMAN Confidential Information, intellectual property, and developments (including, all patents, patent applications, know-how, inventions, designs, concepts, improvements or technical information), owned, licensed or used by PROVIDER or UMAN in developing, formulating, manufacturing, filling, processing or packaging of pharmaceuticals and the packaging equipment, processes or methods of packaging, or any improvements to any of the foregoing, in each case prior to the date of this Agreement. For purposes hereof, CUSTOMER Technology means all Confidential Information, intellectual property and developments owned, developed, licensed or used by CUSTOMER including, without limitation, patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, trademarks or trade names owned, licensed or used by CUSTOMER or a Third Party that CUSTOMER is representing or any improvements to any of the foregoing owned by CUSTOMER or a Third Party that Customer is representing prior to the date of this Agreement. For the avoidance of doubt, all inventions or improvements with respect to the Product (“NEW PRODUCT IP”) shall be the property of PROVIDER but will be immediately sold and assigned to CUSTOMER once the NEW PRODUCT IP comes into existence. PROVIDER hereby sells and assigns to CUSTOMER all of PROVIDERS right, title and interest to the NEW PRODUCT IP and the cost of sale and assignment of the NEW PRODUCT IP is included in the amount that CUSTOMER agrees to pay PROVIDER as described in EXHIBIT A. Once the NEW PRODUCT IP is assigned by PROVIDER to CUSTOMER it then becomes the sole and exclusive property of the CUSTOMER. The CUSTOMER shall have the right to use such NEW PRODUCT IP for any and all purposes, and shall have the full, unrestricted right to assign, license or otherwise transfer any such NEW PRODUCT IP and the deliverables without any further payment to PROVIDER. The Master Manufacturing Document shall for the avoidance of doubt be considered CUSTOMER Technology.

11.2	PROVIDER shall not incorporate into its Processing of the Product any PROVIDER or UMAN Technology.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1	PROVIDER represents and warrants to CUSTOMER that:

A.	At the time of delivery of the Product and/or the Services as provided in Section 6.1, such Product and/or Services will conform to and will have been Processed in conformance with the Specifications and the Act and Applicable Laws;

B.	PROVIDER will be solely responsible for and will obtain all governmental approvals, permits and licenses necessary or desirable in connection with the Processing of the Product in the Territory.

C.	It has, and shall have, good, complete and valid rights, title and interest to utilize the PROVIDER Technology utilized in connection with the Product and as contemplated by this Agreement. There are no patents owned by others which would be infringed or misused by PROVIDER’s performance of the Agreement and, to its best knowledge, no trade secrets or other proprietary rights of others which would be infringed or misused by PROVIDER’s performance of this Agreement.

D.	THE LIMITED WARRANTY SET FORTH IN THIS SECTION 12.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTY EXPRESSED IN THIS SECTION 12.1, PROVIDER MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROCESSING OR THE PRODUCT.

12.2	CUSTOMER represents, warrants and covenants to PROVIDER that:

A.	If CUSTOMER or a Third Party that CUSTOMER is representing supplies API to PROVIDER, API will comply with all applicable Specifications, will have been produced in compliance with the Applicable Laws, and will be provided in accordance with the terms and conditions of this Agreement;

B.	It or a Third Party that CUSTOMER is representing has all necessary authority and all right, title and interest in and to any CUSTOMER Technology ;

C.	CUSTOMER will comply with all laws, rules, regulations and guidelines applicable to CUSTOMER’s performance under this Agreement.

12.3	Mutual. Each party hereby represents and warrants to the other party that:

A.	Such party (1) is duly organized, validly existing and in good standing under the laws in which it is organized, (2) has the corporate power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

B.	Such party (1) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (2) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;

C.	This Agreement is validly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D.	All necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

E.	The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (1) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (2) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

ARTICLE 13

INDEMNIFICATION

13.1	Indemnification by PROVIDER.PROVIDER shall indemnify and hold harmless CUSTOMER, its Affiliates, directors, officers employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any actual or alleged breach of its representations, warranties or obligations under this Agreement; (B) any negligence or willful misconduct by PROVIDER , except to the extent that any of the foregoing arises out of or results from the actual or alleged negligence, willful misconduct or breach of this Agreement by CUSTOMER; or (C) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights by PROVIDER in Processing the Product, except to the extent such process was provided by CUSTOMER.

13.2	Indemnification by CUSTOMER. CUSTOMER shall indemnify and hold harmless PROVIDER, its Affiliates, directors, officers employees and agents from and against all Losses arising out of or resulting from (A) any actual or alleged breach of its representations, warranties or obligations under this Agreement; (B) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights arising from the Processing of the Product by PROVIDER to the extent that such process is provided by CUSTOMER; or (C) any negligence or willful misconduct by CUSTOMER, except to the extent that any of the foregoing arises out of or results from the negligence, willful misconduct or breach of by PROVIDER of its representations, warranties or obligations under this Agreement.

13.3	Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (the “Indemnified Party”): (A) promptly notifying the indemnifying party (the “Indemnifying Party”) of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure; (B) cooperating with the Indemnifying Party in the defense of any such claim or liability (at the Indemnifying Party’s expense), and (C) not compromising or settling any claim or liability without prior written consent of the Indemnifying Party. The liability of an Indemnifying Party under Article 13 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in Article 13 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 13 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder and which contains no admission of fault or wrongdoing. No Third Party Claim shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnified Party, or would otherwise result in liability of, or have an adverse impact upon, such Indemnifying Party.

ARTICLE 14

INSURANCE

14.1	PROVIDER Insurance. PROVIDER shall, at its own cost and expense, obtain and maintain Commercial General Liability insurance and errors and emissions insurance with per-occurrence limits of not less than [****] and general aggregate limits of not less than [****] , including umbrella coverage. PROVIDER shall cause UMAN to, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (A) Commercial General Liability insurance with per-occurrence limits of not less than $[****] and general aggregate limits of not less than $, including umbrella coverage; (B) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $[****]; and (C) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $[****]. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than three (3) years following the termination or expiration of this Agreement. PROVIDER shall cause UMAN to furnish certificates of insurance for all of the above noted policies to CUSTOMER as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies.

14.2	CUSTOMER Insurance. CUSTOMER shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance starting from the date on which API is delivered to Uman and further during the term of this Agreement as appears below: (A) Commercial General Liability insurance of not less than $[****] and general aggregate limits of not less than $[****] , including umbrella coverage; (B) Product Liability Insurance with per-occurrence and general aggregate limits of not less than $[****], including umbrella coverage; (C) All Risk Property Insurance in an amount equal to full replacement value covering CUSTOMER’s property while it is at UMAN’s facility and (D) transit coverage in an amount not less than $[****] while CUSTOMER’s property is in transit to or from UMAN ’s facility. In the event that any of the required policies of insurance are written on a claim made basis, then such policies shall be maintained during the entire Term and for items A and B above for a period of not less than three (3) years following release of the clinical trial material. For items C and D above such policies will be maintained only so long as CUSTOMER property is under Uman's legal responsibility , i.e. until shipment of the material from Uman and its receipt by a third party. CUSTOMER shall furnish certificates of insurance for all of the above noted policies to PROVIDER as soon as practicable after the insurance has to be effective according to the above and upon renewal of any such policies.

ARTICLE 15

TERM AND TERMINATION

15.1	Term. This Agreement shall commence on the Effective Date and shall continue until the final payment set out in Exhibit A has been made (the “Term”),

15.2	Termination by Either Party.

A.	Material Breach. Either party may terminate this Agreement effective upon thirty (30) days prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such thirty (30) day period..

B.	Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

15.3	Without Cause. CUSTOMER may terminate this Agreement without cause upon thirty (30) days prior written notice to PROVIDER.

15.4	Effect of Termination.

A.	Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination.

B.	In the event of termination other than by expiry, the parties shall co-operate to achieve an orderly winding down of the Services so as to reasonably protect the interests of both parties.

C.	Unless otherwise agreed, for termination initiated by CUSTOMER, CUSTOMER shall also be required to pay for (A) completed but not yet shipped Product and (B) Product in process and Product shipped but not yet invoiced in the event that this Agreement is terminated for reasons other than PROVIDER’s default. In the event CUSTOMER breaches or terminates this Agreement (other than as a result of a breach of this Agreement by PROVIDER ) or if PROVIDER terminates this Agreement under Section 15.2 hereof, CUSTOMER will also be required to pay PROVIDER for its direct cost of all materials purchased by PROVIDER for Processing. CUSTOMER shall specify the location to which delivery, at CUSTOMER’s expense, of the foregoing is to be made.

D.	PROVIDER shall provide such assistance as CUSTOMER may reasonably request for the purpose of transferring the process of manufacture of the Product to another manufacturer. The parties will co-operate in good faith to determine a plan for such work, which shall be such as to minimize the disruption to PROVIDER's other business interests. Except where this Agreement is terminated by CUSTOMER pursuant to Section 16.2 (breach or bankruptcy of PROVIDER), PROVIDER shall be entitled to charge CUSTOMER for such work at its normal charge-out rate provided that such rate is commensurate with industry standards for the same type of work and was pre-approved in writing by CUSTOMER.

ARTICLE 16

NOTICE

16.1	All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To PROVIDER:	7810962 CANADA INC

245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada
Attention: Alain Guimond, PhD, Senior Director of Research
Facsimile: +1 514-315-9029

To CUSTOMER:	RedHhill Biopharma Ltd.
42 Givati St. Ramat-Gan 52232, Israel
Attention: Ori Shilo, VP Finance & Operations
Facsimile: +972 3 7255 723

ARTICLE 17

MISCELLANEOUS

17.1	Entire Agreement; Amendments. This Agreement including the attachments, as well as the Confidentiality Agreement entered into on the date of this Agreement,constitute the entire understanding between the parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

17.2	Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

17.3	Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

17.4	No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

17.5	Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

17.6	Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

17.7	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company (or the assigning company’s business unit responsible for the performance of this Agreement), or, in the case of CUSTOMER, to a successor to all of the assets relating to the Product or to a customer of CUSTOMER to which the product relates.

17.8	Governing Law. This Agreement shall be governed by and construed under the laws of the Province of Quebec, Canada, excluding its conflicts of law provisions.

17.9	Jurisdiction. The parties agree that the courts of Quebec, Canada, shall have exclusive jurisdiction to determine any dispute, controversy or disagreement between the Parties in connection with this Agreement. The Parties further agree that all proceedings will be in the English language.

17.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

17.11	Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required under applicable law or stock exchange requirement or by any governmental agency or Regulatory Authority, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party (which shall not be unreasonably withheld, conditioned or delayed) as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

17.12	Survival. The rights and obligations of the parties shall continue under Articles 5 (Testing; Samples; Release), 7 (Payment Terms), 9 (Records; Regulatory Matters), 10 (Confidential Information), 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 15 (Insurance) to the extent expressly stated therein, 17 (Notice), 18 (Miscellaneous), Section 16.4 (Effect of Termination), notwithstanding expiration or termination of this Agreement.

17.13	Force Majeure. Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, war or insurrection destruction of production facilities or materials by earthquake, fire, flood or storm, epidemic or failure of public utilities; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for sixty (60) days, then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

17.14	English Language. The parties hereto have requested that this service agreement be drafted in the English language. Les parties ont exigé que ce contrat de services soit rédigé en anglais.

The parties are executing this Agreement on the date stated in the introductory clause.

7810962 CANADA INC.		REDHILL BIOPHARMA LTD

By:	/s/ Alain Guimond	By:	/s/ Dror Ben-Asher

Name:	Alain Guimond	Name:	Dror Ben-Asher

Its:	Director of Research	Its:	CEO

EXHIBIT A

SPECIFIC TERMS AND CONDITIONS

Proposal for technology transfer and manufacturing of RHB-104 (Myoconda) Capsules

This proposal serves to confirm our offer, pricing, specifications and the terms and conditions for the above reference project. PROVIDER considers this proposal to be proprietary and confidential.

This proposal may be amended upon mutual agreement of the CUSTOMER and PROVIDER. Any changes should be agreed upon through a change order signed by the CUSTOMER and PROVIDER.

I.	Scope of Services

The scope of this project consists of the services specified and detailed in this Agreement. In particular: [****].

PROVIDER will manufacture clinical and registration batches under cGMP.

The present proposal covers the activities described below.

Part I- Manufacturing process work up/optimization.

We understand the scope of this part consists of common and obligatory technology transfer activities, such as transferring the process as described below.

•	Formulation and Process Transfer

o	PROVIDER will evaluate the formula and current process with in-process control to our manufacturing facilities. PROVIDER will choose the appropriate equipment and operating parameters to meet the feasibility and regulatory requirements. [****]. The CUSTOMER or designee will provide technical assistance to UMAN in the initial process work up

o	In order to confirm the process scale up and optimization, [****]. If the engineering trial conforms to specifications, UMAN may proceed with release of the batch to the CUSTOMER for clinical-trial use.

o	Cleaning assessment – Since the product is known to be difficult to clean, PROVIDER will assess the adequacy of cleaning strategies and methods. Once cleaning strategy and method defined, PROVIDER will discuss the cleaning validation strategy with the CUSTOMER. The product residues analytical method development/ validation, sampling and analysis will be invoiced separately, subject to CUSTOMER’s pre-approval in writing.

o	Packaging evaluation – PROVIDER will suggest the packaging components for this product, preferably based on [****]. Should the CUSTOMER need other packaging type, PROVIDER will discuss with the CUSTOMER the development plan and the cost will be quoted separately.

Part I Cost: [****]

Should this phase require additional work, including and without limitations, formulation or process development, PROVIDER will inform the CUSTOMER concerning the manpower required to execute such additional development tasks and the CUSTOMER and PROVIDER will agree on any additional work required prior to commencement. Provided the additional work is pre-approved by CUSTOMER in writing, PROVIDER will execute and invoice as per the following hourly rates. These rates include project supervision and overhead charges:

[****]

Part II: Analytical work description to support manufacturing and stability testing

We understand the scope of this part consists of common and obligatory technology transfer activities, such as [****] as described below.

[****]

Should this phase require additional work, including and without limitations, troubleshooting or method development, PROVIDER will inform the CUSTOMER concerning the manpower required to execute such development tasks and the CUSTOMER and PROVIDER will agree on any additional work required prior to commencement. Provided pre-approved by CUSTOMER in writing, PROVIDER will execute and invoice as per the following hourly rates, provided pre-approved in writing by CUSTOMER. These rates include project supervision and overhead charges:

[****]

Part III: Manufacturing run 1[****]).

Upon satisfactory results from the tech transfer activities and engineering trial, Uman will manufacture [****]

PROVIDER will also manufacture one [****].

PROVIDER can package and label [****]

The costs of material (APIs, excipients, excluding the packaging materials), release testing, IPC and finished product release testing are included in this quotation.

Part III Cost:	See “Activity and summary costs”

Part IV: Manufacturing run 2 ([****]).

PROVIDER will manufacture [****] to support the drug filing performed by the CUSTOMER. For the [****].

Primary packaging:	TBD

Secondary packaging: NA

Shipper:	TBD

Part IV Cost:	See “Activity and summary costs”

I.	Capital equipment and miscellaneous parts

If any special equipment and/or change parts are required for this project, it will be discussed and agreed to with the customer against specific “User Requirements”. The required equipment will be purchased by PROVIDER and then subject to pre-approval by CUSTOMER in writing billed back to the customer at cost plus administrative fees. This fee is to reflect the time and resources used for developing the equipment specifications, negotiation with suppliers and procurement of the equipment. The equipment shall remain the property of the customer and shall be Loaned Free of charge to PROVIDER at the Candiac site for the term of the supply contract.

[****]. PROVIDER will invoice you during the project and if the budgeted amount is insufficient, PROVIDER and CUSTOMER will discuss and agree on the additional funds to allocate to these items, subject to pre-approval in writing by CUSTOMER.

Notwithstanding the foregoing, the aggregate amount which shall be payable by CUSTOMER under this Agreement shall not exceed [****] unless otherwise agreed between the parties.

[****]

*The cost of finished product is estimated based on the following prices of API’s provided by the suppliers. It may be modified as per the actual optimized costs of API’s which PROVIDER is able to purchase. Due to quantity variations and API pricing, the price per capsule in the proposal is presented as a reference only.

[****]

[****]

[****]

*The cost of finished product is estimated based on the following prices of API’s provided by the suppliers. It may be modified subject to written pre-approval by the CUSTOMER as per the actual optimized costs of API’s which PROVIDER is able to purchase. Due to quantity variations and API pricing, the price per capsule in the proposal is presented as a reference only.

*[****]

Exclusions and comments:

•	To the best of our knowledge we currently do not expect any additional cost for dedicated equipment except for the tooling described in section IV entitled “Capital equipment and miscellaneous parts” However should any additional dedicated equipment be required, the equipment to be purchased will be discussed and agreed in writing by the CUSTOMER prior to any ordering.

•	PROVIDER is not responsible for regulatory filing. Preparation of documentation for regulatory submission is out-of-scope.

Terms of payment:	[****]

Transport:	FOB: Uman Pharma, Candiac, QC

EXHIBIT B

QUALITY AGREEMENT

This Agreement defines the expectations and responsibilities for critical quality processes as outlined in this document.

Uman Pharma Inc.

100 De L’industrie blvd.

Candiac, Quebec

Canada

J5R 1J1

- hereafter named as “UMAN” -

and

CLIENT Inc.

- hereafter named as “CLIENT” -

Uman Pharma Inc.		CLIENT Inc.

By:		By:
	(Signature)		(Signature)
Date:		Date:
Alain Bérubé
Vice-President Compliance & Regulatory Affairs

By:		By:
	(Signature)		(Signature)
Date:		Date:
Alain Hubert
Chief Operating Officer

1.	Purpose of the Agreement

This Agreement outlines operational responsibilities of CLIENT and UMAN with respect to the conduct of activities governed by cGMP (as defined below), in relation to the Products manufactured by UMAN for the benefit of CLIENT.

The following operations are the subject of this Agreement: purchasing, manufacturing, packaging, control, release and storage before shipment.

A matrix of responsibilities included at the end of this Agreement identifies in tabular form the party primarily responsible for the various aspects of this Agreement.

2.	General

This Agreement commences with the effective date of signature and shall terminate one year past the expiration date of the last Batch of product manufactured and/or packaged by Uman for CLIENT (“Term”). In case of conflict between the terms of the Quality Agreement and the Supply Agreement between CLIENT and Uman Pharma dated [•], the Quality Agreement shall control with respect to quality/compliance/regulatory issues and the Supply Agreement shall control to all others issues.

UMAN and CLIENT have the quality related responsibilities specified in this Agreement.

It is the responsibility of all parties to maintain this document current and to ensure that required approvals have been granted by the relevant persons. Any request for amendment of the Agreement must be sent in writing to the other party stating the reasons for the amendment. Both parties must approve the amendment by a written instrument signed by them prior to its implementation.

Annex I is a detailed list of activities per Product covered by this Agreement to be conducted by CLIENT and UMAN.

Annex II is a list of all key contact persons of the parties with their titles and designations.

Annex III lists UMAN approved contract laboratories.

Annex IV is a detailed list of the products covered by this Agreement as amended from time to time.

3.	Communication

UMAN and CLIENT have identified key contact personnel for critical quality processes to ensure responsible individuals are contacted to address issues that may arise.

CLIENT and UMAN may, upon notice to the other party, designate an employee of any of its affiliates to act as a contact person with regard to the responsibilities and obligations hereunder or to fulfill the duties or exercise the rights set out herein.

4.	Definitions

The following capitalised terms and expressions, when used in this Agreement, shall have the following meaning:

4.1	“API” or active pharmaceutical ingredient shall mean the substance in a Product that is pharmaceutically active;

4.2	“Batch Record” shall mean manufacturing document, packaging document, and exception documentation, such as non-conformance report, Deviation Report, CoA and additional documentation, which may have been processed as part of the production and packaging records of the Batch;

4.3	“Bulk Product” shall mean any Product, which has completed all manufacturing stages up to, but not including packaging in a primary container;

4.4	“CoA” shall mean certificate of analysis

4.5	“Contractor” shall mean any UMAN, packager or other third party that performs processing, packaging and/or testing functions with respect to a Product or any other intermediate step of the manufacture of a Product or provides any other Product support services;

4.6	“Deviation” is a temporary modification or exception to usual operating, manufacturing, packaging, testing instructions, test results or procedures;

4.7	“Deviation Report” shall mean a report used to obtain approvals to temporarily modify or to document exceptions to usual operating, manufacturing, packaging, testing instructions, test results or procedures. A Deviation Report does not permanently change existing instructions or standard operation procedures; it is intended to be a specific, “one-time-use” document;

4.8	“cGMP” shall mean good manufacturing practice requirements under applicable laws, guidelines, policies, codes, requirements and standards from time to time promulgated or issued by any Canadian or US governmental agency, which shall include the practices set out in the guidelines published as the Good Manufacturing Practices for Drug Manufacturers and Importers by the Therapeutic Products Directorate of Health Canada, as amended from time to time, for the manufacture of pharmaceutical Products, the Current Good Manufacturing Practices as defined in the United States 21CFR-210, et seq., as amended from time to time, and the Current Good Manufacturing Practices as defined in the Directive 2001/83/EC as amended from time to time;

4.9	“Lot” or “Batch” shall mean a specific quantity of material expected to be homogeneous within specified limits produced or packaged in a process or series of processes;

4.10	“Lot Number” shall mean a unique combination of numbers, letters and /or symbols that identify a Batch and from which the production and distribution history can be determined. Each manufacturing and packaging run conducted for a Product by UMAN will have its own Lot number issued by UMAN that identifies a Batch and from which the production and distribution history can be determined;

4.12	“Material” shall mean all API, excipients, printed or unprinted components, which are used during the manufacturing or packaging process for a Product;

4.13	“Product” shall mean any Product listed in Annex IV, which has completed all processing stages up to final packaging defined in Annex IV.

4.14	“Quality of the Product” shall mean the quality of the product described in Annex IV;

4.15	“Reinspection” shall mean a visual or mechanical evaluation performed to remove/correct defective units and for which the process is not expected to have an adverse effect on product quality. Reinspection should involve the use of a Deviation, except where standard procedure allows for such routine activity in the course of normal processing;

4.16	“Reprocessing” shall mean reprocessing all or part of a Lot of a Bulk Product or Product to a previous step in the manufacturing process due to a failure to meet the Specifications for such Bulk Product or Product. Reprocessing procedures are foreseen as occasionally necessary and pre-approved by the quality assurance departments of UMAN and CLIENT;

4.17	“Rework” shall mean reworking a Bulk Product or Product of a single Lot that failed to meet predetermined Specifications using an alternative manufacturing process. Reworking is an unexpected occurrence and rework must be pre-approved by UMAN and CLIENT and documented per approved Rework documentation requirements and appended to a Deviation Report;

4.18	“Specifications” shall mean a list of tests, references to analytical procedures and appropriate acceptance criteria such as numerical limits, ranges, or any other criteria provided for the test described that are used to determine whether the relevant material is acceptable for its intended used.

5.	Supplier facilities

UMAN facility is currently located at:

100 de l’Industrie blvd

Candiac, QC

Canada

J5R 1J1

Tel: 450-444-9989

Fax: 450-444-8100

UMAN holds a valid establishment license from Health Canada (License # 101692-A) to perform the activities contemplated herein. UMAN agrees and undertakes to maintain its establishment license, current and in force throughout the Term of this Agreement, as per relevant Canadian laws and regulations.

6.	Change Control

UMAN shall maintain a documented system of procedures for controlling changes that may affect the Products, including, but not limited to, changes to Materials, Bulk Product, Product and manufacturing or packaging operations. CLIENT shall be notified of and shall approve, in writing, any and all such changes prior to implementation. UMAN shall provide copies to CLIENT in timely manner. Should CLIENT initiate a request for change on any applicable Specifications, the appropriate UMAN department shall be provided with the proposed Specifications and appropriate documentation, which shall summarise and justify each change.

7.	Master Manufacturing Document

The master manufacturing document specifies the manufacturing process and Materials used to manufacture a specific Bulk Product (“Master Manufacturing Document”). UMAN shall develop and maintain the Master Manufacturing Document that must be approved in a timely manner by CLIENT prior to its use. CLIENT, with the assistance of UMAN, shall ensure that those documents are consistent with the regulatory applications of the relevant Product. Original Master Manufacturing Documents shall be maintained on-site by UMAN and remain available for inspection and review by CLIENT. UMAN shall provide CLIENT with copies of all revised Master Manufacturing Documents on a timely basis. CLIENT shall retain a copy of the Master Manufacturing Documents.

8.	Master Packaging Document

The master packaging document specifies the packaging process and packaging materials used to package a specific Product (“Master Packaging Document”). UMAN shall develop and maintain the Master Packaging Document that must be approved in a timely manner by CLIENT prior to its use. CLIENT, with the assistance of UMAN, shall ensure that those documents are consistent with the regulatory applications of the relevant Product. Original Master Packaging Documents shall be maintained on-site by UMAN and remain available for inspection and review by CLIENT. UMAN shall provide CLIENT with copies of all revised Master Packaging Documents on a timely basis. CLIENT shall receive a copy of the Master Packaging Document.

9.	Material sourcing

All Materials used to manufacture and/or package a Product should be sourced as per this Agreement unless otherwise specified in writing and with the agreement of both UMAN and CLIENT.

9.1.	API

UMAN shall utilize only API meeting CLIENT’s Specifications and sourced from CLIENT’s nominated supplier(s). API shall be ordered from such supplier(s) as per UMAN’s requirements. API ordered by UMAN will be delivered to the UMAN facility with a certificate of analysis from the API manufacturer. UMAN shall not use an alternate source of API without the written consent of CLIENT, which consent shall not be unreasonably withheld. UMAN shall supply a controlled copy of the Specifications for every API used in the Product for review and approval by CLIENT.

9.2.	Excipients

UMAN shall utilise only excipients defined in the Master Manufacturing Document. Excipients shall either comply with the most recent Pharmacopoeia monograph (EP and USP) or UMAN’s Specifications where such excipients are not included in a Pharmacopoeia monograph. In all cases, UMAN shall supply to CLIENT a control copy of the Specifications of each excipient for review and approval. UMAN shall source excipients from reputable companies.

9.3.	Packaging Materials (Unprinted)

UMAN shall utilise only unprinted packaging materials as defined in the Master Packaging Document. UMAN shall supply to CLIENT a control copy of the Specifications of such packaging materials for review and approval. UMAN shall order packaging materials only from reputable companies.

9.4.	Packaging Materials (Printed)

UMAN shall utilise only printed packaging materials that meet CLIENT’s Specifications and are approved by CLIENT. UMAN shall supply to CLIENT a control copy of the Specifications of such packaging materials for review and approval. UMAN shall order packaging materials only from reputable companies.

10.	Testing

Analytical specifications used for API, Bulk Products and Products are to be developed and maintained by UMAN and subject to the approval of CLIENT.

UMAN shall notify CLIENT in accordance with the provisions of Article 6 herein and CLIENT shall approve, in writing, all modifications to the analytical methods and Specifications prior to implementation.

UMAN is authorized to sub-contract analytical tests to the contract laboratories listed in Annex III.

UMAN must ensure that all analytical testing is conducted in accordance with analytical Specifications and that upon receipt of a Lot or part Lot of API, Bulk Product and/or Product, UMAN samples the Lot as per requirements and sends the required number of samples to the laboratory.

10.1.	API

UMAN shall utilize laboratories listed in annex III to test all API. UMAN shall not change or modify the laboratory without the written consent of CLIENT. UMAN QC unit shall have the responsibility for the final approval of the CoA and shall ensure that the results comply with the Specifications.

10.2.	Excipients

UMAN shall utilize laboratories listed in annex III to test excipients. UMAN may use reputable sub-contractor laboratories previously approved by UMAN; such sub-contractor laboratory must be disclosed to CLIENT. UMAN QC unit shall issue final approval of the CoA and shall ensure that the results comply with the Specifications.

10.3.	Bulk Product, Semi-Finished Product and Product

UMAN shall utilize laboratories listed in annex III to test Bulk Product, Semi-Finished Product and Product. UMAN shall not change or modify the laboratory without CLIENT’s prior written consent. UMAN QC unit shall issue final approval of the CoA and shall ensure that the results comply with the Specifications.

11.	Printed Packaging Materials Control

UMAN shall maintain a formal system for printed packaging Materials control that shall ensure, inter alia, that only those labels, printed matter and other packaging Materials that have been approved or provided by CLIENT shall be used. UMAN’s control of printed packaging Materials shall include, but shall not be limited to: (i) secure storage of all packaging Materials; (ii) accountability records; and (iii) packaging line clearance of labelling. UMAN shall ensure that a sample of all printed packaging Materials used in respect of a Product shall be included in the Batch/packaging record of the Product.

UMAN shall sample, examine and release all printed packaging Materials prior to use. CLIENT shall provide, in writing, approved proof copy for all Printed Packaging Materials used by UMAN. UMAN shall supply to CLIENT a controlled copy of its Specifications for review and approval. Any proposed change to the Specifications of the printed packaging material shall be communicated to CLIENT for approval prior to implementation.

12.	Manufacturing of Bulk Product

Bulk Products shall be manufactured at UMAN’s facility according to the specific procedures and instructions described in the Master Manufacturing Document.

Bulk Products shall be manufactured in accordance with the Specifications supplied by CLIENT with the assistance of UMAN and in compliance with all cGMP and any other applicable regulatory requirements and applicable laws and regulations. UMAN shall prepare complete detailed documentation for each Lot, as agreed upon between CLIENT and UMAN. Such documentation shall be readily accessible for review and inspection by CLIENT and/or regulatory authorities if requested.

UMAN shall not be authorized to sub-contract the manufacturing of Bulk Products.

13.	Packaging of Bulk Product

The packaging of Bulk Products shall be done at UMAN’s facility according to the specific procedures and instructions described in the Master Packaging Document.

The packaging of Bulk Products by UMAN shall be carried out in accordance with the Specifications supplied by CLIENT with the assistance of UMAN and in compliance with all cGMP and any other applicable regulatory requirements and applicable laws and regulations. UMAN shall prepare complete and detailed documentation for each Lot, as agreed upon between CLIENT and UMAN. Such documentation shall be readily accessible for review and inspection by CLIENT and/or regulatory authorities if requested.

UMAN shall not be authorized to sub-contract the packaging of Bulk Products.

14. Inspection of the Product

The inspection and in process testing of the Product shall be carried out by UMAN and appropriately documented.

15. Release and Shipment of the Product

Approval for final release and shipment of Product (i.e. release for clinical use), is CLIENT’s responsibility. Approval for initial release (i.e. release by UMAN to CLIENT), is UMAN’s responsibility. In this regard, UMAN shall ensure prior to initial release that the Product complies with the Master Manufacturing and/or Packaging Document and is produced in compliance with applicable cGMP and meets CLIENT’s requirements.

UMAN shall proceed with the initial Product release to CLIENT upon satisfactory review and approval by UMAN Quality Assurance (QA) unit of the following:

15.1.	The executed manufactured Batch record.
15.2.	The executed packaging Batch record.
15.3.	Appropriate and relevant CoAs to test the Materials
15.4.	Appropriate CoAs to test the Bulk Product, Semi-Finished Product or Product.
15.5.	Exception documentation, such as, non-conformance material report, Deviation and additional documentation, which may have been processed as part of the production/packaging record of the relevant Batch.

UMAN shall provide to CLIENT a certificate of manufacturing and cGMP compliance confirming the initial release of the Product along with copies of documents described in sections 15.1, 15.2, 15.3, 15.4 and 15.5 above unless otherwise instructed by CLIENT. UMAN shall not ship any Product until all the elements described in section 15 are reviewed to the satisfaction of UMAN’s QA department.

CLIENT or designee shall be responsible for the final release of the Product upon satisfactory review and approval of the documents generated in accordance with the terms of this Agreement. CLIENT or designee shall issue a certificate of conformance confirming the final release of the Product.

16.	Cold Chain Management

CLIENT or designee shall be responsible for shipment and transport of the Product under the appropriate temperature conditions to maintain Product’s stability, integrity and effectiveness while minimizing the risks of tampering or theft. The Product must also be kept free of contamination, deterioration and adulteration.

17.	Notification and Approval of Deviations and Non-Conformance

17.1.	Deviations

UMAN shall have a written procedure in place to perform a systematic investigation in the event that (i) any Product or process fails to meet Specifications; or (ii) any process Deviation occurs in respect of any Product.

UMAN shall not void out-of-specification (“OOS”) results by retesting unless the investigation determines that laboratory error caused the OOS results. All OOS data and investigation results, whether or not the OOS results are voided by UMAN, shall be retained by UMAN under quarantine. Upon completion of the OOS investigation by UMAN, all OOS data and investigation results of confirmed OOS results shall be communicated to CLIENT for review and approval prior to initial Product release. UMAN shall notify CLIENT within two (2) Business Days of the occurrence of any OOS results or unapproved Deviation in respect of any Product.

All process Deviations shall be approved by CLIENT prior to implementation unless the Deviation is such that it is not reasonable to do so. All Deviations shall be investigated and fully documented by UMAN. This documentation shall be retained as part of the Batch documentation for the Lot affected.

17.2.	Non-Conformance

Material or Product that does not meet established Specifications shall be handled as non-conformances and documented as such, in accordance with UMAN's standard operating procedures. Actions taken to investigate non-conformance and to justify the release of the Lot of material shall be fully documented.

UMAN and CLIENT shall approve all non-conformance documents prior to initial release. Any resulting corrective actions shall be followed through timely closure.

18.	Retained Samples of Materials

UMAN shall retain samples from each incoming lot of Material (with the exception of unprinted and printed packaging materials) in an amount sufficient to comply with any specific regulatory requirements applicable to the Material and, in any case, sufficient to allow at least two (2) full rounds of release tests. UMAN shall hold and retain such samples for a minimum of one (1) year following the expiration of the last Lot of Product containing said Material.

At the request of CLIENT, acting reasonably, UMAN shall provide such samples to CLIENT. UMAN agrees and undertakes to store the retained samples under appropriate label and storage conditions in a secure area for a period of time defined in this Agreement. At the request of CLIENT, acting reasonably, UMAN shall retain additional sample of Material (excepting unprinted and printed packaging materials) for the same period of time. CLIENT shall inform UMAN in advance of any such requirements.

19.	Retained Samples of Product

UMAN shall retain samples of each lot of Product to comply with any specific regulatory requirements and in an amount sufficient to allow at least two (2) full rounds of release tests. UMAN agrees and undertakes to store the retained samples under appropriate label and storage conditions in a secure area for a period of time defined in this Agreement. At the request of CLIENT, acting reasonably, UMAN shall retain additional sample of Product (excepting unprinted and printed packaging materials) for the same period of time. CLIENT shall inform UMAN in advance of any such requirements.

20.	Storage of Product / Environmental Monitoring

UMAN agrees to store the Bulk Product and/or Product under appropriate product label storage conditions and in a secure area to ensure that they comply with all the quality Specifications and attributes and all applicable laws and regulations. If special storage conditions are necessary, they shall be noted and supplied by CLIENT to UMAN. UMAN agrees and undertakes to comply with any such special storage conditions.

Under no circumstances should any other products which may present a potential hazard to Bulk Products, and/or Products, such as beta-lactam and cephalosporin antibiotics, certain potent hormones, biological preparations or non-pharmaceutical chemicals be manufactured, processed or packaged in the same facilities at the time used for the manufacturing of Bulk Product, and/or Product. CLIENT has been made aware that UMAN handles cytotoxic compounds, and/or highly potent drugs in its facility. CLIENT acknowledges that the activity related to such cytotoxic compounds, highly potent drugs are performed mostly in a separate and dedicated facility and that the activities do not represent any risk to the Product. If UMAN contemplates handling other products of the classes mentioned in this Article, UMAN shall so inform CLIENT in advance so that CLIENT may determine whether or not such handling is acceptable during production of the Product.

21.	Stability Activities

A stability protocol shall be prepared by UMAN and approved by UMAN and CLIENT. Stability testing, Product sampling, data interpretation and reporting shall be UMAN’s responsibility and CLIENT shall update stability information in the regulatory documents for the Product. CLIENT shall inform UMAN in timely manner of any change in the approved shelf life of Product.

22.	[Not used]

23.	Product complaints

CLIENT shall be solely responsible for investigating any adverse event or Product related complaint and for determining if, when and to what extent such adverse event or Product related complaint shall be reported to a governmental or regulatory authority. UMAN shall assist CLIENT in investigating Product related complaints and/or adverse events, if the reason is a Deviation of the Quality of the Product, at the request of CLIENT and provide a written report on the results of the investigation to CLIENT in no more than twenty (20) Business Days, or sooner if agreed to by the parties or if a more urgent need is recognized. UMAN shall assist CLIENT by testing Product samples and reviewing Batch manufacturing and analytical records. CLIENT shall communicate with the customers and/or regulatory authorities the results of the complaint investigation, if necessary.

24.	Returned Goods

The specific handling of returned Product shall be under the responsibility of CLIENT, unless the return of such Products results from UMAN' inappropriate performance of its obligations. UMAN shall in any event provide such logistical support as CLIENT reasonably requests.

25.	Recall of the Product

CLIENT shall have sole discretion for determining whether and when to recall any Product Lot and for all matters relating to such recall's implementation, for any reason whatsoever. CLIENT shall inform immediately UMAN of any recall of Product.

In the event of recall, or withdrawal of raw Materials (if the Materials violates applicable laws, regulations, agreed upon Specifications, or are deemed unacceptable for some other reason, whether or not such action is requested by any governmental agency) UMAN shall immediately notify CLIENT in writing. During a Product recall or withdrawal, the Parties hereby undertake to fully cooperate with each other in conducting the necessary investigational activities.

26.	Audits and Inspections of Facilities and Product(s)

UMAN shall immediately notify CLIENT of any inspection results or actions by regulatory agencies or other enforcement bodies, which could potentially have an impact on the Bulk Product, and/or Product.

CLIENT reserves the right to audit UMAN’s facilities located in Candiac, Quebec, Canada and systems, as they relate to the manufacturing, packaging and testing of Product, with the exception of information and operations which constitute UMAN’s trade secrets. CLIENT may perform these audits once a year, with a 10-day notice. CLIENT audit shall be limited at two (2) days per year. UMAN shall respond to, and forward all responses to observations, generated during an inspection of CLIENT, within thirty (30) days of receipt of the audit report.

27.	Reprocessing and Rework

It is agreed between the parties that reprocessing and reworking shall be exceptional. Reprocessing and/or Rework of Material or Bulk Product or Products must be fully documented to state reason and justification for reprocessing and/or Rework. Rework activity can only be performed as per agreement between both UMAN and CLIENT.

28.	Validation

UMAN shall be responsible for validation activities, which include analytical, cleaning, equipment, and facility, in accordance with cGMP and in compliance with applicable regulations. CLIENT and UMAN shall be responsible for process validation activities in accordance with cGMP and in compliance with applicable regulations. CLIENT and UMAN shall approve manufacturing and packaging process validation protocols and final reports. Validation for cleaning, equipment, and facility shall be properly documented and accessible to CLIENT on request. Final analytical and process validation report shall be provided by UMAN to CLIENT upon completion and approval. Validation cost responsibility shall be defined in the Supply Agreement between CLIENT and UMAN.

29.	Training

UMAN shall ensure that its staff, employees and other personnel (i) are familiar with applicable cGMP and (ii) receive initial and ongoing cGMP and other training relevant and specific to their job responsibilities.

Only personnel qualified in accordance with a written program shall conduct training relating to the above-mentioned matters. UMAN shall retain all training records and shall periodically assess the effectiveness of its ongoing training program.

30.	Document retention

UMAN shall retain all documents, records and reports associated with the Manufacturing of any and all Product Lots, for a period of at least one (1) year following the Expiration Date for each such finished Product Lots, or such longer period as applicable regulatory authorities may require. UMAN shall notify CLIENT in writing after the expiration of this retention period and CLIENT shall have the right to request that the original batch documents for Finished Packaged Products be either returned to CLIENT or destroyed by UMAN. Upon receipt of CLIENT’s authorization for destruction, UMAN shall promptly destroy the original batch documents for Finished Packaged Products and provide a certificate documenting the destruction of such original batch documents.

All such documents, records and reports shall be stored and maintained by UMAN in such a manner that they are (i) readily retrievable. At the request of CLIENT, acting reasonably, UMAN shall provide copies of all such documents, records and reports to CLIENT.

31.	Other services

Other services may be mutually agreed upon on a case-by-case basis. UMAN and CLIENT shall add such services as an addendum to this Agreement.

32.	Notices

32.1.	A notice under or in connection with this Agreement (a “Notice”):
(a)	shall be in writing;
(b)	shall be in the English language; and
(c)	shall be delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by fax to the party due to receive the Notice at its address set out in this Agreement or to another address or fax number specified by that party by not less than seven days’ written notice to the other party received before the Notice was despatched.
32.2.	The address referred to in this Article is:

(a)	in the case of UMAN:

Address:               Uman Pharma Inc.

100 De L’industrie blvd

Candiac, Quebec

Canada

J5R 1J1

Fax:                      + (450) 444-8100

(b)	in the case of CLIENT:
Address	CLIENT Inc.

Fax:                     +

32.3.	Unless there is evidence that it was received earlier, a Notice is deemed given:

(a)	if delivered personally, when left at the address referred to this Article
(b)	if sent by post, except air mail, two business days after posting it;
(c)	if sent by air mail, six business days after posting it;
(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

32.4.	In this Article business day means a day other than a Saturday or Sunday or a public holiday in either the country where the Notice is posted or that to which it is sent.

Annex I

Quality Agreement Distribution of Responsibility Matrix

[****]

Legend:

S: Shared responsibility between Uman and CLIENT

R: Primary Responsibility

A: Approval Required

Annex I

Quality Agreement Distribution of Responsibility Matrix

Uman Pharma Inc.		CLIENT Inc.

By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Bérubé
Vice-President Compliance & Regulatory Affairs

By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Hubert
Chief Operating Officer

Annex II

Quality Agreement – Primary Contacts

UMAN:

Title	Individual	Quality process	E-mail address	Phone	Fax

CLIENT:

Title	Individual	Quality process	E-mail address	Phone	Fax

Annex II

Quality Agreement – Primary Contacts

Uman Pharma Inc.		CLIENT Inc.
By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Bérubé
Vice-President Compliance & Regulatory Affairs

By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Hubert
Chief Operating Officer

Annex III

Quality Agreement – Contractor Laboratories

UMAN uses these laboratories for the analysis of raw materials only. No finished products are sent for analysis outside of UMAN laboratories except in the case of a dispute.

Laboratory	Address	Testing Category

UMAN uses these laboratories for the analysis of Bulk Product, Semi-Finished Product and Product

Laboratory	Address	Testing Category

Uman Pharma Inc.		CLIENT Inc.
By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Bérubé
Vice-President Compliance & Regulatory Affairs

By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Hubert
Chief Operating Officer

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39

Annex IV

Quality Agreement – Products Covered

Product 1

Product 2

Uman Pharma Inc.		CLIENT Inc.
By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Bérubé
Vice-President Compliance & Regulatory Affairs

By:		By:
	(Signature)		(Signature)

Date:		Date:
Alain Hubert
Chief Operating Officer

Supply Agreement - CUSTOMER

40

1692-Amendment 1

7810962-Redhill

Date: June 6, 2011

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, Page 5, specific terms and conditions”, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Purpose: To clarify responsibility toward API sourcing as per section 3.1 of main agreement

3.1	API. For Processing of products, subject to CUSTOMER pre-approval in writing of both the supplier and the costs, PROVIDER will purchase API as per Exhibit A in quantities sufficient to meet CUSTOMER’s requirements for the Product as further set forth in Article 4. PROVIDER shall conduct appropriate release testing of the API as outlined in the Quality Agreement to be concluded further the conclusion of the Agreement as per Article 9.6 (“Quality Agreement”). The API supplier selection, certification and verification of GMP compliance (ICH Q7A) are the responsibility of CUSTOMER.

Cost: Not applicable

Approved by RedHill:	/s/ Dror Ben-Asher	Date:	November 10, 2011
Dror Ben Asher, CEO

Approved by 7810962:	/s/ Alain Guimond	Date:	November 16, 2011
Alain Guimond, Dir R&D

Supply Agreement - CUSTOMER

41

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment 2

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic

Date: June 23, 2011

Purpose: To modify the payment terms of the original agreement.

The original payment terms were as follows:

Terms of payment:                       Total estimated cost of project - $[****]

The payment and payment terms were modified as follows:

Revised cost	[****]
[****]	[****]
Amendments	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Terms of payment:              Total estimated cost of project - $[****]

Additional process development

[****]

Purpose: To perform additional [****]

Cost of this task: $[****]

Terms of payment: [****]

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42

Other additional cost

[****]

Purpose: [****]

Cost: $[****]

Terms of payment: [****]

1.	Development reports

Purpose: [****]

Cost: $[****]

Terms of payment: [****]

2.	Project management

Purpose: To adjust the project management fees based on the extra development work required to complete the project.

Cost: $[****] until the end of the project

Terms of payment: [****]

Purpose: To perform [****]

Cost [****]

Terms of payment:[****].

3.	Additional work for [****]

Purpose: to perform additional development work

Cost: $[****]

Terms of payment: [****]

Additional stability

Purpose: To modify the [****]

programs [****]

Placebo: To add [****]

RedHill:	/s/ Ori Shilo	February 29, 2012
	Ori Shilo, VP Finance and Operations	Date

	/s/ Uri Hananel Aharon	February 29, 2012
	Uri Hananel Aharon, CAO	Date

7810962 Canada Inc.:	/s/ Alain Guimond	February 29, 2012
	Alain Guimond, Dir. R&D	Date:

Supply Agreement - CUSTOMER

43

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

1692-Amendment 3

7810962-Redhill

Date: June 6, 2011

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB -104, Exhibit A, specific terms and conditions”, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Purpose: Customer requested that Provider perform analysis of API sample [****] for RHB-104 program.

Cost associated with these analyses: $ [****]

Terms of payment:                        [****]

Approved by RedHill:	/s/ Dror Ben-Asher	Date:	October 11, 2011
Dror Ben Asher, CEO

Approved by 7810962:	/s/ Alain Guimond	Date:	November 16, 2011
Alain Guimond, Dir R&D

Supply Agreement - CUSTOMER

44

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

1692-Amendment 4

7810962-Redhill

Date: July 7, 2011

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB -104, Exhibit A, specific terms and conditions”, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Purpose: In the absence of a validation report for the analytical methods by [****]; it is essential that a [****] study be performed to determine if the methods are stability indicating.

Cost: associated to this development: $ [****]

Terms of payment:                        [****]

Approved by RedHill:	/s/ Dror Ben-Asher	Date:	October 4, 2011
Dror Ben Asher, CEO

Approved by 7810962:	/s/ Alain Guimond	Date:	November 16, 2011
Alain Guimond, Dir R&D

Supply Agreement - CUSTOMER

45

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

1692-Amendment 5

7810962-Redhill

Date: August 24, 2011

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, Page 20, specific terms and conditions”, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Purpose: Custom tooling is required for [****].

Provider will acquire the tooling at its own cost and Customer will cover the cost of development and validation work.

Terms of payment:                        [****]

Approved by RedHill:	/s/ Dror Ben-Asher	Date:	October 11, 2011
Dror Ben Asher, CEO

Approved by 7810962:	/s/ Alain Guimond	Date:	November 16, 2011
Alain Guimond, Dir R&D

Supply Agreement - CUSTOMER

46

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 6

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

[****]

Approved by RedHill:	/s/ Ori Shilo	March 21, 2012
Ori Shilo, VP finance and operationsDate

	/s/ Uri Hananel Aharon	March 21, 2012
	Uri Hananel Aharon, CAO	Date:

Approved by 7810962:	/s/ Alain Guimond	March 21, 2012
	Alain Guimond, Dir R&D	Date:

Supply Agreement - CUSTOMER

47

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 7

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Additional process development

[****]

Approved by RedHill:	/s/ Ori Shilo	March 21, 2012
	Ori Shilo, VP finance and Operations	Date:

	/s/ Uri Hananel Aharon	March 21, 2012
	Uri Hananel Aharon, CAO	Date:

Approved by 7810962	/s/ Alain Guimond	March 21, 2012
	Alain Guimond, Sr. Dir R&D	Date:

Supply Agreement - CUSTOMER

48

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 8

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Additional testing

[****]

Cost of this task: [****]

Terms of payment:               [****]

Approved by RedHill:	/s/ Ori Shilo	March 28, 2012
	Ori Shilo, VP finance and Operations	Date

	/s/ Uri Hananel Aharon	March 28, 2012
	Uri Hananel Aharon, CAO	Date:

Approved by 7810962	/s/ Alain Guimond	March 28, 2012
	Alain Guimond, Sr. Dir R&D	Date:

Supply Agreement - CUSTOMER

49

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 9

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Scope changes : [****]:

[****]

Approved by RedHill:	/s/ Ori Shilo	June 13, 2012
	Ori Shilo, VP finance and operation	Date

	/s/ Dror Ben-Asher	June 13, 2012
	Dror Ben-Asher, CEO	Date

7810962 Canada Inc.:	/s/ Alain Guimond_	June 13, 2012
	Alain Guimond, Dir. R&D	Date

Supply Agreement - CUSTOMER

50

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 10

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

1. The customer requested modification of the stability program (refer Amendment #2):

[****]

Cost:	The cost of the stability programs changes from $[****] to analysis have been subtracted. including dissolution profiles for all batches in stability program. [****]

Agreement:	Uman Pharma agrees to remove the [****] that applies on the tests to be performed by [****] during stability program for CTM and the 3 subsequent NDA batches.

Terms of payment:

Work related to items 1 to 5 will be invoiced on a quarterly basis based on the time-point reports and other stability activity that was completed during the quarter. Each time point tested will be indicated on the invoice.

2.	The customer requested the preparation of capsules of analytical placebo to include in the stability programs.

Task	CTM 100K	NDA 300K
Stability GMP set-up fee ($500/condition)	$1500	$1500
Master batch record for manual encapsulation ($1000/document)	$1000	N/A
Manual encapsulation (Time based: 12hrs @ $110/Hr)	$1320	$1320
Modification of stability protocol + change control ($1000/document)	$1000	N/A
Subtotal	$4820	$2820

Cost for this Item:                        $7 640

Terms of payment: 100% at completion of work.

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51

Approved by RedHill:	/s/ Ori Shilo	July 23, 2012
	Ori Shilo, VP Finance and Operation	Date

	/s/ Dror Ben-Asher	July 23, 2012
	Dror Ben-Asher	Date

7810962 Canada Inc.:	/s/ Paule Clermont	July 24, 2012
Paule Clermont, Head Clinical Operation Date

Supply Agreement - CUSTOMER

52

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 11

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

1.	The customer requested to perform [****] operation ([****] ) on the blend for RHB-104 lot [****] .

Cost:

[****]	[****]
[****]	[****]
[****]

Cost for this Item:                  [****]

Terms of payment: 100% at completion of work.

Approved by RedHill:	/s/ Ori Shilo	August 21, 2012
	Ori Shilo, VP Finance and Operation	Date

	/s/ Uri Hananel Aharon	August 21, 2012
	Uri Hananel Aharon, CAO	Date

7810962 Canada Inc.:	/s/ Alain Guimond	August 19, 2012
	Alain Guimond, Dir. R&D	Date

Supply Agreement - CUSTOMER

53

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Amendment 12

to

7810962-Redhill RHB-104 Agreement (Uman)

This amendment outlines changes to the original “Research and Tech transfer, manufacturing and supply agreement for the RHB-104, Exhibit A, specific terms and conditions, signed on April 28th 2011 referred to as Agreement PO# 1692. Changes are listed in Bold Italic.

Purpose:

1.	The customer requested [****] . He also requested to ship a sample of [****] . Samples of the [****] that were used in the clinical batches are also requested. All these samples will be shipped to[****] .

Cost:

2.	The customer requested to perform a [****]

Cost: [****]

Cost: [****]

Terms of payment:                     100% at completion of work

Approved by RedHill:	/s/ Ori Shilo
	Ori Shilo, VP Finance and Operation	Date:	August 23, 2012

	/s/ Uri Hananel Aharon	Date:	August 23, 2012

Approved by 7810962:	/s/ Alain Guimond	Date:	August 21, 2012
Alain Guimond, Sr. Dir. R&D

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54

Exhibit 4.14

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CLINICAL SERVICES AGREEMENT

between

7810962 Canada Inc.

And

RedHill Biopharma Ltd

June 15, 2011

CLINICAL SERVICES AGREEMENT

This Clinical Services Agreement (“Agreement”) is made between

(1)	RedHill Biopharma Ltd., having its principle place of business at 21 Ha’arba’a St., Tel Aviv 64739, Israel (hereafter “SPONSOR”)

(2)	7810962 Canada Inc., having its principal office at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada (hereinafter “MANAGER”);

When signed by both parties, this Agreement will set forth the terms and conditions under which MANAGER agrees to provide certain services to SPONSOR as set forth herein.

Recitals:

a)	WHEREAS, MANAGER is in the business of providing services for the development of investigational new drugs; and

b)	WHEREAS, SPONSOR desires to contract with MANAGER, and MANAGER desires to be contracted by SPONSOR for the purposes of providing such services to assist SPONSOR in the execution of two clinical investigations of RHB-104, an investigational new drug (the “Drug”) and completion of other tasks as outlined in the attached exhibits; and

c)	WHEREAS SPONSOR agrees that MANAGER will engage the services of PharmaNet (which includes PharmaNet Canada INC. as the lead as well as PharmaNet LP and PharmaNet GmBH), (hereafter “PharmaNet”) as a third party subcontractor in order for MANAGER to deliver the deliverables of this agreement.

d)	WHEREAS, this Agreement is an appendix to and forms part of the Master Service Agreement executed between SPONSOR and MANAGER on 28th April 2011

Definitions:

“All Applicable Laws and Regulations” means all federal, state and/or local laws of the United States, and foreign countries having authority over the conduct of clinical studies, and the review of the data obtained under this Agreement, and which govern the conduct of clinical studies or other activities of MANAGER and PharmaNet in providing services under this Agreement. For studies conducted under an investigational new drug application (“IND”), applicable laws and regulations include, but are not limited to, 21 CFR Pts. 312, 50, 56, and 11 (and 65/65/EEC, 75/318/EEC, 91/507/EEC for studies conducted in a European Union member state) and all conditions of approval imposed by the reviewing IRB/Ethics Committee and FDA and other authorities.

“Drug” means RHB-104 and placebo as defined in SPONSOR Protocol.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

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“Investigator” means licensed physician who is a qualified clinical investigator willing and able, and engaged by PharmaNet with the prior written approval of SPONSOR in accordance with the Agreement to conduct a clinical investigation of the Drug as set forth in the Study.

“PharmaNet” means the entity identified above as PharmaNet, including any of its Subsidiaries performing Services under this Agreement pursuant to Article 15 below.

“Proposal” means the document wherein MANAGER sets forth its obligations to SPONSOR as well as the costs associated therewith, attached hereto as Exhibit A.

“Protocols” means the relevant INDs and their European equivalents, including IND number 73.479 approved by the FDA (and a similar CTA and/or European IND-equivalent to be approved by the MHRA and/or any other European Regulatory Authorities) entitled (in the case of the FDA IND) “[****] are detailed, wherein the regiments for the conduct of the respective Studies (defined below); and "Protocol" means either and/or some and/or all of them as the context requires.

“Regulatory Authorities” means the United States Food and Drug Administration (“FDA”), or other foreign or domestic judicial, governmental or regulatory bodies having jurisdiction over the conduct of the clinical studies, or review of the data obtained from such studies, in which MANAGER is acting as a general contractor, project manager and scientific expert and PharmaNet is acting as a contract research organization (“CRO”) and, as such, MANAGER and PharmaNet are collectively providing services under this Agreement.

“Services” means the services to be provided by MANAGER to SPONSOR as described in detail in the Proposal, attached hereto and incorporated herein by references as Exhibit A.

“Site Agreement” means an agreement for the conduct of one or more clinical studies to be executed by (i) PharmaNet and (ii) clinical investigators and/or the institution at which such studies will be conducted.

“Subsidiary” means all entities controlled by MANAGER, as the case may be. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

“Studies” means the two sets of clinical testing procedures and conditions set out in the respective Protocols (defined above); and "Study" means either and/or some and/or all of them as the context requires.

TERMS

1.0	Obligations of PharmaNet; Other Matters.

(a)     Obligations of MANAGER. MANAGER will cause PharmaNet to conduct the Study in accordance with the Protocol and as outlined in the Proposal attached as Exhibit A. The Study will be conducted in accordance with All Applicable Laws and Regulations and in a professional manner, with due care and diligence in closely monitoring the Study.

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(b)     Transfer of Obligations. Pursuant to 21 CFR 312.52, SPONSOR transfers its obligations (as more explicitly detailed in Section 1 of this Agreement) for this clinical Study to MANAGER and MANAGER in turn transfers its obligations to PharmaNet and agrees that the same should be included on FDA Form 1571, Section 13 and any relevant European equivalent. In the absence of a signed agreement regarding the “Transfer of Obligations”, MANAGER will not consider the obligations to be transferred. MANAGER will perform and cause PharmaNet to perform its obligations hereunder in a professional, workmanlike and timely manner, as a contract research organization in accordance with 21 CFR 312.52 and in accordance with All Applicable Laws and Regulations, including but not limited to those administered by FDA. MANAGER will cause PharmaNet to take all reasonable steps to ensure that personnel it uses to perform its obligations under this Agreement are appropriately trained and qualified to monitor the progress of the Study in accordance with the terms of this Agreement. MANAGER will cause PharmaNet to agree to carry out diligently all transferred obligations. Furthermore, all duly accepted obligations as noted above become the responsibility of SPONSOR at the close of the project. The date of the “close of the project” will need to be agreed in writing in advance by the Parties.

(c)     Status Reporting. All of the herein above described services shall be performed in close cooperation with SPONSOR and MANAGER will cause PharmaNet to provide detailed status reports as provided in Exhibit A, which will include but not be limited to the status and issues of the Study and detailed minutes of all SPONSOR – MANAGER-PharmaNet meetings that took place during the relevant period (both in person and over the phone).

(d)     Clinical Supplies. MANAGER will cause PharmaNet to in a timely manner, having regard to the lead time for manufacture, inform MANAGER and SPONSOR or its designee when to supply the Investigators with the packaged and labeled clinical supplies of the Drug and other supplies as are agreed upon by SPONSOR and MANAGER for the timely completion of the Study ("Materials").

(e)     Use of Materials. MANAGER will cause PharmaNet to undertake that it shall not (i) use the Materials other than for the purpose of performing the Projects; (ii) make the Materials available to any third party; (iii) allow access to the Materials by any of its employees or students except those who are directly involved in performing the Projects;(iv) make any commercial use of the Materials or any composition made using the Materials; or (v) analyse or otherwise attempt to determine the composition of the Materials. Upon termination of the Agreement, any unused Materials shall, at SPONSORs option and sole discretion and expense, either be destroyed or returned to SPONSOR or its designee.

(f)     Regulatory Submission. If MANAGER or PharmaNet is to submit any information to Regulatory Authorities, including any INDs, whether to be sponsored by MANAGER, SPONSOR, PharmaNet or any Investigators, such regulatory submissions shall not be made without SPONSOR’s prior review and written pre-approval in its sole discretion, and any changes (other than entry of required information) also shall be subject to SPONSOR’s prior written approval.

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(g)     Investigator Services Agreements and Third Party Vendors. If MANAGER causes PharmaNet to execute or obtain the execution of any Investigator Services Agreements or third party vendor ("Third Party Agreements") on behalf of SPONSOR or in connection with the conduct of any study, such Third Party Agreements as well as any amendments thereto shall be approved in advance in writing by SPONSOR. MANAGER will cause PharmaNet to exercise due skill, care and diligence in selecting such investigators and third party vendors, and for clarity their approval by PharmaNet shall indemnify and hold harmless SPONSOR and MANAGER to the full extent that PharmaNet is indemnified and held harmless by such Investigator and third party vendor, and shall at SPONSORs sole option either take all reasonable steps to enforce such indemnities or permit SPONSOR to do so in MANAGERs and PharmaNet's name. MANAGER and PharmaNet shall not otherwise be liable for any Investigator or third party vendor errors, omissions or consequences there from, unless they arise from or are due to the negligence actions/inactions or willful misconduct of MANAGER or PharmaNet or from MANAGERs or PharmaNet's failure to follow the applicable protocol.

(h)     Services Oversight. MANAGER will cause PharmaNet to procure that any Investigators, third party vendors and permitted subcontractors (each, a "Relevant Third Party") shall, at all times make available to SPONSOR, or to the responsible regulatory authority, relevant records, programs and data as may reasonably be requested by SPONSOR to enable SPONSOR to have ongoing oversight of the Services. In addition to its rights of inspection under Section 8.0, MANAGER shall cause PharmaNet to allow SPONSOR or his designee to have the right upon reasonable advance notice to PharmaNet to visit any of the facilities where PharmaNet or a Relevant Third Party are conducting the Services in order to monitor the operations of PharmaNet and Relevant Third Parties, to assess compliance with All Applicable Laws and Regulations. During such visits, MANAGER will cause PharmaNet will facilitate SPONSORs or its designee’s right to inspect the work being done and materials used, to observe the procedures being followed, to examine the books, records and other source data relevant to the Services. MANAGER will cause PharmaNet shall procure and ensure that all its subcontractors comply with this provision.

2.0	Invoicing and Payment of Professional Fees and Expenses. (A) Invoicing. MANAGER shall invoice SPONSOR once monthly. Monthly invoices should include a clear and detailed breakdown of all relevant costs and fees as set forth in the Milestone Payment Schedule attached and incorporated herein as Exhibit A (the “Monthly Invoices”). For the avoidance of any doubt, any expenses included in any of the above mentioned invoices submitted by MANAGER must be set forth in budget of Exhibit A. Each Monthly Invoice shall be accurate and itemized in sufficient detail to permit independent auditing and verification that the work covered by such Monthly Invoice has been properly performed. All expenses, investigator grants and pass-through costs shall be included in the Monthly Invoices on an “as-paid” basis, without any added overhead, management fee and/or profit factor whatsoever.

If the Monthly Invoice encompasses different separate invoices related to the relevant month, the different invoices will be mailed to SPONSOR simultaneously, itemized on the basis of the following categories (a) PharmaNet fees; (b) Investigator grants-Quebec; (c) Investigator grants-rest of Canada; (d) Investigator grants- non-Canadian (e) pass through costs – Canada (f) pass through costs - non-Canadian.

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(B) Payment. Within thirty (30) days following the date of the relevant Monthly Invoice, SPONSOR will make one monthly payment for all the valid and undisputed invoices covered by the Monthly Invoice, in a single payment of the relevant amount in USD to a single account destination, the details of which shall be provided by MANAGER together with the Monthly Invoice. MANAGER will charge a late payment fee of 0.5% per month, or the maximum amount permitted by law if less than 0.5% per month, for any payment not received within thirty (45) days from date of the relevant Monthly Invoice is due. If any portion of a Monthly Invoice is disputed, then SPONSOR shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount within (60) days of date of the relevant Monthly Invoice.

All payments shall be made in US Dollars by direct transfer and shall be made free of any applicable local, withholding taxes, charges or remittance fees.  Invoices will be inclusive of applicable taxes as determined by local laws and regulations (“Local Taxes”), provided, however, that MANAGER identifies and specifies, prior to the execution of this Agreement any and all such Local Taxes. As of the date hereof, MANAGER has indicated that the only Local Taxes which impact the Services will be VAT which will be incurred on "de minimis" local travel expenses in multiple foreign jurisdictions by personnel assigned to work on the study in the course of performing the services which such VAT will be passed through to the SPONSOR up to a maximum of US$1000 of "de minimis" expenses per country per month. Further, for all other expenses in which MANAGER or PharmaNet incurs VAT charges or equivalent sales taxes, MANAGER will not pass through these VAT charges or sales taxes to SPONSOR and MANAGER will cause PharmaNet to assume the responsibility to claim back the VAT or other sales taxes from the relevant countries. For the avoidance of any doubt and notwithstanding the foregoing, SPONSOR is not responsible for any Local Tax not specified in the preceding sentence; provided however, any change in (a) the relevant tax laws or (b) scope of the Services which results in a Change Order (as defined below) shall render the preceding sentence subject to further updating which may be performed in such Change Order. Notwithstanding the foregoing, SPONSOR has the option, at its sole discretion, to pay the equivalent amount in the same currency in which Pass-Through costs and expenses were incurred by MANAGER.

3.0	Change Orders. During the performance of Services under this Agreement, SPONSOR may request that additional or new Services be performed by MANAGER or there may arise a material change in the assumptions upon which the Agreement is based (including, but not limited to, changes in an agreed starting date for a project or suspension of a project by SPONSOR). Such changes, provided they are sufficiently material and are not negligible, require changes to the budget and/or timelines. To the extent that either of these circumstances results in the total budget (fees, expenses and pass-through costs) being exceeded, prior written approval (“Change Order”) must be obtained from SPONSOR before any additional costs are incurred.

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Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon agreement by both parties, and MANAGER will be given a mutually acceptable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Notwithstanding the above MANAGER may begin initiating proposed changes before a formal Change Order is fully executed if SPONSOR determines it is necessary to initiate the changes immediately and provides MANAGER explicit written instructions (i.e. instructions by letter or fax)) to initiate the changes.

4.0	Term. This Agreement shall commence on the date of execution and shall continue until all Services are completed by MANAGER and all payments are made by SPONSOR in accordance with this Agreement, or until terminated by either party in accordance with Section 14.0 below.

5.0	Confidentiality.

(a) Scope. It is understood that during the course of this Agreement, MANAGER and its employees may be exposed to data and information, including data and information developed as a result of the Services provided under this Agreement (including, but not limited to, all draft and final case report forms, dictionaries, reports, site agreements, Study documentation, audit and monitoring records, and all electronic records of Study data and documents), all of which are confidential and proprietary to SPONSOR. All such data and information (hereinafter “CLIENT Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, developed or otherwise made known to MANAGER and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of SPONSOR. All confidential information relating to the MANAGERS business shall be handled as described in the Master Service Agreement signed between the Parties on 28th April 2011.

(b) Obligations. The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Notwithstanding the provisions contained within this Section 5.0, SPONSOR may use the prices provided hereunder and amounts paid for the Services for its internal budgeting, estimation and bidding processes, and SPONSOR and/or its designees may disclose same to the extent required by securities and other laws. Except as otherwise requested, upon expiration or termination of this Agreement and/or upon SPONSORs request, MANAGER shall immediately and unconditionally deliver all SPONSORs Confidential Information to SPONSOR. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten years after the return of all SPONSORs Confidential Information.

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(c) Exceptions. The foregoing obligations shall not apply to Confidential Information to the extent that it is clearly and convincingly shown that such Confidential information: (a) is or becomes generally available to and known by the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party other than in connection with this Agreement on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) to the extent it is required by law or court order to be disclosed provided, however, that the receiving party shall make the best effort to provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

6.0	Ownership of Inventions and other Intellectual Property.

(a) SPONSORs Rights. As between MANAGER and SPONSOR, all data, information, reports, and any discoveries, inventions, works of authorship, ideas, suggestions that may evolve from the data and information described above that are generated as the result of Services performed by MANAGER under this Agreement or through the use of or access to SPONSORs Confidential Information (collectively “Developments”), shall initially be the property of MANAGER. but will be immediately sold and assigned to SPONSOR once the Developments come into existence. MANAGER hereby sells and assigns to SPONSOR all of MANAGERs right, title and interest to the Developments and any related patents, copyrights and other intellectual property rights. The cost of sale and assignment of the Developments is included in the amount that SPONSOR agrees to pay MANAGER as described in EXHIBIT A. Once the Developments are assigned by MANAGER to SPONSOR they then become the sole and exclusive property of the SPONSOR. The SPONSOR shall have the right to use such Developments for any and all purposes, and shall have the full, unrestricted right to assign, license or otherwise transfer any such Developments and the deliverables without any further payment to MANAGER. Parties hereby acknowledge and unconditionally agree that the transfer and assignment of the Developments and any related patents, copyrights and other intellectual property rights as contemplated by this clause will occur automatically, irrespective of any dispute between the SPONSOR and the MANAGER (and or any other party) and irrespective of the payment by the SPONSOR of the amounts set forth in Exhibit A.

(b) MANAGERs Rights. Notwithstanding the foregoing, SPONSOR acknowledges that MANAGER’s third party subcontractors including PharmaNet possesses or may in the future possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer program source code (written in SAS, SQL, or other computer languages), procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by MANAGER’s third party subcontractors including PharmaNet and which relate solely to their business or operations (collectively “Subcontractor’s Property”). SPONSOR agrees that any Subcontractor’s Property or improvements thereto which are used, improved, modified or developed by subcontractors under or during the term of this Agreement are the sole and exclusive property of such subcontractor. To the extent that Subcontractor's Property is employed by MANAGER in providing the Services and is necessary for the development and/or commercialization of the Drug, MANAGER shall cause PharmaNet or any other relevant subcontractor to grant to CLIENT or its designee a non-exclusive, perpetual, worldwide, fully paid up, royalty free, freely sub-licenseable and freely transferable license under such Subcontractor’s Property.

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(c) Data Retention. In addition to the delivery of data and information as set forth above, at the completion of Services by MANAGER, all materials and all other data owned by SPONSOR or its designee, regardless of the method of storage or retrieval, shall either be as elected by SPONSOR at its sole discretion (a) delivered to SPONSOR or its designee in such form as is then currently in the possession of MANAGER, subject to the payment obligations set forth in Section 2.0 hereof (provided, that under no circumstances shall MANAGER withhold any SPONSOR Confidential Information, and shall not withhold any other data, information, reports or other materials in the event that disputed payments or reasonable security in lieu for such amounts, are placed into an escrow account pending resolution of such dispute), or (b) disposed of, at the sole direction and written request of SPONSOR, in each case at no extra cost to SPONSOR. MANAGER, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials provided to SPONSOR as the result of the Services, to be used solely to satisfy regulatory requirements or to resolve disputes regarding the Services, provided that such copy is placed in an archive not electronically or physically available to MANAGERs personnel or others except as needed for and during the occurrence of any dispute for which reference to such archived copy is needed, and that the confidentiality obligations shall apply to the archived copy so long as it exists.

7.0	Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

8.0	Regulatory Compliance; Inspections, Warranties.

(a) Compliance. MANAGER agrees, represents, warrants and covenants that its Services and the services provided by PharmaNet will be conducted in compliance with All Applicable Laws and Regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and all applicable Regulatory Authorities and ICH guidance documents pertaining to the Services provided hereunder, and with the highest standard of expert care customary in the contract research organization industry, but no less than professional level of services, and to the extent not in conflict with any of the foregoing, with all applicable MANAGER or PharmaNet procedures.

MANAGER hereby certifies that neither it nor any of its officers, directors, owners, principals or employees or those of PharmaNet has been debarred by Regulatory Authorities or any other regulatory agency (each, a "Regulatory Agency") under applicable regulatory requirements.

MANAGER hereby certifies that it has not and will not use or allow PharmaNet to use in any capacity the services of any individual, corporation, partnership, or association who:

(i)	is under investigation by any Regulatory Agency under any applicable regulatory requirements; or

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(ii)	has a disqualification hearing pending or has been disqualified by any Regulatory Agency under any regulatory requirements.

If during the term of this Agreement, any person or entity referred to in Section 6(a)(i) or 6(a)(ii):

(i)	comes under investigation by any Regulatory Agency for debarment or disqualification;

(ii)	is debarred or disqualified by any Regulatory Agency; or

(iii)	engages in any conduct or activity which could lead to any of the above- mentioned disqualifications or debarment actions

MANAGER shall immediately notify or cause PharmaNet to immediately notify SPONSOR in writing of same.

MANAGER further certifies that it will not knowingly employ any person or entity who is not properly qualified/licensed under/by directly applicable laws, training, experience and supervision to carry out the tasks they are assigned in connection with this Agreement and further, MANAGER will cause PharmaNet to do the same.

Unless prohibited from doing so, SPONSOR shall notify MANAGER promptly in writing of any Regulatory Authorities or other governmental inspection or inquiry concerning the Services or which may reasonably affect the performance of the Services.

(b) Inspections. If any governmental or regulatory authority conducts, or gives notice to MANAGER or PharmaNet or a Relevant Third Party of its intent to conduct, an inspection at any investigational site or to take any other regulatory action with respect to any Study or Services, or which may reasonably affect the performance of the Services or the Study, provided under this Agreement, MANAGER will promptly notify SPONSOR, and, where reasonably practicable, MANAGER will notify SPONSOR prior to complying with such a demand or request. SPONSOR, however, acknowledges that it may not direct the manner in which MANAGER fulfills its obligations to permit inspection by governmental entities. MANAGER shall in all cases promptly inform SPONSOR in writing of any Regulatory Authorities or other governmental inspection or inquiry (including any Warning letters, FDA-483s, and EIRs) concerning any of the Services provided by MANAGER or any subsidiary or Relevant Third Party providing Services under this Agreement.

(c) Audits. During the term of this Agreement, MANAGER will permit and will procure that each Relevant Third Party permits SPONSORs representatives (unless such representatives are competitors of MANAGER or Relevant Third Parties) and SPONSOR to examine or reasonably audit the work performed hereunder, the facilities systems and equipment at or with which the work is conducted, and personnel, procedures, programming, and records related to such work, upon reasonable advance notice during regular business hours to determine that the Study assignment is being conducted in accordance with the agreed requirements and that the facilities are adequate.

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(d) Electronic Systems. MANAGER will ensure that PharmaNet represents and warrants that all computer systems and electronic records used by PharmaNet or its subsidiaries or delivered to SPONSOR: (i) have been and shall be developed, validated, established and maintained in full accordance with applicable Regulatory Authorities regulations (including 21 CFR Part 11), requirements and guidance documents; (ii) are not subject to any errors, anomalies or impairment in connection with the use, calculation, representation or handling of any form of date related information or upon, across or after any date; (iii) are free of any unintended programming (including computer viruses and other harmful programming) and for any electronic records delivered to SPONSOR any form of lock or other access or use control which may impair SPONSORs full and unconditional use of such electronic records; and (iv) are free of any lien or license or any requirement to obtain any license for their use or products needed for their use (except for such readily available software licenses normally required for the products used to handle and use such electronic records).

9.0	Conflict of Agreements. MANAGER represents to SPONSOR that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, MANAGER agrees that it will not enter into any agreement to provide Services which would in any way prevent it from providing, or interfere in any way with its ability to provide, the Services contemplated under this Agreement.

10.0	Publication. Study results may not be published, presented or referred to, in whole or in part, by MANAGER, its subsidiaries and PharmaNet without the prior expressed written consent of SPONSOR, which SPONSOR may withhold in its sole discretion. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior written consent.

11.0	Limitation of Liability. Under no circumstances shall either party be entitled to loss of profits, loss of revenue, incidental, indirect, consequential or special damages under any theory of law (including, but not limited to, contract, negligence, tort liability and strict liability in tort) arising in connection with such default or breach of its obligations under this Agreement, or any documents related thereto.

12.0	Indemnification by MANAGER. MANAGER shall indemnify and hold harmless SPONSOR, entities having the rights to the Drug, and their respective Affiliates, directors, officers, employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations under this Agreement; (B) any negligence or willful misconduct by MANAGER, except to the extent that any of the foregoing arises out of or results from the negligence, willful misconduct or breach of this Agreement by of SPONSOR.

13.0	Indemnification by SPONSOR. SPONSOR shall indemnify and hold harmless MANAGER, its Affiliates, directors, officers employees and agents from and against all Losses arising out of or resulting from MANAGERs performance of the Services under this Agreement, which Services are performed in accordance with the Protocol, the written instructions of SPONSOR and All Applicable Laws and Regulations, or from any breach of its representations, warranties or obligations under this Agreement, except to the extent that any of the foregoing arises out of or results from the negligence, willful misconduct or breach of by MANAGER of its representations, warranties or obligations under this Agreement.

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14.0	Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (the “Indemnified Party”): (A) promptly notifying the indemnifying party (the “Indemnifying Party”) of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure; (B) cooperating with the Indemnifying Party in the defense of any such claim or liability (at the Indemnifying Party’s expense), and (C) not compromising or settling any claim or liability without prior written consent of the Indemnifying Party. The liability of an Indemnifying Party with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in articles 12, 13 and 14 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 14 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder and which contains no admission of fault or wrongdoing. No Third Party Claim shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnified Party, or would otherwise result in liability of, or have an adverse impact upon, such Indemnifying Party.

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15.0	Termination.

(a) Termination by either party. This Agreement may be terminated by either SPONSOR or MANAGER at any time during the term of the Agreement if the other party commits a material breach of its contractual obligations under this Agreement. If the basis for termination is the material breach of a party’s contractual obligations, the non-breaching party must provide the breaching party prior written notice (setting out the alleged breach), specifying the nature of the breach, and allow the breaching party thirty (30) days from the receipt of such notice to take remedial actions to cure such a material breach. If such breach has not been substantially cured as measured by reasonable standards of performance within the thirty (30) day period, then the non-breaching party is thereafter empowered to terminate this Agreement. Additionally, either party may terminate this Agreement by written notice to the other party if: (a) that other party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement); (b) a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of that other party under the laws of any applicable jurisdiction; or (c) any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws, or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to that other party.

(b) Termination by SPONSOR: In addition to termination of the Agreement in accordance with clause (a) above, SPONSOR shall have the right to terminate this Agreement at any time without cause by giving MANAGER at least forty five (45) days prior written notice of the effective date of such termination.

(c) Procedure. Upon receipt of a written termination notice under this Section 15.0, the parties will work diligently, in good faith and in cooperation with each other, to devise a joint plan (“Plan”) to coordinate the orderly termination of the Agreement. The purpose of this Plan is to safeguard patient safety, continuity of patient treatment, to comply with All Applicable Laws and Regulations and immediately cease any and all expenses and costs related to the Studies and/or Services that are not absolutely necessary to continue (as a result of legal and ethical requirements) upon termination. Accordingly, as from the receipt of a termination notice, MANAGER shall use its best efforts to limit further expenses, and in particular (i) no new sites shall be started up without SPONSORs approval, (ii) no new patients shall be enlisted without SPONSORs approval, and (iii) only those reports and analysis that SPONSOR specifically requests in writing will be produced. After the parties have jointly agreed to the terms of the Plan in writing, the parties will carry out the work necessary for the orderly closeout of the Study pursuant to the Plan terms. As part of the Plan, MANAGER will perform a reconciliation of all activities performed for uncompleted milestones or units of work, and the parties shall negotiate in good faith (i) payment for partially completed milestones and units and (ii) all costs and expenses actually related to the close out activities of this Agreement, provided that in the event of termination by SPONSOR under Section 15.0(a) (breach or insolvency of MANAGER), MANAGER shall not be entitled to any further payments not already accrued. Any unused funds previously advanced by SPONSOR shall be returned forthwith after the final reconciliation.

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(d) Withdrawal of authorization. If the authorization and approval to conduct the Study hereunder in the United States or in other jurisdiction is withdrawn by the U.S. Food and Drug Administration or other duly empowered government agency or if the emergence of any unanticipated significant safety issue with the drug is of such magnitude or incidence to warrant termination, this Agreement may be terminated by either party. Under such circumstances, SPONSOR shall also pay according to rates to be pre-agreed by the Parties, for any MANAGERs or PharmaNets personnel assigned hereunder, subject to pre-approval in writing by SPONSOR, from the date of the notice of termination until the completion of the Plan.

16.0	Relationship with Subsidiaries. SPONSOR agrees that MANAGER may allow PharmaNet to use the services of its or PharmaNets corporate subsidiaries to fulfill Managers obligations under this Agreement upon prior written notice to SPONSOR and with SPONSORs prior written consent, which will not be unreasonably withheld and provided that MANAGER shall be responsible for ensuring the performance of such subsidiary. Any subsidiary so used shall be subject to all of the terms and conditions applicable to MANAGER under this Agreement, and entitled to all rights and protections afforded MANAGER under this Agreement. PharmaNet agrees that any of SPONSORs subsidiaries may use the services of MANAGER (and its subsidiaries) under this Agreement. In such event, such SPONSORs subsidiaries shall be bound by all the terms and conditions of this Agreement and be entitled to all rights and protections afforded SPONSOR under this Agreement executed by such subsidiary.

17.0	PharmaNet Personnel. MANAGER shall assign and cause PharmaNet to assign key Study personnel (“Key Personnel”) to the Studies carried out under this Agreement, including, where applicable: (i) Project Manager, (ii) Study Monitors, (iii) Medical Reviewer; and (iv) Chief Statistician. The Key Personnel for each Study shall be named in the applicable Proposal, and shall be persons who MANAGER represents are qualified and well trained and experienced in the performance of both their assigned tasks and in the performance of those tasks in connection with the type of study, and where possible, with the clinical indication for such study that is the subject of this Agreement. During the term of this Agreement, so long as the Key Personnel remain employed by or contracted by MANAGER, PharmaNet or its subsidiaries, they shall not be removed from SPONSORs Studies, except with SPONSORs consent which will not be unreasonably withheld. MANAGER acknowledges and will cause PharmaNet to acknowledge that Dr. Wolfgang Renz, one of its executives, is also a shareholder of SPONSOR. MANAGER will ensure and cause PharmaNet to ensure that Dr. Renz is not involved in performing the Services and the Study and will not have access to any information related to it.

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18.0	Cooperation; CLIENT Delays; Disclosure of Hazards. SPONSOR shall forward to MANAGER in a timely manner all data and information known to SPONSOR and in SPONSORs possession or control and which SPONSOR is aware is reasonably necessary for MANAGER to conduct the Services. MANAGER shall forward to SPONSOR in a timely manner all data and information known to SPONSOR and in its possession or control and reasonably necessary for or relevant to SPONSOR to utilize the Services, and results of such Services, or the Study to which the Services relate. If SPONSOR fails to provide data and information in its possession or control that are necessary for MANAGER to complete the services under this Agreement, after having been notified in writing thereof by MANAGER (such writing identifying both the need for the data and information and the risk of delay), MANAGER shall not be liable to SPONSOR nor be deemed to have breached this Agreement for delays or other consequences to the extent arising from SPONSORs failure to timely provide documents, materials or information in SPONSORs possession.. CLIENT shall not be liable to SPONSOR nor be deemed to have breached this Agreement for errors, delays or other consequences arising from MANAGERs failure to timely perform its obligations or to otherwise cooperate with SPONSOR.

SPONSOR acknowledges that, if it materially delays or suspends performance of the Services, then the personnel and/or resources originally allocated to the Study may be re-allocated, and MANAGER will not be responsible for delays due to required re-staffing or re-allocation of resources. If MANAGER intends to re-allocate or re-staff personnel and/or resources allocated to the Study, it shall not do so until after having given prior written notification at least 14 (fourteen) days before proceeding to such re-allocation or re-staffing. If SPONSOR wishes to retain the personnel and/or resources allocated to the Study during the material delay or suspension, then subject to SPONSOR pre-approval in writing at the relevant time, SPONSOR will pay the standard hourly rates of the allocated personnel during the materially delay or suspension. This cost would be exclusive of the budget contained in Exhibit A. If MANAGER will be responsible for handling SPONSORs investigational drugs, SPONSOR shall provide MANAGER with all information reasonably known to it regarding known or potential hazards associated with the use of any substances supplied to MANAGER by SPONSOR.

19.0	Adverse Experiences. In the event a patient enrolled in the project suffers an illness or injury which MANAGER, the Investigator, PharmaNet and SPONSOR reasonably determine and agree to be an adverse experience to the Drug, SPONSOR to pay all necessary and reasonable medical expenses directly associated with the emergency medical treatment of such adverse reaction. In the event that diagnostic procedures are reasonably required to determine whether the patient’s symptoms are an adverse reaction to the Drug, SPONSOR shall pay the reasonable expenses of such diagnostic work-up. Payments under this Paragraph shall be in addition to the payments specified in this Agreement. Further MANAGER shall be under no liability whatsoever to SPONSOR, its Affiliates, directors, officers employees, agents and third party providers (whether in negligence or otherwise) for any expense, loss, damage or injury of any kind (including, without limitation, any loss of profit or consequential damage) sustained by PharmaNet its Affiliates, directors, officers employees, agents and third party providers for personal injury to a subject directly caused by use of the Drug during the course of the Study, including, without limitation, the harmful or otherwise unsafe effect of the Drug.

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20.0	Force Majeure. In the event either party shall be delayed or hindered or prevented from performing of any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent or mitigate, including failure of power or restrictive government or judicial orders (except for those arising from PharmaNet actual or alleged violation of applicable laws or regulations), or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act shall be extended for the reasonable period of such delay, and either party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay.

21.0	Notices and Deliveries. Any notice required or permitted to be given hereunder by either party shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Redhill: RedHhill Biopharma Ltd. 21 Ha’arba’a St., Tel Aviv 64739, Israel Attention: Ori Shilo, VP Finance & Operations Facsimile: +972 3 7255 723	If to 7810962 Canada Inc : Dr Alain Guimond 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada

22.0	Insurance. The parties shall maintain insurance in an amount reasonably adequate to cover their obligations and liability under this Agreement, and in no event less than the minimum amount of insurance required by applicable law, and shall provide each other a certificate of insurance showing that such insurance is in place. Without limiting the generality of the foregoing, SPONSOR shall maintain and MANAGER shall cause PharmaNet to maintain products liability insurance with coverage of not less than $[****], which coverage shall be in force during the Services and for the greater of the expiration of the applicable statute of limitations where the Services under the Agreement are being performed or [****] after the completion of such Services. Notwithstanding the above, if SPONSOR fails to maintain the above reference insurance SPONSOR will be liable to MANAGER for any losses resulting from that lack of insurance coverage.

23.0	Assignment. Except as stated above in Section 15.0 and except as otherwise provided in any Site Agreements, neither party may assign, delegate, subcontract or transfer any of its rights or obligations under this Agreement to any third party without the express, written consent of the other party, other than in connection with (i) a merger, consolidation, sale of substantially all assets of the business to which this Agreement relates or other change of control transaction or (ii) a transfer by MANAGER to SPONSOR.

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24.0	Choice of Law and Enforceability This Agreement shall be governed by and construed in accordance with the laws of Quebec. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to the exclusive jurisdiction of the courts of Quebec. The parties further agree that all proceedings with regard to this Agreement will be in English.

25.0	Entire Agreement and Modification. This Agreement, its attachments, and exhibits referenced herein, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.

26.0	Non-Solicitation. Each party agrees that during the term of this Agreement and for a period of six (6) months thereafter, it shall neither directly solicit for employment any employee or contractor of the other party who the former party has met as a result of the other party’s obligations hereunder, provided however the foregoing shall not prohibit any employee from one party directly contacting the other party for employment or employment opportunities or from responding to published employment advertisements, and, under these limited circumstances, this restriction shall not prevent either party from interviewing and/or hiring such an employee.

27.0	Survival. The rights and obligations of the parties under Section (i) 5.0, 15.0, 22.0 and 26.0 in each case as stated therein; (ii) 2.0 insofar as it concerns the manner of payment and the payment of interest only; and (iii) 1.0(e), 1.0(g), 6.0, 10.0, 11.0, 12.0, 13.0, 19.0, 21.0, 24.0 and 25.0, shall survive any termination or expiration of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

REDHILL BIOPHARMA Ltd.	For 7810962 Canada Inc:

/s/ Dror Ben-Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond
Title: CEO	Title: Senior Director of Scientific Research

June 15, 2011	June 15, 2011
Date	Date

/s/ Ori Shilo
Name: Ori Shilo
Title: VP Finance and Operations

Date: June 15, 2011

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THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT A and B

This Exhibit to the Clinical Services Agreement (“Exhibit”) is made between:

(3)	RedHill Biopharma Ltd., having its principle place of business at 21 Ha’arba’a St., Tel Aviv 64739, Israel (hereafter “SPONSOR”)

(4)	7810962 Canada Inc., having its principal office at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada (hereinafter “MANAGER”);

When signed by both parties, this Exhibit will form an integral part of the Clinical Services Agreement executed between the Parties and will set forth the specific study objectives, study details and schedule and specific payment terms and conditions under which SPONSOR agrees that MANAGER will conduct and manage two Phase II/III clinical studies of RBH-104 in patients with MAP infected Crohns disease.

Terms:

SPONSOR agrees that Manager enters into a subcontract with PharmaNet on the terms set out in the Proposal to be executed between 7810962 Canada Inc. and PharmaNet as shown below in Exhibits A and B. For further clarity, SPONSOR agrees with the cost estimations described in Section IX of Exhibit A and agrees to the payment schedule as described in Exhibit B.

IN WITNESS WHEREOF, this Proposal has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

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REDHILL BIOPHARMA Ltd.	For 7810962 Canada Inc:

/s/ Dror Ben Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond
Title: CEO	Title: Senior Director of Scientific Research

Date: June 15, 2011	June 15, 2011
Date
/s/ Ori Shilo
Name: Ori Shilo
Title: VP Finance and Operations
Date: June 15, 2011

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EXHIBIT A

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Contents

I.	Executive Summary	23

II.	PharmaNet Overview

III.	The RHB-104 Program	25

IV.	Success Factors	27

IV.	Medical and Regulatory Considerations	29

V.	Operational Strategies	34

VI.	Experienced Project Team	43

VII.	Relevant Experience

VIII.	Program Timelines

IX.	Summary of Tasks and Deliverables	44

X.	Key Parameters and Assumptions	44

XI.	Costs	57

Appendices

Appendix A      Project Team Curricula Vitae

Appendix B      Draft Payment Schedule

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I.	Executive Summary

PharmaNet is pleased to present to 7810962 Canada Inc a proposal for participation in two studies (Phase II and Phase III of RHB-104 to treat patients with Crohn’s Disease who are positive for MAP (mycobacterium avium subspecies paratuberculosis) Infection. They are entitled:

[****]

It has been determined that, generally speaking, the two studies will run, for the most part, in parallel for a combined program. As a result, PharmaNet has prepared the cost as one global study introducing strategic, operational, and budgetary efficiencies accordingly. [****]. Based on the information provided by the client in the request-for-proposal documents received on 5 January 2011, as well as internal discussions at PharmaNet, we believe that the PharmaNet team will be a valuable contributor to the successful completion of these studies for the following reasons:

[****]

▪	Strong Project Management – PharmaNet is able to offer an exceptionally strong Global Director and a Project Manager experienced in the conduct and management of clinical research studies. [****] is based in Canada and will be assigned as the Global Director for the combined program and regional Project Manager for the North American study. [****] . [****], will be assigned as the Project Manager for the European study. She brings [****]. She is ideally positioned in Israel to facilitate communication with The Client and ensure the smooth conduct of this important study. [****] More information on the proposed team, and its structure, can be found in Section VI.

▪	Gastroenterology Experience – PharmaNet has conducted over 40 gastroenterology trials involving approximately 1,000 sites and 7,500 patients with disorders such as Ulcerative Colitis, Crohn’s disease, C. difficile infections, and Irritable Bowel Syndrome. This experience has enabled the PharmaNet teams to build strong long-standing relationships with Investigative sites, opinion leaders, key gastroenterology groups, and ancillary service providers that all do research in the area of GI disease. Furthermore, it has helped the team to forge a bespoke strategy for the execution of these studies, as detailed in Section VII.

▪	Strong Relationships with Investigator Community – PharmaNet has developed a strong network of highly skilled and productive gastroenterology sites familiar with specialized tests standard to diagnosing patients with Crohn’s. This network has been cultivated through long-standing working relationships. At PharmaNet we work closely with the sites to support the meeting of enrollment goals and remain top on their list for repeat work. PharmaNet can easily support the client in the identification of potential sites for this trial.

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▪	A high-level Project Steering Committee (PSC), which would include select PharmaNet and the client senior managers, will ensure that the client and The Client have access to high level decision-makers throughout the life of the program and relationship. The application of a PSC to this program is a PharmaNet added-value at no cost to the client.

PharmaNet believes that the involvement and commitment of senior management is essential to the success of both developing business relationships and also conducting large-scale global studies. As a general business practice, PharmaNet encourages communication between senior management in this way.

Regular PSC meetings will:

o	Further promote a productive and cooperative relationship between the client and PharmaNet;
o	Review the overall status of this program, including quality, timeliness of deliverables, and adherence to the budget;
o	Provide bilateral feedback on team performance;
o	Provide a venue for addressing issues regarding the client –PharmaNet team dynamics.
o	Any other issues as requested by the team leaders or by senior management.

PharmaNet’s proposal addresses the client’ request to [****].The final deliverable to the Client will be a completed Clinical Study Reports (CSRs).

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II.	The RHB-104 Program

PharmaNet understands the client’ objectives for the RHB-104-01 program. Our understanding arises from conversations with the client as well as our long standing experience in this area of clinical research. As such, the team proposed for this combined program, know that the primary objectives of these studies:

[****]

•	To meet the timelines as set out by the client.

•	Performing the study in the most time and cost efficient way whilst ensuring that all resources are maximized.

To achieve the aforementioned goals, and ensure a consistent approach while realizing the uniqueness of each study, the client and PharmaNet will closely develop a program management structure, with senior level oversight. Items to address in this type of model will include:

•	Integrated Senior Management oversight from an operational perspective for the studies. PharmaNet will provide high level senior operational oversight to serve as a partner with The client to monitor program progress and to discuss and advise on appropriate corrective actions as needed to support the success of the program. This support will be led by [****] who will support both the management of the client relationship as well as the operational management of ensuring project metrics are being met and team performance is of the highest quality.

•	A high-level Project Steering Committee (PSC), to include select PharmaNet and the client and its designees senior management, ensuring that the client has access to all levels of decision-makers throughout the life of the program and the ongoing relationship. The application of a PSC to this program is a PharmaNet added-value at no cost to the client.

•	An issue-escalation and communication plan, so that successes and challenges on both studies can be relayed to the global project team for consistency.

•	Reporting formats, including frequency, format, content, and distribution lists will be standardized to allow for consistent project communications.

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Since it has been agreed that the client and PharmaNet move forward with an integrated model, utilizing the tools outlined above, efficiencies in both cost and resources will be achieved in the following areas:

•	A more efficient management structure, with a reduction in the overall Full-Time Equivalent (FTEs) for project management, and an overlap in many resources at meetings.

•	Significant efficiencies in the development of Case Report Form (CRF) pages and database development.

•	Standardization of templates for project plans, communication plans, monitoring plans and status reports.

•	Utilization of similar information between items in the Statistical Analysis Plan (SAP) and Clinical Study Report (CSR).

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III.	Success Factors

PharmaNet is an ideal partner for the client for the RHB-104-01 program from both a scientific and operational perspective. PharmaNet places a great deal of importance on integrity and strives to be as open as possible with regard to study planning and conduct, as well as budget estimation. There are several areas that differentiate PharmaNet from competitors for the successful completion of the RHB-104-01 program.

Strong and Qualified Management Team

PharmaNet recognizes the difference that people make in the successful execution of a clinical trial and prides itself on the professionalism and capabilities of its team members. We are pleased to present [****]

[****]

As these studies will be managed as a combined program, both the Global Project Director and Project Manager will work together to oversee staff in their respective regions. With significant timeline overlap, however, they will be able to ensure greater consistency and efficiencies across both regions, resulting in cost savings and a greater ability to manage their resources more closely across the two protocols.

In all cases, [****]

The proposed PharmaNet program team will be available to begin working on these studies immediately to ensure that all timelines are met as specified by the client. All start-up activities will be conducted in an expedited manner by the CRAs that have been assigned to this study.

PharmaNet’s Gastrointestinal Experience

PharmaNet’s experience in gastrointestinal studies makes it ideally positioned to conduct this study for the client. PharmaNet has managed over 40 studies in gastrointestinal disorders including Crohn’s disease, providing PharmaNet personnel with an understanding of the challenges involved in conducting studies in this indication. Of particular importance to the client is PharmaNet’s recent successful conclusion of a Phase IIIb study in patients with Crohn’s disease, including several of the countries we propose for the European study. See Section IV for more detailed information regarding PharmaNet’s gastrointestinal experience.

Pre-existing Relationships with Gastrointestinal Investigators

As a result of the aforementioned experience in the management of these gastrointestinal studies, we are very familiar with the investigator community that will be involved in these studies. These relationships ensure familiarity with PharmaNet’s monitoring processes and expectations, helping to support more productive monitoring visits and site communication. Moreover, PharmaNet’s experience with GI sites allows for the rapid identification of additional sites if necessary.

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Ensuring a Smooth Investigator Contracting Process

Another advantage of our familiarity with these sites and Investigators is our ability to expedite the investigator contract process. To ensure that this process runs efficiently, PharmaNet has an established dedicated group to manage all contract finalization activities.

To support successful contract finalization is to first identify a key contract contact person at each site who will work closely with the PharmaNet Grants & Contracts department. The PharmaNet team routinely includes a template contract with the regulatory document package, to allow for an early review by the site of our standard contract language. PharmaNet will then proactively work to obtain any potential language changes from the site for review. Any changes where no precedent has been set will be discussed with the client before agreeing to any contract wording.

Patient Recruitment Expertise

PharmaNet’s Patient Recruitment Group (PRG) is our recruitment, retention and site performance specialty division. PRG combines clinical and regulatory experience with marketing knowledge to augment recruitment and overall site performance on the study.

The PRG will create tools that support subject identification and evaluation within the site, facilitate effective communication about the study, and build study awareness. The nature and scope of these initiatives will vary depending on site characteristics. PharmaNet will work with site personnel to develop subject recruitment and retention strategies that are specific to each site’s situation.

Country Selection – [****]

The proposed country selection for the [****] study was made by PharmaNet after analyzing the requirements for that particular RHB-104-01 study, reviewing our recent working experience in this type of trial and identifying the countries successfully used in previous trials in this indication.

PharmaNet’s selection of [****] is based on:

[****]

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IV.	Medical and Regulatory Considerations

Medical Considerations

[****]

RHB-104 is a proprietary antibiotic drug combination utilized for the treatment of Mycobacterium Avium Paratuberculosis (MAP) infection in Crohn’s disease. RHB-104 was acquired from Sydney-based Giaconda [ASX: GIA] in August 2010 by Redhill Biopharma Ltd.

MAP infection is suspected as an underlying cause for Crohn’s disease symptoms in a portion of the Crohn’s patients.

Crohn’s Disease

Crohn’s disease is a chronic relapsing and remitting inflammatory disease of the gastrointestinal tract. In European countries the incidence is approximately 4.4 per 100,000 populations. In the US there is a reported 700,000 Crohn’s patients. Crohn’s disease is characterized by a granulomatous inflammation mostly affecting the ileocaecal (50%), colonic (30%) and ileocolonic (15%) parts of the bowel. Anal involvement can be the initial presentation in up to 5% of patients with Crohn’s disease, and over a lifetime as many as one third of patients will have symptoms or complications from involvement of the anoperineal region. Rectal involvement is frequently considered part of anoperineal disease.

Aetiology

The cause of Crohn’s disease is contentious, and there are no specific markers for the disease.

Aetiological factors are thought to include:

•	Over–expression of immune responses to antigens normally present in the gut (particularly bacterial antigens in the distal bowel).

•	The presence of an affected relative, as about 20% of Crohn’s Disease patients have an affected relative. Genes present at several distinct loci predispose to Crohn’s disease in families so there is a clear genetic component.

•	Immune mediated tissue injury.

Crohn’s disease is a disorder mediated by T lymphocytes, which arises in genetically susceptible individuals as a result of the breakdown of the regulatory constraints on mucosal immune responses to enteric bacteria. Infectious agents such as childhood measles may play a role in conditioning mucosal immune responsiveness and might trigger the disease. A specific infectious cause for Crohn’s disease has been sought, with candidates including Mycobacterium paratuberculosis and measles but the evidence is inconclusive.

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In the case of errors in immune regulation in the intestinal mucosa, the generally protective intestinal flora is thought to trigger an abnormal immune response and subsequently tissue injury. Activation of T cells and macrophages generates T-Helper type 1 cytokines, including Interferon (IFN) and Tumor Necrosis Factor (TNF) leading to the release and activation of metalloproteinases digesting the stromal tissue. These cytokines also challenge the epithelial barrier function and lead to the recruitment of neutrophils amplifying the tissue damage increasing the permeability and uptake of bacteria from the lumen of the gut.

Therapeutic Options for Crohn’s Disease

Traditionally, the treatment of patients with Crohn's disease has focused on decreasing symptoms, improving quality of life, and decreasing complications related to either the disease process or its therapy. Anal and perianal complications of Crohn's disease represent a major challenge for both the gastroenterologist and colorectal surgeon. Anoperineal disease is one manifestation of Crohn's disease that significantly adversely affects patient quality of life. Anoperineal involvement can lead to social isolation because patients have urgency, frequency, and stool incontinence that can be related to either the disease itself or the iatrogenic complications. Other symptoms of PCD include pain, soiling, sleep disruption, sexual dysfunction, and sepsis.

Many anti-inflammatory strategies have been employed in the management of Crohn’s disease. Conventionally, corticosteroids, salicylates and immunosuppressants such as cyclosporine have been used as first line therapy. Anti-cytokine therapies including anti-TNF are also now widely used.

Perianal disease (which can include skin tags, hemorrhoids, anal fissure, fistulae (including recto vaginal), perianal abscesses and strictures) is difficult to manage successfully and is often treatment resistant or will relapse after treatment is discontinued. Treatment failure can lead to proctocolectomy and ileostomy.

Azathioprine (AZA) and 6-Mercaptopurine (6-MP) are purine analogues that are frequently used to treat perianal fistulas. A meta-analysis of 5 controlled trials of AZA/6-MP for CD showed that 22 (54%) of 41 patients who received AZA/6-MP responded to treatment vs. only 6 (21%) of 29 who received placebo. The pooled odds ratio was 4.44 in favor of fistula healing. The incidence of adverse side effects in patients taking either 6-MP or AZA ranges from 9% to 15% and the more common of these events include infections, pancreatitis, neoplasm, bone marrow suppression, allergy and drug-induced hepatitis.

Anti-Tumor Necrosis compounds have been shown to be successful in healing fistulas in approximately 50% of patients and their use is associated with generally mild side effects, although the potential for developing infections limits their use in vulnerable patient populations.

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Cyclosporine and tacrolimus, which work by selective blockade of the activation of T-helper and cytotoxic lymphocytes, have also been used effectively for treatment of patients with fistulising Crohn's disease. Adverse events do limit their use, and include renal insufficiency, hirsutism, and transient hypertension. The majority of patients also developed mild parenthesis. Because of the high relapse rates and morbidity associated with these agents and the need for prolonged therapy in combination usually with other immunosuppressant, investigators have advocated them primarily as a "rescue therapy".

Mycophenolate Mofetil (MMF) is used for patients with refractory Crohn's disease who cannot tolerate AZA or 6-MP. This agent works by inhibiting purine synthesis in T and B lymphocytes. MMF appears to have a quicker onset of action than either AZA or 6-MP. A small number of studies have suggested beneficial effects of MMF in treating Crohn's disease, including patients with perianal fistulas. Minimal adverse effects have been associated with MMF and include rash, nausea, and diarrhea. However, in the transplant literature, an increased rate of lymph proliferative disorders has been reported among patients receiving MMF.

A number of studies have used methotrexate successfully to treat Crohn's exacerbations, but its use in treating perianal disease has not yet been defined.

Antibiotics, especially metronidazole and ciprofloxacin, are useful short-term therapies to decrease or stop drainage, but relapse is immediate on discontinuation. Metronidazole used orally is often associated with adverse effects such as a metallic taste and paraesthesia. Topical metronidazole would reduce the incidence of events associated with systemic administration such metallic taste which is known to affect compliance. It has shown to be effective in patients with perianal Crohn’s disease decreasing the Perianal Crohn’s Disease Activity Index and anorectal pain.

MAP infection and Crohn’s Disease

Since Crohn's disease bears significant similarities to known mycobacterial diseases in terms of the presence of granulomatous disease, clinicians have been attempting to treat Crohn's disease with anti-mycobacterial drugs since 1975. Early treatment regimes were composed of antibiotics chosen for their activity against Mycobacterium tuberculosis (MTB), although both in-vitro and in-vivo data for these antibiotics showed that they had little effect against Mycobacterium paratuberculosis (as Mycobacterium avium subspecies paratuberculosis (MAP) was known at that time). If cases of Crohn's disease were caused by infection with MAP, then it is not surprising that these early treatment regimes were, in general, failures.

In the 1980's, disease caused by Mycobacterium Avium Complex (MAC) became prevalent. During the 1980's, MAC became the leading cause of lethal infection in patients with Acquired Immune Deficiency Syndrome (AIDS). Clinicians attempted to treat these MAC infections with the only anti-mycobacterial drugs available, namely drugs active against Mycobacterium tuberculosis. Successes with these early regimes were rare, since MAC bacteria were either resistant to anti-MTB drugs, or quickly developed resistance.

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The outlook for patients with MAC disease improved greatly in the late 1980's, with the development of macrolides. Two of these macrolides, Clarithromycin and Azithromycin, were highly effective against MAC bacteria, and revolutionized the treatment of MAC infections. Although they were unable to eradicate MAC infections, they had such a strong inhibitory effect that the chances of the host's own immune system bringing the infection under control were greatly enhanced. However, development of macrolide resistance is a common problem, and there are still no antibiotics regimes available which are guaranteed to eradicate a MAC infection.

In the 1990's, a group of clinicians in England began treating Crohn's disease patients with anti-mycobacteria regimes which included macrolide antibiotics. To date, three groups of investigators have published results of open trials of anti-MAP treatment which includes macrolide antibiotics. These are:

1.	Giu et al, published the paper "Two year outcomes analysis of Crohn's disease treated with Rifabutin and macrolide antibiotics" in 1997. They treated 52 patients with a combination of Rifabutin and Clarithromycin/Azithromycin for between 6 and 35 months. They documented remission in 43 out of 52 patients studied, as measured by the Harvey Bradshaw Crohn's disease activity index. Of the 9 patients not in remission, 6 patients withdrew because of the severity of side effects, and 3 patients experienced no improvement.

2.	Borody et al published their paper ‘Treatment of severe Crohn’s Disease using antimycrobial triple therapy – Approaching a Cure?’ in 2002. They treated 12 patients with a combination of Rifabutin, Clarithromycin and Clofazimine. Their conclusion was that a reversal of severe Crohn's disease had been achieved in 6/12 patients using prolonged combination anti-MAP therapy alone. Three patients remain in long-term remission with no detectable Crohn's disease off all therapy. These results support a causal role for MAP in Crohn's disease while also suggesting that a cure may become possible.

3.	A trial conducted by Shafran in the USA, treated 29 Crohn's disease patients with a combination of Rifabutin and Clarithromycin. After three months of treatment, the investigators found that 8 of the 29 patients were in clinical remission, 9 of the 29 patients experienced marked improvement, 8 of the 29 patients experienced minor improvement, and 4 of the 29 patients had to be taken off the medication, due to intolerance of side-effects.

Regulatory Considerations

Regulatory management is critical to managing the timelines for this program. A clear and efficient strategy for study start-up will be critical for both studies. Pivotal to this will be a strong regulatory process designed to minimize costly delay through proactive issue identification and resolution as outlined below.

PharmaNet’s experience with over 300 initial submissions will enable us to set-up the best strategy for carrying out the submissions in Europe and North America on behalf of the client. PharmaNet understands the specific regulatory requirements and will ensure that clinical trial applications to Ethics Committees (ECs), Institutional Review Boards (IRBs) and Regulatory Authorities are formulated so as to expedite clinical trial approval in the shortest possible timeframe.

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PharmaNet will conduct steps in the regulatory process in parallel to expedite approval. For example, regulatory documents will be collected and translated simultaneously with the site qualifications process, and site contracts will be negotiated in parallel with regulatory submissions. Additionally, regulatory document templates will be prepared beforehand, in order to make the regulatory process more efficient.

The approximate overall time required for EC, IRB, and other regulatory approvals based on our current experience for the initially proposed countries is summarized below:

[****]

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28. Operational Strategies

PharmaNet has reviewed the RFP provided by the client. The following comments address operational considerations of the PharmaNet team.

Operational Management of the RHB-104 Program

PharmaNet has provided costs for the global management of RHB-104. The PharmaNet team agrees that one of the benefits of managing the studies as a one global program is that consistency in study management can be best achieved rather than managing the program as two separate studies with separate CRO vendors. The Project Manager in the North American study will serve as the Global Program Manager for the program overseeing the European study’s Project Manager to ensure consistency and standardization in all study activities. As mentioned, a Project Manager will be named in each region that will report into the Global Program Manager. Training can be provided in tandem during one training session by the PharmaNet Medical Monitor to both the North American and European teams to keep protocol understandings consistent, which in turn will support consistent interpretation of the protocol by team members and sites and maintain a consistency across monitoring of all sites worldwide.

Additionally, efficiencies can be recognized in the development of such key study templates/documents for both studies, as Visit Report templates, Monitoring Guidelines, CRF Completion Guidelines, CRF/eCRF design, CSR, Stat Analysis Plan. The Global Project Director will be responsible for drafting and finalizing a Project Plan that will detail all study processes and templates/documents that will be utilized across both programs. Efficiencies have been captured in the budget, however, as the scope and timing is further developed, these efficiencies may be increased.

Protocol Considerations

[****]

PharmaNet does not have all details of the entry criteria or schedule of assessments except that the[****]

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Strategic Considerations

After carefully analyzing the information contained within the clients RFP documentation, the proposed PharmaNet team will apply, at no additional cost whatsoever to the client, the following novel strategies for the successful and timely completion of these studies:

•	[****]

•	[****]

•	Create awareness of the studies on various websites and patient and other relevant organizations. Where regulatory authorities permit, the use of the Internet will allow patients to find information on the studies through Crohn’s Disease websites addressing the disease. The client may also wish to establish a patient orientated page with information about the drug and the studies within their corporate website.

•	Invite Investigators (family practitioners and gastroenterology specialists) to participate or refer patients into the studies through a personal letter from an opinion leader in the relevant country.

•	Produce an information package about the goals and objectives of the studies with key information (e.g. study protocol, case record form completion guidelines, patient questionnaires and selected literature about the the client compound to the investigators). This might also include useful items such as slide kits or CD ROMs on Crohn’s disease that the investigator could use, both as general educational material but also as a means of advertising the studies to peers. PharmaNet has considerable experience in developing these materials for our clients

•	Patients should be identified for participation through case finding activities such as dredging the practice database, writing letters to Primary Care Physicians (PCPs) or other potential referral centers advertising on the practice notice board.

•	Investigators’ contracts could contain certain incentives including grants for participation in scientific meetings or a publication policy for these studies.

Site Motivation and Education

In PharmaNet’s experience, thorough site training is critical for study success and such site training is included in proposal for the RHB 104 study. We have previously generated and delivered Informed Consent Workshops to research staff and have found these to be very well received and regarded as highly valuable to the site staff, helping to focus them on the importance of this process. Within these workshops, Key Opinion Leaders (KOLs) and higher-recruiting sites are often asked to share their experiences. Also, PharmaNet has initiated workshops and “lessons learned” sessions for study site personnel in pediatric studies which have been well received and can be implemented in the proposed studies. These have been performed by the CRAs on the team, in the past.

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PharmaNet CRAs have demonstrated excellent organizational and motivational skills in building relationships with study sites and will support the study teams to develop strategies to address concerns such as balance of risk/benefit, concerns with the specific tests and assessments, blood draws, and interference with vacation schedules. Sites will be encouraged to communicate openly with patients and effectively address any concerns. The CRA team will stay in close communication and discuss the requirements of the study staff. They will serve as the study operations facilitator, trainer and monitor. They will frequently report to [****], which will allow ongoing consultation and sharing of best practices within the study team about the potential requirements of the sites. This will allow us to quickly identify any issues and provide solutions and contingencies where required.

Patient Identification at the Investigational Site

We expect many patients will come from the Investigators’ practice and site population. PharmaNet staff will work closely with each site to ensure timely identification of these patients, relying on the resources available at each site to conduct database searches, chart reviews, and patient outreach to inform patients about the studies and elicit their participation.

Coaching tools and materials will be provided to support the efficient search of patient databases and review of medical records from clinics or medical practices. Sites may be supported in conducting on-site and other meetings with colleagues. Materials include:

•	Pre-screening checklist

•	Entrance criteria poster

•	Laminated study information pocket card

•	Referral letters

•	Process guidance and support

Patient Retention

PharmaNet will provide sites with a visit planning tool to create customized visit schedules to be provided to each patient. Appointment cards for patients will include contact information and patient instructions prior to the next study visit. These materials will enhance the interaction between the patient and coordinators, as well as providing the required information.

Key Factors for Study Start-Up

Obtaining Regulatory approval, as well as signed Clinical Trial Agreements (CTAs) can be a time-limiting factor during the start-up period of each trial. PharmaNet’s Project Management team is aware of particular challenges likely to occur in the study start-up period, and will rapidly identify and set-up the necessary communication lines with all key contacts to streamline processes and ensure the most efficient start-up possible.

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The strategies to be implemented are described below and will focus on the following key factors:

•	Approval process timelines based on previous experience

•	Study start-up packs sent to qualified sites

•	Submissions completed in specified time frame

•	Proactively assist with IRB/EC and contracts approval process

The following documents are of critical importance for a rapid start-up:

▪	Final protocols

▪	Master Subject Information Sheet and Informed Consent Forms

▪	Final eCRF

▪	Investigative site budget, contract template, and contract negotiation guidelines

▪	Drug labeling and drug supplies Qualified Persons (QP) release

▪	Insurance certificates including insurance conditions

▪	Essential documents to be obtained from the study site for submission to the Regulatory Authorities (CVs, FDFs, Protocol Signature Page, etc)

It is important that the essential documents, such as the final protocol and master patient information sheet, are provided to PharmaNet rapidly. This will allow PharmaNet to compile the Clinical Trial Application packages in parallel to the site qualification processes.

Close communication between the client and PharmaNet and expeditious turn around times of documents are essential. PharmaNet’s Project Management team will facilitate this process through close follow-up and networking with all parties involved.

Risk Management and Contingency Plan

PharmaNet incorporates risk management into its Project Planning process and ensures that back-up contingencies are devised for these eventualities. This ensures that pro-active risk management will allow rapid resolution of issues and timely delivery of the project.

As with any clinical study, there are a number of risks clearly associated with the running of the The client study in Crohn’s Disease, which could have varying degrees of impact on the success of the project.

PharmaNet has placed an assessment of the degree of risk and the impact this will have on the project. The risk grid shows these and this will be reviewed and adjusted as the project proceeds. A suggested contingency plan is made. This plan will also be adjusted as more information on the project becomes available and as activities begin. Contingency actions as set out below are included in the Proposal.

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Risk Assessment for the the clients Crohn’s Disease project

As part of this submission, PharmaNet has developed a high-level risk assessment analysis, provided below. The first table addresses areas that may be of risk and their relative impact. Following the table, is a list of contingencies for potential challenges.

[****]

Risk:

Insufficient recruitment due to competitive studies or insufficient eligible patients or patient drop out due to severity of disease

Contingency plan:

1) Establish the reality of ongoing or prospective competitive studies and the participation of centers proposed for this project through a detailed feasibility assessment (part of the routine site selection process). This will involve contacting individual investigators and CD workgroups (ongoing). Ensure only sites that can recruit the minimum required number of patients are entered into the study perhaps involving contractual commitments. Investigate the potential to utilize back up sites and referral centers. Address possible implication from Medical Ethical Perspective of the placebo control arm

2) Encourage investigator participation in the project through study incentives such as administrative and logistical support such as study nurses, equipment. Ensure investigator motivation through investigator meetings, training of study site personnel in the therapeutic area and in the conduct of clinical studies, provision of grants for the attendance at scientific meetings, an attractive publication policy. Provision of adequate, competitive, transparent and fair investigator grants for all disciplines participating

3) Ensure adequate monitoring resource to ensure that the sites are contacted regularly through telephone calls or visits to maintain momentum and to underline the site’s commitment to recruitment.

4) Publish frequent Q&As to the investigational sites in order to share best practice. Issue newsletters which might contain scientific information, recruitment statistics and other information that may help the site to recruit.

5) Encourage patient participation through CD patient groups, provide means to communicate with patients to stimulate their interest in the study through flyers and desk top presenters in GP surgeries, posters in gastroenterology clinics

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Risk:

Loss of patient due to competitive studies

Contingency plan:

This may well be inevitable although investigators should be encouraged to stick with the study through incentives noted above. A feasibility study has been performed and summarizes individual site commitments to ongoing studies, previous experience with anti-TNF antibodies and planned studies.

Risk:

Non-compliance with study procedures and ICH guidelines (in any event, compliance with ICH guidelines is the responsibility of Pharmanet).

Contingency Plan:

Require adequate training and guidance of study site personnel at initiation visits and ongoing monitoring visits. Regular investigator or site personnel meetings or teleconferences may allow sharing of best practices. Training may be provided by the sponsor at these meetings or by the provision of educational grants to attend external courses.

Risk:

Slow response to regulatory queries delays study start up.

Contingency Plan:

PharmaNet aims to facilitate simultaneous submissions and will assist sites in the preparation of local submissions. It is anticipated that queries may come from the ethical committees with respect to the placebo control a thorough justification of the study design should be prepared in advance to answer this.

It may be possible in some countries to obtain a central ethical committee review to shorten start up timelines further. Any queries previously received from regulatory or ethical agencies for this compound should be already resolved and identified. All pre-clinical and clinical data including the Investigator brochure should be up to date and contain adequate information to allow regulatory approval. The rationale for sample size calculation should be addressed (practical vs. statistical).

In addition, there are a number of opportunities arising from this study to improve pre-scriber and patient relations.

•	Establish a steering committee comprising the key drivers of the study familiar with the the client compound.

•	Create awareness of the study on various web sites (clients, CD pages etc) and communicate with various patient and other relevant organizations.

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•	Invite investigators (family practitioners and gastroenterology specialists) to participate or refer patients into the study through a personal letter from an opinion leader in the relevant country.

•	Produce an information packages about the goals and objectives of the study with key information such as Study protocol, case record form, patient questionnaires and selected literature about the the client compound to the investigators. This might also include useful professional such as slide kits or CD roms on Crohn’s Disease that the investigator could use, both as general educational material but also as a means of advertising the study to the patient.

•	A Kick-off Investigators’ Meeting (dinner, lunch or weekend venue) should be arranged to stimulate investigator interest and commitment to the study. Invited speaker could be again, key opinion leaders. This can be done on a regional basis and perhaps in staggered manner for cost efficiency.

•	There should be an initiation visit at all sites from the CRAs and possibly the client representatives. The investigator should be schooled in the essential elements of ICH, ethical issues and completion of study material such as CRF and questionnaire(s).

•	Patients should be identified for participation through case finding activities such a dredging the practice database, writing letters to Primary Care Physicians or other potential referral centers advertising on the practice notice-board. The use of the Internet is also increasing and patients could find information on the study through CD websites addressing the disease. The client may wish to establish a patient orientated page with information about the drug and the study.

•	The patients should receive an information pack on the study objectives the importance of their participation.

•	Patients can be contacted between visits to check on their progress in the study whether they have questions and for reminders about future appointments in order to encourage compliance, collection of accurate data and completion of the study.

•	Patients should be offered stipends to cover transport costs related to the study and perhaps a small gift in recognition of their participation can be given.

•	The monitors should contact the investigator on an ongoing basis to stimulate recruitment and to maintain motivation for completing the study in a timely fashion.

•	Investigators should be offered an appropriate grant for the study agreed in a contract if necessary also signed by the institution employing them. Other incentives may include grants for participation in scientific meetings.

•	There should be a publication policy for this study providing another incentive.

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Provided here is a more succinct view of some targeted approaches to support enrollment.

Targeted Enrollment Options

Target	Individualized	Internet	Meetings	Media	Incentives

Investigator	Provide support for completion of administrative materials.	Newsletter Facilitated recruitment posted on patient websites	Investigator meetings Scientific CD meetings	Journals, CD rom, slide kits	Publication strategy, appropriate fees, grants for attendance at scientific meetings, training material programs

Practice nurse	Best practices training support	Newsletter Facilitated appointments Facilitated administration	SSC meetings	Journals	Training, gift sets

Patient	Call center or toll free number access to site in case of problems Contact from nurses	Websites: study specific, patient support groups	CD patients associations	Newspapers editorials	Travel cost coverage

EDC System Selection

Our experience using EDC has demonstrated that one single system does not exist to fill the needs of all clinical studies. Our objective as a service provider is to advise our clients on the most appropriate method for data collection which will ultimately serve the needs of the study sites, as well as the project team, and enable total study success. PharmaNet has made investments in the appropriate training and certification on the use of these tools, so that our staff can effectively act as more than just a user of a system. Our system independent processes are consistent with PharmaNet’s team approach to deliver the best operational plan for each study. These processes encompass study start-up, in-process activities, and database finalization. A careful review of the study specifications and data to be collected is used as the basis of PharmaNet’s recommended EDC tool.

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From looking at the study specific needs provided by the client, PharmaNet proposes that Phase Forward Inform serve as the EDC tool. Inform provides an efficient, fully web based, part 11 compliant, EDC platform for executing this study. Inform enables sites to enter data and receive immediate feedback on out of range or inconsistent data enhancing the quality of the data at the point of collection. Furthermore the InForm platform can offer a dynamic workflow enabling sites to see only the eCRF pages and questions which pertain to the specific subject enabling sites to be more efficient and ultimately resulting in higher entry and response compliance.

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V.	Experienced Project Team

PharmaNet’s experience suggests that projects are most successful when the client and PharmaNet create a single, integrated project team. This permits the development of interdependent working relationships with a sense of joint ownership of each project.

[****]

Senior management from various departments will advise, review, and provide input on a regular basis throughout the studies.

[****]

Program Timelines

[****]

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Summary of Tasks and Deliverables

A summary of major tasks and deliverables for the studies appears in the table below. Reference should also be made to the Key Parameters and Assumptions.

[****]

VI.	Key Parameters and Assumptions

In order to prepare this proposal, PharmaNet carefully considered the information provided by the client. From that information, a set of key parameters was developed. In addition, for areas that have not yet been thoroughly specified, assumptions have been made to allow for the development of this proposal. These parameters and assumptions are listed below.

[****]

A.	The client/PharmaNet Project Planning and Communication

1.	A Project Plan, including a communications plan, will be developed with the client at the beginning of the project to identify the informational needs of the parties and suitable means of meeting those needs. The Project Manager will develop and finalize this plan at the beginning of the study.

2.	This Project Plan will identify the study specifics (i.e., the process for Investigator selection, site contacts, and monitoring intensity, data management plans, etc.) and will give a thorough risk analysis with proactive contingency plans.

3.	The Project Plan will include a detailed flow chart of all project activities, including a definition of the responsibilities of team members in addition to the status of the project budgets, timelines, and achievements.

B.	Study Reporting

1.	PharmaNet will use standard reports to assure effective communication among team members, and to augment the the client/PharmaNet relationship.

2.	The client and PharmaNet will agree on the format and specific content of these reports prior to project initiation.

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3.	For these studies, PharmaNet will use PROMIS™*, a web-based application, that facilitates the collection, management, and reporting of administrative and regulatory information related to the studies. The study team will use PROMIS™ to manage study information related to:

a.	Institutions or research facilities

b.	Investigators and site support staff

c.	Protocol

d.	Regulatory submissions and approvals (country, local, IRB/IEC)

e.	Regulatory document retrieval

f.	Monitoring visits

g.	Subject status (screened, enrolled, completed, discontinued)

h.	Subject visits

i.	Protocol deviations

j.	Protocol violations

PROMIS™ will present the study information in standard reports and displays accessible to clinical trial staff and the client via the Internet.

The project schedule will be tracked via GANTT charts wherein the originally planned timelines will be compared with the actual timelines. The use of these reports will identify any variances from the original plan so that, if necessary, corrective actions can be implemented quickly.

4.	PharmaNet will use the Earned Value Analysis (EVA) technique to monitor the budgetary status of the project, wherein the percent of work completed will be compared with the percent of the budget spent for each project activity. The EVA is an internal tracking budget tool that is utilized by all Project Managers to track against the agreed upon budget.

C.	Investigators’ Meetings

1.	[****]

2.	[****]

3.	PharmaNet will be responsible for presenting at the Investigators’ Meetings in conjunction with the client.

* PROMIS is a trademark of PharmaNet Development Group, Inc.  All rights reserved.

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4.	PharmaNet’s project team members will attend the meeting and conduct presentations or workshops, as necessary.

5.	PharmaNet will arrange the Investigators’ Meetings.

D.	Project Team Meetings

1.	The Project Manager will arrange a kick-off meeting with the client representatives and PharmaNet project team members from all involved departments. The purpose of this meeting is to facilitate the development of the relationship, to share information, and to agree upon the approach that will be used to ensure successful completion of the project.

2.	During the course of the project, regularly scheduled internal team meetings will be held at least bi-weekly. The client may attend all internal team meetings, if desired. Team meetings will be scheduled at times that allow participation of all members via conference call or videoconference; this will allow all parties to become informed and attend to issues as they develop. Weekly calls have been assumed.

3.	PharmaNet will hold an end-of-project meeting to review PharmaNet’s performance with the client.

E.	Training

1.	The PharmaNet project team will undergo training with the client’s team as part of gaining an understanding of the medical, scientific, and logistical aspects of the studies.

2.	Training will be provided by a PharmaNet Medical Monitor, and will include an extensive orientation to the therapeutic area, protocol, and study drug. The clients team at is encouraged to assist in the training program.

3.	The PharmaNet CRA will provide site training during the initiation visit and throughout the studies as needed.

4.	For the EDC application, all users will be trained on the application via self paced e-learning. Hands on application functionality training are not included in this proposal.

5.	PharmaNet will provide a presentation of the eCRF and eCRF completion guidelines at the Investigator Meeting(s). PharmaNet will provide Web Casts to review the eCRF and eCRF completion guidelines to support initial training and subsequent training sessions for site turnover.

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F.	Site Statistics

1.	[****] will participate in the study.

2.	Final site selection will be the responsibility of the client.

3.	This proposal does include costs to replace non-productive sites.

G.	Enrolment Rates and Duration

1.	The approximate enrolment rate will be [****].

2.	This proposal may need to be revised if these assumptions are not met.

H.	Protocol

1.	The protocol will be developed by the client.

2.	PharmaNet team members will review the protocol for familiarization with the content.

3.	PharmaNet will distribute the protocol to the study sites.

I.	Electronic Case Report Form (eCRF)

1.	PharmaNet will design the electronic Case Report Form (eCRF) with review from the client.

2.	PharmaNet will develop the eCRF completion guidelines. It is anticipated there will be two rounds of review by the client. It is assumed the completion guidelines will be created and reviewed in tandem with the eCRFs.

3.	It is also assumed that all comments received for both eCRF development and eCRF completion guidelines will be sent to PharmaNet as a consolidated document.

J.	Study Site Materials

1.	PharmaNet will be responsible for developing the Investigator/Coordinator study procedures manual and the regulatory binders. PharmaNet will distribute these materials to the sites.

2.	PharmaNet will provide drug accountability logs, monitoring conventions, and other study-specific supplies, as appropriate, to the sites.

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3.	The client will be responsible for preparing the Investigator Brochure and PharmaNet will distribute the Investigator Brochure to the sites.

K.	Records Management

1.	During the active phase of the project, project files will be maintained in a secure place until they can be archived at the end of the project. This “on-site” location will allow ready, but controlled, access to files for day-to-day work. The files will be organized according to PharmaNet’s file structures.

2.	Following completion of PharmaNet’s internal audit procedures and archiving, PharmaNet will transfer the project files to the client. This process will be scheduled and conducted by the PharmaNet Project Manager in accordance with the clients requirements.

L.	Informed Consent Form (ICF)

1.	The client will be responsible for preparing a draft Informed Consent Form (ICF). The ICF will be developed in accordance with national regulations and ICH guidelines.

M.	Monitoring Visits

1.	PharmaNet will perform monitoring visits according to the schedule listed in the Summary Assumptions table.

2.	PharmaNet will perform 100% source document verification of eligibility criteria, primary efficacy variables, adverse experience data, and concomitant medication data.

3.	[****].

4.	PharmaNet CRAs will verify CRF entries against source documents. Source document verification will include, but is not limited to, review of subject demographics, subject eligibility, subject visit dates, primary efficacy variables, serious adverse experience reports (SAERs), adverse experience/intercurrent illnesses data and concomitant medications, and reason(s) for premature subject withdrawal.

5.	CRAs will also work with sites to facilitate enrolment, answer questions from Investigators and/or study coordinators, and check drug supplies with other general study supplies and materials.

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6.	Monitoring reports and follow-up letters will be written within two weeks of the monitoring visit. PharmaNet standard reports will be used.

N.	Negotiation/Administration of Investigator Grants and Contracts

1.	PharmaNet will negotiate Investigator contracts. It is assumed that:

a.	PharmaNet will negotiate investigator contracts according to PharmaNet standard processes and review guidelines. Significant changes to the PharmaNet standard process or contract template may impact negotiations with sites, and could result in a change in costs. PharmaNet acknowledges and accepts that the Investigator contracts budget planned by the client is up to [****]) per Subject and that any deviation from that maximum total budget will require pre-approval in writing by the client.

b.	PharmaNet will provide one general investigator contract template for the study.

c.	The client will review the general template and provide comments. One round of review is assumed.

d.	PharmaNet will negotiate contracts directly with sites. PharmaNet will advise client of site-requested changes when such changes directly affect the client’s rights, subject to 1.a, above.

e.	Where possible, PharmaNet will be the only signatory.

f.	No amendments to the Investigator contracts are assumed during the course of the study.

g.	PharmaNet can liaise with sites for additional supporting documents (i.e. client-site indemnity letters, insurance certificates, powers of attorney). All such supporting documents are already included in the proposed budget. Additional costs (if any) for such support services will need to be pre-approved in writing by the client.

h.	Ongoing consultative support is not included, but is available at an additional cost.

2.	PharmaNet will negotiate Investigator grants for the study.

a.	It is assumed that PharmaNet will generate the estimated costs per study procedure to generate per patient costs. The client will review the general template and provide comments. One round of review is assumed.

b.	Subject to 1.a. above, PharmaNet will negotiate the grant amount with each site within the guidelines provided by the the client. For site budgets exceeding the guidelines, the sponsor will be consulted to obtain guidance and pre-approval in writing.

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3.	PharmaNet will administer site payments.

a.	PharmaNet will administer payments as specified in the approved budget.

O.	For purposes of this proposal it is assumed [****] Independent Institutional Review Board (IRB)/Ethics Committee (EC) Submission

1.	PharmaNet will select the central IRB/EC for the study.

2.	PharmaNet will assist sites in submitting to the appropriate IRB/EC.

3.	PharmaNet will be responsible for all issues surrounding IRB and EC submissions and approvals for all sites.

4.	PharmaNet will be responsible for maintenance of the study master files.

5.	PharmaNet will be responsible for annual IRB/EC updates and other IRB/EC-required documentation.

P.	Submission to Regulatory Authorities

1.	The client or its designee will handle the necessary regulatory submissions.

Q.	Selection and Management of Laboratory

1.	PharmaNet and the client will select the central laboratory.

2.	Insymbiosis will manage and make payments to the central laboratory.

R.	Medical Monitoring

1.	PharmaNet will provide the medical monitor for the studies.

2.	PharmaNet will provide on-call medical coverage 24 hours per day, seven days per week.

3.	The PharmaNet medical monitor will perform the following tasks:

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a.	Provide medical oversight regarding protocol exemptions, protocol violations, protocol eligibility issues, accepted medications, and general medical-related study issues.

b.	Conduct training for the project team concerning the disease, drug, study design, and procedures.

c.	Assist in the preparation of questionnaires for conduct of project feasibility.

d.	Review of the protocol.

e.	Assist in the preparation of the CRF.

f.	Provide a medical review of PharmaNet deliverables for the studies, as well as coding for adverse experiences, concomitant medications, diseases and medical histories, and serious adverse events (SAEs).

S.	Serious Adverse Events (SAEs)

1.	PharmaNet’s Global Safety and Pharmacovigilance Group will maintain the safety database using ARISg™[1]. The database will be updated as needed to meet the client’ needs (e.g., MedDRA updates) and regulatory requirements. This proposal assumes no updates to the database and that one database will serve the needs of all three studies in the program.

2.	PharmaNet will prepare the Safety Management Plan (SMP), which will specify roles and responsibilities for the oversight and reporting of SAEs. The client and PharmaNet will agree on the format and content of the SMP prior to study initiation. The SMP will be updated as needed; no updates have been planned for this proposal. This proposal assumes that no protocol amendments will change safety reporting requirements or procedures. There will be one SMP per study.

3.	PharmaNet will receive incoming SAEs from study sites and CRAs via SAE Report Forms. The SAE Report Form will be agreed upon in the SMP. PharmaNet will oversee the distribution of SAE Report Forms to all study sites.

4.	PharmaNet will notify the client of the SAE and provide an SAE Report to the client, using a MedWatch Form, within a specified number of working days, to be detailed and agreed in the SMP. In addition to describing the course and treatment of the SAE, the SAE Report will include relevant medical history, laboratory data, and concomitant medications.

1 ARISg is a trademark of ArisGlobal, LLC. All rights reserved.

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5.	PharmaNet will identify information relevant to clinical understanding of the SAE and will pursue this additional information from study sites. It is assumed that pursuit of additional information will result in two follow-up SAE Reports.

6.	PharmaNet will be responsible for reporting to the appropriate Regulatory Authorities. The client is responsible for providing PharmaNet with expedited reports from other clinical trials and post-marketing sources, as applicable.

7.	PharmaNet’s CRAs will be responsible for relaying all reportable SAEs to the Investigators.

T.	Drug Supply Management

1.	The client will be responsible for the packaging and labeling of supplies.

2.	PharmaNet will be responsible for coordinating shipment of the drug to sites. PharmaNet can assist in the identification of drug depots if needed.

3.	PharmaNet will inventory supplies upon-site initiation and conduct drug accountability during the studies.

4.	At the end of the studies, supplies will be inventoried at the sites by PharmaNet personnel and shipped to the client or its designee..

U.	Data Management

EDC Assumptions

•	[****]

•	[****]

•	It is assumed that external data will be managed external to the EDC System

•	It is assumed that medical coding will be performed external to EDC System

•	It is assumed that all sites selected will meet the minimum requirements in terms of software and internet connection to participate in the study which will be confirmed through the use of automated site assessment tools.

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This proposal does not includes costs to provision computers to the sites and on-site technical support. Both of these services can be provided at additional costs [****] EDC System Training

•	Cost for training assumes training for all system users

•	Training will be delivered via self-paced e-Learning training modules and/or Web casts

EDC Hosting and Help Desk

•	System hosting will be performed by Oracle under the following assumptions:
o	Oracle will monitor operational service levels, and manage system performance, network connectivity, and system backups
o	Oracle will perform any scheduled maintenance within predefined maintenance windows (Sunday 3am-12pm EST)
o	Oracle will provide Standard Disaster Recovery practices of 48 hour recovery

•	Oracle will provide 24x7 help desk support in English for sites and the related study team members. Other languages can be covered on a per call charge.

EDC Study Termination

•	After the lock of the database, PharmaNet will provide each site with a CD/DVD containing a PDF rendition of the site’s eCRFs, eDCFs, and audit trail. Two copies of the complete archive will be stored within the trial master file to be provided to the client at the end of the project.

• Submission Ready PDFs are included in this proposal.

General Assumptions

1.	It is assumed PharmaNet will utilize all of its standard templates for all documents. .

2.	It is assumed comments received by PharmaNet from all the clients representatives will be consolidated into a single document.

3.	PharmaNet will be responsible for database design according to PharmaNet’s standard database specifications. PharmaNet will utilize their CDISC/CDASH entry modules for database design.

4.	PharmaNet will prepare the Data Management Plan.

5.	All data review conventions, electronic and manual will be specified in the Data Review specifications and will remain essentially unchanged during the studies.

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6.	It is assumed that 90% of the data cleaning will be handled by electronic methods.

7.	The edit checks and data review listings will be specified by PharmaNet and programmed by PharmaNet so that discrepant data can be identified automatically.

8.	User Acceptance Testing of the database design and the edit check programming will be performed by PharmaNet.

9.	The investigator sites will be responsible for entry of all subject data. PharmaNet assumes that no paper documents will be received by PharmaNet.

10.	Screen failures data can be collected in the EDC system. Pharmanet and Client need to further discuss this item.

11.	PharmaNet assumes that non-standard CRF pages will not be received (i.e., laboratory reports, ECG reports, etc).

12.	PharmaNet will be responsible for assuring all data queries are resolved according to its standard guidelines, and that sites have updated the database accordingly.

13.	PharmaNet's standard query and tracking reports will be utilized with no customisation. Modifications will be made by the client and are included in this proposal.

14.	Dictionary coding will be performed using the MedDRA dictionary for medical history and adverse experiences; the WHODRL dictionary will be used to code concomitant medications. Dictionaries are loaded using the dictionary vendor’s standard structure.

15.	Please be advised that PharmaNet, under the terms of its own license, is unable to distribute MedDRA or WHODRL terminology and codes to the client unless the client is in possession of valid MedDRA and WHODRL subscription licenses. Only a limited level license would be necessary for the purpose and can be purchased by contacting MedDRA or WHO.

16.	Interim data collection cut-offs are not included in these cost estimates; while these can be accommodated if sufficient notice is given, a change in budget may be necessary.

17.	The database Quality Control (QC) audit will be performed according to the standard PharmaNet Quality Control plan.

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V.	Statistical Analysis

1.	The client will be responsible for the protocol.

2.	The PharmaNet statistician and statistical programmer will assist with the CRF and database design.

3.	PharmaNet will provide the randomisation schedule for the studies.

4.	PharmaNet will prepare the Statistical Analysis Plan (SAP) with input from the client.

5.	[****].

6.	Once the SAP is finalized, the number of tables, listings, and figures actually planned for these studies will be reviewed against the assumptions, and the costs may be adjusted accordingly. One review cycle is assumed and PharmaNet will receive one set of consolidated comments from the client..

7.	It is assumed that there will be no significant changes to the SAP and associated table formats once final and approved by the client..

8.	PharmaNet will produce derived data sets, summary tables, and statistical analyses based on specifications in the final SAP and in compliance with PharmaNet SOPs for validation and quality assurance of computer-generated table output.

9.	[****].

10.	The PharmaNet statistician will provide input to the statistical sections of the Clinical Study Report (CSR) and review the entire document.

W.	Clinical Study Report Preparation

1.	[****]

2.	It is assumed that the client will have one review of each of the draft CSR versions with the client providing consolidated comments.

3.	PharmaNet assumes that for patients who died or had SAEs, the CIOMS/MedWatch reports will be appended to the CSR as narratives. For patients who discontinued due to AEs, up to four brief narratives (½ page in length) will be provided.

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4.	It is assumed that the safety section of the statistical analysis will be based on the primary endpoint and up to seven secondary endpoints resulting in up to [****] ables for the CSR.

5.	Costs for the compilation and assembly of appendices have been included in this proposal.

6.	The CSR and all appendices will be provided to the client in electronic format as PDF files without full PDF bookmark and hypertext linking. If full publishing with hypertext linking and bookmarking is requested or if a paper copy is requested this would be at an additional cost.

7.	Cost for one full QC of each of [****] final CSRs are included in this proposal.

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VII.	Costs

The maximum total costs for this program/combined studies are presented below in three categories; Professional Fees, Investigator Grants, and Pass-Through Costs (individually and collectively referred to as the “Study Costs”). Any costs exceeding the Study Costs must be justified in detail and in writing by Phamanet and pre-approved in writing by the client..

PharmaNet Fees

Based on the parameters and assumptions outlined in this proposal, PharmaNet Fees are categorized by major activity in the table below:

[****]

Investigator Grants

Investigator Grants are presented below:

[****]

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Pass-Through Costs

The table below specifies the maximum total Pass-Through Costs.. In case actual Pass-Through Costs are about to exceed the expenses listed below (the “Additional Costs”), PharmaNet shall immediately inform the client in advance, provide a detailed explanation of the deviation from the agreed budget specified in the table below, and will only invoice the client for actual costs in these areas, subject to pre-approval in writing by the client of each and every such additional cost. Actual costs will be kept to reasonable levels through adherence to PharmaNet’s travel policy and prudent negotiation with outside providers of which the client will be kept fully informed throughout the negotiation process.

Pass-Through Costs are presented below:

[****]

Total Costs

The total maximum Study Costs for the studies is presented in the table below:

[****]

*Estimated per RedHill and costs associated with screen failed subjects are not included.

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Budget and Contract Annotations

Currency

This budget is quoted in US Dollars and will be invoiced in US Dollars.

Letter of Authorization

PharmaNet will commence activity upon execution of a Letter of Authorization (LOA) or full contract as mutually agreed. At such time and upon execution of the LOA or contract, it is PharmaNet’s expectation that the client will authorize payments in accordance to the Payment Schedule specified below (Exhibit B) to ensure that PharmaNet maintains a cash-neutral position at all times with respect to fees and pass-through costs.

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EXHIBIT B

PAYMENT TERMS AND SCHEDULE

[****]

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AMENDMENT # 1

TO CLINICAL SERVICES AGREEMENT

THIS AMENDMENT # 1 to the Clinical Service Agreement signed on 15 June 2011 (“Agreement”) is by and between 7810962 Canada Inc. (hereafter “MANAGER”), RedHill Biopharma Ltd, (hereafter, “SPONSOR”).

Unless otherwise indicated herein, capitalized terms have the same meaning as set forth in the Agreement.

Whereas the parties agree, as of March 1, 2012, to temporarily revise the Services set forth in Exhibit A and the payment schedule in Exhibit B within the Agreement.

Whereas the parties agree to amend the Agreement as follows:

1)	For the period starting March 1, 2012 through the time SPONSOR receives FDA approval to move forward with the Study in North America, the agreed upon monthly fees for work performed by MANAGER will be a flat fee rate of $15,000 per month, until SPONSOR instructs MANAGER in writing to resume full activity. Any work in excess of that value in a given month must be approved in writing by the SPONSOR prior to the work being conducted.

At the point in time that the MANAGER instructs MANAGER to resume full activity on the Studies, MANAGER will produce a Change Order to encompass the revised scope of work for the Studies, factoring in the months of downtime at $15,000 per month, and devise a new payment schedule to reflect the revised costs.

2)	Due to the temporary revision of the Study scope and based on revised amount of work performed, MANAGER will credit the MANAGER for $92 393 (“Credit Amount”) and will offset the Credit Amount against any future payment until the Credit Amount is fully reimbursed.

All other terms of the Agreement remain in full force.

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IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto through their duly authorized officers and is effective as the last date below.

REDHILL BIOPHARMA Ltd.	7810962 Canada Inc.

/s/ Dror Ben-Asher	/s/ Alain Guimond
Name: Dror Ben-Asher	Name: Alain Guimond PhD

Title: CEO	Title: Senior Director of R&D

Date: June 7, 2012	Date June 7, 2012

/s/ Ori Shilo

Name: Ori Shilo

Title: VP Finance and Operations

Date: June 7, 2012

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Unofficial Translation into English

Exhibit 4.15

Underwriting Agreement

that was prepared and signed in Tel Aviv

on the 30th of the month of January, 2011

BETWEEN:

RedHill Biopharma Ltd.

(hereinafter: the “Company”)

AND:

Poalim I.B.I. - Underwriting and Issues Ltd.

Apex Underwriting and Issue Management Ltd.

Excellence Nassuah Underwriting (1993) Ltd.

Meitav Issues & Finances Ltd.

Rosario Underwriting Services (A.S.) Ltd.

(hereinafter jointly: the “Underwriters”)

Whereas	It is the intention of the Company to publish a Prospectus (hereinafter: the “Prospectus”) in January 2011, in which it will offer to the public 13,100,000 ordinary shares of the Company each of NIS 0.01 nominal value together with 6,550,000 Series 1Warrantsthat may be realized into the Company’s ordinary shares (hereinafter: the “Offered Securities”); and

Whereas	In said Prospectus, the Company intends to determine that the securities will be offered in a unified offering in 131,000 units which include shares and Series 1 Warrants (hereinafter: the “Units”); and

Whereas	Said Units shall each include 100 of the Company’s ordinary shares and 50 option certificates at a unit price that shall not be less than a total of NIS 305 (hereinafter: the “Unit Price”); and

Whereas	The Company declares and undertakes that the securities that shall be offered in the Prospectus are not nor shall they be attached on the date of their allocation, as there are no rights or claims against them from any third party, that the Company has the full and sole right to issue and to offer said securities to the public and that all of the permits and approvals required for this purpose have been received; and

Whereas	The Underwriters have agreed to guarantee the acquisition of 16,400 Units out of the Units being offered (hereinafter: the “Guaranteed Units” or the “Guaranteed Securities”), which is at a price of NIS 305 per unit (hereinafter: the “Price to the Underwriters”);

Unofficial Translation into English

Therefore, it has been agreed, declared and stipulated between the parties as follows:

1.	Introduction

The preamble to this agreement and the appendices thereto constitute an inseparable part thereof. Any words in the plural in this agreement shall also mean the singular and vice versa.

In this agreement, the following terms shall mean as recorded next to it. Any terms which are not defined in this agreement and which appear in the Prospectus or in the Supplementary Announcement, shall have the significances attributed to them in the Prospectus and/or in the Supplementary Announcement, as the case may be.

“The Pricing Underwriters”:	Poalim I.B.I. - Underwriting and Issues Ltd.; Apex Underwriting and Issue Management Ltd.; Excellence Nassuah Underwriting (1993) Ltd.; Meitav Issues & Finances Ltd.; Rosario Underwriting Services (A.S.) Ltd.

“The Main Managers”:	The Pricing Underwriters.

“Licensed to receive applications”:	Members of the Stock Exchange.

“The Offering Coordinator”:	Poalim I.B.I.

“The Stock Exchange”:	The Tel Aviv Securities Exchange Ltd.

“The Prospectus”:	This means the draft Prospectus that will be published in January 2011 and any amendment thereto, should there be any.

2.	General

This agreement is based on the Prospectus that shall be published by the Company.

This agreement reflects the mutual obligations between the Underwriters, except where it is explicitly stated otherwise and with those changes that shall be agreed upon between the Underwriters as regards the purchasing obligations of the Underwriters as stipulated in clause 3 below and the mutual obligations between the Underwriters and the Company.

3.	The Underwriters’ rate of participation

Each one of the individuals of the Underwriters is participating in guaranteeing the purchase of the guaranteed Units as follows:

1

Unofficial Translation into English

Name of underwriter	No. of Units whose purchase is obligatory
Poalim I.B.I. - Underwriting and Issues Ltd.	6,560
Apex Underwriting and Issue Management Ltd.	2,460
Excellence Nassuah Underwriting (1993) Ltd.	2,460
Meitav Issues & Finances Ltd.	2,460
Rosario Underwriting Services (A.S.) Ltd.	2,460
Total	16,400

4.	The underwriting obligation

4.1	The Underwriters hereby undertake to purchase from the Company, each one according to his proportional share as stated in clause 3 above, all of the guaranteed Units in respect of which the Company shall give notice that up until the time of closing the list of signatures, that no applications for the purchase thereof have been submitted for it, or that the Company shall not have been paid the price thereof in full for any reason whatsoever, up until the end of the first business day after the tender date.

Purchasing the guaranteed Units, inasmuch as this may be required as aforesaid, shall be undertaken at the price to the Underwriters less taxes and levies should these apply.

4.2	Each one of the individuals of the Underwriters shall be responsible to the Company according to the rate of their participation as stated above and without any mutual liability between the Underwriters.

4.3	The Underwriters, or any one thereof, may not submit applications to purchase Units in the offering through the Prospectus for themselves.

5.	Declaration of capacity

5.1	Each one of the Underwriters hereby declares to the Company and to the Main Managers that on the date of signing this agreement he is legally registered in the Underwriters Register under Regulation 3(b) of the Securities Regulations (Underwriting), (Amendment), 5767-2007 (hereinafter: the “Underwriting Regulations”), that he has an active status and that he is licensed to act according to the above regulations and declares and undertakes that as from the date of signing this agreement until completely fulfilling his obligations in respect thereof, he shall have this capacity and that he shall immediately give notice to the Company and to the Main Managers about any change in the veracity of his declaration concerning his capacity to serve as an Underwriter.

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Unofficial Translation into English

5.2	Each one of the individuals of the Underwriters hereby declares that on the date of signing this agreement he has the certain unconditional financial ability to fulfill all of his obligations under this agreement, he declares and undertakes that he shall have said financial ability until fully completing his aforesaid obligations or until it shall become clear that he does not have any liability, and that he shall immediately give notice to the Company and to the Main Managers about any change in the veracity of his declaration or in his ability to fulfill his undertakings as aforesaid.

5.3	Each one of the Underwriters hereby declares that he is permitted to bind himself with the underwriting obligations which are the subject of clause 3 of this agreement, also taking into account Regulation 10 of the Underwriting Regulations, and that he is complying with all of the qualifications listed in this Regulation in connection with his underwriting obligations in this agreement, and that he shall immediately give notice to the Company and to the Main Managers about any change in the veracity of his declaration or in his ability to fulfill his obligations as aforesaid.

5.4	Each one of the Underwriters hereby declares that up until the date of his signing this agreement and the Supplementary Announcement, he has fulfilled all of his obligations regarding reporting that is encumbent upon him by power of the Underwriting Regulations and that he shall submit to the Pricing Underwriter whose name first appears in the Supplementary Announcement, a full and detailed announcement according to the Regulation 16(c) of the Underwriting Regulations no later than two days (2 days) after completing the sale according to the offering which is the object of the Prospectus.

5.5	Should notification have been received as stated in sub-clauses 5.2 and 5.3 above, and/or should the Main Managers feel that there has been a change in the veracity of the declarations or in the ability of another Underwriter to fulfill his obligations as stipulated above, they are permitted, at their sole discretion, to give notice to the Underwriter about his leaving the consortium of Underwriters and his replacement with another or others, or that his share will be reduced, or to take a any other step that they deem fit suitable for purposes of safeguarding the underwriting of the Guaranteed Securities, including partial underwriting. Should the Main Managers exercise their authority as aforesaid, they shall give notification about this to the Company and the Company shall, without delay, give notification about this to the Securities Authority and to the Stock Exchange.

Under the aforesaid circumstances, each one of the Underwriters undertakes to sign an amended Prospectus, should said notification, in the opinion of the Securities Authority or the Pricing Underwriters, obligate an amendment of the Prospectus under Articles 25 and/or 25a of the Securities Law, 5728-1968.

Said amendment shall not of itself constitute grounds to release any Underwriter from his obligations under this agreement.

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Unofficial Translation into English

6.	Transferring money

6.1	Immediately before the tender date, the Offering Coordinator shall open a special trust account with a banking corporation, which bears interest, in the Company’s name (hereinafter: the “Special Account”). Said Special Account shall be managed solely by the Offering Coordinator for and on behalf of the Company, and those sums paid shall be deposited therein, inter alia, in respect of securities whose applications for their acquisition have been granted through the Offering Coordinator and through other members of the Stock Exchange according to the Prospectus terms, and the Offering Coordinator shall behave in respect thereof and shall act according to the Securities Law according to the Prospectus terms.

6.2	The coordinator shall pass on the money to the Company that shall have been paid for the Units in respect of those applications that have been granted (including yield) less the full sums of the commissions as stipulated in clause 9 below (with the addition of VAT in respect thereof), within one working day after having been received by him.

6.3	A condition for transferring the money is that back to back with the transfer of the money as stated in sub-clause 6.2 above, the Offering Coordinator shall receive confirmation about depositing the share certificates and the allocation documents with the Company in respect of the option certificates that were purchased by the public, for recording through which the Offered Securities will be traded on the Stock Exchange.

6.4	The sums of the commissions that were deducted by the Offering Coordinator shall be passed on to the Underwriters and to the distributors who are so entitled according to the Prospectus.

6.5	Notwithstanding the contents of sub-clauses 6.2 & 6.4 above and according to this agreement, the Offering Coordinator shall not pass on all of the money to the Company and to the Underwriters unless the conditions will have been fulfilled that are stipulated in the Stock Exchange instructions as regards complying with a minimum distribution and registering for trading on the Stock Exchange as described in the Prospectus.

6.6	Should the securities not be registered for trading, the Offering Coordinator shall refund to the clients the proceeds of the Units that had been paid by them, if this had been paid, together with the yield that had accumulated thereon should there have been any, less tax as required by law, if applicable.

4

Unofficial Translation into English

7.	Exercising the underwriting obligation

7.1	On the first day of trading after the tender date, by no later than 15:00, the Company shall give notice to the Offering Coordinator about the total number of Units out of the Units being offered that the Underwriters must purchase according to the terms of this agreement.

7.2	Should the Underwriters be required to purchase Units out of the Units being offered according to the above notification, the Underwriters shall pay to the Company through the Offering Coordinator and according to the terms of the Prospectus, the proceeds for those Units that they must purchase as stated in this agreement, no later than by 17:00 on the third trading day after the tender date which is subject to the requirements having been fulfilled for minimum distribution and the other conditions for registering for trading on the Stock Exchange as described in the Prospectus.

7.3	Against receipt of the entire sum of the above proceeds, the Company shall pass on and allocate to the Underwriters those securities that they have purchased and shall deliver certificates to them in respect thereof.

7.4	The Underwriters shall be permitted to deduct from the proceeds in respect of the Units being offered to the public that they had to purchase, the sum total of the commissions to which they are entitled under this agreement (with the addition of VAT in respect thereof), provided that the total commissions shall not have been deducted at the same time according to clause 6.4 above.

7.5	This agreement shall be considered as an irrevocable application on the part of the Underwriters to purchase the guaranteed Units that they have undertaken to purchase as detailed in this agreement.

8.	Registering for trading

The Company shall endeavor and do everything in its power to ensure that the securities being offered according to the Prospectus and the Supplementary Announcement shall be registered for trading on the Stock Exchange.

9.	Commissions

In exchange for the undertakings and the services of the Main Managers and the Underwriters according to this agreement, including issue coordination services, the Company shall pay through the Offering Coordinator, no later than the first business day after the tender date (subject to clause 6 above) those sums stipulated below from the Special Account:

5

Unofficial Translation into English

9.1	To the Main Managers
A commission for management, underwriting and participation at the rate of 5% of the total proceeds that shall be obtained in practice in respect of the Units being offered under the Prospectus. This commission shall be divided between the Underwriters and the Main Managers at the sole discretion of the Company together with Poalim I.B.I. In addition, the Company shall be permitted to pay to the Underwriters or to any one thereof, an achievement commission also at a sum that it shall decide upon at its sole discretion.

9.2	Poalim I.B.I.

A coordination commission totaling NIS 30,000.

Furthermore, the Company shall bear the expenses for due diligence checks by paying them directly to those who undertook the checks.

The commissions stipulated above shall be paid in full even in the event of the acquisition of Units by the Underwriters under the stipulations of this agreement. Should the Underwriters be obligated to purchase Units under the provisions of this agreement, said commissions shall be paid to each Underwriter after he shall have purchased the Units that he is obligated to purchase under this agreement and he shall pay the full proceeds in respect thereof.

To those Underwriters and entities that are “licensed businesses” as is meant by the Value Added Tax Law, the Company shall pay the commissions and those sums stipulated above with the addition of Value Added Tax.

Payments shall be made by the Company through the Offering Coordinator.

The Underwriters and those licensed to receive applications shall not be permitted, in any way, to give any discount on the price that a purchaser shall pay for any unit in respect of the Units he has purchased.

Those payments referred to in this clause, constitute the full payment that is being made to the Underwriters by the Company in connection with the securities offered according to the Prospectus, and the Company shall not be obligated to pay to the Underwriters any additional or other sum, either by way of a refund of expenses or as a commission in connection with the offering of the Units according to the Prospectus.

The Underwriters shall be entitled to pay distribution commissions to distributors, as they are defined according to the provisions of the Underwriting Regulations, out of the commissions to which they are entitled, at a reasonable and acceptable rate provided that no commission shall be paid to the final purchaser of the securities.

6

Unofficial Translation into English

The Offering Coordinator shall not pass on any commissions to an Underwriter by power of this agreement other than after that Underwriter shall have made those reports to the Pricing Underwriter that he must deliver to him according to clause 5.4 above.

Notwithstanding the aforesaid, and without derogating from any other remedy that is at the disposal of the Company, any Underwriter who shall not comply with his obligation and not purchase the guaranteed Units that he has undertaken to purchase under the Underwriting Agreement, in whole or in part, shall not be entitled to receive any commission under the Underwriting Agreement.

10.	The Company’s declarations

The Company hereby declares and undertakes to the Underwriters that:

10.1	It has undertaken all of the checks to verify and ascertain the information that is included in the Prospectus, that the Prospectus, including any amendment that shall be made thereto as stated below, faithfully describes all essential information in connection with the Company, the facts, the agreements (in writing and verbally), the permits, the licenses and also all of the other essential particulars for the Company that is referred to therein, inasmuch as there may be an obligation to include such particulars in the Prospectus by any law and that there is no detail missing from the Prospectus that is likely to be important to a reasonable investor who is considering purchasing securities according to it and that it does not include any misleading detail as this is defined in the Securities Law, 5728-1968 (hereinafter: a “Misleading Detail”).

10.2	The Company shall indemnify the Underwriters or each one thereof owing to any financial obligation that may be placed upon them in favor of another person by a court ruling, including a court ruling that was granted in a compromise or an arbitrator’s ruling that was approved by the courts, for the reason that there was a Misleading Detail in the Prospectus and also in respect of the reasonable costs of the trial, including the lawyer’s fees incurred by any of the Underwriters or that he was charged by the court in said proceedings or in connection with a criminal indictment from which the Underwriter is acquitted or in which he was convicted of an offense which does not require criminal intent or owing to an investigation or proceedings that were taken against him by the relevant authority for carrying out investigations or proceedings and which ended without submitting an indictment against him and without having placed upon him any financial obligation as an alternative to criminal proceedings (as this is defined in the Companies Law, 5759-1999) or that ended without submitting an indictment against him but taking a financial obligation as a replacement for criminal proceedings in an offense that does not require proof of criminal intent, and all for the reason that there was a Misleading Detail in the Prospectus.

7

Unofficial Translation into English

Each one of the Underwriters shall be permitted to demand from the Company in writing that it will hold any negotiations on his behalf or any defense against such a claim and for this purpose shall give the Company all the assistance required. Should the Company not fulfill the above requirements within 15 days from the date of the Company receiving a demand for this as aforesaid, then that same Underwriter may enter into a compromise with the plaintiff for any sum that it deems fit and the Company shall be obligated to indemnify him for the compromise sum and for any reasonable sum that he incurred during the pursuance of handling the claim and in direct contact with it provided that the Company was given notification in writing of 15 days in advance concerning the intention to enter into a compromise as aforesaid and the Company did not take it upon itself to manage the claim.

Notwithstanding the aforesaid, the sum of the total indemnification shall not exceed in any event a total of NIS 40,000,000 (linked to the Consumer Price Index starting with the index known on the date of signing this agreement) (hereinafter: the “Maximum Indemnification Sum”). Notwithstanding the aforesaid, no amount shall be paid in respect of said indemnification that exceeds 25% of the Company’s equity capital according to the Company’s last Consolidated Financial Statements (either audited or interim) at the time of the demand for indemnification by the Underwriters under this agreement (hereinafter: the “Interim Sum”), should there be a reasonable suspicion that its payment will prevent the Company from complying with its existing and expected obligations (apart from the Company’s obligations to the controlling owners thereof) on the date of the demand for indemnification by the Underwriters (hereinafter: the “Condition”). It is clarified that the payment of the indemnification up to the Interim Sum is not subject to the Condition, that there is nothing in the Condition that derogates from the rights of the Underwriters to remedies against the Company in accordance with and subject to any law and that said Condition shall not apply and if the Company shall have been issued with a liquidation order or if a temporary liquidator shall have been appointed for it in proceedings that shall be initiated not by any of the Underwriters with grounds under this agreement. Said indemnification shall not be given if it has not been proven that the Underwriter believed in good faith that there is nothing in the Prospectus that is a Misleading Detail. Furthermore, said indemnification shall not be given owing to an act that was undertaken by the Underwriter with intent or recklessly.

8

Unofficial Translation into English

If, should the total of the indemnification sums that the Company is obligated to pay exceed the accumulated Maximum Indemnification Sum as stated above, or that exceeds the Maximum Indemnification Sum (that may exist at the time of the demand for indemnification), including taking into account the Interim Sum, then the Maximum Indemnification Sum or the balance thereof, as the case may be, shall be divided between the Underwriters who shall be entitled to indemnification in such a way that the indemnification sum that each one of the Underwriters shall receive in practice, shall be calculated according to the ratio between the total indemnification sum to which the Underwriters are entitled and that Underwriter’s proportional share in the total underwriting obligation as stated in clause 3 above. Notwithstanding the aforesaid, under circumstances where the Underwriters shall be charged for payments under a court ruling according to a ratio which is different to that appearing in clause 3 above, then the indemnification sum shall be divided between the Underwriters according to the ratio in which they were charged in the legal proceedings.

The aforesaid obligation for indemnification shall not apply to any Underwriter in connection with the existence of a Misleading Detail in the Prospectus that was based upon information that was given to the Company in writing or according to a request in writing by that Underwriter for purposes of using this information for preparing the Prospectus (including the Supplementary Announcement).

Upon delivery of any claim and/or demand for payment to any underwriter as stated above, then that Underwriter shall give notice about this immediately to the Company and to the Main Managers.

The aforesaid obligation for indemnification shall continue to apply to the Underwriters even if the Underwriting Agreement shall be canceled and the Company shall apply to the Securities Authority with an application to amend the Prospectus and to execute the offering without an obligation for underwriting as stated in clauses 14 & 15 below.

10.3	Without derogating from the generality of the declarations of the Company and its obligations as detailed in this clause 10, the Company shall submit the following documents to the Underwriters simultaneously upon signing this agreement:

10.3.1	A professional opinion from the lawyer for the offering according to the wording detailed in Appendix “B”.

10.3.2	Confirmation from the Company’s accountant according to the wording detailed in Appendix “C”.

10.3.3	An approval signed by the chairman of the Company’s board of directors, the Company’s chief executive officer and VP finance and operations according to the wording detailed in Appendix “D”.

9

Unofficial Translation into English

11.	Additional obligations for disclosure

From the date of signing this agreement until the day of payment for the Units being offered according to the Prospectus:

11.1	The Company shall allow the Main Managers to view at their request, in a current manner, all of the minutes from general meetings, from the Company’s board of directors meetings, committees of the board of directors, as well as any other essential agreement (or draft agreement as aforesaid that has not yet been signed), that the Company is a party to. The Company undertakes to draw the Main Managers’ attention to any signing of an essential agreement immediately after its signature and in regard to holding negotiations regarding signing such an essential agreement.

11.2	The Company shall deliver in writing to the Main Managers all information that the Company shall be obligated to report on to the Securities Authority under the Securities Law (including reporting under Section D and Section E of the Law) and according to the Securities Regulations (Providing Notifications to the Authority), 5744-1984, and also all of the reports that the Company is obligated to make to the Stock Exchange according to its requirements, and it shall comply with its obligation to give statements to the Securities Authority and to the Stock Exchange as aforesaid.

The Company shall give notice to the Main Managers without delay concerning any change or the development of a trend for an essential change for the worse in the Company’s financial statements or in the methods of presenting the data therein.

11.3	If, after disclosing as aforesaid in clauses 7.2 & 7.3, the Main Managers shall decide to demand an amendment of the Prospectus or an amended Prospectus, the parties immediately shall take all of the steps required to the satisfaction of the Main Managers to effect said amendment with all possible speed, including an application to the Securities Authority according to Article 25 and/or 25a of the Securities Law.

11.4	Upon publishing any financial statement by the Company, the report shall be appended to the Prospectus without delay by means of amending the Prospectus or a corrected Prospectus in such a way that it will be acceptable to the Main Managers.

12.	The commencement of the Underwriters’ obligations

The Underwriters’ obligations under this agreement shall come into effect immediately upon (but not prior to) the Supplementary Announcement being published.

10

Unofficial Translation into English

13.	Additional certifications

The Company shall submit to the Main Managers within two working days after the Prospectus date, a copy of an approval by advocates for the offering that approval has been received from the Stock Exchange to make the issue according to the Prospectus and that a Prospectus legally signed by the Company and its directors was indeed reported in Magna.

14.	Releasing an Underwriter from his obligations

Notwithstanding all of the contents of this agreement, should it become clear that the Prospectus includes a Misleading Detail of any kind or should the Securities Authority give an instruction to the Company under Article 25(a) and/or under Article 25a(b) of the Securities Law, to publish an amendment to the Prospectus or to publish a revised Prospectus, or in the event of the Company requesting (without it having received the consent of the Main Managers in advance for this) to make a correction to the Prospectus under Article 25a(a) of said law, then the Underwriters or any one thereof are permitted, upon giving notification to the Company within 2 working days from the date on which they were informed about one of the events referred to above, as the case maybe, but no later than 12 hours before the time of opening the list of signatures, to be released from all their obligations to the Company under the Underwriting Agreement. This situation shall occur if said Misleading Detail in the Prospectus as stated above was not known to that Underwriter at the time of signing the Underwriting Agreement, or if the instruction was given or the application was submitted owing to a matter that was not known about to that Underwriter at the time of signing the Underwriting Agreement, and where reasonably, had he indeed known about it, he would not have entered into an engagement with the Company through the Underwriting Agreement, or he would not have entered into an engagement through this agreement on those terms.

The Company shall give notice on the day to the Main Managers concerning the giving of an instruction by the Securities Authority to publish an amended Prospectus as aforesaid or concerning the Company’s application through a request to publish an amended Prospectus as aforesaid.

Should one or more of the Underwriters exercise his rights as aforesaid and be released from his obligations under the Underwriting Agreement as aforesaid, then the Company shall apply to the Securities Authority with a request to amend the Prospectus according to the provisions of Article 25a(a) of the Securities Law. Said request and the amendment of the Prospectus owing to this, shall not constitute, of itself, grounds to release any Underwriter from his obligations under this agreement.

11

Unofficial Translation into English

Should any one of the Main Managers act according to this instruction and be released from his obligations as aforesaid without another Main Manager taking upon himself the obligation of the party being released, then the Underwriting Agreement shall be canceled also with the other Underwriters and the Company shall approach the Securities Authority with a request to amend the Prospectus or shall cancel the offering, at its discretion. In a situation where the Company shall have chosen not to cancel the offering but to execute it without the obligation of Underwriters, then the Company shall approach the Securities Authority with a request to publish an amended Prospectus that will not include the Underwriting Agreement and that shall not include therein the signatures of the Underwriters. If, for any reason, no amended Prospectus be published as aforesaid, then the offering shall be canceled.

15.	Circumstances for canceling the offering

Notwithstanding the contents of this agreement, it is agreed that the Main Managers shall be permitted to cancel all of the underwriting obligations under the Underwriting Agreement no later than the date of opening the list of signatures in the public tender, which is if, at their sole discretion, there be any significant change for the worse in the securities market in Israel or that there has been a change in the statesmanship, political, economic or security situation in Israel or in the world, which affects or is liable to significantly influence for the worse the capital market in Israel or the Company, despite the state at the time of signing the Underwriting Agreement. Under such circumstances, this agreement shall be canceled also with the other Underwriters, and the Company shall approach the Securities Authority with a request to amend the Prospectus or shall cancel the offering, all at its discretion.

Notification about canceling the obligation of the Underwriters and canceling the Underwriting Agreement as aforesaid shall be given with the signature of the Main Managers, and shall be considered as delivered to the Company at the time of its delivery to the Company’s registered office or the office of its lawyer for purposes of the offering.

In circumstances in which the Company has chosen not to cancel the offering, it shall approach the Securities Authority and request to publish an amended Prospectus where therein shall not be included the Underwriting Agreement and also shall not be included therein the signatures of the Underwriters. If for any reason the amended Prospectus shall not be published as aforesaid, then the offering shall be canceled.

16.	Action in the event of canceling the offering or an offering without Underwriters

In the event of a cancellation of the offering as stated in clause 14 above, the Company shall give notice about this by way of an Immediate Report and shall publish an announcement on this matter on that same day, as far as possible, in one newspaper, and on the next day in two daily newspapers that are the most widely distributed in Israel in the Hebrew language.

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Unofficial Translation into English

It is hereby clarified that if the offering shall be canceled under those circumstances stipulated in clause 14 above, then the Main Managers and/or the Underwriters and each one thereof shall not be responsible to the Company and the Company shall not be responsible to the Underwriters and/or to the Main Managers in respect of any damage that may be caused as a result of and/or in connection with the aforesaid cancellation and/or in respect of any expense that was incurred during the course of and/or in connection with handling the preparation of the Prospectus and/or during the negotiations prior to signing this agreement.

17.	A final agreement
This agreement exhausts all of the agreements between the parties and replaces any agreement, consensus, presentation or previous document between the parties in connection with the aforesaid matters contained therein. Furthermore, no change to this agreement shall have any validity unless it was undertaken in writing and signed by all of the parties or their legal representatives.

18.	Empowering for Magna
By their signature on this agreement, the Underwriters empower the Company’s electronic signatory to report on their behalf on the Magna System concerning their engagement through this agreement and their signature thereon and also about their signing the Supplementary Announcement.

And a witness whereof the parties have come to sign:

The Underwriters:
/s/ RedHill Biopharma Ltd.
/s/ Poalim I.B.I. - Underwriting and Issue	Redhill Biopharm Ltd.
Poalim I.B.I. - Underwriting and Issues Ltd.

/s/ Apex Underwriting and Issue Management Ltd.
Apex Underwriting and Issue Management Ltd.

/s/ Excellence Nassuah Underwriting (1993) Ltd.
Excellence Nassuah Underwriting (1993) Ltd.

/s/ Meitav Issues & Finances Ltd.
Meitav Issues & Finances Ltd.

/s/ Rosario Underwriting Services (A.S.) Ltd.
Rosario Underwriting Services (A.S.) Ltd.

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Unofficial Translation into English

Appendix C

February 1, 2011

For the attention of:

Poalim I.B.I. - Underwriting and Issues Ltd.

Tel Aviv

Dear Sir/Madam

Re.: RedHill Biopharma Ltd. Prospectus

At the request of RedHill Biopharma Ltd. (hereinafter: the “Company”), as its auditor, and in connection with the Prospectus for the first issue to the public dated February 1, 2011, we hereby report as follows:

1.	We have audited the report on the Company’s statement of financial position as of December 31, 2009, and the statement of total loss, the statement of changes in equity and the statement of cash flows for the period from August 3, 2009 until December 31, 2009. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Israel, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and the results of its operations, changes in equity and its cash flow for the period between August 3, 2009 until December 31, 2009 according to the International Financial Reporting Standards (IFRS) and the provisions of the Securities Regulations (Annual Financial Statements) 5770-2010.

This, opinion, is based on our opinion on the financial statements for the aforementioned period that was provided on November 14, 2010.

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Unofficial Translation into English

We agree that this, our opinion, shall be included in the Company’s Prospectus which is due to be published in February, 2011.

2.	Introduction
We reviewed the Company’s financial data including the report on its financial state dated September 30, 2010, and the total loss statements, changes in equity (capital deficiency) and cash flows for the periods of 9 months and 3 months that ended on September 30, 2010 and for the period from August 3, 2009 until September 30, 2009. The Board of Directors and management are responsible for suitably preparing and presenting the Financial data for these interim periods according to the International Financial Reporting Standards (IFRS), and they are also responsible for preparing the financial data for these interim periods according to the provisions of the Securities Regulations (Annual Financial Statements), 5770-2010. It is our responsibility to express a conclusion concerning the financial data for these interim periods based upon our review.

Scope of the review
We prepared our review according to Review Standard No. 1 of the Institute of Certified Public Accountants in Israel “Review of financial data for interim periods assessed by that entity’s auditor”. A review of financial data for interim periods consists of enquiries, primarily with those responsible for financial and accounting affairs and from an application of an analytical review and other procedures. A review is quite substantially limited in scope as compared with an audit undertaken according to customary auditing standards in Israel which thus does not permit us to achieve certainty that we are aware of all the significant matters that could have been identified in an audit. Owing to this, we are not expressing an auditor’s report.

Conclusion

Based upon our review, no matter has come to our attention that causes us to feel that the above financial information does not suitably reflect, according to the International Financial Reporting Standards (IFRS) and the provisions of the Securities Regulations (Annual Financial Statements), 5770-2010, from all essential aspects, the Company’s financial position as of September 30, 2010 and the results of its activities, changes in equity (capital deficit) and its cash flows for the periods of nine months and three months ending on September 30, 2010 and for the period between August 3, 2009 until September 30, 2009.

This review report is based on a review report of the financial data for the aforesaid interim periods that was provided on November 14, 2010.

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Unofficial Translation into English

We agree that this review report may be included in the Company’s Prospectus that is due to be published in February, 2011.

3.	At the Company’s request, certain procedures were undertaken by us (as opposed to auditing or review procedures according to customary auditing standards), for the period from October 1, 2010 until February 1, 2011 (hereinafter: the “period”), which included the following procedures:

a.	We read the minutes of the Company’s shareholders meetings and the meetings of the Board of Directors and its committees that took place during the aforesaid period, after the Company’s management had informed us that all of the minutes of these meetings and board meetings had been given to us for perusal.

b.	We made enquiries with the Company’s management and with those responsible for the Company’s financial affairs and accounts and we were told by them that there are no financial statements for periods later than those appearing in the Prospectus.

c.	We made enquiries with the Company’s management regarding transactions and events after September 30, 2010 liable to significantly influence the Company’s business state and/or the results of its activities and/or its equity capital and/or its cash flows, beyond those that received suitable attention in the financial statements for the periods stipulated in paragraphs 1 and 2 above.

d.	We received a “Letter of Declaration” from the Company’s management.

The procedures that we undertook are limited in scope and do not constitute an audit or a review according to customary auditing standards. Nevertheless, we hereby indicate that during the execution of these procedures, we were not made aware of anything that points to the following:

a.	Since October 1, 2010 until February 1, 2011 (the date of approval of the financial statements), anything has happened or has been revealed that requires changes to the financial statements included in the Prospectus, and which has not been expressed therein.

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Unofficial Translation into English

b.	During this period, anything has happened or has been revealed which points to the fact that there has been any significant worsening in the Company’s financial business state and/or in the results of its activities and/or its equity capital and/or its cash flows compared with the situation reflected in the financial statements.

4.	We have perused the financial data in the Prospectus which relates to the Company and based upon data appearing in the Company’s books or in the audited financial statements or in the Company’s reviews, as the case may be, for the dates and periods indicated above.

Below are the relevant clauses that are included in the Company’s Prospectus and based only on the financial data appearing in the Company’s financial statements:

Section 1: Clauses 1.2
Section 3: Clauses 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 & 3.8.
Section 6: Clauses 6.5, 6.14.2, 6.19, 6.21, 6.23, 6.29a & 6.29b.
Section 8: Clauses 8.1, 8.2 & 8.3.
Section 9: The entire section.

From our perusal of the data in the aforesaid clauses, nothing essential was brought to our attention that in our opinion points to the fact that there is any significant contradiction between the aforesaid information included in the Prospectus and the relevant financial data in the financial statements.

5.	In our opinion, the accounting and reporting rules that were implemented in the Company’s financial statements for the interim periods ending on September 30, 2010 which are included in the Prospectus and the manner of their implementation, are not essentially different from those that were implemented in the Company’s financial statements as of December 31, 2009 which are included in the Prospectus.

6.	The meanings of the terms “business state” and “results of activities” in this letter, are the customary accounting meanings. Thus, these terms relate to the financial statements in general and their meaning is identical in this letter to the meanings in our report which is included in the aforesaid Prospectus.

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Unofficial Translation into English

7.	We are and were independent of the Company as this term is meant by the Accountants Law, 5715-1955, and in the regulations that were enacted in accordance therewith, including the Accountants Regulations (Conflict of Interest and Damage to Independence as a Result of an Another Business) Temporary Provisions, 5768-2008, in the Auditing and Reporting Standards, in the Rules of Professional Conduct and in the instructions concerning the independence of accounting firms in Israel, and in the decision of the Securities Authority concerning the independence of an auditor.

8.	If during the period between this our letter and up until the date of closing the signatures, any information shall come to our attention concerning an event that could cause a situation whereby the contents of this letter, in whole or in part, become incorrect or misleading at that time, then any such event shall immediately be brought to your attention. To remove any possible doubt, we hereby indicate that we have not been requested, nor is it our intention, to prepare any particular procedures regarding the aforesaid period.

9.	This letter is intended only for providing information to you and to the other underwriters in this issue only, and it may not be referred to in a prospectus nor in any other document nor may a copy thereof be passed on to any entity whatsoever unless this shall be required under the law. Our consent in this clause is dependent upon immediately notifying us about any such demand.

Yours sincerely,

Kesselman & Kesselman

C.P.A.

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Unofficial Translation into English

Appendix D

February 1, 2011

For the attention of:

Poalim I.B.I. - Underwriting and Issues Ltd.

and the other underwriters in this issue

Dear Sir/Madam

Re.: RedHill Biopharma Ltd. Prospectus dated February 2, 2011

(Hereinafter: the “prospectus”)

We, the Chief Executive Officer and chairman of the Board of Directors of RedHill Biopharma Ltd. (hereinafter: the “Company”) and the Company’s Vice Chief Executive Officer Finance and Operations, after having read and checked the Prospectus, hereby declare and confirm that:

(a)	The prospectus correctly and reliably describes all of the items, facts and information referred to therein and that it was legally signed by the Company and the Company’s board of directors.

(b)	The Company’s board of directors was legally appointed.

(c)	The declarations, assessments, estimates, facts, calculations, deductions and forecasts included in the prospectus, if so included, were undertaken in good faith after a suitable and fair check and assessment based on a professional examination.

(d)	There is no misleading item in this Prospectus as meant and defined in the Securities Law, 5728-1968, and no item is lacking therefrom which is likely to be important for a reasonable investor who is considering purchasing the security according thereto, and every detail is as required according to the Securities Regulations (Prospectus Details, its Structure and Form), 5729-1969.

(e)	The statements and the information included in the Prospectus regarding the years and the periods as stated in the Company’s audited statement and in the interim financial review (unaudited), correctly reflect the state of the Company in respect of the years and the periods included in these statements.

(f)	As of the Prospectus date, the Company had not yet purchased insurance cover for its activities, because as of the Prospectus date, the Company had not yet commenced undertaking clinical trials. Before commencing such clinical trials, the Company shall act to purchase suitable insurance cover to cover its activities.

(g)	The Prospectus correctly and truthfully describes the Company’s share capital and the holdings of its shareholders.

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Unofficial Translation into English

(h)	Since the dates according to which data of any kind was provided in the Prospectus and up until the date of publishing the Prospectus, there has not been any essential change for the worse in the Company’s state, in its business results or its assets which are essential for the Company, nor has any event occurred which is important for a reasonable investor who is considering purchasing the securities being offered according to the Prospectus.

(i)	We hereby undertake to immediately report to the chief consortium directors concerning the occurrence of any event and/or change or about any new information that may come to our attention during the period from the date of publishing the prospectus, signing the underwriting agreement up until the date of closing the list of signatures, which, had they been known prior to the date of publishing the Prospectus there would have been a need to include them in the Prospectus according to the law.

Your sincerely,

Dror Ben-Asher	Ori Shilo
Chief Executive Officer of the company and Chairman of the Board of Directors	Vice Chief Executive Officer Finance & Operations

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Exhibit 4.16

Unofficial translation into English.

This Letter of Exemption and Indemnification is an unofficial translation of a Letter of Exemption and
Indemnification in Hebrew adopted by the Company.

Redhill Biopharma Ltd.

Public Co. Reg. No. 51-430400-5

21 Ha’arba’a Street, Tel Aviv, Israel

Telephone: 972-3-5413131; Fax: 972-3-5413144

________ _________, 201_

To Mr. / Ms.

Dear Sir or Madam;

Letter of Exemption and Indemnification

Whereas	in accordance with its articles of association, the Company may exempt, in advance, an officer therein from all or any of his liability for damage due to a breach of the duty of care vis-à-vis the Company and to indemnify him in advance and/or retroactively, for any liability or expense as provided in the articles of association, imposed on him or incurred by him, due to any act performed by him by virtue of his being an officer in the Company; and

Whereas	on January 16, 2011, the Company's Board Of Directors, after having obtained the approval of the Company's audit committee to that effect, resolved to approve the Company's undertaking to exempt and indemnify officers in the Company, in accordance with the Companies Law, 5759 - 1999, the Company's Articles Of Association and the terms of exemption and indemnification set forth in this Letter; and

Whereas	on January 27, 2011, the Company's general meeting also approved the said resolution of the board of directors in connection with directors in the Company; and

Whereas	on February 15, 2012, the Company's general meeting approved the amendment of the Letter of Exemption and Indemnification, please be advised as follows:

Chapter One: Interpretation

1.	Definitions

In this Letter of Exemption and Indemnification, each of the terms below will have the meaning set out opposite it, unless expressly stated otherwise.

“Means of control"	-	As defined in the Companies Law;

"Financial liability in lieu of criminal proceedings"	-	Financial liability imposed by law in lieu of criminal proceedings, including an administrative penalty under the Administrative Offences Law, 5746 – 1985, penalty for an offence defined as a penalty offence under the provisions of the Criminal Procedure Law, financial sanction or forfeit;

“Companies Law”	-	The Companies Law, 5759 -1999;

The “Securities Law”	-	The Securities Law, 5728 – 1968;

The "Criminal Procedure Law"	-	The Criminal Procedure Law [Combined Version], 5742 – 1982;

"Administrative Proceeding"	-	A proceeding pursuant to Chapter H3 (Imposing Monetary Sanction by the ISA), H4 (Imposing Administrative Enforcement Measures by the Administrative Enforcement Committee) and/or I1 (Conditioned Arrangement for Avoidance of Taking Action of for Stopping Action) of the Securities Law, as amended from time to time

"Distribution"	-	As defined in the Companies Law;

“This Letter”	-	This Letter of Exemption and Indemnification, including the addendum hereto, constituting an inseparable part hereof;

"Termination of proceeding without the filing of an indictment in a case in which a criminal investigation was instituted"	-	Closing the case pursuant to Section 62 of the Criminal Procedure Law, or a stay of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Law;

"Act" or "Act in the capacity of officer"	-	A legal act, through any act or omission, of an officer in the capacity of an officer in the Company and/or as an officer and/or employee and/or observer at meetings of competent organs of a corporation in which the Company holds, directly or indirectly, the means of control ("related corporation"), including such act which took place prior to the entry into force of this Letter of Exemption and Indemnification;

"Third Party"	-	Any person who is not the Company and/or one of the shareholders of the Company and/or anyone acting on their behalf.

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2.	Interpretation

2.1	The Preamble to this Letter of Exemption and Indemnification constitutes an inseparable part hereof.

2.2	The section headings in this Letter of Exemption and Indemnification are for convenience only and shall not be used for the purpose of the interpretation hereof.

2.3	Words and terms defined in the singular will also include the plural and vice versa; words in the masculine gender will also include the feminine gender and vice versa.

2.4	To the extent not expressly defined in this Letter, the terms herein will be interpreted in accordance with the Companies Law and, where there is no definition in the Companies Law – in accordance with the Securities Law.

2.5	The Company’s undertakings pursuant to this Letter shall be interpreted broadly, in a manner intended to fulfill them, to the maximum extent permitted under law, for the purpose for which they were designed

2.6	In the event of a conflict between any provision in this Letter and a provision of the law that cannot be contracted out of, and which may not be revised or supplemented, such provision of the law shall prevail, but same shall not prejudice or derogate from the force of the other provisions in this Letter. Furthermore, should it be determined that any provision in this Letter is unenforceable and/or lacks legal validity on any ground whatsoever, same shall not prejudice or derogate from the force of the other provisions in this Letter.

Chapter Two: Exemption

3.	Exemption in Advance

Subject to the provisions of any law, the Company hereby exempts you in advance from any liability for any damage incurred by it, either directly or indirectly, due to the breach of your duty of care vis-à-vis the Company, by your acts in your capacity as an officer.

Without limitation to the generality of the foregoing, it is hereby clarified that so long as same is not permitted under law, the Company does not exempt you in advance from your liability to the Company for a breach of the duty of care upon Distribution, to the extent applicable to you, if any.

4.	Exemption in Advance and Indemnification Have No Bearing on Each Other

Nothing in the Company's undertaking to exempt you in advance (as set forth in section 3 above) will derogate from the Company's undertaking to indemnify you in accordance with this Letter.

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5.	Retroactive Exemption

To the extent permitted by any law, the Company exempts you from any liability for any damage incurred by it, either directly or indirectly, due to the breach of your duty of care vis-à-vis the Company, by your acts in your capacity as an officer prior to the entry into force of this Letter of Exemption and Indemnification.

Chapter Three: Indemnification

6.	Indemnification in Advance – General

6.1	Subject to the provisions of any law, the Company hereby undertakes to indemnify you in advance for any liability or expense as set forth in section 7 below, imposed on you or incurred by you in connection with acts performed by you in the capacity of an officer in the Company, to the extent that the liability or expense has not been actually paid by virtue of an insurance policy or by virtue of indemnification on behalf of a third party, provided that the maximum indemnity amount will not exceed the amount set forth in subsection 8.1 below.

6.2	Subject to the provisions of subsection 8.3 of this Letter below, it is hereby clarified that nothing in the Company's undertaking to indemnify you in advance as set forth in subsection 6.1 of this Letter above, shall derogate from your right to receive, directly or via the Company, payments by virtue of an insurance policy or by virtue of indemnity on behalf of a third party, to the extent that you are entitled to such payments for any liability or expense as set forth in section 7 of this Letter below.

The Company's undertaking to indemnify you in advance as set forth in subsection 6.1 above, is conditioned on the fact that you have adopted all reasonable measures to receive payments by virtue of an insurance policy or by virtue of an indemnity undertaking and insurance by a related corporation in connection with your capacity as an officer in such corporation, if and to the extent that you are entitled to such payments, and they can be claimed under the circumstances of the case.

To remove any doubts, it should be clarified that the Company's undertaking to indemnify you will only apply with respect to the balance of your liabilities following the full utilization of your rights for insurance and indemnification in a related corporation in connection with your office in a related corporation and following the utilization in full of your rights for officers' insurance of the Company.

6.3	In the event that you have incurred excess insurance to receive payments pursuant to an insurance policy, the Company's undertaking to indemnify you in advance as set forth in subsection 6.1 of this Letter above shall also apply with respect to the amount of the self participation charged in accordance with the insurance policy.

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7.	Liabilities or Expenses to which the Indemnity Applies in Advance

The Company's undertaking to indemnify you in advance, as set forth in section 6 above, will apply due to any liability, payment or expense imposed on or incurred by you, as follows:

7.1	A financial liability imposed on you in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator's award, approved by the Court, due to acts performed by you in the capacity of an officer, and which pertain, directly or indirectly, to one or more of the events set forth in the addendum to this Letter (the "Addendum"), which, at the discretion of the Company's Board Of Directors, are anticipated in light of the Company's actual activity at the time of the issuance of the advance indemnity undertaking;

7.2	Reasonable litigation costs, including lawyer’s fee, incurred by you pursuant to any investigation or proceeding conducted against you by any authority competent to conduct an investigation or proceeding, at the end of which, no indictment is filed against you and no financial liability is levied on you in lieu of criminal proceedings, or at the end of which, no indictment is filed against you but a financial liability is levied in lieu of criminal proceedings, in an offense not requiring proof of mens rea or in connection with a monetary sanction;

7.3	Reasonable litigation costs, including attorney's fees, incurred by you or with which you are charged by a Court, in a proceeding to be instituted against you by the Company or on its behalf or by another person, or in a criminal indictment from which you are acquitted, or in a criminal indictment in which you are convicted of an offense which does not require proof of mens rea.

7.4	A monetary liability imposed on you due to a payment for the party harmed by the breach in an Administrative Proceeding, as aforesaid in Section 52(54)(a)(1)(a) of the Securities Law.

7.5	Expenses incurred by you in connection with an Administrative Proceeding conducted in your matter, including reasonable litigation expenses, including legal fees.

7.6	Any liability or other expense which upon them the indemnification to an officer according to the law is allowed.

8.	Amount of the Advance Indemnity

8.1	The amounts to be paid by the Company to all officers, in the aggregate, in any calendar year, in accordance with all letters of exemption and indemnification issued and/or to be issued to them by the Company for financial liabilities and reasonable litigation costs as set forth in subsection 7.1 above, will not exceed the higher of 25% (twenty five percent) of the Company's consolidated shareholders' equity as is in accordance with the Company's most recent consolidated annual financial statements, that existed as of the actual date of payment for the indemnification, or USD 3,000,000 (three million US Dollars) ("Maximum Indemnity Amount"). It should be clarified that the Company's Board Of Directors has determined that the Maximum Indemnity Amount, as defined in this Letter above, is reasonable under the circumstances.

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8.2	If and to the extent that the total sum of all amounts which the Company is required to pay on any date, plus the sum of all amounts paid by the Company by such date, for financial liabilities and reasonable litigation costs as set forth in subsection 7.1 above, in accordance with all letters of exemption and indemnification issued and/or to be issued to all officers in the aggregate, exceeds the Maximum Indemnity Amount, the Maximum Indemnity Amount or the balance thereof, as the case may be, will be distributed among the officers entitled to such amounts in connection with demands submitted to the Company pursuant to the indemnity letters and which have not been paid to them before such date, so that the amount actually received by each of the said officers, will be calculated in the ratio of the amount payable to each of the officers from the sum payable to all the said officers in the aggregate, on such date, in connection with such demands. Should it turn out on a subsequent date, that amounts which the Company was required to pay become available, either in light of the contents of Section 10 below or due to the settlement of claims against officers without having to pay therefor all or any part of the amounts claimed by any officer, the balance of the amount for indemnification will increase by the amount of the sums becoming available, and all officers who have only received their pro rata share as aforesaid, will be entitled to their proportionate share, pro rata, out of the amounts that become available.

In order to clarify the calculation method detailed in this subsection 8.2, the following example is provided: assume that compensation payments were ruled against Officer A for the sum of $100. These payments are recoupable, and thus Officer A demands indemnification from the Company for these payments. Assume further that the maximum indemnification sum is 25% (twenty-five percent) from Company's consolidated shareholders' equity, which was set according to the last consolidated annual financial statements, that existed as of the actual date of payment for the indemnification, is $1,000. Therefore, the maximum indemnification sum is, as of the payment date of $100 to Officer A, is $250. Therefore, after payment for the indemnification or Officer A, and until the new consolidated annual financial statements, law suits are filed against Officers B, C and D, who demand repayment of $100, $200 and $300 – respectively. In such a case, since the latest claimed indemnification sum ($600) is higher than the balance maximum indemnification sum ($150), the balance shall be divided pro rata between the Officers as follows: Officer B shall receive 150*100/600, Officer C shall receive 150*200/600 and Officer D shall receive 150*300/600. In case after the specified above, and before the Company updates its consolidated annual financial statements the Company will learn that Officer A was not entitled to the Indemnification, the sum of $100 will become available and return to the general indemnification sum. The returned sum ($100) shall be divided pro rata between the Officers as follows: Officer B shall receive a further payment of 100*100/600, Officer C shall receive a further payment of 100*200/600 and Officer D shall receive a further payment of 100*300/600.

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8.3	The indemnity amount paid to you by the Company, together with the amounts paid to you pursuant to an insurance policy and/or in accordance with an indemnity undertaking by any third party whatsoever, will in no event exceed the amount of the financial liability and/or the expenses as set forth in Section 7 above, which you have incurred or with which you have been charged. For this purpose, the amounts of the excess insurance in accordance with an insurance policy, if such have been prescribed, will be deemed to be amounts not actually paid to you. Should the Company pay to you or in your place, amounts that you are entitled to receive in accordance with an insurance policy and/or an indemnity undertaking by any third party whatsoever, then you will assign to the Company your rights to receive the amounts in accordance with the insurance policy or the indemnity undertaking by any third party, to the extent that there is no impediment to the assignment of such rights, and you will authorize the Company to collect these amounts on your behalf, where required for the fulfillment of the provisions of this section, and, at the Company's request, you will sign any document for the purpose of assigning your rights and authorizing the Company to effect such collection. In the event that you have collected the aforesaid amounts directly from an insurance company or from any third party whatsoever, these amounts will be returned by you to the Company in accordance with the provisions of Section 10 below.

9.	Realization of Advance indemnification

In any event in respect of which you are likely to be prima facie entitled to indemnity pursuant to this Letter, you and the Company will act as follows:

9.1	Subject to any law, you will give notice to the Company of any legal and/or administrative proceeding, investigation or proceeding by a competent authority instituted against you, and of any concern or threat that such proceeding or investigation will be instituted against you (in this section 9 and section 10.1 hereunder: "Proceeding"), with due expedition after you have first learned about it and not later than by the end of three (3) days after you first learned of it and on such date as will allow you and the Company a reasonable time to submit a response to such Proceeding, as required under law, and you will transfer to the Company or to anyone designated by it, without delay, a copy of any document relating to the Proceeding delivered to you by the initiator of the Proceeding (in this section: "Duty to Give Notice and Deliver Documents"). Subject to any law, in the event that the Company learns of such a Proceeding, the Duty to Give Notice and Deliver Documents will apply to the Company vis-à-vis you, mutatis mutandis.

It should be clarified that if you breach the Duty to Give Notice and Deliver Documents, this will not release the Company from its undertaking in accordance with this Exemption Letter, unless the breach committed by you as aforesaid, will have a material adverse effect on the Company's rights and/or its ability to defend in its name (in the event that the Company is also a party to the same Proceeding) and/or in your name against the Proceeding.

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9.2	The Company will be entitled to assume the handling of your legal defense within the ambit of the same Proceeding and/or transfer such handling to a reputable attorney experienced in the relevant field, which the Company will select to this end, and who will act and will owe a fiduciary duty to you and to the Company. The Company will be entitled to appoint an attorney as aforesaid provided you give your prior approval, in writing, to the identity of the attorney. However, you will not unreasonably withhold such approval, including due to circumstances where, at your reasonable discretion, concern of a conflict of interests exists between your defense and the Company's defense or that of another officer. In the event of concern of a conflict of interests as aforesaid, a separate attorney will be appointed for you, who will be acceptable to you, in order to protect your personal affairs, provided that such appointment is approved, in advance and in writing, by the Company. Subject to that stated heretofore and hereinafter, the Company and/or any such attorney will be entitled to act within the ambit of such handling of the Proceeding at their exclusive discretion subject to ongoing reporting to you and consultation with you from time to time.

The Company and/or such attorney will be entitled to terminate the Proceeding. However, the Company and/or the attorney will not agree to enter into a settlement in consequence of which you will be convicted of a criminal offense or required to pay an amount for which you would not be indemnified under this Indemnification Letter and would also not be paid to you pursuant to any insurance purchased by the Company or within the framework of any indemnity by a third party, other than with your prior written approval. The Company will not agree to decide the dispute by way of mediation or arbitration without first obtaining your prior written approval. However, you will not unreasonably withhold your approval as aforesaid.

At the Company’s request, you will sign any document empowering the Company and/or any attorney as aforesaid, to handle your defense within such Proceeding on your behalf and to represent you in any matter pertaining thereto, as aforesaid.

9.3	You will collaborate with the Company and/or with any attorney as aforesaid and/or with any insurer in any reasonable manner as may be required of you by any of them as part of their handling in connection with such Proceeding, including the investment of all time required for dealing with the Proceeding, compliance with the provisions of the insurance policy, execution or delivery of applications, affidavits, powers of attorney and any other document, provided that the Company ensures the full coverage of all expenses relating thereto, in such manner as will not require you to pay or finance them in person, and all subject to the provisions of Sections 7 and 8 above.

9.4	The Company will not be obligated to indemnify you for any amount with which you are charged in the wake of a settlement arrangement, mediation or arbitration or in the event that, within the ambit of a criminal indictment, you confess to an offense not requiring proof of mens rea, unless the Company's approval has been given in advance and in writing for the settlement arrangement or the holding of such mediation proceeding or such arbitration or for your confession to such charge, as the case may be. It should be noted that the Company will not unreasonably withhold its approval as aforesaid.

Confidential

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9.5	Irrespective of whether or not the Company exercises its right under subsection 9.2 above, the Company will attend to the full coverage of all the litigation costs referred to in subsections 7.2, 7.3, 7.5 and 7.6 above, and, within this context, will also provide securities and/or sureties which it is charged to provide pursuant to an interim decision of a court or an arbitrator, including for the purpose of substituting attachments imposed on your assets, and will pay such costs so that you will not be required to pay or finance them in person, and all subject to the provisions of Section 7 above.

Subject to subsection 10.1 below, amounts paid by the Company as aforesaid will be credited as an advance payment on account of the indemnity amount to which you will be entitled under this Indemnification Letter.

9.6	Upon your request to effect a payment with respect to any event pursuant to this Indemnification Letter, the Company will adopt all measures required under law for the payment thereof and will act to procure any approval required to this end, if any. In the event that any approval whatsoever as aforesaid is required for such payment, and where such payment is not approved on any ground whatsoever, such payment or any part thereof which is not approved as aforesaid shall be subject to the court's approval (where relevant), and the Company will act to obtain same immediately, and will bear all costs and payments required to obtain same as aforesaid.

9.7	You may contact the Company secretary at any time, and receive information as to the balance of the Maximum Indemnification Amount, as at the date of such application, that has not yet been settled by virtue of the indemnification letters, as defined in subsection 8.2 above.

10	Refund of Amount Paid by virtue of the Advance Indemnity Undertaking

10.1	In the event that the Company has paid to you or on your behalf any amounts whatsoever under this Indemnification Letter, including amounts in accordance with subsection 9.5 above, and where subsequently it transpires that you are not entitled to indemnification from the Company for such amounts, these amounts will be deemed as a loan extended to you by the Company, which will bear interest at the minimum rate prescribed in accordance with subsection 3(i) of the Income Tax Ordinance, or any other law superseding same, as applicable from time to time, and which does not constitute a benefit with respect to your chargeable income (hereinafter in this subsection: the "Loan") . In such event you will repay the loan within three years from the date it became clear that the beneficiary is not entitled to indemnification from the company. and in accordance with such payments schedule as determined by the Company, with the approval of the Company's competent organs.

It should be clarified that in the event that the Company has paid litigation costs to you or on your behalf, including lawyer's fee, in connection with any investigation or proceeding conducted against you by a competent authority or in connection with a criminal proceeding instituted against you, such amounts will be deemed as a loan extended to you by the Company, under such terms as are set forth in this section. If and where it transpires that the Company may, by law, indemnify you for such amounts, these amounts will become indemnity amounts which have been paid to you by the Company pursuant to this Indemnification Letter, you will not be required to refund same to the Company, the interest thereon will be written off and the Company will bear the tax payments applicable to you in consequence thereof, if any.

Confidential

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10.2	It is clarified that amounts awarded in your favor within the framework of a legal proceeding, settlement, mediation or arbitration arrangement, in connection with any liability or expense paid to you or on your behalf theretofore by the Company in accordance with the Indemnification Letter, will be refunded by you to the Company upon receipt thereof. In the event that such amounts were awarded in your favor and you have not yet received them, you will assign your rights to receive such amounts to the Company and/or authorize the Company to collect such amounts on your behalf.

11	Retroactive Indemnification

Subject to the provisions of the Company's Articles Of Association and to the resolution of the Company's competent organs, nothing in the foregoing in this Letter shall derogate from the Company's right to indemnify you retroactively.

Chapter Four: General Provisions

12	Exemption and Indemnification Exclusion

The Company does not exempt you in advance and will not indemnify you for any of the following:

12.1	Breach of fiduciary duty, other than in connection with indemnification, provided that you acted in good faith and had reasonable grounds to assume that your act would not adversely affect the best interests of the Company and/or a related corporation;

12.2	Breach of a duty of care committed intentionally or recklessly, other than if committed only by negligence;

12.3	A deliberate act to generate personal profit unlawfully;

12.4	Any fine, civil fine or ransom imposed upon you, provided that such fine or ransom have not been imposed pursuant to the conviction for a crime which does not require proof of criminal intent, or for a financial sanction levied on you.

13	Application subsequent to Termination of Office

The Company's obligations under this Letter of Exemption and Indemnification will be available to you and/or to your estate and/or to alternate directors duly appointed by you, without a time limitation, as well as subsequent to the termination of your capacity as officer in the Company and/or in a related corporation, as the case may be, provided that the acts forming the subject of this Letter of Exemption and Indemnification were committed in the course of your capacity as an officer in the Company and/or in a related corporation, as the case may be.

Confidential

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14	No Assignment

To remove any doubts, it should be clarified that this Letter may not be assigned. Notwithstanding the foregoing, in the event of your demise (G-d forbid), this Letter shall apply to you and to your estate.

15	Letter not in favor of Third Party

To remove any doubts, it should be clarified that this Letter will not be interpreted as intending to grant any right or benefit to any third party whatsoever, including any insurer.

16	Cancellation, Revision, Waiver and Refraining from Action

16.1	Nothing in this Letter of Exemption and Indemnification shall prejudice or derogate from future resolutions of the Company as to the grant of advance exemption and/or advance or retroactive indemnification in connection with any matter subject to any law, and same shall not compel the Company to grant you additional exemption and/or indemnification beyond that stated in this Letter of Exemption and Indemnification.

16.2	The Company will be entitled, at its exclusive discretion and at any time, to cancel its exemption and/or indemnification undertaking pursuant to this Letter, or to reduce the Maximum Indemnification Amount hereunder, or limit the events to which the indemnification applies, either in respect of all officers or in respect of only part of them, to the extent that such cancellation or revision refers to events taking place following the date of the cancellation or revision, provided you have been given a prior notice of its intention as aforesaid, in writing, not less than 30 days prior to the date on which its resolution takes effect. To remove any doubts, it is hereby clarified that any such resolution, likely to adversely affect the terms of or to revoke this Letter, will not have any retroactive applicability of any nature whatsoever and this Letter, prior to the revision or cancellation hereof, as the case may be, will continue to apply and be valid in all respects in connection with any event which occurred prior to the revision or the cancellation, even where the proceeding in connection therewith was instituted against the officer subsequent to the revision or cancellation of this Letter. In any other event, this Letter may not be revised unless signed by the Company and by you.

16.3	In the event that, in the future, the relevant law is modified so as to allow the Company to extend the scope of the exemption which it may grant an officer from his liability for breach of the duty of care and/or allowing the Company to extend its undertaking to indemnify an officer, then such modification will also be deemed to apply to you by law, and this Letter of Exemption and Indemnification will be deemed to have been modified so as to include such modification.

Confidential

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16.4	A delay, postponement, grant of extension or failure on your part or on the part of the Company to exercise or enforce any of the rights in accordance with this Letter, will not be deemed as a waiver or impediment, on your part or on the part of the Company, of the exercise of the rights under this Letter and pursuant to any law in the future, and will not prevent you or the Company from instituting all legal and other measures required to exercise such rights.

17	Law and Jurisdiction

Israeli Law shall exclusively apply to this Letter, and to any dispute arising with respect to this Letter. The exclusive jurisdiction in respect of everything related to and arising from this Letter, including with respect to its validity, breach and interpretation hereof, will vest in the competent courts in the district of Tel – Aviv only.

18	Entry into Force; Previous Letters of Exemption and Indemnification

18.1	This Letter of Exemption and Indemnification will take effect only upon your execution of a copy hereof, in the place designated therefor, and upon the delivery of the signed copy to the Company. Upon its entry into force, this Letter of Exemption and Indemnification revokes any previous undertaking for exemption and/or indemnification, if and insofar as offered and granted to you by the Company. Without derogating from the generality of the foregoing, if and insofar as this Letter of Exemption and Indemnification is declared or found to be void by the competent courts, then any exemption and/or indemnification undertaking preceding the date of the entry into force of this Letter of Exemption and Indemnification, and which this Letter of Exemption and Indemnification was intended to replace, will remain in full force and effect.

18.2	Nothing in this Letter of Exemption and Indemnification will derogate from any other exemption or indemnification granted to you by any third party and/or to which you are entitled from any other source under law.

19	Addresses And Notices

The Parties' addresses are as follows:

	Address	Electronic mail

Redhill Biopharma Ltd.	21 Ha’arba’a St., Tel Aviv 64739, Israel	ori@redhillbio.com

[Officer's Name]	__ ___________ St. ________	[____@_________]
Zip Code _______, P.O.B. ________

Any notice forwarded by one Party to the other in accordance or in connection with this Letter will be sent by registered mail and by electronic mail or hand delivered. A notice to be delivered to the Company should be delivered, as aforesaid, to two addresses. A notice which is hand delivered will be deemed to have reached its addressee on the actual date of delivery, provided that it is a business day and if it is not a business day, then on the first business day subsequently. A notice sent by registered mail will be deemed to have reached its addressee within three (3) business days from its dispatch, and a notice transmitted via electronic mail will be deemed to have reached its addressee on the date of transmitting the notice, subject to receipt of an electronic confirmation of the transmission thereof.

Confidential

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In Witness Whereof the Company Has Signed, via its duly authorized signatories.

Redhill Biopharma Ltd.

By: ________________	By:

Position: _________________	Position: ________________

Date: ________ _________, 201_	Date: ________ _________, 201_

Signature: __________________	Signature: __________________

I have read this Letter of Exemption and Indemnification thoroughly, I have fully understood its contents, and I confirm receipt of this Letter of Exemption and Indemnification and confirm my consent to all its provisions. I am aware that in respect of this Letter of Exemption and Indemnification, the Company's legal advice does not represent me and that I cannot rely thereon.

______________

Date: ________ _________, 201_

Signature: __________________

Confidential

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Exhibit 4.16

Unofficial translation into English.

Addendum

1.	To remove any doubt, all definitions, terms and expression in this Addendum, will have the same meaning imparted to them in the Letter of Exemption and Indemnification to which this Addendum is attached, unless expressly stated otherwise.

2.	Subject to the provisions of any law, you will be entitled to indemnity for any liability or expense imposed on you in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator's award approved by a Court, due to any act committed by you in the capacity of an officer in the Company, and/or any derivation of such act, in connection with the following events which at the discretion of the Company's Board Of Directors are anticipated in view of the Company's actual activity at the time of the issuance of the advance indemnity undertaking:

2.1	Issue of securities and/or listing them for trading on a stock exchange in Israel or abroad, including, without limitation to the foregoing, offering securities to the public under a prospectus, a private offering, an offer for sale, issue of bonus shares or offering of securities in any other manner whatsoever.

2.2	An event arising from the Company being a public company or arising from the fact that its shares were offered to the public or arising from the fact that the Company's shares are traded on a stock exchange in Israel or abroad.

2.3	A transaction within the meaning of Section 1 of the Companies Law, including negotiations to enter into a transaction or act, transfer, sale, lease, purchase or encumbrance of assets or liabilities (including securities) or granting or receiving any interest in any of the foregoing, obtaining credit and provision of securities, as well as any act directly or indirectly connected to such transaction, including disclosure of information and documents.

2.4	Resolutions and/or acts relating to approval of transactions with stakeholders, as such transactions are defined in Chapter 5 of Part VI of the Companies Law.

2.5	A report or notice submitted under the corporate laws, the securities laws, communications laws, tax laws, antitrust laws, labor laws or any other law compelling the Company to submit a report or a notice, including in accordance with rules or guidelines prevailing in a stock exchange in Israel or abroad, or in accordance with any law of another country regulating similar matters and/or refraining from submitting any report or notice as aforesaid.

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2.6	Adoption of the findings of external opinions for the purpose of the issuance of an immediate report, prospectus, financial statements or any other disclosure document.

2.7	Discussion and passing resolutions and discovery and disclosure in the Company's reports, including an evaluation with respect to the effectiveness of internal control and other issues incorporated in the report of the Company's Board Of Directors, as well as the issuance of statements and reference to the financial statements.

2.8	Preparation, editing, approval and execution of the financial statements, including the passing of resolutions as to the application of accounting principles and restatement in the financial statements.

2.9	Adoption of financial reporting in accordance with International Financial Reporting Standards (IFRS), and any act in connection therewith.

2.10	Events relating to the effecting of investments on the part of the Company in any corporations whatsoever.

2.11	A resolution as to distribution, as defined in the Companies Law, including a distribution with the court's approval.

2.12	A change in the Company's structure, a change in the Company's ownership, the Company's reorganization, the liquidation thereof, the sale of its assets or businesses (in whole or in part), or any resolution in respect thereof, including, without limitation to the generality of the aforesaid, a merger, spin off, a change in the Company's capital, establishment of subsidiaries, winding up or selling them, allocation or distribution.

2.13	Consolidation, change or revision of arrangements between the Company and the shareholders and/or holders of bonds and/or banks and/or creditors of the Company or of related corporations, including the preparation or revision of the trust deeds, bonds and outline and arrangement documents in general.

2.14	Acts relating to the issuance of licenses, permits or approvals, including approvals and/or exemptions in respect of restrictive trade practices.

2.15	Participation in and preparation of tenders.

2.16	A statement, declaration, including the expression of a position or opinion, vote and/or abstaining from voting, made in good faith by you as an officer in the course and by virtue of your capacity, such as in negotiations and contractual engagements with suppliers or customers, including within the framework of meetings of management, board of directors or any of its committees.

2.17	Any act in contravention of the Company's articles of association.

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2.18	Any act or resolution with respect to an employer-employee relationship including negotiations, contracting and implementation of personal or collective employment agreements, employees' benefits, including allocation of securities to employees.

2.19	Any act or resolution relating to safety at work and/or to terms of employment.

2.20	Acts in connection with conducting medical trials and/or product trials and/or the sale, distribution, licensing or use of such products.

2.21	Negotiations, contractual engagements and activation of insurance policies.

2.22	Consolidation of work plans, including pricing, marketing, distribution, guidelines to employees, to customers and to suppliers and collaboration with competitors.

2.23	Resolutions and/or acts relating to the environment and to public health, including hazardous materials.

2.24	Resolutions and/or acts relating to the Consumer Protection Law, 5741 – 1981 and/or orders and/or regulations by virtue thereof.

2.25	Acts relating to the Company's intellectual property and the protection thereof, including the registration or enforcement of intellectual property rights and their protection within claims in connection therewith.

2.26	Infringement of intellectual property rights of third parties, including, without limitation, patents, designs, breeders' rights, trademarks, copyright, and so forth.

2.27	Negotiations, execution and implementation of contracts of any nature or type with suppliers, distributors, agents, franchisers, marketers, importers, exporters, customers, etc. of the products or the services marketed and/or sold and/or supplied by the Company or used by it.

2.28	Negotiations, execution and implementation of contracts with manpower contractors, service contractors, construction contractors, refurbishing contractors, etc.

2.29	Reports, notices and submission of an application to State and other authorities.

2.30	Investigations on the part of State authorities.

2.31	Management of the bank accounts which the Company operates at banks and performance of transactions in such bank accounts, including with respect to transactions in foreign currency (including foreign currency deposits), securities (including resale transactions in securities and lending and borrowing of securities), loans and credit facilities, debit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures contracts, derivatives, swap transactions, and so forth.

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2.32	Realization of personal guarantees provided by the officer to the Company, as security for the Company's obligations and/or declarations.

2.33	Failure to maintain complete and/or proper due diligence procedures over the Company's investments, resulting in a loss of the investments in whole or in part and/or an adverse effect to the Company's businesses and/or breach of an undertaking vis-à-vis a third party.

2.34	Events and acts in connection with investments performed by the Company in various corporations, before or after effecting the investment, including for the purpose of entering into a transaction, its implementation, development, follow up and supervision.

2.35	Financial liability imposed on an officer in connection with acts in which he took part on behalf of the Company, vis-à-vis the various State institutions.

2.36	Financial liability imposed on an officer in connection with a claim by third parties against the officer due to deficient or misleading disclosure, in writing or verbally, to existing and/or potential investors in the Company, including in the event of the merger of the Company with another company.

2.37	Covering the excess insurance in the event of the activation of officers’ liability insurance.

2.38	Breach of the provisions of any agreement whatsoever to which the Company is a party.

2.39	An act relating to a tax liability of the Company and/or a subsidiary and/or shareholders of any of them.

2.40	Any of the foregoing events, in connection with the capacity of the officer in the Company by virtue of his capacity as an officer and/or employee and/or observer at meetings of competent organs of a related corporation.

2.41	Acts and omissions not covered by a Product insurance policy

2.42	Acts and omissions in connection with bodily injuries or property damage attributed to the Company and/or to an officer who has acted on its behalf.

2.43	Acts and omissions arising from failure to purchase appropriate insurance and/or to take sufficiently secure measures and/or negligence in risk management.

2.44	Any event and/or act that in respect of which indemnification may be made pursuant to the Improvement of Enforcement Proceedings in the ISA law (Legislative Amendments), 5771-2011.

* * *

17

Exhibit 4.17

RedHill Biopharma Ltd.

(the “Company”)

OPTION PLAN (2010)

Adopted by the Board of Directors on February 4, 2010,

As been amended from time to time

1.	Preamble.	2

2.	Administration of the Plan.	3

3.	[Reserved]	3

4.	Option Exercise Prices.	3

5.	Exclusivity of the Plan.	4

6.	Grant of the Options to the Trustee; Voting of Shares.	4

7.	Option or Share Purchase Agreement; Termination of Employment.	5

8.	Acceleration of an Option; Liquidation.	8

9.	Term of Options; Exercise.	9

10.	Additional Documents.	11

11.	Taxation.	12

12.	Dividends.	13

13.	Rights and/or Benefits arising out of the Employee/Employer Relationship and the Absence of an Obligation to Employ.	13

14.	Adjustments Upon Changes in Capitalization.	14

15.	Term, Termination and Amendment.	15

16.	Effectiveness of the Plan; Approvals.	15

17.	Release of the Trustee and the Attorney from Liability.	15

18.	Governing Laws.	15

APPENDICES

Appendix A:	Employee’s Notice to the Trustee as to Exercise of the Option (Section 9.2).

Appendix B:	Notice to the Company of Exercise of the Option by the Trustee (Section 9.2).

Appendix C:	Proxy and Power of Attorney (Section 10.2).

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1.	PREAMBLE

1.1	This plan, as amended from time to time, shall be known as the RedHill Biopharma Ltd. Option Plan (2010)” (the “Plan”). The purpose and intent of the Plan is to provide incentives to employees, directors and/or service providers including advisors of the Company and/or of subsidiaries and/or affiliated companies of the Company (each a “Related Company” and collectively, “Related Companies”) by providing them with the opportunity to purchase shares of the Company..

1.2	The Plan is intended to enable the Company to grant options under various and different tax regimes, including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Income Tax Ordinance”) or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (collectively, “Section 102”) and to designate them as either grants made through a trustee or not through a trustee; (ii) pursuant and subject to Section 3(i) of the Income Tax Ordinance; (iii) as “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (“Incentive Stock Options” and the “Code”, respectively); (iv) as options to U.S. residents, which would not qualify as Incentive Stock Options (“Non-Qualified Stock Options”); (v) to grantees in jurisdictions other than Israel and the United States; and (vi) as restricted shares.

The Company, however, does not warrant that the Plan will be recognized by the income tax authorities in any jurisdiction or that future changes will not be made to the provisions of applicable laws, or rules or regulations which are promulgated from time to time thereunder, or that any exemption or benefit currently available, whether pursuant to Section 102 or otherwise, will not be abolished.

1.3	The Board of Directors of the Company (the "Board") shall have the authority to make any requisite adjustments in the Plan and determine the relevant terms in any Agreement (as defined in Section 7 below) in order to comply with the requirements of any relevant tax regime. Furthermore, should any provision of Section 102 be amended, such amendment shall be deemed included in the Plan with respect to options granted in the context of Section 102. Where a conflict arises between any section of the Plan, the Agreement or their application, and the provisions of any relevant tax law, rule or regulation, whether relied upon for tax relief or otherwise, the Board in its sole discretion shall determine the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding.

1.4	The Plan contemplates the grant of option awards by the Company both as a private company and as a company whose shares are publicly-traded. In the event the Company’s shares should be registered for trading on the Tel Aviv Stock Exchange, the New York Stock Exchange, any other stock exchange or an electronic quotation system, whether in Israel, the USA or elsewhere, the options allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time. In such case, by means of a Board resolution, the Plan and the Agreements prepared pursuant hereto, may be amended as necessary to meet such requirements. In the event of a contradiction between any such amendment and the Plan’s provisions, the amendment shall prevail.

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2.	ADMINISTRATION OF THE PLAN

2.1	The Plan shall be administered by the Board and/or by any committee of the Board so designated by the Board. Any subsequent references herein to the Board shall also mean any such committee, if appointed and, unless the powers of the committee have been specifically limited by law or otherwise, such committee shall have all of the powers of the Board granted herein. Without derogating from the generality of the foregoing, the Board shall have the authority to designate grants made pursuant to Section 102 as either grants made through a trustee or not through a trustee and to determine (and from time to time change, subject to Section 102) the tax route applicable to options granted through a trustee pursuant to Section 102 (e.g., the capital gains route or the employment income route) and to make any other elections with respect to the Plan pursuant to applicable law. Subject to Sections 4 and 15, the Board shall have plenary authority to determine the terms and conditions of all options (which need not be identical), including, without limitation, the purchase price of the shares covered by each option, the identity of those to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, whether an option shall be granted pursuant to Section 102 or otherwise and when an option can be exercised and whether in whole or in installments. Subject to Section 15, the Board shall have plenary authority to construe and interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, grantees and their estates and beneficiaries.

2.2	Any directive or notice signed by a member of the Board shall constitute conclusive proof and authority for every act or decision of the Company.

2.3	No director or officer of the Company shall be personally liable or obligated to any grantee as a result of any decision made and/or action taken with respect to the Plan or its execution.

3.	[Reserved]

4.	OPTION EXERCISE PRICES

The consideration to be paid by a grantee for each share purchased by exercising an option (the “Option Exercise Price”) shall be as determined by the Board on the date of grant provided that the Option Exercise Price shall not be less than the nominal value of the shares subject to the option. The Option Exercise Price shall be denominated in the currency of the primary economic environment of, either the Company or the grantee (that is the functional currency of the Company or the currency in which the grantee is paid) as determined by the Company.

The Board may, in its discretion, grant to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new option having an Option Exercise Price lower than provided in the option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of this Plan provided that such new Option Exercise Price shall not be less than the nominal value of the shares subject to the new option.

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5.	EXCLUSIVITY OF THE PLAN

Unless otherwise determined by the Board in any particular instance as part of the Agreement, each grantee hereunder will be required to declare and agree that all prior agreements, arrangements and/or understandings with respect to options to purchase shares of the Company which have not actually been granted prior to execution of the Agreement shall be null and void and that only the provisions of the Plan and/or the Agreement shall apply.

Notwithstanding the above, the adoption of this Plan, by itself, shall not be construed as amending, modifying or rescinding any incentive arrangement previously approved by the Board or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

6.	GRANT OF THE OPTIONS TO THE TRUSTEE; VOTING OF SHARES

6.1	The Board shall appoint a trustee for the purposes of this Plan, which trustee shall be approved, with respect to grants designated as grants made through a trustee pursuant to Section 102, in accordance with Section 102 (the “Trustee”). The Trustee shall have all the powers provided by law, Section 102 and the Plan and shall act pursuant to the provisions thereof, as they shall apply from time to time. The Company shall pay the Trustee a fee as shall be agreed between the Trustee and the Company.

6.2	Unless otherwise determined by the Board, all option awards shall be issued by the Company in the name of the Trustee and the share certificates representing any shares issued pursuant to options exercised hereunder, and any and all other or additional rights deriving in connection therewith, if any, such as, but not limited to, bonus shares (share dividends) (“Additional Rights”), shall be issued by the Company in the name of the Trustee in trust for the designated grantee and shall be deposited with the Trustee, held by him or her and registered in his or her name in the register of members of the Company for such period as determined by the Board but, in the case of grants designated as grants made through a trustee pursuant to Section 102, not less than the period required, or approved, with respect thereto pursuant to Section 102, as shall be in effect from time to time (the “Lock-Up Period”).

Furthermore, and without derogating from the aforesaid or any other provision hereof, with respect to options granted which were designated as made through a trustee pursuant to Section 102: (i) they may not be sold until the end of the Lock-Up Period, unless otherwise allowed or determined by the Israeli tax authorities; and (ii) all Additional Rights will be subject to the same tax route applicable to the original option.

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6.3	Without derogating from the provisions of Sections 6.2 above or 6.7 below, and unless otherwise determined by the Board generally or in any particular instance, the shares issued with respect to any options granted hereunder and all Additional Rights, if any, will be held by the Trustee and registered in his name until the consummation of the initial public offering of the Company’s shares, pursuant to an effective registration statement, prospectus or similar document in Israel or such other jurisdiction as is determined by the Board (the “IPO”), after which time the grantee for whom they are being held may request their registration in his/her name and transfer to him/her subject to the provisions of Section 102, applicable laws and the Plan all as shall be in effect from time to time (e.g., payment of taxes, etc.). After the consummation of the IPO, options granted and designated as grants made through a trustee pursuant to Section 102 will be held by the Trustee and registered in his name in trust for the designated grantee, for not less than the Lock-Up Period.

6.4	Options granted hereunder shall not confer upon the holder thereof any of the rights of a shareholder of the Company with respect to the shares subject to such options until such shares are issued and registered in the name of the holder upon exercise of the options.

6.5	For as long as any shares are held by the Trustee or registered in his name or for as long as the certificates representing any shares are held by the Trustee, the Trustee alone shall be entitled to receive every notice to which a shareholder is entitled, or to demand any information, and any financial and/or other report to which a shareholder is entitled from the Company, and only he or whomever he shall designate pursuant to the Proxy and Power of Attorney referred to and as defined in Section 10.2 below (the “Attorney”), shall be entitled to exercise every other right of the shareholders vis-a-vis the Company including the right to participate in and to vote at all shareholders’ meetings. No grantee shall be entitled to exercise any of these rights as shareholder nor make any demand or request of the Trustee and/or of the Attorney in this regard.

6.6	Shares registered in the Trustee’s name shall be represented at all meetings of shareholders of the Company and shall be voted by the Trustee or the Attorney in the same manner, proportionately, as the other shareholders of the Company voting on such matter.
6.6	Nothing in the foregoing provisions shall derogate from the power of the Board to grant options to the Trustee otherwise than under the provisions of Section 102 or to grant options to grantees directly otherwise than through the Trustee or on terms which differ from those specified above or to approve the transfer of shares from the Trustee to the name of any grantee(s) upon such conditions as shall be determined by the Board.

7.	OPTION AGREEMENT; TERMINATION OF EMPLOYMENT

Unless otherwise determined by the Board, every grantee shall be required to sign an option agreement or other document as shall be determined by the Board, in the form approved by the Board (the “Agreement”).

The Agreement shall specify the type of option award granted and whether it constitutes an option pursuant to Section 102, and if so, under which regime, an option pursuant to Section 3(i) of the Income Tax Ordinance, an Incentive Stock Option, a Non-Qualified Stock Option or otherwise. The Agreement need not be identical with respect to each grantee. The following terms, however, shall apply to all options, unless expressly otherwise decided in respect of a particular option:

7.1	The Option Exercise Price shall be paid by the grantee to the Company no later than the date of exercise of the option unless otherwise determined in the Agreement.

7.2	The grantee shall have no right of first refusal to purchase shares of the Company which may be offered for sale by shareholders of the Company, and shall have no pre-emptive rights to purchase shares which are being allotted or shall in the future be allotted by the Company, to the extent any such rights otherwise exist.

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7.3	The option and/or the right to the option are personal and except insofar as is specified in this Plan, and, where applicable, subject to Section 102, may not be transferred, assigned, pledged, withheld, attached or otherwise charged either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the grantee the option may only be exercised by the designated grantee or, if granted to the Trustee, by the Trustee on behalf of the designated grantee. A note as to the provisions of this sub-section or a legend may appear on any document which grants the option and in particular in the Agreement, and also on any share certificate.

7.4	The right to exercise the option is granted to the Trustee on behalf of the grantee. Unless otherwise provided in the Agreement, vesting shall be in installments, gradually over a period of three (3) years from the date of grant of the option or such other period or periods as determined by the Board. Unless otherwise determined, at the conclusion of each period for the exercise of the option as determined in the Agreement (“Vesting Periods”), the option may, from time to time, be exercised in relation to part or all the shares allocated for that period in such manner that at the end of each year following the granting of the option the Trustee shall, in the absence of a contrary determination in the Agreement, be entitled to exercise on behalf of the grantee and at his or her request up to one third (1/3) of the shares subject to the option.

In addition, during each of the Vesting Periods, the option may be exercised in relation to all or part of the shares allocated for any previous Vesting Period in which the option was not fully exercised, provided, subject to the provisions of Section 7.6 hereof, that at the time of the exercise of the option the grantee has continued to be employed by or to serve as a director of or provide services to, the Company or a Related Company on a continual basis from the date of the grant thereof until the date of their exercise. After the end of the Vesting Periods and during the balance of the option period, the option may be exercised, from time to time, in relation to all or part of the shares which have not at that time been exercised and which remain subject to the option, subject to the provisions of Section 7.6 hereof and to any condition in the Agreement, if such exists, which provides a minimum number of shares with respect to which the option may be exercised and any provision which determines the number of times that the Trustee may send the Company notice of exercise on behalf of the grantee in respect of the option. The Board shall be entitled at any time to shorten the vesting schedule or any Vesting Period.

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7.5	The Board may determine at its sole discretion, that any grantee shall be entitled to receive the options, through the Trustee, pursuant to the provisions of this Plan or, subject to the provisions of Section 102 as relevant, directly in the name of the grantee, immediately upon execution of the Agreement or on such other date or dates as the Company has undertaken towards such grantee. In the event that a grantee is exempt from the Vesting Periods (pursuant to the provisions of Section 7.4), the Board shall be entitled, subject to the provisions of Section 102 as relevant, to determine that where the grantee does not comply with the conditions determined by the Board or ceases to be an employee of the Company or a Related Company, the Trustee, the Company or a Related Company shall have the right to repurchase the shares from the grantee for nominal or any other consideration paid by the grantee or as otherwise determined by the Board at the time of grant. The Board may set additional conditions to this right of repurchase, including the provision of appropriate arrangements for the monies which shall be available to the Trustee or a Related Company or others for the purpose of the repurchase and may set conditions with respect to the voting rights of the grantee, rights of first refusal or pre-emptive rights to purchase shares in the Company, to the extent such rights exist, the grantees right to receive reports or information from the Company, and the grantee’s right to a dividend in respect of shares which are subject to a right of reacquisition as aforesaid. For as long as the foregoing conditions of the Board (including a minimum period of employment as a condition for the lapse of the right to reacquisition) have not been complied with, the grantee shall not be entitled to sell or charge or transfer in any other manner the shares which are subject to the right of reacquisition. As security for the compliance with this undertaking the share certificate will be deposited with the Trustee who will release the same to the grantee only after the grantee becomes entitled to the shares and the same are not subject to any other restrictive condition.

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7.6 Termination of Employment

7.6.1	If a grantee ceases to be an employee, director or service provider (or, if relevant, an employee of a service provider) of the Company or a Related Company, other than: (i) by reason of death, disability (as determined by the Board in its absolute discretion) or retirement as provided in Section 7.6.3 below; or (ii) for Cause (as defined in Section 8.2 below) (at which time the option shall terminate immediately upon the earlier of such cessation or notice of cessation); the option shall remain exercisable for a period of ninety (90) days following the earlier of such cessation or notice of cessation (but only to the extent exercisable at termination of employment and not beyond the scheduled expiration date), unless the Agreement provides otherwise.

7.6.2	If the employment or the director or service-provider relationship of a grantee is terminated by reason of death, disability (as determined by the Board in its absolute discretion) or retirement after age 60 with the approval of the Board, the option shall remain exercisable for a period of twenty four (24) months following such termination (but only to the extent exercisable at termination of employment and not beyond the scheduled expiration date).

7.6.34	The Board may determine whether any given leave of absence constitutes a termination of employment. Options awarded under this Plan shall not be affected by any change of employment so long as the grantee continues to be an employee, director or service-provider, as applicable, of the Company or a Related Company.

7.6.4	Notwithstanding the foregoing, the Board may in its absolute discretion, extend the period of exercise of the option by a grantee or grantees for such time as it shall determine either with or without conditions.

8.	ACCELERATION OF AN OPTION; LIQUIDATION

8.1	Acceleration in the Event of Sale of Assets, Certain Mergers. In the event of: (i) a sale of all or substantially all of the assets of the Company; or (ii) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation and the continuing or surviving corporation (or, if such transaction is effected through a subsidiary, the parent of such continuing or surviving corporation), does not assume the option or substitute it with an appropriate option in the continuing or surviving corporation (or in the parent as aforesaid), then, notwithstanding any contrary Vesting Periods in any Agreement or in this Plan, and unless in each case: (A) the applicable Agreement provides otherwise; or (B) the Board determines otherwise, all of the outstanding options held by or for the benefit of any grantee whose vesting dates fall within the first twelve (12) months thereafter shall be accelerated and become vested and exercisable immediately prior to the consummation or closing of such proposed action.

8.2	Acceleration in the Event of a Significant Event. If a “Significant Event”, as defined below, shall occur, and the employment of a grantee with the Company or a Related Company is terminated by the Company or a Related Company within twelve (12) months thereafter, other than for “Cause” as defined below; and unless: (i) the applicable Agreement provides otherwise; or (ii) the Board determines otherwise, all of the outstanding options held by or for the benefit of any grantee whose vesting dates fall within the first twelve (12) months thereafter shall be accelerated and become immediately vested and exercisable.

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Each of the following shall be a “Significant Event”: a consolidation or merger of the Company with or into another corporation in which the Company is the continuing or surviving corporation or in which, if the Company is not the continuing or surviving corporation, the continuing or surviving corporation (or, if such transaction is effected through a subsidiary, the parent of such continuing or surviving corporation) assumes the option or substitutes it with an appropriate option in the surviving corporation (or in the parent as aforesaid).

The term “Cause” shall mean, for the purposes hereof, conviction (whether following trial, by plea of guilty or failure to contest prosecution) in a criminal proceeding of (i) a misdemeanor involving fraud, false statements or misleading omissions, embezzlement, bribery, forgery or extortion; or (ii) a felony; or (iii) an equivalent charge to those in (i) and (ii) above in jurisdictions which do not use those designations.

8.3	Liquidation; Merger. Unless otherwise determined by the Board, in the event of: (i) the proposed liquidation or dissolution of the Company; or (ii) a consolidation or merger as described in Section 8.1 (ii) above; all outstanding options (including, without limitation, any options accelerated pursuant to Section 8.1 above) will terminate and expire immediately upon to the consummation or closing of such proposed action. Without derogating from any other right or authority of the Board hereunder, the Board may, in connection with any proposed liquidation or dissolution, or in connection with any merger or consolidation as aforesaid, determine any other date and time upon which any outstanding option will terminate and may also provide for the acceleration and vesting of, and right to exercise, any option which would not otherwise be exercisable.

9.	TERM OF OPTIONS; EXERCISE

9.1	The term of each option shall be for such period as the Board shall determine, but not more than ten (10) years from the date of grant thereof or such shorter period as is prescribed in Section 7.6 or 8.3 hereof or, with respect to Incentive Stock Options, as prescribed in Section 4 above.

9.2	A grantee who desires that the Trustee exercise an option granted to the Trustee on his or her behalf shall so instruct the Trustee in writing in the form annexed hereto as Appendix A or in such other form as shall be approved by the Board from time to time. The notice shall be accompanied by, or specify the arrangements for, payment of the full Option Exercise Price of such shares as provided in the Agreement. The Company may require as a condition to the exercise of an option that the grantee pay or otherwise make arrangements to the Company’s satisfaction, for the payment of the tax and other obligatory payments applicable to him or her (including all sums payable arising out of or in connection with the Company’s obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. The Company may also require that the grantee provide or make such representations and agreements as to grantee’s investment intent and such other matters as the Company may deem necessary, advisable or appropriate at such time. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in the form annexed hereto as Appendix B or in such other form as shall be approved by the Board from time to time, whereupon the Company shall allot the shares in the name of the Trustee.

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9.3	A grantee who desires to exercise an option granted directly to him or her (and not through the Trustee) shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. As a condition for the exercise of the option, the grantee shall pay or otherwise make arrangements, to the Company’s and Trustee’s satisfaction, for the payment of the tax and other obligatory payments applicable to him or her (including all sums payable by the Company arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Company shall allot the shares in the name of the grantee.

9.4	Without limiting the foregoing, the Board may, with the consent of the grantee, from time to time cancel all or any portion of any option then subject to exercise, and the Company’s obligation in respect of such option may be discharged by: (i) payment to the grantee or to the Trustee on behalf of the grantee of an amount in cash equal to the excess, if any, of the Fair Market Value (as defined below) of the relevant shares at the date of such cancellation subject to the portion of the option so canceled over the aggregate Option Exercise Price of such shares; (ii) the issuance or transfer to the grantee or to the Trustee on behalf of the grantee of shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess; or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Board in its sole discretion.

For purposes hereof, the “Fair Market Value” of the Ordinary Shares shall mean, as of any date, the last reported sale price, on that date, of the Ordinary Shares of the Company on the principal securities exchange on which such shares are then traded, or, in the event that no sales of such shares took place on such date, the last reported sale price of such shares on such principal securities exchange on the most recent prior date on which a sale of shares took place; provided, however, that if such shares are not publicly traded on the date as of which Fair Market Value is to be determined, “Fair Market Value” of the Ordinary Shares shall mean the value as determined in good faith by the Board.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Income Tax Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of an Ordinary Share at the date of grant shall be determined in accordance with the average value of the Company’s shares in the thirty (30) trading days preceding the Date of Grant or in the thirty (30) trading days following the date of registration for trading, as the case may be.

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9.5	Exercise of options will not be permitted on the effective date for distribution of bonus shares, rights offering, distribution of a dividend, capital consolidation, capital split or capital reduction (all of the above will be: "Effective Date" and "Company Event", respectively).

If the Ex Date of a Company Event precedes the Effective Date of a Company Event, the exercise of options will not be permitted on the Ex Date as mentioned.

Ex Date - the first trading day, in which the securities are traded without the right to any payment under a Company Events.

10.	ADDITIONAL DOCUMENTS

10.1	Until the consummation of the IPO, the grantee shall provide any certificate, declaration or other document which the Company or the Trustee shall consider to be necessary or desirable whether pursuant to any law, whether local or foreign, or otherwise, including any undertaking on the part of the grantee not to sell his or her shares during any period which shall be required by an underwriter or investment bank or advisor of the Company for the purpose of any share issue, whether private or public (including lock-up and/or market stand-off arrangements and undertakings), and including any certificate or agreement which the Company shall require, if any, from the grantees as members of a class of shareholders, or any certificate, declaration or other document the obtaining of which shall be deemed by the Board or the Trustee to be appropriate or necessary for the purpose of raising capital for the Company, of merging the Company with or into another company (whether the Company is the surviving entity or not), or of reorganization of the Company, including, in the event of a consolidation or merger of the Company or any sale, lease, exchange or other transfer of all or substantially all of the assets or shares of the Company, for the sale or exchange, as the case may be, of any shares the grantee (or the Trustee on his or her behalf) may have purchased hereunder all as shall be deemed necessary or desirable by the Board or the Trustee.

As long as the options are registered in the Trustee’s name, the same shall be authorized to sign the grantee’s name and on his or her behalf on any of the aforesaid documentation. In the event that the options have been transferred into the name of the grantee, and he or she has refused to confirm any document required by the Company as aforesaid by placing his or her signature thereon, the Trustee shall be entitled, at the request of the Company, to sign any document in the name of the grantee and on his or her behalf.

10.2	In order to guarantee the aforesaid, and because the rights of the Company and the other shareholders are dependent thereon, the grantee shall, upon signing the Agreement and as a condition to the grant of any options hereunder, execute the Proxy and Power of Attorney attached hereto as Appendix C, or in such other form as shall be approved by the Board (the “Proxy and Power of Attorney”), irrevocably empowering the Trustee and/or the Attorney, until consummation of the IPO, to sign any document and take any action in his or her name as aforesaid, and the grantee shall have no complaint or claim against the Trustee and/or the Attorney in respect of any such signature or action, or in respect of any determination of the Trustee pursuant hereto, including pursuant to Sections 6.6 or 10.1 above. The grantee will authenticate his or her signature in the presence of a notary if he or she shall be asked to do so by the Company, in order to give full validity to the Proxy and Power of Attorney.

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11.	TAXATION

11.1	General

The grantee shall be liable for all taxes, duties, fines and other payments which may be imposed by the tax authorities (whether in Israel or abroad) and for every obligatory payment of whatever source (including, but not limited to, social security, health tax, etc., as may be applicable) in respect of the options (including, without limitation, upon the grant of the options, the exercise of the options, or the registration of the shares in the grantee’s name) or dividends or any other benefit in respect thereof and/or for all charges which shall accrue to the grantee, the Company, any Related Company and/or to the Trustee in connection with the Plan, the options, or any act or omission by the grantee or the Company in connection therewith or pursuant to any determination by the applicable tax or other authorities, including, without limitation, any such payments required to be made by the Company as the result of any sale by the grantee of shares which were designated as made through a trustee pursuant to Section 102 prior to the end of the Lock-Up Period. Notwithstanding the foregoing, if the Company elects the “employment income” route for options granted through a trustee pursuant to Section 102, the Company or the Related Company, as applicable, shall pay, at its expense, any social security payments payable by the employer with respect to options so granted to the extent required as a result of such choice.

11.2	Deduction at Source

The Company (including any Related Company) and/or the Trustee shall have the right to withhold or to require the grantee to pay an amount in cash or to retain or sell without notice Ordinary Shares in value sufficient to cover any tax or obligatory payment required by any governmental or administrative authority to be withheld or otherwise deducted and paid with respect to the options or the Ordinary Shares subject thereto (including, without limitation, upon their grant, exercise, issuance or sale or the registration of the Ordinary Shares in the grantee’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself for payment made) to the appropriate tax or other authority of an amount in cash equal to the amount of such Withholding Tax. Notwithstanding the foregoing, the grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company and/or the Trustee with funds sufficient to enable the Company and/or the Trustee to pay such Withholding Tax.

11.3	Certificate of Authorization of Assessing Officer

The Company (including any Related Company) or the Trustee shall at any time be entitled to apply to the Assessing Officer, and in the case of a grantee abroad, to any foreign tax authority, and to any other governmental or administrative authority for receipt of their certificate of authorization as to the amount of tax or other obligatory payments which the Company or any Related Company or the grantee or the Trustee is to pay to the tax or other authorities resulting from granting the options, or regarding any other question with respect to the application of the Plan.

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11.4	Security for Payment of Taxes

Without derogating from the above, the Company (including any Related Company) and/or the Trustee shall have the right to require that any grantee provide guarantees or other security to the Company’s satisfaction to guarantee the payment of any taxes or other obligatory payments which may be payable as a result of or in connection with the grant of an option, the exercise thereof, the registration of any options in the grantee’s name (including any sum payable arising out of or in connection with the Company’s obligations to deduct tax and other obligatory payments at source); and, with respect to options granted pursuant to Section 102 which were not designated as made through a trustee, if the grantee’s employment with the Company or any Related Company is terminated for any reason, the grantee will be obligated to provide the Company with a guarantee or other security to its satisfaction and at its discretion, to cover any tax obligations which may arise thereafter in connection with the disposition of the shares.

12.	DIVIDENDS

The Ordinary Shares issued as a result of the exercise of the options shall participate equally with the Company’s other Ordinary Shares in every cash dividend that shall be declared and distributed subject to the following provisions:

12.1	A cash dividend shall be distributed only to persons registered in the register of members as shareholders on the record date fixed for the distribution of the dividend.

12.2	A dividend with regard to shares that are registered in the name of the Trustee shall be paid to the Trustee, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee shall transfer the dividend to the grantees in accordance with instructions that he shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the grantee subject to the deduction of the applicable tax.

12.3	Without derogating from the provisions of Sections 11.2 and 12.2 hereof, the Company or the Trustee shall be entitled to set off and deduct at source from any dividend any sum that the grantee owes to the Company (including any Related Company) or the Trustee, whether under the Plan or otherwise, and/or any sum that the grantee owes to the tax or other authorities.

13.	RIGHTS AND/OR BENEFITS ARISING OUT OF THE EMPLOYEE/ EMPLOYER RELATIONSHIP AND THE ABSENCE OF AN OBLIGATION TO EMPLOY

13.1	No income or gain which shall be credited to or which purports to be credited to the grantee as a result of the Plan, shall in any manner be taken into account in the calculation of the basis of the grantee’s entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship. If, pursuant to any law, the Company or any Related Company, shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the grantee, the grantee shall indemnify the Company or any Related Company, against any expense caused to it in this regard.

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13.2	Nothing in the Plan shall be interpreted as obliging the Company or any Related Company to employ the grantee and nothing in the Plan or any option granted pursuant thereto shall confer upon any grantee any right to continue in the employment of the Company or any Related Company or restrict the right of the Company or any Related Company to terminate such employment at any time. The grantee shall have no claim whatsoever against the Company or any Related Company as a result of the termination of his or her employment, including, without limitation, any claim that such termination causes any options to expire and/or prevents the grantee from exercising the options and/or from receiving or retaining any shares pursuant to any agreement between him or her and the Company, or results in any loss due to an imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

14.	ADJUSTMENTS

Upon the occurrence of any of the following described events, a Grantee’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

14.1	In the event that the Company distributes a cash dividend, the effective date for the distribution thereof, will take place after the date of the allocation of the Options to the Trustee for a Grantee, but before the exercise or expiry of the Options, the exercise price shall be decreased in respect of each Option by the amount of the dividend per share. For the avoidance of doubt, under no circumstances will the exercise price be decreased to a price which is less then the nominal value of an ordinary share of the Company.

14.2	In the event that the Company distributes bonus shares, the effective date for the distribution of which takes place after the date of the allocation of the Options to the Trustee for the Grantee, but before the exercise or expiry of the Options, the number of Shares to which the Grantee is entitled upon the exercise of the Options shall increase by the number of the Shares that the Grantee would have been entitled to as bonus shares, had he exercised the Options prior to the effective date for the distribution of the bonus shares. The exercise price of each Option shall not vary as a result of the increase in the number of Shares to which the Grantee is entitled in the wake of the distribution of bonus shares.

14.3	If rights to acquire any securities whatsoever are offered to Company shareholders by way of rights, the Company shall act with a view that the number of Shares that each Grantee is entitled to upon the exercise of the Options will be adjusted multiplying it by the Benefit Ratio.

Benefit Ratio - the closing price of the stock exchange on the Last trading day before the Ex Date divided by the base price of the ex-rights stock.

14.4	In any event of division or consolidation of the Company’s share capital, or any other corporate capitalization event of a significantly similar nature, the Company shall effect such changes or adjustments as are required to prevent dilution or increase in a Grantee’s rights, pursuant to the Plan with respect to the number and class of the Shares in relation to the Options not yet exercised by the Grantee and/or the exercise price of each Option.

14.5	In any event of a merger, spin-off and/or any other structural change, Options which have been granted under this Plan, shall be replaced by, or converted to, an alternative option in the Company after such structural change, all at the absolute discretion of the Company’s Board.

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15.	TERM, TERMINATION AND AMENDMENT

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no option shall be granted after, the tenth anniversary of the date the Plan is adopted by the Board. The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable. Options granted prior to termination of the Plan may, subject to the terms of the Plan and any Agreement, be exercised thereafter. No amendment or modification of the Plan may, without the consent of the grantee to whom any option shall theretofore have been granted, adversely affect the rights of such grantee under such option.

16.	EFFECTIVENESS OF THE PLAN; APPROVALS

The Plan shall become effective as of the date determined by the Board. Notwithstanding the foregoing and Sections 3 and 15 above, in the event that approval of the Plan or any modification or amendment thereto by the shareholders of the Company is required under applicable law or pursuant to applicable stock exchange rules or regulations, such approval shall, to the extent possible, be obtained within the time required under the applicable law, rule or regulation. If such shareholder approval is required in connection with the application of specified tax treatments, the Company shall make reasonable efforts to obtain such approval within the required time.

17.	RELEASE OF THE TRUSTEE AND THE ATTORNEY FROM LIABILITY

In no event shall the Trustee or the Attorney be liable to any grantee under the Plan, or to a purchaser of shares from any grantee with respect to any act which has been or will be carried out in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The grantee will be required to covenant upon signing the Agreement that he or she will not make any claim against the Trustee or the Attorney in any manner whatsoever and on any ground whatsoever and that he or she will expressly agree that if the Trustee or the Attorney are sued by them, then the Trustee or the Attorney shall be entitled by virtue of this Section alone to apply to the court for dismissal of the action against them with costs.

18.	GOVERNING LAWS

The Plan and all instruments issued thereunder shall be governed by and construed in accordance with the laws of the State of Israel, subject to the provisions of the Code with respect to Incentive Stock Options and, in the event of any ambiguity or conflict, the provisions hereof shall be so construed and applied as to give effect to the intention that any Incentive Stock Option granted will qualify as such under Section 422 of the Code.

*               *               *

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RedHill Biopharma Ltd.

Appendix A

to

RedHill Biopharma Ltd.’s Employee Option Plan (2010)

(Section 9.2)

NOTICE OF EXERCISE

Date: ______________

The Trustee under the RedHill Biopharma Ltd.

Employee Option Plan (2010) (the “Plan”)

Dear Sirs,

Re: Notice of Exercise

I hereby wish to inform you that it is my desire that of the Option which was granted to you on ________ to acquire ______ (________) Ordinary Shares of RedHill Biopharma Ltd. (the “Company”) on my behalf, you exercise and acquire on my behalf ______ (________) of the Ordinary Shares subject to the said Option at a price of ____ per share, all in accordance with the Plan.

Attached to this Notice is a check in the amount of ________ ( ________) as payment for the abovementioned shares.

I am aware that all the shares shall be allotted to you, registered in your name and that you shall hold all the share certificates representing such shares.

Likewise, I am aware of and agree to all the other provisions of the Plan and applicable law.

Yours sincerely,

_______________
Employee’s name

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RedHill Biopharma Ltd.

Appendix B

to RedHill Biopharma Ltd.’s Employee Option Plan (2010)

(Section 9.2)

NOTICE OF EXERCISE

Date: ______________

RedHill Biopharma Ltd.

___________

___________

Dear Sirs,

Re: Notice of Exercise

Please be advised that I hereby exercise ________ (________) of the shares of Ordinary Shares subject to the Option which was granted to me on behalf of __________ on ________ to acquire ________ (________) shares of Ordinary Shares of RedHill Biopharma Ltd., at a price of ____ per share, all in accordance with the Plan.

Attached to this Notice is a check in the amount of ________ ( ________) as payment for the abovementioned shares.

Yours sincerely

______________

The Trustee

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RedHill Biopharma Ltd.

Appendix C

to RedHill Biopharma Ltd.’s Option Plan (2010)

(Section 10.2)

IRREVOCABLE PROXY AND POWER OF ATTORNEY

I, the undersigned, ________ , hereby appoint [                  ] or whomever shall replace it as trustee pursuant to RedHill Biopharma Ltd.’s Option Plan (2010) (the “Trustee” and the “Plan”, respectively) or whomever the Trustee shall designate (the Trustee and/or such designee shall be referred to hereafter as the “Attorney”) as my proxy to participate and vote (or abstain) for me and on my behalf as the Attorney at his sole discretion shall deem appropriate, on all matters and at all meetings of shareholders (whether ordinary, extraordinary or otherwise), of RedHill Biopharma Ltd. (the “Company”), on behalf of all the options of the Company held by the Trustee on my behalf and hereby authorize and grant a power of attorney to the Attorney as follows:

I hereby authorize and grant power of attorney to the Attorney for as long as any options which were allotted or granted on my behalf are held by the Trustee or registered in his name, or for as long as the certificates representing any shares are held by the Trustee, to exercise every right, power and authority with respect to the options and to sign in my name and on my behalf any document (including any agreement, including a merger agreement of the Company or an agreement for the purchase or sale of assets or shares (including the shares of the Company held on my behalf) and any and all documentation accompanying any such agreements, such as, but not limited to, resolutions, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the options or to the rights which they represent in the Company in as much as the Attorney shall deem it necessary or desirable to do so. In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to the Attorney to sign any document as aforesaid and any affidavit or approval (such as any waiver of rights of first refusal to acquire shares which are offered for sale by other shareholders of the Company and/or any waiver of any preemptive rights to acquire any shares being allotted by the Company, in as much as such rights shall exist pursuant to the Company’s Articles of Association as shall be in existence from time to time) and/or to make and execute any undertaking in my name and on my behalf if the Attorney shall, at his sole discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Company, whether private or public (including lock-up and/or market stand-off arrangements and undertakings), whether in Israel or abroad, for purposes of a merger of the Company with or into another entity, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company or for purposes of any purchase or sale of assets or shares of the Company.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

This Proxy and Power of Attorney may be revoked after the consummation of the initial public offering of the Company’s shares, pursuant to an effective registration statement, prospectus or similar document in Israel or such other jurisdiction as is determined by the Board of Directors of the Company and shall be irrevocable until such time as the rights of the Company and the Company’s shareholders are dependent hereon. The revocation or expiration of this Proxy and Power of Attorney shall in no manner effect the validity of any document (as aforesaid), affidavit or approval which has been signed or given as aforesaid prior to the revocation or expiration hereof and in accordance herewith.

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This Proxy and Power of Attorney shall also apply to all options in other entities granted to or on behalf of the undersigned and held by the Trustee in consideration or in exchange for, or by virtue of, any options of the Company in connection with any consolidation, merger, spin-off or like transaction with respect to the Company, and the term “Company” when used herein shall include any other such entity.

IN WITNESS WHEREOF, I have executed this Proxy and Power of Attorney on the __ day of ________, ____.

__________________

Name:

I.D. Number:

CONFIRMATION

I, the undersigned, ________, hereby confirm the signature of ________ which appears above.

_________________

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Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of RedHill Biopharma Ltd. of our report dated September 12, 2012, relating to the financial statements of RedHill Biopharma Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Auditors” in such Registration Statement.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
September 12, 2012	Certified Public Accountants (Isr)
A member firm of PricewaterhouseCoopers International Limited